Form 10-K, Exhibit 13
period 1995-12-31
CNB FINANCIAL CORP/PA
filed 1996-03-29
CIK 736772

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
(in thousands, except for per share data)


FOR THE YEAR                                             1995              1994
                                                         ----              ----
Interest Income...................................   $ 21,418          $ 19,168
Interest Expense..................................      9,223             7,225
Net Interest Income...............................     12,195            11,943
Net Income........................................      3,817             3,709
Dividends Paid....................................      1,998             1,861

AT YEAR END

Assets............................................   $297,523          $269,698
Loans (less unearned).............................    200,038           181,789
Deposits..........................................    255,787           230,641
Shareholders' Equity..............................     37,543            34,515

PER SHARE DATA

Net Income........................................      $2.22             $2.15
Dividends Paid....................................       1.16              1.08
Book Value of Equity End of Year..................      21.79             20.03

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TABLE OF CONTENTS

Financial Highlights.........................................................  1
Letter to Shareholders.......................................................  2
Market Area and Financial Graphs.............................................  3
Consolidated Statements of Condition.........................................  4
Consolidated Statements of Income............................................  5
Consolidated Statements of Cash Flows........................................  6
Consolidated Statements of Changes
     in Shareholders' Equity.................................................  7
Notes to Consolidated Financial Statements................................... 10
Report of Independent Auditors............................................... 16
Maturity Distribution........................................................ 17
Quarterly Summary of Earnings................................................ 17
Selected Financial Data - Five Year Comparison............................... 18
Management's Discussion and Analysis......................................... 20
Services for Industry & Consumer............................................. 25
Board of Directors........................................................... 26
Officers..................................................................... 27
Shareholder Information
     and Corporate Description............................................... 28
--------------------------------------------------------------------------------

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report


TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

     The hallmark of quality banking lies within distinguishing characteristics of service, loyalty and success. CNB Financial Corporation and County National Bank focus on these components to achieve goals and objectives in satisfying customers and investors alike, service to a broad base of retail customers, businesses and corporate entities as depositors and borrowers; loyalty to a growing shareholder base and a dedicated staff; success in growth and earnings power to support the many communities we serve in central and north central Pennsylvania.

NET PROFITS this year grew to a record $3.82 million. Net interest income, after loan loss provision, increased by $399 thousand. Service charges, trust revenue, investment gains and all other income contributed to the effort by an increase of $433 thousand for combined income increases to $830 thousand. Operating expenses increased by a total of $686 thousand while federal income taxes went up $36 thousand. This resulted in a measure of average asset return of 1.36%.

PER SHARE EARNINGS translate to $2.22 or $0.07 over the prior year, a 3.25% increase. A little over 50% of the earning per share were distributed in a total cash dividend of $1.16 yielding an annual return of 3.93%. The remaining $1.06 per share accrued to the capital account as retained earnings.

EQUITY CAPITAL, at the primary measure, of 12.62% is at the top of our peer comparison for bank holding companies in the state. At $37.5 million this capital provides safety for depositors, equity for investors, maximum lending ability and relief from regulatory burden, It also affords necessary support for asset expansion through growth and acquisition.

ASSETS closed at $297.5 million this year and grew by $27.8 million over 1994. This 10.3% gain represents the single best percentage increase in a decade. New competitive deposit products fostered this asset growth supporting increases in profitable loan activity as did our successful entrance into Bradford, McKean County.

DEPOSITS, our main source of overall growth, increased by 10.8% to $255 million. A combination of aggressive pricing, new products and the enlargement of our banking market were responsible for this accomplishment. This growth compares favorably to the 3.7% total growth in all FDIC insured institutions nationally. These institutions saw even lesser cumulative growth rates of 2.2% in aggregate deposits from 1991 through 1995. During these same five years CNB managed a 15% cumulative growth rate throughout this slow growth period.

LOANS at $203.7 million represent our best use of deposit funds and income generator. Loans at year end stood at 80% of deposits. We consider this a very safe margin especially when analyzed relative to our excellent nonperforming ratio of .04% and low percent of loan losses.

TRUST AND ASSET MANAGEMENT division closed the year with $71.6 million of managed assets. This represents 350 individual and corporate trusts, guardianships, estates and retirement plans. This fiduciary planning and estate management service generated income revenue of $529 thousand for the year. This service group or trust department is now housed at 7 South Second Street, Clearfield, in a major section of County National Bank's expanded facilities. From this location they are easily available to the public and the Bank through new comfortable and secure accesses.

NEW FOR 1996 we see electronic banking, additional branch offices and growing market areas. There are plans for a spring open house at our expanded and remodeled headquarters in Clearfield. Here you will see state-of-the-art banking systems and operational designs to transcend the past and prepare for our future.

THE BOARD OF DIRECTORS, management and staff encourage you to study the detail contained within this report as it is our opportunity to account for and illustrate the effort behind maximizing shareholder value. For questions this report will generate, please feel free to call or stop by for a personal discussion.


                Sincerely,
                CNB Financial Corporation

                /s/ James P. Moore

                James P. Moore
                President and Chief Executive Officer


                County National Bank

                /s/ William F. Falger

                William F. Falger
                President and Chief Executive Officer


                December 31, 1995

CNB Financial Corporation and Subsidiary
1995 Annual Report

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands)                                                                           December 31
                                                                                  ------------------------
                                                                                      1995            1994
                                                                                  --------        --------
ASSETS
Cash and Due from Banks (Note 2)..............................................    $  9,110        $  9,390
Deposits with Other Banks.....................................................          19              18
Federal Funds Sold............................................................       3,200             325
Investment Securities Available for Sale......................................      51,007          37,361
Investment Securities Held to Maturity, fair value of $25,540 at
   December 31, 1995 and $33,888 at December 31, 1994.........................      24,921          33,953
Loans (Note 4)................................................................     203,706         184,785
   Less: Unearned Discount....................................................       3,668           2,996
        Allowance for Loan Losses (Note 5)....................................       2,145           2,033
                                                                                  --------        --------
   NET LOANS..................................................................     197,893         179,756
Premises and Equipment, Net (Note 6)..........................................       7,782           5,143
Accrued Interest and Other Assets.............................................       3,591           3,752
                                                                                  --------        --------
   TOTAL ASSETS...............................................................    $297,523        $269,698
                                                                                  ========        ========

LIABILITIES
Deposits: (Note 7)
   Non-interest Bearing Deposits..............................................    $ 25,705        $ 28,046
   Interest Bearing Deposits..................................................     230,082         202,595
                                                                                  --------        --------
   TOTAL DEPOSITS.............................................................     255,787         230,641
Other Borrowings (Note 8).....................................................       2,846           3,685
Accrued Interest and Other Liabilities........................................       1,347             857
                                                                                  --------        --------
   TOTAL LIABILITIES..........................................................     259,980         235,183
                                                                                  --------        --------
SHAREHOLDERS' EQUITY
Common Stock $4.00 Par Value
Authorized 2,500,000 Shares
Issued 1,728,000 Shares.......................................................       6,912           6,912
Retained Earnings.............................................................      30,143          28,324
Treasury Stock, At Cost (5,166 Shares)........................................        (100)           (100)
Net Unrealized Gains (Losses) on Securities Available for Sale................         588            (621)
                                                                                  --------        --------
   TOTAL SHAREHOLDERS' EQUITY.................................................      37,543          34,515
                                                                                  --------        --------
   TOTAL LIABILITIES & SHAREHOLDERS' EQUITY...................................    $297,523        $269,698
                                                                                  ========        ========

       The accompanying notes are an integral part of these statements.

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)                                                        Year ended December 31,
                                                                                   ----------------------------------------
                                                                                      1995            1994             1993
                                                                                   -------         -------          -------
INTEREST INCOME
Loans including Fees..........................................................     $16,849         $14,813          $13,568
Deposits with Banks...........................................................           1              91              243
Federal Funds Sold............................................................          81              43               89
Other Short Term Investments..................................................          --              --               24
Investment Securities:
   Taxable Securities which are Available for Sale............................       2,249           1,807               --
   Tax-Exempt Securities which are Available for Sale.........................         372              46               --
   Taxable Securities being Held to Maturity..................................       1,015           1,176            3,586
   Tax-Exempt Securities being Held to Maturity...............................         851           1,192            1,480
                                                                                   -------         -------          -------
   TOTAL INTEREST INCOME......................................................      21,418          19,168           18,990

INTEREST EXPENSE
Deposits......................................................................       8,946           6,986            7,564
Borrowed Funds................................................................         277             239               32
                                                                                   -------         -------          -------
   TOTAL INTEREST EXPENSE.....................................................       9,223           7,225            7,596
                                                                                   -------         -------          -------
   Net Interest Income........................................................      12,195          11,943           11,394
   Provision for Loan Losses (Note 5).........................................         380             525              525
                                                                                   -------         -------          -------
   Net Interest Income After Provision for
      Loan Losses.............................................................      11,815          11,418           10,869
OTHER INCOME
Fiduciary Commissions and Fees................................................         529             456              445
Service Charges - Deposit Accounts............................................         616             412              293
Other Service Charges and Fees................................................         411             245              222
Security Gains................................................................         146              --               --
Gain on Sale of Loans.........................................................          53              45               --
Other Operating Income........................................................         188             352              297
                                                                                   -------         -------          -------
   TOTAL OTHER INCOME.........................................................       1,943           1,510            1,257
OTHER EXPENSES
Salaries......................................................................       3,615           3,297            3,131
Employee Benefits.............................................................       1,210           1,155            1,078
Net Occupancy Expense of Premises.............................................       1,119           1,060              977
Other Operating Expenses......................................................       2,824           2,570            2,544
                                                                                   -------         -------          -------
   TOTAL OTHER EXPENSES.......................................................       8,768           8,082            7,730
                                                                                   -------         -------          -------
Income before income taxes and cumulative effect of
  change in accounting principle..............................................       4,990           4,846            4,396
Applicable Income Taxes.......................................................       1,173           1,137            1,051
                                                                                   -------         -------          -------
Income before cumulative effect of change in
   accounting principle.......................................................       3,817           3,709            3,345
Cumulative effect of change in accounting principle...........................          --              --              226
                                                                                   -------         -------          -------
Net Income....................................................................     $ 3,817         $ 3,709          $ 3,571
                                                                                   =======         =======          =======

EARNINGS PER SHARE, BASED ON WEIGHTED
AVERAGE SHARES OUTSTANDING (1)
Income before cumulative effect of accounting change..........................     $  2.22         $  2.15          $  1.93
Cumulative effect of change in accounting principle...........................          --              --             0.13
                                                                                   -------         -------          -------
Net Income....................................................................     $  2.22         $  2.15          $  2.06
Cash Dividends Per Share......................................................     $  1.16         $  1.08          $  1.05

(1) Per share amounts and average shares outstanding have been restated to reflect a two-for-one split of common stock effected in the form of a 100 percent stock dividend distributed in 1993.

       The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiary
1995 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)                                                                               Year ended December 31,
                                                                                  -----------------------------------------
                                                                                      1995            1994             1993
                                                                                  --------        --------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income....................................................................    $  3,817        $  3,709        $   3,571
Adjustments to reconcile net income to
  net cash provided by operations:
    Cumulative effect of change in accounting principle.......................          --              --             (226)
    Provision for loan losses.................................................         380             525              525
    Depreciation..............................................................         505             455              451
    Amortization and accretion of net deferred loan fees......................        (236)           (115)            (141)
    Amortization and accretion of premiums and discounts
      on investments..........................................................         278             371              402
    Deferred taxes............................................................         (37)            (29)            (283)
    Security Gains............................................................        (146)             --               --
    Gain on Sale of Loans.....................................................         (53)            (45)              --
    Other.....................................................................          --             (81)              --
Changes in:
  Interest receivable.........................................................        (169)            (92)             383
  Other assets................................................................        (200)            (21)            (146)
  Interest payable............................................................          56              47             (247)
  Other liabilities...........................................................         434            (208)             267
                                                                                   -------         -------          -------
Net cash provided by operating activities.....................................       4,703           4,516            4,556

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of:
    Investment securities.....................................................      17,748          11,424           35,425
    Securities available for sale.............................................      17,702          14,195               --
  Proceeds from sales:
    Proceeds from the sale of securities available for sale...................         358              --               --
    Proceeds from the sale of loans...........................................       4,738           3,243               --
  Purchase of:
    Investment securities.....................................................      (9,025)         (1,804)         (17,983)
    Securities available for sale.............................................     (29,728)        (14,965)              --
  Net principal disbursed on loans............................................     (23,108)        (17,208)         (18,394)
  Redemption (Purchase) of Federal Home Loan Bank Stock.......................         (14)             20             (812)
  Purchase of premises and equipment..........................................      (3,144)         (1,237)            (304)
  Proceeds from the sale of foreclosed assets.................................          56             355              342
                                                                                   -------         -------          -------
Net cash used in investing activities.........................................     (24,417)         (5,977)          (1,726)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in:
    Checking, money market and savings accounts...............................      19,495           1,825            1,759
    Certificates of deposit...................................................       5,651           2,490          (11,320)
    Other borrowed funds......................................................        (819)           (771)             153
  Cash dividends paid.........................................................      (1,998)         (1,861)          (1,808)
  Proceeds from Federal Home Loan Bank advances...............................          --             540            1,916
  Principal Reduction in Federal Home Loan Bank advances......................         (20)             --               --
                                                                                   -------         -------          -------
Net cash (used in) provided by financing activities...........................      22,309           2,223           (9,300)
                                                                                   -------         -------          -------
Net (decrease) increase in cash and cash equivalents..........................       2,595             762           (6,470)
Cash and cash equivalents at beginning of year................................       9,715           8,953           15,423
                                                                                   -------         -------          -------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................................     $12,310         $ 9,715          $ 8,953
                                                                                   =======         =======          =======

NONCASH INVESTING ACTIVITIES
Increase in net unrealized gains (loss) on securities available for sale......   $   1,209        $    765         $     --
Real estate acquired in settlement of loans...................................         142              51              325

       The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiary
1995 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
(in thousands)

                                                                                                     NET UNREALIZED
                                                                                                    GAINS (LOSSES) ON
                                                            ADDITIONAL                                 SECURITIES         TOTAL
                                                               PAID-IN     RETAINED    TREASURY         AVAILABLE      STOCKHOLDERS'

                                            COMMON STOCK       CAPITAL     EARNINGS     STOCK           FOR SALE         EQUITY
                                            ----------------------------------------------------------------------------------------

Balance December 31, 1992.................       $3,456        $2,036      $26,133       $(100)                 --          $31,525
    Net Income for 1993...................                                   3,571                                            3,571
    Cash Dividend Declared................                                  (1,808)                                          (1,808)

    Transfer to Reflect Two-For-One
      Stock Split.........................        3,456        (2,036)      (1,420)
                                            ----------------------------------------------------------------------------------------

Balance December 31, 1993.................        6,912            --       26,476        (100)                 --           33,288
    Net Income for 1994...................                                   3,709                                            3,709
    Cash Dividend Declared................                                  (1,861)                                          (1,861)

    Net Unrealized Losses on Securities
      Available for Sale..................                                                                    (621)            (621)

                                            ----------------------------------------------------------------------------------------

Balance December 31, 1994.................        6,912            --       28,324        (100)               (621)          34,515
    Net Income for 1995...................                                   3,817                                            3,817
    Cash Dividend Declared................                                  (1,998)                                          (1,998)

    Net Unrealized Gains on Securities
      Available for Sale..................                                                                   1,209            1,209
                                            ----------------------------------------------------------------------------------------

Balance December 31, 1995.................       $6,912        $   --      $30,143       $(100)             $  588          $37,543
                                            ========================================================================================


       The accompanying notes are an integral part of these statements.
     ----------------------------------------------------------------------

CNB Financial Corporation and Subsidiary
1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION:

     CNB Financial Corporation (the "Corporation"), headquartered in Clearfield, Pennsylvania, provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the "Bank") to individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services and customers. The Corporation is also subject to examinations by Federal regulators. The Corporation's market area is in the northern central region of the state of Pennsylvania.

BASIS OF FINANCIAL PRESENTATION

     The financial statements are consolidated to include the accounts of the Corporation and its wholly owned bank subsidiary. These statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     Use of estimates in preparing the consolidated statements to conform with generally accepted accounting practices requires Management to make estimates and assumptions which affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from such estimates.

LOANS:

     Interest income with respect to loans is accrued on the principal amount outstanding, except on certain installment loans on which interest income is recognized over their terms using methods which approximate level yields. The Bank discontinues the accrual of interest when the interest or principal is 90 days past due, unless the loan is in the process of collection and no loss of interest is anticipated. Loan fees and certain direct origination costs are deferred and the net amount amortized as an adjustment to the related loan yield over the respective lives of the loans.

ALLOWANCE FOR LOAN LOSSES:

     The allowance for loan losses is established through provisions for loan losses which are charged against income. Loans which are deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance account.

     Management determines the adequacy of the reserves based on historical patterns of charge-offs and recoveries, industry experience, and other qualitative factors relevant to the collectability of the loan portfolio. While management believes that the allowance is adequate to absorb estimated potential loan losses, future adjustments may be necessary in circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

INVESTMENT SECURITIES:

     At the time of acquisition, Management classifies debt securities as either held to maturity, available for sale or trading securities. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt securities that the Corporation does not have the positive intent and ability to hold to maturity, and all marketable equity securities, are classified as available for sale or trading and carried at fair value. Unrealized gains and losses, net of tax, on securities classified as available for sale will be carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading will be reported in earnings. Management did not classify any debt or equity securities as trading.

     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for the amortization of premiums and the accretion of discounts to maturity or, in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Such amortization is included in interest income from investments. Realized gains and losses and declines in value judged to be other than temporary are included in other income. The cost of securities sold is based on the specific identification method.

PREMISES AND EQUIPMENT:

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is computed principally by the straight line method over the estimated useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over useful lives of the leasehold improvements or the term of lease, whichever is shorter. Maintenance, repairs and minor renewals are charged to expense as incurred.

OTHER ASSETS:

     Other assets include real estate acquired through foreclosure or in settlement of debt and is stated at the lower of the carrying amount of the indebtedness or fair market value, net of selling costs.

TREASURY STOCK:

     The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

TRUST INCOME:

     Trust income is recorded on a cash basis which approximates accrual basis. For Federal income tax purposes the income earned in the current period to be collected in a future period is estimated and used in the current period tax calculation.

EARNINGS PER SHARE:

     Earnings per share is calculated on the weighted average number of common shares outstanding during the year.

CASH AND CASH EQUIVALENTS:

     For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, and Federal funds sold.

RECLASSIFICATIONS:

     Certain prior year amounts have been reclassified for comparative purposes.

2.  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 1995, was approximately $1,343,580, which was maintained in vault cash.

3.  INVESTMENT SECURITIES

     Investment securities at December 31, 1995 and 1994 were as follows (in thousands):

                                                                                         DECEMBER 31, 1995
                                                                ---------------------------------------------------------------
                                                                                          UNREALIZED
                                                                AMORTIZED           -----------------------             MARKET
                                                                COST                GAINS             LOSSES            VALUE
                                                                ---------------------------------------------------------------
Securities available for sale:
  U.S. Treasury.............................................    $11,500             $   99            $  5              $11,594
  U.S. Government agencies
    and corporations........................................     24,527                271             106               24,692
  Obligations of States and
    Political Subdivisions..................................     11,155                289              10               11,434
  Other Debt Securities.....................................      1,528                 17               5                1,540
  Marketable Equity Securities..............................      1,405                342              --                1,747
                                                                ---------------------------------------------------------------
                                                                $50,115             $1,018            $126              $51,007
                                                                ===============================================================
Securities to be held to maturity:
  U.S. Government agencies
    and corporations........................................      1,989                 18              --                2,007
  Obligations of States and
    Political Subdivisions..................................     11,251                439               5               11,685
  Other Debt Securities.....................................     11,681                183              16               11,848
                                                                ---------------------------------------------------------------
                                                                $24,921             $640              $  21             $25,540
                                                                ==============================================================

                                                                                         DECEMBER 31, 1994
                                                                ---------------------------------------------------------------
                                                                                          UNREALIZED
                                                                AMORTIZED           -----------------------             MARKET
                                                                COST                GAINS             LOSSES            VALUE
                                                                ---------------------------------------------------------------
Securities available for sale:
  U.S. Treasury.............................................    $15,528             $  --             $280              $15,248
  U.S. Government agencies
    and corporations........................................     18,233                10              688               17,555
  Obligations of States and
    Political Subdivisions..................................      1,735                 4               61                1,678
  Other Debt Securities.....................................      1,958                --               87                1,871
  Marketable Equity Securities..............................        816               210               17                1,009
                                                                ---------------------------------------------------------------
                                                                $38,270             $  224            $1,133            $37,361
                                                                ===============================================================
Securities to be held to maturity:
  U.S. Government agencies
    and corporations........................................         --                 --              --                  --
  Obligations of States and
    Political Subdivisions..................................     16,845                360             241               16,964
  Other Debt Securities.....................................     17,108                 17             201               16,924
                                                                ---------------------------------------------------------------
                                                                $33,953             $  377            $442              $33,888
                                                                ===============================================================

     Other debt securities include corporate notes and bonds, collateralized mortgage obligations and asset-backed securities.

     On December 31, 1995 investment securities carried at $11,583,000 were pledged to secure public deposits and for other purposes as provided by law.

    The following is a schedule of the contractual maturity of investments except marketable equity securities, at December 31, 1995 (in thousands):

                                                    CARRYING VALUE    MARKET VALUE
                                                    --------------    ------------
1 year or less...............................          $13,824          $13,905
1 year-5 years...............................           41,061           41,644
5 years-10 years.............................           14,818           15,308
After 10 years...............................            2,400            2,403
                                                    ------------------------------
                                                        72,103           73,260
                                                    ------------------------------

Collateralized Mortgage Obligations
  and Other Asset-backed
  Securities.................................            1,528            1,540
                                                    ------------------------------
    Total Investment Securities..............          $73,631          $74,800
                                                    ==============================

     Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

CNB Financial Corporation and Subsidiary
1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LOANS

    Total Loans at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                                           1995           1994
                                                         --------       --------
Commercial, Financial and Agricultural.............      $ 49,643       $ 40,643
Residential Mortgage...............................        78,111         68,907
Commercial Mortgage................................        30,658         31,039
Installment........................................        45,294         44,196
                                                         --------       --------
                                                         $203,706       $184,785
                                                         ========       ========

     In the ordinary course of business, the Bank has transactions, including loans, with it's officers, directors and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal risks. The aggregate of such loans totaled $6,818,000 in 1995 and $7,383,000 at December 31, 1994. During 1995, $23,119,000 of new loans were made and repayments totaled $23,684,000.

     The Bank`s outstanding loans and related unfunded commitments are primarily concentrated within Central Pennsylvania. The Bank attempts to limit concentrations within specific industries by utilizing dollar limitations to single industries or customers, and by entering into participation agreements with third parties. No specific industry concentration exceeded 10 percent of total loans outstanding. Collateral requirements are established based on management`s assessment of the customer.

     Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These standards address the accounting for certain loans when it is probable that all the amounts due pursuant to the contractual terms of the loan will not be collected. Impairment is measured based on either the present values of the expected future cash flows using the initial effective interest rate on the loan, the observable market price of the loan, or the value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for possible loan losses. Impaired loans consist of non-homogeneous loans, which based on Management's evaluation of current information and events, it has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory purposes, including nonaccrual and restructured loans, in determining impaired loans.

     The recorded investment in loans that are considered impaired under SFAS No. 114 was $819,000 (of which $114,000 were on nonaccrual status and $957,000) at December 31, 1995 and 1994. Included in this year's amount is $705,000 of impaired loans that as a result of a write-down do not have an allowance for loan losses. The remaining had a related allowance for loan loss of $23,000. The average recorded investments in impaired loans during the year ended December 31, 1995 was approximately $870,000. For the year ended December 31, 1995, the Corporation recognized interest income on those impaired loans of $19,108 which does not include any interest income recognized using the cash basis method of income recognition.

5. ALLOWANCE FOR LOAN LOSSES

     Transactions in the Allowance for Loan Losses for the three years ended December 31 were as follows (in thousands):

                                                   1995       1994       1993
                                                  ------     ------     ------
Balance, beginning of year.....................   $2,033     $1,750     $1,502
Charge-offs....................................     (369)      (382)      (333)
Recoveries.....................................      101        140         56
                                                  ------     ------     ------
    Net Charge-off.............................     (268)      (242)      (277)
Provision for Loan Losses......................      380        525        525
                                                  ------     ------     ------
Balance, end of year...........................   $2,145     $2,033     $1,750
                                                  ======     ======     ======

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. PREMISES AND EQUIPMENT

  The following summarizes Premises and Equipment at December 31 (in thousands):

                                                                                 1995               1994
                                                                                ------             ------
Land........................................................................    $1,011             $  924
Premises and Leasehold Improvements.........................................     5,866              4,040
Furniture and Equipment.....................................................     4,260              3,759
                                                                                ------             ------
                                                                                11,137              8,723
Less Accumulated Depreciation and Amortization..............................     3,355              3,580
                                                                                ------             ------
  Premises and Equipment, Net...............................................    $7,782             $5,143
                                                                                ======             ======

     Depreciation on Premises and Equipment amounted to $505,000 in 1995, $455,000 in 1994, and $451,000 in 1993.

     During 1995, the Corporation substantially completed a $2.46 million expansion of its Headquarters Building.

7. DEPOSIT

    Deposits at December 31, 1995 and 1994 consisted of the following (in thousands):

                                                                                  1995               1994
                                                                                ---------          --------
Checking and Money Market Accounts..........................................     $104,526          $ 79,061
Savings Accounts............................................................       35,589            41,559
Certificates of Deposit.....................................................      115,672           110,021
                                                                                ---------          --------
                                                                                 $255,787          $230,641
                                                                                =========          ========

     During 1995, the Bank introduced a money market checking account called the "Prime Money Fund" for deposits of $25,000 and above. The Prime Money Fund pays a rate which is maintained at a level comparable to money market mutual funds available from non-banking financial service institutions. For accounts opened in 1995, a 0.5% incentive was added through year end. On December 31, 1995 this account, included in the Money Market Account line above, had a balance of $42 million.

     Certificates of Deposit of $100,000 or more totaled $12,676,000 and $14,493,000 at December 31, 1995 and 1994.

8. OTHER BORROWINGS

     Other borrowings include $0.4 million and $1.2 million of demand notes payable to the U.S. Treasury Department at December 31, 1995 and 1994. These notes are issued under the U.S. Treasury Department`s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. In addition, other borrowings include $2.4 million of advances from the Federal Home Loan Bank (FHLB) at December 31, 1995. These advances mature within 15 years, and bear interest rates between 4.56% and 6.51%. The FHLB advances are secured by the Bank's FHLB stock, deposits held at the FHLB, and certain residential mortgages, and are subject to substantial prepayment penalties. At year end the Bank had borrowing capacity with the FHLB of $67 million.

9. INCOME TAXES

     The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993. This statement requires the use of the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. These are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                                                                                 1995               1994           1993
                                                                                ------             ------         ------
    Current.................................................................    $1,210             $1,129         $1,335
    Deferred................................................................       (37)                 8           (284)
                                                                                ------             ------         ------
    Net provision for Income Taxes..........................................    $1,173             $1,137         $1,051
                                                                                ======             ======         =======

     Deferred taxes in 1993 resulted primarily from the adoption of SFAS No.
109.

CNB Financial Corporation and Subsidiary
1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

      The components of the net deferred tax asset as of December 31, 1995 and 1994 are as follows (in thousands):

                                                                                1995               1994
                                                                               -----              -----
Deferred tax assets
    Allowance for loan losses...............................................    $444               $406
    Unrealized loss on investment securities available for sale.............      --                288
    Post-retirement benefits................................................      15                 --
    Loan origination fees...................................................      --                 --
    Fiduciary Income Earned not Recorded....................................      80                 80
                                                                               -----              -----
                                                                                 539                774

Deferred tax liabilities
    Premises and equipment..................................................     270                254
    Unrealized gain on investment securities available for sale.............     304                 --
                                                                               -----              -----
                                                                                 574                254
                                                                               -----              -----
Net deferred tax (liability) asset..........................................    $(35)              $520
                                                                               =====              =====

     The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows (in thousands):

                                                                                 1995               1994            1993
                                                                                ------             ------          ------
Tax at statutory rate.......................................................    $1,697             $1,648          $1,495
Tax exempt income, net......................................................      (499)              (475)           (486)
Other.......................................................................       (25)               (36)             42
                                                                                ------             ------          ------
Income tax provision........................................................    $1,173             $1,137          $1,051
                                                                                ======             ======          ======

10. EMPLOYEE BENEFIT PLANS

     The Bank provides a defined contribution pension plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan, based on prior year compensation, are 9 percent of total compensation plus 5.7 percent of the compensation in excess of $55,500. The Corporation recognized pension expense of $274,000 in 1995, $268,000 in 1994, and $241,000 in 1993.

     In addition to the abovementioned pension benefit plan, the Corporation provides certain health care benefits for retired employees and their qualifying dependents.

    The following table sets forth the plan`s funded status:

                                                                                         December 31,
                                                                                   1995               1994
                                                                                  ------             ------
    Accumulated post-retirement benefit obligation:
        Retirees............................................................    $    18,692        $   20,815
        Fully eligible active plan participants.............................         23,164            79,999
        Other active plan participants......................................        293,665           449,881
                                                                                -----------        ----------
    Total accumulated post-retirement benefit obligation....................        335,521           550,695
    Unrecognized net transition obligation..................................       (132,218)         (412,822)
    Unrecognized net (loss) gains...........................................        (39,067)           25,224
                                                                                -----------        ----------
    Accrued post-retirement obligation......................................       $164,236          $163,097
    Net periodic post-retirement benefit cost:
        Service cost........................................................         18,531            28,258
        Interest cost.......................................................         21,725            42,369
        Amortization of transition obligation over 21 years.................          7,566            21,727
                                                                                -----------        ----------
                                                                                $    47,822        $   92,354
                                                                                ===========        ==========

     The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 6.50% in 1995 and 7.75% in 1994. The health care cost trend rate used to measure the expected costs of benefits for 1996 was 10.0%, 9.0%, in 1997 and 8.0% thereafter. A one percent increase in the health care trend rates would result in an increase of $53,272 and $8,143 in the service and interest cost components, respectively. The presentation above reflects the current year policy change which grants eligibility to these benefits to employees 60 years of age with 30 years of service. Prior to the January 1, 1995 adoption of this change, an employee was eligible for these benefits at 55 years of age and 30 years of service. The plan amendment resulted in a $215,174 reduction to the accrued post-retirement benefit obligation. This reduction is being amortized over the average service of the covered employee.

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, to meet the financing needs of its customers, the Bank enters into commitments involving financial instruments with off-balance sheet risks. Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. These commitments generally have fixed expiration dates (less than one year), and require the payment of a fee. The Bank utilizes the same credit policies in making these obligations as it does for on-balance-sheet instruments. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. As of December 31, 1995, the Bank had $22.7 million of unfunded commercial lines of credit; $10.6 million of unused credit card lines; $0.8 million of outstanding commitments to fund residential loans; $1.7 million in standby letters of credit and $1.4 million of home equity lines.

    The Corporation was party to an interest rate swap which matured in December, 1995.

12. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

     Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits of the preceding two years. As of December 31, 1995, $7.47 million of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends without prior regulatory approval.

     Under Federal Reserve restrictions, the Bank also is limited to the amount it may loan to its affiliates, including the Corporation, unless such loans are collateralized by specific obligations. Further, such secured loans are limited in the amount to ten percent of the Bank`s capital and surplus.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statements of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" and Statement No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require the disclosure of estimated fair value of all assets, liability and off-balance sheet instruments.

     The fair value estimates of the Corporation's financial instruments are made at a point in time, based on the then current market information and available financial information about the financial instrument. Fair market values are quoted on market prices for financial instruments where price exists. In cases where quoted market prices are not available, fair values are derived from estimates using discounted cash flow techniques. Generally, market prices do not exist for a substantial portion of the Corporation's financial instruments, fair value estimates are based on judgments with regard to future cash flow expectations, perceived credit risk, interest rate risk, prepayment risk, local and national economic conditions and other factors. The estimates are therefore subjective and may not reflect the amount that could be realized upon immediate sale of the instrument. Changes in certain assumptions could also significantly affect the estimates.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM ASSETS:

     The carrying amounts reported in the statement of condition for cash and short-term assets approximates those asset`s fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term assets include due from banks, deposits with other banks, Federal funds sold, and accrued interest receivable.

INVESTMENT SECURITIES:

     The fair value of investment securities are based on quoted market prices, where available. For equity securities for which quoted market prices are not available, fair value has been estimated to be the securities carrying value.

NET LOANS:

     For demand and variable rate commercial, consumer loans, and residential mortgages that reprice frequently, fair values are estimated by reducing carrying amounts by estimated credit loss factors. For fixed rate commercial, consumer and residential mortgage loans, including nonaccrual loans, fair values are estimated using discounted cash flow analyses, with cash flows reduced by estimated credit loss factors and discount rates equal to interest rates currently being offered for similar loans.

DEPOSITS:

     The carrying amount for noninterest-bearing demand and interest-bearing money-market and saving deposits approximates fair values. For certificates of deposit fair value has been estimated using discounted cash flow analyses that apply interest rates currently being offered on certificates with similar maturities.

ADVANCES FROM THE FEDERAL HOME LOAN BANK:

     Fair value is determined by discounting the advances using current rates of advances with comparable maturities.

CNB Financial Corporation and Subsidiary
1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

OTHER BORROWINGS:

     Other borrowings consist of short-term demand notes payable to the U.S. Treasury Department under its program of investing treasury tax and loan account balances with depository institutions. Because of their short-term nature carrying value is considered to be fair value.

ACCRUED INTEREST PAYABLE:

     The carrying amounts reported in the statement of condition for accrued interest payable approximates its fair values primarily due to its short-term nature.

STANDBY LETTERS OF CREDIT:

     The fair value of letters of credit are estimated based upon the amount of deferred fees and the creditworthiness of the counterparties.

INTEREST RATE SWAP AGREEMENT:

     The fair value of the interest rate swap agreement in 1994 represented the quoted cost to terminate the agreement at that time.

                                                                     DECEMBER 31, 1995              DECEMBER 31, 1994
                                                                     ---------------------------------------------------------
                                                                     CARRYING       FAIR            CARRYING          FAIR
                                                                     AMOUNT         VALUE           AMOUNT            VALUE
                                                                     ---------------------------------------------------------
ASSETS
Cash and short-term assets.......................................    $14,426        $14,426         $ 11,662          $ 11,662
Investment securities............................................     75,928         76,547           71,314            71,319
Net Loans........................................................    197,893        197,102          179,756           177,162
LIABILITIES
Deposits.........................................................    255,787        256,464          230,641           229,964
Advances from the Federal Home Loan Bank.........................      2,436          2,413            2,456             2,262
Other Borrowings.................................................        410            410            1,229             1,229
Accrued Interest Payable.........................................        809            809              753               753
OFF-BALANCE-SHEET
Interest Rate Swaps..............................................         --             --               34              (115)

14. PARENT COMPANY FINANCIAL INFORMATION

     The Corporation's financial information (parent company only) is summarized as follows (in thousands):

                                                                         DECEMBER 31,
                                                                     -----------------------
BALANCE SHEET                                                         1995             1994
                                                                     ------           ------
ASSETS
  Cash...........................................................    $   366        $     24
  Investment in Bank subsidiary..................................     35,580          33,530
  Securities-Available for Sale..................................      1,747           1,009
  Other assets...................................................         --              17
                                                                     -------         -------
    TOTAL ASSETS.................................................    $37,693         $34,580
                                                                     =======         =======
LIABILITIES
  Income Taxes Payable...........................................    $    34        $     --
  Deferred Tax Liability.........................................        116              65
                                                                     -------         -------
    TOTAL LIABILITIES............................................        150              65
    TOTAL SHAREHOLDERS' EQUITY...................................     37,543          34,515
                                                                     -------         -------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................    $37,693         $34,580
                                                                     =======         =======

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF INCOME                                                             YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------
                                                                           1995            1994            1993
                                                                          ------          ------          ------
INCOME
   Dividends from:
    Bank subsidiary.................................................      $2,791          $2,350          $1,820
    Other non-subsidiary investments................................          56              18              16
  Other.............................................................         128              24               9
                                                                          ------          ------          ------
                 TOTAL INCOME.......................................       2,975           2,392           1,845
                                                                          ------          ------          ------
     EXPENSES
         Other......................................................          63              90              56
                                                                          ------          ------          ------
                 TOTAL EXPENSES.....................................          63              90              56
                                                                          ------          ------          ------
     INCOME BEFORE INCOME TAXES AND EQUITY
       IN DISTRIBUTED NET INCOME OF SUBSIDIARY......................       2,912           2,302           1,789
         Applicable Income Tax (Obligation) Benefit.................         (34)             17               8
     Equity in undistributed net income of subsidiary...............         939           1,390           1,774
                                                                          ------          ------          ------
                 NET INCOME.........................................      $3,817          $3,709          $3,571
                                                                          ======          ======          ======
STATEMENTS OF CASH FLOWS
                                                                                  YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------
                                                                           1995            1994            1993
                                                                          ------          ------          ------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..........................................................      $3,817          $3,709          $3,571
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed net income of subsidiary..................        (939)         (1,390)         (1,774)
  Increase (Decrease) in other assets...............................          17              (7)            (10)
  Increase (Decrease) in other liabilities..........................          34              (1)              1
  Gain on sale of available for sale securities.....................        (125)             --              --
                                                                          ------          ------          ------
  Net cash provided by operating activities.........................       2,804           2,311           1,788
                                                                          ------          ------          ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available for sale...........................        (801)           (505)            (96)
Proceeds from the sale of securities available for sale.............         337              44              --
                                                                          ------          ------          ------
  Net cash provided by (used in) investing activities...............        (464)           (461)            (96)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid......................................................      (1,998)         (1,861)         (1,808)
                                                                          ------          ------          ------
  Net cash used in financing activities.............................      (1,998)         (1,861)         (1,808)
                                                                          ------          ------          ------
Net Increase (Decrease) in Cash.....................................         342             (11)           (116)
Cash beginning of year..............................................          24              35             151
                                                                          ------          ------          ------
CASH END OF YEAR....................................................      $  366          $   24         $    35
                                                                          ======          ======          ======

                [LETTERHEAD OF ERNST & YOUNG LLP APPEARS HERE]


                        Report of Independent Auditors

Board of Directors and Shareholders
CNB Financial Corporation

We have audited the accompanying consolidated statements of condition of CNB Financial Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the CNB Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNB Financial Corporation and subsidiary at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the Notes to Consolidated Financial Statements, CNB Financial Corporation changed its method of accounting for income taxes in 1993.

                                                  /s/ Ernst & Young LLP

January 26, 1996



      Ernst & Young LLP is a member of Ernst & Young International, Ltd.

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

MATURITY DISTRIBUTION

Remaining maturity/earliest repricing as of December 31, 1995:

                                                             AFTER THREE       AFTER SIX
                                                  WITHIN      MONTHS BUT      MONTHS BUT
                                                  THREE       WITHIN SIX      WITHIN ONE
                                                  MONTHS        MONTHS           YEAR
                                              ------------------------------------------
Interest earning assets:
Federal Funds Sold........................    $   3,200        $     --        $     --
Investment Securities.....................       13,257           2,075           7,700
Interest Bearing Deposits.................           19
Loans (Net)...............................       25,952          12,146          22,957
                                               --------         -------         -------
    Total.................................       42,428          14,221          30,657

Interest bearing liabilities:
Interest bearing demand deposits..........       50,815              --              --
Savings...................................           --              --              --
Time......................................       33,170          18,085          25,825
Borrowed funds............................          431              --             916
                                               --------         -------         -------
    Total.................................       84,416          18,085          26,741
                                               --------         -------         -------
Gap.......................................    $ (41,988)       $ (3,864)       $  3,916
Cumulative Gap............................    $ (41,988)       $(45,852)       $(41,936)
Sensitivity Ratio.........................         0.50            0.79            1.15
Cumulative Sensitivity Ratio..............         0.50            0.55            0.68

                                               AFTER ONE
                                               YEAR BUT         AFTER
                                                WITHIN           FIVE
                                              FIVE YEARS         YEARS          TOTAL
                                              -----------------------------------------
Interest earning assets:
Federal Funds Sold........................    $      --         $    --       $   3,200
Investment Securities.....................       33,875          19,021          75,928
Interest Bearing Deposits.................                                           19
Loans (Net)...............................      118,955          17,883         197,893
                                               --------         -------         -------
    Total.................................      152,830          36,904         277,040

Interest bearing liabilities:
Interest bearing demand deposits..........       23,627           4,725          79,167
Savings...................................       29,657           5,932          35,589
Time......................................       38,221              25         115,326
Borrowed funds............................        1,105             394           2,846
                                               --------         -------         -------
    Total.................................       92,610          11,076         232,928
                                               --------         -------         -------
Gap.......................................    $  60,220         $25,828       $  44,112
Cumulative Gap............................    $  18,284         $44,112
Sensitivity Ratio.........................         1.65            1.43            1.19
Cumulative Sensitivity Ratio..............         1.08            1.19

                   ----------------------------------------

QUARTERLY SUMMARY OF EARNINGS

    The unaudited quarterly results of operations for the years ended December 1995 and 1994 are as follows
(in thousands, except per share data):

                                                       QUARTERS ENDED
                                                            1995
                                         ------------------------------------------
                                         March 31    June 30    Sept. 30    Dec. 31
Total Interest Income.................     $5,037     $5,275      $5,473     $5,633
Net Interest Income...................      3,051      3,046       3,037      3,061
Provision for Loan Losses.............        125        125          65         65
Other Income..........................        412        518         421        592
Other Expense.........................      2,140      2,249       2,099      2,280
Income Before Income Taxes............      1,198      1,190       1,294      1,308
Applicable Income Taxes...............        334        268         277        294
Net Income............................        864        922       1,017      1,014
Net Income Per Share (1)..............       0.50       0.54        0.59       0.59
                                                             1994
                                         ------------------------------------------
                                         March 31    June 30    Sept. 30    Dec. 31
Total Interest Income.................     $4,575     $4,703      $4,913     $4,977
Net Interest Income...................      2,856      2,945       3,068      3,074
Provision for Loan Losses.............        131        132         131        131
Other Income..........................        351        377         348        434
Other Expense.........................      2,036      2,001       1,998      2,047
Income Before Income Taxes............      1,040      1,189       1,287      1,330
Applicable Income Taxes...............        253        311         302        271
Net Income............................        787        878         985      1,059
Net Income Per Share (1)..............       0.46       0.51        0.57       0.61

                   ----------------------------------------

QUARTERLY SHARE DATA

    The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. As of December 31, 1995, the approximate number of shareholders of the Corporation's common stock was 1,421.

Price Range of Common Stock                                              Cash Dividends Paid
                                  1995                  1994
                            HIGH        LOW        High       Low                                       1995        1994
                          ---------------------------------------                                     ------------------
First Quarter..........   $29.50     $28.25      $25.50    $24.50        First Quarter............    $ 0.29      $ 0.27
Second Quarter.........    29.00      27.50       27.25     25.00        Second Quarter...........      0.29        0.27
Third Quarter..........    28.25      27.00       29.25     25.50        Third Quarter............      0.29        0.27
Fourth Quarter.........    29.00      27.00       29.50     28.25        Fourth Quarter...........      0.29        0.27
                                                                                                      ------      ------
                                                                                                      $ 1.16      $ 1.08
                                                                                                      ======      ======

CNB Financial Corporation and Subsidiary
1995 Annual Report

SELECTED FINANCIAL DATA

                                                                        YEAR ENDED DECEMBER 31
                                                                        ----------------------
                                                                                          1995
                                                                        ----------------------
(in thousands, except per share data)
   Interest Income
      Loans including fees.....................................................       $ 16,849
      Deposits with Banks......................................................              1
      Federal Funds Sold.......................................................             81
      Other Short-Term Investments.............................................             --
      Investment Securities:
         U.S. Treasury Securities..............................................            747
         Securities of U.S. Government Agencies and Corporations...............          1,480
         Obligations of States and Political Subdivisions......................          1,222
         Other Securities......................................................          1,038
                                                                                      --------
      Total Interest Income....................................................       $ 21,418

   Interest Expense
      Deposits.................................................................       $  8,946
      Other Borrowings.........................................................            277
                                                                                      --------
      Total Interest Expense...................................................       $  9,223

   Net Interest Income.........................................................       $ 12,195
   Provision for Loan Losses...................................................            380
                                                                                      --------

   Net Interest Income After Provision
      for Loan Losses..........................................................       $ 11,815
   Other Operating Income......................................................          1,943
   Other Operating Expenses....................................................          8,768
                                                                                      --------

   Income Before Taxes and cumulative effect adjustment........................          4,990
   Applicable Income Taxes.....................................................          1,173
                                                                                      --------
   Income before cumulative effect adjustment..................................          3,817
   Cumulative effect adjustment................................................             --
      Net Income...............................................................       $  3,817
                                                                                      ========

   Per Share Data(1)
      Income before cumulative effect adjustment...............................       $   2.22
      Cumulative effect adjustment.............................................       $     --
      Net Income...............................................................       $   2.22
      Dividends Declared.......................................................       $   1.16
      Book Value Per Share at Year End.........................................       $  21.79

   At End of Period
      Total Assets.............................................................       $297,523
      Investment Securities....................................................         75,928
      Loans, Net of Unearned Discount..........................................        200,038
      Allowance for Loan Losses................................................          2,145
      Deposits.................................................................        255,787
      Shareholders' Equity.....................................................         37,543

   Key Ratios
      Return on Average Assets.................................................           1.36%
      Return on Average Equity.................................................          10.58%
      Loan to Deposit Ratio....................................................          77.36%
      Dividend Payout Ratio....................................................          52.36%
      Average Equity to Average Assets Ratio...................................          12.86%

(1) Per share amounts have been restated to reflect a two-for-one split of common stock in 1993.

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

FIVE YEAR COMPARISON

---------------------------------------------------------------------------------------------------------
         1994                        1993 (1)                       1992 (1)                     1991 (1)
-------------                   -------------                  -------------                -------------
     $ 14,813                        $ 13,568                       $ 13,935                     $ 14,677
           91                             243                            848                        1,594
           43                              89                            224                          478
           --                              24                            156                          240

          729                             920                            955                          899
        1,060                           1,170                          1,511                        1,557
        1,238                           1,480                          1,491                        1,416
        1,194                           1,496                          1,563                        1,480
-------------                   -------------                  -------------                -------------
     $ 19,168                        $ 18,990                       $ 20,683                     $ 22,341


     $  6,986                        $  7,564                       $  9,690                     $ 11,977
          239                              32                             35                           71
-------------                   -------------                  -------------                -------------
     $  7,225                        $  7,596                       $  9,725                     $ 12,048

     $ 11,943                        $ 11,394                       $ 10,958                     $ 10,293
          525                             525                            500                          413
-------------                   -------------                  -------------                -------------

     $ 11,418                        $ 10,869                       $ 10,458                     $  9,880
        1,510                           1,257                          1,040                        1,041
        8,082                           7,730                          6,949                        6,598
-------------                   -------------                  -------------                -------------

        4,846                           4,396                          4,549                        4,323
        1,137                           1,051                          1,038                        1,021
-------------                   -------------                  -------------                -------------
        3,709                           3,345                          3,511                        3,302
           --                             226                             --                           --
-------------                   -------------                  -------------                -------------
     $  3,709                        $  3,571                       $  3,511                     $  3,302
=============                   =============                  =============                =============


     $   2.15                        $   1.93                       $   2.04                     $   1.91
     $     --                        $   0.13                       $     --                     $     --
     $   2.15                        $   2.06                       $   2.04                     $   1.91
     $   1.08                        $   1.05                       $   1.00                     $    .93
     $  20.03                        $  19.32                       $  18.30                     $  17.26


     $269,698                        $264,547                       $270,525                     $255,267
       71,314                          78,927                         92,493                       72,036
      181,789                         167,956                        150,024                      144,872
        2,033                           1,750                          1,502                        1,369
      230,641                         226,326                        235,887                      222,262
       34,515                          33,288                         31,525                       29,737


         1.39%                           1.35%                          1.34%                        1.32%
        11.07%                          11.06%                         11.48%                       11.45%
        77.94%                          73.44%                         63.56%                       65.18%
        50.18%                          51.00%                         49.07%                       48.51%
        12.43%                          12.21%                         11.66%                       11.55%


CNB Financial Corporation and Subsidiary
1995 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

GENERAL

     The purpose of the following pages is to provide discussion and analysis about CNB Financial Corporation (the Corporation) and its wholly owned subsidiary County National Bank (the Bank) which may not be apparent from the consolidated financial statements included within this report. The reader can refer to those statements and the accompanying financial data for a better understanding of the following review.

RESULTS OF OPERATIONS OVERVIEW

     Net income for 1995 was $3.82 million compared to $3.71 million in 1994 and $3.57 million in 1993. The earnings growth for the year of 2.9%, resulted from a modest increase in net interest income and from increased other operating revenues, including gains on the sale of some of the Corporation's equity holdings. These increases were sufficient to offset a $686,000 increase in operating expenses to produce an increase of $107,800 in net income over the prior year.

     The Corporation and the Bank completed, or substantially completed many important strategic initiatives. These include:

     . The Corporation's headquarter's expansion was placed into operation on May 1, 1995. The new addition provided much needed space for the Bank's Trust/Asset Management Division and houses the sizeable investment made in electronic data processing.

     . A new management accounting system was successfully implemented on May 8, 1995.

     . A new Trust accounting system was placed into service on June 5, 1995 which has greatly enhanced that division's ability to handle today's competitive customer requirements.

     . The Bank instituted a new product in May, 1995 for first-time home-buyers which allowed many low to moderate income families to purchase their own residence. The Bank has lent approximately $5.6 million under this program.

     . The Bank implemented a competitive new deposit product in July, 1995 which by year end had attracted approximately $25 million in new deposits.

     . The Bank opened its eleventh full service branch in Bradford, McKean
       County, Pennsylvania on November 15, 1995.

     . The Bank had completed construction of its twelfth full-service branch in Houtzdale, Pennsylvania and notified regulators of its January 10, 1996 opening date.

     Each initiative carried a monetary and human resource expenditure which reflected in increased operating costs. However, these achievements have already allowed for rapid product implementation, increased management information for decision making and an ability to significantly leverage the Bank's existing asset size under a controlled system.

     On a per share basis, earnings grew 3.26% over the prior year. The book value of equity per share rose from $20.03 at the end of 1994 to $21.79 at year end 1995. As the end of 1993 the book value per share was $19.32. Approximately $0.70 of the per share increase in 1995 was attributable to changes in the unrealized gain on investment securities available for sale as required under generally accepted accounting practices.

BALANCE SHEET HIGHLIGHTS

LOANS
-----
     Total assets on December 31, 1995 were $297.5 million compared with $269.7 million one year ago and $264.6 million on December 31, 1993. This 10.3% increase resulted from an $18.9 million increase in the loan portfolios, a $4.6 million increase in the investment portfolio and $3.2 million of federal funds sold at year end.

     With regard to the loan portfolios, the Bank expanded its lending activities into further northern portions of the state with the opening of its Bradford, McKean County branch and placing a full-time business development officer to serve that region. Also, the "First-Time Home Buyers" mortgage program mentioned above proved very successful and helped in the $9.2 million increase in residential mortgage loans. Continued personalized service in all lending areas, helped maintain the Bank's position of the predominant lender in its local region.

     As shown below, the portfolio composite has remained relatively the same from year to year.

                              1995                  1994
    Loan Categories          (000'S)               (000's)
    ---------------          -------               -------
Commercial, Financial
      & Agriculture.........$ 49,643   24.37%     $ 40,643   21.99%
Residential Mortgage........  78,111   38.34%       68,907   37.29%
Commercial Mortgage.........  30,658   15.05%       31,039   16.80%
Consumer Installment
      Loans.................  45,294   22.23%       44,196   23.92%
                            --------  -------     --------  -------
                            $203,706  100.00%     $184,785  100.00%

     Management takes careful measures to ensure that loans are not concentrated in any particular industry or category. This helps the Corporation diversify its credit risks and avoid economic downturns in specific business sectors.

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

INVESTMENTS
-----------
     Investment securities are the next predominant earning asset after loans. The Corporation's investments consist of $11.6 million of U.S. Treasury obligations, $28.2 million of U.S. Agency obligations, $22.7 million of Tax-Free State and Municipal Authority Debt Securities and $12.6 million of corporate debt. Included in the corporate debt is $1.5 million of collateralized mortgage obligations and asset backed securities. These latter investments are all rated AAA by Moody's Rating service. The parent Corporation also holds $1.4 million of various bank equities. At year-end the Bank had $3.2 million of federal funds sold outstanding.

     Upon purchasing a security, Management considers various factors such as loan and deposit growth, the Corporation's capital position and the interest rate risk position and classifies the debt security as available for sale or held to maturity. The Corporation's investment policy specifically prohibits trading activities, therefore, the Corporation has no investments which were designated as such. These procedures comply with Financial Accounting Standard No. 115 which the Bank adopted last year.

     At year end the Corporation had $51 million in securities available for sale and $25.5 million of securities it intends to hold until maturity. Management made no changes in classifications under the period between November 15, 1995 and December 31, 1995 which the Accounting Standards Board and regulators allowed reclassifications amongst categories without "tainting" the portfolio. Management's decision not to reclassify any securities was based on its current review of designated available for sale securities and the Corporation`s liquidity needs.

DEPOSITS
--------
     The Corporation's main source of funding is consumer deposits gathered through the Bank's branch network. The Bank concentrates its deposit gathering activities in the markets it serves and does not solicit monies from outside those areas.

     Total consumer deposits in 1995 grew by $25.1 million. In large part, the growth was attributable to the introduction of a new deposit type of account. Called "The Prime Money Fund", the account is a Money Market Deposit Account
(MMDA). The minimum balance required to qualify for this account is $25,000 and the rate is maintained at a level comparable to money market mutual funds available from non-banking financial service institutions. For accounts opened in 1995, a 0.5% premium was added for incentive, especially to organizations or individuals whose monies were in non-FDIC insured money funds, to take advantage of the Bank's competitive product. The account proved highly successful ending the year with a $42 million balance. Management estimates that $16.9 million of monies was from the Bank's existing customers' accounts. Management further estimates that $25 million was attracted from local competing financial institutions and monies which were withdrawn from non-banking financial service institutions. Although the account increased the Bank's cost of funds (as will be discussed under "Net Interest Income"), Management was extremely satisfied at the number of new customers the product attracted and the additional services which were, or can be, sold to them.

     The Bank also saw an increase in term certificates of deposits from $91.6 million at year end 1994 to $97.8 million on December 31, 1995. This was encouraging as the banking industry as a whole had been experiencing declines in its traditional funding sources. Bank management constantly pursues new products which serve the customers' needs, so that it can maintain an entire relationship and fulfill its "full-service" promise to the customer.

PURCHASED FUNDS
---------------
     As a community bank, County National Bank strives to maintain the prudent balance between the demand for funds for loans and withdrawal of consumer deposits. During the course of operations, however, timing differences in cash flows may cause the Bank to purchase federal funds from banks who have committed to extend credit to the Bank. At year end 1995, the Bank had no purchased funds and the average purchased funds for the year were $22,500.

CAPITAL & SHAREHOLDER'S EQUITY
------------------------------
     The Corporation's Primary Capital Position rose from $33.3 million on December 31, 1993 to $34.5 million at December 31, 1994 to $37.54 million at year end. This converts to a period end consolidated equity to asset ratio of 12.62%. After adding in the reserve held against possible loan losses, the Corporation's total capital to asset ratio is 13.24%.

     The Board of Directors and Management work together to deploy excess portions of the capital into resources which they believe best for Corporation shareholders.

INCOME STATEMENT HIGHLIGHTS

NET INTEREST INCOME
-------------------
     The Corporation's primary source of earnings comes from the difference between interest earned on loans and investments (including deposits with other banks and federal funds sold) and the interest expense paid on deposits and borrowed funds.

CNB Financial Corporation and Subsidiary
1995 Annual Report


     The table below compares volume and yields for the past two years for various categories. The interest income is shown on a non-FTE basis:

                                           1995              1994
                                  ------------------------------------------
                                    Avg       Yld         Avg         Yld
                                  ($000's)              ($000's)
Investment Securities
   (Taxable)                      $ 56,149   5.97%     $  58,148      5.35%
Investment Securities
   (Non-Taxable)                    21,495   5.69%        21,744      5.69%

Commercial Loans                    44,621   8.56%        37,544      7.41%
Mortgage Loans                      89,215   9.03%        85,892      8.68%
Installment Loans                   54,293   9.16%        53,756      8.51%
                                  ------------------------------------------
    Average Earning Assets        $265,773   8.06%      $257,084      7.46%

Non Interest Bearing
   Demand                         $ 27,554     --       $ 27,424        --
Interest Bearing Checking           56,284   1.98%        50,779      1.84%
Savings                             38,716   2.72%        42,719      2.07%
Time Deposits                      116,239   5.83%       109,912      4.70%
FHLB Advances & T.T.&L               5,229   5.32%         5,162      4.63%
                                  ------------------------------------------
   Average Liabilities            $244,022   3.78%      $235,996      3.06%

     As mentioned in the discussion on deposits, the Bank's "Prime Money Fund" paid a competitive market rate plus an added bonus through year end. In 1995, the account had an average annual percentage yield (APY) of 5.93%. The above market rate was clearly a successful marketing tool in attracting new customers into the Bank. Concurrently with the introduction of this product, Management had determined the Bank would receive at least $145,000 in the form of a refund for the overpayment of insurance premiums since June 1, 1995. Management, working with the Board of Directors, had concluded that deposit customers had carried the burden of the six year premium increase and had begun exploring means for passing this refund back to its deposit customers. In that process, it was realized that on an aggregate basis the refund would have a negligible effect. Instead, Management decided that depositors who had carried the highest portion of the premium surcharge were the same group who would be most inclined to switch to the "Prime Money Fund". The Board and Management believe that the action taken to offset the higher interest expense with lower non interest expense (discussed later) was the most equitable process by which to distribute the refund. Further, it was believed that the shareholders derive longer term benefits as the deposits gathered under this program were deployed in our communities through lending activities.

     The amount of net interest income is dependent not only on the mix of assets and liabilities, but is also heavily influenced by the ability to have assets and liabilities concurrently reprice in response to changes in market rates. As described later in the discussion on interest rate sensitivity, Management pays particular attention to the net amount of assets and liabilities (mainly referred to as the "interest rate gap") which reprice in periodic time frames. The Corporation strives to be in a neutral position with regard to repricing and does not take substantial risks to maximize the net interest margin spread.

NON INTEREST INCOME
-------------------
     The Bank charges fees for certain services it provides and charges penalties for noncompliance with product agreements. Other income not deemed to be interest income is also part of the category called "Noninterest income". Examples of this source of revenue are the fiduciary fees earned by the Trust Department for its services, late fees charged when customers make payments after the agreed upon payment date and the service charges the Bank receives for demand deposit accounts.

     Total revenues from these activities rose by 28.68% for the fiscal year of 1995 versus the same 12 months of 1994 and are 54.57% over year end 1993. Trust division commissions and fiduciary fees rose 16.0% over 1994 year end levels. Trust officers reported that the increase resulted from the settlement of several significant estates and the ability, provided by the new computer system, to accelerate remittances of fees earned. Service charge fees rose by almost 50% or $204,000 during 1995 without any increases in account or item charges. The increase resulted from a larger customer base and continued interest by our customers for flat fee based transaction accounts versus low balance charges when account balances drop below stated minimums.

     Other items in this category include credit card fees and safe deposit rents. The Bank recognized $53,000 in a one-time gain on the sale of Pennsylvania Higher Education Loans it sold to the Student Loan Marketing Association (SLMA). The Bank will still be an active lender for these types of loans, however, the servicing will be performed by SLMA. Also, the parent company recognized $125,000 in pre-tax profits from the sale of part of its equity holdings. The Bank recognized $21,000 in security gains from the early redemption of State & Municipal securities with discounts being accreted to maturity.

NON INTEREST EXPENSE
--------------------
     The costs associated with operating the Corporation rose by 8.48% over 1994 and are 13.43% over 1993 year end results. These costs include salaries paid to personnel, supplies, data processing expenses and occupancy expenses. As mentioned in this report, the Bank opened one branch in 1995 and was to open another shortly after the end of the fiscal year. Personnel expenses for new branches are incurred prior to the opening as training and other necessary preparations are important to the event. This explains some of the increase in personnel costs. Merit and cost of living increases also contributed to the increase in salaries. Benefit costs, in large part, are driven by increases in salaries, as many benefits such as retirement contributions, and payroll taxes are

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report

computed as a function of salaries. Overall, salary and benefits increased 8.38% on a combined basis. In 1995, the Corporation expensed $66,300 under the accounting for its long term obligation for post-retirement benefits as required under SFAS No. 106. This is $32.348 lower than this expense for 1994. The expense accrual was lowered due to a change in the plan which now grants eligibility to these benefits at age 60 as compared to age 55: the change did not effect the thirty year service requirement.

     Net occupancy expenses rose by 5.6% in 1995 over the same period of 1994. This increase had been anticipated as the Corporation placed its headquarter's expansion into service on May 1, 1995. In connection with this, the Bank outsourced its data processing through an outside service company, M&I Data Services, Inc. under an eight year contract. The Corporation invested heavily in microcomputers as part of this conversion, and correspondingly is seeing the rewards of the expenditures through office automation. Management expects additional increases in this category through the next fiscal year, as a smaller expansion/renovation project is completed in the Corporation's longstanding main building.

     Other expenses which contain advertising and other pertinent costs involved in running the business rose 9.98% or $254,000 more than in 1994. The Corporation expensed $45,000 of travel for employees of the data processing company in converting its systems and a comparable amount was spent for its own employees traveling to training sites. These are viewed as one-time nonrecurring costs. Expenses for FDIC insurance decreased by $246,000 as, the FDIC lowered insurance premiums in 1995 as the Bank Insurnace Fund was determined to be funded to the required level, established under the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The increase in other expenses also include the costs for non-capitalized expenditures relating to the branch openings and the business development costs as the Bank's geographic market expands. Management monthly reviews operating expenses to prevent inefficiencies from recurring.

FEDERAL INCOME TAXES
--------------------
     The Corporation provided $36,000 more in Federal income tax expense in 1995 over 1994. This increase is due to the higher earnings of the Corporation. The effective tax rate for 1995 was 23.5%, the same as in 1994. Increases or decreases in the effective tax rate are influenced by the amount of tax-free interest income from loans and securities, as well as the amount of income deferrable into future periods. A reconcilement of taxes accrued versus the Corporation's statutory rate is provided in Footnote No. 9.

NET INCOME
----------
     Net income was $108,000 higher for the year ending December 31, 1995 than 1994. Net income totalled $3.82 million in 1995 compared to $3.71 million one year ago. On a per share basis, earnings were $2.22 compared with $2.15 for 1994. This represents a 3.26% increase in per share earnings.In 1993 net income was $3.57 million and $2.06 per share, of which $.13 was the result of the cumulative accounting adjustment for SFAS No. 109.

     Return on average assets for 1995 was 1.36% compared to 1.39% for 1994. Return on average equity was 10.58% for 1995 versus 11.07% for 1994. The return on average equity is influenced by changes in capital caused by accounting for the unrealized gains and losses on investments available for sale.

CAPITAL RESOURCES

     The Corporation's capital position, increasing to $37.54 million at December 31, 1995, provides an above average capital position as compared to other bank holding companies of similar size. Capital adequacy for a financial institution is its ability to support asset growth and to sufficiently protect itself and depositors against risk. The Corporation has relied on retained earnings to increase equity, while providing a desirable return on invested capital to its shareholders.

     The Federal Reserve Board standards classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders` equity, noncumulative and cumulative perpetual preferred stock, and minority interests less goodwill. Tier 2 capital consists of allowance for loan losses, perpetual preferred stock (not used in Tier 1), hybrid capital instruments, term subordinate debt and intermediate-term preferred stock. All banks are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets and at least a 5.5% Tier 1 capital ratio. Capital that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital. In addition to the above risk based capital requirements, the Federal Reserve also requires a minimum leverage capital ratio of 3% of Tier 1 capital to total risk based assets less any goodwill.

     The table below illustrates the Corporation`s regulatory capital (adjusted for regulatory accounting differences including SFAS No. 115 accounting) and the corresponding capital ratios at December 31, 1995 and 1994 (dollars and thousands):

                                       1995                 1994
Tier 1 Capital                       $ 36,752             $ 35,136
Tier 2 Capital                          2,145                2,033
                                     --------             --------
       Total Qualifying Capital      $ 38,897             $ 37,169

Risk Adjusted Total Assets (including off-balance
       sheet exposures)              $251,276             $209,573
Tier 1 Risk-Based Capital Ratio        14.62%               16.77%
Total Risk-Based Capital Ratio         15.48%               17.74%
Leverage Ratio                         12.35%               13.03%

LIQUIDITY

     As a financial intermediary, the Bank must manage its liquidity in order to ensure its abilities to meet the cash flow requirements of deposit customers who may

CNB Financial Corporation and Subsidiary
1995 Annual Report


potentially want to withdraw their funds and to assure borrowers that sufficient funds are available to meet their credit needs. The Bank's major source of new funds has come from the growing number of depositors. As interest rates have fallen the banking industry has seen deposit growth rates drop to minimal levels. In this regard, Management continually explores new products which may attract customers searching for customized financial vehicles. The Prime Money Fund is an example of how quickly Management can develop a product for customer's needs.

     Aside from the capital markets open to the Corporation, the Bank has substantial avenues it can use to augment its liquidity needs. First, the Bank is a member of the Federal Home Loan Bank and had an average of $67 million of additional borrowing capacity with that organization. Secondly, the bank has committed lines from other banks to purchase up to $18 million in Federal funds on a short term basis. And lastly, the Corporation has $50 million of investments classified as available for sale, which could be sold to provide additional funding if necessary. The investment portfolio has a short weighted average maturity and in 1996 $21.1 million of securities will mature. These monies could be used to meet liquidity needs or reinvested in high quality, short term investments.

INTEREST RATE SENSITIVITY

     The monies provided by deposit gathering and other borrowings are used by the Bank in its lending activities. In general, the ability to simultaneously reprice the deposits and loans does not occur. This difference is called interest rate risk and can represent substantial uncertainty as to the stability of earnings if interest rates rise or fall by relatively modest amounts. The process of asset/liability management is the continuous monitoring of the amount of monies available for repricing in periodic time frames. The primary function of asset/liability management is to assure stabilized earnings regardless of interest rate swings. Management's guiding principle in managing interest rate risk is to attempt to keep the amount of liabilities and assets maturing or repricing in a particular time frame as close to equal as possible. Therefore, any changes in market interest rates should affect the renewing of the obligations to much the same extent, therefore, net interest income should not fluctuate.

     Management uses several methods to manage its interest rate risk one of which is the interest rate sensitive assets to interest-rate sensitive liabilities report sometimes called the "gap report". Also, the Corporation uses a computer simulation model which attempts to duplicate all the repricing/maturity characteristics of the assets and liabilities and provide an ongoing estimate of net interest income under various interest rate environments. This second method has special uses in that it is helpful in judging not only short term risk, but the risk in longer time-frames also.

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report


SERVICES FOR INDUSTRY & CONSUMER

County National Bank is a nationally chartered full-service commercial bank which provides all conventional banking services customers associate with like institutions. Above those services County National Bank provides the following:

Automated Clearing House Originations & EFT Transactions

Accounts Receivable Financing through "Business Manager" (TM)

Cash Concentration Accounts through ACH

[LOGO OF CHECK CARD APPEARS HERE] for Customers with Active Lifestyles

Direct Deposit Services for Payroll

Automobile Leasing (available May 1996)

Telephone Banking (available May 1996)

Rainbow Account Services for Customers 50 years of age & better

Customized Statement Cycles for Business and Organizations

Expedited Loan Approvals

401-K Administration

Self-Directed IRA's

Private Banking and Retirement Planning

CNB Financial Corporation and Subsidiary
1995 Annual Report

BOARD OF DIRECTORS
CNB FINANCIAL CORPORATION           PRINCIPAL OCCUPATION
L. E. Soult, Jr.                    Chairman of the Board
                                    Vice President and Treasurer, Soult Wholesale Co. (Building Materials
                                    Wholesaler)

Robert E. Brown                     Vice President, E. M. Brown, Inc. (Coal Producer)

Richard D. Gathagan                 President & Owner of Pharmaceutical & Medical Companies (Health Care)

James J. Leitzinger                 President, Leitzinger Realty (Real Estate Investments)

Dennis L. Merrey                    President, Clearfield Powdered Metals, Inc. (Manufacturer)

James P. Moore                      President and Chief Executive Officer - CNB Financial Corporation
                                    Chairman of the Board - County National Bank

William R. Owens                    Retired, Formerly Vice President, Secretary and Treasurer, CNB Financial
                                    Corporation and President & Chief Executive Officer, County National Bank

Robert C. Penoyer                   President, Penoyer Contracting Co., Inc. (Contractor)

Carl J. Peterson                    Assistant Secretary - CNB Financial Corporation
                                    Senior Vice President & Trust Officer - County National Bank

Jeffrey S. Powell                   President, J.J. Powell, Inc. (Petroleum Distributor)

Edward B. Reighard                  Retired

Peter F. Smith                      Attorney at Law

Robert G. Spencer                   President, Hepburnia Coal Sales Corp. (Coal Producer)

Joseph L. Waroquier, Sr.            President, Waroquier Coal Company (Coal Producer)

                                    DIRECTOR EMERITUS - W. K. Ulerich

BOARD OF DIRECTORS
COUNTY NATIONAL BANK                PRINCIPAL OCCUPATION
James P. Moore                      Chairman of the Board

Robert E. Brown                     Vice President, E. M. Brown, Inc. (Coal Producer)

William F. Falger                   President and Chief Executive Officer

Richard D. Gathagan                 President & Owner of Pharmaceutical & Medical Companies (Health Care)

James J. Leitzinger                 President, Leitzinger Realty (Real Estate Investments)

Dennis L. Merrey                    President, Clearfield Powdered Metals, Inc. (Manufacturer)

William R. Owens                    Retired, Formerly Vice President, Secretary and Treasurer, CNB Financial
                                    Corporation and President & Chief Executive Officer, County National Bank

Robert C. Penoyer                   President, Penoyer Contracting Co., Inc. (Contractor)

Jeffrey S. Powell                   President, J.J. Powell, Inc. (Petroleum Distributor)

Edward B. Reighard                  Retired

Peter F. Smith                      Attorney at Law

L. E. Soult, Jr.                    Vice President and Treasurer, Soult Wholesale Co. (Building Materials Wholesaler)

Robert G. Spencer                   President, Hepburnia Coal Sales Corp. (Coal Producer)

Joseph L. Waroquier, Sr.            President, Waroquier Coal Company (Coal Producer)

                                    DIRECTOR EMERITUS - W. K. Ulerich

                                        CNB Financial Corporation and Subsidiary
                                                              1995 Annual Report


                              CORPORATE OFFICERS
             James P. Moore, President and Chief Executive Officer
                  William F. Falger, Executive Vice President
                         William A. Franson, Secretary
                     Carl J. Peterson, Assistant Secretary
                         J. Matthew McEnroe, Treasurer

                            BANK EXECUTIVE OFFICERS
                           James P. Moore, Chairman
            William F. Falger, President & Chief Executive Officer
William A. Franson, Executive Vice President & Cashier, Chief Operating Officer
        Carl J. Peterson, Senior Vice President & Senior Trust Officer
      J. Matthew McEnroe, Senior Vice President & Chief Financial Officer
         Mark D. Breakey, Senior Vice President & Senior Loan Officer

BRANCH OFFICE ADMINISTRATION
          Jacqueline A. Hynd, Assistant Vice President, Branch Administrator Rodger L. Read, Assistant Vice President, Madera Office
          Jeffrey A. Herr, Assistant Vice President, Philipsburg Office
          Susan J. Shimmel, Assistant Cashier, Old Town Road Office
          Deborah M. Young, Assistant Cashier, St. Marys Office
          Nancy J. Fink, Assistant Cashier, Bonds & Securities
          S. Jean Sankey, Branch Manager, Lending Officer, Osceola Mills Office LENDING OPERATIONS
          Robin L. Hay, Vice President, Community Banking
          Joseph H. Yaros, Vice President, Community Banking, Bradford
          William J. Mills, Assistant Vice President, Community Banking, St.
          Marys
          Ronald E. Billotte, Assistant Vice President
          David W. Ogden, Assistant Vice President, Loan Review
          Duane P. Shifter, Assistant Vice President
          Merrill A. Dunlap, Assistant Cashier
          Larry A. Putt, Assistant Cashier
          Richard L. Bannon, Credit Administration Officer
          Paul A. McDermott, Collection Officer
          Keith M. Folmar, Lending Officer, Philipsburg
          Jo Potter, Lending Officer, Philipsburg
          Ruth Anne Ryan, Lending Officer, Leasing
FINANCE & ACCOUNTING
          Rachel E. Larson, Assistant Vice President, Accounting Operations Edward H. Proud, Assistant Vice President, Electronic Technology
          C. Glenn Myers, Controller & Assistant Financial Officer
          Dennis J. Sloppy, Assistant Cashier, Electronic Technology
TRUST & ASSET MANAGEMENT SERVICES
          Donald E. Shawley, Vice President & Trust Officer
          Scott R. Muirhead, Trust Officer
          Eunice M. Peters, Assistant Trust Officer
AUDITING
          Brenda L. Terry, Auditor
COMPLIANCE
          Donna J. Casteel, Compliance Officer
HUMAN RESOURCES
          Mary Ann Conaway, Assistant Vice President
MARKETING
          Helen G. Kolar, Vice President, Marketing Director

CNB Financial Corporation and Subsidiary
1995 Annual Report

SHAREHOLDER INFORMATION

ANNUAL MEETING

  The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 16, 1996 at 2:00 p.m. at the Corporation's Headquarters.

CORPORATE ADDRESS

  CNB Financial Corporation
  P.O. Box 42
  Corner of Market & Second Streets
  Clearfield, PA 16830
  (814) 765-9621

STOCK TRANSFER AGENT AND REGISTRAR

  County National Bank
  P.O. Box 42
  Corner of Market & Second Streets
  Clearfield, PA 16830
  (814) 765-9621

FORM 10-K

  Shareholders may obtain a copy of the Annual
Report to the Securities and Exchange Commission on Form 10-K by writing to:

  CNB Financial Corporation
  P.O. Box 42
  Corner of Market & Second Streets
  Clearfield, PA 16830
  ATTN: Shareholder Relations

QUARTERLY SHARE DATA

  For information regarding the Corporation's quarterly share data, please refer to page 17.

MARKET MAKERS

  The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

  Ferris Baker Watts, Inc.
  6 Bird Cage Walk
  Hollidaysburg, PA 16648
  (800) 343-5149

  Monroe Securities, Inc.
  47 State Street
  Rochester, NY 14614
  (800) 766-5560

  F. J. Morrissey & Co.
  1700 Market Street, Suite 1420
  Philadelphia, PA 19103
  (800) 842-8928

  Parker Hunter, Inc.
  484 Jeffers Street
  P.O. Box 1105
  DuBois, PA 15801
  (800) 238-0067

  Ryan, Beck & Co.
  3 Parkway
  Philadelphia, PA 19102
  (800) 766-5560

  Sandler O'Neill & Partners
  2 World Trade Center
  104th Floor
  New York, NY 10048
  (800) 635-6860


CORPORATE DESCRIPTION

CNB Financial Corporation is a bank holding company established April 26, 1984. Its assets consist principally of all the outstanding stock of County National Bank, Clearfield, Pennsylvania. County National Bank is a full-service financial institution with the main office located at the corner of Market and Second Streets, Clearfield, Pennsylvania; and 11 full-service branch offices in the communities of Clearfield, Karthaus, Madera, Osceola Mills, Philipsburg, St. Marys, and Bradford, McKean County, Pennsylvania. The Bank competes actively with several other commercial banks, savings banks, local credit unions and small loan and consumer loan companies having offices within its market areas.

                          [LOGO OF FDIC APPEARS HERE]