Form 10-K, Exhibit 13
period 1996-12-31
CNB FINANCIAL CORP/PA
filed 1997-03-27
CIK 736772

                                                                      Exhibit 13

[Graphic of
This newly designed universal sign system, protected by trademark registration, is an updated modification of the Bank's familiar logo style and provides a more consistent identity throughout its branch network.]

Table of Contents
-------------------------------------------------------------------------------

Table of Contents.........................................................   i

Financial Charts..........................................................   1.

Financial Highlights of 1996..............................................   2.

Letter to Shareholders....................................................   3.

Market Area and Service Locations.........................................   4.

Consolidated Statements of Condition......................................   5.

Consolidated Statements of Income.........................................   6.

Consolidated Statements of Cash Flows.....................................   7.

Consolidated Statements of Changes
  in Shareholders' Equity.................................................   8.

Notes to Consolidated Financial Statements................................   9.

Report of Independent Auditors............................................   17.

Maturity Distribution of Balance Sheet....................................   18.

Quarterly Summary of Earnings.............................................   18.

Selected Financial Data - Five Year Comparison............................   19.

Management Discussion and Analysis........................................   21.

Services for Business & Consumer..........................................   28.

Board of Directors........................................................   29.

Officers..................................................................   30.

Shareholder Information
  and Corporate Description...............................................   31.

Financial Charts
-------------------------------------------------------------------------------

[Graphic of Asset Growth]                             [Graphic of Equity Growth]


[Graphic of Earnings Per Share]            [Graphic of Dividends Paid Per Share]

Consolidated Financial Highlights
(in thousands of dollars, except per share data)
-------------------------------------------------------------------------------

For the Year                             1996       1995        % Change
                                         ----       ----        --------

     Interest Income                  $ 23,058   $ 21,418        7.7%
     Interest Expense                    9,797      9,223        6.2
     Net Interest Income                13,261     12,195        8.7
     Net Income                          4,282      3,817       12.2
     Return on:
        Average Assets                    1.40%      1.36%
        Average Equity                   11.73%     10.58%

At Year End

     Assets                           $327,008   $297,523        9.9%
     Deposits                          270,056    255,787        5.6
     Loans                             220,630    197,893       11.5
     Shareholders' Equity               39,716     37,543        5.8
     Trust Assets Under Management
        (at market value)              117,957     94,149       25.3

Per Share Data

     Net Income                       $   2.49   $   2.22       12.2%
     Dividends                            1.24       1.16        6.9
     Book Value                          23.05      21.79        5.8

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report
December 31, 1996

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

     The year 1996 was exciting at CNB Financial Corporation and County National Bank as records were set in net earnings, growth accomplishments and common stock performance. With these achievements all of our strategic issues, which were established as goals and objectives for success, were addressed and many fulfilled.

     Net income for the year rose to $4.3 million. This represents an earnings per share of common stock of $2.49 including $0.09 per share attributable to a change in accounting principle. Operating earnings rose over 8% to $2.40 per share for $4.1 million compared to earnings in 1995. These strong earnings, provided a cash dividend of $1.24 per share for the year which included an increase of $0.08 or 6.9%. The market value of our Common stock responded to these events and correspondingly rose $6.50 to a new high of $35.50 per share thereby yielding a 26.7% annual return for 1996.

     Significant progress was made during 1996 towards our growth objectives.
Of these, total assets grew by $29.4 million or 9.9%, totaling over $327 million by year end. Loans and leases increased by $23 million to $223.1 million. Loan growth was primarily funded by deposit balances which rose $14.3 million during the year, establishing a new deposit level of $270 million. Increased shareholder equity of $2.2 million also provided additional loan funding. Aggregate equity now stands at $39.7 million and continues to be the leverage basis to support our natural and acquired growth ambitions.

     A formal strategic direction developed by the Board of Directors and Management continues to provide the focus to guide Management into and through the Bank and Corporate growth mode. Many of our strategic plans include objectives with customer service in mind, and include:

New Branch Offices --A new full service office in the community of Houtzdale completed our branch network throughout the Moshannon Valley. The acquisition of four branch offices is increasing CNB's market share in Clearfield and Philipsburg and provided an entrance into the DuBois area. With these moves, we fulfill an objective of becoming the dominant financial service provider in Clearfield County.

Business Banking --For businesses of all sizes, we offer a wide variety of products and services to assist with their daily accounting and money management needs. From business checking with check imaging to corporate cash concentration and disbursement, businesses now have the ability to reduce their costs, improve cash flows, increase efficiencies and the service levels they provide to their customers. Also, with our myriad of different business loans, we pride ourselves in making quick decisions and establishing long-term relationships that have proven to be mutually beneficial.

Investment Services --Our newly redesignated Trust and Asset Management Services division is ready to address those clients with concerns over their financial future. In addition to the traditional trust services, i.e. estates, guardianships and trusts, we have developed alternative services to create a solid financial future for our clients.

Consumer Banking --For the everyday retail banking products, there is a constant research and development process at work. As new services are generated, they are marketed for customer utilization and through time become "traditional banking services". This year, six new deposit and loan services were added along with four new communication service methods for consumers to relate with their account or service needs including our Internet Home Page at http://www.bankcnb.com.

Staff Training --To deliver new and traditional services in a professional manner, extensive training procedures were developed. Veteran staff members continually avail themselves to training opportunities that benefit their career objectives and, at the same time, maintain product knowledge. New staff members are naturally exposed to a wider variety of education prior to the challenge of providing customer satisfaction. This universal training and education process extends to all CNB's 158 full time and 43 part time employees.

Infrastructure --Among the basic framework of facilities, staff and communication links, there are many external and internal support mechanisms necessary to deliver customer service. In support are seventeen banking locations, including one remote automatic teller branch. Expansion preparation was made through a modernized headquarters facility which the public was invited to inspect at an open house celebration in September. During 1996, full utilization of the headquarters was implemented and quickly demonstrated the benefits to growth and profits.

     In facing a rapidly changing financial services world, we are prepared to meet every new challenge. A serious investment has been made with your equity in mind and we, the directors, the management and staff are committed to have that investment pay off.

Sincerely,  CNB Financial Corporation

            /s/ James P. Moore
            James P. Moore
            President and Chief Executive Officer

            County National Bank

            /s/ William F. Falger
            William F. Falger
            President and Chief Executive Officer

Market Area and Service Locations
--------------------------------------------------------------------------------


            [Map of Market Area and Service Location Appears Here]

                             --------------------

County National Bank, the sole subsidiary of CNB Financial Corporation, is a full-service, community financial institution, headquartered in Clearfield, Pennsylvania. The Bank presently has 16 offices in the communities of Clearfield, DuBois, Houtzdale, Karthaus, Madera, Osceola Mills, Philipsburg, St. Marys and Bradford, McKean County, all located in Pennsylvania.

                             --------------------

CNB Financial Corporation and Subsidiary
1996 Annual Report


Consolidated Statements of Condition


(in thousands, except share data)                                 December 31
                                                            -----------------------
Assets                                                         1996          1995
                                                            ---------     ---------
Cash and Due from Banks (Note 2).........................   $ 10,806      $  9,110
Deposits with Other Banks................................         14            19
Federal Funds Sold.......................................         --         3,200
Investment Securities Available for Sale (Note 3)........     61,309        51,007
Investment Securities Held to Maturity, fair value
   of $17,717 at December 31, 1996 and $25,540 at
   December 31, 1995.....................................     17,387        24,921
Loans and Leases (Note 4)................................    226,407       203,706
   Less: Unearned Discount...............................      3,304         3,668
   Less: Allowance for Loan Losses (Note 5)..............      2,473         2,145
                                                            ---------     ---------
   NET LOANS.............................................    220,630       197,893
Premises and Equipment, Net (Note 6).....................      9,312         7,782
Accrued Interest Receivable..............................      2,181         2,097
Other Assets and Intangible (Note 7).....................      5,369         1,494
                                                            ---------     ---------
   TOTAL ASSETS..........................................   $327,008      $297,523
                                                            =========     =========


Liabilities

Deposits: (Note 8)
   Non-interest Bearing Deposits.........................   $ 30,812      $ 25,705
   Interest Bearing Deposits.............................    239,244       230,082
                                                            ---------     ---------
   TOTAL DEPOSITS........................................    270,056       255,787
Other Borrowings (Note 9)................................     14,656         2,846
Accrued Interest and Other Liabilities...................      2,580         1,347
                                                            ---------     ---------
   TOTAL LIABILITIES.....................................    287,292       259,980
                                                            ---------     ---------

Shareholders' Equity

Common Stock $4 Par Value
Authorized 2,500,000 Shares
Issued 1,728,000 Shares..................................      6,912         6,912
Retained Earnings........................................     32,289        30,143
Treasury Stock, At Cost (5,166 Shares)...................       (100)         (100)
Net Unrealized Gains on Securities Available for Sale....        615           588
                                                            ---------     ---------

   TOTAL SHAREHOLDERS' EQUITY............................     39,716        37,543
                                                            ---------     ---------

   TOTAL LIABILITIES & SHAREHOLDERS' EQUITY..............   $327,008      $297,523
                                                            =========     =========

       The accompanying notes are an integral part of these statements.

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Consolidated Statements of Income


in thousands, except per share data)               Year ended December 31,
                                                -----------------------------
                                                  1996         1995     1994
                                                -------      -------  -------
Interest Income
Loans including Fees.........................   $18,231      $16,849  $14,813
Deposits with Banks..........................        --            1       91
Federal Funds Sold...........................        87           81       43
Investment Securities:
   Taxable Securities which are
      Available for Sale.....................     2,672        2,249    1,807
   Tax-Exempt Securities which are
      Available for Sale.....................       818          372       46
   Taxable Securities being Held to
      Maturity...............................       773        1,015    1,176
   Tax-Exempt Securities being Held
      to Maturity............................       477          851    1,192
                                                -------      -------  -------
   TOTAL INTEREST INCOME.....................    23,058       21,418   19,168
Interest Expense
Deposits.....................................     9,421        8,946    6,986
Borrowed Funds...............................       376          277      239
                                                -------      -------  -------
   TOTAL INTEREST EXPENSE....................     9,797        9,223    7,225
                                                -------      -------  -------
   Net Interest Income.......................    13,261       12,195   11,943
   Provision for Loan Losses.................       600          380      525
                                                -------      -------  -------
   Net Interest Income After
      Provision for Loan Losses..............    12,661       11,815   11,418
Other Income
Trust & Asset Management Fees................       511          529      456
Service Charges - Deposit Accounts...........       700          616      412
Other Service Charges and Fees...............       416          411      245
Security Gains (Losses)......................        (7)         146       --
Gain on Sale of Loans........................        24           53       45
Other........................................       231          188      352
                                                -------      -------  -------
   TOTAL OTHER INCOME........................     1,875        1,943    1,510
Other Expenses
Salaries.....................................     4,030        3,615    3,297
Employee Benefits............................       972        1,210    1,155
Net Occupancy Expense of Premises............     1,460        1,119    1,060
Other........................................     2,498        2,824    2,570
                                                -------      -------  -------
   TOTAL OTHER EXPENSES......................     8,960        8,768    8,082
                                                -------      -------  -------
Income Before Income Taxes and
   Cumulative Effect of Change
   in Accounting Principle...................     5,576        4,990    4,846
Applicable Income Taxes......................     1,450        1,173    1,137
                                                -------      -------  -------
Income Before Cumulative Effect of
   Change in Accounting Principle............     4,126        3,817    3,709
Cumulative Effect of Change in
   Accounting Principle, after Taxes.........       156           --       --
                                                -------      -------  -------
Net Income...................................   $ 4,282      $ 3,817  $ 3,709
                                                =======      =======  =======
EARNINGS PER SHARE, BASED ON WEIGHTED
AVERAGE SHARES OUTSTANDING
Income Before Cumulative Effect of
    Accounting Change........................   $  2.40      $  2.22  $  2.15
Cumulative Effect of Change in
     Accounting Principle....................      0.09           --       --
                                                -------      -------  -------
Net Income...................................   $  2.49      $  2.22  $  2.15
Cash Dividends Per Share.....................   $  1.24      $  1.16  $  1.08

       The accompanying  notes are an integral part of these statements.

CNB Financial Corporation and Subsidiary
1996 Annual Report

Consolidated Statements of Cash Flows

(in thousands)                                                             Year ended December 31,
                                                                       --------------------------------
                                                                          1996        1995       1994
                                                                       ---------   ---------  ---------
Cash Flows from Operating Activities:
Net income.........................................................    $  4,282    $  3,817   $  3,709
Adjustments to reconcile net income to
  net cash provided by operations:
    Provision for loan losses......................................         600         380        525
    Depreciation...................................................         664         505        455
    Amortization and accretion of net
        deferred loan fees.........................................        (754)       (236)      (115)
    Amortization and accretion of premiums
        and discounts on investments...............................         101         278        371
    Deferred taxes.................................................         169          37        (29)
    Security (gains) losses........................................           7        (146)        --
    Gain on sale of loans..........................................         (24)        (53)       (45)
    Other..........................................................         (14)         --        (81)
Changes in:
  Interest receivable..............................................         (84)       (169)       (92)
  Other assets and intangibles.....................................      (3,398)       (200)       (21)
  Interest payable.................................................         (38)         56         47
  Other liabilities................................................       1,164         434       (208)
                                                                       ---------   ---------  ---------
Net cash provided by operating activities..........................       2,675       4,703      4,516

Cash Flows from Investing Activities:
  Proceeds from maturities of:
    Securities held to maturity....................................       7,940      17,748     11,424
    Securities available for sale..................................       7,742      17,702     14,195
  Proceeds from sales of:
    Securities available for sale..................................       4,877         358         --
    Loans..........................................................       1,910       4,738      3,243
  Purchase of:
    Securities held to maturity....................................        (998)     (9,025)    (1,804)
    Securities available for sale..................................     (22,390)    (29,728)   (14,965)
  Net principal disbursed on loans.................................     (24,825)    (23,108)   (17,208)
  Redemption (Purchase) of Federal Home
      Loan Bank stock..............................................        (406)        (14)        20
  Purchase of premises and equipment...............................      (2,094)     (3,144)    (1,237)
  Proceeds from the sale of foreclosed assets......................         122          56        355
                                                                       ---------   ---------  ---------
Net cash used in investing activities..............................     (28,122)    (24,417)    (5,977)

Cash Flows from Financing Activities:
  Net change in:
    Checking, money market and savings accounts....................       9,064      19,495      1,825
    Certificates of deposit........................................       5,205       5,651      2,490
    Other borrowed funds...........................................       2,127        (819)      (771)
  Cash dividends paid..............................................      (2,136)     (1,998)    (1,861)
  Proceeds from Federal Home Loan Bank advances....................      10,625          --        540
  Principal reduction in Federal Home Loan bank advances...........        (942)        (20)        --
                                                                       ---------   ---------  ---------
Net cash provided by financing activities..........................      23,943      22,309      2,223
                                                                       ---------   ---------  ---------
Net (decrease increase in cash and cash equivalents................      (1,504)      2,595        762
Cash and cash equivalents at beginning of year.....................      12,310       9,715      8,953
                                                                       ---------   ---------  ---------
Cash and cash equivalents at end of year...........................    $ 10,806    $ 12,310   $  9,715
                                                                       =========   =========  =========

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest (including amount credited directly to
      certificate accounts)........................................    $  9,887    $  9,279   $  6,979
    Income taxes...................................................       1,739       1,316      1,320

Noncash Investing Activities
Increase in net unrealized gains on securities
 available for sale................................................     $    27    $  1,209     $  765
Real estate acquired in settlement of loans........................          --         142         51

       The accompanying notes are an integral part of these statements.

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Consolidated Statements of Changes
in Shareholders' Equity

(in thousands)
                                                                                                   Net Unrealized
                                                                                                  Gains (Losses) on
                                                              Additional                             Securities          Total
                                                               Paid-In     Retained     Treasury      Available       Stockholders'
                                              Common Stock     Capital     Earnings      Stock        for Sale           Equity
                                              -------------------------------------------------------------------------------------
Balance January 1, 1994....................      $ 6,912          --       $26,476       $(100)       --                $33,288
    Net Income for 1994....................                                  3,709                                        3,709
    Cash Dividend Declared.................                                 (1,861)                                      (1,861)
    Net Unrealized Losses on Securities
      Available for Sale...................                                                         (621)                  (621)
                                              -------------------------------------------------------------------------------------

Balance December 31, 1994..................        6,912          --        28,324        (100)     (621)                34,515
    Net Income for 1995....................                                  3,817                                        3,817
    Cash Dividend..........................                                 (1,998)                                      (1,998)
    Net Unrealized Gains on Securities
      Available for Sale...................                                                        1,209                  1,209
                                              -------------------------------------------------------------------------------------

Balance December 31, 1995..................        6,912          --        30,143        (100)      588                 37,543
    Net Income for 1996....................                                  4,282                                        4,282
    Cash Dividend Declared.................                                 (2,136)                                      (2,136)
    Net Unrealized Gains on Securities
      Available for Sale...................                                                           27                     27
                                              -------------------------------------------------------------------------------------

Balance December 31, 1996..................      $ 6,912          --       $32,289       $(100)   $  615                $39,716
                                              =====================================================================================

       The accompanying  notes are an integral part of these statements.

    -----------------------------------------------------------------------

CNB Financial Corporation and Subsidiary
1996 Annual Report

Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization:

    CNB Financial Corporation (the "Corporation"), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the "Bank"). The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation is also subject to examinations by Federal regulators. The Corporation's market area is in the northern central region of the state of Pennsylvania.

Basis of Financial Presentation

    The financial statements are consolidated to include the accounts of the Corporation and its wholly owned bank subsidiary. These statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Loans:

    Interest income with respect to loans and leases is accrued on the principal amount outstanding, except on certain installment loans on which interest income is recognized over their terms using methods which approximate level yields. The Bank discontinues the accrual of interest when the interest or principal is 90 days past due, unless the loan is in the process of collection and no loss of interest and principal is anticipated. Loan fees and certain direct origination costs are deferred and the net amount amortized as an adjustment to the related loan interest income yield over the terms of the loans.

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

Investment Securities:

    When purchased, management classifies debt securities as either held to maturity, available for sale or trading securities. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt securities that the Corporation does not have the positive intent or ability to hold to maturity, and all marketable equity securities, are classified as available for sale or trading and carried at fair value. Unrealized gains and losses, net of tax, on securities classified as available for sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading.

    The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for the amortization of premiums and the accretion of discounts over the period through contractual maturity or, in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Such amortization is included in interest income from investments. Realized gains and losses and declines in value judged to be other than temporary are included in other income. The cost of securities sold is based on the specific identification method.

Asset Transfers:

    In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", was issued, effective for transactions entered into after December 31, 1996. This Standard establishes rules distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Management does not expect this Standard to have a material impact on the Corporation's financial position or results of operations.

Premises and Equipment:

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is computed principally by the straight line method over the estimated useful lives of the various classes of assets. Amortization of leasehold improvements is computed using the straight-line method over useful lives of the leasehold improvements or the term of the lease, whichever is shorter. Maintenance, repairs and minor renewals are charged to expense as incurred.

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report
Notes to Consolidated Financial Statements (Continued)

Other Assets and Intangibles:

    Other assets include real estate acquired through foreclosure or in settlement of debt and is stated at the lower of the carrying amount of the indebtedness or fair market value, net of selling costs.

    The Corporation adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective January 1, 1996. This standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. The adoption of this Standard did not have a material impact on the Corporation.

Trust Income:

    In 1996, the Corporation changed its method of accounting for Trust income from the cash basis to the accrual basis. The Corporation has recognized the cumulative effect from this change in accounting principle in the amount of $236,000, with applicable income taxes of $80,000, which resulted in an increase in net earnings of $156,000 or $0.09 per share in 1996.

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

2.  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 1996, was approximately $1,531,000, which was maintained in vault cash.

3.  INVESTMENT SECURITIES

     Investment securities at December 31, 1996 and 1995 were as follows (in thousands):

                                                          December 31, 1996                           December 31, 1996
                                                --------------------------------------      --------------------------------------
                                                               Unrealized                                  Unrealized
                                                Amortized   -----------------   Market      Amortized   -----------------   Market
                                                  Cost      Gains      Losses   Value         Cost      Gains      Losses   Value
                                                ---------   -----      ------   ------      ---------   -----      ------   ------
Securities available for sale:
  U.S. Treasury..............................   $13,496     $   36     $ 24     $13,508     $11,500     $   99     $  5     $11,594
  U.S. Government agencies
    and corporations.........................    26,192        118      203      26,107      24,527        271      106      24,692
  Obligations of States and
    Political Subdivisions...................    17,562        486       --      18,048      11,155        289       10      11,434
  Other Debt Securities......................     1,047          4        6       1,045       1,528         17        5       1,540
  Marketable Equity Securities...............     2,080        538       17       2,601       1,405        342       --       1,747
                                                -------     ------     ----     -------     -------     ------     ----     -------
                                                $60,377     $1,182     $250     $61,309     $50,115     $1,018     $126     $51,007
                                                =======     ======     ====     =======     =======     ======     ====     =======
Securities to be held to maturity:
  U.S. Government agencies
    and corporations.........................   $   997         --     $  1     $   996     $ 1,989     $   18       --     $ 2,007
  Obligations of States and
    Political Subdivisions...................     7,319        289       --       7,608      11,251        439        5      11,685
  Other Debt Securities......................     9,071         66       24       9,113      11,681        183       16      11,848
                                                -------     ------     ----     -------     -------     ------     ----     -------
                                                $17,387     $  355     $ 25     $17,717     $24,921     $  640     $ 21     $25,540
                                                =======     ======     ====     =======     =======     ======     ====     =======

    Other debt securities include corporate notes and bonds, collateralized mortgage obligations and asset-backed securities.

    On December 31, 1996 investment securities carried at $13,230,000 were pledged to secure public deposits and for other purposes as provided by law.

CNB Financial Corporation and Subsidiary
1996 Annual Report

Notes to Consolidated Financial Statements (Continued)

    The following is a schedule of the contractual maturity of investments excluding marketable equity securities, at December 31, 1996 (in thousands):

                                                    Available for Sale                Held to Maturity
                                              Amortized Cost     Market Value   Amortized Cost     Market Value
                                              --------------     ------------   --------------     ------------
1 year or less..............................      $10,489           $10,520         $ 3,878          $ 3,905
1 year-5 years..............................       27,643            27,545          10,528           10,795
5 years-10 years............................       14,655            15,049           2,491            2,527
After 10 years..............................        4,463             4,549             490              490
                                                  -------------------------         ------------------------
                                                   57,250            57,663          17,387           17,717
                                                  -------------------------         ------------------------
Collateralized Mortgage Obligations
  and Other Asset-backed Securities.........        1,047             1,045              --               --
                                                  -------------------------         ------------------------
    Total Investment Securities.............      $58,297           $58,708         $17,387          $17,717
                                                  =========================         ========================

    Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

    Information pertaining to security sales is as follows:

                 Proceeds       Gross Gains       Gross Losses
                 --------       -----------       ------------
     1996          $4,877              $ 23                $30
     1995             358               146                 --
     1994              --                --                 --

4.  LOANS

    Total Loans at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                                      1996      1995
                                                    --------  --------
Commercial, Financial and Agricultural..........    $ 45,037  $ 49,643
Residential Mortgage............................     100,402    78,111
Commercial Mortgage.............................      31,451    30,658
Installment.....................................      43,448    45,294
Lease Receivables...............................       6,069        --
                                                    --------   -------
                                                    $226,407  $203,706
                                                    ========   =======

    In the ordinary course of business, the Bank has transactions, including loans, with it's officers, directors and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal risks. The aggregate of such loans totaled $6,553,000 on December 31, 1996 compared to $6,818,000 at December 31, 1995. During 1996, $26,996,000 of new loans were made and repayments totaled $27,261,000.

    The Bank's outstanding loans and related unfunded commitments are primarily concentrated within Central Pennsylvania. The Bank attempts to limit concentrations within specific industries by utilizing dollar limitations to single industries or customers, and by entering into participation agreements with third parties. No specific industry concentration exceeded 10 percent of total loans outstanding. Collateral requirements are established based on management's assessment of the customer.

    Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These standards address the accounting for certain loans when it is probable that all the amounts due under the contractual terms of the loan will not be collected. Impairment is measured based on either the present values of the expected future cash flows using the initial effective interest rate on the loan, the observable market price of the loan, or the value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for possible loan losses. Impaired loans consist of non-homogeneous loans, which based on management's evaluation of current information and events, it has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory purposes, including nonaccrual and restructured loans, in determining impaired loans. The adoption of this Standard did not have a material impact on the Corporation.

    The recorded investment in loans that are considered impaired under SFAS No. 114 was $884,000 and $957,000 at December 31, 1996 and 1995 respectively, net of a $59,000 charge to the allowance which was recorded in 1995. No impairments were recognized in 1996. Included in the 1996 amount is $654,000 of impaired loans that as a result of a write-down do not have an allowance for loan losses. The average recorded investments in impaired loans during the year ended December 31, 1996 was approximately $800,693. For the year ended December 31, 1996, the Corporation recognized accrued interest income on those impaired loans of $54,657. No income was recognized using the cash basis method of income recognition. In 1995, interest recognized on the accrual method for impaired loans was $19,108.

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Notes  to Consolidated Financial Statements (Continued)

5.  ALLOWANCE FOR LOAN LOSSES

    Transactions in the Allowance for Loan Losses for the three years ended December 31 were as follows (in thousands):

                                           1996     1995     1994
                                          -------  -------  -------
Balance, Beginning of Year............    $2,145   $2,033   $1,750
Charge-offs...........................      (360)    (369)    (382)
Recoveries............................        88      101      140
                                          ------   ------   ------
    Net Charge-offs...................      (272)    (268)    (242)
Provision for Loan Losses.............       600      380      525
                                          ------   ------   ------
Balance, End of Year..................    $2,473   $2,145   $2,033
                                          ======   ======   ======

6.  PREMISES AND EQUIPMENT

    The following summarizes Premises and Equipment at December 31 (in thousands):

                                                             1996     1995
                                                            -------  ------
Land......................................................  $ 1,208  $1,011
Premises and Leasehold Improvements.......................    7,008   5,866
Furniture and Equipment...................................    4,947   4,260
                                                            -------  ------
                                                             13,163  11,137
Less Accumulated Depreciation and Amortization............    3,851   3,355
                                                            -------  ------
  Premises and Equipment, Net.............................  $ 9,312  $7,782
                                                            =======  ======

    Depreciation on Premises and Equipment amounted to $664,000 in 1996, $505,000 in 1995, and $455,000 in 1994.


7.  INTANGIBLE

    In December 1996, the Corporation purchased certain fixed assets and the customer lists of four branches of a large, super-regional competitor. The agreement provides the Corporation direct marketing opportunities to obtain the customers of the selling institution. In conjunction with this transaction, the Corporation paid the seller a premium of $3.152 million, which has been identified as an intangible and is being amortized on a straight line basis over a period of 7.5 years, beginning in January 1997.


8.  DEPOSITS

    Deposits at December 31, 1996 and 1995 consisted of the following (in thousands):


                                                          1996       Time Deposits Maturing:
                                                        --------     -----------------------------------------------
Checking and Money Market Accounts....................  $112,996     Within One Year                        $ 69,286
Savings Accounts......................................    36,183     Within Two Years                         24,188
Certificates of Deposit and Time Accounts.............   120,877     Within Three Years                       12,864
                                                        --------     Within Four Years                        12,193
                                                        $270,056     Within Five Years and Greater             2,346
                                                        ========     -----------------------------------------------
                                                                                                            $120,877

    Certificates of Deposit of $100,000 or more totaled $12,909,000 and $12,676,000 at December 31, 1996 and 1995.


9.  OTHER BORROWINGS

    Other borrowings include $1.4 million and $0.4 million of demand notes payable to the U.S. Treasury Department at December 31, 1996 and 1995, respectively. These notes are issued under the U.S. Treasury Department's program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. In addition, other borrowings include $12.1 million of advances from the Federal Home Loan Bank (FHLB) at December 31, 1996, compared to $2.4 million at year end 1995. On December 31, 1996, $10 million of these advances were due to mature within 30 days and bore interest at a rate of 5.49%. The remaining FHLB advances mature within 15 years and bear interest rates between 4.87% and 6.75%. The FHLB advances are secured by qualifying assets of the Bank. At year end the Bank had remaining borrowing capacity with the FHLB of $77.8 million.

10. INCOME TAXES

    The Corporation uses the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. These are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The following is a summary of the tax provision (in thousands):


                                                                            1996           1995           1994
                                                                           -------       --------        ------
    Current........................................................        $1,361        $1, 210         $1,129
    Deferred.......................................................           169            (37)             8
                                                                           ------        -------         ------
    Net provision for Income Taxes.................................        $1,530        $ 1,173         $1,137
                                                                           ======        =======         ======

CNB Financial Corporation and Subsidiary
1996 Annual Report

Notes to Consolidated Financial Statements (Continued)

   The components of the net deferred tax liability as of December 31, 1996 and 1995 are as follows (in thousands):

                                                                                                             1996     1995
                                                                                                           -------  --------
Deferred tax assets
    Allowance for loan losses........................................................................      $  556   $   444
    Post-retirement benefits.........................................................................           9        15
    Fiduciary Income Earned not Recorded.............................................................          --        80
                                                                                                           -------  --------
                                                                                                              565       539
Deferred tax liabilities
    Premises and equipment...........................................................................         383       270
    Vehicle Leasing..................................................................................          73        --
    Unrealized gain on investment securities available for sale......................................         317       304
    Other............................................................................................           8        --
                                                                                                           -------  --------
                                                                                                              781       574
                                                                                                           -------  --------
Net deferred tax liability...........................................................................      $ (216)  $   (35)
                                                                                                           =======  ========

    The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows (in thousands):

                                         1996     1995     1994
                                        -------  -------  -------
Tax at statutory rate.................   $1,977   $1,697   $1,648
Tax exempt income, net................     (508)    (499)    (475)
Other.................................       61      (25)     (36)
                                         -------  -------  -------
Income tax provision..................   $1,530   $1,173   $1,137
                                         =======  =======  =======

11. EMPLOYEE BENEFIT PLANS

    The Bank provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan, based on prior year compensation, are 9 percent of total compensation plus 5.7 percent of the compensation in excess of $62,700. The Corporation recognized expense of $304,000 in 1996, $274,000 in 1995, and $268,000 in 1994.

    In addition to the above mentioned pension benefit plan, the Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the plan's funded status (in thousands):

                                                                                 December  31,
    Accumulated post-retirement benefit obligation:                             1996        1995
                                                                            ----------  ----------
        Retirees.....................................................       $  53,742   $  18,692
        Fully eligible active plan participants......................          39,921      23,164
        Other active plan participants...............................         319,350     293,665
                                                                            ----------  ----------
    Total accumulated post-retirement benefit obligation.............         413,013     335,521

    Unrecognized net transition obligation...........................        (124,873)   (132,218)
    Unrecognized net loss............................................         (96,621)    (39,067)
                                                                            ----------  ----------
    Accrued post-retirement obligation...............................       $ 191,519   $ 164,236
                                                                            ==========  ==========

                                                                               1996        1995         1994
                                                                            ----------  ----------     --------
    Net periodic post-retirement benefit cost:.......................       $  18,531   $  14,119      $28,258
    Service cost.....................................................          21,725      21,716       42,369
    Interest cost....................................................           7,566       7,345       21,727
                                                                            ----------  ----------     --------
    Amortization of transition obligation over 21 years..............       $  47,822   $  43,180      $92,354
                                                                            ==========  ==========     ========

    The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 6.50% in 1996 and 7.75% in 1995. The health care cost trend rate used to measure the expected costs of benefits for 1997 is 10.0%, 9.0%, in 1998 and 8.0% thereafter. A one percent increase in the health care trend rates would result in an increase of $64,056 in the benefit obligation of December 31, 1996, and would increase the service and interest costs by $9,573 in future periods The presentation above for the years 1996 and 1995 reflects a policy which grants eligibility to these benefits to employees 60 years of age with 30 years of service. The policy was changed in 1995 resulting in a reduction in costs from the 1994 level.

                                       CNB Financial Corporation and Subsidiary
                                                             1996 Annual Report

Notes to Consolidated Financial Statements (Continued)


12. OPERATING LEASES

    Rental expense, net of rental income, charged to occupancy expense was $105,046 in 1996. In 1995 the amount of rental expense was $68,907 and in 1994 the rental expense was $41,894.


13. REGULATORY CAPITAL COMPLIANCE

    The Corporation and Bank are subject to minimum capital requirements set by Federal regulatory agencies, namely the Federal Reserve Bank and the Office of the Comptroller of the Currency. Regulators require capital ratios of 6.0% Tier 1 capital to total risk based assets, 10% or more of total qualifying capital to total risk weighted assets and total Tier 1 capital to total assets of 5% for an institution to be considered well capitalized. The Corporation and Bank were reported as well capitalized under the regulatory framework for prompt corrective action as of the most recent notification of the regulators. There are no conditions or events since that notification that management believes would change the Corporation's status. The table below (in thousands except percents) summarizes the Corporation and Bank's regulatory capital levels:

                                                                     December 31
Risk Based Capital                        1996                    1996          1995                    1995
                                       ----------------------------------------------------------------------
                                       Regulatory  Ratio to      Minimum     Regulatory   Ratio to    Minimum
Tier 1                                 Capital     Risk Assets   Required    Capital   Risk Assets   Required
------                                 ----------------------------------------------------------------------
CNB Financial Corporation               $35,800        16.37%        4.00%   $36,752        17.84%      4.00%
County National Bank                    $33,683        15.55%        4.00%   $35,015        17.25%      4.00%

Tier 1 + Tier 2 Captial
-----------------------
CNB Financial Corporation               $38,273        17.50%        8.00%   $38,897        18.88%      8.00%
County National Bank                    $36,156        16.69%        8.00%   $37,160        18.31%      8.00%

Leverage
--------
CNB Financial Corporation               $35,800        10.95%        4.00%   $36,752        12.59%      4.00%
County National Bank                    $33,683        10.39%        4.00%   $35,015        12.06%      4.00%

    Failure to maintain the minimum capital level requirements can initiate mandatory and possibly additional discretionary disciplinary actions by regulators. In such an instance, if regulatory action was undertaken, the results could have a direct effect on the Corporation's financial position.

    Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    In the normal course of business, to meet the financing needs of its customers, the Bank enters into commitments involving financial instruments with off-balance sheet risks. Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. These commitments generally have fixed expiration dates (less than one year), and require the payment of a fee. The Bank utilizes the same credit policies in making these obligations as it does for on-balance-sheet instruments. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. As of December 31, 1996, the Bank had $20.5 million of unfunded commercial lines of credit; $9.7 million of unused credit card lines; $1.1 million of outstanding commitments to fund residential loans; $2.7 million in standby letters of credit and $1.8 million of unfunded home equity lines of credit.


15. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

    Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceeding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 1996, $4.0 million of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends, without prior regulatory approval.

    The Bank is also subject to certain restrictions under the Federal Reserve Act which include restrictions on extensions of credit to its affiliates. Of note, the Bank is prohibited from lending monies to the Corporation unless the loans are secured by specific collateral. These secured loans and other regulated transactions made by the Bank are limited in amount to ten percent of the Bank's captital stock and surplus.

CNB Financial Corporation and Subsidiary
1996 Annual Report

Notes to Consolidated Financial Statements (Continued)

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statements of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" and Statement No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments' require the disclosure of estimated fair value of all assets, liability and off-balance sheet instruments.

    The fair value estimates of the Corporation's financial instruments are made at a point in time, based on the then current market information and available financial information about the financial instrument. Fair market values are quoted on market prices for financial instruments where prices exist. In cases where quoted market prices are not available, fair values are derived from estimates using discounted cash flow techniques. Generally, market prices do not exist for a substantial portion of the Corporation's financial instruments, and accordingly fair value estimates are based on judgments with regard to future cash flow expectations, perceived credit risk, interest rate risk, prepayment risk, local and national economic conditions and other factors. The estimates are therefore subjective and may not reflect the amount that could be realized upon immediate sale of the instrument. Changes in certain assumptions could also significantly affect the estimates.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Assets:

    The carrying amounts reported in the statement of condition for cash and short-term assets approximates those assets' fair values primarily due to their short-term nature. For purposes of this disclosure only, short-term assets include due from banks, deposits with other banks, Federal funds sold, and accrued interest receivable.

Investment Securities:

    The fair value of investment securities are based on quoted market prices, where available. For equity securities for which quoted market prices are not available, fair value has been estimated to be the securities' carrying value.

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

Deposits:

    The carrying amount for noninterest-bearing demand and interest-bearing money-market and savings deposits approximates fair values. For certificates of deposit fair value has been estimated using discounted cash flow analyses that apply interest rates currently being offered on certificates with similar maturities.

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

Accrued Interest Payable:

    The carrying amounts reported in the statement of condition for accrued interest payable approximates its fair value primarily due to its short-term nature.

Standby Letters of Credit:

    The fair value of letters of credit are estimated based upon the amount of deferred fees and the creditworthiness of the counterparties.

                                                     December 31, 1996   December 31, 1995
                                                     --------------------------------------
(in thousands)                                       Carrying   Fair     Carrying   Fair
                                                      Amount   Value      Amount   Value
                                                     --------------------------------------
ASSETS
Cash and short-term assets.........................  $ 13,001  $ 13,001  $ 14,426  $ 14,426
Investment securities..............................    78,696    79,026    75,928    76,547
Net Loans..........................................   220,630   219,220   197,893   197,102
LIABILITIES
Deposits...........................................   270,056   269,687   255,787   256,464
Advances from the Federal Home Loan Bank...........    12,119    12,109     2,436     2,413
Other Borrowings...................................     2,537     2,537       410       410
Accrued Interest Payable...........................       771       771       809       809

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Notes  to Consolidated Financial Statements (Continued)

17. PARENT COMPANY FINANCIAL INFORMATION

    The Corporation's financial information (parent company only) is summarized as follows (in thousands):

BALANCE SHEETS                                                December 31,
                                                           -----------------
                                                             1996      1995
                                                           -------   -------
ASSETS
  Cash..................................................   $    17   $   366
  Investment in Bank subsidiary.........................    37,255    35,580
  Securities-available for sale.........................     2,601     1,747
  Other assets..........................................        20        --
                                                           -------   -------
    TOTAL ASSETS........................................   $39,893   $37,693
                                                           =======   =======

LIABILITIES
   Income taxes payable.................................   $    --   $    34
   Deferred tax liability...............................       177       116
                                                           -------   -------
    TOTAL LIABILITIES...................................       177       150
    TOTAL SHAREHOLDERS' EQUITY..........................    39,716    37,543
                                                           -------   -------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........   $39,893   $37,693
                                                           =======   =======

STATEMENTS OF INCOME                                             Year ended December 31,
                                                           -----------------------------------
                                                            1996          1995          1994
                                                           -------       -------       -------
INCOME
   Dividends from:
    Bank subsidiary......................................  $ 2,494       $ 2,791       $ 2,350
    Securities available for sale........................       75            56            18
  Other..................................................        8           128            24
                                                           -------       -------       -------
                 TOTAL INCOME............................    2,577         2,975         2,392
                                                           -------       -------       -------

     EXPENSES
         Other...........................................       76            63            90
                                                           -------       -------       -------
                 TOTAL EXPENSES..........................       76            63            90
                                                           -------       -------       -------
     INCOME BEFORE INCOME TAXES AND EQUITY
       IN DISTRIBUTED NET INCOME OF SUBSIDIARY...........    2,501         2,912         2,302
         Applicable income tax (obligation) benefit......       15           (34)           17
     Equity in undistributed net income of subsidiary....    1,766           939         1,390
                                                           -------       -------       -------
                 NET INCOME..............................  $ 4,282       $ 3,817       $ 3,709
                                                           =======       =======       =======

STATEMENTS OF CASH FLOWS
                                                              Year ended December 31,
                                                           ------------------------------
Cash flows from operating activities:                        1996        1995      1994
                                                           --------    --------  --------
Net income................................................ $ 4,282     $ 3,817   $ 3,709
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed net income of subsidiary........  (1,766)       (939)   (1,390)
  Increase (Decrease) in other assets.....................     (20)         17        (7)
  Increase (Decrease) in other liabilities................     (34)         34        (1)
  Gain on sale of available for sale securities...........      (6)       (125)       --
                                                           --------    --------  --------
  Net cash provided by operating activities...............   2,456       2,804     2,311
                                                           --------    --------  --------

Cash flows from investing activities:
Purchase of securities available for sale.................    (737)       (801)     (505)
Proceeds from the sale of securities available for sale...      68         337        44
                                                           --------    --------  --------
  Net cash used in investing activities...................    (669)       (464)     (461)

Cash flows from financing activities:
Dividends paid............................................  (2,136)     (1,998)   (1,861)
                                                           --------    --------  --------
  Net cash used in financing activities...................  (2,136)     (1,998)   (1,861)
                                                           --------    --------  --------
Net increase (decrease) in cash...........................    (349)        342       (11)
Cash beginning of year....................................     366          24        35
                                                           --------    --------  --------
Cash end of year.......................................... $    17     $   366   $    24
                                                           ========    ========  ========

CNB Financial Corporation and Subsidiary
1996 Annual Report

        ---------------------------------------------------------------

               Report of Ernst & Young LLP, Independent Auditors


Board of Directors and Stockholders
CNB Financial Corporation


We have audited the accompanying consolidated statements of condition of CNB Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of CNB Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNB Financial Corporation and subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1996 CNB Financial Corporation changed its method of accounting for trust and asset management fees.

                                            /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February  21, 1997

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report


Maturity Distribution

Remaining maturity/earliest repricing as of December 31, 1996:

                                                         After Three   After Six     After One
                                            Within       Months But    Months But     Year But      After
                                            Three        Within Six    Within One      Within       Five
                                            Months         Months         Year       Five Years     Years        Total
                                           ------------------------------------------------------------------------------
Interest earning assets:
Investment Securities....................  $  8,195      $  3,880      $  6,562      $ 38,129      $21,930      $ 78,696
Interest Bearing Deposits................        14                                                                   14
Loans (Net)..............................    36,123        11,040        23,597       142,947        6,923       220,630
                                           ---------     ---------     ---------     ---------     --------     ---------
    Total................................    44,332        14,920        30,159       181,076       28,853       299,340

Interest bearing liabilities:
Interest bearing demand deposits.........    51,697            --            --        25,407        5,082        82,186
Savings..................................        --            --            --        30,415        6,084        36,499
Time.....................................    36,403        14,793        17,772        51,227          364       120,559
Borrowed funds...........................    12,565             6            13         1,233          839        14,656
                                           ---------     ---------     ---------     ---------     --------     ---------
    Total................................   100,665        14,799        17,785       108,282       12,369       253,900
                                           ---------     ---------     ---------     ---------     --------     ---------
Gap......................................  $(56,333)     $    121      $ 12,374      $ 72,794      $16,484      $ 45,440
Cumulative Gap...........................  $(56,333)     $(56,212)     $(43,838)     $ 28,956      $45,440
Sensitivity Ratio........................      0.44          1.01          1.70          1.67         2.33          1.18
Cumulative Sensitivity Ratio.............      0.44          0.51          0.67          1.12         1.18

        ---------------------------------------------------------------

Quarterly Summary of Earnings

    The unaudited quarterly results of operations for the years ended December 1996 and 1995 are as follows (in thousands, except per share data):

                                                                              Quarters Ended
                                                       1996                                               1995
                                      March 31 (1)    June 30  Sept. 30  Dec. 31        March 31    June 30   Sept. 30  Dec. 31
                                      ------------------------------------------        ---------------------------------------
Total Interest Income..................   $5,721       $5,654    $5,731   $5,952          $5,037    $5,275    $5,473    $5,633
Net Interest Income....................    3,252        3,291     3,332    3,386           3,051     3,046     3,037     3,061
Provision for Loan Losses..............      125          125       125      225             125       125        65        65
Other Income...........................      463          510       479      423             412       518       421       592
Other Expense..........................    2,196        2,193     2,191    2,380           2,140     2,249     2,099     2,280
Net Income Before Cumulative
  Effect Adjustment....................    1,024        1,062     1,107      933             864       922     1,017     1,014
Net Income.............................    1,180        1,062     1,107      933             864       922     1,017     1,014
Net Income Per Share...................     0.69         0.62      0.64     0.54            0.50      0.54      0.59      0.59

    (1) Restated to reflect the change in accounting for trust fee income.

        ---------------------------------------------------------------

Quarterly Share Data

    The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the National Association of Securities Dealers Automatic Quotations (NASDAQ) through the electronic bulletin board and pink sheets. As of December 31, 1996, the approximate number of shareholders of record of the Corporation's common stock was 1,425.

Price Range of Common Stock                                                 Cash Dividends Paid
                                        1996            1995
                                    High     Low    High     Low                                       1996    1995
                                   ------------------------------                                     -------------
First Quarter...................   $30.88  $29.50  $29.50  $28.25        First Quarter..............  $0.31   $0.29
Second Quarter..................    31.50   30.75   29.00   27.50        Second Quarter.............   0.31    0.29
Third Quarter...................    34.25   31.50   28.25   27.00        Third Quarter..............   0.31    0.29
Fourth Quarter..................    35.50   34.25   29.00   27.00        Fourth Quarter.............   0.31    0.29
                                                                                                      -----   -----
                                                                                                      $1.24   $1.16
                                                                                                      =====   =====

        ---------------------------------------------------------------

Trust and Asset Management Division
   Funds under Management (Market Value)

Personal Trusts, Estates and Agency Accounts.............   $105,862  $88,797
Corporate Accounts.......................................     12,095    5,352
                                                            --------  -------
Total....................................................   $117,957  $94,149
                                                            ========  =======

CNB Financial Corporation and Subsidiary
1996 Annual Report

Selected Financial Data

                                                                          Year Ended December 31
                                                                          ----------------------
(dollars in thousands, except per share data)                                               1996
                                                                          ----------------------
     Interest Income
        Loans Including Fees.........................................................   $ 18,231
        Deposits with Banks..........................................................         --
        Federal Funds Sold...........................................................         87
        Other Short-Term Investments.................................................         --
        Investment Securities:
            U.S. Treasury Securities.................................................        854
            Securities of U.S. Government Agencies and Corporations..................      1,755
            Obligations of States and Political Subdivisions.........................      1,294
            Other Securities.........................................................        837
                                                                                        --------
        Total Interest Income........................................................   $ 23,058

     Interest Expense
        Deposits.....................................................................   $  9,421
        Other Borrowings.............................................................        376
                                                                                        --------
        Total Interest Expense.......................................................   $  9,797

     Net Interest Income.............................................................   $ 13,261
     Provision for Loan Losses.......................................................        600
                                                                                        --------
     Net Interest Income After Provision
        for Loan Losses..............................................................   $ 12,661

     Other Income....................................................................      1,875
     Other Expenses..................................................................      8,960
                                                                                        --------
     Income Before Taxes and Cumulative Effect Adjustment............................      5,576

     Applicable Income Taxes.........................................................      1,450
                                                                                        --------
     Income Before Cumulative Effect Adjustment......................................      4,126
     Cumulative Effect Adjustment....................................................        156
                                                                                        --------
        Net Income...................................................................   $  4,282
                                                                                        ========

     Per Share Data (1)
        Income Before Cumulative Effect Adjustment...................................   $   2.40
        Cumulative Effect Adjustment.................................................   $   0.09
        Net Income...................................................................   $   2.49
        Dividends Declared...........................................................   $   1.24
        Book Value Per Share at Year End.............................................   $  23.05

     At End of Period
        Total Assets.................................................................   $327,008
        Investment Securities........................................................     78,696
        Loans, Net of Unearned Discount..............................................    223,103
        Allowance for Loan Losses....................................................      2,473
        Deposits.....................................................................    270,056
        Shareholders' Equity.........................................................     39,716

     Key Ratios
        Return on Average Assets.....................................................       1.40%
        Return on Average Equity.....................................................      11.73%
        Loan to Deposit Ratio........................................................      81.70%
        Dividend Payout Ratio........................................................      49.88%
        Average Equity to Average Assets Ratio.......................................      12.59%

(1) Per share amounts have been restated to reflect a two-for-one split of common stock in 1993.

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Five Year Comparison

------------------------------------------------------------------
       1995             1994              1993            1992 (1)
------------------------------------------------------------------
     $ 16,849         $ 14,813          $ 13,568          $ 13,935
            1               91               243               848
           81               43                89               224
           --               --                24               156

          747              729               920               955
        1,480            1,060             1,170             1,511
        1,222            1,238             1,480             1,491
        1,038            1,194             1,496             1,563
-------------     ------------     -------------     -------------
     $ 21,418         $ 19,168          $ 18,990          $ 20,683


     $  8,946         $  6,986          $  7,564          $  9,690
          277              239                32                35
-------------     ------------     -------------     -------------
     $  9,223         $  7,225          $  7,596          $  9,725

     $ 12,195         $ 11,943          $ 11,394          $ 10,958
          380              525               525               500
-------------     ------------     -------------     -------------

     $ 11,815         $ 11,418          $ 10,869          $ 10,458

        1,943            1,510             1,257             1,040
        8,768            8,082             7,730             6,949
-------------     ------------     -------------     -------------
        4,990            4,846             4,396             4,549

        1,173            1,137             1,051             1,038
-------------     ------------     -------------     -------------
        3,817            3,709             3,345             3,511
           --               --               226                --
-------------     ------------     -------------     -------------
     $  3,817         $  3,709          $  3,571          $  3,511
=============     ============     =============     =============



     $   2.22         $   2.15          $   1.93          $   2.04
     $     --         $     --          $   0.13          $     --
     $   2.22         $   2.15          $   2.06          $   2.04
     $   1.16         $   1.08          $   1.05          $   1.00
     $  21.79         $  20.03          $  19.32          $  18.30


     $297,523         $269,698          $264,547          $270,525
       75,928           71,314            78,927            92,493
      200,038          181,789           167,956           150,024
        2,145            2,033             1,750             1,502
      255,787          230,641           226,326           235,887
       37,543           34,515            33,288            31,525


         1.36%            1.39%             1.35%             1.34%
        10.58%           11.07%            11.06%            11.48%
        77.36%           77.94%            73.44%            63.56%
        52.36%           50.18%            51.00%            49.07%
        12.86%           12.43%            12.21%            11.66%

CNB Financial Corporation and Subsidiary
1996 Annual Report

Management's Discussion and Analysis
of Financial Condition and
Results of Operations


General

  The purpose of the following pages is to provide information on CNB Financial Corporation (the Corporation) and County National Bank (the Bank) with regard to changes in financial condition and expanded details on the results of operations which may not be apparent from the consolidated financial statements and notes. This discussion is intended to provide a clear report on the liquidity and capital resources of the Corporation. Management's Discussion and Analysis should be read in conjunction with the CNB Financial Corporation and Subsidiary consolidated financial statements included herein.

Results of Operations

  The Corporation earned $4.1 million in 1996 before the cumulative effect of the change in accounting principle which was 8% higher than net income of $3.8 million in 1995. Compared to net income of $3.7 million the year ended December 31, 1994, this net income is 11.2% higher. The largest contributing factor to the increased profits was a $1.1 million increase in the net interest income earned on the Corporation's assets. Other income increased more than 4.7% over 1995 levels after adjusting for security gains taken on the Corporation's equity holdings in 1995 and has increased by 24.6% from fee income recorded in 1994. Operating expenses rose by $192 thousand to $8.96 million in 1996 compared to 1995. Operating expenses for 1994 were $8.1 million.

  Despite the continually sound financial success, management measures the Corporation's strengths by its achievements in remaining competitive and keeping pace with the consumers' increasing demands.

  As a financial services company, the Corporation is subject to intense competitive pressures from not only local financial institutions but from out-of-market competitors with remote banking technologies, mutual funds, insurance companies, lending subsidiaries of non-financial corporations and a variety of other service companies.

  To these ends, the Corporation and Bank completed many strategic initiatives. These including:

     . The opening of a newly constructed branch in Houtzdale, Clearfield County, on January 10, 1996.

     . The successful introduction of a vehicle leasing program in May. This new financing tool has proven to be highly popular with consumer and business customers ending the year with $6.1 million of gross receivables.

     . The implementation of a 24-hour automated telephone system, ServiceCall, was put into service in June, 1996 which provides valuable information on demand to our customers at all hours of the day and night from a computer generated "voice response" unit.

     . The Bank introduced our Customer Service Center, a valuable delivery system which is capable of responding quickly and efficiently to customer needs through personalized service over the telephone.

     . Imaged statements were introduced to the Bank's customers in August which provide great benefits to the depositor while having measurable cost-savings for the institution.

     . The completion of our "branch partnering" transaction provided the Bank four new branch locations, previously occupied by a competitor, and an opportunity to market directly to the customers of that competitor, further expanding our market dominance where we serve.

  These activities were all within the framework of the organization's five year strategic plan to create a solid network of financial services throughout its targeted market and to provide for the highest level of customer satisfaction while maintaining our community banking nature.

  The earnings per share before the cumulative effect of the change in accounting principle was $2.40 in 1996 compared to $2.22 in 1995 and $2.15 in 1994. Dividends were increased in 1996 to $1.24 per share, up 6.9% from 1995 when the dividend was $1.16 and up 14.8% over the $1.08 paid in 1994. Book value per share at year-end was $23.05 including the net unrealized gain for accounting for "available for sale" securities as required under generally accepted accounting principles.

Balance Sheet Highlights

  The total assets of the Corporation on December 31, 1996 were $327 million. At year-end 1995 total assets were $297.5 million and on December 31, 1994 total assets were $269.7 million. The 9.9% increase in total assets during 1996 was comprised of a $22.7 million increase in loans outstanding, a $2.8 million increase in the Corporation's investment portfolio and a $3.9 million increase in other assets. In the two year period since December 31, 1994, the Corporation's assets have increased $57.2 million or 21.2%.

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Loans
-----

  The largest portion of the Corporation's assets are loans. Loans, net of unearned income, at year end were $223.1 million, compared with $200 million one year ago. The Bank's loan portfolio continues to grow as more resources are dedicated within our communities toward business development. Further, the Corporation has benefited directly from new business obtained as the result of competitors consolidating. Many borrowers have expressed the desire toward keeping their borrowing relationships with local financial institutions. The continuance of personalized service in all lending areas, has helped maintain the Bank's position of the predominant lender in its local region.

  Recognizing the growing demand for vehicle leasing, the Bank began its leasing operations in May, 1996. On December 31, 1996 the Bank had $6.1 million of gross vehicle lease receivables. The popularity of this financing method was instrumental in increasing consumer loans.

  As shown below, the portfolio composite changed somewhat during 1996. Residential mortgages became a larger portion of the loan outstandings as the "First Time Home Buyer" mortgage program, implemented last year, continued its popularity and is an important source to the Bank's communities in making home buying available to low and moderate income families.

  The table below stratifies the loan portfolio by broad categories (in thousands):

                                   1996                 1995
---------------                    ----                 ----
Loan Categories                    (000's)              (000's)
Commercial, Financial
   & Agricultural...............   $ 45,037      19.89%  $ 49,643   24.37%
Commercial Mortgage.............     31,451      13.89%    30,658   15.05%
Residential Mortgage............    100,402      44.35%    78,111   38.34%
Consumer Installment............     43,448      19.19%    45,294   22.23%
                                   --------    --------  --------  -------
Lease Receivables...............      6,069       2.68%        --      --
                                   $226,407    100.00%   $203,706  100.00%

  Management takes careful measures to ensure that loans are not concentrated in any particular industry or category. This helps the Corporation diversify its credit risks and reduce the impact of economic downturns in specific business sectors.

  Commercial loans consist of traditional forms of commercial credit including term loans, lines of credit and tax advantaged loans to political subdivisions. Also, loans to finance agricultural production are included in this category. Commercial mortgage loans are made to businesses when real estate is used as the underlying collateral. Residential mortgages include first mortgages on residential properties, construction loans for the completion of residential homes and open-ended revolving lines of credit secured by a lien on the dwelling. Installment loans cover a variety of personal lending and included direct and indirect automobile financing.

Allowance for Loan Losses
-------------------------

  The allowance for loan losses is established by provisions for possible loan losses which are charged as an expense against income. Loans deemed not collectible are charged to the allowance while subsequent collections are recorded as credits and increase the allowance.

  As reported in many publications, both consumer delinquencies and bankruptcies have risen during 1996. The Bank has seen evidences of this trend within the consumer loan portfolio and recognizing this trend, increased its provision to $600,000 in 1996 from $380,000 in 1995 and $525,000 in 1994.

  The table below shows activity within the allowance account over the past three years by loan type:

Allowance for Loan Losses
(in thousands)
                                             ------------------------------
                                                 Years Ended December 31,
                                             ------------------------------
                                                1996       1995       1994
Balance at beginning of Period............   $  2,145   $  2,033   $  1,750
Charge-offs:
     Commercial and Financial.............          5         59         --
     Commercial Mortgages.................         --         28         95
     Residential Mortgages................         --         --         33
     Consumer Loans and
                                             ------------------------------
         Credit Cards.....................        355        282        254
                                                  360        369        382

Recoveries:
     Commercial and Financial.............          5         --         19
     Commercial Mortgages.................          1         --         --
     Residential Mortgages................         --         --         --
     Consumer Loans and
                                             ------------------------------
         Credit Cards.....................         82        101        121
                                                   88        101        140

                Net Charge-offs:..........       (272)      (268)      (242)
Provision for Possible
                                             ==============================
     Loan Losses..........................        600        380        525
                                             ==============================
Balance at End-of-Period..................   $  2,473   $  2,145   $  2,033
Loans, net of unearned....................   $223,103   $200,038   $181,789
Allowance to Net Loans....................       1.11%      1.07%      1.12%

  Management regularly reviews the loan portfolio and trends in the allowance for loan losses to ensure adequate protection of not only current potential losses, but, for future periods when possible economic downturns may lead to higher collection problems. Management considers local and national credit trends

CNB Financial Corporation and Subsidiary
1996 Annual Report

in assessing the allowance for loan losses which it believes is adequate. Further, strict adherence to established underwriting criteria is important in maintaining a high quality loan portfolio.

Investments
-----------

  Investment securities are the next predominant earning asset after loans. At year end, the investment portfolio totalled $78.7 million, or slightly more than 25% of the Corporation's earning assets. The Corporation's investments consist of $13.5 million of U.S. Treasury obligations, $27.1 million of U.S. Government Agency obligations, $25.4 million of Tax-Free State and Municipal Authority Debt Securities and $9.1 million of corporate debt. Included in the corporate debt is $1.5 million of collateralized mortgage obligations and asset backed securities. These latter investments are all rated AAA by Moody's Rating Service. The parent Corporation also holds $2.6 million of various bank and bank holding company equities.

  Upon purchasing a security, management considers various factors such as loan and deposit growth, the Corporation's capital position and the interest rate risk position and classifies the debt security as available for sale or held to maturity. At year end the Corporation had $61.3 million in securities available for sale and $17.4 million of securities it intends to hold until maturity.

  The Corporation has established investment policies that address all aspects of portfolio management including, but not limited to, the overall quality of the portfolio, liquidity and maturity limits, investment concentrations and regulatory guidelines. Compliance with these policies is reported regularly to the Corporation's Asset-Liability Committee, a subcommittee of the Board of Directors. The Corporation's objectives with respect to investment portfolio management is to provide a high level of liquidity and to moderate any interest rate risk which may be present between other earning assets and rate sensitive liabilities.

Deposits
--------

  The Corporation's main source of funding is consumer deposits gathered through the Bank's branch network. The Bank concentrates its deposit gathering activities in the markets it serves and does not solicit monies from outside those areas.

  Total deposits at year end 1996 were $14.3 million higher than 1995 year end. Compared to December 31, 1994, total deposits have grown $39.4 million or 17.1%. The growth in deposits is in part, attributable to the five new locations which the Bank made available to its markets in 1996. One branch was a new opening in Houtzdale, Clearfield County. The four additional sites located in Clearfield, Philipsburg (2) and DuBois, Pennsylvania resulted from a purchase transaction where a large super-regional bank exited these communities and sold the Bank its branch locations, fixed assets and customer lists and is facilitating the migration of customers into the Bank's deposit base.

  Deposit gathering, both locally and nationally, is subject to fierce competition. Competition for customer deposits can come from insurance companies, mutual funds and investment brokers and out-of-state banking institutions through remote banking operations. Further, in a defensive measure, some local institutions attempt to "buy" deposits through offering interest rates considerably in excess of the Bank's and other competitors. Management has approached this challenge with the philosophy of providing a complete menu of products with local convenience. This approach is believed to provide deposit customers with the personal service of community banking but with the technology and product advancement of larger financial service companies. Management considers its longer term approach to deposit gathering or customer retention programs a success as the Bank is still the dominant depository institution in its primary communities.

  The Bank has experienced increases in all of its deposit products. The table below outlines balances in the accounts at year end 1996, 1995 and 1994 (in thousands):

                                  ----------------------------
                                    1996      1995      1994
                                  ----------------------------
Checking, Non-Interest Bearing    $ 30,812  $ 25,705  $ 28,279
Checking, Interest Bearing          82,184    78,821    50,782
Savings Accounts                    36,183    35,307    41,559
                                  ----------------------------
Certificates of Deposit            120,877   115,954   110,021
                                  $270,056  $255,787  $230,641

Purchased Funds
---------------
  As a community bank, County National Bank strives to maintain the prudent balance between the demand for funds for loans and withdrawal of consumer deposits. During the course of operations, however, timing differences in cash flows may cause the Bank to purchase federal funds from banks who have committed to extend credit to the Bank. In 1996, demand for funds grew at a faster pace than deposit growth. In anticipation of opening new branch locations, the Bank utilized additional borrowings from the Federal Home Loan Bank of Pittsburgh. In the latter months of 1996, the need for purchased funds from this and other sources began to diminish. Management's intentions are to replace higher cost borrowings with lower rate funds as deposits are generated.

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Shareholder's Equity
--------------------

  The Corporation's shareholders' equity position under generally accepted accounting principles on December 31, 1996 was $39.7 million over total assets of $327 million resulting in a period end equity to asset ratio of 12.15%. For year end 1995 total capital stood at $37.5 million for an equity to asset ratio of 12.62%. For December 31, 1994 the equity position was $34.52 million on a total asset base of $269.7 million.

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

  The table below compares volume and yields for the past two years for various categories.

                                    1996                    1995
                           -------------------------------------------
                              Avg        Yld          Avg         Yld
                           ($000's)                ($000's)
Investment Securities
 (Taxable)                 $ 57,472     6.14%      $ 56,149      5.97%
Investment Securities
 (Non-Taxable)               24,740     5.23%        21,495      5.69%

Commercial Loans             46,986     8.26%        44,621      8.56%
Mortgage Loans              101,909     9.26%        89,215      9.03%
Installment Loans            56,334     8.72%        54,293      9.16%
                           -------------------------------------------
 Average Earning Assets    $287,441     8.02%      $265,773      8.06%

Non Interest Bearing
 Demand                    $ 27,852       --       $ 27,554        --
Interest Bearing Checking    76,496     3.13%        56,284      1.98%
Savings                      36,266     1.66%        38,716      2.72%
Time Deposits               117,339     5.47%       116,239      5.83%
FHLB Advances & T.T.&L        7,186     5.23%         5,229      5.32%
                           -------------------------------------------
 Average Liabilities       $265,139     3.70%      $244,022      3.78%

  The Corporation made $1,066,000 more net interest income in 1996 compared to 1995. This increase is largely attributable to higher average earning assets during the current year. The yield on earning assets declined slightly primarily as a result of lower yields received on non-taxable securities, commercial loans and installment loans. Offsetting this reduced earnings yield was a corresponding drop in the cost of liabilities primarily resulting from a lower cost of time deposits as maturing deposits with higher rates were replaced by lower rates in 1996. While the rate on interest bearing checking accounts rose dramatically, this is a result of a higher volume of Prime Money Fund balances present for the full year of 1996 compared to a partial year in 1995.

  As mentioned in the discussion on deposits, obtaining core funds has become increasingly difficult. To an extent the Bank's cost of deposits is influenced by local and out-of-market competitors offering above market rates for monies.

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

Non Interest Income
-------------------

  In the normal course of business, the Bank derives income for services it provides and charges penalties when customers are not in compliance with product agreements. This general category also includes fiduciary fees earned by the Bank's Trust and Asset Management division, service charges on deposit accounts and late charges assessed when a customer exceeds the prescribed limits of the payment due date.

  Total revenue for these activities for 1996 was $1.9 million compared to $1.9 million in 1995 and $1.5 million in 1994. Excluding gains on securities, 1996 non interest income was 4.7% more than in 1995 and 21.7% higher than recorded in 1994. The fees recognized from trust and asset management activities decreased slightly in 1996 to $511 thousand from $529 thousand in 1995. During 1996, the Bank adopted the accrual method of accounting in recognizing trust fee income. Prior to 1996, the Bank recognized such income on a cash basis. The cumulative after tax effect of adopting this change in 1996 resulted in an increase in net income of $156 thousand or $0.09 per share for the Corporation.

  Service charges on deposit accounts rose $84 thousand in 1996 over 1995 and are $288 thousand higher than those charges recorded in 1994. As the Bank did not increase their fees in 1996, this increase is attributable to a larger deposit base and more fees generated from existing customers. Increases were

CNB Financial Corporation and Subsidiary
1996 Annual Report

recorded in the categories of other bank fee charges and miscellaneous income. These categories include safe deposit rents, money transfer charges and check commissions.

  The Corporation had a net loss on the sale of securities in 1996 of $7 thousand. In 1995 the Corporation recognized a $146 thousand net gain on the sale of debt and equity securities.

  In 1994 the Bank began a program of selling its Pennsylvania Higher Education loans. Management had been searching for an avenue to place the servicing and funding on these government guaranteed loans elsewhere, as increasingly complex procedures were expected to affect the portfolio's profitability. On an ongoing basis, the Bank is an active lender for student loans, however, these disbursements are in turn sold to the Student Loan Marketing Association (SLMA) for servicing and collection. In 1994 the Bank recognized $43 thousand of gains on this activity which grew to $53 thousand during the 1995 fiscal year. In 1996 the Bank recognized $24 thousand of gains under these activities.

Non Interest Expense
--------------------

  The costs associated with operating the Corporation rose by 2.2% over 1995 and are 10.9% over 1994 year end results. These costs include salaries paid to personnel, supplies, data processing expenses, insurance and occupancy expenses. As mentioned in this report, the Bank opened one new branch in 1996 and acquired four additional banking locations in the latter part of the year. Personnel expenses for new branches were incurred prior to the opening for training and other necessary preparations. Merit and cost of living increases also contributed to the increase in salaries. Benefit costs, in large part, are driven by increases in salaries, as many benefits such as retirement contributions, and payroll taxes are computed as a function of salaries.

  With the many new activities and services implemented during 1996, salary expense rose 11.5% over last year. Compared to 1994, salary expense is 22.2% higher. Benefit expenses were lessened by a temporary reduction in health care expense and were 19.6% lower than benefits expensed during 1995. The Corporation expensed $47.8 thousand under benefits as required under SFAS No. 106. The 1996 expense for post-retirement benefit costs is somewhat higher than for 1995 due to a higher number of employees, but both 1996 and 1995 expense levels are significantly lower than 1994 as the eligibility policy was changed in 1995.

  The Corporation has made a major investment in expanding its markets and services in the past three years. Along with the three new branches opened since 1994, the Bank also purchased four additional banking sites. The longer term objectives have not only increased the personnel costs mentioned above but also the facilities costs associated with expanded locations. Occupancy expense rose 30% to $1.5 million in 1996 compared to 1995. Compared to the occupancy expense for 1994, expenses have increased 37.7% over the $1.1 million reported that year.

  Other operating expenses were lower in 1996 as compared to those incurred in 1995 and 1994. The FDIC lowered deposit premiums as the Bank Insurance Fund
(BIF) was determined to be funded to the required level as established under the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Accordingly, in 1996 the Bank was required to pay the minimum insurance level of only $2 thousand compared to $267 thousand and $513 thousand in 1995 and 1994, respectively.

  Included in other operating expenses are fees paid to the Corporation's data processing provider, M&I Data Services, Inc. The Corporation has six and one-half years remaining under an eight year contract with this service provider. Other routine expenses have increased slightly from year to year, offset slightly by increases in deferred loan origination costs.

Federal Income Taxes
--------------------

  For the year ended December 31, 1996, the Corporation provided $1.531 million for Federal income tax. This is $411 thousand more than provided for in 1995. The Corporation's higher earnings created a higher tax obligation. However, the Corporation's effective tax rate rose from 23.5% in 1995 and 1994 to 26.3% in 1996. This increase occurred as a substantial portion of tax preferrenced interest income has matured or been retired early. A reconcilement of taxes accrued compared to the Corporation's statutory rate is provided in Footnote No. 10 on page 13.

Net Income
----------

  Net income for the year ended December 31, 1996 was $4.1 million or 8% higher than the 1995 results as measured prior to the cumulative effect in the change in accounting principle. When compared to the net income reported for 1994, net income is up 11.2%. On a per share basis, earnings for 1996 were $2.40 compared with $2.22 for 1995 and $2.15 the fiscal year ending

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report


December 31, 1994.

  Return on average assets for 1996 was 1.35% prior to the cumulative effect of the change in accounting principle compared with 1.36% for 1995. Return on average assets for 1994 was 1.39%. Return on average equity for the year was 11.73% compared with 10.58% for 1995. The return on average equity for 1994 was 11.07%. The return on equity calculation is influenced by changes in capital by the amounts required for accounting for the unrealized gains and losses on investments available for sale.

Capital Resources

  The Corporation's capital position, increasing to $39.7 million at December 31, 1996, provides an above average capital position as compared to other bank holding companies of similar size. Capital adequacy for a financial institution is its ability to support asset growth and to sufficiently protect itself and depositors against risk. The Corporation has relied on retained earnings to increase equity, while providing a desirable return on invested capital to its shareholders.

  However, in the event that additional capital was necessary for various activities of the Corporation, there are 772 thousand shares of authorized, not issued, common stock which could be used to raise capital. Depending on the type of equity required, the Corporation could issue a variety of capital instruments that would qualify as primary (Tier 1) capital or other obligations which could count as supplemental (Tier 2) capital.

  The Federal Reserve Board standards classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock. Tier 2 capital consists of allowance for loan losses, perpetual preferred stock (not used in Tier 1), hybrid capital instruments, term subordinate debt and intermediate-term preferred stock. All banks are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted total assets and at least a 4% Tier 1 capital ratio. Capital that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital. In addition to the above risk based capital requirements, the Federal Reserve also requires a minimum leverage capital ratio of 4% of Tier 1 capital to total assets adjusted for goodwill and intangible assets. The disclosure in footnote No. 13 of the notes to the financial statements provides an analysis of the Corporation and Bank's current capital levels.


Liquidity

  As a financial intermediary, the Bank must manage its liquidity in order to ensure its abilities to meet the cash flow requirements of deposit customers who may potentially want to withdraw their funds and to assure borrowers that sufficient funds are available to meet their credit needs. The Bank's major source of new funds has come from the growing number of depositors. As interest rates have fallen the banking industry has seen deposit growth rates drop to minimal levels. In this regard, management continually explores new products which may attract customers searching for customized financial vehicles. The Prime Money Fund is an example of how quickly managment can develop a product for customers' needs.

  Aside from the capital markets open to the Corporation, the Bank has substantial avenues it can use to augment its liquidity needs. First, the Bank is a member of the Federal Home Loan Bank and had an average of $77.8 million of additional borrowing capacity with that organization. Secondly, the bank has committed lines from other banks to purchase up to $15 million in Federal funds on a short term basis. And lastly, the Corporation has $61.3 million of investments classified as available for sale, which could be sold to provide additional funding if necessary. The investment portfolio has a short weighted average maturity and in 1997 $14.4 million of securities will mature. These monies could be used to meet liquidity needs or reinvested in high quality, short term investments.

Interest Rate Sensitivity

  The monies provided by deposit gathering and other borrowings are used by the Bank in its lending activities. In general, the ability to simultaneously reprice the deposits and loans does not occur. This difference is called interest rate risk and can represent substantial uncertainty as to the stability of earnings if interest rates rise or fall by relatively modest amounts. The process of asset/liability management is the continuous monitoring of the amount of monies available for repricing in periodic time frames. The primary function of asset/liability management is to assure stabilized earnings regardless of interest rate swings. Management's guiding principle in managing interest rate risk is to attempt to keep the amount of

CNB Financial Corporation and Subsidiary
1996 Annual Report


liabilities and assets maturing or repricing in a particular time frame as close to equal as possible. Therefore, any changes in market interest rates should affect the renewing of the obligations to much the same extent, and net interest income should not experience significant adverse effects.

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

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Services for Business & Consumer
--------------------------------------------------------------------------------

County National Bank is a nationally chartered full-service commercial bank which provides all conventional banking services. In addition to those services, County National Bank provides the following innovative products and services which differientates the Bank as the premier financial services provider in its market area.

Business Banking
[]  Automated Clearing House Originations (ACH) & EFT Transactions
[]  Accounts Receivable Financing through "Business Manager(TM)"
[]  Cash Concentration Accounts through ACH
[]  Payroll Direct Deposit Services
[]  Customized Statement Cycles for Business and Organizations

Investment Services
[]  Investment Management
[]  Custody Accounts
[]  Corporate Money Management Services
[]  Trusts
[]  Land Management
[]  Employee Benefit Administrative and Investment Services
[]  401 (k) Administration
[]  Self-Directed IRA's

Consumer Banking
[]  Maximum Value Plan (MVP Account) to reward customer loyalty
[]  Rainbow Account Checking for Customers 50 years of age & better
[]  Check C D for Customers with Active Lifestyles
[] E-Z Access Certificates of Deposit (no penalty for early withdrawal after the first seven (7) days following initial date of purchase)
[] Prime Money Fund (money market accessibility, a premium rate and FDIC insurance)

[] Check Imaging with the Check Organizer and Combined Statements (new revolutionary way to organize checks & simplify recordkeeping)
[]  Automobile Leasing
[]  First Time Home Buyer Program
[]  Expedited Loan Approvals
[] Customer Service Center (personalized service over the telephone) 1-800-492-3221
[]  Service Call  (24 hour automated customer information line) 1-800-407-6554
[]  CNB Home Page (http://www.bankcnb.com)

CNB Financial Corporation and Subsidiary
1996 Annual Report

                              Board of Directors

CNB Financial Corporation

L. E. Soult, Jr.
Chairman of the Board
Vice President and Treasurer, Soult Wholesale Co. (Building
Materials Wholesaler)

Robert E. Brown
Vice President, E. M. Brown, Inc. (Coal Producer)

William F. Falger
Executive Vice President - CNB Financial Corporation
President and Chief Executive Officer - County National Bank

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


County National Bank

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

Peter F. Smith
Attorney at Law

L. E. Soult, Jr.
Vice President and Treasurer, Soult Wholesale Co. (Building
Materials Wholesaler)

Robert G. Spencer
President, Hepburnia Coal Sales Corp. (Coal Producer)

Joseph L. Waroquier, Sr.
President, Waroquier Coal Company (Coal Producer)

DIRECTOR EMERITUS - W. K. Ulerich

                                        CNB Financial Corporation and Subsidiary
                                                              1996 Annual Report

Corporate Officers
James P. Moore
President and Chief Executive Officer

William F. Falger
Executive Vice President

William A. Franson
Secretary

Carl J. Peterson
Assistant Secretary


Bank Executive Officers
James P. Moore
Chairman

William F. Falger
President & Chief Executive Officer

William A. Franson
Executive Vice President & Cashier, Chief
Operating Officer

Carl J. Peterson
Senior Vice President & Senior Trust
Officer

Mark D. Breakey
Senior Vice President & Senior Loan
Officer



Trust & Asset Management Services
Donald E. Shawley
Vice President & Trust Officer

Eunice M. Peters
Assistant Trust Officer



Lending Operations
Robin L. Hay
Vice President, Community Banking

Joseph H. Yaros
Vice President, Community Banking,
Bradford

William J. Mills
Assistant Vice President, Community
Banking, St. Marys

Ronald E. Billotte
Assistant Vice President, Community
Banking, Clearfield

David W. Ogden
Assistant Vice President, Loan Review

Duane P. Shifter
Assistant Vice President, Community
Banking, Clearfield

Merrill A. Dunlap
Assistant Cashier, Community Banking,
Clearfield

Larry A. Putt
Assistant Cashier, Community Banking,
Clearfield

Richard L. Bannon
Credit Administration Officer

Paul A. McDermott
Collection Officer

Keith M. Folmar
Lending Officer, Community Banking,
Philipsburg

Jo Potter
Lending Officer, Community Banking,
Philipsburg

Ruth Anne Ryan
Lending Officer, Dealer Center


Finance & Accounting
Rachel E. Larson
Assistant Vice President, Accounting
Operations

Edward H. Proud
Assistant Vice President, Electronic
Technology

C. Glenn Myers
Controller & Assistant Financial Officer

Dennis J. Sloppy
Assistant Cashier, Electronic Technology


Branch Office Administration
Jacqueline A. Hynd
Assistant Vice President, Branch
Administrator

Rodger L. Read
Assistant Vice President, Madera Office

Jeffrey A. Herr
Assistant Vice President, Presqueisle
Street Office, Philipsburg

Susan J. Shimmel
Assistant Cashier, Old Town Road Office,
Clearfield

Deborah M. Young
Assistant Cashier, Washington Street
Office, St. Marys

Nancy J. Fink
Assistant Cashier, Bonds & Securities

S. Jean Sankey
Community Office Manager, Lending
Officer, Osceola Mills Office

Kathy J. McKinney
Community Office Manager, Houtzdale
Office

Gregory R. Williams
Community Office Manager, Industrial
Park Road Office, Clearfield

Gregory J. Urbassik
Community Office Manager, DuBois
Mall Office, DuBois

Auditing
Brenda L. Terry
Auditor

Compliance
Donna J. Casteel
Compliance Officer

Human Resources
Mary Ann Conaway
Assistant Vice President

Marketing
Helen G. Kolar
Vice President, Marketing  Director

CNB Financial Corporation and Subsidiary
1996 Annual Report

Shareholder Information


Annual Meeting

  The Annual Meeting of the Shareholders of
CNB Financial Corporation will be held Tuesday,
April 15, 1997 at 2:00 p.m. at the
Corporation's Headquarters in Clearfield, PA.

Corporate Address

  CNB Financial Corporation
  1 S. Second Street
  P.O. Box 42
  Clearfield, PA 16830
  (814) 765-9621

Stock Transfer Agent and Registrar

  County National Bank
  1 S. Second Street
  P.O. Box 42
  Clearfield, PA 16830
  (814) 765-9621

Form 10-K

  Shareholders may obtain a copy of the Annual
Report to the Securities and Exchange Commission on Form 10-K by writing to:

  CNB Financial Corporation
  1 S. Second Street
  P.O. Box 42
  Clearfield, PA 16830
  ATTN: Shareholder Relations

Quarterly Share Data

  For information regarding the Corporation's quarterly share data, please refer to page 18.


Market Makers

  The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

  Ferris Baker Watts, Inc.
  6 Bird Cage Walk
  Hollidaysburg, PA 16648
  (800) 343-5149

  Hopper Soliday & Co., Inc.
  1825 Oregon Pike
  P. O. Box 4548
  Lancaster, PA 17604-4548
  (800) 456-9234

  Monroe Securities, Inc.
  47 State Street
  Rochester, NY 14614
  (800) 766-5560

  F. J. Morrissey & Co.
  1700 Market Street, Suite 1420
  Philadelphia, PA 19103
  (800) 842-8928

  Parker Hunter, Inc.
  484 Jeffers Street
  P.O. Box 1105
  DuBois, PA 15801
  (800) 238-0067

  E. E. Powell & Co. Inc.
  1100 Gulf Tower
  Pittsburgh, PA 15219
  (800) 289-7865

  Ryan, Beck & Co.
  3 Parkway
  Philadelphia, PA 19102
  (800) 766-5560

  Sandler O'Neill & Partners
  2 World Trade Center
  104th Floor
  New York, NY 10048
  (800) 635-6860

Corporate Description

CNB Financial Corporation is a bank holding company established April 26, 1984. Its assets consist principally of all the outstanding stock of County National Bank, Clearfield, Pennsylvania. County National Bank is a full-service financial institution with the main office located at 1 S. Second Street, Clearfield, Pennsylvania; and 15 full-service branch offices in the communities of Clearfield, DuBois, Karthaus, Madera, Osceola Mills, Philipsburg, St. Marys, and Bradford, McKean County, Pennsylvania. The Bank competes actively with several other commercial banks, savings banks, local credit unions and small loan and consumer loan companies having offices within its market areas.


                          [Logo of FDIC Appears here]

31