Form 10-K, Exhibit 13
period 1997-12-31
CNB FINANCIAL CORP/PA
filed 1998-03-17
CIK 736772

                                                                      Exhibit 13


Table of Contents
--------------------------------------------------------------------------------

Financial Charts............................................................ 1.
Letter to Shareholders...................................................... 2.
Financial Highlights of 1997................................................ 4.
Report of Independent Auditors.............................................. 5.
Consolidated Statements of Condition........................................ 6.
Consolidated Statements of Income........................................... 7.
Consolidated Statements of Cash Flows....................................... 8.
Consolidated Statements of Changes
 in Shareholders' Equity.................................................... 9.
Notes to Consolidated Financial Statements.................................. 10.
Maturity Distribution of Balance Sheet...................................... 19.
Quarterly Summary of Earnings............................................... 19.
Selected Financial Data - Five Year Comparison.............................. 20.
Management Discussion and Analysis.......................................... 22.
Board of Directors.......................................................... 29.
Officers.................................................................... 30.
Services for Business & Consumer............................................ 31.
Shareholder Information
 and Corporate Description.................................................. 32.

Financial Activity at a Glance                            [PHOTOGRAPHS OF
------------------------------------------                BRANCH OFFICES]

Asset Growth
(in thousands)

[GRAPH OF ASSET GROWTH]



Equity Growth
(in thousands)

[GRAPH OF EQUITY GROWTH]



Earnings Per Share
(adjusted for stock split)

[GRAPH OF EARNINGS PER SHARE]



Dividends Paid Per Share
(adjusted for stock split)

[GRAPH OF DIVIDENDS PAID PER SHARE]

[PHOTOGRAPHS OF                         CNB Financial Corporation and Subsidiary
BRANCH OFFICES]                                               1997 Annual Report


December 31, 1997

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:

1997 - A STRONG YEAR OF GROWTH AND PERFORMANCE

Our focus for increased shareholder benefit through asset growth and performance standards continued throughout the year to bring equity and dividend rewards. This past year we experienced what the banking industry in general is experiencing, a tight squeeze on net interest margins and operating expenses. Therefore, substantial income and cost containment re-engineering was required to maximize income levels during 1997.

GROWTH This year's growth in income was the result of concerted efforts of acquiring new markets and increasing market share in existing trade areas. The expansion of our franchise service area into the DuBois area, Elk and McKean county regions, and market concentrations developed throughout Clearfield and Moshannon Valley, supported CNB's efforts as a banking leader throughout north central Pennsylvania. Significant results were realized from our total asset
growth of $45.9 million or 14%, totaling over $372 million by year end.   Growth
of net income reached a new high of $4.3 million. This formulizes to a return on average assets of 1.23% and a return on average equity of 10.57%.

SHAREHOLDER FOCUS Four primary objectives constantly drive and motivate CNB's efforts to its shareholders. They are the per share increases in book value, market value, earnings and dividends. This year's closing book value per share of $24.50 is a direct reflection of the total shareholders' equity of $42.2 million and represents an increase of 6.3% for the year. Market value per share closed at $39.88, accumulating to a total market value of the institution to $68.7 million for a 12.3% increase. Earnings per share closed at $2.50, a 4.1% comparative increase over 1996 before applying any accounting changes.
Following the principal and accounting changes, that increase was reduced to $.01 per share or .04%. Dividends per share were distributed at an all time high of $1.36 per share, a $0.12 per share or 9.7% increase. The combined increase in this dividend and the increase in market value provided an annual yield of 16.1% per share.

CUSTOMER SERVICE We have made many changes recently that affect electronic banking services such as automated telephone services, automatic account transfers, electronic funds transfers, etc. This philosophy is consistent with the technological services that are being introduced to customers throughout the banking industry. As that philosophy changes in banks in the more metropolitan areas, we feel it is still appropriate that our delivery system be conducted on a more personal basis through branch banking networks. We monitored our position throughout the year and will continue to consider the banking service delivery process that is best for our customers.

CREDIT QUALITY The key to value of a rapidly expanding loan portfolio is high quality loan production. Every effort has been made to assure that all credit quality standards were improved as loans grew by $41.8 million or 18.7%. When loan losses are controlled, the portfolio of loans provides the best earnings source of all the bank's assets. Significant attention to the adequacy and the contributions towards loan

                                                                 [PHOTOGRAPHS OF
                                                                 BRANCH OFFICES]


loss reserves have been dealt with to assure that the most appropriate levels of reserves are maintained. This of course comes at the expense of annual net earnings, however, it does provide to the safety and soundness of the bank while protecting the shareholders' equity.

YEAR 2000 ISSUE The biggest threat looming to banks and customers is the heralded year 2000 computer software glitch. Since the industry recognition of this peril in late 1996, we have embarked on a full-fledged year 2000 effort. Early in 1997, the board of directors commissioned an eight member internal task force to assure timely assessment and remedial action to the effects upon this institution and our vendors and customers. We were pleased to report that management initiatives have created a high comfort level to this concern and that related expenses to this resolve will not significantly impact earnings or performance (page 27 offers additional insight into this situation). Federal regulators have urgently converted this to a top priority for banks in 1998.

PEOPLE County National's employees have given another year of tremendous effort to achieving the progress detailed further in this report. Their high quality response to challenges during 1997 demonstrates each person's commitment towards the company's strategic objectives. The contribution of each 164 full-time and 45 part-time staff member is recognized with this report and appreciated. Employees can be expected to perform to the level of their training. Strong emphasis on education through the American Institute of Banking and specific graduate banking courses is provided and encouraged. Comprehensive internal training is provided on a continuing basis, covering the primary and advanced levels towards customer loyalty, service and sales and is supported by dedicated trainers with strong technical assistance.

  We at CNB look forward to the challenges 1998 will bring, as we work to realize the maximum benefits for our shareholders and the opportunity to serve our customers better. On behalf of the management, staff and the board of directors, we thank you for the support you have shown through your ownership of CNB Financial Corporation and for the privilege of serving your interests.

Sincerely,

    CNB Financial Corporation

    /s/ James P. Moore

    James P. Moore
    President and Chief Executive Officer

    County National Bank

    /s/ William F. Falger

    William F. Falger
    President and Chief Executive Officer



                                                [Photograph of
                                                Future DuBois Mall Office]

[PHOTOGRAPHS OF
BRANCH OFFICES]

Consolidated Financial Highlights
(in thousands of dollars, except per share data)
--------------------------------------------------------



For the Year               1997       1996     % Change
                         ---------  ---------  ---------
 Interest Income         $ 26,205   $ 23,058     13.6%
 Interest Expense          11,822      9,797     20.7
 Net Interest Income       14,383     13,261      8.5
 Net Income                 4,302      4,282      0.5
 Return on:
   Average Assets            1.23%      1.40%
   Average Equity           10.57%     11.73%

At Year End

 Assets                  $372,867   $327,008     14.0%
 Deposits                 319,473    270,056     18.3
 Loans                    262,029    220,630     18.8
 Shareholders' Equity      42,208     39,716      6.3
 Trust Assets
   Under Management
   (at market value)      154,834    117,957     31.3

Per Share Data

 Net Income              $   2.50   $   2.49      0.4%
 Dividends                   1.36       1.24      9.7
 Book Value                 24.50      23.05      6.3

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report


Report of Ernst & Young LLP, Independent Auditors


Board of Directors and Stockholders
CNB Financial Corporation


We have audited the accompanying consolidated statements of condition of CNB Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of CNB Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNB Financial Corporation and subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1996 CNB Financial Corporation changed its method of accounting for trust and asset management fees.


                                         /s/ Ernst & Young LLP


January 28, 1998
Pittsburgh, Pennsylvania

CNB Financial Corporation and Subsidiary
1997 Annual Report

Consolidated Statements of Condition
(in thousands, except share data)

                                                                           December 31
                                                                       -------------------
                                                                           1997       1996
                                                                       --------   --------
Assets

Cash and due from banks...........................................     $  9,555   $ 10,806
Interest bearing deposits with other banks........................           31         14
Federal funds sold................................................        8,850         --
Investment securities available for sale..........................       63,521     61,309
Investment securities held to maturity, fair value of $13,704 at
   December 31, 1997 and $19,025 at December 31, 1996.............       13,511     18,695
Loans and leases..................................................      268,585    226,407
   Less: unearned discount........................................        3,707      3,304
   Less: allowance for loan and lease losses......................        2,849      2,473
                                                                       --------   --------
   NET LOANS......................................................      262,029    220,630
Premises and equipment, net.......................................        8,795      9,312
Accrued interest receivable.......................................        2,199      2,181
Other assets and intangible, net of amortization..................        4,376      4,061
                                                                       --------   --------
   TOTAL ASSETS...................................................     $372,867   $327,008
                                                                       ========   ========

Liabilities

Deposits:
   Non-interest bearing deposits..................................     $ 32,893   $ 30,812
   Interest bearing deposits......................................      286,580    239,244
                                                                       --------   --------
   TOTAL DEPOSITS.................................................      319,473    270,056
Other borrowings..................................................        8,071     14,656
Accrued interest and other liabilities............................        3,115      2,580
                                                                       --------   --------
   TOTAL LIABILITIES..............................................     $330,659   $287,292
                                                                       --------   --------

Shareholders' Equity

Common stock $4 par value
Authorized 2,500,000 shares
Issued 1,728,000 shares...........................................     $  6,912   $  6,912
Retained earnings.................................................       34,246     32,289
Treasury stock, at cost (5,166 shares)............................         (100)      (100)
Net unrealized gains on securities available for sale.............        1,150        615
                                                                       --------   --------
   TOTAL SHAREHOLDERS' EQUITY.....................................     $ 42,208   $ 39,716
                                                                       --------   --------
   TOTAL LIABILITIES & SHAREHOLDERS' EQUITY.......................     $372,867   $327,008
                                                                       ========   ========

        The accompanying notes are an integral part of these statements.

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

Consolidated Statements of Income
(in thousands, except per share data)

                                                                      Year ended December 31,
                                                                    ---------------------------
                                                                       1997      1996      1995
                                                                    -------   -------   -------
Interest and Dividend Income

Loans including fees..............................................  $21,512   $18,231   $16,849
Deposits with banks...............................................        1        --         1
Federal funds sold................................................      209        87        81
Investment securities:
   Taxable........................................................    3,006     3,309     3,209
   Tax-exempt.....................................................    1,301     1,295     1,223
   Dividends......................................................      176       136        55
                                                                    -------   -------   -------
   TOTAL INTEREST AND DIVIDEND INCOME.............................   26,205    23,058    21,418

Interest Expense

Deposits..........................................................   11,392     9,421     8,946
Borrowed funds....................................................      430       376       277
                                                                    -------   -------   -------
   TOTAL INTEREST EXPENSE.........................................   11,822     9,797     9,223
                                                                    -------   -------   -------
   Net interest income............................................   14,383    13,261    12,195
   Provision for loan losses......................................      900       600       380
                                                                    -------   -------   -------
   Net interest income after provision for
      loan losses.................................................   13,483    12,661    11,815

Other Income

Trust & asset management fees.....................................      612       511       529
Service charges - deposit accounts................................      943       700       616
Other service charges and fees....................................      443       416       411
Realized security gains (losses)..................................      529        (7)      146
Gain on sale of loans.............................................       26        24        53
Other.............................................................      133       231       188
                                                                    -------   -------   -------
   TOTAL OTHER INCOME.............................................    2,686     1,875     1,943

Other Expenses

Salaries..........................................................    4,624     4,030     3,615
Employee benefits.................................................      870       972     1,210
Net occupancy expense of premises.................................    1,642     1,460     1,119
Data processing...................................................      763       576       279
Amortization......................................................      315        --        --
Other.............................................................    2,208     1,922     2,545
                                                                    -------   -------   -------
   TOTAL OTHER EXPENSES...........................................   10,422     8,960     8,768
                                                                    -------   -------   -------
Income before income taxes and cumulative effect of
   change in accounting principle.................................    5,747     5,576     4,990
Applicable income taxes...........................................    1,445     1,450     1,173
                                                                    -------   -------   -------
Income before cumulative effect of change in
   accounting principle...........................................    4,302     4,126     3,817
Cumulative effect of change in accounting principle, after taxes..       --       156        --
                                                                    -------   -------   -------
Net income........................................................  $ 4,302   $ 4,282   $ 3,817
                                                                    =======   =======   =======

EARNINGS PER SHARE, BASED ON WEIGHTED
AVERAGE SHARES OUTSTANDING

Income before cumulative effect of accounting change..............  $  2.50   $  2.40   $  2.22
Cumulative effect of change in accounting principle...............       --      0.09        --
                                                                    -------   -------   -------
Net income........................................................  $  2.50   $  2.49   $  2.22
Cash dividends per share..........................................  $  1.36   $  1.24   $  1.16

       The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiary
1997 Annual Report

Consolidated Statements of Cash Flows
(in thousands)


                                                                   Year ended December 31,
                                                               ------------------------------
                                                                  1997        1996       1995
                                                               --------   --------   --------
Cash Flows from Operating Activities:
Net income................................................     $  4,302   $  4,282   $  3,817
Adjustments to reconcile net income to
  net cash provided by operations:
    Provision for loan losses.............................          900        600        380
    Depreciation and amortization.........................        1,066        664        505
    Amortization and accretion............................         (652)      (653)        42
    Deferred taxes........................................          762        169         37
    Realized security (gains) losses......................         (529)         7       (146)
    Gain on sale of loans.................................          (26)       (24)       (53)
    Proceeds from sales of loans..........................        1,384         --         --
Changes in:
  Interest receivable.....................................          (18)       (84)      (169)
  Other assets............................................         (479)    (3,398)      (200)
  Interest payable........................................          264        (38)        56
  Other liabilities.......................................         (271)     1,164        434
                                                               --------   --------   --------
Net cash provided by operating activities.................        6,703      2,675      4,703

Cash Flows from Investing Activities:
  Proceeds from maturities of:
    Securities held to maturity...........................        5,235      7,940     17,748
    Securities available for sale.........................       13,095      7,742     17,702
  Proceeds from sales of:
    Securities available for sale.........................        5,925      4,877        358
    Loans.................................................        1,791      1,910      4,738
  Purchase of:
    Securities held to maturity...........................          (39)    (1,404)    (9,039)
    Securities available for sale.........................      (20,479)   (22,390)   (29,728)
  Net principal disbursed on loans........................      (44,886)   (24,825)   (23,108)
  Purchase of premises and equipment......................         (234)    (2,094)    (3,144)
  Proceeds from the sale of foreclosed assets.............           18        122         56
                                                               --------   --------   --------
Net cash used in investing activities.....................      (36,806)   (28,122)   (24,417)

Cash Flows from Financing Activities:
  Net change in:
    Checking, money market and savings accounts...........          378      9,064     19,495
    Certificates of deposit...............................       49,039      5,205      5,651
    Other borrowed funds..................................         (537)     2,127       (819)
  Cash dividends paid.....................................       (2,345)    (2,136)    (1,998)
  Proceeds from Federal Home Loan Bank advances...........        5,000     10,625         --
  Principal reduction in Federal Home Loan Bank advances..      (11,048)      (942)       (20)
                                                               --------   --------   --------
Net cash provided by financing activities.................       40,487     23,943     22,309
                                                               --------   --------   --------

Net increase (decrease) in cash and cash equivalents......        7,616     (1,490)     2,595
Cash and cash equivalents at beginning of year............       10,820     12,310      9,715
                                                               --------   --------   --------
Cash and cash equivalents at end of year..................     $ 18,436   $ 10,820   $ 12,310
                                                               ========   ========   ========

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest (including amount credited directly to
      certificate accounts)...............................     $ 11,558   $  9,887   $  9,279
    Income taxes..........................................        1,156      1,739      1,316

Noncash Investing Activities
Increase in net unrealized gains on securities
  available for sale......................................     $   535    $     27   $  1,209
Real estate acquired in settlement of loans...............     $   137          --        142

        The accompanying notes are an integral part of these statements.

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

Consolidated Statements of Changes
in Shareholders' Equity
(in thousands)

                                                                                             Net Unrealized
                                                                                            Gains (Losses) on
                                                          Additional                           Securities           Total
                                                           Paid-In    Retained   Treasury       Available       Stockholders'
                                            Common Stock   Capital    Earnings    Stock         for Sale           Equity
                                            ---------------------------------------------------------------------------------
Balance January 1, 1995...................     $6,912             --   $28,324    $(100)        $ (621)            $34,515
    Net income for 1995...................                               3,817                                       3,817
    Cash dividend declared................                              (1,998)                                     (1,998)
    Net unrealized gains on securities
      available for sale..................                                                       1,209               1,209
                                            ---------------------------------------------------------------------------------
Balance December 31, 1995.................       6,912            --    30,143     (100)           588              37,543
    Net income for 1996...................                               4,282                                       4,282
    Cash dividend declared................                              (2,136)                                     (2,136)
    Net unrealized gains on securities
      available for sale..................                                                          27                  27
                                            ---------------------------------------------------------------------------------
Balance December 31, 1996.................         6,912          --    32,289     (100)           615              39,716
    Net income for 1997...................                               4,302                                       4,302
    Cash dividend declared................                              (2,345)                                     (2,345)
    Net unrealized gains on securities
      available for sale..................                                                         535                 535
                                            ---------------------------------------------------------------------------------
Balance December 31, 1997.................        $6,912          --   $34,246    $(100)        $1,150             $42,208
                                            =================================================================================

        The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiary
1997 Annual Report

Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization:

  CNB Financial Corporation (the "Corporation"), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the "Bank"). The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation is also subject to examinations by Federal regulators. The Corporation's market area is in the north central region of the state of Pennsylvania.

Basis of Financial Presentation

  The financial statements are consolidated to include the accounts of the Corporation and its wholly owned bank subsidiary. These statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates and such differences may be material.

Loans:

  Interest income with respect to loans and leases is accrued on the principal amount outstanding, except on certain installment loans on which interest income is recognized over their terms using methods which approximate level yields. The Bank discontinues the accrual of interest when, in the opinion of management, there exists doubt as to the ability to collect such interest. Loan fees and certain direct origination costs are deferred and the net amount amortized as an adjustment to the related loan interest income yield over the terms of the loans.

Allowance for Loan and Lease Losses:

  The allowance for loan and lease losses is established through provisions for loan losses which are charged against income. Loans which are deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance account.

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

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

Notes to Consolidated Financial Statements (Continued)

Trust Income:

  In 1996, the Corporation changed its method of accounting for Trust income from the cash basis to the accrual basis. The Corporation has recognized the cumulative effect from this change in accounting principle in the amount of $236,000, with applicable income taxes of $80,000, which resulted in an increase in net earnings of $156,000 or $0.09 per share in 1996.

Income Taxes:

  The Corporation files a consolidated U. S. income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

Mortgage Servicing Rights (MSR's):

  Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized MSR's are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized MSR's are evaluated for impairment based on the fair value of those rights. In 1997, $1.93 million of 1-4 family mortgage loans were originated for sale of which $1.39 million were sold to Freddie Mac. The MSR's recognized were immaterial. At December 31, 1997, loans held for sale totaled $541 thousand.

Treasury Stock:

  The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Earnings Per Share:

  In 1997, the FASB issued Statement No. 128, "Earnings Per Share" effective in the fourth quarter of 1997. Statement No. 128 is designed to simplify the computation of earnings per share and requires disclosure of "basic earnings per share" and, if applicable, "diluted earnings per share." The Corporation has no dilutive securities.

  Basic earnings per share is calculated on the weighted average number of common shares outstanding during the year. The number of shares used in the earnings per share computations for all periods presented was 1,722,834.

Cash and Cash Equivalents:

  For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, and Federal funds sold.

New Accounting Standards:

  In 1997, the Financial Accounting Standards Board issued two new statements which will impact the reporting and display of certain data for periods beginning after December 15, 1997. Neither statement will impact the financial position or results of operations of the Corporation.

Reporting Comprehensive Income

  FAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

Operating Segment Disclosure

  FAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

Reclassifications:

 Certain prior year amounts have been reclassified for comparative purposes.


2.  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 1997, was approximately $2,106,000, which was maintained in vault cash.

CNB Financial Corporation and Subsidiary
1997 Annual Report

Notes to Consolidated Financial Statements (Continued)

3.  INVESTMENT SECURITIES

    Investment securities at December 31, 1997 and 1996 were as follows (in thousands):

                                                December 31, 1997                      December 31, 1997
                                      ------------------------------------    ------------------------------------
                                                   Unrealized                              Unrealized
                                      Amortized   --------------   Market     Amortized   --------------   Market
                                         Cost     Gains   Losses   Value         Cost     Gains   Losses   Value
                                      ------------------------------------    ------------------------------------
Securities available for sale:
  U.S. Treasury.....................   $15,482    $   40   $ 4     $15,518     $13,496    $   36   $ 24    $13,508
  U.S. Government agencies
    and corporations................    19,088       100    37      19,151      26,192       118    203     26,107
  Obligations of States and
    Political Subdivisions..........    18,788       718    --      19,506      17,562       486     --     18,048
  Other Debt Securities.............     5,347         8    43       5,312       1,047         4      6      1,045
  Marketable Equity Securities......     3,074       961     1       4,034       2,080       538     17      2,601
                                      ------------------------------------    ------------------------------------
                                       $61,779    $1,827   $85     $63,521     $60,377    $1,182   $250    $61,309
                                      ====================================    ====================================

 Securities to be held to maturity:
   U.S. Government agencies
     and corporations...............        --        --    --          --     $   997        --   $  1    $   996
   Obligations of States and
     Political Subdivisions.........   $ 6,398    $  180    --     $ 6,578       7,319    $  289     --      7,608
   Other Debt Securities............     6,006        18  $  5       6,019       9,071        66     24      9,113
   Restricted Equity Securities.....     1,107              --       1,107       1,308        --     --      1,308
                                      ------------------------------------    ------------------------------------
                                       $13,511    $  198  $  5     $13,704     $18,695    $  355   $ 25    $19,025
                                      ====================================    ====================================

  Other debt securities include corporate notes and bonds, collateralized mortgage obligations and asset-backed securities.
  On December 31, 1997 investment securities carried at $14,590,000 were pledged to secure public deposits and for other purposes as provided by law.

  The following is a schedule of the contractual maturity of investments excluding equity securities, at December 31, 1997 (in thousands):

                                            Available for Sale              Held to Maturity
                                       Amortized Cost  Market Value   Amortized Cost   Market Value
                                       --------------  ------------   --------------   ------------
1 year or less.......................       $11,990       $11,991         $ 6,251        $ 6,265
1 year-5 years.......................        29,731        30,060           5,372          5,535
5 years-10 years.....................        11,137        11,613             781            797
After 10 years.......................           500           511              --             --
                                       ----------------------------   -----------------------------
                                             53,358        54,175          12,404         12,597
                                       ----------------------------   -----------------------------
Collateralized Mortgage Obligations..
  and Other Asset-backed Securities..         5,347         5,312              --             --
                                       ----------------------------   -----------------------------
    Total Investment Securities......       $58,705       $59,487         $12,404        $12,597
                                       ============================   =============================

  Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

 Information pertaining to security sales is as follows:

                    Proceeds  Gross Gains  Gross Losses
                    --------  -----------  ------------
            1997      5,925       556           27
            1996      4,877        23           30
            1995        358       146           --

4.  LOANS


 Total Loans at December 31, 1997 and 1996 are summarized as follows (in thousands):

                                            1997      1996
                                          --------  --------
Commercial, Financial and Agricultural..  $ 58,282  $ 45,037
Residential Mortgage....................   113,369   100,402
Commercial Mortgage.....................    37,702    31,451
Installment.............................    41,001    43,448
Lease Receivables.......................    18,231     6,069
                                          --------  --------
                                          $268,585  $226,407
                                          ========  ========

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

Notes to Consolidated Financial Statements (Continued)

  At December 31, 1997 and 1996, net unamortized loan costs and fees of $357,346 and $126,358, respectively, have been included in the carrying value of loans.

  The Bank`s outstanding loans and related unfunded commitments are primarily concentrated within Central Pennsylvania. The Bank attempts to limit concentrations within specific industries by utilizing dollar limitations to single industries or customers, and by entering into participation agreements with third parties. Collateral requirements are established based on management`s assessment of the customer.

  The recorded investment in loans that are considered impaired under SFAS No. 114 was $597,040 and $884,000 at December 31, 1997 and 1996, respectively. No impairments were recognized in 1997. The recorded amount of impaired loans, net of a write-down, does not require an allowance for loan losses. The average recorded investments in impaired loans during the years ended December 31, 1997 and 1996 were approximately $627,038 and $800,693, respectively. For the years ended December 31, 1997 and 1996, the Corporation recognized accrued interest income on impaired loans of $49,428 and $54,657, respectively.


5. ALLOWANCE FOR LOAN AND LEASE LOSSES

  Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows (in thousands):

                                        1997     1996     1995
                                       ------   ------   ------
Balance, Beginning of Year...........  $2,473   $2,145   $2,033
Charge-offs..........................    (640)    (360)    (369)
Recoveries...........................     116       88      101
                                       ------   ------   ------
    Net Charge-offs..................    (524)    (272)    (268)
Provision for Loan and Lease Losses..     900      600      380
                                       ------   ------   ------
Balance, End of Year.................  $2,849   $2,473   $2,145
                                       ======   ======   ======

 6. PREMISES AND EQUIPMENT

 The following summarizes Premises and Equipment at December 31 (in thousands):

                                                    1997    1996
                                                  -------  -------
Land............................................  $ 1,185  $ 1,208
Premises and Leasehold Improvements.............    7,007    7,008
Furniture and Equipment.........................    5,204    4,947
                                                   13,396   13,163
Less Accumulated Depreciation and Amortization..    4,601    3,851
                                                  -------  -------
  Premises and Equipment, Net...................  $ 8,795  $ 9,312
                                                  =======  =======

  Depreciation on Premises and Equipment amounted to $751,000 in 1997, $664,000 in 1996, and $505,000 in 1995.
  Rental expense, net of rental income, charged to occupancy expense for 1997, 1996, and 1995 was $126,000, $105,000 and $69,000, respectively.


 7. INTANGIBLE

  In December 1996, the Corporation purchased certain fixed assets and the customer lists of four branches of a large, super-regional competitor. The agreement provides the Corporation direct marketing opportunities to obtain the customers of the selling institution. In conjunction with this transaction, the Corporation paid the seller a premium of $3.152 million, which has been identified as an intangible and is being amortized on a straight line basis over a period of 10 years, beginning in January 1997. Included in other assets is $2,837,000 and $3,152,000 of goodwill for 1997 and 1996, respectively.

 8. DEPOSITS

  The following table reflects time certificates of deposit included in total deposits and their remaining maturities at December 31, (in thousands):


Time Deposits Maturing:            1997      1996
                                 --------  --------
Within One Year                  $101,62   $ 69,286
Within Two Years                   39,534    24,188
Within Three Years                 20,901    12,864
Within Four Years                   3,573    12,193
Within Five Years and Greater       5,931     2,346
                                 --------  --------
                                 $171,565  $120,877

  Certificates of Deposit of $100,000 or more totaled $20,839,000 and $12,909,000 at December 31, 1997and 1996, respectively.

CNB Financial Corporation and Subsidiary
1997 Annual Report

Notes to Consolidated Financial Statements (Continued)

 9. OTHER BORROWINGS

  Other borrowings include $2.0 million and $1.4 million of demand notes payable to the U.S. Treasury Department at December 31, 1997 and 1996, respectively. These notes are issued under the U.S. Treasury Department`s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. At year end the Bank had remaining borrowing capacity with the FHLB of $100 million. In addition, other borrowings include advances from the Federal Home Loan Bank (FHLB) at December 31, 1997, and 1996 as follows (in thousands):


                                                    December 31,
       Interest Rate              Maturity        1997       1996
       ------------------------------------------------------------
  Fixed
          5.49%                    1/10/97       $   --     $10,000
          4.60%                   10/29/97           --       1,000
          6.75%                    9/27/11          596         619
  Variable
           (a)                     5/23/00        5,000          --
           (b)                     1/11/09          475         499
                                                 ------     -------
  Total borrowed funds                           $6,071     $12,118
                                                 ======     =======

  (a) Interest Rate floats quarterly based on the 3 month LIBOR which was 5.83% at December 31, 1997.
  (b) Interest Rate ranges from 5.28% to 6.46%.

  Following are maturities of borrowed funds as of December 31, 1997 (in thousands):

                1998       $2,052
                1999           56
                2000        5,060
                2001           65
                2002           69
          Thereafter          769
                           ------
Total Borrowed Funds       $8,071
                           ======

 10. INCOME TAXES

 The following is a summary of the tax provision (in thousands):

                                       1997    1996    1995
                                      ------  ------  ------
    Current.........................  $  683  $1,361  $1,210
    Deferred........................     762     169     (37)
                                      ------  ------  ------
    Net provision for Income Taxes..  $1,445  $1,530  $1,173
                                      ======  ======  ======

  The applicable portion of the current year provision related to the gain on sales of available for sale securities is $180,000.
  The components of the net deferred tax liability as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                    1997   1996
                                                                   ------  -----
Deferred tax assets
    Allowance for loan losses....................................  $  684  $ 556
    Post-retirement benefits.....................................      29      9
    Intangible...................................................      36     --
                                                                   ------  -----
                                                                      749    565

Deferred tax liabilities
    Premises and equipment.......................................     379    383
    Vehicle leasing..............................................   1,031     73
    Unrealized gain on investment securities available for sale..     592    317
    Other........................................................      --      8
                                                                   ------  -----
                                                                    2,002    781
                                                                   ------  -----
Net deferred tax liability.......................................  $1,253  $ 216
                                                                   ======  =====

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

Notes to Consolidated Financial Statements (Continued)

  The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows (in thousands):


                           1997      %     1996     %      1995      %
                          ------   ----   ------   ----   ------   -----

Tax at statutory rate...  $1,954   34.0   $1,977   34.0   $1,697    34.0
Tax exempt income, net..    (516)  (9.0)    (508)  (8.7)    (499)  (10.0)
Other...................       7    0.1       61    1.0      (25)   (0.5)
                          ------   ----   ------   ----   ------   -----
Income tax provision....  $1,445   25.1   $1,530   26.3   $1,173    23.5
                          ======   ====   ======   ====   ======   =====

11. EMPLOYEE BENEFIT PLANS


  The Bank provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan, based on current year compensation, are 9 percent of total compensation plus 5.7 percent of the compensation in excess of $62,700. The Corporation recognized expense of $350,000 in 1997, $304,000 in 1996, and $274,000 in 1995.

  In addition, the Bank sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Bank at 0.25% for every 1% contributed up to one percent of the employee's compensation. The Bank's contributions were $30,000, $26,000, and $24,000 in 1997, 1996, and 1995, respectively.

  In addition to the above mentioned pension benefit plan, the Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the plan`s funded status:


                                                                          December 31,
                                                                  1997        1996        1995
                                                               ---------   ---------   ---------
Accumulated post-retirement benefit obligation:
   Retirees...............................................     $  52,508   $  53,742   $  18,692
   Fully eligible active plan participants................        40,053      39,921      23,164
   Other active plan participants.........................       337,917     319,350     293,665
                                                               ---------   ---------   ---------
Total accumulated post-retirement benefit obligation......       430,478     413,013     335,521

Unrecognized net transition obligation....................      (117,528)   (124,873)   (132,218)
Unrecognized net loss.....................................       (75,639)    (96,621)    (39,067)
                                                               ---------   ---------   ---------
Accrued post-retirement obligation........................     $ 237,311   $ 191,519   $ 164,236
                                                               =========   =========   =========

                                                                  1997        1996       1995
                                                               ---------   ---------   ---------
Net periodic post-retirement benefit cost:
   Service cost...........................................     $  21,737   $  18,531   $  14,119
   Interest cost..........................................        26,580      21,725      21,716
   Amortization of transition obligation over 21 years....         9,701       7,566       7,345
                                                               ---------   ---------   ---------
                                                               $  58,018   $  47,822   $  43,180
                                                               =========   =========   =========

  The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 6.50% in 1997. The health care cost trend rate used to measure the expected costs of benefits for 1998 is 9.0%, and 8.0% thereafter. A one percent increase in the health care trend rates would result in an increase of $66,578 in the benefit obligation of December 31, 1997, and would increase the service and interest costs by $10,260 in future periods The presentation above for the years 1997, 1996 and 1995 reflects a policy which grants eligibility to these benefits to employees 60 years of age with 30 years of service.

12. RELATED PARTY TRANSACTIONS

  In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal risks. The aggregate of such loans totaled $6,732,000 on December 31, 1997 compared to $6,553,000 at December 31, 1996. During 1997, $34,080,000 of new loans were made and repayments totaled $33,901,000.

  The Bank entered into an operating lease with a director of the Corporation expiring 1999. The annual lease payments were determined based on prevailing terms in the market area. All ongoing operating and general maintenance expenses will be the responsibility of the director.

13. REGULATORY MATTERS

  The Corporation and Bank are subject to minimum capital requirements set by Federal regulatory agencies, namely the Federal Reserve Bank and the Office of the Comptroller of the Currency. Regulators require capital ratios of 4.0% Tier 1 capital to total risk based assets, 8.0% or more of total qualifying capital to total risk weighted assets and total Tier 1 capital to total assets of 4.0% for an institution to be considered well capitalized. The Corporation and Bank were reported as well capitalized under the regulatory framework for prompt corrective action as of the most recent notification of the regulators. There are no conditions or events since that notification that management believes would change the

CNB Financial Corporation and Subsidiary
1997 Annual Report

Notes to Consolidated Financial Statements (Continued)

Corporation's status. The table below ($'s in thousands) summarizes the Corporation and Bank's regulatory capital levels:

                                                            December 31
Risk Based Capital                           1997                                 1996
                             -----------------------------------   ----------------------------------
                             Regulatory  Ratio to      Minimum     Regulatory  Ratio to      Minimum
Tier 1                       Capital     Risk Assets   Required    Capital     Risk Assets   Required
------                       -----------------------------------   ----------------------------------
CNB Financial Corporation    $38,221     15.05%        4.00%       $35,800     16.37%        4.00%
County National Bank         $35,210     14.09%        4.00%       $33,683     15.55%        4.00%

Tier 1 + Tier 2 Capital
-----------------------
CNB Financial Corporation    $41,070     16.17%        8.00%       $38,273     17.50%        8.00%
County National Bank         $38,059     15.23%        8.00%       $36,156     16.69%        8.00%

Leverage
--------
CNB Financial Corporation    $38,221     10.93%        4.00%       $35,800     10.95%        4.00%
County National Bank         $35,210     10.14%        4.00%       $33,683     10.39%        4.00%

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

  Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceeding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 1997, $3.0 million of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends, without prior regulatory approval.

  The Bank is also subject to certain restrictions under the Federal Reserve Act which include restrictions on extensions of credit to its affiliates. Of note, the Bank is prohibited from lending monies to the Corporation unless the loans are secured by specific collateral. These secured loans and other regulated transactions made by the Bank are limited in amount to ten percent of the Bank's capital stock and surplus.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  In the normal course of business, to meet the financing needs of its customers, the Bank enters into commitments involving financial instruments with off-balance sheet risks. Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. These commitments generally have fixed expiration dates (less than one year), and require the payment of a fee. The Bank utilizes the same credit policies in making these obligations as it does for on-balance-sheet instruments. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. As of December 31, 1997, the Bank had $25.4 million of unfunded commercial lines of credit; $9.9 million of unused credit card lines; $1.9 million of outstanding commitments to fund residential loans; $3.7 million in standby letters of credit and $2.4 million of unfunded home equity lines of credit.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report


Notes to Consolidated Financial Statements (Continued)

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

Investment Securities:

  The fair value of investment securities are based on quoted market prices, where available. For equity securities for which quoted market prices are not available, fair value has been estimated to be the securities' carrying value. The tables in Note 3 provide greater detail for investment securities at December 31, 1997 and 1996.

Net Loans:

  For demand and variable rate commercial, consumer loans, and residential mortgages that reprice frequently, fair values are estimated by reducing carrying amounts by estimated credit loss factors. For fixed rate commercial, consumer and residential mortgage loans, including nonaccrual loans, fair values are estimated using discounted cash flow analyses, with cash flows reduced by estimated credit loss factors and discount rates equal to interest rates currently being offered for similar loans. Lease arrangements are not considered financial instruments.

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

                                            December 31, 1997    December 31, 1996
                                            --------------------------------------
(in thousands)                              Carrying    Fair     Carrying    Fair
                                             Amount    Value      Amount    Value
                                            --------------------------------------
ASSETS
Cash and short-term assets................  $ 18,436  $ 18,436   $ 13,001  $ 13,001
Investment securities.....................    77,032    77,225     78,696    79,026
Net Loans.................................   247,281   250,462    220,630   219,220
LIABILITIES
Deposits..................................   319,473   318,704    270,056   269,687
Advances from the Federal Home Loan Bank..     6,071     5,624     12,119    12,109
Other Borrowings..........................     2,000     2,000      2,537     2,537

16. SUBSEQUENT EVENTS

  On January 27, 1998, the Board of Directors of the Corporation approved a resolution for a 2 for 1 stock split. A separate resolution approved an increase of authorized shares to 10,000,000. These resolutions are subject to shareholder approval at the annual meeting.

  The Bank has entered into an agreement to build a new facility in DuBois, PA. The new branch will replace our existing office in the DuBois Mall. Approximate costs associated with the building are $1,000,000. In addition, the Bank entered into a long term lease agreement with the Mall for the parcel of land on which the building is to be located. Annual lease payments for 1998 through 2002 are $45,000.

  Beginning January 1, 1998, the Corporation began a deferred directors' compensation program. This program allows all outside directors the opportunity to defer all or a portion of their directors' fees. Elections for deferrals are made on an annual basis. The Corporation will fund the future liability by contributions to a trust. The trust is subject to general creditors' claims. The related income and expenses of the agreements will be recorded annually over the remaining service period.

CNB Financial Corporation and Subsidiary
1997 Annual Report

Notes to Consolidated Financial Statements (Continued)

17. PARENT COMPANY ONLY FINANCIAL INFORMATION (in thousands)


BALANCE SHEETS
                                                                    December 31,
                                                           --------------------------------
                                                            1997                     1996
                                                           -------                  -------
ASSETS
 Cash....................................................  $   104                  $    17
 Investment in Bank subsidiary...........................   38,562                   37,255
 Securities-available for sale...........................    4,034                    2,601
 Other assets............................................       --                       20
                                                           -------                  -------
   TOTAL ASSETS..........................................  $42,700                  $39,893
                                                           =======                  =======
LIABILITIES
  Income taxes payable...................................  $   166                  $    --
  Deferred tax liability.................................      326                      177
                                                           -------                  -------
   TOTAL LIABILITIES.....................................      492                      177
   TOTAL SHAREHOLDERS' EQUITY............................   42,208                   39,716
                                                           -------                  -------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............  $42,700                  $39,893
                                                           =======                  =======


STATEMENTS OF INCOME
                                                                Year ended December 31,
                                                           --------------------------------
                                                             1997        1996         1995
                                                           -------     -------      -------
INCOME
  Dividends from:
   Bank subsidiary.......................................  $ 2,852     $ 2,494      $ 2,791
   Securities available for sale.........................       99          75           56
 Other...................................................      542           8          128
                                                           -------     -------      -------
       TOTAL INCOME......................................    3,493       2,577        2,975
                                                           -------     -------      -------
    EXPENSES.............................................      (89)        (76)         (63)
    INCOME BEFORE INCOME TAXES AND EQUITY
     IN DISTRIBUTED NET INCOME OF SUBSIDIARY.............    3,404       2,501        2,912
      Applicable income tax (obligation) benefit.........     (166)         15          (34)
    Equity in undistributed net income of subsidiary.....    1,064       1,766          939
                                                           -------     -------      -------
       NET INCOME........................................  $ 4,302     $ 4,282      $ 3,817
                                                           =======     =======      =======


STATEMENTS OF CASH FLOWS
                                                                Year ended December 31,
                                                           --------------------------------
                                                             1997        1996         1995
                                                           -------     -------      -------
Cash flows from operating activities:
Net income...............................................  $ 4,302     $ 4,282      $ 3,817
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Equity in undistributed net income of subsidiary........   (1,064)     (1,766)        (939)
 Increase (Decrease) in other assets.....................       20         (20)          17
 Increase (Decrease) in other liabilities................      166         (34)          34
 Gain on sale of available for sale securities...........     (539)         (6)        (125)
                                                           -------     -------      -------
 Net cash provided by operating activities...............    2,885       2,456        2,804
                                                           -------     -------      -------

Cash flows from investing activities:
Purchase of securities available for sale................   (2,065)       (737)        (801)
Proceeds from the sale of securities available for sale..    1,612          68          337
                                                           -------     -------      -------
 Net cash used in investing activities...................     (453)       (669)        (464)

Cash flows from financing activities:
Dividends paid...........................................   (2,345)     (2,136)      (1,998)
                                                           -------     -------      -------
 Net cash used in financing activities...................   (2,345)     (2,136)      (1,998)
                                                           -------     -------      -------
Net increase (decrease) in cash..........................       87        (349)         342
Cash beginning of year...................................       17         366           24
                                                           -------     -------      -------
Cash end of year.........................................  $   104     $    17      $   366
                                                           =======     =======      =======

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report


Statistical Information

MATURITY DISTRIBUTION

Remaining maturity/earliest repricing as of December 31, 1997 ($'s in thousands):

                                                After Three    After One
                                      Within     Months But    Year But     After
                                      Three      Within One   Within Five   Five
                                      Months        Year         Years      Years    Total
                                     -------------------------------------------------------
Interest earning assets:
Federal funds sold.............      $  8,850                                       $  8,850
Investment securities..........        12,649      $ 11,092      $ 40,549   12,742    77,032
Interest bearing deposits......            31                                             31
Loans (net)....................        43,043        33,761       137,707   47,518   262,029
                                     --------      --------      --------   ------  --------
    Total......................        64,573        44,853       178,256   60,260   347,942

Interest bearing liabilities:
Interest bearing deposits......        27,057            --        50,141    5,141    82,339
Savings........................            --            --        27,230    5,446    32,676
Time...........................        42,293        58,898        70,033      341   171,565
Borrowed funds.................         7,032            20           250      769     8,071
                                     --------      --------      --------   ------  --------
    Total......................        76,382        58,918       147,654   11,697   294,651
                                     --------      --------      --------   ------  --------
Gap............................      $(11,809)     $(14,065)     $ 30,602  $48,563  $ 53,291
Cumulative gap.................      $(11,809)     $(25,874)     $  4,728  $53,291
Sensitivity ratio..............          0.85          0.76          1.21     5.15      1.18
Cumulative sensitivity ratio...          0.85          0.81          1.02     1.18


        ------------------------------------------------------------

QUARTERLY SUMMARY OF EARNINGS

  The unaudited quarterly results of operations for the years ended December 1997 and 1996 are as follows (in thousands, except per share data):

                                                                           Quarters Ended
                                                        1997                                         1996
                                     March 31    June 30   Sept. 30    Dec. 31   March 31 (1) June 30 (1) Sept. 30 (1)  Dec. 31
                                    ------------------------------------------- ------------------------------------------------
Total interest income..............    $6,095     $6,427     $6,754     $6,929      $5,721      $5,654      $5,731      $5,952
Net interest income................     3,380      3,593      3,709      3,701       3,252       3,291       3,332       3,386
Provision for loan losses..........       150        150        150        450         125         125         125         225
Other income.......................       585        489        566      1,046         463         510         479         423
Other expense......................     2,642      2,580      2,572      2,628       2,196       2,193       2,191       2,380
Net income before cumulative
  effect adjustment................       869      1,039      1,118      1,276       1,024       1,062       1,107         933
Net income.........................       869      1,039      1,118      1,276       1,180       1,062       1,107         933
Net income per share...............      0.51       0.60       0.65       0.74       0.69         0.62        0.64        0.54

    (1) Restated to reflect the change in accounting for trust fee income.

        ------------------------------------------------------------

Quarterly Share Data

  The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the National Association of Securities Dealers Automatic Quotations (NASDAQ) through the electronic bulletin board and pink sheets. As of December 31, 1997, the approximate number of shareholders of record of the Corporation's common stock was 1,432.

Price Range of Common Stock                                        Cash Dividends Paid
                            1997            1996
                       High     Low     High    Low                              1997    1996
                      -------------------------------                          --------------
First Quarter......    $35.75  $35.50  $30.88  $29.50     First Quarter.......  $0.34   $0.31
Second Quarter.....     35.75   35.50   31.50   30.75     Second Quarter......   0.34    0.31
Third Quarter......     37.50   35.75   34.25   31.50     Third Quarter.......   0.34    0.31
Fourth Quarter.....     39.88   37.50   35.50   34.25     Fourth Quarter......   0.34    0.31
                                                                                -----   -----
                                                                                $1.36   $1.24
                                                                                =====   =====

        ------------------------------------------------------------

Trust and Asset Management Division
Funds under Management (Market Value)

($'s in thousands)                                1997      1996
                                                --------  --------
Personal Trusts, Estates and Agency Accounts..  $138,674  $105,862
Corporate Accounts............................    16,160    12,095
                                                --------  --------
Total.........................................  $154,834  $117,957
                                                ========  ========

CNB Financial Corporation and Subsidiary
1997 Annual Report

Selected Financial Data

                                                                      Year Ended December 31
                                                                      ----------------------
                                                                                        1997
                                                                      ----------------------
(dollars in thousands, except per share data)
     Interest income
          Loans including fees....................................................  $ 21,512
          Deposits with banks.....................................................         1
          Federal funds sold......................................................       209
          Other short-term investments............................................        --
          Investment securities:
               U.S. treasury securities...........................................       886
               Securities of U.S. government agencies and corporations............     1,662
               Obligations of states and political subdivisions...................     1,302
               Other securities...................................................       633
                                                                                    --------
          Total interest income...................................................  $ 26,205

     Interest expense
          Deposits................................................................  $ 11,392
          Other borrowings........................................................       430
                                                                                    --------
          Total interest expense..................................................  $ 11,822

     Net interest income..........................................................  $ 14,383
     Provision for loan losses....................................................       900
                                                                                    --------
     Net interest income after provision
          for loan losses.........................................................  $ 13,483

     Other income.................................................................     2,686
     Other expenses...............................................................    10,422
                                                                                    --------
     Income before taxes and cumulative effect adjustment.........................     5,747

     Applicable income taxes......................................................     1,445
                                                                                    --------
     Income before cumulative effect adjustment...................................     4,302
     Cumulative effect adjustment.................................................        --
                                                                                    --------
          Net income..............................................................  $  4,302
                                                                                    ========
     Per share data
          Income before cumulative effect adjustment..............................  $   2.50
          Cumulative effect adjustment............................................  $     --
          Net income..............................................................  $   2.50
          Dividends declared......................................................  $   1.36
          Book value per share at year end........................................  $  24.50

     At end of period
          Total assets............................................................  $372,867
          Investment securities...................................................    77,032
          Loans, net of unearned discount.........................................   264,878
          Allowance for loan losses...............................................     2,849
          Deposits................................................................   319,473
          Shareholders' equity....................................................    42,208

     Key ratios
          Return on average assets................................................      1.23%
          Return on average equity................................................     10.57%
          Loan to deposit ratio...................................................     82.02%
          Dividend payout ratio...................................................     54.46%
          Average equity to average assets ratio..................................     11.64%

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

Five Year Comparison

----------------------------------------------------------------------
            1996              1995              1994              1993
----------------------------------------------------------------------

        $ 18,231          $ 16,849          $ 14,813          $ 13,568
              --                 1                91               243
              87                81                43                89
              --                --                --                24

             854               747               729               920
           1,755             1,480             1,060             1,170
           1,294             1,222             1,238             1,480
             837             1,038             1,194             1,496
----------------   ---------------   ---------------   ---------------
        $ 23,058          $ 21,418          $ 19,168          $ 18,990


        $  9,421          $  8,946          $  6,986          $  7,564
             376               277               239                32
----------------   ---------------   ---------------   ---------------
        $  9,797          $  9,223          $  7,225          $  7,596

        $ 13,261          $ 12,195          $ 11,943          $ 11,394
             600               380               525               525
----------------   ---------------   ---------------   ---------------

        $ 12,661          $ 11,815          $ 11,418          $ 10,869

           1,875             1,943             1,510             1,257
           8,960             8,768             8,082             7,730
----------------   ---------------   ---------------   ---------------
           5,576             4,990             4,846             4,396

           1,450             1,173             1,137             1,051
----------------   ---------------   ---------------   ---------------
           4,126             3,817             3,709             3,345
             156                --                --               226
----------------   ---------------   ---------------   ---------------
        $  4,282          $  3,817          $  3,709          $  3,571
================   ===============   ===============   ===============

        $   2.40          $   2.22          $   2.15          $   1.93
        $   0.09          $     --          $     --          $   0.13
        $   2.49          $   2.22          $   2.15          $   2.06
        $   1.24          $   1.16          $   1.08          $   1.05
        $  23.05          $  21.79          $  20.03          $  19.32


        $327,008          $297,523          $269,698          $264,547
          78,696            75,928            71,314            78,927
         223,103           200,038           181,789           167,956
           2,473             2,145             2,033             1,750
         270,056           255,787           230,641           226,326
          39,716            37,543            34,515            33,288


            1.40%             1.36%             1.39%             1.35%
           11.73%            10.58%            11.07%            11.06%
           81.70%            77.36%            77.94%            73.44%
           49.88%            52.36%            50.18%            51.00%
           12.59%            12.86%            12.43%            12.21%

CNB Financial Corporation and Subsidiary
1997 Annual Report

Management's Discussion and Analysis
of Financial Condition and
Results of Operations


GENERAL

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the "Corporation") is presented to provide insight into management's assessment of financial results. The corporation's only subsidiary County National Bank (the "Bank") provides financial services to individuals and businesses within the Bank's market area made up of the west central Pennsylvania counties of Clearfield, Centre, Elk, and McKean. County National Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"). The financial condition and results of operations are not intended to be indicative of future performance. Management's discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

On December 16, 1996 the Bank acquired three full-service banking offices and one limited service banking office and the corresponding customer lists for those offices from an unaffiliated institution (referred hereafter as "Acquisition"). The offices are located in west central Pennsylvania in the communities of Clearfield, Philipsburg, and DuBois. Two of the full-service offices have been closed, one in Clearfield and the second in Philipsburg, and service transferred to existing banking offices in those communities. The remaining full-service office in DuBois and the limited service office in Philipsburg continue to operate as branches of the bank.

FINANCIAL CONDITION

OVERVIEW OF BALANCE SHEET

Total assets increased from $327,008,000 at December 31, 1996 to $372,867,000 at December 31, 1997, a growth rate of 14.0%. The increase in assets can be attributed to the generation of $49,417,000 in new deposits of which $39 million related to the branch locations and customers lists purchased in the Acquisition. These new deposits were invested primarily in loans up $42,178,000 (or 18.6%) and to repay other borrowings in the amount of $6,585,000.

CASH AND CASH EQUIVALENTS

Cash and Cash equivalents totaled $18,436,000 at December 31, 1997 compared to $10,820,000 on December 31, 1996. The increase was the result of continued strong deposit growth in the fourth quarter of 1997 which was invested in Federal Funds at year end.

We believe the liquidity needs of the Corporation are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, and the portion of the investment and loan portfolios that matures within one year. These sources of funds will enable the Corporation to meet cash obligations and off-balance sheet commitments as they come due.

INVESTMENT SECURITIES

Investment securities declined $2,972,000 since December 31, 1996. Much of the decline is currently in Federal Funds Sold awaiting settlement of investments early in January, 1998. Of the Corporation's total investment portfolio of $77,032,000 as of December 31, 1997, $63,521,000 (or 82.5%) is classified as available for sale with the balance of $13,511,000 classified as held to maturity.

We monitor the earnings performance and the effectiveness of the liquidity of the investment portfolio on a regular basis through Asset/Liability Committee ("ALCO") meetings. The ALCO also reviews and manages interest rate risk for the Corporation. Through active balance sheet management and analysis of the investment securities portfolio, we maintain sufficient liquidity to satisfy depositor requirements and various credit needs of our customers.

LOANS

The Corporation's loan volume continues to grow and reflects the additional credit opportunities in the markets served. Our lending is focused in the west central Pennsylvania market and consists principally of retail lending, which includes single family residential mortgages and other consumer lending, and also commercial lending primarily to locally owned small businesses. The lending market has grown as a result of the Acquisition which included DuBois as a new market area. This market has yielded $12.1 million in new loan outstandings for all of 1997. We expect significant loan growth over the next several quarters in this and other market areas of the Bank as customers seek alternatives to competing superregional banks.

Residential mortgage activity has increased by $13.0 million in 1997 and $22.3 million in 1996 aided by the Bank's First Time Home Buyers mortgage product which has been available for the past 24 months.

CNB Financial Corporation and Subsidiary
1997 Annual Report

In 1996, management elected to begin offering auto lease financing in order to increase our market share in the auto business. This decision has led to higher overall income levels and less charge-offs than conventional auto financing. Lease receivables have increased $12.2 million and $6.1 million in 1997 and 1996 and has contributed to the decline of $2.4 million and $1.8 million in conventional consumer loans in 1997 and 1996, respectively. We feel that this trend will continue over the next several quarters.

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 1997, no concentration exists within our commercial or real estate loan portfolio as related to concentration of 10% of the total loans. Residential real estate lending along with automobile financing continues to be the largest component of the loan portfolio.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is established by provisions for possible losses in the loan and lease portfolio. These provisions are charged against current income. Loans deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.

The table below shows activity within the allowance account over the past three years:

Allowance for Loan and Lease Losses
($'s in thousands)

                                                 Years Ended December 31,
                                              ------------------------------
                                                 1997       1996       1995
                                              ------------------------------
Balance at beginning of Period                $  2,473   $  2,145   $  2,033
Charge-offs:
  Commercial and financial                          88          5         59
  Commercial mortgages                              --         --         28
  Residential mortgages                             14         --         --
  Installment                                      513        355        282
  Lease receivables                                 25         --         --
                                              --------   --------   --------
                                                   640        360        369

Recoveries:
  Commercial and financial                           2          5         --
  Commercial mortgages                              --          1         --
  Residential mortgages                             --         --         --
  Installment                                      114         82        101
  Lease receivables                                 --         --         --
                                              --------   --------   --------
                                                   116         88        101

           Net charge-offs:                       (524)      (272)      (268)
Provision for possible
  loan losses                                      900        600        380
                                              ========   ========   ========
Balance at end-of-period                      $  2,849   $  2,473   $  2,145
                                              ========   ========   ========
Loans, net of unearned                        $264,878   $223,103   $200,038
Allowance to net loans                            1.11%      1.07%      1.12%

The adequacy of the allowance for loan and lease losses is subject to a formal analysis by the loan review staff of the Bank. As part of the formal analysis, delinquencies and losses are monitored. Our current trend of higher installment charge-offs is consistent with the national trend of higher delinquencies and charge-offs in the consumer sector within the financial services industry. Delinquencies and losses are the result of increased consumer credit problems often resulting in bankruptcies. While charge-offs were higher, non-performing assets, which include loans 90 or more days past due, non-accrual loans and other real estate owned declined to $1,058,000 or 0.27% of total assets on December 31, 1997 compared to $1,264,000 or 0.39% on December 31, 1996. Increased loan collection activities have resulted in decreased levels of loan delinquency for the current year.

The allowance for loan and lease losses is deemed to be adequate to absorb inherent losses in the portfolio at December 31, 1997.

FUNDING SOURCES

The Corporation considers deposits, short-term borrowings, and term debt when evaluating funding sources. Traditional deposits continue to be the most significant source of funds. In addition, term borrowings from the Federal Home Loan Bank (FHLB) are used to meet funding needs not met by deposit growth. During 1997, the Company repaid $11 million FHLB borrowings and borrowed $5 million resulting in a $6 million net decline in FHLB borrowings since December 31, 1996. Management plans to maintain access to short-term and long-term FHLB borrowings as an additional funding source.

The Corporation continues to experience a change in the mix of its deposit base. The time deposit category has increased by $50,688,000 which represents growth greater than our total deposit growth for 1997. This results in time deposits representing 53.7% of total deposits compared to 44.8% as of year-end 1996. We expect this shift in deposit mix to continue, however, at a lesser rate as deposit growth from the Acquisition winds down. The following table reflects the Corporations deposit mix by category (in thousands):


                                    1997      1996      1995
                                  --------  --------  --------
Checking, Non-Interest Bearing    $ 32,893  $ 30,812  $ 25,705
Checking, Interest Bearing          82,339    82,184    78,821
Savings Accounts                    32,676    36,183    35,307
Certificates of Deposit            171,565   120,877   115,954
                                  --------  --------  --------
                                  $319,473  $270,056  $255,787

SHAREHOLDERS' EQUITY

The Corporation's capital continues to provide a strong base for profitable growth. Total shareholders' equity increased 6.3% in 1997. Growth was the result

CNB Financial Corporation and Subsidiary
1997 Annual Report

of an increase in retained earnings of $1,957,000 and an increase of $535,000 in the net unrealized holding gain on available-for-sale securities.

With 82.5% of the investment securities classified as available-for-sale, this portion of the balance sheet is more sensitive to the changing market value of investments. In 1997, interest rates declined somewhat while the market value of equities have risen resulting in increased valuations in the available-for-sale category of investments. The status of the investment markets do not affect the Corporation's equity position for regulatory capital standards discussed below.

The Corporation has also complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established "risk-based" capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 16.17% as of December 31, 1997 is well above the minimum standard of 8%. The Tier 1 capital ratio of 15.05% also is above the regulatory minimum of 4%. The leverage ratio, 10.93%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation's capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

Liquidity measures an organizations' ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 8 of the accompanying financial statements provide analysis of the Corporation's cash and cash equivalents. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $106 million with only $6 million currently outstanding. Management feels the Corporation's current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 1997

OVERVIEW OF THE INCOME STATEMENT

In 1997, net income was $4,302,000, an increase of 4.3% over the 1996 net income of $4,126,000 before the cumulative effect of accounting change. Net income has been negatively affected, when compared to 1996, by a lower net interest margin and higher operating expenses largely related to the Acquisition. This impact was anticipated by management and is the consequence of the nature of the Acquisition which resulted in the Bank taking over the four acquired branches to include the employees and over time acquiring the customers and their respective deposits. Therefore, we experienced an immediate increase in operating expenses without a comparable increase in operating revenues. In addition, the premium paid for the customer lists began amortizing which added an operating expense previously not incurred. The closing of two acquired offices has somewhat reduced the Acquisition effect, however, the additional employees were transferred to accommodate for heavier traffic flows at existing offices.

INTEREST INCOME AND EXPENSE

Net interest income totaled $14,383,000 for 1997, an increase of 8.5% over 1996. Continued growth in loans has been the primary factor in this increase which has been mitigated somewhat by higher interest costs for deposits resulting from a shift in deposit mix to higher cost time deposits. Total interest income for 1997 increased by $3,147,000 or 13.6% while interest expense increased by $2,025,000 or 20.7% when compared to 1996.

The Corporation recorded a provision for loan and lease losses of $900,000 for all of 1997 compared to $600,000 for 1996. The increased provision is due to continued loan growth and an increased level of charge-offs.

NON-INTEREST INCOME

Non-interest income increased $811,000 or 43.3% in 1997 compared to 1996. Realized gains in the equity portfolio of $539,000 accounted for the majority of the increase for 1997. Increased deposit account service charges have provided some growth in non-interest income. For 1997, account service charge income totaled $943,000, an increase of $243,000 (or 34.7%) over 1996. These increases in fee income were the result of the growth in the number of customers and related deposit accounts acquired from the Acquisition. Revenues have also been enhanced by a higher overdraft activity of existing customers.

For 1997, other operating income was $133,000, compared to $231,000 in 1996. This decline is primarily the result of the termination of the sale of mutual funds and annuities through a vendor and the transfer of the mutual funds activity into the Trust and Asset Management Division. Future revenue from this activity will be included in trust and asset management fees, which increased $101,000 for 1997 over 1996.

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

NON-INTEREST EXPENSE

Non-interest expense increased $1,462,000 or 16.3% in 1997 compared to 1996. This increased level of non-interest expense is attributable to the salaries and benefits and occupancy expenses related to the Acquisition and the opening of a new branch facility. In addition, included in total non-interest expense is the amortization of the premium paid for the customer lists obtained in the Acquisition which added additional expense in 1997 which was not present in 1996. This intangible expense amounted to $315,000 for 1997. These increases were mitigated by a decline in the cost of employee benefits due to favorable experience in healthcare costs under our self-funded program and the closing of two branch facilities acquired in the Acquisition. To further control costs in 1998, we entered into a lease agreement with a tenant for the Clearfield facility acquired in the Acquisition, which had been previously closed. The revenue from this lease will be approximately equal to our costs.

YEAR ENDED DECEMBER 31, 1996

OVERVIEW OF THE INCOME STATEMENT

In 1996, net income was $4,126,000 before the cumulative effect of the change in accounting principle representing an 8% increase over 1995. The main factor to increased profits was a $1.1 million increase in net interest income. Other income grew more than 4.7% over 1995 levels after adjusting for security gains taken on the equity holdings in 1995. Operating expenses rose only by $192,000 to $8,960,000 in 1996 compared to 1995.

INTEREST INCOME AND EXPENSE

The Corporation earned $1,066,000 more in net interest income in 1996 compared to 1995. This increase is largely attributable to higher average earning assets during the current year. The yield on earning assets declined slightly primarily as a result of lower yields received on non-taxable securities, commercial loans and installment loans. Offsetting this reduced earnings yield was a corresponding drop in the cost of liabilities primarily resulting from a lower cost of time deposits as maturing deposits with higher rates were replaced by lower rates in 1996. While the rate on interest bearing checking accounts rose dramatically, this is a result of a higher volume of Prime Money Fund balances present for the full year of 1996 compared to a partial year in 1995.

NON-INTEREST INCOME

Total non-interest income for 1996 was $1.9 million compared to $1.9 million in 1995. Excluding gains on securities, 1996 non-interest income was 4.7% more than in 1995. The fees recognized from trust and asset management activities decreased slightly in 1996 to $511 thousand from $529 thousand in 1995. During 1996, the Bank adopted the accrual method of accounting in recognizing trust fee income. Prior to 1996, the Bank recognized such income on a cash basis. The cumulative after tax effect of adopting this change in 1996 resulted in an increase in net income of $156 thousand or $0.09 per share for the Corporation.

Service charges on deposit accounts rose $84 thousand in 1996 over 1995. As the Bank did not increase their fees in 1996, this increase is attributable to a larger deposit base and more fees generated from existing customers. Increases were recorded in the categories of other bank fee charges and miscellaneous income. These categories include safe deposit rents, money transfer charges and check commissions.

NON-INTEREST EXPENSE

The costs associated with operating the Corporation rose by 2.2% over 1995. These costs include salaries paid to personnel, supplies, data processing expenses, insurance and occupancy expenses. As mentioned in this report, the Bank opened one new branch in 1996 and acquired four additional banking locations in the latter part of the year. Personnel expenses for new branches were incurred prior to opening for training and other necessary preparations. Merit and cost of living increases also contributed to the increase in salaries. Benefit costs, in large part, are driven by increases in salaries, as many benefits such as retirement contributions, and payroll taxes are computed as a function of salaries.

With the many new activities and services implemented during 1996, salary expense rose 11.5% over last year. Benefit expenses were lessened by a temporary reduction in health care expense and were 19.6% lower than benefits expensed during 1995. The Corporation expensed $47.8 thousand under benefits as required under SFAS No. 106. The 1996 expense for post-retirement benefit costs is somewhat higher than for 1995 due to a higher number employees.

The Corporation has made a major investment in expanding its markets and services in the past three years. The longer term objectives have not only increased the personnel costs mentioned above but also the facilities costs associated with expanded locations. Occupancy expense rose 30% to $1.5 million in 1996 compared to 1995.

Other operating expenses were lower in 1996 as compared to those incurred in 1995. The FDIC lowered deposit premiums as the Bank Insurance Fund (BIF) was determined to be funded to the required level as established under the Financial Institutions Reform, Recovery and Enforcement Act of

CNB Financial Corporation and Subsidiary
1997 Annual Report

1989. Accordingly, in 1996 the Bank was required to pay the minimum insurance level of only $2 thousand compared to $267 thousand in 1995.

RETURN ON ASSETS

The Corporation's return on average assets ("ROA") totaled 1.23% in 1997 down from the 1.40% and 1.36% recorded in 1996 and 1995, respectively.

Decreased ROA can be attributed to a narrowing net interest margin and increased operating costs resulting from the Acquisition. The ROA levels in each quarter of 1997 have increased every quarter: first quarter 1.04%, second quarter 1.18%, third quarter 1.25% and the fourth quarter 1.39%. Great strides were made by the Corporation in using the acquired deposits to fund loan growth. Management targeted the DuBois market as well as auto leasing as markets for high loan growth. As mentioned above, the Corporation obtained levels which provided for the quarterly ROA growth. This trend was anticipated due to the nature of the Acquisition as earning assets have been acquired over time rather than at the date of the Acquisition.

RETURN ON EQUITY

The return on average shareholder's equity ("ROE") for 1997 was 10.57% compared to 11.73% and 10.58% for 1996 and 1995 respectively. The decrease compared to 1996 can be attributed primarily to increased equity from retained earnings. Management recognized continued improvement in ROE during 1997 and anticipates further increases as earnings grow.

FEDERAL INCOME TAX EXPENSE

Federal income taxes decreased to $1,445,000 in 1997 compared to $1,530,000 in 1996. This decrease year to date can be attributed to the Corporation's lower taxable income during the period. The effective tax rate was 25.1%, 26.3% and 23.5% for 1997, 1996 and 1995, respectively. We anticipate the effective tax rate to maintain these levels as our tax exempt income remains stable.

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. As a financial institution, the Corporation is primarily sensitive to the interest rate risk component. Changes in interest rates will affect the levels of income and expense recorded on a large portion of the Bank's assets and liabilities. Additionally, such fluctuations in interest rates will impact the market value of all interest sensitive assets. The Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to control exposure to interest rate fluctuations. The primary goal established by this policy is to increase total income within acceptable risk limits.

The Corporation monitors interest rate risk through the use of two models: earnings simulation and static gap. Each model standing alone has limitations, however taken together they represent a reasonable view of the Corporation's interest rate risk position.

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at year end was (7.4%) of total earning assets compared to policy guidelines of plus or minus 10.0%.

Fixed rate securities, loans and CDs are included in the gap repricing based on time remaining until maturity. Mortgage prepayments are included in the time frame in which they are expected to be received using a prepayment factor of 100 PSA. Non maturity deposits are assigned time frames using a decay factor determined by historical analysis within the Corporation.

Certain shortcomings are inherent in the method of analysis presented in Static Gap. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features, like annual and lifetime rate caps, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of certain borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase.

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

EARNINGS SIMULATION: This model forecasts the projected change in net income resulting from an increase or decrease in the level of interest rates. The model assumes a one time shock of plus or minus 200 basis points or 2%. The earnings simulation model at year end projects an increase of 9.7% of stable net income if rates decline 200 basis points and a decrease of 12.0% if rates were to rise by 200 basis points.

The model makes various assumptions about cash flows and reinvestments of these cash flows in the different rate environments. Generally, repayments, maturities and calls are assumed to be reinvested in like instruments and no significant change in the balance sheet mix is assumed. Actual results could differ significantly from these estimates which would produce significant differences in the calculated projected change in income. The limits stated above do not necessarily represent measures that would be taken by management in order to stabilize income results. The instruments on the balance sheet do react at different speeds to various changes in interest rates as discussed above under Static Gap. In addition, there are strategies available to management that minimize the decline in income caused by a rapid rise in interest rates.

The following table below summarizes the 1997 information from the interest rate risk measures:

                                Year-end
                                    1997
                                --------
Static 1-Yr. Cumulative Gap       -7.4%
Earnings Simulation
 -200 bps vs. Stable Rate          9.7%
 +200 bps vs. Stable Rate        -12.0%

The interest rate sensitivity position at December 31, 1997, was liability sensitive in the short-term and asset sensitive for periods longer than one year. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use this data to make strategic decisions.

YEAR 2000

Management is aware of the possibility of exposure by banks to a computer issue known as the "Year 2000 Issue" (the inability of some computer hardware and software systems to distinguish between the year 1900 and 2000). We have assessed the costs and extent of vulnerability of our computer systems to this issue. Plans to modify or replace computer systems are underway with a timeline for completion of this process and the testing of the modified or replaced systems to be completed by mid 1999. The implementation phase is to be finished by September 1999. We believe that, with the plans and procedures mentioned above, that the Year 2000 will not pose a significant operational problem for the Corporation. However, many third party vendors are used for different services and their non-compliance would affect our systems. Steps to communicate with these third party vendors has begun with many vendors having already started certification testing for compliance. The Corporation is sensitive to the need to continually monitor current systems which are modified or replaced. All purchases of hardware and software are being checked for compliance prior to installation on our current system.

In addition to our own systems, the Corporation is concerned that our customers may not be able to comply or may be unaware of the significance of their exposure. We have developed a plan for educating our customers on the issue as well as implemented a process for new commercial customers of our institution. The process is to begin in mid 1998.

Currently the costs to achieve Year 2000 compliance has not been significant and has been expensed as incurred. In addition, we do not anticipate future financial impact to be significant this year or in 1999.

FUTURE OUTLOOK

Management continues to focus on asset growth resulting from ongoing generation of new deposits from the customer lists acquired via the Acquisition and also general growth via increased market share. Management continues to be encouraged by the growth in the DuBois market which represents a new community served by the Bank. Planning is in progress on the design of a new banking facility for that location with a projected opening date in mid summer of 1998. In addition to deposits, the traditional funding source for the Corporation, we will manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings. These opportunities will be evaluated and used when possible to increase earnings throughout 1998.

CNB Financial Corporation and Subsidiary
1997 Annual Report

Loan growth continued to be strong exceeding management's expectations for 1997. While loan demand is good, competitive pressure from other financing sources has not resulted in increased loan yields. Management believes that the rate of loan growth will slow in 1998. Management expects the loan to deposit ratio to remain relatively stable throughout 1998.

Consumer loan charge-offs continue to comprise the majority of the Bank's charge-offs. The trend in charge-offs is expected to decline somewhat from the 1997 levels for the Corporation as a whole due in large part to enhanced monitoring and collection efforts previously mentioned.

Enhancing non-interest income and controlling non-interest expense are important factors in the success of the Corporation and is measured in the financial services industry by the efficiency ratio, calculated according to the following: non-interest expense (less amortization of intangibles) as a percentage of fully taxable net interest income and non-interest income (net of provision for ALLL and non-recurring income). For the year December 31, 1997, the efficiency ratio was 58.7% compared to 56.7% for 1996 and 60.0% for 1995.

The efficiency ratio was negatively impacted by increased non-interest expense resulting from higher levels of salaries and benefits and occupancy expense relating to the Acquisitions in late 1996. The efficiency ratio has improved since the first quarter of 1997 as the level of non-interest expense has stabilized and non-interest income has increased. Management believes that this trend will continue.

The interest rate environment will continue to play an important role in the future earnings of the Corporation. The net interest margin has been declining as higher cost time deposits continue to be obtained as a result of the Acquisition. However, overall net interest income continues to increase due to growth in interest earning assets. Management expects the net interest margin to stabilize in 1998.

Management concentrates on return on average equity and earnings per share evaluations, plus other methods, to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 1998.

"SAFE HARBOR" STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995

The statements above which are not historical fact are forward looking statements that involve risks and uncertainties, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in the Corporation's Securities and Exchange Commission filings.

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report

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

William F. Falger
Executive Vice President - CNB Financial Corporation
President and Chief Executive Officer - County National Bank

Richard D. Gathagan
President & Owner of Pharmaceutical & Medical Companies
(Health Care)

James J. Leitzinger
President, Leitzinger Realty (Real Estate Investments)

Dennis L. Merrey
President, Clearfield Powdered Metals, Inc. (Manufacturer)

James P. Moore
President and Chief Executive Officer -- CNB Financial Corporation Chairman of the Board -- County National Bank

William R. Owens
Retired, Formerly Vice President, Secretary and Treasurer,
CNB Financial Corporation and President & Chief Executive Officer, County National Bank

Robert C. Penoyer
President, Penoyer Contracting Co., Inc. (Contractor)

Carl J. Peterson
Assistant Secretary -- CNB Financial Corporation
Senior Vice President & Trust Officer -- County National Bank

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

Peter F. Smith
Attorney at Law

L. E. Soult, Jr.
Vice President and Treasurer, Soult Wholesale Co.
(Building Materials Wholesaler)

Robert G. Spencer
President, Hepburnia Coal Sales Corp. (Coal Producer)

Joseph L. Waroquier, Sr.
President, Waroquier Coal Company (Coal Producer)

DIRECTOR EMERITUS -  W. K. Ulerich

CNB Financial Corporation and Subsidiary
1997 Annual Report

Officers

Corporate Officers

James P. Moore
President and Chief Executive Officer

William F. Falger
Executive Vice President

William A. Franson
Secretary

Carl J. Peterson
Assistant Secretary

Joseph B. Bower, Jr.
Treasurer


Bank Executive Officers

James P. Moore
Chairman

William F. Falger
President & Chief Executive Officer

William A. Franson
Executive Vice President & Cashier, Chief Operating Officer

Carl J. Peterson
Senior Vice President & Senior Trust Officer

Mark D. Breakey
Senior Vice President & Senior Loan Officer

Joseph B. Bower, Jr.
Senior Vice President & Chief Financial Officer


Lending Operations

Robin L. Hay
Vice President, Community Banking

Joseph H. Yaros
Vice President, Community Banking, Bradford

William J. Mills
Vice President, Community Banking, St. Marys

Stanley G. Kaizer
Vice President, Community Banking, DuBois

Ronald E. Billotte
Assistant Vice President, Community Banking, Clearfield


Lending Operations

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


Branch Office Administration

Jacqueline A. Hynd
Vice President, Branch Administrator

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


Branch Office Administration

Gregory R. Williams
Community Office Manager, Industrial Park Road Office, Clearfield

Gregory J. Urbassik
Community Office Manager, DuBois Mall Office, DuBois


Auditing

Brenda L. Terry
Auditor


Compliance

Donna J. Collins
Compliance Officer


Electronic Technology

Edward H. Proud
Assistant Vice President

Dennis J. Sloppy
Assistant Cashier


Finance & Accounting

Rachel E. Larson
Assistant Vice President, Accounting Operations

C. Glenn Myers
Controller & Assistant Financial Officer


Human Resources

Mary Ann Conaway
Vice President


Marketing

Helen G. Kolar
Vice President, Marketing Director


Trust & Asset Management
Services

Donald E. Shawley
Vice President & Trust Officer

Lisa A. Fredette
Trust Officer

Robert J. Knox
Assistant Trust Officer

Eunice M. Peters
Assistant Trust Officer

                                        CNB Financial Corporation and Subsidiary
                                                              1997 Annual Report


Services for Business & Consumer

County National Bank is a nationally chartered full-service commercial bank which provides all conventional banking services. In addition to those services, it provides these innovative services, making the Bank the premier financial provider in its market area.


                         [CHART OF SERVICES PROVIDED]

CNB Financial Corporation and Subsidiary
1997 Annual Report

Shareholder Information

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 21, 1998 at 2:00 p.m. at the Corporation's Headquarters in Clearfield, PA.

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

Ryan, Beck & Co.
3 Parkway
Philadelphia, PA 19102
(800) 223-8969

Sandler O'Neill & Partners
2 World Trade Center
104th Floor
New York, NY 10048
(800) 635-6860

Corporate Description

CNB Financial Corporation is a bank holding company established April 26, 1984. Its assets consist principally of all the outstanding stock of County National Bank, Clearfield, Pennsylvania. County National Bank is a full-service financial institution with the main office located at 1 S. Second Street, Clearfield, Pennsylvania; and 15 branch offices in the communities of Clearfield, DuBois, Karthaus, Madera, Osceola Mills, Philipsburg, St. Marys, and Bradford, McKean County, Pennsylvania. The Bank competes actively with several other commercial banks, savings banks, local credit unions and small loan and consumer loan companies having offices within its market areas.


                [LOGO OF FEDERAL DEPOSIT INSURANCE CORPORATION]