Form 10-K, Exhibit 13
period 1998-12-31
CNB FINANCIAL CORP/PA
filed 1999-03-31
CIK 736772

[Logo CNB Financial Corporation]


[Photo]

[Photo]

[Photo]

County National Bank

Annual Report 98

Table of Contents
--------------------------------------------------------------------------------

Financial Highlights of 1998................................  1.
Letter to Shareholders......................................  2.
Report of Independent Auditors..............................  5.
Consolidated Statements of Condition........................  6.
Consolidated Statements of Income...........................  7.
Consolidated Statements of Cash Flows.......................  8.
Consolidated Statements of Changes
  in Shareholders' Equity...................................  9.
Notes to Consolidated Financial Statements..................  10.
Maturity Distribution of Balance Sheet......................  21.
Quarterly Summary of Earnings...............................  21.
Selected Financial Data - Five Year Comparison..............  22.
Management Discussion and Analysis..........................  24.
Board of Directors..........................................  33.
Officers....................................................  34.
Business and Personal Financial Services....................  36.
Shareholder Information
  and Corporate Description.................................  Inside Back Cover.

Consolidated Financial Highlights
(in thousands, except per share data)
----------------------------------------------------------------------

For the Year                                1998       1997   % Change
                                       ---------  ---------  ---------

 Interest Income                        $ 29,100   $ 26,205       11.0%
 Interest Expense                         13,496     11,822       14.2
 Net Interest Income                      15,604     14,383        8.5
 Net Income                                4,747      4,302       10.3
 Return on:
   Average Assets                           1.20%      1.23%
   Average Equity                          10.87%     10.57%

At Year End

 Assets                                 $436,852   $372,867       17.2%
 Deposits                                370,814    319,473       16.1
 Loans                                   288,389    263,902        9.3
 Shareholders' Equity                     44,781     42,208        6.1
 Trust Assets Under Management
   (at market value)                     188,534    154,834       21.8

Per Share Data

 Net Income                             $   1.38   $   1.25       10.4%
 Dividends                                  0.72       0.68        5.9
 Book Value                                13.00      12.25        6.1


[Graph of Asset Growth]

[Graph of Equity Growth]

[Graph of Dividends Paid Per Share]

[Graph of Earnings Per Share]

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report


[Photo of William F. Falger, President & CEO,
County National Bank (left)
James P. Moore, President & CEO,
CNB Financial Corporation (right)]



Forging ahead in

implementing our

long-term growth

strategies...



December 31, 1998

TO OUR SHAREHOLDERS, CUSTOMERS AND FRIENDS:
          1998 - another year of strong performance for your company.

  The Corporation is pleased to report that 1998 was another year of strong performance for CNB. By paying close attention to the basics, the successful execution of our strategies in 1998 produced gains in the majority of our financial indicators.

Financial Performance

  Annual earnings increased 10.3% to $4,747,000. This level of earnings represents a return on average equity of 10.87%, return on average assets of 1.20%, and earnings per share of $1.38 compared to $1.25 in 1997. Much of the growth in earnings is attributable to our strong growth in the loan portfolio of $25 million or 9.3% over 1997. Also, total assets grew 17.0% to $436.8 million. Through our comprehensive product line and the efforts of our employees, this growth was achieved within our current market area.

  CNB Financial Corporation showed an increase in non-interest income over 1997. The increase of $341,000 or 12.7% is closely related to two main areas. The Trust & Asset Management area had fee increases of $146,000. This department has grown from $154.8 million in assets under management to $188.5 million during 1998. The second area of increased non-interest income was service charges on deposit accounts. The change for 1998 was $230,000 or a 24.4% increase over 1997. The fee increases were predominately derived from an increase in the customer base of the Corporation as our basic fee structure remained unchanged.

Shareholder Focus

  Two major accomplishments occurred to increase the market value of the Corporation's stock. At the annual meeting on April 21, 1998, the shareholders authorized to increase the authorized shares of common stock from 2.5 million to 10 million shares. The board declared a 2 for 1 stock split to shareholders of record on April 30, 1998. In addition, CNB Financial Corporation's stock officially began trading on the NASDAQ National Market on October 22, 1998 under the symbol, CCNE. During 1998, the market value of CNB Financial Corporation's common stock experienced an increase of 72%. The purpose of this national market listing was to maintain and improve liquidity in the stock and narrow the spread between the bid and ask price.

  Forging ahead in implementing our long-term growth strategies, we have stepped into another new market for the Bank by acquiring an office in Punxsutawney in mid-February, 1999. This acquisition will expand our community banking philosophy within central Pennsylvania to include a sixteenth branch location in a fifth county, Jefferson County.

Enhanced Service Delivery

  With the advancement of technology and relationship `packaging', it has become quite apparent that banks have developed more complex products and services over time. And with today's bank merger environment, these products and services even become more complicated. That is why we have

[Photo of Kimberly M. Bennett, Customer Service Center Supervisor]

made the commitment to keeping our products and services basic, simple to understand, without eliminating those state-of-art innovative services that customers want. For example, we recognized the need to target a key segment of our market, the 16 through 21 year old customer. Being a community bank, we felt it was necessary to approach these customers to begin a banking relationship early in an effort to better serve their financial needs throughout their life.

  Following the purchase of the DuBois facility in 1996, we found it necessary to expand the services of this new office in order to provide a more complete community banking environment for our current and future customers. In September, 1998, a new building was constructed consisting of a more convenient and full service CNB office with two adjoining business locations.

  The effort to achieve the loan growth for 1998 included two marketing strategies, focusing on Home Equity Lines of Credit and Home Equity Loans. Both campaigns were highly successful as goals set for number of loans and volume were exceeded. This type of credit greatly contributes to the improved quality of our entire loan portfolio. In addition, we have completed our second full year in providing vehicle leasing with outstanding results. Leasing is becoming a very popular choice for our customers.

  ServiceCall, our 24 hour automated voice response system, a two year old product, has proven to be a great service to our customers. In 1998, we implemented some enhancements such as being able to connect to a Customer Service Representative; make loan payments; and have automatic bill payment service. With our new enhanced system, we have expanded our quality of service to our customers and lowered our operational costs.

  When enhancing service delivery, it is extremely important that we have the availability of the `right' human resources. During 1998, we were fortunate to secure highly qualified professionals in two key bank divisions. The Trust & Asset Management division has added personnel this year to accommodate the significant growth it has been experiencing over the last few years. With the addition of a trust administrator and clerical support, we are positioned to continue to grow this segment of our business.

  To ensure that we continue to expand our commercial loan and business development efforts, we increased our business development staff who will concentrate on the new Punxsutawney market along with the growth in our existing markets. This staff will continue to carry out our philosophy to provide value-added services and financial solutions that are in the business customers' best interest and not just focus on short-term transactions that end when a loan is repaid.

Y2K Efforts

  Shareholders and customers need to be assured that the Bank is taking appropriate steps in preparation for the century date change. The Bank has been proactive in preparing all of our bank equipment and systems for the Year 2000. Presently, we are right on target in implementing our Year 2000 Plan, and have performed extensive testing with more testing scheduled in 1999. We realize the necessity to educate customers about the Y2K issue to minimize public alarm. Therefore, a Customer Awareness

[Photo of Left to right: Calvin R. Thomas, Jr., Assistant Vice President, Trust Officer; Carl J. Peterson, Senior Vice President, Senior Trust Officer; Donald
E. Shawley, Senior Vice President, Senior Trust Officer; and Lisa A. Fredette, Trust Officer]

              [Photo of Business Development: (left to right) Robin L. Hay, Vice
                                   President; Stanley G. Kaizer, Vice President;
                                               Richard L. Sloppy, Vice President

Communication Plan has been developed that will be focused on diffusing many of our customers' concerns throughout 1999. Let us assure you that the banking industry is still the best safeguard for your hard earned dollars.

People

  In 1998, we set some lofty goals for our staff and we are proud to acknowledge their great efforts in achieving these objectives. They not only exceeded our deposit and loan goals, but they helped achieve our Earnings Per Share of $1.38. The goals are set to enhance the value of the Corporation through increased earnings. Since we have worked diligently in achieving these goals, our shareholders have gained value through those efforts. As we progress into 1999, we will continue to intensify our sales training and modify our incentive plans, keeping focused on creating employee loyalty all the while further enhancing the overall value of the Corporation through community minded banking.

  In June, 1998, L.E. Soult, Jr. retired from CNB Financial Corporation's Board of Directors as Chairman. Mr. Soult had been chairman since 1991 and an organizing director of the Corporation in 1984. He also retired from the County National Bank Board with thirty one years of dedicated service. We especially like to recognize the many contributions of Mr. Soult over the years and look forward to working with him in the capacity of Director Emeritus.

  William R. Owens, an existing member of the CNB Financial Corporation's Board of Directors, has been named Chairman of the Board by his colleagues. Mr. Owens is the fourth chairman of the Corporation since its formation in 1984. Bill Owens started his banking career with County National Bank in 1959 and became president of the Bank and vice president of the CNB Financial Corporation in 1991. In 1993, he retired from active management and has remained on both boards and served on various committees. Bill's goals for the Corporation are to expand its subsidiary base, in addition to County National Bank; develop other financial service providers; and keep a strong focus on continuing excellent shareholder returns by offering customers efficient and friendly community banking at its best.

  The upcoming year will offer opportunities and challenges but we will continue to maximize value for you, our shareholders, which means always looking for better ways to do business. Thank you for your continued confidence by investing in CNB Financial Corporation.

                                                            Sincerely,

   County National Bank                    CNB Financial Corporation

   /s/ William F. Falger                   /s/ James P. Moore

   William F. Falger                       James P. Moore
   President and Chief Executive Officer   President and Chief Executive Officer

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

Report of Ernst & Young LLP, Independent Auditors


Board of Directors and Stockholders
CNB Financial Corporation


We have audited the accompanying consolidated statements of condition of CNB Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of CNB Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNB Financial Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1996 CNB Financial Corporation changed its method of accounting for trust and asset management fees.

                                                           /s/ Ernst & Young LLP

February 19, 1999
Pittsburgh, Pennsylvania

CNB Financial Corporation and Subsidiaries
1998 Annual Report



Consolidated Statements of Condition

(in thousands, except share data)                                                   December 31

Assets                                                                            1998          1997

Cash and due from banks.....................................................  $  5,285      $  9,555
Interest bearing deposits with other banks..................................     5,341            31
Federal funds sold..........................................................    12,475         8,850
Investment securities available for sale....................................   100,121        63,521
Investment securities held to maturity, fair value of $7,867 at
   December 31, 1998 and $13,704 at December 31, 1997.......................     7,682        13,511
Loans and leases............................................................   292,959       267,609
   Less: unearned discount..................................................     4,570         3,707
   Less: allowance for loan and lease losses................................     3,100         2,849
                                                                              --------      --------
   NET LOANS................................................................   285,289       261,053
Premises and equipment, net.................................................    10,257         8,795
Accrued interest receivable.................................................     2,454         2,199
Loans held for sale.........................................................     4,299         1,517
Other assets and intangible, net............................................     3,649         3,835
                                                                              --------      --------
   TOTAL ASSETS.............................................................  $436,852      $372,867
                                                                              ========      ========

Liabilities

Deposits:
   Non-interest bearing deposits............................................  $ 36,612      $ 32,893
   Interest bearing deposits................................................   334,202       286,580
                                                                              --------      --------
   TOTAL DEPOSITS...........................................................   370,814       319,473
Other borrowings............................................................    16,378         8,071
Accrued interest and other liabilities......................................     4,879         3,115
                                                                              --------      --------
   TOTAL LIABILITIES........................................................  $392,071      $330,659
                                                                              --------      --------

Shareholders' Equity

Common stock $1.00 par value for 1998 and $4.00 for 1997
Authorized 10,000,000 shares for 1998 and 2,500,000 for 1997
Issued 3,456,000 shares for 1998 and 1,728,000 for 1997.....................  $  3,456      $  6,912
Additional paid in capital..................................................     3,456            --
Retained earnings...........................................................    36,512        34,246
Treasury stock, at cost (11,106 shares for 1998 and 5,166 shares for 1997)..      (112)         (100)
Accumulated other comprehensive income......................................     1,469         1,150
                                                                              --------      --------
   TOTAL SHAREHOLDERS' EQUITY...............................................    44,781        42,208
                                                                              --------      --------
   TOTAL LIABILITIES & SHAREHOLDERS' EQUITY.................................  $436,852      $372,867
                                                                              ========      ========

        The accompanying notes are an integral part of these statements.

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

Consolidated Statements of Income


(in thousands, except per share data)                                                                Year ended December 31,

                                                                                                   1998         1997        1996
Interest and Dividend Income
Loans including fees.........................................................................     $ 23,466     $ 21,512   $ 18,231
Deposits with banks..........................................................................           12            1         --
Federal funds sold...........................................................................          262          209         87
Investment securities:
   Taxable...................................................................................        3,720        3,006      3,309
   Tax-exempt................................................................................        1,410        1,301      1,295
   Dividends.................................................................................          230          176        136
                                                                                                  --------     --------   --------
   TOTAL INTEREST AND DIVIDEND INCOME........................................................       29,100       26,205     23,058

Interest Expense

Deposits.....................................................................................       12,562       11,392      9,421
Borrowed funds...............................................................................          934          430        376
                                                                                                  --------     --------   --------
   TOTAL INTEREST EXPENSE....................................................................       13,496       11,822      9,797
                                                                                                  --------     --------   --------
   Net interest income.......................................................................       15,604       14,383     13,261
   Provision for loan losses.................................................................          675          900        600
                                                                                                  --------     --------   --------
   Net interest income after provision for
      loan losses............................................................................       14,929       13,483     12,661

Other Income

Trust & asset management fees................................................................          758          612        511
Service charges - deposit accounts...........................................................        1,173          943        700
Other service charges and fees...............................................................          451          443        416
Realized security gains (losses).............................................................          350          529         (7)
Gain on sale of loans........................................................................           31           26         24
Other........................................................................................          264          133        231
                                                                                                  --------     --------   --------
   TOTAL OTHER INCOME........................................................................        3,027        2,686      1,875

Other Expenses

Salaries.....................................................................................        4,983        4,624      4,030
Employee benefits............................................................................        1,513          870        972
Net occupancy expense of premises............................................................        1,713        1,642      1,460
Data processing..............................................................................          776          763        576
Amortization.................................................................................          329          315         --
Other........................................................................................        2,213        2,208      1,922
                                                                                                  --------     --------   --------
   TOTAL OTHER EXPENSES......................................................................       11,527       10,422      8,960
                                                                                                  --------     --------   --------
Income before income taxes and cumulative effect of
   change in accounting principle............................................................        6,429        5,747      5,576
Applicable income taxes......................................................................        1,682        1,445      1,450
                                                                                                  --------     --------   --------
Income before cumulative effect of change in
   accounting principle......................................................................        4,747        4,302      4,126
Cumulative effect of change in accounting principle, after taxes.............................           --           --        156
                                                                                                  --------     --------   --------
Net income...................................................................................     $  4,747     $  4,302   $  4,282
                                                                                                  ========     ========   ========

EARNINGS PER SHARE, BASED ON WEIGHTED
AVERAGE SHARES OUTSTANDING*

Income before cumulative effect of accounting change.........................................     $   1.38     $   1.25   $   1.20
Cumulative effect of change in accounting principle..........................................           --           --       0.05
                                                                                                  --------     --------   --------
Net income...................................................................................     $   1.38     $   1.25   $   1.25
Cash dividends per share.....................................................................     $   0.72     $   0.68   $   0.62

*Per share data are restated to reflect the 2 for 1 stock split effective on April 30, 1998


        The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Consolidated Statements of Cash Flows

(in thousands)                                                                                          Year ended December 31,

                                                                                                      1998         1997       1996
Cash Flows from Operating Activities:
Net income...................................................................................     $  4,747     $  4,302   $  4,282
Adjustments to reconcile net income to
  net cash provided by operations:
    Provision for loan losses................................................................          675          900        600
    Depreciation and amortization............................................................        1,139        1,066        664
    Amortization and accretion of deferred loan fees.........................................         (154)        (652)      (653)
    Deferred taxes...........................................................................        1,366          762        169
    Security (gains) losses..................................................................         (350)        (529)         7
    Gain on sale of loans....................................................................          (31)         (26)       (24)
    Net gains on dispositions of acquired property...........................................          (98)          --         --
Changes in:
  Proceeds from sales of loans...............................................................       15,977        3,175      1,910
  Origination of loans for sale..............................................................      (18,728)      (3,583)    (1,716)
  Interest receivable........................................................................         (269)         (18)       (84)
  Other assets and intangibles...............................................................         (281)        (479)    (3,398)
  Interest payable...........................................................................           (7)         264        (38)
  Other liabilities..........................................................................          241         (271)     1,164
                                                                                                  --------     --------   --------
Net cash provided by operating activities....................................................        4,227        4,911      2,883

Cash Flows from Investing Activities:
  Proceeds from maturities of:
    Securities held to maturity..............................................................        6,322        5,235      7,940
    Securities available for sale............................................................       23,862       13,095      7,742
  Proceeds from sales of securities available for sale.......................................        4,888        5,925      4,877
  Purchase of:
    Securities held to maturity..............................................................           --           --     (1,404)
    Securities available for sale............................................................      (65,065)     (20,479)   (22,390)
  Net principal disbursed on loans...........................................................      (24,157)     (41,303)   (23,109)
  Purchase of Federal Reserve Bank Stock.....................................................           --          (39)        --
  Purchase of Federal Home Loan Bank Stock...................................................         (499)          --         --
  Purchase of premises and equipment.........................................................       (2,272)        (234)    (2,094)
  Proceeds from the sale of foreclosed assets................................................          192           18        122
                                                                                                  --------     --------   --------
Net cash used in investing activities........................................................      (56,729)     (37,782)   (28,316)

Cash Flows from Financing Activities:
  Net change in:
    Checking, money market and savings accounts..............................................       49,621          378      9,064
    Certificates of deposit..................................................................        1,720       49,039      5,205
    Cash dividends paid......................................................................       (2,481)      (2,345)    (2,136)
  Net advances (repayments) from other borrowings............................................        8,307       (6,585)    11,810
                                                                                                  --------     --------   --------
Net cash provided by financing activities....................................................       57,167       40,487     23,943
                                                                                                  --------     --------   --------

Net increase (decrease) in cash and cash equivalents.........................................        4,665        7,616     (1,490)
Cash and cash equivalents at beginning of year...............................................       18,436       10,820     12,310
                                                                                                  --------     --------   --------
Cash and cash equivalents at end of year.....................................................     $ 23,101     $ 18,436   $ 10,820
                                                                                                  ========     ========   ========

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest (including amount credited directly to
      certificate accounts)..................................................................     $ 13,503     $ 11,822   $  9,797
    Income taxes.............................................................................          560        1,156      1,739

Noncash Investing Activities
Increase in net unrealized gains on securities available for sale...........................      $    319     $    535   $     27

        The accompanying notes are an integral part of these statements.

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

Consolidated Statements of Changes
in Shareholders' Equity



(in thousands)
                                                                                                  Accumulated
                                                             Additional                              Other          Total
                                                               Paid-In   Retained    Treasury     Comprehensive  Stockholders'
                                               Common Stock    Capital   Earnings     Stock          Income         Equity
                                               -------------------------------------------------------------------------------
Balance January 1, 1996....................       $ 6,912       $   --   $30,143      $(100)         $  588        $37,543
  Comprehensive income:
    Net income for 1996....................                                4,282                                     4,282
    Net change in unrealized gains
      on available for sale securities,
      net of taxes of $14 and adjustment
      for losses of $(5)...................                                                              27             27
    Total comprehensive income.............                                                                          4,309
    Cash dividends declared................                               (2,136)                                   (2,136)
                                               -------------------------------------------------------------------------------

Balance December 31, 1996..................         6,912           --    32,289       (100)            615         39,716
  Comprehensive income:
    Net income for 1997....................                                4,302                                     4,302
    Net change in unrealized gains
      on available for sale securities,
      net of taxes of $276 and adjustment
      for gains of $349....................                                                             535            535
                                                                                                                   -----------
    Total comprehensive income.............                                                                          4,837
                                                                                                                   -----------
    Cash dividends declared................                               (2,345)                                   (2,345)
                                               -------------------------------------------------------------------------------

Balance December 31, 1997..................         6,912           --    34,246       (100)          1,150         42,208
  Comprehensive income:
    Net income for 1998....................                                4,747                                     4,747
    Net change in unrealized gains
      on available for sale securities,
      net of taxes of $164 and adjustment
      for gains of $231....................                                                             319            319
                                                                                                                   -----------
    Total comprehensive income.............                                                                          5,066
                                                                                                                   -----------
    Issued 2 for 1 stock split.............        (3,456)       3,456                                                  --
    Purchase of treasury stock
      (774 shares).........................                                             (12)                           (12)
    Cash dividends declared................                               (2,481)                                   (2,481)
                                               -------------------------------------------------------------------------------
Balance December 31, 1998                         $ 3,456       $3,456   $36,512      $(112)         $1,469        $44,781
                                               ===============================================================================



        The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization:

  CNB Financial Corporation (the "Corporation"), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the "Bank"). The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation is also subject to examination by Federal regulators. The Corporation's market area is in the north central region of the state of Pennsylvania.

Basis of Financial Presentation:

  The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, County National Bank and CNB Investment Corporation. These statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates and such differences may be material.

Investment Securities:

  When purchased, investments are classified as held to maturity, trading or available for sale securities. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of tax, on securities classified as available for sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading.

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

Direct Lease Financing

  Financing of equipment, principally consisting of automobiles, is provided to customers under lease arrangements accounted for as direct financing leases. These leases are reported in the consolidated statements of condition under the loan caption as a net amount, consisting of the aggregate of lease payments receivable and estimated residual values, less unearned income. Income is recognized in a manner which results in an approximate level yield over the lease term.

Allowance for Loan and Lease Losses:

  The allowance for loan and lease losses is established through provisions for loan losses which are charged against income. Loans which are deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance account.

  Management determines the adequacy of the reserves based on historical patterns of charge-offs and recoveries, industry experience, and other qualitative factors relevant to the collectability of the loan portfolio. While management believes that the allowance is adequate to absorb estimated potential loan losses, future adjustments may be necessary due to circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

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

Other Assets:

  Other assets include real estate acquired through foreclosure or in settlement of debt and is stated at the lower of the carrying amount of the indebtedness or fair market value, net of selling costs. The property is evaluated regularly and any decreases in the carrying amount are charged to expense.

Trust Income:

  In 1996, the Corporation changed its method of accounting for Trust income from the cash basis to the accrual basis. The Corporation has recognized the cumulative effect from this change in accounting principle in the amount of $236,000, with applicable income taxes of $80,000, which resulted in an increase in net earnings of $156,000 or $0.05 per share in 1996.

Income Taxes:

  The Corporation files a consolidated U. S. income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

Mortgage Servicing Rights (MSR's):

  Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized MSR's are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized MSR's are evaluated for impairment based on the fair value of those rights. Mortgage loans held for sale are separately classified and carried at the lower of cost or estimated fair value. The MSR's recognized, $98,000 in 1998, are included in other assets.

Treasury Stock:

  The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Comprehensive Income:

  The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity. Prior period financial statements have been restated to conform to the requirements of SFAS No. 130.

Earnings Per Share:

  Earnings per share is calculated on the weighted average number of common shares outstanding during the year. The number of shares used in the earnings per share computations presented was 3,444,894 for 1998 and 3,445,668 for 1997 and 1996. The 1997 and 1996 shares are restated to reflect the 2 for 1 stock split effective on April 30, 1998. On January 27, 1998, the Board of Directors of the Corporation approved an increase in the authorized shares of 10,000,000. This was subsequently ratified by the shareholders on April 21, 1998. The Corporation has no dilutive securities.

Cash and Cash Equivalents:
  For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, and Federal funds sold.

New Accounting Standards:
Operating Segment Disclosure

  FAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Corporation views itself as one segment of business which is community banking.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

Employer's Benefits Disclosures

  In February 1998, the FASB issued SFAS No. 132 "Employer's Disclosures About Pensions and Other Post Retirement Benefits". This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the recognition or measurement of those plans. This statement is effective for the fiscal years beginning after December 15, 1997. The required disclosure changes will not affect the financial condition, equity or operating results of the Corporation.

Accounting for Derivative Instruments

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement provides for potential of investment reclassification out of the held-to-maturity category. It is effective for fiscal years beginning after June 15, 1999 with earlier adoption permitted. This statement is not expected to materially affect the financial position or operating results of the Corporation.

Accounting for Internal Use Computer Software

  The Accounting Standards Executive Committee issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", effective beginning January 1, 1999. The SOP provides guidance for the accounting of costs related to developing, obtaining, modifying and/or implementing internal use software. SOP 98-1 requires companies to capitalize costs incurred in designing, coding, installing and testing of software. All other costs are to be expensed as incurred. The implementation of the SOP will not materially affect the financial condition, equity or operating results of the Corporation.

Reclassifications:
 Certain prior year amounts have been reclassified for comparative purposes.


2.  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 1998, was approximately $2,589,000, which was maintained in vault cash.


3.  INVESTMENT SECURITIES

  Investment securities at December 31, 1998 and 1997 were as follows (in thousands):

                                                  December 31, 1998                      December 31, 1998
                                      ---------------------------------------  ---------------------------------------
                                                      Unrealized                               Unrealized
                                      Amortized    ----------------   Market   Amortized    ----------------   Market
                                        Cost       Gains     Losses   Value      Cost       Gains     Losses   Value
                                      ---------------------------------------  ---------------------------------------
Securities available for sale:
  U.S. Treasury.....................    $ 9,522   $   76     $ --   $  9,598   $15,482    $   40      $ 4     $15,518
  U.S. Government agencies
    and corporations................     11,028       67        4     11,091    19,088       100       37      19,151
  Obligations of States and
    Political Subdivisions..........     33,421    1,013       --     34,434    18,788       718       --      19,506
  Other Debt Securities.............     40,079      304      184     40,199     5,347         8       43       5,312
  Marketable Equity Securities......      3,845    1,069      115      4,799     3,074       961        1       4,034
                                      ---------------------------------------  ---------------------------------------
 ....................................    $97,895   $2,529     $303   $100,121   $61,779    $1,827      $85     $63,521
                                      =======================================  =======================================

Securities to be held to maturity:
  Obligations of States and
    Political Subdivisions..........    $ 4,073   $  152     $ --   $  4,225   $ 6,398    $  180       --     $ 6,578
  Other Debt Securities.............      2,003       33       --      2,036     6,006        18      $ 5       6,019
  Restricted Equity Securities......      1,606       --       --      1,606     1,107        --       --       1,107
                                      ---------------------------------------  ---------------------------------------
 ....................................    $ 7,682   $  185     $ --   $  7,867   $13,511    $  198      $ 5     $13,704
                                      =======================================  =======================================

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

  Other debt securities include corporate notes and bonds and collateralized mortgage obligations.

  On December 31, 1998 investment securities carried at $24,197,000 were pledged to secure public deposits and for other purposes as provided by law.

  The following is a schedule of the contractual maturity of investments excluding equity securities, at December 31, 1998 (in thousands):


                                            Available for Sale                   Held to Maturity
                                       Amortized Cost  Market Value         Amortized Cost   Market Value
                                       --------------  ------------         --------------   ------------
1 year or less.......................      $14,500       $14,610                  $2,019        $2,047
1 year-5 years.......................       15,009        15,273                   4,057         4,214
5 years-10 years.....................       16,831        17,503                      --            --
After 10 years.......................       12,302        12,506                      --            --
                                       ----------------------------         -----------------------------
                                            58,642        59,892                   6,076         6,261
                                       ----------------------------         -----------------------------

Collateralized mortgage obligations
  and other asset-backed securities..       35,408        35,430                      --            --
                                       ----------------------------         -----------------------------
    Total investment securities......      $94,050       $95,322                  $6,076        $6,261
                                       ============================         =============================

  Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

 Information pertaining to security sales is as follows (in thousands):

                    Proceeds  Gross Gains  Gross Losses
                    --------  -----------  ------------
      1998           $4,888      $351          $ 1
      1997            5,925       556           27
      1996            4,877        23           30

4.  LOANS

 Total Loans at December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                                                   1998       1997
Commercial, Financial and Agricultural.........................................................  $ 63,400   $ 58,282
Residential Mortgage...........................................................................   118,245    112,393
Commercial Mortgage............................................................................    46,701     37,702
Installment....................................................................................    35,251     41,001
Lease Receivables..............................................................................    29,362     18,231
                                                                                                 --------   --------
                                                                                                 $292,959   $267,609
                                                                                                 ========   ========

    Lease receivables at December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                                                     1998       1997
Lease payment receivable.......................................................................  $ 13,676   $  8,525
Estimated residual values......................................................................    15,686      9,706
                                                                                                 --------   --------
Gross lease receivables........................................................................    29,362     18,231
Less unearned income...........................................................................    (4,313)    (2,788)
                                                                                                 --------   --------
Net lease receivables..........................................................................  $ 25,049   $ 15,443
                                                                                                 ========   ========

  At December 31, 1998 and 1997, net unamortized loan costs and fees of $264,060 and $360,776, respectively, have been included in the carrying value of loans.

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

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

  The recorded investment in loans that are considered impaired under SFAS No. 114 was $537,590 and $597,040 at December 31, 1998 and 1997, respectively. The recorded amount of impaired loans, net of a write-down, does not require an allowance for loan losses. The average recorded investments in impaired loans during the years ended December 31, 1998 and 1997 were approximately $569,457 and $627,038, respectively. For the years ended December 31, 1998 and 1997, the Corporation recognized accrued interest income on impaired loans of $46,488 and $49,428, respectively.

  Deposit accounts that have overdrawn their current balance, overdrafts, are reclassified to loans. Overdrafts included in loans are $533,000 in 1998 and $184,000 in 1997.


5. ALLOWANCE FOR LOAN AND LEASE LOSSES

  Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows (in thousands):

                                        1998     1997     1996
Balance, Beginning of Year...........  $2,849   $2,473   $2,145
Charge-offs..........................    (559)    (640)    (360)
Recoveries...........................     135      116       88
                                       ------   ------   ------
    Net Charge-offs..................    (424)    (524)    (272)
Provision for Loan and Lease Losses..     675      900      600
                                       ------   ------   ------
Balance, End of Year.................  $3,100   $2,849   $2,473
                                       ======   ======   ======

 6. PREMISES AND EQUIPMENT

 The following summarizes Premises and Equipment at December 31 (in thousands):

                                                    1998      1997
Land............................................  $ 1,273   $ 1,185
Premises and Leasehold Improvements.............    8,675     7,007
Furniture and Equipment.........................    5,674     5,204
                                                  -------   -------
                                                   15,622    13,396
Less Accumulated Depreciation and Amortization..   (5,365)   (4,601)
                                                  -------   -------
  Premises and Equipment, Net...................  $10,257   $ 8,795
                                                  =======   =======

  Depreciation on Premises and Equipment amounted to $810,000 in 1998, $751,000 in 1997, and $664,000 in 1996.
  Rental expense, net of rental income, charged to occupancy expense for 1998, 1997, and 1996 was $134,000, $126,000 and $105,000, respectively.


 7. INTANGIBLE

  In December 1996, the Corporation purchased certain fixed assets and the customer lists of four branches of a large, super-regional competitor. The agreement provides the Corporation direct marketing opportunities to obtain the customers of the selling institution. In conjunction with this transaction, the Corporation paid the seller a premium of $3.152 million, which has been identified as an intangible and is being amortized on a straight line basis over a period of 10 years, beginning in January 1997. Included in other assets is $2,522,000 and $2,837,000 of goodwill for 1998 and 1997, net of accumulated amortization of $630,000 and $315,000, respectively.


 8. DEPOSITS

  The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31, (in thousands):

Time Deposits Maturing:            1998      1997

Within One Year................  $128,142  $101,626
Within Two Years...............    35,015    39,534
Within Three Years.............     4,504    20,901
Within Four Years..............     6,925     3,573
Within Five Years and Greater..     2,213     5,931
                                 --------  --------
                                 $176,799  $171,565

  Certificates of Deposit of $100,000 or more totaled $22,324,000 and $20,839,000 at December 31, 1998 and 1997, respectively.

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

 9. OTHER BORROWINGS

  Other borrowings include $359,000 and $2.0 million of demand notes payable to the U.S. Treasury Department at December 31, 1998 and 1997, respectively. These notes are issued under the U.S. Treasury Department`s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent
less than the average Federal funds rate as computed by the Federal   Reserve
Bank. At year end, the Bank had remaining borrowing capacity with the FHLB of $99 million. Also, other borrowings include advances from the Federal Home Loan Bank (FHLB) at December 31, 1998, and 1997 as follows (in thousands):


                                 December 31,
          Interest Rate      Maturity      1998     1997
          -----------------------------------------------
  Fixed
            6.75%            9/27/11    $   569   $  596
  Variable
             (a)             5/23/00      5,000    5,000
             (b)             1/11/09        450      475
             (c)              2/4/03     10,000       --
                                        -------   ------
  Total borrowed funds                  $16,019   $6,071
                                        =======   ======

  (a) Interest Rate floats quarterly based on the 3 month LIBOR which was 5.44% at December 31, 1998.
  (b) Interest Rate ranges from 5.28% to 6.51%.
  (c) Interest Rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.09, the interest rate was 5.17% at December 31, 1998.

 Following are maturities of borrowed funds as of December 31, 1998 (in thousands):

                1999                    $   415
                2000                      5,060
                2001                         65
                2002                         69
                2003                     10,075
          Thereafter                        694
                                        -------
      Total Borrowed Funds              $16,378
                                        =======

 10. INCOME TAXES

 The following is a summary of the tax provision (in thousands):

                                       1998      1997       1996
    Current.........................  $  316    $  683     $1,361
    Deferred........................   1,366       762        169
                                      ------    ------     ------
    Net provision for Income Taxes..  $1,682    $1,445     $1,530
                                      ======    ======     ======

  The applicable portion of the current year provision related to the gains on sales of available for sale securities is $119,000, $180,000, and $0 in 1998, 1997 and 1996, respectively.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

  The components of the net deferred tax liability as of December 31, 1998 and 1997 are as follows (in thousands):

                                                                    1998      1997
Deferred tax assets
    Allowance for loan losses....................................  $  769    $  684
    Post-retirement benefits.....................................      49        29
    Intangible...................................................      71        36
    Deferred compensation........................................      47        --
                                                                   ------    ------
                                                                      936       749

Deferred tax liabilities
    Premises and equipment.......................................     346       379
    Vehicle leasing..............................................   2,617     1,031
    Unrealized gain on investment securities available for sale..     779       592
                                                                   ------    ------
                                                                    3,742     2,002
                                                                   ------    ------
Net deferred tax liability.......................................  $2,806    $1,253
                                                                   ======    ======

  The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows (in thousands):


                             1998        %       1997        %       1996        %

Tax at statutory rate...    $2,186     34.0     $1,954     34.0     $1,977     34.0
Tax exempt income, net..      (579)    (9.0)      (516)    (9.0)      (508)    (8.7)
Other...................        75      1.2          7      0.1         61      1.0
                            ------     ----     ------     ----     ------     ----
Income tax provision....    $1,682     26.2     $1,445     25.1     $1,530     26.3
                            ======     ====     ======     ====     ======     ====


11. EMPLOYEE BENEFIT PLANS

  The Bank provides a defined contribution retirement plan that covers all
active officers and employees twenty-one     years of age or older, employed by
the Bank for one year. Contributions to the plan, based on current year compensation, are 9 percent of total compensation plus 5.7 percent of the compensation in excess of $68,400. The Corporation recognized expense of $405,000 in 1998, $350,000 in 1997, and $304,000 in 1996.

  In addition, the Bank sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Bank at 0.25% for every 1% contributed up to one percent of the employee's compensation. The Bank's contributions were $30,000, $30,000, and $26,000 in 1998, 1997, and 1996, respectively.

  The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the plan`s funded status:


                                                                          December 31,
                                                                  1998        1997        1996
    Accumulated post-retirement benefit obligation:
        Retirees                                               $  55,682   $  52,508   $  53,742
        Fully eligible active plan participants                   30,395      40,053      39,921
        Other active plan participants                           377,030     337,917     319,350
                                                               ---------   ---------   ---------
    Total accumulated post-retirement benefit obligation         463,107     430,478     413,013

    Unrecognized net transition obligation                      (110,183)   (117,528)   (124,873)
    Unrecognized net loss                                        (63,262)    (75,639)    (96,621)
                                                               ---------   ---------   ---------
    Accrued post-retirement obligation                         $ 289,662   $ 237,311   $ 191,519
                                                               =========   =========   =========

    Net periodic post-retirement benefit cost:...............       1998        1997        1996
                                                                  ------      ------      ------
        Service cost.........................................  $  23,383   $  21,737   $  18,531
        Interest cost........................................     27,671      26,580      21,725
        Amortization of transition obligation over 21 years..      8,685       9,701       7,566
                                                               ---------   ---------   ---------
                                                               $  59,739   $  58,018   $  47,822
                                                               =========   =========   =========

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

  The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 6.50% in 1998. The health care cost trend rate used to measure the expected costs of benefits for 1999 is 9.0%, and 8.0% thereafter. A one percent increase in the health care trend rates would result in an increase of $71,852 in the benefit obligation of December 31, 1998, and would increase the service and interest costs by $10,915 in future periods. The presentation above for the years 1998, 1997 and 1996 reflects a policy which grants eligibility to these benefits to employees 60 years of age with 30 years of service.


12. RELATED PARTY TRANSACTIONS

  In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal risks. The aggregate of such loans totaled $5,793,000 on December 31, 1998 compared to $6,732,000 at December 31, 1997. During 1998, $32,834,000 of new loans were made and repayments totaled $33,773,000.

  In 1998, the Bank entered into an operating lease with a director of the Corporation expiring in 1999. The annual lease payments were determined based on prevailing terms in the market area. All ongoing operating and general maintenance expenses will be the responsibility of the director.


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

                                                           December 31
Risk Based Capital                           1998                                     1997
                             Regulatory    Ratio to     Minimum       Regulatory    Ratio to     Minimum
Tier 1                        Capital    Risk Assets   Required        Capital    Risk Assets   Required
------                       -----------------------------------      -----------------------------------
CNB Financial Corporation        40,821        13.97%       4.0%         $38,221        15.05%      4.00%
County National Bank             31,577        10.99%       4.0%         $35,210        14.09%      4.00%

Tier 1 + Tier 2 Capital
-----------------------
CNB Financial Corporation        43,921        15.03%       8.0%         $41,070        16.17%      8.00%
County National Bank             34,677        12.07%       8.0%         $38,059        15.23%      8.00%

Leverage
--------
CNB Financial Corporation        40,821        10.37%       4.0%         $38,221        10.93%      4.00%
County National Bank             31,577         8.13%       4.0%         $35,210        10.14%      4.00%

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

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

  Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 1998, $2.1 million of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends, without prior regulatory approval.

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


14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  In the normal course of business, to meet the financing needs of its customers, the Bank enters into commitments involving financial instruments with off-balance sheet risks. Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. These commitments generally have fixed expiration dates (less than one year), and require the payment of a fee. The Bank utilizes the same credit policies in making these obligations as it does for on-balance-sheet instruments. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. As of December 31, 1998, the Bank had $13.5 million of unused credit card lines; $7.7 million of unfunded home equity lines of credit; $32.7 million in other outstanding loan commitments and $2.8 million in standby letters of credit.


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

Investment Securities:

  The fair value of investment securities are based on quoted market prices, where available. For equity securities for which quoted market prices are not available, fair value has been estimated to be the securities' carrying value. The tables in Note 3 provide greater detail for investment securities at December 31, 1998 and 1997.

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

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report


Notes to Consolidated Financial Statements (Continued)

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

                                            December 31, 1998       December 31, 1997

              (in thousands)                Carrying    Fair        Carrying    Fair
                                             Amount    Value         Amount    Value
                                            ------------------      ------------------
ASSETS
Cash and short-term assets................  $ 23,101  $ 23,101      $ 18,436  $ 18,436
Investment securities.....................   107,803   107,988        77,032    77,225
Net Loans.................................   260,240   265,671       247,281   250,462
LIABILITIES
Deposits..................................   370,814   373,510       319,473   318,704
Advances from the Federal Home Loan Bank..    16,019    16,093         6,071     5,624
Other Borrowings..........................       359       359         2,000     2,000


16. SUBSEQUENT EVENTS (unaudited)

  On February 12, 1999, the Bank will consummate the acquisition of the Punxsutawney office of a regional bank competitor. The purchase includes approximately $11,000,000 in loans, $36,000,000 in deposits and certain fixed assets associated with the office. The purchase and assumption agreement was signed on October 13, 1998. In conjunction with this transaction, the Bank will pay the seller a premium which will be amortized on a straight line basis.

  On February 23, 1999, the Corporation signed a letter of intent to acquire the First National Bank of Spangler, headquartered in Spangler, PA. The shareholders of Spangler will receive shares of CNB Financial Corporation common stock in exchange for First National Bank of Spangler's common stock. The merger will require 237,500 shares of common stock be issued and is subject to Spangler's shareholder approval as well as regulatory approval.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Notes to Consolidated Financial Statements (Continued)

  17. PARENT COMPANY ONLY FINANCIAL INFORMATION (in thousands)

BALANCE SHEETS                                                  December 31,
                                                             1998         1997
  ASSETS
 Cash..................................................       388        $   104
 Investment in bank subsidiary.........................    34,854         38,562
 Investment in non-bank subsidiary.....................     5,115             --
 Securities-available for sale.........................     4,799          4,034
 Other assets..........................................         7             --
                                                          -------        -------
   TOTAL ASSETS........................................   $45,163        $42,700
                                                          =======        =======
LIABILITIES
  Income taxes payable.................................   $    30       $    166
  Deferred tax liability...............................       345            326
  Other liabilities....................................         7             --
   TOTAL LIABILITIES...................................       382            492
   TOTAL SHAREHOLDERS' EQUITY..........................    44,781         42,208
                                                          -------        -------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........   $45,163       $ 42,700
                                                          =======        =======



STATEMENTS OF INCOME                                           Year ended December 31,
                                                           1998         1997          1996
INCOME
  Dividends from:
   Bank subsidiary.....................................   $ 3,481     $ 2,852       $  2,494
   Securities available for sale.......................       130          99             75
 Other.................................................       350         542              8
                                                          -------     -------        -------
       TOTAL INCOME....................................     3,961       3,493          2,577
                                                          =======     =======        =======
    EXPENSES...........................................      (234)        (89)           (76)
    INCOME BEFORE INCOME TAXES AND EQUITY
     IN DISTRIBUTED NET INCOME OF SUBSIDIARY...........     3,727       3,404          2,501
      Applicable income tax (obligation) benefit.......       (53)       (166)            15
    Equity in undistributed net income of bank
     subsidiary........................................     1,062       1,064          1,766
    Equity in undistributed net income of non-bank
     subsidiary........................................        11          --             --
                                                          -------     -------        -------
       NET INCOME......................................   $ 4,747     $ 4,302       $  4,282
                                                          =======     =======        =======



STATEMENTS OF CASH FLOWS                                         Year ended December 31,
                                                             1998        1997           1996
Cash flows from operating activities:
Net income.............................................   $ 4,747     $ 4,302       $  4,282
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Equity in undistributed net income of bank subsidiary.    (1,062)     (1,064)        (1,766)
 Equity in undistributed net income of non-bank
  subsidiary...........................................       (11)         --             --
 (Increase) Decrease in other assets...................        (7)         20            (20)
 Increase (Decrease) in other liabilities..............      (131)        166            (34)
 Gain on sale of available for sale securities.........      (349)       (539)            (6)
                                                          -------     -------       --------
 Net cash provided by operating activities.............     3,187       2,885          2,456
                                                          -------     -------       --------

Cash flows from investing activities:
Purchase of securities available for sale..............    (1,976)     (2,065)          (737)
Proceeds from the sale of securities available for sale     1,554       1,612             68
                                                          -------     -------       --------
 Net cash used in investing activities.................      (422)       (453)          (669)

Cash flows from financing activities:
Dividends paid.........................................    (2,481)     (2,345)        (2,136)
                                                          -------     -------       --------
 Net cash used in financing activities.................    (2,481)     (2,345)        (2,136)
                                                          -------     -------       --------
Net increase (decrease) in cash........................       284          87           (349)
Cash beginning of year.................................       104          17            366
                                                          -------     -------       --------
Cash end of year.......................................   $   388     $   104       $     17
                                                          =======     =======       ========

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report


Statistical Information
MATURITY DISTRIBUTION

Remaining maturity/earliest repricing as of December 31, 1998 ($'s in thousands):

                                                                       After Three     After One
                                                            Within      Months But     Year But      After
                                                             Three      Within One    Within Five     Five
                                                            Months         Year          Years       Years         Total
                                                            ----------------------------------------------------------------
Interest earning assets:
Federal funds sold.....................................      $12,475       $     --      $     --     $    --       $ 12,475
Investment securities..................................        9,809         22,238        39,258      36,498        107,803
Interest bearing deposits..............................        5,341             --            --          --          5,341
Loans (net)............................................       52,789         83,768       129,138      19,594        285,289
                                                            ----------------------------------------------------------------
  Total................................................      $80,414       $106,006      $168,396     $56,092       $410,908

Interest bearing liabilities:
Interest bearing deposits..............................      $12,624       $ 52,603      $ 31,560     $29,035        125,822
Savings................................................           --         15,039         8,000       8,542         31,581
Time...................................................       40,096         76,294        60,241         168        176,799
Borrowed funds.........................................       15,393             22           269         694         16,378
                                                            ----------------------------------------------------------------
  Total................................................      $68,113       $143,958      $100,070     $38,439       $350,580
                                                            ----------------------------------------------------------------
Gap....................................................      $12,301       $(37,952)     $ 68,326     $17,653       $ 60,328
Cumulative gap.........................................      $12,301       $(25,651)     $ 42,675     $60,328
Sensitivity ratio......................................         1.18           0.74          1.68        1.46           1.17
Cumulative sensitivity ratio...........................         1.18           0.88          1.14        1.17


QUARTERLY SUMMARY OF EARNINGS

  The unaudited quarterly results of operations for the years ended December 1998 and 1997 are as follows (in thousands, except per share data):

                                                          Quarters Ended
                                        1998                                       1997
                             March 31  June 30  Sept. 30   Dec. 31      March 31  June 30  Sept. 30  Dec. 31
                             -------------------------------------      ------------------------------------
Total interest income......    $7,022   $7,232    $7,305    $7,541       $6,095   $6,427    $6,754   $6,929
Net interest income........     3,764    3,925     3,882     4,033        3,380    3,593     3,709    3,701
Provision for loan losses..       225      150       150       150          150      150       150      450
Other income...............       637      716       825       849          585      489       566    1,046
Other expense..............     2,714    2,699     3,051     3,063        2,642    2,580     2,572    2,628
Net income.................     1,076    1,296     1,134     1,241          869    1,039     1,118    1,276
Net income per share.......      0.31     0.38      0.33      0.36         0.25     0.30      0.33     0.37


QUARTERLY SHARE DATA

  The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 1998, the approximate number of shareholders of record of the Corporation's common stock was 1,484.

Price Range of Common Stock                                  Cash Dividends Paid
                           1998            1997
                       High     Low     High    Low                                 1998   1997
First Quarter......    $23.13  $19.94  $17.88  $17.75      First Quarter......    $0.18  $0.17
Second Quarter.....     29.50   23.13   17.88   17.75      Second Quarter.....     0.18   0.17
Third Quarter......     30.13   29.00   18.75   17.88      Third Quarter......     0.18   0.17
Fourth Quarter.....     34.25   30.00   19.94   18.75      Fourth Quarter.....     0.18   0.17
                                                                                  -----  -----
                                                                                  $0.72  $0.68
                                                                                  =====  =====


TRUST AND ASSET MANAGEMENT DIVISION
 FUNDS UNDER MANAGEMENT (MARKET VALUE)

($'s in thousands)                                         1998                    1997
Personal Trusts, Estates and Agency Accounts........       $172,079              $138,674
Corporate Accounts..................................         16,455                16,160
                                                           --------              --------
Total...............................................       $188,534              $154,834
                                                           ========              ========

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Selected Financial Data


                                                                   Year Ended December 31
(dollars in thousands, except per share data)                                        1998
   Interest income
      Loans including fees..........................                             $ 23,466
      Deposits with banks...........................                                   12
      Federal funds sold............................                                  262
      Investment securities:
          U.S. treasury securities..................                                  755
          Securities of U.S. government agencies and corporations                   2,502
          Obligations of states and political subdivisions                          1,410
          Other securities..........................                                  693
                                                                                 --------
      Total interest income.........................                               29,100

   Interest expense
      Deposits......................................                               12,562
      Other borrowings..............................                                  934
                                                                                 --------
      Total interest expense........................                               13,496

   Net interest income..............................                               15,604
   Provision for loan losses........................                                  675
                                                                                 --------
   Net interest income after provision
      for loan losses...............................                               14,929

   Other income.....................................                                3,027
   Other expenses...................................                               11,527
                                                                                 --------
   Income before taxes and cumulative effect adjustment                             6,429

   Applicable income taxes..........................                                1,682
                                                                                 --------
   Income before cumulative effect adjustment.......                                4,747
   Cumulative effect adjustment.....................                                   --
                                                                                 --------
      Net income....................................                             $  4,747
                                                                                 ========


   Per share data
      Income before cumulative effect adjustment....                             $   1.38
      Cumulative effect adjustment..................                             $     --
      Net income....................................                             $   1.38
      Dividends declared............................                             $   0.72
      Book value per share at year end..............                             $  13.00

   At end of period
      Total assets..................................                             $436,852
      Investment securities.........................                              107,803
      Loans, net of unearned discount...............                              288,389
      Allowance for loan losses.....................                                3,100
      Deposits......................................                              370,814
      Shareholders' equity..........................                               44,781

   Key ratios
      Return on average assets......................                                 1.20%
      Return on average equity......................                                10.87%
      Loan to deposit ratio.........................                                77.77%
      Dividend payout ratio.........................                                52.26%
      Average equity to average assets ratio........                                11.08%

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report


Five Year Comparison


                      1997              1996           1995           1994
                $   21,512          $ 18,231        $ 16,849      $ 14,813
                         1                --               1            91
                       209                87              81            43

                       886               854             747           729
                     1,662             1,755           1,480         1,060
                     1,302             1,294           1,222         1,238
                       633               837           1,038         1,194
                ----------          --------        --------      --------
                    26,205            23,058          21,418        19,168


                    11,392             9,421           8,946         6,986
                       430               376             277           239
                ----------          --------        --------      --------
                    11,822             9,797           9,223         7,225

                    14,383            13,261          12,195        11,943
                       900               600             380           525
                ----------          --------        --------      --------

                    13,483            12,661          11,815        11,418

                     2,686             1,875           1,943         1,510
                    10,422             8,960           8,768         8,082
                ----------          --------        --------      --------
                     5,747             5,576           4,990         4,846

                     1,445             1,450           1,173         1,137
                ----------          --------        --------      --------
                     4,302             4,126           3,817         3,709
                        --               156              --            --
                ----------          --------        --------      --------
                $    4,302          $  4,282        $  3,817      $  3,709
                ==========          ========        ========      ========


                $     1.25          $   1.20        $   1.11      $   1.08
                $       --          $   0.05        $     --      $     --
                $     1.25          $   1.25        $   1.11      $   1.08
                $     0.68          $   0.62        $   0.58      $   0.54
                $    12.25          $  11.53        $  10.90      $  10.02


                $  372,867          $327,008        $297,523      $269,698
                    77,032            78,696          75,928        71,314
                   263,902           223,103         200,038       181,789
                     2,849             2,473           2,145         2,033
                   319,473           270,056         255,787       230,641
                    42,208            39,716          37,543        34,515


                     1.23%             1.40%           1.36%         1.39%
                    10.57%            11.73%          10.58%        11.07%
                    82.02%            81.70%          77.36%        77.94%
                    54.46%            49.88%          52.36%        50.18%
                    11.64%            12.59%          12.86%        12.43%

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Management's Discussion and Analysis
of Financial Condition and
Results of Operations

GENERAL

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the "Corporation") is presented to provide insight into management's assessment of financial results. The corporation's subsidiary County National Bank (the "Bank") provides financial services to individuals and businesses within the Bank's market area made up of the west central Pennsylvania counties of Clearfield, Centre, Elk, and McKean. County National Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"). The financial condition and results of operations are not intended to be indicative of future performance. the Corporation's subsidiary CNB Investment Corporation is headquartered in Wilmington, DE. CNB Investment Corporation maintains investments in debt securities and other prudent investment vehicles. Management's discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

  Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk, including interest rate, credit, and liquidity risk. These risks are controlled through policies and procedures established throughout the Corporation.

  Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy to control and manage interest rate risk.

  Credit risk represents the possibility that a customer may not perform in accordance to contractual terms. Credit risk results from loans to customers and purchasing of securities. The Corporation's primary credit risk is in the loan portfolio. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the investment portfolio.

  Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives.

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

FINANCIAL CONDITION

  The following table presents ending balances ($'s in millions), growth and the percentage change during the past two years:

                               1998      Increase       %       1997      Increase       %       1996
                              Balance   (Decrease)   Change    Balance   (Decrease)   Change    Balance
Total assets                   $436.9       $64.0      17.2     $372.9       $45.9      14.0     $327.0
Total loans, net                285.3        24.2       9.3      261.1        40.5      18.4      220.6
Total investments               107.8        30.8      40.0       77.0        (3.0)     (3.8)      80.0
Total deposits                  370.8        51.3      16.1      319.5        49.4      18.3      270.1
Total shareholders' equity       44.8         2.6       6.1       42.2         2.5       6.3       39.7

  The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

  The increase in assets during 1998 can be attributed to the generation of $51,341,000 in new deposits and an increase in Federal Home Loan Bank borrowings of $10 million. These new deposits were invested primarily in loans, up $24,236,000 (or 9.3%), and investments in the amount of $30,771,000. The 17.2%
increase in assets shows the Corporation had a very successful year of growth when compared to 14.0%, 9.9%, and 10.3% in 1997, 1996 and 1995 respectively.

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

  The Corporation received a large deposit at year end that is expected to be temporary in nature. Without the effects of this deposit, the asset growth rate was 11.5%.

CASH AND CASH EQUIVALENTS

  Cash and Cash equivalents totaled $23,101,000 at December 31, 1998 compared to $18,436,000 on December 31, 1997. The increase was the result of continued strong deposit growth in the fourth quarter of 1998 which was invested in Federal Funds at year end.

  We believe the liquidity needs of the Corporation are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the investment and loan portfolios that matures within one year. These sources of funds will enable the Corporation to meet cash obligations and off-balance sheet commitments as they come due.

INVESTMENT SECURITIES

  Investment securities increased 40% since December 31, 1997. The increase was created by another good year of growth in deposits. Also, the Corporation participated in Federal Home Loan Bank (FHLB) financing to purchase certain investments that were favorable in the market as compared to the funding rates provided by FHLB. Of the Corporation's total investment portfolio of $107,803,000 as of December 31, 1998, $100,121,000 (or 92.9%) is classified as available for sale with the balance of $7,682,000 classified as held to maturity.

  The Corporation experienced significant growth in collateralized mortgage obligations (CMO's), $35,430,000, and state and political subdivision bonds, $12,603,000 during 1998 compared to 1997. The shift to higher tax-exempt bonds is a strategy to more fully recognize the savings from tax-free interest income which reduces the Corporation's overall effective tax rate. See page 15 of the annual report for more information. The investment into CMO's resulted from an overall analysis of the Corporation's balance sheet. This sector of the portfolio was created as a result of the interest rate risk strategy and to create current liquidity from principal paydowns in order to fund loan growth.

  We monitor the earnings performance and the effectiveness of the liquidity of the investment portfolio on a regular basis through Asset/Liability Committee ("ALCO") meetings. The ALCO also reviews and manages interest rate risk for the Corporation. Through active balance sheet management and analysis of the investment securities portfolio, we maintain a sufficient level of liquidity to satisfy depositor requirements and various credit needs of our customers.

LOANS

  The Corporation's loan volume continues to grow and reflects the additional credit opportunities in the markets served. Our lending is focused in the west central Pennsylvania market and consists principally of retail lending, which includes single family residential mortgages and other consumer lending, and also commercial lending primarily to locally owned small businesses. The lending market has grown as a result of the Acquisition which included DuBois as a new market area. We expect moderate loan growth over the next several quarters in this and other market areas of the Bank as customers seek alternatives to competing and consolidating superregional banks.

  Commercial mortgage activity has increased by $9 million or 23.9% in 1998 and $6 million or 19.9% in 1997. This growth has been spurred by a positive economic outlook within our current markets and an expanded market area as previously mentioned. The auto leasing portfolio continues to increase since the inception in 1996. Net lease receivables have increased $9.6 million and $10.3 million in 1998 and 1997. The Corporation had experienced a decline in consumer lending in 1997 and early 1998. During 1998, the home equity products within the Bank were targeted for growth and expanded $8.1 million or 63.6%, thus providing positive effects to the consumer loan portfolio.

LOAN CONCENTRATION

  The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 1998, no concentration exists within our commercial or real estate loan portfolio as related to concentration of 10% of the total loans. Residential real estate lending along with automobile financing continue to be the largest component of the loan portfolio.

LOAN QUALITY

  The Corporation has established written lending policies and procedures that require underwriting standards, loan documentation, and credit analysis standards to be met prior to funding a loan. Subsequent to the funding of a loan, ongoing review of credits is required. Credit reviews are performed annually on a minimum of 60% of the commercial loan portfolio by the loan review staff. See "Allowance for Loan and Lease Losses" for further discussion of credit review procedures.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

  The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):


At December 31,                        1998       1997       1996
Nonperforming assets:
  Non-accrual loans                  $    120   $    305   $    230
  Accrual loans greater than
       89 days past due                 1,408        600      1,001
  Foreclosed assets held for sale         342        153         33
                                     --------   --------   --------
Total nonperforming assets           $  1,870   $  1,058   $  1,264

Total loans, net of unearned
       income                        $288,389   $263,902   $223,103
Nonperforming loans as a
       percent of loans, net             0.53%      0.34%      0.55%
Nonperforming assets as a
       percent of loans, net             0.65%      0.40%      0.57%

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

  The table below shows activity within the allowance account over the past three years:

Allowance for Loan and Lease Losses
($'s in thousands)


                                                 Years Ended December 31,
                                                  1998       1997       1996

Balance at beginning of Period                $  2,849   $  2,473   $  2,145
                                              --------   --------   --------
Charge-offs:
  Commercial and financial                          47         88          5
  Commercial mortgages                              --         --         --
  Residential mortgages                             16         14         --
  Installment                                      454        513        355
  Lease receivables                                 42         25         --
                                              --------   --------   --------
                                                   559        640        360

Recoveries:
  Commercial and financial                          21          2          5
  Commercial mortgages                              --         --          1
  Residential mortgages                              2         --         --
  Installment                                      111        114         82
  Lease receivables                                  1         --         --
                                              --------   --------   --------
                                                   135        116         88

                Net charge-offs:                  (424)      (524)      (272)
Provision for possible
  loan losses                                      675        900        600
                                              ========   ========   ========
Balance at end-of-period                      $  3,100   $  2,849   $  2,473
                                              ========   ========   ========
Loans, net of unearned                        $288,389   $263,902   $223,103
Allowance to net loans                            1.07%      1.08%      1.07%
Specific allocation                               0.53%      0.51%      0.43%
Unallocated                                       0.54%      0.57%      0.64%

  The adequacy of the allowance for loan and lease losses is subject to a formal analysis by the loan review staff of the Bank. As part of the formal analysis, delinquencies and losses are monitored monthly. The loan portfolio is divided into several categories in order to better analyze the entire pool. First is a selection of "watch" loans that is given a specific reserve. The remaining loans will be pooled, by category, into these segments:

Reviewed
  . Commercial and financial
  . Commercial Mortgages
Homogeneous
  . Residential real estate
  . Installment
  . Lease receivables

  The reviewed loan pools are further segregated into three categories: substandard, doubtful, and unclassified. Historical loss factors are calculated for each pool based on the previous eight quarters of experience. The homogeneous pools are evaluated by analyzing the historical loss factors from the most previous quarter end and the two most recent year ends. The historical loss factors for both the reviewed and homogeneous pools are adjusted based on these six qualitative factors:

  . Levels of and trends in delinquencies and non-accruals
  . Trends in volume and terms of loans
  . Effects of any changes in lending policies and procedures
  . Experience, ability and depth of management
  . National and local economic trends and conditions
  . Concentrations of credit

  The methodology described above was created using the experience of our loan review personnel, guidance from the regulatory agencies, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan and Lease Losses

  Balance at end of period   1998    1997

Commercial and financial    $  435  $  361
Commercial mortgages           179     185
Residential mortgages          342     308
Installment                    453     401
Lease receivables              140      80
Unallocated                  1,551   1,514
                            ------  ------
Total                       $3,100  $2,849
                            ======  ======

  The results for the previous two years indicate higher allocations required for specific pools. This result is based on two main factors. First, the growth of our portfolio requires larger dollars to cover similar credit risks. Secondly, economic factors both in our market area and nationwide have lead to trends of increased charge-offs in recent years. The Bank did experience a slight decrease in charge-offs for 1998 when compared to 1997 but a 56% increase for 1998

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

compared to 1996. The unallocated allowance is determined based on management's knowledge of the portfolio, recent trends within the industry, historical trends reviewed monthly, and the local economy. Also, management utilizes peer group data surveying a group of similarly sized organizations which develop current information for comparative purposes.

  Most significantly consumer charge-offs remain high as the national trend is towards higher delinquencies and more personal bankruptcies. Also, the leasing portfolio is maturing after 2.5 years in the business. As a result, we are experiencing an increase in charge-offs in the lease area. The allowance for loan and lease losses is deemed to be adequate to absorb inherent losses in the portfolio at December 31, 1998.

FUNDING SOURCES

  The Corporation considers deposits, short-term borrowings, and term debt when evaluating funding sources. Traditional deposits continue to be the most significant source of funds. In addition, term borrowings from FHLB are used to meet funding needs not met by deposit growth. During 1998, the Corporation borrowed $10 million from FHLB. Management plans to maintain access to short-term and long-term FHLB borrowings as an additional funding source.

  The Corporation continued to experience a change in the mix of its deposit base throughout much of the first three quarters of 1998 at which time the mix stabilized. The time deposit category has increased by $5,234,000. This results in time deposits representing 47.7% of total deposits compared to 53.7% as of year-end 1997. In the last week of December, the Corporation received temporary deposits that are not expected to be here for the long-term. Excluding these deposits, time deposits are 52.0% of total deposits. We expect this current deposit mix to stabilize. The following table reflects the Corporation's deposit mix by category (in thousands):

                                    1998      1997      1996
Checking, Non-Interest Bearing    $ 36,612  $ 32,893  $ 30,812
Checking, Interest Bearing         125,822    82,339    82,184
Savings Accounts                    31,581    32,676    36,183
Certificates of Deposit            176,799   171,565   120,877
                                  --------  --------  --------
                                  $370,814  $319,473  $270,056

SHAREHOLDERS' EQUITY

  The Corporation's capital continues to provide a strong base for profitable growth. Total shareholders' equity increased 6.2% in 1998. Growth was the result of an increase in retained earnings of $2,266,000 and an increase of $319,000 in accumulated other comprehensive income which represents an increase in unrealized gains in available-for-sale securities, net of taxes.

  With 92.9% of the investment securities classified as available-for-sale, this portion of the balance sheet is more sensitive to the change in market value of investments. In 1998, interest rates declined somewhat while the market value of equities have risen resulting in increased valuations in the available-for-sale category of investments. The status of the investment markets do not affect the Corporation's equity position for regulatory capital standards discussed below.

  The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established "risk-based" capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 15.03% as of December 31, 1998 is well above the minimum standard of 8%. The Tier 1 capital ratio of 13.97% also is above the regulatory minimum of 4%. The leverage ratio, 10.37%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation's capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

  Liquidity measures an organizations' ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 8 of the accompanying financial statements provide analysis of the Corporation's cash and cash equivalents and the sources and uses of liquidity. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $115 million with only $16 million outstanding at year end 1998. Management feels the Corporation's current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 1998

OVERVIEW OF THE INCOME STATEMENT

  In 1998, net income was $4,747,000, an increase of 10.3% over 1997 net income of $4,302,000. Overall net income for 1998 benefitted by a larger base of earning assets over 1997. The increase in earning assets was $63,942,000, or 18.4%, over 1997 to $410,908,000. Details of this growth have been previously discussed in the prior sections. Decreases in the net interest margin have somewhat mitigated the benefit gained by the growth in earning assets. The decrease in

CNB Financial Corporation and Subsidiaries
1998 Annual Report

taxable equivalent net interest margin was 17 basis points or a 3.7% decline overall. Each basis point meant approximately $41,000 dollars to the Corporation for 1998. Also, the overall level of non-interest expenses increased during 1998.

INTEREST INCOME AND EXPENSE

  Net interest income totaled $15,604,000 for 1998, an increase of 8.5% over 1997. Continued growth in loans has been the primary factor in this increase which has been mitigated somewhat by higher interest costs. This was also aided by the large growth of investments during 1998. A $10 million block of investments was purchased with funds acquired from FHLB. This transaction had the effect of increasing both interest income and expense with the end result being an overall increase in net interest income. Total interest income for 1998 increased by $2,895,000 or 11.0% while interest expense increased by $1,674,000 or 14.2% when compared to 1997. The Corporation has placed an emphasis on the sale of lower cost transactional deposit accounts. This has kept the margin from experiencing a larger decline. The success of the sales effort is discussed within the "Funding Sources" section.

  The Corporation recorded a provision for loan and lease losses of $675,000 for 1998 compared to $900,000 for 1997. The decrease in provision is a result of a better experience level of net charge-offs during 1998 coupled with the other factors discussed previously in the loan section of this discussion. Also, the Bank implemented increased loan collection activities which have created more timely procedures with delinquent loans.

NON-INTEREST INCOME

  Non-interest income increased $341,000 or 12.7% in 1998 compared to 1997. Two major areas contributed to this increase. First, the Trust & Asset Management division of the Bank had fee increases of $146,000 or 23.9% over 1997. This results from very good growth within the Trust area. Assets under management increased from $154,834,000 in 1997 to $188,534,000 in 1998 for a 21.8% increase in the market value of assets.

  Second, the service charges on deposit accounts continues to increase. The change for 1998 was an increase of $230,000 or 24.4% which is comparable with the $243,000 increase that occurred during 1997. The overall growth in deposit customers accounts for the majority of the growth in this area.

  The Corporation owns equity securities of various entities that are carried at their current fair market value. During 1998, the gains realized from these securities totalled $349,000 compared to $539,000 in 1997. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

NON-INTEREST EXPENSE

  The costs associated with operating the Corporation rose by 10.6% to $11,527,000 during 1998 compared to 1997. These costs include but are not limited to salaries, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The primary factors in this increase are salaries up $359,000 or 7.8% over 1997 and employee benefits up $643,000 or 73.9%. Salaries increased during 1998 based on annual cost of living adjustments for all personnel as well as some key hirings in order to handle our significant expansion especially in the commercial arena. Employee benefits have risen dramatically over 1997 generally due to unfavorable occurrences in our healthcare plan under our self-funded arrangement. During 1997, we had a favorable experience as costs declined 10.5% compared to 1996. Due to the nature of this plan, fluctuations can occur as the Corporation pays on an experience basis with a stop loss coverage in place to minimize overall exposure. Occupancy costs, data processing, and other expenses were controlled favorably by the Corporation with a combined increase of only $103,000 or 2.1%.

  The Corporation signed a purchase and assumption agreement on October 13, 1998 to assume the liabilities and purchase certain assets of the Punxsutawney, PA office of First Western Bank, N.A. The branch size is approximately $36 million in total deposits with approximately $11 million in consumer and small business loans. This purchase will create an intangible asset that will be amortized over its useful life. The amortization will significantly increase non-interest costs in future periods when compared with 1998. The amortization of the premium will begin in February 1999 upon consummation of the transaction. The costs will be offset by increased service charges as well as net interest income.

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

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

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

  The Corporation recorded a provision for loan and lease losses of $900,000 for all of 1997 compared to $600,000 for 1996. The increased provision is due to an increased level of charge-offs, coupled with the other factors discussed previously in the loan section of this discussion.

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

NON-INTEREST EXPENSE

  Non-interest expense increased $1,462,000 or 16.3% in 1997 compared to 1996. This increased level of non-interest expense is attributable to the salaries and benefits and occupancy expenses related to the Acquisition and the opening of a new branch facility. In addition, included in total non-interest expense is the amortization of the premium paid for the customer lists obtained in the Acquisition which added additional expense in 1997 which was not present in 1996. This intangible expense amounted to $315,000 for 1997. These increases were mitigated by a decline in the cost of employee benefits due to favorable experience in healthcare costs under our self-funded program and the closing of two branch facilities acquired in the Acquisition. To further control costs in 1998, we entered into a lease agreement with a tenant for the Clearfield facility acquired in the Acquisition, which had been previously closed. The revenue from this lease will be approximately equal our costs.

RETURN ON EQUITY

  The return on average shareholder's equity ("ROE") for 1998 was 10.87% compared to 10.57% and 11.73% for 1997 and 1996 respectively. The increase compared to 1997 can be attributed primarily to the Corporation's efforts to utilize its excess capital position. During 1998, the Corporation began the planning process for its capital management plan which will be formalized in 1999. The first step in the process was to purchase debt securities utilizing funding obtained from FHLB as previously discussed. Further capital utilization is expected during 1999. Management recognized continued improvement in ROE during 1998 and anticipates further increases as earnings are expected to continue growing.

RETURN ON ASSETS

  The Corporation's return on average assets ("ROA") was 1.20% in 1998 down from 1.23% and 1.40% recorded in 1997 and 1996, respectively.

  Decreased ROA can be attributed to a narrowing net interest margin and increased operating costs as discussed in 1998 non-interest expense section. The decrease in ROA was minor (2.4%) considering the overall 17 basis point decline in the net interest margin. This factor is well documented by the Corporation and is a constant concern of management. Every attempt is being made to minimize the decline in the net interest margin in the future. This, however, is a concern to the Banking industry as a whole due in large part to competitive pressures with both banks and non-banks. The Corporation had expected the ROA to decline during 1998 when compared to 1997 for this very reason.

FEDERAL INCOME TAX EXPENSE

  Federal income taxes increased to $1,682,000 in 1998 compared to $1,445,000 in 1997. This increase year to date can be attributed to the Corporation's higher taxable income during the period. The effective tax rate was 26.2%, 25.1% and 26.3% for 1998, 1997 and 1996, respectively. We anticipate the effective tax rate to maintain these levels as our tax exempt income remains stable.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

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

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 1998 was -6.25% of total earning assets compared to policy guidelines of plus or minus 10.0%. The ratio improved slightly from -7.4% at December 31, 1997.

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

EARNINGS SIMULATION: This model forecasts the projected change in net income resulting from an increase or decrease in the level of interest rates. The model assumes a one time shock of plus or minus 200 basis points or 2%. The earnings simulation model at December 31, 1998 projects an increase of 14.62% of stable net income if rates decline 200 basis points and a decrease of 14.29% if rates were to rise by 200 basis points.

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

  The following table below summarizes the information from the interest rate risk measures at December 31, 1998 and 1997:

                                 1998      1997
Static 1-Yr. Cumulative Gap     (6.25%)   (7.40%)
Earnings Simulation
 -200 bps vs. Stable Rate       14.62%     9.70%
 +200 bps vs. Stable Rate      (14.29%)  (12.00%)

  The interest rate sensitivity position at December 31, 1998, was liability sensitive in the short-term and asset sensitive for periods longer than one year. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report

YEAR 2000

  Management is aware of the possibility of exposure by banks to a computer problem known as the "Year 2000 Issue" or the "Millennium Bug" (the inability of some computer programs to distinguish between the year 1900 and the year 2000). Potential impacts to the Corporation may arise from software, computer hardware, and other equipment both within the Corporation's direct control and outside of the Corporation's ownership, which the Corporation electronically interfaces with.

  The Corporation has developed and implemented a plan for this issue with the following major components: Assessment; Remediation; Testing; and Implementation. The Corporation uses third party vendors for its core processing, item processing and trust processing needs. The following table depicts the status for the Corporation during each phase and for its various exposure types:

Resolution
Phases              Assessment            Remediation           Testing              Implementation
----------------------------------------------------------------------------------------------------

Information         100% Complete         95% Complete          90% Complete         60% Complete
Technology                                Expected              Expected             Expected
(PC's, Servers,                           Completion by         Completion by        Completion by
etc.)                                     May 1, 1999           June 1, 1999         June 1, 1999
----------------------------------------------------------------------------------------------------
Operating           100% Complete         100% Complete         90% Complete         90% Complete
Equipment with                                                  Expected             Expected
Embedded chips                                                  Completion by        Completion by
or software                                                     June 1, 1999         June 1, 1999
----------------------------------------------------------------------------------------------------
Products            The Corporation does not sell or deliver software or hardware items to its customers.
----------------------------------------------------------------------------------------------------
Third Party
Vendors:

Core Processing     100% Complete         100% Complete         75% Complete         100% Complete
                                                                Expected
                                                                Completion by
                                                                April 1, 1999

Item Processing     100% Complete         100% Complete         90% Complete         90% Complete
                                                                Expected             Expected
                                                                Completion by        Completion by
                                                                April 1, 1999        April 1, 1999

Trust Processing    100% Complete         100% Complete         80% Complete         100% Complete
                                                                Expected
                                                                Completion by
                                                                April 1, 1999

  Other important segments of the Plan for Year 2000 are to identify customers whose possible lack of Year 2000 preparedness might expose the Corporation to financial loss. Our major customers have been reviewed through discussions and questionnaires for their Year 2000 preparedness. This has become a factor in the risk weighting characteristics of our loan portfolio. The Corporation has been in the process of educating and evaluating all customers on the Year 2000 and their own readiness. During this process, a public relations/education plan has been developed for 1999 to inform customers and the general public about the Year 2000 and the Corporation's ability to handle the issue.

  The Corporation has budgeted total Year 2000 costs not to exceed $100,000. This estimated cost is based upon currently available information and includes expenses for the review and testing by third parties, including government entities. Of the estimated costs of $100,000, $14,000 of capitalized costs and approximately $20,000 expensed costs have been spent to date. The remaining $66,000 is expected to be approximately $54,000 of capital costs and $12,000 of expenses. There can be no guarantee, however, that hardware, software, and systems created by third parties will be free of unfavorable Year 2000 issues and therefor not present a material impact upon the Corporation. The cost estimate may change as the Corporation progresses in its Year 2000 plan and further information associated with and concerning third parties is obtained. At this time, no significant projects have been delayed as a result of the Corporation's Year 2000 effort.

CNB Financial Corporation and Subsidiaries
1998 Annual Report

  As a precautionary measure, the Corporation has developed a Year 2000 contingency plan. This plan was created to provide for operating procedures in the event that a failure would occur even after the above five phases were performed positively. This document while currently complete will be continually updated as 1999 progresses and more information is provided by third parties as well as through in house testing.

  The federal banking agencies have been conducting Year 2000 compliance examinations for several months. The failure to implement an adequate Year 2000 program can be identified as an unsafe and unsound banking practice. The Corporation and the Bank are subject to supervision by the Office of the Comptroller of the Currency (OCC). Failure to adequately prepare for Year 2000 issues could negatively impact the Corporation's banking operations, including the imposition of restrictions upon its operations by the OCC.

  Despite the Corporation's activities as detailed above, pertaining to the Year 2000, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Corporation's business, financial condition, results of operations, and business prospects. Forward looking statements about the Year 2000 should be read in conjunction with the Corporation's disclosures under the heading: "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.


FUTURE OUTLOOK

  Management continues to focus on asset growth resulting from ongoing generation of new deposits from general growth via increased market share. Management continues to be encouraged by the growth in the Bradford and St. Marys markets served by the Bank. Activity in the community of Philipsburg has also proved promising. In 1999, renovations will be done at one facility to improve customer service and traffic flow. Also, we are excited about the addition of the Punxsutawney Office to our branch network. With the addition of these customers and this market area, CNB Financial Corporation will continue to enhance the services and accessibility for all of our customers. This acquisition provides us a catalyst for growth in 1999. In addition to deposits, the traditional funding source for the Corporation, we will continue to manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings. These opportunities will be evaluated and used when possible to increase earnings throughout 1999.

  Loan growth continued to be strong exceeding management's expectations for 1998. While loan demand is good, competitive pressure from other financing sources has not resulted in increased loan yields. Management believes that the rate of loan growth will be moderate in 1999. Management expects the loan to deposit ratio to remain relatively stable throughout 1999.

  Enhancing non-interest income and controlling non-interest expense are important factors in the success of the Corporation and is measured in the financial services industry by the efficiency ratio, calculated according to the following: non-interest expense (less amortization of intangibles) as a percentage of fully taxable net interest income and non-interest income (net of provision for ALLL and non-recurring income). For the year December 31, 1998, the efficiency ratio was 60.5% compared to 58.7% for 1997 and 56.7% for 1996.

  The efficiency ratio was negatively impacted by increased non-interest expense resulting from higher levels of salaries and benefits. The efficiency ratio remained fairly stable throughout the final two quarters of 1998. Management is placing emphasis on this area during 1999 with a goal of improved efficiency to approach prior levels.

  The interest rate environment will continue to play an important role in the future earnings of the Corporation. The net interest margin has been declining as higher cost deposits continue to be obtained. However, overall net interest income continues to increase due to growth in interest earning assets. Management expects the net interest margin to stabilize in 1999.

  Management concentrates on return on average equity and earnings per share evaluations, plus other methods, to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 1999.

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

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report
Board of Directors

CNB Financial Corporation

William R. Owens
Chairman of the Board
Retired, Formerly Vice President, Secretary and Treasurer, CNB Financial Corporation and President & Chief Executive Officer, County National Bank

Robert E. Brown
Vice President, E. M. Brown, Inc. (Coal Producer)

William F. Falger
Executive Vice President - CNB Financial Corporation
President and Chief Executive Officer - County National Bank

Richard D. Gathagan
President & Owner of Pharmaceutical & Medical Companies (Health Care)

James J. Leitzinger
President, Leitzinger Realty (Real Estate Investments)

Dennis L. Merrey
President, Clearfield Powdered Metals, Inc. (Manufacturer)

James P. Moore
President and Chief Executive Officer  CNB Financial Corporation
Chairman of the Board  County National Bank

Robert C. Penoyer
President, Penoyer Contracting Co., Inc. (Contractor)

Carl J. Peterson
Assistant Secretary  CNB Financial Corporation
Senior Vice President & Trust Officer  County National Bank

Jeffrey S. Powell
President, J.J. Powell, Inc. (Petroleum Distributor)

Edward B. Reighard
Retired

James B. Ryan
Vice President of Sales & Marketing, Windfall Products, Inc.
(Manufacturer)

Peter F. Smith
Attorney at Law

Robert G. Spencer
President, Hepburnia Coal Sales Corp. (Coal Producer)

Joseph L. Waroquier, Sr.
President, Waroquier Coal Company (Coal Producer)

DIRECTOR EMERITUS
L. E. Soult,Jr.
W. K. Ulerich



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

Robert C. Penoyer
President, Penoyer Contracting Co., Inc. (Contractor)

Jeffrey S. Powell
President, J.J. Powell, Inc. (Petroleum Distributor)

Edward B. Reighard
Retired

James B. Ryan
Vice President of Sales & Marketing, Windfall Products, Inc.
(Manufacturer)

Peter F. Smith
Attorney at Law

Robert G. Spencer
President, Hepburnia Coal Sales Corp. (Coal Producer)

Joseph L. Waroquier, Sr.
President, Waroquier Coal Company (Coal Producer)

DIRECTOR EMERITUS
L. E. Soult, Jr.
W. K. Ulerich

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Officers

Corporate and Bank Executive Officers

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

William A. Franson
Executive Vice President & Cashier, Chief Operating Officer

Carl J. Peterson
Senior Vice President & Senior Trust Officer

Mark D. Breakey
Senior Vice President & Senior Loan Officer

Joseph B. Bower, Jr.
Senior Vice President & Chief Financial Officer

Trust & Asset Management Services
Donald E. Shawley
Senior Vice President & Senior Trust Officer

Calvin R. Thomas, Jr.
Assistant Vice President, Trust Officer

Lisa A. Fredette
Trust Officer

Eunice M. Peters
Assistant Trust Officer

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report
Officers

Lending Operations

Robin L. Hay
Vice President, Community Banking

Richard L. Sloppy
Vice President, Community Banking

Joseph H. Yaros
Vice President, Community Banking, Bradford

William J. Mills
Vice President, Community Banking, St. Marys

Stanley G. Kaizer
Vice President, Community Banking, DuBois

Christopher L. Stott
Assistant Vice President, Mortgage Lending

David W. Ogden
Assistant Vice President, Loan Review

Duane P. Shifter
Assistant Vice President, Community Banking, Clearfield

Merrill A. Dunlap
Assistant Cashier, Community Banking, Clearfield

Larry A. Putt
Assistant Cashier, Community Banking, Clearfield

Richard L. Bannon
Credit Administration Officer

Paul A. McDermott
Lending Officer, Community Banking, Clearfield

Denise J. Greene
Lending Officer, Community Banking, Clearfield

Jo Potter
Lending Officer, Community Banking, Philipsburg

Ruth Anne Ryan
Lending Officer, Dealer Center

Christopher N. Norris
Collection Officer




Branch Division

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

Keith M. Folmar
Community Office Manager, Lending Officer, Plaza Office, Philipsburg

Kathy J. McKinney
Community Office Manager, Houtzdale Office

Gregory R. Williams
Community Office Manager, Industrial Park Road Office, Clearfield

Gregory J. Urbassik
Community Office Manager, DuBois Mall Office, DuBois

Vickie L. Pingie
Community Office Manager, Bradford Office, Bradford




Administrative Services

Brenda L. Terry
Auditor

Donna J. Collins
Compliance Officer

Edward H. Proud
Assistant Vice President, Electronic Technology

Dennis J. Sloppy
Assistant Cashier, Electronic Technology

Rachel E. Larson
Assistant Vice President, Accounting Operations

C. Glenn Myers
Controller & Assistant Financial Officer

Mary Ann Conaway
Vice President, Human Resources

Helen G. Kolar
Vice President, Marketing & Sales

                                      CNB Financial Corporation and Subsidiaries
                                                              1998 Annual Report
Business and Personal Financial Services

Consumer Services

   Within our market region, County National Bank markets a broad range of checking, savings, investment and lending products and services tailored to customers. In addition to those services, it also provides many innovative services, making the Bank the premier financial provider in its market area by delivering more value to customers. Some of these services are: Maximum Value Plan Checking, Rainbow Account Checking, E-Z Access Certificates of Deposit, Prime Money Fund, Automobile Leasing, First Time Home Buyer Program, and Longer Term Mortgage Program.

   Our consumer services are supported through 16 branch offices in five counties in North Central Pennsylvania. The Bank also serves consumers by offering extended customer service alternatives such as its Customer Service Center; ServiceCall, a 24-hour automated account information system; BillPayer, an automated bill payment system; CNB CheckCard; Check Imaging; and automated teller machines.

Business Services

   County National Bank markets basic banking products and services that meet the needs of our business customers. These include Business Checking; Credit Cards; Merchant Services; Savings; Investment; Cash Management Services; Automated Clearing House Originations (ACH) & EFT Transactions; Business Manager, Accounts Receivable Financing; Cash Concentration Accounts through ACH; Payroll Direct Deposit; Customized Statement Cycles; and lending.

Trust & Asset Management Services

   County National Bank's Trust & Asset Management has more than $188 million assets under management. We offer integrated private banking, trust, investment and wealth management services to customers and their families. Our services include Investment Management; Custody Accounts; Corporate Money Management Services; Land Management; Employee Benefit Administrative & Investment Services; 401(k) Administration; and Self-Directed IRAs.

How to Reach Us......

                    Customer Service Center, 1-800-492-3221
                          ServiceCall, 1-888-641-6554
                       Home Page, http://www.bankcnb.com
                        E-mail Address, cnbfin@penn.com

CNB Financial Corporation and Subsidiaries
1998 Annual Report

Shareholder Information

Annual Meeting

  The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 20, 1999 at 2:00 p.m. at the Corporation's Headquarters in Clearfield, PA.

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

  County National Bank
  1 S. Second Street
  P.O. Box 42
  Clearfield, PA 16830
  (814) 765-9621

Form 10-K

  Shareholders may obtain a copy of the Annual
Report to the Securities and Exchange Commission on Form 10-K by writing to:

  CNB Financial Corporation
  1 S. Second Street
  P.O. Box 42
  Clearfield, PA 16830
  ATTN: Shareholder Relations

Quarterly Share Data

  For information regarding the Corporation's quarterly share data, please refer to page 21.


Market Makers

  The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:


  Ferris Baker Watts, Inc.
  6 Bird Cage Walk
  Hollidaysburg, PA 16648
  (800) 343-5149

  Hopper Soliday & Co., Inc.
  1825 Oregon Pike
  P.O. Box 4548
  Lancaster, PA 17604-4548
(800) 456-9234

  F.J. Morrissey & Co.
  1700 Market Street, Suite 1420
  Philadelphia, PA 19103
  (800) 842-8928

  Parker Hunter, Inc.
  484 Jeffers Street
  P.O. Box 1105
  DuBois, PA 15801
  (800) 238-0067

  Ryan, Beck & Co.
  3 Parkway
  Philadelphia, PA 19102
  (800) 223-8969



Corporate Description

  CNB Financial Corporation is a bank holding company established April 26, 1984. Its assets consist principally of all the outstanding stock of County National Bank, Clearfield, Pennsylvania. County National Bank is a full-service financial institution with the main office located at 1 S. Second Street, Clearfield, Pennsylvania; and 15 branch offices in the communities of Clearfield, DuBois, Karthaus, Madera, Osceola Mills, Philipsburg, Punxsutawney, St. Marys, and Bradford. The Bank competes actively with several other commercial banks, savings banks, local credit unions and small loan and consumer loan companies having offices within its market areas.


                                [LOGO FDIC]