Form 10-K, Exhibit 13
period 1999-12-31
CNB FINANCIAL CORP/PA
filed 2000-03-29
CIK 736772

[CNB LOGO]

1999 ANNUAL REPORT
FINANCIAL SECTION


TABLE OF CONTENTS


1  Report of Independent Auditors
2  Consolidated Statements of Condition
3  Consolidated Statements of Income
4  Consolidated Statements of Cash Flows
5  Consolidated Statements of Changes in Shareholders' Equity
6  Notes to Consolidated Financial Statements
18  Selected Financial Data - Five Year Comparison
20  Maturity Distribution of Balance Sheet
20  Quarterly Summary of Earnings
21  Management Discussion and Analysis

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Report of Ernst & Young LLP, Independent Auditors

Board of Directors and Shareholders
CNB Financial Corporation

We have audited the accompanying consolidated statements of condition of CNB Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of CNB Financial Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1998 and 1997 financial statements of The First National Bank of Spangler, a wholly-owned subsidiary acquired in 1999, which statements reflect total assets constituting 6.8% in 1998, and total revenues constituting 6.0% in 1998 and 6.6% in 1997 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, in so far as it relates to data included for The First National Bank of Spangler, is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNB Financial Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP

February 15, 2000
Pittsburgh, Pennsylvania

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Consolidated Statements of Condition

(in thousands, except share data)                                                            December 31
                                                                                      -------------------------
Assets                                                                                  1999             1998
                                                                                      ---------        --------
Cash and due from banks                                                               $  20,893        $ 11,082
Interest bearing deposits with other banks                                                  321             256
Federal funds sold                                                                           --          14,755
Loans held for sale                                                                       2,381           4,299
Investment securities available for sale                                                136,945         105,808
Investment securities held to maturity, fair value of $6,652 at
December 31, 1999 and $8,052 at December 31, 1998                                         6,618           7,867
Loans and leases                                                                        367,711         315,711
Less: unearned discount                                                                   4,947           4,570
Less: allowance for loan and lease losses                                                 3,890           3,314
                                                                                      ---------        --------
NET LOANS                                                                               358,874         307,827
Premises and equipment, net                                                              12,854          10,670
Accrued interest receivable                                                               3,463           2,627
Intangible assets, net                                                                   15,899           2,522
Other assets                                                                              2,914           1,204
                                                                                      ---------        --------
TOTAL ASSETS                                                                           $561,162        $468,917
                                                                                      =========        ========

Liabilities
Deposits:
Non-interest bearing deposits                                                          $ 54,891        $ 38,970
Interest bearing deposits                                                               445,860         359,112
                                                                                      ---------        --------
TOTAL DEPOSITS                                                                          500,751         398,082
Other borrowings                                                                          6,750          16,378
Accrued interest and other liabilities                                                    6,018           5,083
                                                                                      ---------        --------
TOTAL LIABILITIES                                                                       513,519         419,543
                                                                                      ---------        --------
Shareholders' Equity
Common stock $1.00 par value for 1999 and 1998
Authorized 10,000,000 shares for 1999 and 1998
Issued 3,693,500 shares for 1999 and 1998                                                 3,694           3,694
Additional paid in capital                                                                3,717           3,693
Retained earnings                                                                        42,278          40,571
Treasury stock, at cost (29,191 shares for 1999 and 11,106 shares for 1998).               (715)           (112)
Accumulated other comprehensive income                                                   (1,331)          1,528
                                                                                      ---------        --------
TOTAL SHAREHOLDERS' EQUITY                                                               47,643          49,374
                                                                                      ---------        --------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                               $561,162        $468,917
                                                                                      =========        ========

The accompanying notes are an integral part of these statements
2

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Consolidated Statements of Income

(in thousands, except per share data)                                Year ended December 31,
                                                           -----------------------------------------------
                                                             1999               1998                 1997
                                                           -------           --------             --------
Interest and Dividend Income
Loans including fees                                       $28,148            $25,250              $23,208
Deposits with banks                                             60                 12                    1
Federal funds sold                                             386                369                  271
Investment securities:
Taxable                                                      4,665              4,101                3,488
Tax-exempt                                                   1,888              1,414                1,307
Dividends                                                      264                230                  176
                                                           -------           --------             --------
TOTAL INTEREST AND DIVIDEND INCOME                          35,411             31,376               28,451
Interest Expense
Deposits                                                    15,579             13,714               12,459
Borrowed funds                                                 981                934                  430
                                                           -------           --------             --------
TOTAL INTEREST EXPENSE                                      16,560             14,648               12,889
                                                           -------           --------             --------
Net interest income                                         18,851             16,728               15,562
Provision for loan losses                                      643                707                  931
                                                           -------           --------             --------
Net interest income after provision for loan losses         18,208             16,021               14,631
Other Income
Trust & asset management fees                                  797                758                  612
Service charges - deposit accounts                           1,703              1,211                  978
Other service charges and fees                                 468                469                  467
Realized security gains                                         36                350                  529
Gain on sale of loans                                           73                 31                   26
Other                                                          440                269                  137
                                                           -------           --------             --------
TOTAL OTHER INCOME                                           3,517              3,088                2,749
Other Expenses
Salaries                                                     5,689              5,149                4,778
Employee benefits                                            1,929              1,577                  930
Net occupancy expense of premises                            2,056              1,822                1,748
Data processing                                              1,145                801                  788
Amortization                                                 1,072                329                  315
Other                                                        3,770              2,553                2,478
                                                           -------           --------             --------
TOTAL OTHER EXPENSES                                        15,661             12,231               11,037
                                                           -------           --------             --------
Income before income taxes                                   6,064              6,878                6,343
Applicable income taxes                                      1,460              1,835                1,648
                                                           -------           --------             --------
Net income                                                 $ 4,604            $ 5,043              $ 4,695
                                                           =======           ========             ========
EARNINGS AND DIVIDENDS*
Net income                                                 $  1.26            $  1.37              $  1.27
Net income, fully diluted                                  $  1.25            $  1.37              $  1.27
Cash dividends per share                                   $  0.80            $  0.72              $  0.68

* 1998 and 1997 per share data are restated to reflect the 2 for 1 stock split effective April 30, 1998

The accompanying notes are an integral part of these statements

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Consolidated Statements of Cash Flows

(in thousands)                                                                             Year ended December 31,
                                                                                 --------------------------------------------
                                                                                   1999               1998             1997
                                                                                 --------            --------        --------
Cash Flows from Operating Activities:
Net income                                                                       $  4,604            $  5,043        $  4,695
Adjustments to reconcile net income to
net cash provided by operations:
Provision for loan losses                                                             643                 707             931
Depreciation and amortization                                                       2,036               1,201           1,123
Amortization and accretion of deferred loan fees                                       61                 (70)           (580)
Deferred taxes                                                                        611               1,365             766
Security gains                                                                        (36)               (350)           (529)
Gain on sale of loans                                                                 (73)                (31)            (26)
Net losses (gains) on dispositions of acquired property                                19                 (98)             --
Changes in:
Proceeds from sales of loans                                                       13,914              15,977           3,175
Origination of loans for sale                                                     (11,923)            (18,728)         (3,583)
Interest receivable                                                                  (823)               (237)            (40)
Other assets and intangibles                                                       (2,086)               (278)           (484)
Interest payable                                                                      517                   1             270
Other liabilities                                                                   1,190                 210            (281)
                                                                                 --------            --------        --------
Net cash provided by operating activities                                           8,654               4,712           5,437

Cash Flows from Investing Activities:
Proceeds from maturities of:
Securities held to maturity                                                         2,325               6,322           5,235
Securities available for sale                                                      26,035              25,566          15,098
Proceeds from sales of securities available for sale                               17,513               4,888           5,925
Purchase of securities available for sale                                         (79,392)            (66,089)        (22,102)
Net principal disbursed on loans                                                  (51,057)            (24,850)        (42,714)
Purchase of Federal Reserve Bank Stock and
Federal Home Loan Bank Stock                                                       (1,269)               (499)            (39)
Acquisitions, net of cash received                                                (14,382)                 --              --
Purchase of premises and equipment                                                 (3,148)             (2,306)           (268)
Proceeds from the sale of foreclosed assets                                           277                 192              18
                                                                                 --------            --------        --------
Net cash used in investing activities                                            (103,098)            (56,776)        (38,847)

Cash Flows from Financing Activities:
Net change in:
Checking, money market and savings accounts                                        20,597              49,617          (1,372)
Certificates of deposit                                                            82,072               2,706          50,013
Net acquisition of treasury stock                                                    (579)                 --              --
Cash dividends paid                                                                (2,897)             (2,588)         (2,430)
Net advances (repayments) from other borrowings                                    (9,628)              8,307          (6,585)
                                                                                 --------            --------        --------
Net cash provided by financing activities                                          89,565              58,042          39,626

Net increase (decrease) in cash and cash equivalents                               (4,879)              5,978           6,216
Cash and cash equivalents at beginning of year                                     26,093              20,115          13,899
                                                                                 --------            --------        --------
Cash and cash equivalents at end of period                                       $ 21,214            $ 26,093        $ 20,115
                                                                                 ========            ========        ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (including amount credited directly to
certificate accounts)                                                            $ 17,077            $ 14,649        $ 13,159
Income taxes                                                                        2,125                 755           1,359

Noncash Investing Activities
(Decrease) increase in net unrealized gain on
securities available for sale                                                    $ (2,859)           $    324        $    538

The accompanying notes are an integral part of these statements
4

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Consolidated Statements of Changes
in Shareholders' Equity

(in thousands, except per share data)
                                                                                                 Accumulated
                                                              Additional                            Other             Total
                                                                Paid-In   Retained   Treasury   Comprehensive     Stockholders'
                                                Common Stock    Capital   Earnings    Stock        Income             Equity
                                               --------------------------------------------------------------------------------
Balance January 1, 1997                         $ 7,387       $   --       $35,851      $(100)   $   666              $43,804
Comprehensive income:
Net income for 1997                                                          4,695                                      4,695
Net change in unrealized gains
on available for sale securities,
net of taxes of $276 and adjustment
for gains of $349                                                                                    538                  538
                                                                                                                      -------
Total comprehensive income                                                                                              5,233
                                                                                                                      -------
Cash dividends declared                                                     (2,430)                                    (2,430)
($0.68 and $0.36 per share, CNB and
Spangler, respectively)
                                               --------------------------------------------------------------------------------

Balance December 31, 1997                         7,387       --            38,116       (100)     1,204               46,607
Comprehensive income:
Net income for 1998                                                          5,043                                      5,043
Net change in unrealized gains
on available for sale securities,
net of taxes of $164 and adjustment
for gains of $231                                                                                    324                  324
                                                                                                                      -------
Total comprehensive income                                                                                              5,367
                                                                                                                      -------
Issued 2 for 1 stock split                       (3,693)   3,693
Purchase of treasury stock
(774 shares)                                                                              (12)                            (12)
Cash dividends declared                                                     (2,588)                                    (2,588)
($0.72 and $0.45 per share, CNB and
Spangler, respectively)
                                               --------------------------------------------------------------------------------

Balance December 31, 1998                         3,694    3,693            40,571       (112)     1,528               49,374
Comprehensive income:
Net income for 1999                                                          4,604                                      4,604
Net change in unrealized losses
on available for sale securities,
net of taxes of $1,473 and adjustment
for gains of $24                                                                                  (2,859)              (2,859)
                                                                                                                      -------
Total comprehensive income                                                                                              1,745
                                                                                                                      -------
Treasury stock:
Purchase (19,600 shares)                                                                 (617)                           (617)
Reissue (1,515 shares)                                        24                           14                              38
Cash dividends declared                                                     (2,897)                                    (2,897)
($0.80 and $0.26 per share, CNB and
Spangler, respectively)
                                               -------------------------------------------------------------------------------

Balance December 31, 1999                       $ 3,694   $3,717           $42,278      $(715)   $(1,331)             $47,643
                                               ===============================================================================

The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization:

CNB Financial Corporation (the "Corporation"), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the "Bank"). The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation is also subject to examination by Federal regulators. The Corporation's market area is in the central region of the state of Pennsylvania.

Basis of Financial Presentation:

The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, County National Bank and CNB Investment Corporation. These statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates and such differences may be material.

Operating Segments:

FAS No.131 requires disclosures about an enterprise's operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. The Corporation's business activities are currently confined to one segment which is community banking.

Investment Securities:

When purchased, investments are classified as held to maturity, trading or available for sale securities. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of tax, on securities classified as available for sale are recorded as other comprehensive income. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading.

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

Direct Lease Financing:

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

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is computed principally by the straight line method over the estimated useful lives of the various classes of assets. 6

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

Amortization of leasehold improvements is computed using the straight-line method over useful lives of the leasehold improvements or the term of the lease, whichever is shorter. Maintenance, repairs and minor renewals are charged to expense as incurred.

Other Assets:

Other assets include real estate acquired through foreclosure or in settlement of debt and is stated at the lower of the carrying amount of the indebtedness or fair market value, net of selling costs. The property is evaluated regularly and any decreases in the carrying amount are charged to expense.

Intangibles:

Intangible assets represent the present value of future net income to be earned from deposits and are being amortized on an accelerated basis over a ten year period. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized on a straight-line basis over a period of ten years.

Income Taxes:

The Corporation files a consolidated U. S. income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

Mortgage Servicing Rights (MSR's):

Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized MSR's are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized MSR's are evaluated for impairment based on the fair value of those rights. Mortgage loans held for sale are separately classified and carried at the lower of cost or estimated fair value. The MSR's recognized, $168,000 in 1999 and $98,000 in 1998, are included in other assets.

Treasury Stock:

The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Stock Options:

FAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the Corporation has elected to use the accounting in ABP No. 25, pro forma disclosures of net income and earnings per share are made as if the fair value method of accounting, as defined by FAS No. 123, had been applied.

Comprehensive Income:

The Corporation presents comprehensive income as part of the Statement of Changes in Stockholders' Equity. Other comprehensive income (losses) are comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio.

Earnings per Share:

Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average number of shares outstanding increased by the number of shares that would be issued assuming the exercise of stock options.

Cash and Cash Equivalents:
For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, and Federal funds sold.

New Accounting Standards:
Accounting for Derivative Instruments

The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement provides for potential of investment reclassification out of the held-to-maturity category. As amended by FAS No. 137, the standard is effective for fiscal years beginning after June 15, 2000 with earlier adoption permitted. The effect of this standard will depend upon the nature and extent of derivative instruments in place at the time of adoption. The Corporation had no derivative instruments as of December 31, 1999.

Reclassifications:

Certain prior year amounts have been reclassified for comparative purposes.

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

2. EARNINGS PER SHARE

Earnings per share (EPS) is calculated on the weighted average number of common shares outstanding during the year. Currently a dual presentation of basic and diluted EPS is required. The computation of basic and diluted EPS is shown below:

                                                                                        Years Ended December 31
                                                                                  1999            1998            1997
                                                                               --------      ---------      ----------
Net income applicable to common stock                                          $  4,604      $   5,043      $    4,695
Weighted-average common shares outstanding                                        3,665          3,682           3,682
                                                                               --------      ---------      ----------
Basic earnings per share                                                       $   1.26      $    1.37      $     1.27
                                                                               --------      ---------      ----------
Net income applicable to common stock                                          $  4,604      $   5,043      $    4,695
                                                                               --------      ---------      ----------
Weighted-average common shares outstanding                                        3,665          3,682           3,682
Common stock equivalents
due to effect of stock options                                                        6             --              --
                                                                               --------      ---------      ----------
Total weighted-average common
shares and equivalents                                                            3,671          3,682           3,682
                                                                               --------      ---------      ----------
Diluted earnings per share                                                     $   1.25      $    1.37      $     1.27
                                                                               ========      =========      ==========

3. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 1999, was approximately $4,343,000, which was maintained in vault cash.

4. INVESTMENT SECURITIES
Investment securities at December 31, 1999 and 1998 were as follows (in thousands):

                                                 December 31, 1999                       December 31, 1998
                                      ------------------------------------   -----------------------------------------------
                                                    Unrealized                           Unrealized
                                      Amortized   --------------   Market   Amortized   -----------------       Market
                                         Cost     Gains   Losses   Value       Cost     Gains      Losses       Value
                                      ------------------------------------   -----------------------------------------------
Securities available for sale:
U.S. Treasury                           $ 24,127   $   1  $  156  $ 23,972  $  14,117    $  160      $  --         $  14,277
U.S. Government agencies
and corporations                          27,867      --     221    27,646     11,730        71          4            11,797
Obligations of States and
Political Subdivisions                    35,822     151   1,111    34,862     33,721     1,013         --            34,734
Other Debt Securities                     47,923     116   1,145    46,894     40,081       304        184            40,201
Marketable Equity Securities               3,221     622     272     3,571      3,845     1,069        115             4,799
                                      ------------------------------------   -----------------------------------------------
Total securities available for sale     $138,960   $ 890  $2,905  $136,945   $103,494    $2,617       $303          $105,808
                                      ====================================   ===============================================
Securities to be held to maturity:
Obligations of States and
Political Subdivisions                  $  2,744   $  40  $   1   $  2,783   $  4,073    $  152       $ --  $          4,225
Other Debt Securities                        999      --      5        994      2,003        33         --             2,036
Restricted Equity Securities               2,875      --     --      2,875      1,791        --         --             1,791
                                      ------------------------------------   -----------------------------------------------
Total securities to be held to
 maturity                               $  6,618   $  40  $   6   $  6,652   $  7,867    $  185       $ --  $          8,052
                                      ====================================   ===============================================

Other debt securities include corporate notes and bonds and collateralized mortgage obligations.
On December 31, 1999 investment securities carried at $49,858,000 were pledged to secure public deposits and for other purposes as provided by law.
The following is a schedule of the contractual maturity of investments excluding equity securities, at December 31, 1999 (in thousands):

                                                Available for Sale                Held to Maturity
                                            Amortized Cost  Market Value    Amortized Cost  Market Value
                                            --------------  ------------    --------------  ------------
1 year or less                                    $ 17,083    $ 17,024             $1,450       $1,465
1 year-5 years                                      54,213      53,672              2,293        2,312
5 years-10 years                                    16,604      16,513                 --           --
After 10 years                                      20,225      19,396                 --           --
                                            ----------------------------    ---------------------------
                                                   108,125     106,605              3,743        3,777
                                            ----------------------------    ---------------------------
Collateralized mortgage obligations
and other asset-backed securities                   27,614      26,769                 --           --
                                            ----------------------------    ---------------------------
Total investment securities                       $135,739    $133,374             $3,743       $3,777
                                            ----------------------------    ---------------------------

8

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

Information pertaining to security sales is as follows (in thousands):

                      Proceeds         Gross Gains        Gross Losses
                      --------         -----------        ------------
1999                   $17,513               $124                 $88
1998                     4,888                351                   1
1997                     5,925                556                  27

5. LOANS

Total Loans at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                                  1999                     1998
                                                                               --------                 --------
Commercial, Financial and Agricultural                                         $ 78,588                 $ 66,257
Residential Mortgage                                                            159,884                  134,998
Commercial Mortgage                                                              49,549                   46,701
Installment                                                                      43,772                   38,393
Lease Receivables                                                                35,918                   29,362
                                                                               --------                 --------
                                                                               $367,711                 $315,711
                                                                               ========                 ========

Lease receivables at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                                 1999                     1998
                                                                               --------                 --------
Lease payment receivable                                                       $ 16,494                 $ 13,676
Estimated residual values                                                        19,424                   15,686
                                                                               --------                 --------
Gross lease receivables                                                          35,918                   29,362
Less unearned income                                                             (4,902)                  (4,313)
                                                                               --------                 --------
Net lease receivables                                                          $ 31,016                 $ 25,049
                                                                               ========                 ========

At December 31, 1999 and 1998, net unamortized loan costs of $601,000 and $264,000, respectively, have been included in the carrying value of loans.

The Bank's outstanding loans and related unfunded commitments are primarily concentrated within Central Pennsylvania. The Bank attempts to limit concentrations within specific industries by utilizing dollar limitations to single industries or customers, and by entering into participation agreements with third parties. Collateral requirements are established based on management's assessment of the customer.

The recorded investment in loans that are considered impaired under SFAS No. 114 was $-0- and $537,590 at December 31, 1999 and 1998, respectively. The 1998 recorded amount of impaired loans, net of a write-down, does not require an allowance for loan losses. The average recorded investments in impaired loans during the year ended December 31, 1999 and 1998 was $0 and $569,457, respectively. For the year ended December 31, 1998, the Corporation recognized accrued interest income on impaired loans of $46,488.

Deposit accounts that have overdrawn their current balance, overdrafts, are reclassified to loans. Overdrafts included in loans are $1,691,000 in 1999 and $533,000 in 1998.

6. ALLOWANCE FOR LOAN AND LEASE LOSSES

Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows (in thousands):

                                         1999           1998           1997
                                         ------       ------          ------
Balance, Beginning of Year               $3,314       $3,062          $2,683
Charge-offs                                (616)        (594)           (670)
Recoveries                                  193          139             118
                                         ------       ------          ------
Net Charge-offs                            (423)        (455)           (552)
Provision for Loan and Lease Losses         643          707             931
Acquisition                                 356           --              --
                                         ------       ------          ------
Balance, End of Year                     $3,890       $3,314          $3,062
                                         ======       ======          ======

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

7.    PREMISES AND EQUIPMENT

The following summarizes Premises and Equipment at December 31 (in thousands):

                                                             1999            1998
                                                            --------      --------
Land                                                         $ 1,527       $ 1,315
Premises and Leasehold Improvements                           10,831         9,116
Furniture and Equipment                                        6,738         6,082
                                                            --------      --------
                                                              19,096        16,513
Less Accumulated Depreciation and Amortization                (6,242)       (5,843)
                                                            --------      --------
Premises and Equipment, Net                                  $12,854       $10,670
                                                            ========      ========

Depreciation on Premises and Equipment amounted to $957,000 in 1999, $872,000 in 1998, and $808,000 in 1997.

Rental expense, net of rental income, charged to occupancy expense for 1999, 1998, and 1997 was $184,000, $134,000 and $126,000, respectively.

8. INTANGIBLE

During 1999, the Corporation purchased the deposits, certain loans and the fixed assets of five branches of super-regional competitors. In conjunction with this transaction, the Corporation paid premiums totaling $14.4 million, which has been identified as an intangible and is being amortized on a straight line basis over a period of 10 years. The following table reflects the components of the intangible assets at December 31, (in thousands):

                                                1999            1998
                                              ---------       --------
Core deposit intangible                         $17,534         $3,152
Less: accumulated amortization                   (1,635)          (630)
                                              ---------       --------
Core deposit intangible, net                    $15,899         $2,522
                                              =========       ========

9. DEPOSITS
The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31, (in thousands):

                                             1999             1998
                                           ---------        --------
Within One Year                             $213,671        $141,805
Within Two Years                              35,422          38,984
Within Three Years                            16,454           4,864
Within Four Years                              4,990           7,081
Within Five Years and Greater                 12,618           2,456
                                           ---------        --------
                                            $283,155        $195,190
                                           =========        ========

Certificates of Deposit of $100,000 or more totaled $38,029,000 and $25,929,000 at December 31, 1999 and 1998, respectively.

10. OTHER BORROWINGS

Other borrowings include $1.8 million and $359,000 of demand notes payable to the U.S. Treasury Department at December 31, 1999 and 1998, respectively. These notes are issued under the U.S. Treasury Department`s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. At year end, the Bank had remaining borrowing capacity with the FHLB of $130 million. Also, other borrowings include advances from the Federal Home Loan Bank (FHLB) at December 31, 1999, and 1998 as follows (in thousands):

                                               December 31,
              Interest Rate   Maturity       1999            1998
             ----------------------------------------------------
Fixed
              6.75%            9/27/11   $     --  $          569
Variable
              (a)              5/23/00         --           5,000
              (b)              1/11/09         --             450
              (c)               2/4/03         --          10,000
              (d)              1/20/09      5,000              --
                                         --------         -------
Total borrowed funds                     $  5,000         $16,019
                                         ========         =======

10

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

(a) Interest rate floats quarterly based on the 3 month LIBOR which was 5.44% at December 31, 1998. (b) Interest rate ranges from 5.28% to 6.51% for 1998.
(c) Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.09, the interest rate was 5.17% at December 31, 1998.
(d) Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.15, the interest rate was 4.30% at December 31, 1999.
Following are maturities of borrowed funds as of December 31, 1999 (in thousands):

2000                                           $1,750
2001                                               --
2002                                               --
2003                                               --
2004                                               --
Thereafter                                      5,000
                                               ------
Total Borrowed Funds                           $6,750
                                               ======

11. INCOME TAXES

The following is a summary of the tax provision (in thousands):

                                            1999             1998        1997
                                           -------          -------     -------
Current                                     $  849          $   470         882
Deferred                                       611            1,365         766
                                           -------          -------     -------
Net provision for Income Taxes              $1,460          $ 1,835      $1,648
                                           =======          =======      ======

The applicable portion of the current year provision related to the gains on sales of available for sale securities is $12,000, $119,000, and $180,000 in 1999, 1998 and 1997, respectively.

The components of the net deferred tax liability as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                       1999                     1998
                                                                      -------                 --------
Deferred tax assets
Allowance for loan losses                                              $1,054                   $  828
Post-retirement benefits                                                   71                       49
Intangible                                                                 68                       71
Deferred compensation                                                      94                       47
Merger costs                                                               76                       --
Unrealized loss on investment securities available for sale               685                       --
Other                                                                      79                       --
                                                                      -------                 --------
                                                                        2,127                      995
Deferred tax liabilities
Premises and equipment                                                    380                      370
Vehicle leasing                                                         3,505                    2,617
Unrealized gain on investment securities available for sale.               --                      815
Other                                                                     135                       --
                                                                      -------                 --------
                                                                        4,020                    3,802
                                                                      -------                 --------
Net deferred tax liability                                             $1,893                   $2,807
                                                                      =======                 ========

The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows (in thousands):

                                                               1999      %      1998      %       1997     %
                                                              ------   -----   ------    -----   ------  -----
Tax at statutory rate                                         $2,062    34.0   $2,339     34.0   $2,157   34.0
Tax exempt income, net                                          (749)  (12.3)    (579)    (8.4)    (516)  (8.1)
Other                                                            147     2.4       75      1.1        7    0.1
                                                              ------   -----   ------    -----   ------  -----
Income tax provision                                          $1,460    24.1   $1,835     26.7   $1,648   26.0
                                                              ======   =====   ======    =====   ======  =====

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

12. STOCK INCENTIVE PLAN

The Corporation has a common stock plan for key employees and independent directors. The Stock Incentive Plan, which is administered by a committee of the Board of Directors, provides for 250,000 shares of common stock in the form of qualified options, nonqualified options, stock appreciation rights or restrictive stock. The plan vesting schedule is one-fourth of granted options per year beginning one year after the grant date with 100% vested on the fourth anniversary.

The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plan. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, net income and earnings per share for 1999 would have been adjusted to the pro forma amounts indicated below:

Net income                         As reported             $4,604,000
                                   Pro forma               $4,541,000
Earnings Per Share-Basic           As reported             $     1.26
                                   Pro forma               $     1.24

For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants issued:

Dividend Yield                      3.5%
Volatility                         17.3%
Risk-free interest rates            6.0%
Expected option lives           6 years

A summary of the status of the common stock plans, adjusted retroactively for the effects of stock splits, is presented below:

                                                                        Weighted - average        Remaining
                                                            Shares          Exercise Price      Contractual Life
                                                            -------     ------------------      ----------------
Outstanding, at January 1, 1999                                  --              --
Granted                                                      18,250            28.25              10 years
Exercised                                                        --               --
Forfeited                                                        --               --
                                                             ------           ------
Outstanding, at December 31, 1999                            18,250            28.25
                                                              =====           ======
Options exercisable at December 31, 1999                          0

Fair value of options granted during the year               $  5.21

13. EMPLOYEE BENEFIT PLANS

The Bank provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan, based on current year compensation, are 9 percent of total compensation plus 5.7 percent of the compensation in excess of $72,600. The Corporation recognized expense of $419,000 in 1999, $405,000 in 1998, and $350,000 in 1997.

In addition, the Bank sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Bank at 0.25% for every 1% contributed up to one percent of the employee's compensation. The Bank's contributions were $40,000, $30,000, and $30,000 in 1999, 1998, and 1997, respectively.
12

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the change in the benefit obligation and funded status:

December 31                                                 1999                     1998
                                                          ---------               ----------
Benefit obligation at beginning of year                   $ 463,107                $ 430,478
Interest cost                                                30,102                   27,981
Service cost                                                 25,279                   23,383
Actual claim expense                                        (26,499)                  (7,388)
Interest on claim expense                                      (390)                    (310)
Actuarial gain                                              (57,771)                 (11,037)
                                                          ---------               ----------
Benefit obligation at end of year                         $ 433,828                $ 463,107
                                                          =========               ==========
December 31                                                  1999                    1998
                                                          ---------               ----------
Funded status of plan                                     $(433,828)               $(463,107)
Unrecognized actuarial (gain)/loss                            4,777                   63,262
Unrecognized prior service cost                                  --                       --
Unrecognized transition obligation                          102,838                  110,183
                                                          ---------               ----------
Accrued pension cost                                      $(326,213)               $(289,662)
                                                          =========               ==========
December 31                                                 1999                     1998            1997
                                                          ---------               ----------      ----------
Net periodic post-retirement benefit cost:
Service cost                                              $  25,279                $  23,383      $   21,737
Interest cost                                                29,712                   27,671          26,580
Amortization of transition obligation over 21 years           8,059                    8,685           9,701
                                                          ---------               ----------      ----------
                                                          $  63,050                $  59,739      $   58,018
                                                          =========               ==========      ==========

The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 7.50% and 6.50% in 1999 and 1998. The health care cost trend rate used to measure the expected costs of benefits for 2000 is 9.0%, and 8.0% thereafter. A one percent increase in the health care trend rates would result in an increase of $67,261 in the benefit obligation of December 31, 1999, and would increase the service and interest costs by $10,776 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $56,227 and $8,750 in the benefit obligation and service and interest costs, respectively, at December 31, 1999. The presentation above for the years 1999, 1998 and 1997 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

14. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal risks. The aggregate of such loans totaled $4,431,000 on December 31, 1999 compared to $5,793,000 at December 31, 1998. During 1999, $20,896,000 of
new loans were made and repayments totaled $22,258,000.

The Bank entered into an operating lease with a director of the Corporation for one year terms which can be renewed for one year. The annual lease payments were determined based on prevailing terms in the market area. All ongoing operating and general maintenance expenses will be the responsibility of the director.

15. REGULATORY MATTERS

The Corporation and Bank are subject to minimum capital requirements set by Federal regulatory agencies, namely the Federal Reserve Bank and the Office of the Comptroller of the Currency. Regulators require capital ratios of 4.0% Tier 1 capital to total risk based assets, 8.0% or more of total qualifying capital to total risk weighted assets and total Tier 1 capital to total assets of 4.0% for an institution to be considered adequately capitalized. The Corporation is well capitalized while the Bank is reported as adequately capitalized under the regulatory framework for prompt corrective action as of the most recent notification of the regulators. There are no conditions or events since that notification that management believes would change the Corporation's status.

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

The table below ($'s in thousands) summarizes the Corporation and Bank's regulatory capital levels:

                                                                           December 31,
Risk Based Capital                                   1999                                              1998
                                ----------------------------------------------   ------------------------------------------------
                                             Ratio to                                        Ratio to
                                Regulatory     Risk      Minimum       Well      Regulatory    Risk       Minimum    Well
                                 Capital      Assets    Required   Capitalized    Capital     Assets      Required   Capitalized
                                ----------------------------------------------   ------------------------------------------------
Tier 1
CNB Financial Corporation          $33,745     8.96%         4.0%         6.0%     $45,355        14.73%       4.0%          6.0%
County National Bank                29,396     7.88%         4.0%         6.0%      36,111        11.93%       4.0%          6.0%

Tier 1 + Tier 2 Capital
CNB Financial Corporation           37,792    10.04%         8.0%        10.0%      48,669        15.81%       8.0%         10.0%
County National Bank                33,286     8.92%         8.0%        10.0%      39,425        13.02%       8.0%         10.0%

Leverage
CNB Financial Corporation           33,745     6.66%         4.0%         5.0%      45,355        10.66%       4.0%          5.0%
County National Bank                29,396     5.90%         4.0%         5.0%      36,111         8.59%       4.0%          5.0%

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

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 1999, $2.2 million of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends, without prior regulatory approval.

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

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, to meet the financing needs of its customers, the Bank enters into commitments involving financial instruments with off-balance sheet risks. Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. These commitments generally have fixed expiration dates (less than one year), and require the payment of a fee. The Bank utilizes the same credit policies in making these obligations as it does for on-balance-sheet instruments. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. As of December 31, 1999, the Bank had $14.0 million of unused credit card lines; $13.2 million of unfunded home equity lines of credit; $41.7 million in other outstanding loan commitments and $2.9 million in standby letters of credit.

17. MERGER AND ACQUISITIONS

On August 18, 1999, the Corporation acquired The First National Bank of Spangler ("Spangler") located in Spangler, PA. The merger, which was accounted for as a pooling of interest, was affected by issuing 237,500 shares of CNB Financial Corporation common stock in exchange for 100% of the outstanding shares of Spangler. After consummation of the merger, Spangler was merged into County National Bank. All financial information has been restated to reflect the merger.
14

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

The post merger combined operating results provided in the table below are presented to show the 30 day period from September 1, through September 30, 1999 and 1998 as if the merger were in effect for both periods.

                                                      1999              1998
                                                     ------            ------
Net Interest Income                                  $1,642            $1,377
Net Income                                           $  408            $  401
Net Income per common share                          $ 0.11            $ 0.11

The following represents unaudited selected pro forma fiancial information regarding the effects of the transactions as though the Corporation and Spangler had been combined for all periods presented:

                                                     CNB         Spangler           Combined
                                                    -----        -------            --------
Six months ended June 30, 1999
Net interest income                              $  8,200        $   558             $ 8,758
Net income                                          2,145            135               2,280
Earnings per share                                   0.63           0.57                0.62

Year ended December 31, 1998
Net interest income                                15,604          1,124              16,728
Net income                                          4,747            296               5,043
Earnings per share                                   1.38           1.25                1.37

Year ended December 31, 1997
Net interest income                                14,383          1,179              15,562
Net income                                          4,302            393               4,695
Earnings per share                                   1.25           1.66                1.27

December 31, 1998
Assets                                            436,852         32,065             468,917
Liabilities                                       392,071         27,472             419,543
Shareholders' equity                               44,781          4,593              49,374

On February 12, 1999, the Corporation acquired the Punxsutawney branch from an unaffiliated financial institution. This acquisition included deposits of $36 million, loans of $11 million and certain fixed assets. On September 24, 1999, the Corporation acquired the Johnsonburg, Ridgway, Bradford and Kane branches from an unaffiliated financial institution. This acquisition included deposits of $116.2 million, loans of $21.7 million and certain fixed assets. These acquisitions were accounted for under the purchase method of accounting and the Corporation recorded $14.4 million as intangible assets. The consolidated results include the operations of the acquired branches from the date of acquisition.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

Investment Securities:

The fair value of investment securities are based on quoted market prices, where available. For equity securities for which quoted market prices are not available, fair value has been estimated to be the securities' carrying value. The tables in Note 3 provide greater detail for investment securities at December 31, 1999 and 1998.

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

Standby Letters of Credit:

The fair value of letters of credit are estimated based upon the amount of deferred fees and the creditworthiness of the counterparties.

                                                                December 31, 1999                December 31, 1998
                                                             -------------------------        ------------------------
(in thousands)                                               Carrying            Fair         Carrying           Fair
                                                              Amount             Value         Amount            Value
                                                             -------------------------        ------------------------
ASSETS
Cash and short-term assets                                     $ 21,214       $ 21,214        $ 26,093          $ 26,093
Investment securities                                           143,563        143,597         113,675           113,860
Net Loans                                                       327,858        325,819         282,992           288,423
LIABILITIES
Deposits                                                        500,751        503,075         398,082           400,778
Advances from the Federal Home Loan Bank                          5,000          4,999          16,019            16,093
Other Borrowings                                                  1,750          1,750             359               359

16

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Notes to Consolidated Financial Statements (Continued)

19. PARENT COMPANY ONLY FINANCIAL INFORMATION (in thousands)

BALANCE SHEETS                                                                            December 31,
                                                                               1999                        1998
                                                                             -------                      ---------
ASSETS
Cash                                                                         $    52                       $    388
Investment in bank subsidiary                                                 44,231                         39,447
Investment in non-bank subsidiary                                              3,449                          5,115
Securities-available for sale                                                     --                          4,799
Other assets                                                                     926                              7
                                                                             -------                      ---------
TOTAL ASSETS                                                                 $48,658                        $49,756
                                                                             =======                      =========
LIABILITIES
Income taxes payable                                                         $   (16)                       $    30
Deferred tax liability                                                           (15)                           345
Other liabilities                                                              1,046                              7
                                                                             -------                      ---------
TOTAL LIABILITIES                                                              1,015                            382
TOTAL SHAREHOLDERS' EQUITY                                                    47,643                         49,374
                                                                             -------                      ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $48,658                        $49,756
                                                                             =======                      =========

STATEMENTS OF INCOME                                                                 Year ended December 31,
                                                                     1999                 1998                       1997
                                                                   -------             --------                    -------
Dividends from:
Bank subsidiary                                                    $ 2,544              $ 3,588                    $ 2,937
Non bank subsidiary                                                    750                   --                         --
Securities available for sale                                           35                  130                         99
Other                                                                   62                  350                        542
                                                                   -------             --------                    -------
TOTAL INCOME                                                         3,391                4,068                      3,578
                                                                   -------             --------                    -------
EXPENSES                                                              (220)                (234)                       (89)
INCOME BEFORE INCOME TAXES AND EQUITY
IN DISTRIBUTED NET INCOME OF SUBSIDIARY                              3,171                3,834                      3,489
Applicable income tax (obligation) benefit                              50                  (53)                      (166)
Equity in undistributed net income of bank subsidiary                1,919                1,251                      1,372
Equity in undistributed net income of non-bank subsidiary             (536)                  11                         --
                                                                   -------             --------                    -------
NET INCOME                                                         $ 4,604              $ 5,043                    $ 4,695
                                                                   =======             ========                    =======

STATEMENTS OF CASH FLOWS                                                          Year ended December 31,
Cash flows from operating activities:                                 1999                 1998                       1997
                                                                   -------             --------                    -------
Net income                                                         $ 4,604              $ 5,043                    $ 4,695
Adjustments to reconcile net income to net cash
provided by operating activities:
Equity in undistributed net income of bank subsidiary               (1,919)              (1,251)                    (1,372)
Equity in undistributed net income of non-bank subsidiary              536                  (11)                        --
(Increase) Decrease in other assets                                   (919)                  (7)                        20
Increase (Decrease) in other liabilities                               957                 (131)                       166
Gain on sale of available for sale securities                           --                 (349)                      (539)
                                                                   -------             --------                    -------
Net cash provided by operating activities                            3,259                3,294                      2,970
                                                                   -------             --------                    -------
Cash flows from investing activities:
Purchase of securities available for sale                             (119)              (1,976)                    (2,065)
Proceeds from the sale of securities available for sale                 --                1,554                      1,612
                                                                   -------             --------                    -------
Net cash used in investing activities                                 (119)                (422)                      (453)
Cash flows from financing activities:
Dividends paid                                                      (2,897)              (2,588)                    (2,430)
Net treasury stock activity                                           (579)                  --                         --
                                                                   -------             --------                    -------
Net cash used in financing activities                               (3,476)              (2,588)                    (2,430)
                                                                   -------             --------                    -------
Net increase (decrease) in cash                                       (336)                 284                         87
Cash beginning of year                                                 388                  104                         17
                                                                   -------             --------                    -------
Cash end of year                                                   $    52              $   388                    $   104
                                                                   =======             ========                    =======

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Selected Financial Data

                                                                 Year Ended December 31
(dollars in thousands, except per share data)                                      1999
                                                                               ----------
Interest income
Loans including fees                                                             $ 28,148
Deposits with banks                                                                    60
Federal funds sold                                                                    386
Investment securities:
U.S. treasury securities                                                              989
Securities of U.S. government agencies and corporations                             2,383
Obligations of states and political subdivisions                                    1,888
Other securities                                                                    1,557
                                                                               ----------
Total interest income                                                              35,411

Interest expense
Deposits                                                                           15,579
Other borrowings                                                                      981
                                                                               ----------
Total interest expense                                                             16,560

Net interest income                                                                18,851
Provision for loan losses                                                             643
                                                                               ----------
Net interest income after provision
for loan losses                                                                    18,208

Other income                                                                        3,517
Other expenses                                                                     15,661
                                                                               ----------
Income before taxes and cumulative effect adjustment                                6,064

Applicable income taxes                                                             1,460
                                                                               ----------
Income before cumulative effect adjustment                                          4,604
Cumulative effect adjustment                                                           --
                                                                               ----------
Net income                                                                       $  4,604
                                                                              ===========

Per share data
Income before cumulative effect adjustment                                       $   1.26
Cumulative effect adjustment                                                     $     --
Net income                                                                       $   1.26
*Net income, fully diluted                                                       $   1.25
Dividends declared                                                               $   0.80
Book value per share at year end                                                 $  13.00

At end of period
Total assets                                                                     $561,162
Investment securities                                                             143,563
Loans, net of unearned discount                                                   362,764
Allowance for loan losses                                                           3,890
Deposits                                                                          500,751
Shareholders' equity                                                               47,643

Key ratios
Return on average assets                                                             0.91%
Return on average equity                                                             9.50%
Loan to deposit ratio                                                               71.67%
Dividend payout ratio                                                               62.92%
Average equity to average assets ratio                                               9.59%

* Earnings per share in 1996 was calculated using the same weighted average shares for basic and diluted computations.
18

                   CNB Financial Corporation and Subsidiaries 1999 Annual Report Five Year Comparison

        1998                    1997                    1996                   1995
       --------                 -------                 -------                -------
       $ 25,250                $ 23,209                $ 19,802               $ 18,266
             12                       1                      --                      2
            369                     271                     196                    147

          1,134                   1,366                   1,290                  1,235
          2,503                   1,663                   1,756                  1,480
          1,414                   1,307                   1,301                  1,229
            694                     634                     838                  1,038
       --------                 -------                 -------                -------
         31,376                  28,451                  25,183                 23,397


         13,714                  12,459                  10,421                  9,883
            934                     430                     376                    277
       --------                 -------                 -------                -------
         14,648                  12,889                  10,797                 10,160

         16,728                  15,562                  14,386                 13,237
            707                     931                     625                    410
       --------                 -------                 -------                -------
         16,021                  14,631                  13,761                 12,827

          3,088                   2,749                   1,916                  1,997
         12,231                  11,037                   9,541                  9,311
       --------                 -------                 -------                -------
          6,878                   6,343                   6,136                  5,513

          1,835                   1,648                   1,639                  1,340
       --------                 -------                 -------                -------
          5,043                   4,695                   4,497                  4,173
             --                      --                     156                     --
       --------                 -------                 -------                -------
       $  5,043                $  4,695                $  4,653               $  4,173
      =========                ========                 =======                =======


       $   1.37                $   1.27                $   1.22               $   1.13
       $     --                $     --                $   0.04               $     --
       $   1.37                $   1.27                $   1.26               $   1.13
       $   1.37                $   1.27                $   1.26               $   1.13
       $   0.72                $   0.68                $   0.62               $   0.58
       $  13.41                $  12.65                $  11.89               $  11.24


       $468,917                $403,779                 $358,388              $325,253
        113,675                  83,571                  85,604                 82,313
        311,141                 286,113                 243,996                219,425
          3,314                   3,062                   2,683                  2,328
        398,082                 345,760                 297,118                279,297
         49,372                  46,606                  43,804                 41,391


           1.18%                   1.23%                   1.39%                  1.36%
          10.43%                  10.44%                  10.95%                 10.50%
          76.94%                  81.86%                  81.22%                 77.73%
          51.32%                  51.76%                  47.63%                 49.68%
          11.31%                  11.81%                  12.66%                 12.91%

CNB Financial Corporation and Subsidiaries
1999 Annual Report

Statistical Information

MATURITY DISTRIBUTION
Remaining maturity/earliest repricing as of December 31, 1999 ($'s in thousands):

                                             After Three    After One
                               Within        Months But     Year But     After
                               Three        Within One     Within Five   Five
                               Months          Year            Years     Years       Total
                             ---------------------------------------------------------------
Interest earning assets:
Investment securities         $ 14,670         $ 21,883   $ 60,521    $46,489       $143,563
Interest bearing deposits          321              --         --         --            321
Loans (net)                    140,551           47,976    130,278     40,069        358,874
                             ---------         --------   --------    -------       --------
Total                         $155,542         $ 69,859   $190,799    $86,558        502,758
Interest bearing
 liabilities:
Interest bearing deposits     $  6,081         $ 24,323   $ 63,239    $27,972       $121,615
Savings                         10,214               --     35,522     27,269         73,005
Time                            70,815          110,388     63,937      6,100        251,240
Borrowed funds                   6,750               --         --         --          6,750
                             ---------         --------   --------    -------       --------
Total                         $ 93,860         $134,711   $162,698    $61,341       $452,610
                             ---------         --------   --------    -------       --------
Gap                           $ 61,682         $(64,852)  $ 28,101    $25,217       $ 50,148
Cumulative gap                $ 61,682         $ (3,170)  $ 24,931    $50,148
Sensitivity ratio                 1.66              .52      1.17       1.41           1.11
Cumulative sensitivity ratio      1.66              .98      1.06       1.11

QUARTERLY SUMMARY OF EARNINGS
The unaudited quarterly results of operations for the years ended December 1999 and 1998 are as follows (in thousands, except per share data):

                                                     Quarters Ended
                                                           1999
                                   March 31      June 30              Sept. 30      Dec. 31
                                ------------    ---------           ---------      ----------
Total interest income                $ 8,264      $ 8,375             $ 8,837         $ 9,935
Net interest income                    4,288        4,470               4,887           5,206
Provision for loan losses                154          153                 153             183
Other income                             703          890                 915           1,009
Other expense                          3,507        3,602               3,911           4,641
Net income                             1,062        1,218               1,293           1,031
Net income per share                    0.29         0.33                0.35            0.28
Net income per share, fully             0.29         0.33                0.35            0.28
 diluted

                                                     Quarters Ended
                                                          1998
                                      March 31      June 30      Sept. 30      Dec. 31
                                      ---------     --------     --------     --------
Total interest income                  $ 7,588      $ 7,798       $ 7,881      $ 8,109
Net interest income                      4,047        4,203         4,168        4,310
Provision for loan losses                  234          161           158          154
Other income                               651          731           840          866
Other expense                            2,898        2,893         3,210        3,230
Net income                               1,140        1,362         1,218        1,323
Net income per share                      0.31         0.37          0.33         0.36
Net income per share, fully               0.31         0.37          0.33         0.36
 diluted

QUARTERLY SHARE DATA

The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 1999, the approximate number of shareholders of record of the Corporation's common stock was 1,800.

Price Range of Common Stock

                                   1999                    1998
                            High     Low              High        Low
                           ---------------           -------------------
First Quarter               $35.00  $33.00           $23.13       $19.94

Second Quarter               33.75   29.00            29.50        23.13

Third Quarter                30.13   25.25            30.13        29.00

Fourth Quarter               26.75   23.00            34.25        30.00

Cash Dividends Paid
                                  1999           1998
                                 ------         ------
First  Quarter                    $0.20          $0.18
Second Quarter                     0.20           0.18
Third Quarter                      0.20           0.18
Fourth Quarter                     0.20           0.18
                                  -----          ------
                                  $0.80          $0.72
                                  =====          ======

TRUST AND ASSET MANAGEMENT DIVISION
FUNDS UNDER MANAGEMENT (MARKET VALUE)

($'s in thousands)                             1999                1998
                                              --------           ---------
Personal Trusts, Estates and Agency Accounts  $180,664            $172,079
Corporate Accounts                              10,801              16,455
                                              --------           ---------
Total                                         $191,465            $188,534
                                              ========           =========

20

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

Management's Discussion and Analysis
of Financial Condition and
Results of Operations

GENERAL

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the "Corporation") is presented to provide insight into management's assessment of financial results. The Corporation's subsidiary County National Bank (the "Bank") provides financial services to individuals and businesses within the Bank's market area made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. County National Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"). The financial condition and results of operations are not intended to be indicative of future performance. The Corporation's subsidiary, CNB Investment Corporation, is headquartered in Wilmington, DE. CNB Investment Corporation maintains investments in debt and equity securities. Management's discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

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

Credit risk represents the possibility that a customer may not perform in accordance to contractual terms. Credit risk results from loans with customers and purchasing of securities. The Corporation's primary credit risk is in the loan portfolio. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the investment portfolio.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives.

MERGER AND ACQUISITIONS

On February 12, 1999 the Bank acquired a full-service banking office and the corresponding liabilities ($36 million) and certain assets ($11 million) of the office from an unaffiliated institution. The office is located in west central Pennsylvania in the community of Punxsutawney. The office will continue to operate as a branch of the Bank. This acquisition has been accounted for as a purchase.

On September 24, 1999, the Bank acquired four full service offices in north central PA from an unaffiliated institution. The offices are located in the communities of Johnsonburg and Ridgway in Elk County and Bradford and Kane in McKean County. The purchase included $21.7 million in loans, $116.2 million in deposits and certain fixed assets associated with the offices. All locations continue to operate as full service branches of the Bank. This purchase and the previously discussed purchase of the Punxsutawney office are referred to hereafter as "the Acquisitions".

On August 18, 1999, the Corporation acquired The First National Bank of Spangler ("Spangler") located in Spangler, PA. The merger, which was accounted for as a pooling of interest, was affected by issuing 237,500 shares of CNB Financial Corporation common stock in exchange for 100% of the outstanding shares of Spangler. After consummation of the merger, Spangler was merged into County National Bank. The merger included $23.0 million in loans, $29.0 million in deposits, $4.6 million in capital and other assets and liabilities. All historical financial information has been restated to reflect the merger.

CNB Financial Corporation and Subsidiaries
1999 Annual Report

FINANCIAL CONDITION
The following table presents ending balances ($'s in millions), growth (reduction) and the percentage change during the past two years:

                          1999         Increase            %          1998         Increase           %          1997
                        Balance       (Decrease)        Change       Balance      (Decrease)       Change      Balance
                      --------------------------------------------------------------------------------------------------
Total assets                $561.2          $ 92.3           19.7      $468.9            $65.1         16.1       $403.8
Total loans, net             358.9            51.1           16.6       307.8             24.7          8.7        283.1
Total investments            143.6            29.9           26.3       113.7             30.1         36.0         83.6
Total deposits               500.8           102.7           25.8       398.1             52.3         15.1        345.8
Total shareholders'           47.6            (1.7)          (3.4)       49.3              2.7          5.8         46.6
 equity

The above table is referenced for the discussion in this section of the report. OVERVIEW OF BALANCE SHEET

The increase in assets during 1999 can be attributed to the Acquisitions, previously mentioned, of $122.8 million in new deposits. These deposits accounted for the increase in loans of $51,047,000 (or 16.6%), and investments of $29,888,000 (26.3%). The 19.7% increase in assets shows the Corporation had a very successful year of growth when compared to 16.1%, 12.7%, and 10.2% in 1998, 1997 and 1996 respectively.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $21,214,000 at December 31, 1999 compared to $26,093,000 on December 31, 1998. The decrease was the result of a reduction in Federal Funds at year end. The investment in Federal Funds at year end 1998 was high due to an infusion of cash prior to year end that was temporary in nature.

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

INVESTMENT SECURITIES

Investment securities increased 26% since December 31, 1998. The increase was created by another good year of growth in deposits due to the Acquisitions as well as internal growth. Also, the Corporation participated in Federal Home Loan Bank (FHLB) financing to purchase certain investments that were favorable in the market as compared to the funding rates provided by FHLB. Of the Corporation's total investment portfolio of $143,563,000 as of December 31, 1999, $136,945,000 (or 95.4%) is classified as available for sale with the balance of $6,618,000 classified as held to maturity.

The Corporation experienced significant growth in US government agencies and corporations, $15,849,000 during 1999 compared to 1998. The shift to bonds with greater liquidity is a strategy to provide funding for future loan growth in an economy that has made deposit growth increasingly more difficult.

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

LOANS

The Corporation's loan volume continues to grow and reflects the additional credit opportunities in the markets served. Our lending is focused in the west central Pennsylvania market and consists principally of retail lending, which includes single family residential mortgages and other consumer lending, and also commercial lending primarily to locally owned small businesses. The lending market has grown as a result of the Acquisitions and our purchase of Spangler. We expect moderate loan growth over the next several quarters in these and other market areas of the Bank as customers seek alternatives to competing and consolidating superregional banks.

Commercial activity has increased by $12 million or 18.6% in 1999 over 1998. This growth has been spurred by a positive economic outlook within our current markets and an expanded market area as previously mentioned. The auto leasing portfolio continues to increase since the inception in 1996. Net lease receivables have increased $6.6 million and $9.6 million in 1999 and 1998. During 1998, the home equity products within the Bank were targeted for growth and expanded $8.1 million or 63.6%, thus providing positive effects to the consumer loan portfolio.

                                      CNB Financial Corporation and Subsidiaries
                                                              1999 Annual Report

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 1999, no concentration exists within our commercial or real estate loan portfolio as related to concentration of 10% of the total loans. Residential real estate lending along with automobile financing continue to be the largest components of the loan portfolio.

LOAN QUALITY

The Corporation has established written lending policies and procedures that require underwriting standards, loan documentation, and credit analysis standards to be met prior to funding a loan. Subsequent to the funding of a loan, ongoing review of credits is required. Credit reviews are performed annually on a minimum of 60% of the commercial loan portfolio by an internal loan review staff. See "Allowance for Loan and Lease Losses" for further discussion of credit review procedures.

The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

at December 31,                     1999              1998              1997
Nonperforming assets:                $    862          $    190           $    323
 Non-accrual loans
Accrual loans greater than
 89 days past due                         886             1,479                601
Foreclosed assets held for
 sale                                     394               365                153
                                     --------          --------           --------
Total nonperforming assets           $  2,142          $  2,034           $  1,077
Total loans, net of
 unearned income                     $362,764          $311,141           $286,113
Nonperforming loans as a
 percent of loans, net                   0.48%             0.54%              0.32%
Nonperforming assets as a
 percent of loans, net                   0.59%             0.65%              0.38%

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

The table below shows activity within the allowance account over the past three years:

Allowance for Loan and Lease Losses
($'s in thousands)

                                                   Years Ended December 31,
                                             1999              1998            1997
Balance at beginning of                        $  3,314        $  3,062        $  2,683
 Period
Charge-offs:
Commercial and financial                             59              47              88
Commercial mortgages                                 30              30              --
Residential mortgages                                54              16              28
Installment                                         380             459             529
Lease receivables                                    93              42              25
                                               --------        --------        --------
                                                    616             594             670
Recoveries:
Commercial and financial                             79              21               2
Commercial mortgages                                  1              --              --
Residential mortgages                                 4               2              --
Installment                                         103             115             116
Lease receivables                                     6               1              --
                                               --------        --------        --------
                                                    193             139             118
Net charge-offs:                                   (423)           (455)           (552)
Provision for possible
 loan losses
                                                    999             707             931
                                               ========        ========        ========
Balance at end-of-period                       $  3,890        $  3,314        $  3,062
                                               ========        ========        ========
Loans, net of unearned                         $362,764        $311,141        $286,113
Allowance to net loans                             1.07%           1.07%           1.07%
Specific allocation                                0.58%           0.53%           0.51%
Unallocated                                        0.49%           0.54%           0.57%

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

CNB Financial Corporation and Subsidiaries
1999 Annual Report

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

The methodology described above was created using the experience of our loan review personnel, guidance from the regulatory agencies, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan and Lease Losses

Balance at end of period                            1999               1998
Commercial and financial                                  $  626           $  435
Commercial mortgages                                         216              179
Residential mortgages                                        504              342
Installment                                                  592              453
Lease receivables                                            177              140
Unallocated                                                1,775            1,765
Total                                                     $3,890           $3,100

The results for the previous two years indicate higher allocations required for specific pools. This result is based on two main factors. First, the growth of our portfolio requires larger dollars to cover similar credit risks. Secondly, economic factors both in our market area and nationwide have lead to trends of increased charge-offs in recent years. The Bank did experience a slight decrease in net charge-offs for 1999 when compared to 1998 and 1997. The unallocated allowance is determined based on management's knowledge of the portfolio, recent trends within the industry, historical trends reviewed monthly, and the local economy. Also, management utilizes peer group data surveying a group of similarly sized organizations which develop current information for comparative purposes.

Most significantly consumer charge-offs remain high as the national trend is towards higher delinquencies and more personal bankruptcies. Also, the leasing portfolio has matured after 3.5 years in the business. As a result, we are experiencing an increase in charge-offs in the lease area. The allowance for loan and lease losses is deemed to be adequate to absorb inherent losses in the portfolio at December 31, 1999.

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

The Corporation continued to experience a change in the mix of its deposit base throughout much of 1999. The time deposit category has increased by $87,965,000 due in large part to the Acquisitions. This results in time deposits representing 56.5% of total deposits compared to 49.0% as of year-end 1998. The following table reflects the Corporation's deposit mix by category (in thousands):

                                   1999      1998      1997
                                 --------  --------  --------
Checking, Non-Interest Bearing   $ 54,891  $ 38,970  $ 35,062
Checking, Interest Bearing        121,614   127,809    84,344
Savings Accounts                   41,091    36,113    37,384
Certificates of Deposit           283,155   195,190   188,970
                                 --------  --------  --------
                                 $500,751  $398,082  $345,760
                                 ========  ========  ========

SHAREHOLDERS' EQUITY

The Corporation's strong capital provided the strong base for our recent profitable growth. Total shareholders' equity decreased 3.5% in 1999. The decline was the result of a decrease of $2,859,000 in accumulated other comprehensive income which represents a decrease in unrealized gains in available-for-sale securities, net of taxes.

With 95.4% of the investment securities classified as available-for-sale, this portion of the balance sheet is more sensitive to the change in market value of investments. In 1999, interest rates had a significant increase resulting in decreased valuations in the available-for-sale category of investments. The status of the investment markets do not affect the Corporation's equity position for regulatory capital standards as discussed below.

The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established "risk-based" capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 10.04% as of December 31, 1999 is well above the minimum standard of 8%. The Tier 1 capital ratio of 8.96% also is above the regulatory minimum of 4%. The leverage ratio, 6.66%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory

CNB Financial Corporation and Subsidiaries
1998 Annual Report

requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation's capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

Liquidity measures an organizations' ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 4 of the accompanying financial statements provide analysis of the Corporation's cash and cash equivalents and the sources and uses of liquidity. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $130 million with only $5 million outstanding at year end 1999. Management feels the Corporation's current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 1999

OVERVIEW OF THE INCOME STATEMENT

In 1999, net income was $4,604,000 a decrease of 8.7% compared to 1998 net income of $5,043,000. The decline in earnings is primarily the result of merger and acquisition related costs of $477,000, net of tax. Net income for 1999 exclusive of merger cost would be $5,081,000 or a 1% increase.

Net income prior to merger and acquisition costs and amortization of intangible assets and goodwill for 1999 was $5.7 million compared to $5.3 million for 1998. This measure is a reflection of the operating earnings of the Corporation comparative for two years. The increase indicates an improvement in 1999 of 8% over 1998. The major reason for the increase is the net interest income which increased $2.1 million or 13% over 1998. While the net interest margin did decline in 1999, the growth of earning assets of $66.2 million to $502,758,000 an increase of 15.2%.

INTEREST INCOME AND EXPENSE

Net interest income totaled $18,851,000 for 1999, an increase of 12.7% over 1998. Continued growth in loans has been the primary factor in this increase which has been mitigated somewhat by lower yields on the new loans written due to increased competition and the interest rate environment during much of 1999. This was also aided by the large growth of investments during 1999. Total interest income for 1999 increased by $4,035,000 or 12.9% while interest expense increased by $1,912,000 or 13.1% when compared to 1998. The Corporation has placed an emphasis on the sale of lower cost transactional deposit accounts. This has kept the margin from experiencing an increase in our cost of funds. The cost of funds declined 25 basis points from 4.35% to 4.10% in 1999.

The Corporation recorded a provision for loan and lease losses of $643,000 for 1999 compared to $707,000 for 1998. The decrease in provision is a result of a better experience level of net charge-offs during 1999 coupled with the other factors discussed previously in the loan section of this discussion. Also, the Bank continued its efforts towards increased loan collection activities which have created more timely procedures with delinquent loans.

NON-INTEREST INCOME

Non-interest income increased $429,000 or 13.9% in 1999 compared to 1998. The service charges on deposit accounts is the main source of the increase. The change for 1999 was an increase of $492,000 or 40.6%. The overall growth in deposit customers accounts for some of the growth in this area. In addition, the Corporation restructured fees for overdrafts and various other items within transaction accounts.

The Corporation owns equity securities of various entities that are carried at their current fair market value. During 1999, the gains (losses) realized from these securities totalled ($25,000) compared to $349,000 in 1998. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

NON-INTEREST EXPENSE

The costs associated with operating the Corporation rose by 28.0% to $15,661,000 during 1999 compared to 1998. These costs include but are not limited to salaries, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The primary factors in this increase is amortization expense up $743,000 or 226% over 1998 and merger costs of $627,000 included in other expenses. Amortization expense increased due to the Acquisitions that were previously discussed. These Acquisitions, accounted for using the purchase method, increased our intangible assets by $14,382,000. These intangibles will be written off over a 10 year period beginning with the date of each purchase.

The Bank signed an agreement to build a facility to replace the existing office in Punxsutawney. The estimated total cost of this project is $325,000. The project is expected to be completed in mid summer 2000 with little ongoing effect to the annual operating expenses.

CNB Financial Corporation and Subsidiaries
1999 Annual Report

YEAR ENDED DECEMBER 31, 1998
OVERVIEW OF THE INCOME STATEMENT

In 1998, net income was $5,043,000, an increase of 7.4% over the 1997 net income of $4,695,000. Overall net income for 1998 benefitted by a larger base of earning assets over 1997. The increase in earning assets was $63,515,000, or 17%, over 1997 to $436,513,000. Details of this growth have been previously discussed in the prior sections. Decreases in the net interest margin have somewhat mitigated the benefit gained by the growth in earning assets. The decrease in taxable equivalent net interest margin was 17 basis points or a 3.7% decline overall. Each basis point meant approximately $41,000 dollars to the Corporation for 1998. Also, the overall level of non-interest expenses increased during 1998.

INTEREST INCOME AND EXPENSE

Net interest income totaled $16,728,000 for 1998, an increase of 7.5% over 1997. Continued growth in loans has been the primary factor in this increase which has been mitigated somewhat by higher interest costs. This was also aided by the large growth of investments during 1998. A $10 million block of investments was purchased with funds acquired from FHLB. This transaction had the effect of increasing both interest income and expense with the end result being an overall increase in net interest income. Total interest income for 1998 increased by $2,925,000 or 10.3% while interest expense increased by $1,759,000 or 13.6% when compared to 1997. The Corporation has placed an emphasis on the sale of lower cost transactional deposit accounts. This has kept the margin from experiencing a larger decline. The success of the sales effort is discussed within the "Funding Sources" section.

The Corporation recorded a provision for loan and lease losses of $707,000 for 1998 compared to $931,000 for 1997. The decrease in provision is a result of a better experience level of net charge-offs during 1998 coupled with the other factors discussed previously in the loan section of this discussion. Also, the Bank implemented increased loan collection activities which have created more timely procedures with delinquent loans.

NON-INTEREST INCOME

Non-interest income increased $339,000 or 12.3% in 1998 compared to 1997. Two major areas contributed to this increase. First, the Trust & Asset Management division of the Bank had fee increases of $146,000 or 23.9% over 1997. This results from very good growth within the Trust area. Assets under management increased from $154,834,000 in 1997 to $188,534,000 in 1998 for a 21.8% increase in the market value of assets.

Second, the service charges on deposit accounts continues to increase. The change for 1998 was an increase of $233,000 or 23.8% which is comparable with the $243,000 increase that occurred during 1997. The overall growth in deposit customers accounts for the majority of the growth in this area.

The Corporation owns equity securities of various entities that are carried at their current fair market value. During 1998, the gains realized from these securities totalled $349,000 compared to $539,000 in 1997. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

NON-INTEREST EXPENSE

The costs associated with operating the Corporation rose by 10.8% to $12,231,000 during 1998 compared to 1997. These costs include but are not limited to salaries, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The primary factors in this increase are salaries up $371,000 or 7.8% over 1997 and employee benefits up $647,000 or 69.6%. Salaries increased during 1998 based on annual cost of living adjustments for all personnel as well as some key hirings in order to handle our significant expansion especially in the commercial arena. Employee benefits have risen dramatically over 1997 generally due to unfavorable occurrences in our healthcare plan under our self-funded arrangement. During 1997, we had a favorable experience as costs declined 10.5% compared to 1996. Due to the nature of this plan, fluctuations can occur as the Corporation pays on an experience basis with a stop loss coverage in place to minimize overall exposure. Occupancy costs, data processing, and other expenses were controlled favorably by the Corporation with a combined increase of only $162,000 or 3.2%.

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

RETURN ON EQUITY

The return on average shareholder's equity ("ROE") for 1999 was 9.5% compared to 10.43% and 10.44% for 1998 and 1997 respectively. The decrease compared to 1998 can be attributed primarily to the Corporation's

CNB Financial Corporation and Subsidiaries
1999 Annual Report

efforts to utilize its excess capital position. The Corporation through the acquisitions and the merger with Spangler, had one time merger related costs of $477,000, net of tax. The ROE exclusive of these one time charges and the amortization expense for recorded intangible assets was 11.81% compared to 10.93% in 1998. Management anticipates increases in the ROE during 2000 as earnings are expected to continue improving.

RETURN ON ASSETS
The Corporation's return on average assets ("ROA") was 0.91% in 1999 down from 1.18% and 1.23% recorded in 1998 and 1997, respectively.

Decreased ROA can be attributed to a narrowing net interest margin and increased operating costs as discussed in 1999 non-interest expense section as well as the previously mentioned merger related expenses. The overall decline in the net interest margin was 18 basis points comparing 1999 with 1998. This factor is well documented by the Corporation and is a constant concern of management. Every attempt is being made to minimize the decline in the net interest margin in the future. This, however, is a concern to the Banking industry as a whole due in large part to competitive pressures with both banks and non-banks.

FEDERAL INCOME TAX EXPENSE

Federal income taxes decreased to $1,460,000 in 1999 compared to $1,835,000 in 1998. This decrease year to date can be attributed to the Corporation's lower taxable income during the period. The effective tax rates were 24.1%, 26.7% and 26.0% for 1999, 1998 and 1997, respectively. We anticipate the effective tax rate to maintain these levels as our tax exempt income remains stable.

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

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 1999 was -0.30% of total earning assets compared to policy guidelines of plus or minus 10.0%. The ratio improved slightly from -6.25% at December 31, 1998.

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

EARNINGS SIMULATION: This model forecasts the projected change in net income resulting from an increase or decrease in the level of interest rates. The model assumes a one time shock of plus or minus 200 basis points or 2%. The earnings simulation model at December 31, 1999 projects an increase of 10.60% of stable net income if rates decline 200 basis points and a decrease of 15.40% if rates were to rise by 200 basis points.

The model makes various assumptions about cash flows and reinvestments of these cash flows in the different rate environments. Generally, repayments, maturities and calls are assumed to be reinvested in like instruments and no significant change in the balance sheet mix is assumed. Actual results could

CNB Financial Corporation and Subsidiaries
1998 Annual Report

differ significantly from these estimates which would produce significant differences in the calculated projected change in income. The limits stated above do not necessarily represent measures that would be taken by management in order to stabilize income results. The instruments on the balance sheet do react at different speeds to various changes in interest rates as discussed under Static Gap. In addition, there are strategies available to management that minimize the decline in income caused by a rapid rise in interest rates.

The following table below summarizes the information from the interest rate risk measures at December 31, 1999 and 1998:

                                           1999              1998
                                           ----              ----
Static 1-Yr. Cumulative Gap               (0.30%)           (6.25%)
Earnings Simulation
- 200 bps vs. Stable Rate                 10.60%            14.62%
+200 bps vs. Stable Rate                 (15.40%)          (14.29%)

The interest rate sensitivity position at December 31, 1999, was slightly liability sensitive in the short-term and asset sensitive for periods longer than one year. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

YEAR 2000

During 1999, management completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating date recognition problems in computer systems, software and other operating equipment, working with third parties to address their Year 2000 issues, and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, the Corporation has successfully managed the transition.

Although considered unlikely, unanticipated problems in the Corporation's core business processes, including problems associated with non-compliant third parties and disruptions to the economy in general, could still occur despite efforts to date to remediate affected systems and develop contingency plans. Management will continue to monitor all business processes, including interaction with the Corporation's customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly. Through 1999, the cost of the Year 2000 project totalled $100,000 and included $68,000 in capitalized costs incurred to replace non-compliant hardware and software. No further expense is expected during the Year 2000.

FUTURE OUTLOOK

Management's focus for 2000 is to streamline the operations of the Corporation. This will enable us to reduce our non-interest expenses and create higher returns through increased profitability. Management continues to be encouraged by the growth in the Elk and McKean county markets served by the Bank. In 1999, renovations will be done at one facility to improve customer service and traffic flow. The addition of the Punxsutawney Office to our branch network has proved beneficial as we have been able to enhance our service area. In 2000, we will be relocating to a new facility. In addition, we have expanded our market to Johnsonburg, Kane and Northern Cambria through merger and acquisition. With the addition of these customers and market area, CNB Financial Corporation continues to enhance the services and accessibility for all of our customers. These additional locations provide us a catalyst for growth in 2000. In addition to deposits, the traditional funding source for the Corporation, we will continue to manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings. These opportunities will be evaluated and used when possible to enhance earnings throughout 2000.

Loan growth continued to be good, exceeding management's expectations for 1999. While loan demand is good, competitive pressure from other financing sources has not resulted in increased loan yields. Management believes that the rate of loan growth will be moderate in 2000. Much of this growth is expected to occur in the commercial loan portfolio. Management expects the loan to deposit ratio to raise slightly throughout 2000.

Enhancing non-interest income and controlling non-interest expense are important factors in the success of the Corporation and is measured in the financial services industry by the efficiency ratio, calculated according to the following: non-interest expense (less amortization of intangibles) as a percentage of fully taxable net interest income and non-interest income (net of provision for ALLL and non-recurring income). For the year December 31, 1999, the efficiency ratio was 58.4% compared to 60.5% for 1998 and 58.7% for 1997.

CNB Financial Corporation and Subsidiaries
1999 Annual Report

The efficiency ratio was positively impacted by increased non-interest income resulting from more customers as well as increases in some of our fees. Management is placing emphasis on this area during 2000 with a goal of improved efficiency to approach prior levels.

The interest rate environment will continue to play an important role in the future earnings of the Corporation. The net interest margin has been declining as higher cost deposits continue to be obtained. However, overall net interest income continues to increase due to growth in interest earning assets. Management will closely monitor the net interest margin in 2000 as much of the earnings of the Corporation are derived from interest earnings.

Management concentrates on return on average equity and earnings per share evaluations, plus other methods, to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 2000.

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