Form 10-K405, Exhibit 13
period 2000-12-31
CNB FINANCIAL CORP/PA
filed 2001-03-27
CIK 736772

                            (Graphic Appears Here)



                                                           2000 ANNUAL REPORT

(Graphic Appears Here)
Table of Contents

-----------------------------------------------------------------------
      1  Consolidated Financial Highlights
-----------------------------------------------------------------------
      2  Message to Shareholders
-----------------------------------------------------------------------
      5  Consolidated Statements of Condition
-----------------------------------------------------------------------
      6  Consolidated Statements of Income
-----------------------------------------------------------------------
      7  Consolidated Statements of Cash Flows
-----------------------------------------------------------------------
      8  Consolidated Statements of Changes in Shareholders' Equity
-----------------------------------------------------------------------
      9  Notes to Consolidated Financial Statements
-----------------------------------------------------------------------
     22  Report of Independent Auditors
-----------------------------------------------------------------------
     23  Selected Financial Data - Five Year Comparison
-----------------------------------------------------------------------
     25  Maturity Distribution of Balance Sheet
-----------------------------------------------------------------------
     26  Management Discussion and Analysis
-----------------------------------------------------------------------
     35  Board of Directors
-----------------------------------------------------------------------
     36  Officers
-----------------------------------------------------------------------
     38  Shareholder Information
-----------------------------------------------------------------------
     39  Map of Locations
-----------------------------------------------------------------------

(Graphic Appears Here)
Consolidated Financial Highlights

(in thousands, except per share data)
                                                            2000           1999   % Change
------------------------------------------------------------------------------------------
For The Year
  Interest Income                                      $  40,646      $  35,253      15.3%
  Interest Expense                                        19,834         16,560      19.8%
  Net Interest Income                                     20,812         18,693      11.3%
  Net Income                                               5,433          4,604      18.0%
  Return on:
  Average Assets                                            0.97%          0.91%      6.6%
  Average Equity                                           10.80%          9.50%     13.7%


 CASH OPERATING BASIS*
  Net Income                                           $   6,655      $   5,725      16.2%
  Return on:
  Average Assets                                            1.19%          1.13%      5.3%
  Average Equity                                           13.23%         11.81%     12.0%

------------------------------------------------------------------------------------------
At Year End
  Assets                                               $ 555,365      $ 561,162      (1.0%)
  Deposits                                               485,217        500,751      (3.1%)
  Loans                                                  366,156        362,764       0.9%
  Shareholders' Equity                                    51,203         47,643       7.5%
  Trust Assets Under Management
    (at market value)                                    194,472        191,465       1.6%

------------------------------------------------------------------------------------------
Per Share Data
  Net Income, diluted                                  $    1.48      $    1.25      18.4%
  Dividends                                                 0.84           0.80       5.0%
  Book Value                                               13.96          13.00       7.4%

-------------------------------------------------------------------------------
*Cash operating basis results exclude one time merger and acquisition costs and the effect on earnings of amortization expense applicable to intangible assets not included in regulatory capital.
-------------------------------------------------------------------------------

(Graphic Appears Here)
Message to Shareholders

To Our Shareholders, Customers & Friends:

  For the year 2000, CNB Financial Corporation achieved record operating earnings of $6.7 million for an increase of 16% over 1999. This level of profitability was achieved as we heightened our focus on realizing the earnings potential created by the significant asset growth of the Corporation during the latter half of the 1990's. During the five year period of 1996 through 2000, assets grew by 86% and operating earnings increased 82%, making this the most significant growth period in our Corporation's history. We are extremely proud of this record of performance and are pleased to present this report to you.

  Our earnings performance during the past year was achieved by increasing total revenues, net of interest expense, by $2.9 million or 13% while operating expenses before amortization of intangibles increased by $800,000 or 6%. This faster pace of revenue growth versus expense growth was the anticipated result of acquiring assets and efficiently managing them. Of particular note, during 2000, our non-interest income increased $800 thousand or 22% which included an increase of 16% in Trust and Asset Management revenues. During the coming year, we are planning several new initiatives to continue to grow our non-interest income at an accelerated pace. Assets declined slightly during the year resulting from weak-ened loan demand coupled with a reduction in higher cost deposits. During the coming year, assets are anticipated to grow at a more typical rate as pro-grams are implemented to increase our market share of consumer loans and deposits.

(Graphic Appears Here)

  Also, during 2000 we focused on utilizing technology to more efficiently provide quality service and products to our customers. In June, we initiated Internet banking in order to provide further banking access to our customers as their needs evolve. However, we remain strongly committed to traditional branch banking as the primary method to deliver the highest quality customer service in the most personal fashion. In order to further enhance this quality of

(Graphic Appears Here)

service, we will be implementing new technology during the coming year throughout our branch network. In addition to improving service, this technology will allow us to effectively serve more customers without adding personnel.

  In addition to technology enhancements, we continue to improve customer service by improving our branch facilities. This past December, we relocated our Punxsutawney branch into a newly constructed office which added drive-up banking to the service we now can provide as well as maintaining our convenient location. During the coming year, we will complete the remodeling of our Johnsonburg office along with adding drive-up banking to our existing Kane office. We believe strongly in providing the best possible environment for our customers and employees.

  Along with ongoing investments in technology and facilities, we undertook several projects during the past year to review the processes by which we perform our regular banking functions. As a result of these studies, we implemented adjustments to our staffing levels while enhancing service levels for our external and internal customers. This has yielded an improvement in our efficiency levels as measured by the dollar amount of assets per employee which has increased from $2.2 million per employee at year end 1999 to $2.8 million at the end of 2000. Most importantly, total revenue per employee increased during the year by 24% from $102,000 in 1999 to $126,000 in 2000. We believe our future financial performance will be strongly driven by maintaining tight control over operating costs as well as increasing revenues.

(Graphic Appears Here)

  One area of disappointment during the past year was the decline in the market value of our stock. As investors began the year looking for high levels of stock performance as reflected by technology stocks, the market value of financial stocks, particularly community banks, showed steady declines during 2000. With the significant correction in the stock markets in the latter half of the year,

(Graphic Appears Here)

investors appear to be turning to more traditional value oriented stocks. We believe that the continued strong financial performance of our Corporation yields significant value to our shareholders. This is represented by the growth in our return on equity over the five year period of 1996 through 2000, as measured by cash earnings, from 11.73% to 13.23% and the increased dividend return growing 35% from $0.62 per share to $0.84 per share on a split-adjusted basis. We are dedicated to increasing both our return on equity and dividend returns at a rate of growth necessary to meet both our present and future shareholders' expectations. We are confident that by meeting these objectives, the value of our stock will grow to more traditional valuation levels as measured by price to earnings and price to book ratios.

(Graphic Appears Here)

  While the coming year will offer challenges primarily resulting from a slowdown in economic growth experienced during the 1990's, we are confident that we will continue to improve our financial performance. We also feel very strongly about the long term viability of community banking. This belief is centered on our view that customers expect and value the close personal attention and service that we deliver. We will continue to evaluate and capitalize upon opportunities for further expansion and growth in order to deliver our style of community banking.

  Finally, I would like to take this opportunity to offer a sincere thank you and best wishes to James P. Moore who retired as President and Chief Executive Officer of our Corporation at year end 2000. Jim began his career with County National Bank as a part-time messenger at the age of 15 and served in many capacities over 49 years. He became the first President of CNB Financial Corporation at its inception in 1983. Jim will remain a part of the CNB family by continuing as a member of the Board of Directors.

/s/ William F. Falger

William F. Falger
President and Chief Executive Officer

CNB Financial Corporation and Subsidiaries  2000 Annual Report

(Graphic Appears Here)
Consolidated Statements of Condition


(in thousands, except share data)                                                                 December 31
                                                                                        -----------------------------
Assets                                                                                        2000               1999
                                                                                        ----------          ---------
Cash and due from banks                                                                 $   15,711          $  20,893
Interest bearing deposits with other banks                                                   2,262                321
                                                                                        ----------          ---------
 CASH AND CASH EQUIVALENTS                                                                  17,973             21,214
Securities available for sale                                                              136,250            136,945
Securities held to maturity, fair value of $3,777 at December 31, 1999                          --              3,743
Loans held for sale                                                                          2,494              2,381
Loans and leases                                                                           369,878            367,711
 Less: unearned discount                                                                     3,722              4,947
 Less: allowance for loan and lease losses                                                   3,879              3,890
                                                                                        ----------          ---------
 NET LOANS                                                                                 362,277            358,874
FHLB and Federal Reserve Stock                                                               3,025              2,875
Premises and equipment, net                                                                 12,805             12,854
Accrued interest and other assets                                                            6,412              6,377
Intangible assets, net                                                                      14,129             15,899
                                                                                        ----------          ---------
 TOTAL ASSETS                                                                           $  555,365          $ 561,162
                                                                                        ==========          =========
Liabilities
Deposits:
 Non-interest bearing deposits                                                          $   52,757          $  54,891
 Interest bearing deposits                                                                 432,460            445,860
                                                                                        ----------          ---------
 TOTAL DEPOSITS                                                                            485,217            500,751
Other borrowings                                                                            13,341              6,750
Accrued interest and other liabilities                                                       5,604              6,018
                                                                                        ----------          ---------
 TOTAL LIABILITIES                                                                         504,162            513,519
                                                                                        ----------          ---------
Shareholders' Equity
Common stock $1.00 par value for 2000 and 1999
Authorized 10,000,000 shares for 2000 and 1999
Issued 3,693,500 shares for 2000 and 1999                                                    3,694              3,694
Additional paid in capital                                                                   3,742              3,717
Retained earnings                                                                           44,631             42,278
Treasury stock, at cost (26,862 shares for 2000 and 29,191 shares for 1999)                   (692)              (715)
Accumulated other comprehensive income                                                        (172)            (1,331)
                                                                                        ----------          ---------
 TOTAL SHAREHOLDERS' EQUITY                                                                 51,203             47,643
                                                                                        ----------          ---------
 TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                               $  555,365          $ 561,162
                                                                                        ----------          ---------


       The accompanying notes are an integral part of these statements.

                  CNB Financial Corporation and Subsidiaries  2000 Annual Report

(Graphic Appears Here)
Consolidated Statements of Income


(in thousands, except per share data)                                          Year ended December 31,
                                                                         ----------------------------------
                                                                              2000       1999         1998
                                                                         ---------  ---------   ----------
    Interest and Dividend Income
    Loans including fees                                                  $ 32,075   $ 27,990    $  25,166
    Deposits with banks                                                        137         60           12
    Federal funds sold                                                          67        386          369
    Securities:
    Taxable                                                                  5,990      4,665        4,101
    Tax-exempt                                                               1,813      1,888        1,414
    Dividends                                                                  564        264          230
                                                                         ---------  ---------   ----------
    TOTAL INTEREST AND DIVIDEND INCOME                                      40,646     35,253       31,292

    Interest Expense
    Deposits                                                                18,660     15,579       13,714
    Borrowed funds                                                           1,174        981          934
                                                                         ---------  ---------   ----------
    TOTAL INTEREST EXPENSE                                                  19,834     16,560       14,648
                                                                         ---------  ---------   ----------
    Net interest income                                                     20,812     18,693       16,644
    Provision for loan losses                                                  807        643          707
                                                                         ---------  ---------   ----------
    Net interest income after provision for loan losses                     20,005     18,050       15,937

    Non-interest Income
    Trust & asset management fees                                              924        797          758
    Service charges - deposit accounts                                       2,279      1,703        1,211
    Other service charges and fees                                             604        468          469
    Net security gains                                                          79         36          350
    Gain on sale of loans                                                       53         73           31
    Other                                                                      542        598          353
                                                                         ---------  ---------   ----------
    TOTAL NON-INTEREST INCOME                                                4,481      3,675        3,172

    Non-interest Expenses
    Salaries                                                                 6,185      5,689        5,149
    Employee benefits                                                        2,263      1,929        1,577
    Net occupancy expense of premises                                        2,392      2,056        1,822
    Data processing                                                          1,207      1,145          801
    Amortization                                                             1,852      1,072          329
    Other                                                                    3,350      3,770        2,553
                                                                         ---------  ---------   ----------
    TOTAL NON-INTEREST EXPENSES                                             17,249     15,661       12,231
                                                                         ---------  ---------   ----------
    Income before income taxes                                               7,237      6,064        6,878
    Applicable income taxes                                                  1,804      1,460        1,835
                                                                         ---------  ---------   ----------
    Net income                                                           $   5,433  $   4,604  $     5,043
                                                                         =========  =========  ===========
    EARNINGS AND DIVIDENDS
    Net income, basic                                                    $    1.48  $    1.26  $      1.37
    Net income, diluted                                                  $    1.48  $    1.25  $      1.37
    Cash dividends per share                                             $    0.84  $    0.80  $      0.72

          The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiaries  2000 Annual Report

(Graphic Appears Here)
Consolidated Statements of Cash Flows

(in thousands)                                                                 Year ended December 31,
                                                                         ----------------------------------
                                                                              2000         1999        1998
                                                                         ---------    ---------   ----------
Cash Flows from Operating Activities:
Net income                                                               $   5,433   $    4,604   $    5,043
Adjustments to reconcile net income to
 net cash provided by operations:
  Provision for loan losses                                                    807          643          707
  Depreciation and amortization                                              2,951        2,036        1,201
  Amortization and accretion of deferred loan fees                            (477)          61          (70)
  Deferred taxes                                                               269          611        1,365
  Security gains                                                               (79)         (36)        (350)
  Gain on sale of loans                                                        (53)         (73)         (31)
  Net losses (gains) on dispositions of acquired property                        4           19          (98)
  Proceeds from sales of loans                                               9,461       13,914       15,977
  Origination of loans for sale                                             (9,521)     (11,923)     (18,728)
Changes in:
 Interest receivable and other assets                                         (386)      (2,909)        (515)
 Interest payable and other liabilities                                     (1,280)       1,707          211
                                                                         ---------    ---------   ----------
Net cash from operating activities                                           7,129        8,654        4,712

Cash Flows from Investing Activities:
 Proceeds from maturities of:
  Securities held to maturity                                                  310        2,325        6,322
  Securities available for sale                                             23,541       26,035       25,566
 Proceeds from sales of securities available for sale                        7,483       17,513        4,888
 Purchase of securities available for sale                                 (25,200)     (79,392)     (66,089)
 Net principal disbursed on loans                                           (3,593)     (51,057)     (24,850)
 Purchase of Federal Reserve Bank Stock and
  Federal Home Loan Bank Stock                                                (150)      (1,269)        (499)
 Acquisitions, net of cash received                                             --      (14,382)          --
 Purchase of premises and equipment                                         (1,050)      (3,148)      (2,306)
 Proceeds from the sale of foreclosed assets                                   264          277          192
Net cash from investing activities                                           1,605     (103,098)     (56,776)

Cash Flows from Financing Activities:
 Net change in:
  Checking, money market and savings accounts                               (7,084)      20,597       49,617
  Certificates of deposit                                                   (8,450)      82,072        2,706
  Treasury stock                                                                48         (579)          --
  Cash dividends paid                                                       (3,080)      (2,897)      (2,588)
 Net advances (repayments) from other borrowings                             6,591       (9,628)       8,307
                                                                         ---------    ---------   ----------
Net cash from financing activities                                         (11,975)      89,565       58,042
                                                                         ---------    ---------   ----------
Net increase (decrease) in cash and cash equivalents                        (3,241)      (4,879)       5,978
Cash and cash equivalents at beginning of year                              21,214       26,093       20,115
                                                                         ---------    ---------   ----------
Cash and cash equivalents at end of period                               $  17,973    $  21,214   $   26,093
                                                                         =========    =========   ==========
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest                                                               $  19,773    $  17,077   $   14,649
  Income taxes                                                               1,600        2,125          755

Supplemental non cash disclosures:
 Transfers from securities held to maturity to
  securities available for sale                                          $   3,431    $      --   $       --


      The accompanying notes are an integral part of these statements.

                  CNB Financial Corporation and Subsidiaries  2000 Annual Report

(Graphic Appears Here)
Consolidated Statements of Changes
in Shareholders' Equity

(in thousands, except per share data)


                                                                                                     Accumulated
                                                            Additional                                  Other         Total
                                                             Paid-In     Retained      Treasury     Comprehensive  Shareholders'
                                           Common Stock      Capital     Earnings       Stock          Income         Equity
                                           -------------------------------------------------------------------------------------
 Balance January 1, 1998                    $     7,387     $     --    $  38,116     $   (100)     $   1,204        $ 46,607
   Comprehensive income:
     Net income for 1998                                                    5,043                                       5,043
   Other comprehensive income:
     Net change in unrealized gains
      on available for sale securities,
      net of taxes of $164 and adjustment
      for gains of $231                                                                                   324             324
                                                                                                                      -------
     Total comprehensive income                                                                                         5,367
                                                                                                                      -------
     Issued 2 for 1 stock split                  (3,693)       3,693
      Purchase of treasury stock
      (774 shares)                                                                         (12)                           (12)
     Cash dividends declared                                               (2,588)                                     (2,588)
      ($0.72 and $0.45 per share, CNB and
      Spangler, respectively)
                                           -------------------------------------------------------------------------------------
 Balance December 31, 1998                        3,694        3,693       40,571         (112)         1,528          49,374
  Comprehensive income:
     Net income for 1999                                                    4,604                                       4,604
  Other comprehensive income:
     Net change in unrealized losses
      on available for sale securities,
      net of taxes of $1,473 and adjustment
      for gains of $24                                                                                 (2,859)         (2,859)
                                                                                                                      -------
     Total comprehensive income                                                                                         1,745
                                                                                                                      -------
     Treasury stock:
      Purchase (19,600 shares)                                                            (617)                          (617)
      Reissue (1,515 shares)                                      24                        14                             38
     Cash dividends declared                                               (2,897)                                     (2,897)
      ($0.80 and $0.26 per share, CNB and
      Spangler, respectively)
                                           -------------------------------------------------------------------------------------
 Balance December 31, 1999                        3,694        3,717       42,278         (715)        (1,331)         47,643
  Comprehensive income:
     Net income for 2000                                                    5,433                                       5,433
  Other comprehensive income:
     Cumulative effect of securities
      transferred, net                                                                                      7               7
     Net change in unrealized losses
      on available for sale securities,
      net of taxes of $900 and adjustment
      for gains of $52                                                                                  1,152           1,152
                                                                                                                      -------
     Total comprehensive income                                                                                         6,592
                                                                                                                      -------
    Treasury stock:
      Reissue (2,329 shares)                                      25                        23                             48
     Cash dividends declared
      ($0.84 per share)                                                    (3,080)                                     (3,080)
                                           -------------------------------------------------------------------------------------
 Balance December 31, 2000                  $     3,694     $  3,742    $  44,631     $   (692)     $    (172)       $ 51,203
                                           =====================================================================================

         The accompanying notes are an integral part of these statements.

CNB Financial Corporation and Subsidiaries  2000 Annual Report

(Graphic Appears Here)
Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unless otherwise indicated, amounts are in thousands, except per share data.

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

Use of Estimates:

  To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

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

Securities:

  When purchased, investments are classified as held to maturity, trading or available for sale securities. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of tax, on securities classified as available for sale are recorded as other comprehensive income. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading. Other securities, such as Federal Home Loan Bank and Federal Reserve Bank stock, are carried at cost.

  The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for the amortization of premiums and the accretion of discounts over the period through contractual maturity or, in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Such amortization is included in interest income from investments. Securities are written down to fair value when a decline in fair value is not temporary. Gains and losses on securities sold is based on the specific identification method.

Loans:

  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

  Interest income with respect to loans and leases is accrued on the principal amount outstanding. The Bank discontinues the accrual of interest when, in the opinion of management, there exists doubt as to the ability to collect such interest. Loan fees and certain direct origination costs are deferred and the net amount amortized as an adjustment to the related loan interest income yield over the terms of the loans.

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

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

Allowance for Loan and Lease Losses:

  The allowance for loan and lease losses is established through provisions for loan losses which are charged against income. Loans which are deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance account.

  Management determines the adequacy of the reserves based on historical patterns of charge-offs and recoveries, industry experience, and other qualitative factors relevant to the collectability of the loan portfolio. While management believes that the allowance is adequate to absorb estimated loan losses, future adjustments may be necessary due to circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

  A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

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

Intangibles:

  Intangible assets represent the present value of future net income to be earned from deposits and are being amortized on a straight-line basis over a ten year period. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized on a straight-line basis over a period of ten years.

Income Taxes:

  The Corporation files a consolidated U. S. income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates. Income tax expense is the total of the current year income tax due or refundable and the changes in deferred tax assets and liabilities.

Mortgage Servicing Rights (MSR's):

  Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized MSR's are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized MSR's are evaluated for impairment based on the fair value of those rights. The MSR's recognized, $72 in 2000 and $168 in 1999, are included in other assets.

Treasury Stock:

  The purchase of the Corporation's common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Stock Options:

  FAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since the Corporation has elected to use the accounting in APB No. 25, pro forma disclosures of net income and earnings per share are made as if the fair value method of accounting, as defined by FAS No. 123, had been applied.

Comprehensive Income:

  The Corporation presents comprehensive income as part of the Statement of Changes in Stockholders' Equity. Other comprehensive income (losses) are comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio.

CNB Financial Corporation and Subsidiaries 2000 Annual Report

Earnings per Share:

  Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average number of shares outstanding increased by the number of shares that would be issued assuming the exercise of stock options.

Cash and Cash Equivalents:

  For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, interest bearing deposits with other banks, and Federal funds sold.

Restrictions on Cash:

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 2000, was approximately $841, which was maintained in vault cash.

New Accounting Standards:

  On July 1, 2000, the Corporation adopted a new accounting standard, which required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involving hedges would be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This did not have a material effect since the Corporation holds no derivatives. See also Note 3 for additional disclosure.

Loss Contingencies:

  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments:

  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications:

  Certain prior year amounts have been reclassified for comparative purposes.

2.  EARNINGS PER SHARE

  Earnings per share (EPS) is calculated on the weighted average number of common shares outstanding during the year. Currently a dual presentation of basic and diluted EPS is required. The computation of basic and diluted EPS is shown below:

                                                     Years Ended December 31

                                                    2000        1999       1998
                                                  ------      ------     ------
Net income applicable to common stock             $5,433      $4,604     $5,043
Weighted-average common shares outstanding         3,665       3,665      3,682
                                                  ------      ------     ------
Basic earnings per share                          $ 1.48      $ 1.26     $ 1.37
                                                  ======      ======     ======
Net income applicable to common stock              5,433      $4,604     $5,043
                                                  ------      ------     ------
Weighted-average common shares outstanding         3,665       3,665      3,682
Common stock equivalents
 due to effect of stock options                       --           6         --
                                                  ------      ------     ------
Total weighted-average common
 shares and equivalents                            3,665       3,671      3,682
                                                  ------      ------     ------
Diluted earnings per share                        $ 1.48      $ 1.25     $ 1.37
                                                  ======      ======     ======


  Stock options for 47,500 shares of common stock were not considered in computing diluted earnings per common share for 2000 because they were antidilutive. 1998 data is restated to reflect the 2 for 1 stock split effective April 30, 1998.

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

 3. SECURITIES

    Investment securities at December 31, 2000 and 1999 were as follows:

                                                    December 31, 2000                      December 31, 1999
                                          ------------------------------------   -------------------------------------
                                          Amortized    Unrealized       Market   Amortized    Unrealized       Market
                                            Cost     Gains   Losses     Value      Cost     Gains   Losses     Value
                                          ------------------------------------   -------------------------------------
Securities available for sale:
 U.S. Treasury                            $ 23,045   $  122  $    (8) $ 23,159   $ 24,127   $  1    $  (156)  $ 23,972
 U.S. Government agencies
  and corporations                          25,926      105      (11)   26,020     27,867     --       (221)    27,646
 Obligations of States and
  Political Subdivisions                    35,111      428     (197)   35,342     35,822    151     (1,111)    34,862
 Mortgage-backed securities                 18,243       20     (211)   18,052     27,614     41       (886)    26,769
 Other Debt securities                      26,998      220     (569)   26,649     20,309     75       (259)    20,125
 Marketable equity securities                7,186      164     (322)    7,028      3,221    622       (272)     3,571
                                          ------------------------------------   -------------------------------------
Total securities available for sale       $136,509   $1,059  $(1,318) $136,250   $138,960   $890    $(2,905)  $136,945
                                          ====================================   =====================================
Securities to be held to maturity:
 Obligations of States and
  Political Subdivisions                                                         $  2,744   $ 40    $    (1)  $  2,783
 Other Debt securities                                                                999     --         (5)       994
                                                                                 -------------------------------------
Total securities to be held to maturity                                          $  3,743   $ 40    $    (6)  $  3,777
                                                                                 =====================================

  Other debt securities include corporate notes and bonds and collateralized mortgage obligations.

  On December 31, 2000 investment securities carried at $35,579 were pledged to secure public deposits and for other purposes as provided by law.

  The following is a schedule of the contractual maturity of investments excluding equity securities, at December 31, 2000:

                                        Available for Sale
                                  Amortized Cost     Market Value
                                  --------------     ------------
1 year or less                      $ 29,834           $ 29,852
1 year-5 years                        47,816             47,860
5 years-10 years                      10,261             10,325
After 10 years                        23,169             23,133
                                    --------           --------
                                     111,080            111,170
                                    --------           --------
Mortgage-backed securities            18,243             18,052
                                    --------           --------
 Total securities                   $129,323           $129,222
                                    ========           ========

  Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

  Information pertaining to security sales is as follows:

                      Proceeds       Gross Gains   Gross Losses
                      --------       -----------   ------------
         2000         $ 7,483            $176          $97
         1999          17,513             124           88
         1998           4,888             351            1

  On July 1, 2000, the Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 allows the Corporation a one time reclassification of securities held to maturity to classification as available for sale or trading to allow hedging of securities. The Corporation had no derivatives. The Corporation transferred securities with a carrying value of $3,431 previously classified as held to maturity to available for sale upon adoption. The unrealized gain on the securities transferred totaled $10. On July 1, 2000, the Corporation's equity and comprehensive income increased $7 (after tax effects) as a result of the transfer.

CNB Financial Corporation and Subsidiaries 2000 Annual Report

 4. LOANS

  Total Loans at December 31, 2000 and 1999 are summarized as follows:

                                             2000            1999
                                           --------        --------
Commercial, Financial and Agricultural     $ 79,229        $ 78,588
Residential Mortgage                        160,525         159,884
Commercial Mortgage                          59,680          49,549
Installment                                  40,126          43,772
Lease Receivables                            30,318          35,918
                                           --------        --------
                                           $369,878        $367,711
                                           ========        ========

 Lease receivables at December 31, 2000 and 1999 are summarized as follows:

                                            2000           1999
                                          -------         -------
Lease payment receivable                  $12,869         $16,494
Estimated residual values                  17,449          19,424
                                          -------         -------
Gross lease receivables                    30,318          35,918
Less unearned income                       (3,719)         (4,902)
                                          -------         -------
Net lease receivables                     $26,599         $31,016
                                          =======         =======

  At December 31, 2000 and 1999, net unamortized loan costs of $711 and $601, respectively, have been included in the carrying value of loans.

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

  Deposit accounts that have overdrawn their current balance, overdrafts, are reclassified to loans. Overdrafts included in loans are $1,587 in 2000 and $1,691 in 1999.

Nonperforming loans were as follows:

                                                  2000             1999
                                                 ------            ----
Loans past due over 90 days still on accrual     $1,136            $886
Nonaccrual loans                                 $  652            $862

  Nonperforming loans include all (or almost all) impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment. No loans were determined to be impaired at December 31, 2000 and 1999, nor were any loans during the years then ended.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

  Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows:

                                           2000       1999       1998
                                          ------     ------     ------
Balance, Beginning of Year                $3,890     $3,314     $3,062
Charge-offs                                 (967)      (616)      (594)
Recoveries                                   149        193        139
                                          ------     ------     ------
 Net Charge-offs                            (818)      (423)      (455)
Provision for Loan and Lease Losses          807        643        707
Acquisition                                   --        356         --
                                          ------     ------     ------
Balance, End of Year                      $3,879     $3,890     $3,314
                                          ======     ======     ======

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

 6. PREMISES AND EQUIPMENT

 The following summarizes Premises and Equipment at December 31:

                                                       2000          1999
                                                     -------       -------
     Land                                            $ 1,527       $ 1,527
     Premises and Leasehold Improvements              11,035        10,831
     Furniture and Equipment                           7,359         6,738
                                                     -------       -------
                                                      19,921        19,096
     Less Accumulated Depreciation and Amortization   (7,116)       (6,242)
                                                     -------       -------
     Premises and Equipment, Net                     $12,805       $12,854
                                                     =======       =======

  Depreciation on Premises and Equipment amounted to $1,099 in 2000, $957 in 1999, and $872 in 1998.

  The Corporation is committed under four noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2000 are as follows:

              2001            $  151
              2002               154
              2003               145
              2004               113
              2005               113
              Thereafter         868
                              ------
                              $1,544
                              ======

  Rental expense, net of rental income, charged to occupancy expense for 2000, 1999, and 1998 was $141, $184 and $134, respectively.

7. INTANGIBLE ASSETS, NET

  During 1999, the Corporation purchased the deposits, certain loans and the fixed assets of five branches of super-regional competitors. In conjunction with this transaction, the Corporation paid premiums totaling $14.4 million, which has been identified as an intangible and is being amortized on a straight line basis over a period of 10 years. The following table reflects the components of the intangible assets at December 31:

                                      2000            1999
                                    -------         -------
Intangible assets                   $17,534         $17,534
Less: accumulated amortization       (3,405)         (1,635)
                                    -------         -------
Intangible assets, net              $14,129         $15,899
                                    =======         =======

 8. DEPOSITS

  The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31:

Time Deposits Maturing:                    2000                 1999
                                         --------             --------
Within One Year                          $120,432             $181,756
Within Two Years                          103,844               35,422
Within Three Years                          5,780               16,454
Within Four Years                           6,634                4,990
Within Five Years and Greater               6,100               12,618
                                         --------             --------
                                         $242,790             $251,240
                                         ========             ========

  Certificates of Deposit of $100,000 or more totaled $32,574 and $38,029 at December 31, 2000 and 1999, respectively.

CNB Financial Corporation and Subsidiaries 2000 Annual Report

 9. OTHER BORROWINGS

  Other borrowings include $1,891 and $1,750 of demand notes payable to the U.S. Treasury Department at December 31, 2000 and 1999, respectively. These notes are issued under the U.S. Treasury Department's program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. At year end, the Bank had remaining borrowing capacity with the FHLB of $155 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $68,594 and certain mortgage loans with a value of $163,830. Also, other borrowings include advances from the Federal Home Loan Bank (FHLB) at December 31, 2000, and 1999 as follows:

                                                     December 31,
             Interest Rate      Maturity          2000          1999
             --------------------------------------------------------
Variable
             Overnight             Daily         $ 1,450       $   --
             (a)                 1/20/09              --        5,000
             (b)                  3/1/10          10,000           --
                                                 -------       ------
Total borrowed funds                             $11,450       $5,000
                                                 =======       ======

(a) Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.15, the interest rate was 4.30% at December 31, 1999.

(b) Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.16, the interest rate was 6.09% at December 31, 2000.

                 2001                 $ 3,341
                 2002                      --
                 2003                      --
                 2004                      --
                 2005                      --
           Thereafter                  10,000
                                      -------
 Total Borrowed Funds                 $13,341
                                      =======

10. INCOME TAXES

  The following is a summary of the tax provision:

                                       2000        1999        1998
                                     --------    --------    --------
 Current                             $  1,535    $    849    $    470
 Deferred                                 269         611       1,365
                                     --------    --------    --------
 Net provision for Income Taxes      $  1,804    $  1,460    $  1,835
                                     ========    ========    ========

  The applicable portion of the current year provision related to the gains on sales of available for sale securities is $27, $12, and $119 in 2000, 1999 and 1998, respectively.

  The components of the net deferred tax liability as of December 31, 2000 and 1999 are as follows:

                                        2000                1999
                                       ------              ------
Deferred tax assets
 Allowance for loan losses             $1,110              $1,054
 Post-retirement benefits                  92                  71
 Intangible                               384                  68
 Deferred compensation                    100                  94
 Merger costs                              68                  76
 Unrealized loss on investment
  securities available for sale            88                 685
 Other                                     68                  79
                                       ------              ------
                                        1,910               2,127
Deferred tax liabilities
 Premises and equipment                   393                 380
 Vehicle leasing                        4,176               3,505
 Other                                    100                 135
                                       ------              ------
                                        4,669               4,020
                                       ------              ------
Net deferred tax liability             $2,759              $1,893
                                       ======              ======

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

  The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows:

                          2000      %      1999       %      1998       %
                         -------  ------  -------   ------  -------   -----
Tax at statutory rate    $2,461    34.0   $2,062     34.0   $2,339    34.0
Tax exempt income, net     (773)  (10.7)    (749)   (12.3)    (579)   (8.4)
Other                       116     1.6      147      2.4       75     1.1
                         ------   -----   ------    -----   ------    ----
Income tax provision     $1,804    24.9   $1,460     24.1   $1,835    26.7
                         ======   =====   ======    =====   ======    ====

 11. STOCK INCENTIVE PLAN

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

  The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plan. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, net income and earnings per share for 2000 and 1999 would have been adjusted to the pro forma amounts indicated below:

                                                 2000       1999
                                                ------     ------
Net income                   As reported        $5,433     $4,604
                               Pro forma        $5,414     $4,541

Earnings Per Share-Basic     As reported        $ 1.48     $ 1.26
                               Pro forma        $ 1.48     $ 1.24

  For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants issued:

                                      2000               1999
                                 ---------            -------
Dividend Yield                        3.1%               3.5%
Volatility                           24.8%              17.3%
Risk-free interest rates              6.3%               6.0%
Expected option lives            5.7 years            6 years

  A summary of the status of the common stock plans, adjusted retroactively for the effects of stock splits, is presented below:

                                           Weighted-average           Remaining
                                   Shares    Exercise Price    Contractual Life
                                   ------  ----------------    ----------------
Outstanding, at January 1, 1999        --                --
Granted                            18,250            $28.25            10 years
Exercised                              --                --
Forfeited                              --                --
                                   ------            ------
Outstanding, at December 31, 1999  18,250             28.25             9 years
Granted                            29,250             19.98            10 years
Exercised                              --                --
Forfeited                              --                --
                                   ------            ------
Outstanding, at December 31, 2000  47,500            $23.12
                                   ======            ======

                                     2000              1999
                                   ------            ------
Options exercisable                 4,562              --
Fair value of options granted
  during the year                   $5.14            $ 5.21

CNB Financial Corporation and Subsidiaries 2000 Annual Report

12. EMPLOYEE BENEFIT PLANS

  The Bank provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan, based on current year compensation, are 9 percent of total compensation plus 5.7 percent of the compensation in excess of $76. The Corporation recognized expense of $462 in 2000, $419 in 1999, and $405 in 1998.

  In addition, the Bank sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Bank at 0.25% for every 1% contributed up to one percent of the employee's compensation. The Bank's contributions were $28, $40, and $30 in 2000, 1999, and 1998, respectively.

  The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the change in the benefit obligation and funded status:


December 31                                  2000      1999
                                           -------   -------
 Benefit obligation at beginning of year   $   434   $   463
  Interest cost                                 32        30
  Service cost                                  25        25
  Actual claim expense                         (31)      (26)
  Interest on claim expense                      1        --
  Actuarial (gain)/loss                         40       (58)
                                           -------   -------
 Benefit obligation at end of year         $   501   $   434
                                           =======   =======

December 31                                  2000      1999
                                           -------   -------
 Funded status of plan                     $  (501)  $  (434)
 Unrecognized actuarial (gain)/loss             46         5
 Unrecognized prior service cost                --        --
 Unrecognized transition obligation             95       103
                                           -------   -------
 Accrued benefit cost                      $  (360)  $  (326)
                                           =======   =======

December 31                                  2000     1999      1998
                                           -------   -------    -----
 Net periodic post-retirement benefit
  cost:
  Service cost                             $    25   $    25    $  23
  Interest cost                                 32        30       28
  Amortization of transition obligation
over 21 years                                    7         8        9
                                           =======   =======    =====
                                           $    64   $    63    $  60
                                           =======   =======    =====

  The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 7.50% in 2000 and 1999. The health care cost trend rate used to measure the expected costs of benefits for 2000 is 9.0%, and 8.0% thereafter. A one percent increase in the health care trend rates would result in an increase of $76 in the benefit obligation of December 31, 2000, and would increase the service and interest costs by $13 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $64 and $10 in the benefit obligation and service and interest costs, respectively, at December 31, 2000. The presentation above for the years 2000, 1999 and 1998 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

13. RELATED PARTY TRANSACTIONS

  In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than the normal risks. The aggregate of such loans totaled $6,577 on December 31, 2000 compared to $4,431 at December 31, 1999. During 2000, $18,233 of new loans were made and repayments totaled $16,087.

  Deposits from principal officers, directors and their affiliates at year-end 2000 and 1999 were $3,171 and $3,662.

  The Bank entered into an operating lease with a director of the Corporation for one year terms which can be renewed for one year. The annual lease payments were determined based on prevailing terms in the market area. All ongoing operating and general maintenance expenses are the responsibility of the director.

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

14. REGULATORY MATTERS

  The Corporation and Bank are subject to minimum capital requirements set by Federal regulatory agencies, namely the Federal Reserve Bank and the Office of the Comptroller of the Currency. Regulators require capital ratios of 4.0% Tier 1 capital to total risk based assets, 8.0% or more of total qualifying capital to total risk weighted assets and total Tier 1 capital to total assets of 4.0% for an institution to be considered adequately capitalized. The Corporation and the Bank are well capitalized under the regulatory framework for prompt corrective action as of the most recent notification of the regulators. There are no conditions or events since that notification that management believes would change the Corporation's status.

  The table below summarizes the Corporation and Bank's regulatory capital levels:

                                                                             December 31,
Risk Based Capital                                             2000                                                1999
                              ---------------------------------------------------   ------------------------------------------------
                                 Regulatory  Ratio to     Minimum     Well          Regulatory  Ratio to     Minimum     Well
                                 Capital     Risk Assets  Required    Capitalized   Capital     Risk Assets  Required    Capitalized
                              ---------------------------------------------------   ------------------------------------------------
Tier 1
CNB Financial Corporation     $38,176        10.35%       4.0%          6.0%        $33,745       8.96%         4.0%         6.0%
County National Bank           34,181         9.24%       4.0%          6.0%         29,396       7.88%         4.0%         6.0%

Tier 1 + Tier 2 Capital
CNB Financial Corporation      42,078        11.40%       8.0%         10.0%         37,792      10.04%         8.0%        10.0%
County National Bank           38,083        10.30%       8.0%         10.0%         33,286       8.92%         8.0%        10.0%

Leverage
CNB Financial Corporation      38,176         7.10%       4.0%          5.0%         33,745       6.66%         4.0%         5.0%
County National Bank           34,181         6.41%       4.0%          5.0%         29,396       5.90%         4.0%         5.0%

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

  Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 2000, $4.2 million of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends, without prior regulatory approval.

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

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  In the normal course of business, to meet the financing needs of its customers, the Bank enters into commitments involving financial instruments with off-balance sheet risks. Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. These commitments generally have fixed expiration dates (less than one year), and require the payment of a fee. The Bank utilizes the same credit policies in making these obligations as it does for on-balance-sheet instruments. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. As of December 31, 2000, the Bank had $12.9 million of unused credit card lines; $13.0 million of unfunded home equity lines of credit; $41.6 million in other outstanding loan commitments and $3.7 million in standby letters of credit. The fixed rate loan commitments have interest rates ranging from 6.67% to 13.00%.

CNB Financial Corporation and Subsidiaries 2000 Annual Report

16. MERGERS AND ACQUISITIONS

  On August 18, 1999, the Corporation acquired The First National Bank of Spangler ("Spangler") located in Spangler, PA. The merger, which was accounted for as a pooling of interests, was affected by issuing 237,500 shares of CNB Financial Corporation common stock in exchange for 100% of the outstanding shares of Spangler. After consummation of the merger, Spangler was merged into County National Bank. All financial information has been restated to reflect the merger.

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

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, other borrowings, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

  While these estimates of fair value are based on management's judgment of the most appropriate factors as of the balance sheet date, there is no assurance that the estimated fair values would have been realized if the assets had been disposed of or the liabilities settled at that date, since market values may differ depending on various circumstances. The estimated fair values would also not apply to subsequent dates.

  In addition, other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the above disclosures. Also, non-financial instruments typically not recognized on the balance sheet may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposits, the earnings potential of trust accounts, the trained workforce, customer goodwill, and similar items.

                                      December 31, 2000     December 31, 1999
                                     --------------------  --------------------
                                     Carrying       Fair   Carrying     Fair
                                      Amount       Value    Amount      Value
                                     ---------  ---------  ---------  ---------
ASSETS
Cash and short-term assets           $  17,973  $  17,973  $  21,214  $  21,214
Securities                             136,250    136,250    140,688    140,722
Net loans                              332,034    353,975    327,858    325,819
FHLB and Federal Reserve stock           3,025      3,025      2,875      2,875
Accrued interest receivable              4,079      4,079      3,463      3,463

LIABILITIES
Deposits                               485,217    490,682    500,751    503,075
Other borrowings                        13,341     13,341      6,750      6,750
Accrued interest payable                 1,945      1,945      1,830      1,830

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

18. PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS                          December 31,
                                              2000              1999
                                            -------           -------
ASSETS
  Cash                                      $    88           $    52
  Investment in bank subsidiary              48,532            44,231
  Investment in non-bank subsidiary           2,697             3,449
  Other assets                                  911               926
                                            -------           -------
    TOTAL ASSETS                            $52,228           $48,658
                                            =======           =======
 LIABILITIES
  Income taxes payable                      $   (12)   $          (16)
  Deferred tax liability                         (1)              (15)
  Other liabilities                           1,038             1,046
                                            -------           -------
    TOTAL LIABILITIES                         1,025             1,015
    TOTAL SHAREHOLDERS' EQUITY               51,203            47,643
                                            -------           -------
    TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                $52,228           $48,658
                                            =======           =======


CONDENSED STATEMENTS OF INCOME               Year ended December 31,
                                           2000       1999       1998
                                          ------     ------     ------
INCOME
 Dividends from:
    Bank subsidiary                       $2,309     $2,544     $3,588
    Non bank subsidiary                      770        750         --
    Securities available for sale             --         35        130
 Other                                       131         62        350
                                          ------     ------     ------
     TOTAL INCOME                          3,210      3,391      4,068
                                          ------     ------     ------
 EXPENSES                                   (187)      (220)      (234)
                                          ------     ------     ------
 INCOME BEFORE INCOME TAXES AND EQUITY
  IN DISTRIBUTED NET INCOME OF SUBSIDIARY  3,023      3,171      3,834
    Applicable income tax (obligation)
      benefit                                (19)       (50)       (53)
  Equity in undistributed net income of
    bank subsidiary                        3,006      1,919      1,251
  (Distributions in excess of)/equity in
    undistributed net income of non-bank
    subsidiary                              (615)      (536)        11
                                          ------     ------     ------
     NET INCOME                           $5,433     $4,604     $5,043
                                          ======     ======     ======

CONDENSED STATEMENTS OF CASH FLOWS           Year ended December 31,
Cash flows from operating activities:       2000       1999       1998
                                          -------     -------    -------
Net income                                $ 5,433     $ 4,604    $ 5,043
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
 Equity in undistributed net income of
  bank subsidiary                          (3,006)     (1,919)    (1,251)
 Equity in undistributed net income of
  non-bank subsidiary                         615         536        (11)
 (Increase) Decrease in other assets           15        (919)        (7)
 Increase (Decrease) in other liabilities      11         957       (131)
 Gain on sale of available for sale
  securities                                   --          --       (349)
                                          -------     -------    -------
 Net cash provided by operating
  activities                                3,068       3,259      3,294
                                          -------     -------    -------
Cash flows from investing activities:
Purchase of securities available for
 sale                                          --        (119)    (1,976)
                                          -------     -------    -------
Proceeds from the sale of securities
 available for sale                            --          --      1,554
                                          -------     -------    -------
 Net cash used in investing activities         --        (119)      (422)

Cash flows from financing activities:
Dividends paid                             (3,080)     (2,897)    (2,588)
Net treasury stock activity                    48        (579)        --
                                          -------     -------    -------
 Net cash used in financing activities     (3,032)     (3,476)    (2,588)
Net increase (decrease) in cash                36        (336)       284
Cash beginning of year                         52         388        104
                                          -------     -------    -------
Cash end of year                          $    88     $    52    $   388
                                          =======     =======    =======

CNB Financial Corporation and Subsidiaries                   2000 Annual Report

19. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                  2000       1999      1998
                                                  ------    -------    ----
Unrealized holding gains and losses on
  available for sale securities                   $1,825    $(4,295)   $840
Cumulative effect of securities transferred            7         --     --
Less reclassification adjustments for gains and
  losses later recognized in income                   76         36    350
                                                  ------    -------   ----
Net unrealized gains and losses                    1,756     (4,331)   490
Tax effect                                           597     (1,472)   166
                                                  ------    -------   ----
Other comprehensive income (loss)                 $1,159    $ 2,859   $324
                                                  ======    =======   ====

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

  The unaudited quarterly results of operations for the years ended December 2000 and 1999 are as follows (in thousands, except per share data):

                                                                              Quarters Ended
                                                             2000                                   1999
                                           March 31   June 30   Sept. 30   Dec. 31   March 31   June 30  Sept. 30   Dec. 31
                                          -----------------------------------------  --------------------------------------
Total interest income                     $  9,969  $  10,233   $ 10,156  $  10,288  $  8,238  $  8,338  $  8,798  $  9,879
Net interest income                          5,287      5,310      5,038      5,177     4,262     4,433     4,848     5,150
Provision for loan losses                      180        207        210        210       154       153       153       183
Non-interest income                            912      1,092      1,239      1,238       728       928       955     1,064
Non-interest expense                         4,332      4,335      4,224      4,358     3,507     3,602     3,911     4,641
Net income                                   1,247      1,393      1,393      1,400     1,062     1,218     1,293     1,031
Net income per share, basic                   0.34       0.38       0.38       0.38      0.29      0.33      0.35      0.28
Net income per share, diluted                 0.34       0.38       0.38       0.38      0.29      0.33      0.35      0.28

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report (Graphic Appears Here)
                        Report of Independent Auditors

Board of Directors and Shareholders
CNB Financial Corporation
Clearfield, PA

We have audited the accompanying consolidated statement of condition of CNB Financial Corporation as of December 31, 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The 1999 and 1998 financial statements were audited by other auditors, whose report dated February 15, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2000, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        /s/ Crowe, Chizek and Company LLP
                                        _______________________________________
                                        Crowe, Chizek and Company LLP

Cleveland, Ohio
February 8, 2001

(Graphic Appears Here)

CNB Financial Corporation and Subsidiaries 2000 Annual Report

(Graphic Appears Here)

Selected Financial Data

                                                                   Year Ended
                                                                  December 31
(dollars in thousands, except per share data)                            2000
                                                                  -----------
 Interest Income
  Loans including fees                                               $ 32,075
  Deposits with banks                                                     137
  Federal funds sold                                                       67
  Securities:
    U.S. treasury securities                                            1,378
    Securities of U.S. government agencies and corporations             2,706
    Obligations of states and political subdivisions                    1,813
    Other securities                                                    2,470
                                                                     --------
  Total interest income                                                40,646

 Interest expense
  Deposits                                                             18,660
  Other borrowings                                                      1,174
                                                                     --------
  Total interest expense                                               19,834

 Net interest income                                                   20,812
 Provision for loan losses                                                807
                                                                     --------
 Net interest income after provision
  for loan losses                                                      20,005

 Non-interest income                                                    4,481
 Non-interest expenses                                                 17,249
                                                                     --------
 Income before taxes and cumulative effect adjustment                   7,237

 Applicable income taxes                                                1,804
                                                                     --------
 Income before cumulative effect adjustment                             5,433
 Cumulative effect adjustment                                              --
  Net income                                                         $  5,433
                                                                     ========

Per share data
  Income before cumulative effect adjustment                         $   1.48
  Cumulative effect adjustment                                       $     --
  Net income, basic                                                  $   1.48
  Net income, diluted                                                $   1.48
  Dividends declared                                                 $   0.84
  Book value per share at year end                                   $  13.96

At end of period
  Total assets                                                       $555,365
  Securities                                                          139,275
  Loans, net of unearned discount                                     366,156
  Allowance for loan losses                                             3,879
  Deposits                                                            485,217
  Shareholders' equity                                                 51,203

Key ratios
  Return on average assets                                               0.97%
  Return on average equity                                              10.80%
  Loan to deposit ratio                                                 74.66%
  Dividend payout ratio                                                 56.69%
  Average equity to average assets ratio                                 9.01%

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

Five Year Comparison

           1999                1998                    1997                 1996
        ---------            ---------               --------             --------
        $ 27,990             $ 25,166                $ 23,209             $ 19,802
              60                   12                       1                   --
             386                  369                     271                  196

             989                1,134                   1,366                1,290
           2,383                2,503                   1,663                1,756
           1,888                1,414                   1,307                1,301
           1,557                  694                     634                  838
        --------             --------                --------             --------
          35,253               31,292                  28,451               25,183

          15,579               13,714                  12,459               10,421
             981                  934                     430                  376
        --------             --------                --------             --------
          16,560               14,648                  12,889               10,797

          18,693               16,644                  15,562               14,386
             643                  707                     931                  625
        --------             --------                --------             --------
          18,050               15,937                  14,631               13,761

           3,675                3,172                   2,749                1,916
          15,661               12,231                  11,037                9,541
        --------             --------                --------             --------
           6,064                6,878                   6,343                6,136

           1,460                1,835                   1,648                1,639
        --------             --------                --------             --------
           4,604                5,043                   4,695                4,497
              --                   --                      --                  156
        --------             --------                --------             --------
        $  4,604             $  5,043                $  4,695             $  4,653
        ========             ========                ========             ========


        $   1.26             $   1.37                $   1.27             $   1.22
        $     --             $     --                $     --             $   0.04
        $   1.26             $   1.37                $   1.27             $   1.26
        $   1.25             $   1.37                $   1.27             $   1.26
        $   0.80             $   0.72                $   0.68             $   0.62
        $  13.00             $  13.41                $  12.65             $  11.89


        $561,162             $468,917                $403,779             $358,388
         143,563              113,675                  83,571               85,604
         362,764              311,141                 286,113              243,996
           3,890                3,314                   3,062                2,683
         500,751              398,082                 345,760              297,118
          47,643               49,372                  46,606               43,804


            0.91%                1.18%                   1.23%                1.39%
            9.50%               10.43%                  10.44%               10.95%
           71.67%               76.94%                  81.86%               81.22%
           62.92%               51.32%                  51.76%               47.63%
            9.59%               11.31%                  11.81%               12.66%

CNB Financial Corporation and Subsidiaries 2000 Annual Report

Statistical Information

(Graphic Appears Here)

Maturity Distribution

Remaining maturity/earliest repricing as of December 31, 2000 ($'s in thousands):

                                                         After Three    After One
                                               Within     Months But    Year But      After
                                                Three     Within One   Within Five      Five
                                               Months          Year         Years     Years        Total
                                              -----------------------------------------------------------
Interest earning assets:
Investment securities                         $  24,209  $    25,701   $    51,402  $  37,963  $  139,275
Interest bearing deposits                         2,262           --            --         --       2,262
Loans                                            61,120       53,520       195,929     55,587     366,156
                                              ---------  -----------   -----------  ---------  ----------
 Total                                        $  87,591  $    79,221   $   247,331  $  93,550  $  507,693
Interest bearing liabilities:
Interest bearing deposits                     $      --  $    23,412   $    84,580  $   8,738  $  116,730
Savings                                          32,366           --        12,172     28,402      72,940
Time                                             34,214       86,218       120,063      2,295     242,790
Borrowed funds                                    3,341       10,000            --         --      13,341
                                              ---------  -----------   -----------  ---------  ----------
 Total                                        $  69,921  $   119,630   $   216,815  $  39,435  $  445,801
                                              ---------  -----------   -----------  ---------  ----------
Gap                                           $  17,670  $   (40,409)  $    30,516  $  54,115  $   61,892
Cumulative gap                                $  17,670  $   (22,739)  $     7,777  $  61,892
Sensitivity ratio                                  1.25         0.66          1.14       2.37        1.14
Cumulative sensitivity ratio                       1.25         0.88          1.01       1.14

Quarterly Share Data

  The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2000, the approximate number of shareholders of record of the Corporation's common stock was 1,800.

Price Range of Common Stock                               Cash Dividends Paid
                       2000              1999
                  High      Low     High       Low                         2000      1999
                 ------   ------   ------    ------                        -----    -----
First Quarter    $25.00   $18.75   $35.00    $33.00       First Quarter    $0.21    $0.20
Second Quarter    21.00    16.25    33.75     29.00       Second Quarter    0.21     0.20
Third Quarter     20.00    16.50    30.13     25.25       Third Quarter     0.21     0.20
Fourth Quarter    16.75    14.50    26.75     23.00       Fourth Quarter    0.21     0.20
                                                                           -----    -----
                                                                           $0.84    $0.80
                                                                           =====    =====

Trust and Asset Management Division
 Funds under Management (Market Value)
($'s in thousands)                                 2000          1999
                                                 --------      --------
Personal Trusts, Estates and Agency Accounts     $183,860      $180,664
Corporate Accounts                                 10,612        10,801
                                                 --------      --------
Total                                            $194,472      $191,465
                                                 ========      ========
25

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

(Graphic Appears Here)

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

  On August 18, 1999, the Corporation acquired The First National Bank of Spangler ("Spangler") located in Spangler, PA. The merger, which was accounted for as a pooling of interests, was affected by issuing 237,500 shares of CNB Financial Corporation common stock in exchange for 100% of the outstanding shares of Spangler. After consummation of the merger, Spangler was merged into County National Bank. The merger included $23.0 million in loans, $29.0 million in deposits, $4.6 million in capital and other assets and liabilities. All historical financial information has been restated to reflect the merger.

FINANCIAL CONDITION

  The following table presents ending balances ($'s in millions), growth (reduction) and the percentage change during the past two years:

                                      2000     Increase     %        1999     Increase     %        1998
                                    Balance   (Decrease)  Change   Balance   (Decrease)  Change   Balance
                                    ----------------------------------------------------------------------
Total assets                        $  555.4  $    (5.9)    (1.0)  $  561.2  $    92.3     19.7   $  468.9
Total loans, net                       362.3        3.4      0.9      358.9       51.1     16.6      307.8
Total securities                       139.3       (4.3)    (3.0)     143.6       29.9     26.3      113.7
Total deposits                         485.2      (15.6)    (3.1)     500.8      102.7     25.8      398.1
Total shareholders' equity              51.2        3.6      7.4       47.6       (1.7)    (3.4)      49.3

 The above table is referenced for the discussion in this section of the report.

CNB Financial Corporation and Subsidiaries 2000 Annual Report

OVERVIEW OF BALANCE SHEET

  The decrease in assets during 2000 was attributed to management's efforts to control the rising cost in the certificate of deposit portfolio. This effort, combined with the Corporation's focus on earnings for 2000, caused a consolidation of the balance sheet. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents totaled $17,973,000 at December 31, 2000 compared to $21,214,000 on December 31, 1999. The cash balance in 1999 was inflated due to excess cash built up for our year 2000 contingency plan as dictated by federal regulators. Thus the balance for 2000 was reduced when this cash excess was liquidated.

  We believe the liquidity needs of the Corporation are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the securities and loan portfolios that matures within one year. These sources of funds will enable the Corporation to meet cash obligations and off-balance sheet commitments as they come due.

SECURITIES

  Securities decreased 3% since December 31, 1999. The decrease results from payments received on mortgage-backed securities, as well as maturities of municipal bonds, which were not reinvested into the portfolio but were used to decrease other borrowings. Also, mitigating the decrease was a change in the fair market valuation of the bond portfolio. In a declining interest rate environment, bond prices generally increase. This increase gave the Corporation a decline in unrealized loss of $1,756,000. The Corporation generally buys into the market over time and does not attempt to "time" its transactions. In doing this the highs and lows of the market are averaged into the portfolio and minimizes the overall effect of different rate environments.

  No strategic shift in the portfolio occurred during 2000 with the investment mix staying the same. The Corporation's continued investing in bonds with greater liquidity is a strategy to provide funding for any future loan growth in an economy that has made deposit growth increasingly more difficult.

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

LOANS

  The Corporation's loan volume was fair during the first six months and was flat in the last six months of 2000. Our lending is focused in the west central Pennsylvania market and consists principally of retail lending, which includes single family residential mortgages and other consumer lending, and also commercial lending primarily to locally owned small businesses. The lending market has grown as a result of the Acquisitions and our purchase of Spangler. We expect loan demand to remain flat over the next several quarters in these and other market areas of the Bank.

  Contributing to a slowing growth in loans was a repayment of several floorplans to a major U.S. automaker. The total of this loss was $8 million in the commercial portfolio. The Corporation did experience a 20% growth in commercial mortgages as we continue to expand our presence within our market area.

LOAN CONCENTRATION

  The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2000, no concentration exists within our commercial or real estate loan portfolio as related to concentration of 10% of the total loans. Residential real estate lending continues to be the largest component of the loan portfolio.

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

                  CNB Financial Corporation and Subsidiaries 2000 Annual Report

  The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):


at December 31,                                             2000         1999        1998
                                                        --------     --------    --------
Nonperforming assets:
 Non-accrual loans                                      $    652     $    862    $    190
 Accrual loans greater than
  89 days past due                                         1,136          886       1,479
 Foreclosed assets held for sale                             783          394         365
                                                        --------     --------    --------
Total nonperforming assets                              $  2,571     $  2,142    $  2,034
                                                        ========     ========    ========
Total loans, net of unearned
  income                                                 $366,156    $362,764    $311,141
Nonperforming loans as a
  percent of loans, net                                      0.49%       0.48%       0.54%

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

  The table below shows activity within the allowance account over the past three years:

Allowance for Loan and Lease Losses
($'s in thousands)

                                                               Years Ended December 31,
                                                            2000         1999        1998
                                                        --------     --------    --------

Balance at beginning of Period                            $3,890       $3,314      $3,062
Charge-offs:
   Commercial and financial                                  144           59          47
   Commercial mortgages                                        3           30          30
   Residential mortgages                                      12           54          16
   Installment                                               413          380         459
   Lease receivables                                         395           93          42
                                                        --------     --------    --------
                                                             967          616         594
Recoveries:
   Commercial and financial                                   17           79          21
   Commercial mortgages                                        3            1          --
   Residential mortgages                                      --            4           2
   Installment                                                95          103         115
   Lease receivables                                          34            6           1
                                                        --------     --------    --------
                                                             149          193         139
                                                        --------     --------    --------

Net charge-offs:                                            (818)        (423)       (455)
Provision for possible
  loan losses                                                807          999         707
                                                        --------     --------    --------
Balance at end-of-period                                $  3,879     $  3,890    $  3,314
                                                        ========     ========    ========
Loans, net of unearned                                  $366,156     $362,764    $311,141
Allowance to net loans                                      1.06%        1.07%       1.07%
Specific allocation                                         0.60%        0.58%       0.53%
Unallocated                                                 0.46%        0.49%       0.54%

CNB Financial Corporation and Subsidiaries 2000 Annual Report

  The adequacy of the allowance for loan and lease losses is subject to a formal analysis by the credit administrator of the Bank. As part of the formal analysis, delinquencies and losses are monitored monthly. The loan portfolio is divided into several categories in order to better analyze the entire pool. First is a selection of "watch" loans that is given a specific reserve. The remaining loans will be pooled, by category, into these segments:

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

  The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan and Lease Losses


Balance at end of period                                   2000              1999
                                                        -------           -------
Commercial and financial                                $   706           $   626
Commercial mortgages                                        303               216
Residential mortgages                                       508               504
Installment                                                 473               592
Lease receivables                                           221               177
Unallocated                                               1,668             1,775
                                                        -------           -------
Total                                                   $ 3,879           $ 3,890
                                                        =======           =======

  The results for the previous two years indicate higher allocations required for specific pools. This result is based on two main factors. First, the growth of our portfolio requires larger dollars to cover similar credit risks. Secondly, economic factors both in our market area and nationwide have lead to trends of increased charge-offs in recent years. The Bank did experience an increase in net charge-offs for 2000 when compared to 1999 and 1998. The unallocated allowance is determined based on management's knowledge of the portfolio, recent trends within the industry, historical trends reviewed monthly, and the local economy. Also, management utilizes peer group data surveying a group of similarly sized organizations which develop current information for comparative purposes.

  Most significantly consumer charge-offs remain high as the national trend is towards higher delinquencies and more personal bankruptcies. Also, the leasing portfolio has matured. As a result, we are experiencing an increase in charge-offs in the lease area. The allowance for loan and lease losses is deemed to be adequate to absorb probable losses in the portfolio at December 31, 2000.

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

                  CNB Financial Corporation and Subsidiaries 2000 Annual Report

  The Corporation experienced a decline of 3.1% in deposits during 2000. Per the table below this occurred mainly in the certificate of deposit category. This runoff was anticipated from acquisitions which occurred in 1999. Municipal jumbo CDs that were acquired, but were excluded from the calculation of premium paid, were at a higher cost than the Corporation generally paid. The following table reflects the Corporation's deposits by category (in thousands):

                                        2000       1999       1998
                                    --------   --------   --------
Checking, Non-Interest Bearing      $ 52,757   $ 54,891   $ 38,970
Checking, Interest Bearing           116,730    121,614    127,809
Savings Accounts                      72,940     73,006     62,103
Certificates of Deposit              242,790    251,240    169,200
                                    --------   --------   --------
                                    $485,217   $500,751   $398,082
                                    ========   ========   ========

SHAREHOLDERS' EQUITY

  The Corporation's strong capital provided the strong base for our recent profitable growth. Total shareholders' equity increased 7.4% in 2000. The increase was the result of an increase of $1,159,000 in accumulated other comprehensive income which represents a decrease in unrealized loss in available-for-sale securities, net of taxes. The remainder of the growth is a result of earnings net of dividends.

  With 100% of the securities classified as available-for-sale, this portion of the balance sheet is more sensitive to the change in market value of securities. In 2000, interest rates generally declined resulting in increased valuations in the available-for-sale category of securities. The status of the investment markets do not affect the Corporation's equity position for regulatory capital standards as discussed below.

  The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established "risk-based" capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 11.40% as of December 31, 2000 is well above the minimum standard of 8%. The Tier 1 capital ratio of 10.35% also is above the regulatory minimum of 4%. The leverage ratio, 7.10%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation's capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

  Liquidity measures an organizations' ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 6 of the accompanying financial statements provide analysis of the Corporation's cash and cash equivalents and the sources and uses of liquidity. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $167 million with only $11 million outstanding at year end 2000. Management feels the Corporation's current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2000

OVERVIEW OF THE INCOME STATEMENT

  In 2000, net income was $5,433,000 an increase of 18.0% compared to 1999 net income of $4,604,000. The increase in earnings is the result of enhanced net interest income from the utilization of increased earning assets and improved non-interest income.

  Net income prior to merger and acquisition costs and amortization of intangible assets and goodwill for 2000 was $6.7 million compared to $5.7 million for 1999. This measure is a reflection of the operating earnings of the Corporation comparative for two years. The increase indicates an improvement in 2000 of 16.8% over 1999. The major reason for the increase is the net interest income which increased $2.1 million or 11% over 1999. While the net interest margin did decline slightly in 2000, the growth of average earning assets more than compensated.

CNB Financial Corporation and Subsidiaries 2000 Annual Report

INTEREST INCOME AND EXPENSE

  Net interest income totaled $20,812,000 for 2000, an increase of 11.3% over 1999. Continued growth in average earning assets has been the primary factor in this increase which has been mitigated somewhat by lower yields on the new loans written due to increased competition and the interest rate environment during much of the last several years. Total interest income for 2000 increased by $5,393,000 or 15.3% while interest expense increased by $3,274,000 or 19.8% when compared to 1999. The Corporation's net interest margin in 2000 was 4.21%, down 3 basis points from 4.24% in 1999.

  The Corporation recorded a provision for loan and lease losses of $807,000 for 2000 compared to $643,000 for 1999. The increase in provision is a result of higher net charge-offs during 2000 mitigated somewhat by the other factors discussed previously in the loan section of this discussion.

NON-INTEREST INCOME

  Non-interest income increased $806,000 or 21.9% in 2000 compared to 1999. The service charges on deposit accounts is the main source of the increase. The change for 2000 was an increase of $576,000 or 33.8%. The overall growth in deposit customers accounts for most of the growth in this area. In addition, the Corporation's trust department fees increased $127,000 or 15.9% over 1999.

  The Corporation owns equity securities of various entities that are carried at their current fair market value. During 2000, the gains (losses) realized from these securities totalled $100,000 compared to $(25,000) in 1999. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

NON-INTEREST EXPENSE

  The costs associated with operating the Corporation rose by 10.1% to $17,249,000 during 2000 compared to 1999. These costs include but are not limited to salaries, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The primary factors in this increase is amortization expense up $780,000 or 72.8% over 1999. Amortization expense increased due to the Acquisitions that were previously discussed. These Acquisitions, accounted for using the purchase method, increased our intangible assets by $14,382,000 in 1999. These intangibles will be written off over a 10 year period beginning with the date of each purchase.

  The Bank signed an agreement to build a drive-up facility on to the existing office in Kane. The estimated total cost of this project is $250,000. The project is expected to be completed in mid summer 2001 with little ongoing effect to the annual operating expenses.

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

INTEREST INCOME AND EXPENSE

  Net interest income totaled $18,693,000 for 1999, an increase of 12.3% over 1998. Continued growth in loans has been the primary factor in this increase which has been mitigated somewhat by lower yields on the new loans written due to increased competition and the interest rate environment during much of 1999. This was also aided by the large growth of investments during 1999. Total interest income for 1999 increased by $3,961,000 or 12.7% while interest expense increased by $1,912,000 or 13.1% when compared to 1998. The Corporation has placed an emphasis on the sale of lower cost transactional deposit accounts. This has kept the margin from experiencing an increase in our cost of funds. The cost of funds declined 25 basis points from 4.35% to 4.10% in 1999.

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

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

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

RETURN ON EQUITY

  The return on average shareholder's equity ("ROE") for 2000 was 10.80% compared to 9.50% and 10.43% for 1999 and 1998 respectively. The increase compared to 1999 can be attributed primarily to the Corporation's efforts to utilize its excess capital position. The ROE exclusive of the amortization expense for recorded intangible assets was 13.23% compared to 11.81% in 1999. Management anticipates increases in the ROE during 2001 as earnings are expected to continue improving.

RETURN ON ASSETS

  The Corporation's return on average assets ("ROA") was 0.97% in 2000 up from 0.91% in 1999 and down from 1.18% recorded in 1998.

  Increased ROA can be attributed to growing net interest income as well as increased non-interest income. The continuing decline of the net interest margin is a concern to the Banking industry as a whole due in large part to competitive pressures with both banks and non-banks.

FEDERAL INCOME TAX EXPENSE

  Federal income taxes increased to $1,804,000 in 2000 compared to $1,460,000 in 1999. This increase year to date can be attributed to the Corporation's higher taxable income during the period. The effective tax rates were 24.9%, 24.1% and 26.7% for 2000, 1999 and 1998, respectively. We anticipate the effective tax rate to maintain these levels as our tax exempt income remains stable.

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

CNB Financial Corporation and Subsidiaries 2000 Annual Report

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2000 was -4.09% of total earning assets compared to policy guidelines of plus or minus 10.0%. The ratio was -0.30% at December 31, 1999.

  Fixed rate securities, loans and CDs are included in the gap repricing based on time remaining until maturity. Mortgage prepayments are included in the time frame in which they are expected to be received. Non maturity deposits are assigned time frames using a decay factor determined by historical analysis within the Corporation.

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

  The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2000 and 1999:

                                                    2000                1999
                                                 -------             -------
Static 1-Yr. Cumulative Gap                       (4.09%)             (0.30%)
Earnings Simulation
 - 200 bps vs. Stable Rate                        13.42%              10.60%
 +200 bps vs. Stable Rate                        (16.00%)            (15.40%)

  The interest rate sensitivity position at December 31, 2000, was slightly liability sensitive in the short-term and asset sensitive for periods longer than one year. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

FUTURE OUTLOOK

  Management's focus for 2001 is to increase our retail business. This will enable us to better control our cost of funds and create higher returns for our shareholders through increased profitability. Our strategy will begin in the first quarter of 2001 by aggressively seeking new checking customers. Along with customer growth, we will be implementing a new overdraft concept which should significantly increase the non-interest income. Other strategies will be implemented throughout the year to encourage consumer loan growth. Management continues to be encouraged by the growth in the Elk and McKean county markets served by the Bank. The presence in our Northern Cambria and Punxsutawney markets has also begun to have positive effects and the Corporation appears to be poised to further grow market share in these areas in 2001. In addition to deposits, the traditional funding source for the Corporation, we will continue to manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings. These opportunities will be evaluated and used when possible to enhance earnings throughout 2001.

                   CNB Financial Corporation and Subsidiaries 2000 Annual Report

  Loan growth was flat for the year of 2000. While loan demand is flat, a concerted effort to sure up our pricing based on risk has resulted in increased loan yields. Management believes that the rate of loan growth will be low in 2001. Management expects the loan to deposit ratio to remain constant throughout 2001.

  Enhancing non-interest income and controlling non-interest expense are important factors in the success of the Corporation and is measured in the financial services industry by the efficiency ratio, calculated according to the following: non-interest expense (less amortization of intangibles) as a percentage of fully taxable net interest income and non-interest income (net of provision for ALLL and non-recurring income). For the year December 31, 2000, the efficiency ratio was 57.2% compared to 58.4% for 1999 and 60.5% for 1998.

  The efficiency ratio was positively impacted by increased non-interest income resulting from more customers. Management is placing emphasis on this area during 2000 with a goal of improved efficiency to approach prior levels.

  The interest rate environment will continue to play an important role in the future earnings of the Corporation. The net interest margin has been declining as higher cost deposits continue to be obtained. However, overall net interest income continues to increase due to growth in interest earning assets. Management will closely monitor the net interest margin in 2001 as much of the earnings of the Corporation are derived from interest earnings.

  Management concentrates on return on average equity and earnings per share evaluations, plus other methods, to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 2001.

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

[Graphic Appears Here]
Board of Directors

CNB Financial Corporation

William R. Owens
Chairman of the Board
Retired, Formerly Vice President,
Secretary and Treasurer,
CNB Financial Corporation and President
& Chief Executive Officer, County
National Bank

Robert E. Brown
Vice President, E. M. Brown, Inc.
(Contractor)

William F. Falger
President and Chief Executive Officer,
CNB Financial Corporation;
President and Chief Executive Officer,
County National Bank

William A. Franson
Secretary, CNB Financial Corporation;
Executive Vice President & Cashier, Chief
Operating Officer, County National Bank

Richard D. Gathagan
President, Owner of Pharmaceutical &
Medical Companies (Health Care)

James J. Leitzinger
President, Leitzinger Realty (Real Estate
Investments)

Dennis L. Merrey
President, Clearfield Powdered Metals,
Inc. (Manufacturer)

James P. Moore
Retired, Formerly President & Chief
Executive Officer, CNB Financial
Corporation and Chairman of the Board,
County National Bank

Robert C. Penoyer
President, Penoyer Contracting Co., Inc.
(Contractor)

Jeffrey S. Powell
President, J.J. Powell, Inc.
(Petroleum Distributor)

James B. Ryan
Vice President of Sales, Marketing,
Windfall Products, Inc. (Manufacturer)

Peter F. Smith
Attorney at Law

Joseph L. Waroquier, Sr.
Retired, Formerly President, Waroquier
Coal Company (Coal Producer)

DIRECTORS EMERITUS
L. E. Soult, Jr.

County National Bank

William R. Owens
Chairman of the Board

Robert E. Brown
Vice President, E. M. Brown, Inc.
(Contractor)

William F. Falger
President & Chief Executive Officer

William A. Franson
Executive Vice President & Cashier, Chief
Operating Officer

Richard D. Gathagan
President, Owner of Pharmaceutical &
Medical Companies (Health Care)

James J. Leitzinger
President, Leitzinger Realty
(Real Estate Investments)

Dennis L. Merrey
President, Clearfield Powdered Metals,
Inc. (Manufacturer)

James P. Moore
Retired, Formerly President & Chief
Executive Officer, CNB Financial
Corporation and Chairman of the Board,
County National Bank

Robert C. Penoyer
President, Penoyer Contracting Co., Inc.
(Contractor)

Jeffrey S. Powell
President, J.J. Powell, Inc.
(Petroleum Distributor)

James B. Ryan
Vice President of Sales Marketing,
Windfall Products, Inc. (Manufacturer)

Peter F. Smith
Attorney at Law

Joseph L. Waroquier, Sr.
Retired, Formerly President, Waroquier
Coal Company (Coal Producer)

DIRECTORS EMERITUS
L. E. Soult, Jr.

Officers

[Graphic Appears Here]
Corporate Officers

William F. Falger
President & Chief Executive Officer

William A. Franson
Secretary

Joseph B. Bower, Jr.
Treasurer

Executive Officers

William F. Falger
President & Chief Executive Officer

William A. Franson
Executive Vice President & Cashier, Chief
Operating Officer

Joseph B. Bower, Jr.
Senior Vice President & Chief Financial
Officer

Mark D. Breakey
Senior Vice President & Senior Loan
Officer

Donald E. Shawley
Senior Vice President & Senior Trust
Officer

Trust & Asset
Management Services

Donald E. Shawley
Senior Vice President & Senior Trust
Officer

Calvin R. Thomas, Jr.
Vice President, Trust Officer

Lisa A. Fredette
Trust Officer

Andrew J. Woolridge
Investment Officer

Eunice M. Peters
Assistant Trust Officer

Lending Operations

Robin L. Hay
Vice President, Community Banking

Richard L. Sloppy
Vice President, Community Banking

Stanley G. Kaizer
Vice President, Community Banking,
DuBois

William J. Mills
Vice President, Community Banking,
St. Marys

Charles L. Veronesi
Vice President, Community Banking,
Ridgway

Joseph H. Yaros
Vice President, Community Banking,
Bradford

Christopher L. Stott
Vice President, Mortgage Lending

Ruth Anne Ryan
Assistant Vice President, Dealer Center

David W. Ogden
Assistant Vice President, Credit
Administration

Richard L. Bannon
Credit Administration Officer

Larry A. Putt
Banking Officer, Community Banking,
Clearfield

Paul A. McDermott
Banking Officer, Community Banking,
Philipsburg

Denise J. Greene
Banking Officer, Community Banking,
Clearfield

Keith M. Folmar
Banking Officer, Community Banking,
Philipsburg

Christopher N. Norris
Collection Officer

[Graphic Appears Here]
Officers

Branch Division

Jacqueline A. Hynd
Vice President, Office Administration

Jeffrey A. Herr
Vice President,
Presqueisle Street Office, Philipsburg

Duane P. Shifter
Vice President, Downtown Office,
Clearfield

Beatrice H. Wittman
Assistant Vice President,
Regional Banking

Rodger L. Read
Assistant Vice President, Madera Office

Mary A. Baker
Assistant Vice President,
Northern Cambria Office

Deborah M. Young
Assistant Vice President,
Washington Street Office, St. Marys

Susan J. Shimmel
Community Office Manager,
Old Town Road Office, Clearfield

S. Jean Sankey
Community Office Manager,
Osceola Mills Office

Jo Ellen Potter
Community Office Manager,
Plaza Office, Philipsburg

Kathy J. McKinney
Community Office Manager,
Houtzdale Office

Gregory R. Williams
Community Office Manager,
Industrial Park Road Office,
Clearfield

Vickie L. Pingie
Community Office Manager,
Bradford Washington Street Office

Jennifer A. Smith
Community Office Manager,
Bradford Main Street Office

Steven C. Tunall
Community Office Manager, Kane Office

Francine M. Papa
Community Office Manager, Ridgway Office

Harold A. Wilson, Jr.
Community Office Manager, Punxsutawney Office

Administrative Services

Mary Ann Conaway
Vice President, Human Resources

Helen G. Kolar
Vice President, Marketing & Sales

Edward H. Proud
Vice President, Information Systems

Rachel E. Larson
Assistant Vice President, Operations

Dennis J. Sloppy
Information Systems Officer

Duane B. Luzier
Network Administration Officer

C. Glenn Myers
Controller & Assistant Financial Officer

Brenda L. Terry
Banking Officer

Donna J. Collins
Compliance Officer

Susan B. Kurtz
Customer Service Officer

Thomas J. Ammerman, Jr.
Bank Security Officer

[Graphic Appears Here]
Shareholder Information

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 17, 2001 at 2:00 p.m. at the Corporation's Headquarters in Clearfield, PA.

Corporate Address
     CNB Financial Corporation
     1 S. Second Street
     P.O. Box 42
     Clearfield, PA 16830
     (814) 765-9621

Stock Transfer Agent & Registrar
     County National Bank
     1 S. Second Street
     P.O. Box 42
     Clearfield, PA 16830
     (814) 765-9621

Form 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

     CNB Financial Corporation
     1 S. Second Street
     P.O. Box 42
     Clearfield, PA 16830
     ATTN: Shareholder Relations

Quarterly Share Data

For information regarding the Corporation's quarterly share data, please refer to page 21 in the 2000 Annual Report Financial Section.

Market Makers

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

     Ferris Baker Watts, Inc.
     6 Bird Cage Walk
     Hollidaysburg, PA 16648
     (800) 343-5149

     Hopper Soliday & Co., Inc.
     1703 Oregon Pike
     P. O. Box 4548
     Lancaster, PA 17604-4548
     (800) 456-9234

     F. J. Morrissey & Co.
     1700 Market Street,
     Suite 1420
     Philadelphia, PA 19103
     (800) 842-8928

     Parker Hunter, Inc.
     484 Jeffers Street
     P.O. Box 1105
     DuBois, PA 15801
     (800) 238-0067

     Ryan, Beck & Co.
     401 City Avenue
     Suite 902
     Bala Cynwyd,PA 19004-1122
     (800) 223-8969

Corporate Profile

County National Bank, a subsidiary of CNB Financial Corporation, is a leader in providing integrated financial solutions, which creates value for both consumers and businesses. These solutions consist of a family of products and services developed to support the evolving needs of our customers from traditional to innovative. For over 135 years, we have prided ourselves in building long-term customer relationships by being reliable and competitively priced.

Being a regional independent community bank in North Central Pennsylvania, we have approximately 230 employees who serve over 52,000 customers. To satisfy our customers' banking expectations, we offer a variety of delivery channels, which includes 20 full-service offices, telephone banking (1-888-641-6554), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-
3221).

[FDIC Logo Appears Here)

[Graphic Appears Here]
Map of Locations

[Graphic Appears Here]


39