Form 10-K405, Exhibit 13
period 2001-12-31
CNB FINANCIAL CORP/PA
filed 2002-03-28
CIK 736772

                                                                      EXHIBIT 13

                            CNB Financial Corporation
                                  Annual Report

-------------------------------------------------------------------------------

                                      2001

--------------------------------------------------------------------------------
                                Table of Contents
--------------------------------------------------------------------------------

1    Consolidated Financial Highlights

2    Message to Shareholders

5    Consolidated Statements of Condition

6    Consolidated Statements of Income

7    Consolidated Statements of Cash Flows

8    Consolidated Statements of Changes in Shareholders' Equity

9    Notes to Consolidated Financial Statements

23   Report of Independent Auditors

24   Statistical Information

25   Selected Financial Data - Five Year Comparison

27   Management Discussion and Analysis

36   Board of Directors

37   Officers

39   Shareholder Information

--------------------------------------------------------------------------------
                                                                               i
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        Consolidated Financial Highlights
--------------------------------------------------------------------------------

(in thousands, except per share data)

                                                2001             2000          % Change
-----------------------------------------------------------------------------------------
For The Year

          Interest Income                   $ 40,809         $ 40,646              0.4%
          Interest Expense                    19,147           19,834             (3.5)%
          Net Interest Income                 21,662           20,812              4.1%
          Net Income                           6,510            5,433             19.8%
          Return on:
          Average Assets                        1.11%            0.97%            14.4%
          Average Equity                       12.15%           10.80%            12.5%

     CASH OPERATING BASIS*
          Net Income                        $  7,628         $  6,655             14.6%
          Return on:
          Average Assets                        1.32%            1.19%            10.9%
          Average Equity                       14.39%           13.23%             8.8%

-----------------------------------------------------------------------------------------
At Year End

          Assets                            $592,794         $555,365              6.7%
          Deposits                           506,640          485,217              4.4%
          Loans, net of unearned             386,173          366,156              5.5
          Shareholders' Equity                54,894           51,203              7.2%
          Trust Assets Under Management
          (at market value)                  206,631          194,472              6.3%

-----------------------------------------------------------------------------------------
Per Share Data

          Net Income, diluted               $   1.78         $   1.48             20.3%
          Dividends                             0.93             0.84             10.7%
          Book Value                           15.08            13.96              8.0%
          Market Value                         22.80            15.13             50.7%
=========================================================================================

*Cash operating basis results exclude one time merger and acquisition costs and the effect on earnings of amortization expense applicable to intangible assets not included in regulatory capital.
=========================================================================================

--------------------------------------------------------------------------------
1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Message to Shareholders
--------------------------------------------------------------------------------

To Our Shareholders, Customers & Friends:

     We are extremely proud to report that the year 2001 marked the second consecutive year of strong earnings growth as the Corporation continues to realize the value of the assets acquired during our expansionary period in the latter part of the 1990's. The Corporation's cash operating earnings for the year reached a record level of $7.6 million for an increase of 15% over the year 2000. This follows the previous year increase of 16% and results in a five year increase for the period 1997 through 2001 of 56%. We are very proud of this performance and are pleased to present this report to you.

     Our earnings performance continues to be driven by revenue growth from ongoing operations as net interest income plus non-interest income increased by $1.5 million or 5.7% during the year before security gains, and operating expenses increased by only $125 thousand or 0.7%. This demonstrates the significant benefit of acquiring earning assets and efficiently managing them. While prior years' asset growth came from purchases of branches and a bank, the year of 2001 marked growth driven internally with core deposits increasing by $21.4 million. These additional deposits were utilized to fund loan growth of $20.0 million. In addition, the Corporation increased its wholesale borrowings by $10.0 million using the funding to increase investments in order to increase our level of earning assets. During the coming year, we anticipate continued growth in assets as we further increase deposits through our branch network and via borrowings.

                                     [CHART]

                                 Deposit Growth
                                 (in thousands)

                                1997   $319,473
                                1998   $370,814
                                1999   $500,751
                                2000   $485,217
                                2001   $506,640

     A key initiative taken during 2001 was the focus on growing our market share of consumer deposits and loans. Our Positively Free Checking program, which was introduced in April, yielded a dramatic 25% increase in checking account customers. These new accounts resulted in an increase of $10.0 million in new low cost deposits. We will continue to use this well received and customer friendly product to grow our core business. In addition to our checking program, we were able to capture significant residential mortgage loan volume due to the high level of mortgage refinancings, which occurred due to the dramatic decline in interest rates during the year. We originated and sold $24.9 million in mortgages, which generated current non-interest income with the gain on sale of the loans. In addition, we will gain future income from servicing these accounts. We strongly believe that the basic checking account and mortgage loan continue to represent the key elements of a strong consumer customer relationship.

--------------------------------------------------------------------------------
                                                                               2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Message to Shareholders
--------------------------------------------------------------------------------

                                    [CHART]

                                  Asset Growth
                                 (in thousands)

                                1997   $403,779
                                1998   $468,917
                                1999   $561,162
                                2000   $555,365
                                2001   $592,794

     In spite of a slowing economy, the quality of our loan assets continues to remain strong. By continuing to maintain consistently applied loan underwriting standards, we ended the year with total non-performing assets of $1.9 million or 0.42% of outstanding loans. This represents a reduction of $600 thousand or 24.5% from prior year end. Our net loan losses for the year totaled $864 thousand, up from $818 thousand or 5.6% from the prior year. Our net losses represented 0.22% of year-end outstanding loans. We are confident that our strong credit culture will continue to yield this level of asset quality.

     As stated in last year's letter, we looked to implement new technology throughout our branch network to more efficiently serve our customers and assist us in creating internal efficiencies in order to control operating costs. We have successfully deployed this technology and are experiencing immediate paybacks which will continue to accumulate with future growth and activity at the branch level. This will continue to allow us to keep the pace of growth of operating costs below the rate of growth in revenues. In addition to technology enhancements, we also introduced drive-up banking capability in our Kane Office and completed the renovation of our Johnsonburg Office.

                                     [CHART]

                               Earnings Per Share
                           (adjusted for stock splits)

                                  1997   $1.27
                                  1998   $1.37
                                  1999   $1.25
                                  2000   $1.48
                                  2001   $1.78

     The year of 2001 marked the beginning of a period of recession in our national economy, which of course has impacted our local economy. Short-term interest rates dropped rapidly to levels not experienced in forty years. The stock markets experienced a down year as stock valuations began to adjust to more traditional levels. In spite of these trends, our Corporation experienced an excellent year of growth in earnings per share to $1.78 from $1.48 in 2000. Concurrent with this strong growth was the increase in market value of our stock, which opened the year trading at $15.13 and closing at $22.80. Coupled with dividend paid of $0.93, our stock yielded a total return of 56.8%

--------------------------------------------------------------------------------
3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Message to Shareholders
--------------------------------------------------------------------------------

during 2001. In the other key measurement of performance for the shareholder, our return on equity reached 14.39% as measured by cash operating earnings and 12.15% as measured by book earnings. We continue to strive to utilize our capital in order to deliver a desired level of return on equity in the 15% to 20% range. In order to assist shareholders in the management of their investment in our Corporation, we introduced our Dividend Reinvestment Plan and Cash Purchase Option during 2001. Both of these vehicles for further investment have been well received and participation continues to steadily increase. Our Corporation gains the added benefit of additional liquidity in our stock as we acquire shares in the market in order to fund these plans.

                                     [CHART]

                            Dividends Paid Per Share
                           (adjusted for stock splits)

                                  1997   $0.68
                                  1998   $0.72
                                  1999   $0.80
                                  2000   $0.84
                                  2001   $0.93

     As we confidently look forward to the coming year, I would like to conclude by thanking our Board of Directors and employees for their hard work in producing another rewarding year to our shareholders. Their accomplishments have yielded a company with strong earnings growth providing solid returns to our shareholders. We will continue to focus on the opportunities to expand our business within the markets we serve by utilizing our culture of simply executing better on the basics in order to continue to deliver consistent earnings growth.


                                       /s/ William F. Falger
                                       -----------------------------------------
                                           William F. Falger
                                           President and Chief Executive Officer

--------------------------------------------------------------------------------
                                                                               4
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      Consolidated Statements of Condition
--------------------------------------------------------------------------------

(in thousands, except share data)                                                       December 31
                                                                                   ---------------------
Assets                                                                                 2001         2000
                                                                                   --------     --------
Cash and due from banks .......................................................    $ 17,350     $ 15,711
Interest bearing deposits with other banks ....................................       2,041        2,262
                                                                                   --------     --------
   CASH AND CASH EQUIVALENTS ..................................................      19,391       17,973
Securities available for sale .................................................     152,757      136,250
Loans held for sale ...........................................................       5,334        2,494
Loans and leases ..............................................................     388,455      369,878
   Less: unearned discount ..... ..............................................       2,282        3,722
   Less: allowance for loan and lease losses ..................................       4,095        3,879
                                                                                   --------     --------
   NET LOANS ..................................................................     382,078      362,277
FHLB and Federal Reserve Stock ................................................       1,932        3,025
Premises and equipment, net ...................................................      12,485       12,805
Accrued interest and other assets .............................................       6,052        6,412
Intangible assets, net ........................................................      12,765       14,129
                                                                                   --------     --------
   TOTAL ASSETS ...............................................................    $592,794     $555,365
                                                                                   ========     ========
Liabilities
Deposits:
   Non-interest bearing deposits ..............................................    $ 60,241     $ 52,757
   Interest bearing deposits ..................................................     446,399      432,460
                                                                                   --------     --------
   TOTAL DEPOSITS .............................................................     506,640      485,217
Other borrowings ..............................................................      23,268       13,341
Accrued interest and other liabilities ........................................       7,992        5,604
                                                                                   --------     --------
   TOTAL LIABILITIES ..........................................................     537,900      504,162
                                                                                   --------     --------

Shareholders' Equity
Common stock $1.00 par value for 2001 and 2000
Authorized 10,000,000 shares for 2001 and 2000
Issued 3,693,500 shares for 2001 and 2000 .....................................       3,694        3,694
Additional paid in capital ....................................................       3,753        3,742
Retained earnings .............................................................      47,731       44,631
Treasury stock, at cost (53,568 shares for 2001 and 26,862 shares for 2000) ...      (1,236)        (692)
Accumulated other comprehensive income ........................................         952         (172)
                                                                                   --------     --------
   TOTAL SHAREHOLDERS' EQUITY .................................................      54,894       51,203
                                                                                   --------     --------
   TOTAL LIABILITIES & SHAREHOLDERS' EQUITY ...................................    $592,794     $555,365
                                                                                   ========     ========

        The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
5
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        Consolidated Statements of Income
--------------------------------------------------------------------------------


(in thousands, except per share data)                                       Year ended December 31,
                                                                         ---------------------------
                                                                            2001      2000      1999
                                                                         -------   -------   -------
Interest and Dividend Income
Loans including fees .................................................   $31,323   $32,075   $27,990
Deposits with banks ..................................................       169       137        60
Federal funds sold ...................................................       434        67       386
Securities:
   Taxable ...........................................................     6,788     5,990     4,665
   Tax-exempt ........................................................     1,526     1,813     1,888
   Dividends .........................................................       569       564       264
                                                                         -------   -------   -------
   TOTAL INTEREST AND DIVIDEND INCOME ................................    40,809    40,646    35,253

Interest Expense
Deposits .............................................................    17,971    18,660    15,579
Borrowed funds .......................................................     1,176     1,174       981
                                                                         -------   -------   -------
   TOTAL INTEREST EXPENSE ............................................    19,147    19,834    16,560
                                                                         -------   -------   -------
   Net interest income ...............................................    21,662    20,812    18,693
   Provision for loan losses .........................................     1,080       807       643
                                                                         -------   -------   -------
   Net interest income after provision for loan losses ...............    20,582    20,005    18,050

Non-interest Income
Trust & asset management fees ........................................     1,015       924       797
Service charges - deposit accounts ...................................     2,900     2,279     1,703
Other service charges and fees .......................................       525       604       468
Net security gains ...................................................       276        79        36
Net gain on sale of loans ............................................        45        53        73
Other ................................................................       837       542       598
                                                                         -------   -------   -------
   TOTAL NON-INTEREST INCOME .........................................     5,598     4,481     3,675

Non-interest Expenses
Salaries .............................................................     6,151     6,185     5,689
Employee benefits ....................................................     2,027     2,263     1,929
Net occupancy expense of premises ....................................     2,439     2,392     2,056
Data processing.......................................................     1,261     1,207     1,145
Intangible amortization ..............................................     1,823     1,852     1,072
Other ................................................................     3,673     3,350     3,770
                                                                         -------   -------   -------
   TOTAL NON-INTEREST EXPENSES .......................................    17,374    17,249    15,661
                                                                         -------   -------   -------
Income before income taxes ...........................................     8,806     7,237     6,064
Applicable income taxes ..............................................     2,296     1,804     1,460
                                                                         -------   -------   -------
Net income ...........................................................   $ 6,510   $ 5,433   $ 4,604
                                                                         =======   =======   =======

EARNINGS PER SHARE
Basic ................................................................   $  1.78   $  1.48   $  1.26
Diluted ..............................................................   $  1.78   $  1.48   $  1.25

        The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                               6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

(in thousands)                                                                        Year ended December 31,
                                                                                 ---------------------------------
                                                                                     2001        2000         1999
                                                                                 --------    --------    ---------
Cash Flows from Operating Activities:
Net income ...................................................................   $  6,510    $  5,433    $   4,604
Adjustments to reconcile net income to
   net cash provided by operations:
      Provision for loan losses ..............................................      1,080         807          643
      Depreciation and amortization ..........................................      3,006       2,951        2,036
      Amortization and accretion of deferred loan fees .......................       (520)       (477)          61
      Deferred taxes .........................................................       (434)        269          611
      Security gains .........................................................       (276)        (79)         (36)
      Gain on sale of loans ..................................................        (45)        (53)         (73)
      Net losses (gains) on dispositions of acquired property ................        (16)          4           19
      Proceeds from sales of loans ...........................................     27,728       9,461       13,914
      Origination of loans for sale ..........................................    (30,524)     (9,521)     (11,923)
Changes in:
   Interest receivable and other assets ......................................        438        (386)      (2,909)
   Interest payable and other liabilities ....................................      2,249      (1,280)       1,707
                                                                                 --------    --------    ---------
Net cash from operating activities ...........................................      9,196       7,129        8,654

Cash Flows from Investing Activities:
   Proceeds from maturities, prepayments and calls of:
      Securities held to maturity ............................................         --         310        2,325
      Securities available for sale ..........................................     49,698      23,541       26,035
   Proceeds from sales of securities available for sale ......................     19,081       7,483       17,513
   Purchase of securities available for sale .................................    (83,513)    (25,200)     (79,392)
   Loan origination and payments, net ........................................    (20,160)     (3,593)     (51,057)
   (Purchase) of Federal Reserve Bank Stock and
      Federal Home Loan Bank Stock ...........................................         --        (150)      (1,269)
   Acquisitions, net of cash received ........................................         --          --      (14,382)
   Purchase of premises and equipment ........................................       (863)     (1,050)      (3,148)
   Proceeds from the sale of foreclosed assets ...............................        572         264          277
                                                                                 --------    --------    ---------
Net cash from investing activities ...........................................    (35,185)      1,605     (103,098)

Cash Flows from Financing Activities:
   Net change in:
      Checking, money market and savings accounts ............................     29,199      (7,084)      20,597
      Certificates of deposit ................................................     (7,776)     (8,450)      82,072
      Treasury stock .........................................................       (533)         48         (579)
      Cash dividends paid ....................................................     (3,410)     (3,080)      (2,897)
      Advances from other borrowings .........................................     10,710      10,000        5,000
      Repayments of other borrowings .........................................         --      (5,000)     (16,019)
   Net advances (repayments) from federal funds purchased ....................       (783)      1,591        1,391
                                                                                 --------    --------    ---------
Net cash from financing activities ...........................................     27,407     (11,975)      89,565
                                                                                 --------    --------    ---------
Net increase (decrease) in cash and cash equivalents .........................      1,418      (3,241)      (4,879)
Cash and cash equivalents at beginning of year ...............................     17,973      21,214       26,093
                                                                                 --------    --------    ---------
Cash and cash equivalents at end of period ...................................   $ 19,391    $ 17,973    $  21,214
                                                                                 ========    ========    =========

Supplemental disclosures of cash flow information:
   Cash paid during the period for:
      Interest ...............................................................   $ 19,533    $ 19,773    $  17,077
      Income taxes ...........................................................      2,670       1,600        2,125

Supplemental non cash disclosures:
   Transfers from securities held to maturity to
      securities available for sale ..........................................   $     --    $  3,431    $      --
   Transfers to other real estate owned ......................................   $    166    $    627    $     348

        The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           Consolidated Statements of Changes in Shareholders' Equity
--------------------------------------------------------------------------------

(in thousands, except per share data)
                                                                                                      Accumulated
                                                                 Additional                              Other          Total
                                                                  Paid-In     Retained     Treasury  Comprehensive   Shareholders'
                                                   Common Stock   Capital     Earnings       Stock       Income         Equity
                                                   -------------------------------------------------------------------------------
Balance January 1, 1999 .........................     $3,694      $3,693      $40,571     $  (112)    $ 1,528         $49,374
   Comprehensive income:
      Net income for 1999 .......................                               4,604                                   4,604
   Other comprehensive income:
      Net change in unrealized gains
         on available for sale securities,
         net of taxes of $1,473 and adjustment
         for after tax gains of $24 .............                                                      (2,859)         (2,859)
                                                                                                                      -------
     Total comprehensive income .................                                                                       1,745
                                                                                                                      -------
     Treasury stock:
        Purchase (19,600 shares) ................                                            (617)                       (617)
        Reissue (1,515 shares) ..................                     24                       14                          38
     Cash dividends declared ....................                              (2,897)                                 (2,897)
        ($0.80 and $0.26 per share, CNB and
        Spangler, respectively)
                                                   ------------------------------------------------------------------------------

Balance December 31, 1999 .......................      3,694       3,717       42,278        (715)     (1,331)         47,643
   Comprehensive income:
      Net income for 2000........................                               5,433                                   5,433
   Other comprehensive income:
      Cumulative effect of securities
        transferred, net ........................                                                           7               7
      Net change in unrealized losses
        on available for sale securities,
        net of taxes of $900 and adjustment
        for after tax gains of $52 ..............                                                       1,152           1,152
                                                                                                                      -------
      Total comprehensive income ................                                                                       6,592
                                                                                                                      -------
      Treasury stock:
        Reissue (2,329 shares)...................                     25                       23                          48
      Cash dividends declared
         ($0.84 per share) ......................                              (3,080)                                 (3,080)
                                                   ------------------------------------------------------------------------------

Balance December 31, 2000 .......................      3,694       3,742       44,631        (692)       (172)         51,203
   Comprehensive income:
      Net income for 2001 .......................                               6,510                                   6,510
   Other comprehensive income:
      Net change in unrealized gains
        on available for sale securities,
        net of taxes of $577 and adjustment
        for after tax gains of $182 .............                                                       1,124           1,124
                                                                                                                      -------
      Total comprehensive income ................                                                                       7,634
                                                                                                                      -------
      Treasury stock:
        Purchase (38,725 shares) ................                                            (770)                       (770)
        Reissue (12,044 shares) .................                     11                      226                         237
      Cash dividends declared
         ($0.93 per share) ......................                              (3,410)                                 (3,410)
                                                   ------------------------------------------------------------------------------

Balance December 31, 2001 .......................     $3,694      $3,753      $47,731     $(1,236)    $   952         $54,894
                                                   ==============================================================================

        The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                               8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies

Unless otherwise indicated, amounts are in thousands, except per share data.

Business and Organization:

     CNB Financial Corporation ("the Corporation"), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank ("the Bank"). The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation is also subject to examination by Federal regulators. The Corporation's market area is in the central region of the state of Pennsylvania.

Basis of Financial Presentation:

     The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, County National Bank, CNB Investment Corporation and County Reinsurance Company. These statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates:

     To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, mortgage servicing rights and fair values of financial instruments are particularly subject to change.

Operating Segments:

     FAS No.131 requires disclosures about an enterprise's operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Corporation's chief decision-makers monitor the revenue streams of the various Corporation's products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, the Corporation's business activities are currently confined to one segment which is community banking.

Securities:

     When purchased, investments are classified as held to maturity, trading or available for sale. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of tax, on securities classified as available for sale are recorded as other comprehensive income. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading.

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

Loans:

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.`

     Interest income with respect to loans and leases is accrued on the principal amount outstanding. The Bank discontinues the accrual of interest when, in the opinion of management, there exists doubt as to the ability to collect such interest. Loan fees and certain direct origination costs are deferred and the net amount amortized as an adjustment to the related loan interest income yield over the terms of the loans.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

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

     Management determines the adequacy of the allowance based on historical patterns of charge-offs and recoveries, information about specific borrower situations, industry experience, and other qualitative factors relevant to the collectability of the loan portfolio. While management believes that the allowance is adequate to absorb probable loan losses, future adjustments may be necessary due to circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

     A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

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

Other Assets:

     Other assets include real estate acquired through foreclosure or in settlement of debt and is stated at the lower of the carrying amount of the indebtedness or fair market value, net of selling costs. The property is evaluated regularly and any decreases in the carrying amount are charged to expense. Any expenses incurred after acquisition are expensed.

Intangibles:

     Purchased intangibles, primarily goodwill and core deposit value, are recorded at cost and amortized over the estimated life. Goodwill amortization is straight-line over 10 years, and core deposit amortization is straight-line over 10 years.

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

Mortgage Servicing Rights (MSR's):

     Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized MSR's are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized MSR's are evaluated for impairment based on the fair value of those rights. The MSR's recognized, $203 in 2001 and $72 in 2000, are included in other assets.

Treasury Stock:

     The purchase of the Corporation's common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              10
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

Stock Options:

     FAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Since the Corporation has elected to use the accounting in APB No. 25, pro forma disclosures of net income and earnings per share are made as if the fair value method of accounting, as defined by FAS No. 123, had been applied.

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

Restrictions on Cash:

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 2001, was approximately $50, which was maintained in vault cash.

New Accounting Standards:

     New accounting standards required all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Corporation's financial statements.

     In October, 2001, the FASB issued SFAS No. 144, 'Accounting for the Impairment or Disposal of Long-Lived Assets'. SFAS 144 supercedes SFAS 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, 'Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business'. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less costs to sell. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

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

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
11
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

2.   Earnings Per Share

     Earnings per share (EPS) is calculated on the weighted average number of common shares outstanding during the year. Currently a dual presentation of basic and diluted EPS is required. The computation of basic and diluted EPS is shown below (in thousands, except per share data):

                                                        Years Ended December 31
                                                      --------------------------
                                                        2001      2000      1999
                                                      ------    ------    ------
Net income applicable to common stock ............    $6,510    $5,433    $4,604
Weighted-average common shares outstanding .......     3,661     3,665     3,665
                                                      ------    ------    ------
Basic earnings per share .........................    $ 1.78    $ 1.48    $ 1.26
                                                      ======    ======    ======
Net income applicable to common stock ............    $6,510    $5,433    $4,604
Weighted-average common shares outstanding .......     3,661     3,665     3,665
Dilutive effects of assumed
   exercise of stock options .....................         3        --         6
                                                      ------    ------    ------
Total weighted-average common
   shares and equivalents ........................     3,664     3,665     3,671
                                                      ------    ------    ------
Diluted earnings per share .......................    $ 1.78    $ 1.48    $ 1.25
                                                      ======    ======    ======

     Stock options for 26,500 and 47,500 shares of common stock were not considered in computing diluted earnings per common share for 2001 and 2000 because they were antidilutive.

3.   Securities

     Investment securities at December 31, 2001 and 2000 were as follows:

                                                       December 31, 2001                            December 31, 2000
                                            ----------------------------------------   --------------------------------------------
                                                            Unrealized                                  Unrealized
                                            Amortized    ---------------      Market   Amortized     -----------------       Market
                                              Cost       Gains    Losses      Value       Cost       Gains      Losses       Value
                                            ----------------------------------------   --------------------------------------------
Securities available for sale:
   U.S. Treasury .........................  $ 14,046    $  263   $    (1)   $ 14,308    $ 23,045      $122     $    (8)    $ 23,159
   U.S. Government agencies
      and corporations ...................    24,073       503        (7)     24,569      25,926       105         (11)      26,020
   Obligations of States and
      Political Subdivisions .............    25,450       478      (175)     25,753      35,111       428        (197)      35,342
   Mortgage-backed securities ............    39,073       238      (308)     39,003      18,243        20        (211)      18,052
   Corporate notes and bonds .............    40,563       967      (514)     41,016      26,998       220        (569)      26,649
   Marketable equity securities ..........     8,115        97      (104)      8,108       7,186       164        (322)       7,028
                                            ----------------------------------------   --------------------------------------------
Total securities available for sale ......  $151,320    $2,546   $(1,109)   $152,757    $136,509   $(1,509)    $(1,318)    $136,250
                                            ========================================   ============================================

     On December 31, 2001 investment securities carried at $24,885 were pledged to secure public deposits and for other purposes as provided by law.

     The following is a schedule of the contractual maturity of investments excluding equity securities, at December 31, 2001:

                                               Available for Sale
                                          Amortized Cost  Market Value
                                          --------------  ------------
1 year or less ........................      $ 18,806       $ 19,142
1 year-5 years ........................        44,017         45,070
5 years-10 years ......................        18,202         18,681
After 10 years ........................        23,107         22,753
                                             --------       --------
                                              104,132        105,646
                                             --------       --------
Mortgage-backed securities ............        39,073         39,003
                                             --------       --------
   Total securities ...................      $143,205       $144,649
                                             ========       ========

     Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              12
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

     Information pertaining to security sales is as follows:

                    Proceeds       Gross Gains    Gross Losses
                    --------       -----------    ------------
     2001           $19,089           $371            $95
     2000             7,483            176             97
     1999            17,513            124             88

     On July 1, 2000, the Corporation adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 allows the Corporation a one time reclassification of securities held to maturity to classification as available for sale or trading to allow hedging of securities. The Corporation had no derivatives. The Corporation transferred securities with a carrying value of $3,431 previously classified as held to maturity to available for sale upon adoption. The unrealized gain on the securities transferred totaled $10. On July 1, 2000, the Corporation's equity and comprehensive income increased $7 (after tax effects) as a result of the transfer.

4.   Loans

     Total Loans at December 31, 2001 and 2000 are summarized as follows:

                                                             2001           2000
                                                         --------       --------
Commercial, Financial and Agricultural ...............   $ 98,745       $ 79,229
Residential Mortgage .................................    154,115        160,525
Commercial Mortgage ..................................     73,904         59,680
Installment ..........................................     39,442         40,126
Lease Receivables ....................................     22,249         30,318
                                                         --------       --------
                                                         $388,455       $369,878
                                                         ========       ========

     Lease receivables at December 31, 2001 and 2000 are summarized as follows:

                                                             2001          2000
                                                          -------       -------
Lease payment receivable..............................    $ 8,991       $12,869
Estimated residual values.............................     13,258        17,449
                                                          -------       -------
Gross lease receivables ..............................     22,249        30,318
Less unearned income .................................     (2,281)       (3,719)
                                                          -------       -------
Net lease receivables ................................    $19,968       $26,599
                                                          =======       =======

     At December 31, 2001 and 2000, net unamortized loan costs of $721 and $711, respectively, have been included in the carrying value of loans.

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

     Deposit accounts that have overdrawn their current balance, overdrafts, are reclassified to loans. Overdrafts included in loans are $2,583 in 2001 and $1,587 in 2000.

     Nonperforming loans were as follows:

                                                             2001          2000
                                                           ------        ------
Loans past due over 90 days still on accrual .........     $  432        $1,136
Nonaccrual loans .....................................     $1,174        $  652

     Nonperforming loans include all (or almost all) impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment. No loans were determined to be impaired at December 31, 2001 and 2000, nor were any loans during the years then ended.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

5.   Allowance for Loan and Lease Losses

     Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows:

                                                 2001         2000         1999
                                              -------      -------      -------
Balance, Beginning of Year ..............     $ 3,879      $ 3,890      $ 3,314
Charge-offs .............................      (1,015)        (967)        (616)
Recoveries ..............................         151          149          193
                                              -------      -------      -------
   Net Charge-offs ......................        (864)        (818)        (423)
Provision for Loan and Lease Losses .....       1,080          807          643
Acquisition .............................          --           --          356
                                              -------      -------      -------
Balance, End of Year ....................     $ 4,095      $ 3,879      $ 3,890
                                              =======      =======      =======

6.   Premises and Equipment

     The following summarizes Premises and Equipment at December31:

                                                            2001         2000
                                                         -------      -------
Land ...............................................     $ 1,650      $ 1,527
Premises and Leasehold Improvements ................      11,080       11,035
Furniture and Equipment ............................       7,955        7,359
                                                         -------      -------
                                                          20,685       19,921
Less Accumulated Depreciation and Amortization .....      (8,200)      (7,116)
                                                         -------      -------
   Premises and Equipment, Net .....................     $12,485      $12,805
                                                         =======      =======

     Depreciation on Premises and Equipment amounted to $1,183 in 2001, $1,099 in 2000, $957 in 1999.

     The Corporation is committed under four noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2001 are as follows:

     2002             $  154
     2003                145
     2004                113
     2005                113
     2006                113
     Thereafter          756
                      ------
                      $1,394
                      ======

     Rental expense, net of rental income, charged to occupancy expense for 2001, 2000, and 1999 was $111, $141 and $184, respectively.

7.   Intangible Assets, Net

     The following table reflects the components of the intangible assets at December 31:

                                                            2001         2000
                                                         -------      -------
Intangible assets ....................................   $17,993      $17,534
Less: accumulated amortization .......................    (5,228)      (3,405)
                                                         -------      -------
Intangible assets, net ...............................   $12,765      $14,129
                                                         =======      =======

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              14
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

8.   Deposits

     The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31:

Time Deposits Maturing:                                       2001       2000
                                                          --------   --------
     2002............................................     $192,365   $120,432
     2003 ...........................................       16,025    103,844
     2004 ...........................................       10,052      5,780
     2005 ...........................................       10,564      6,634
     Thereafter .....................................        5,915      6,100
                                                          --------   --------
     ................................................     $234,921   $242,790
                                                          ========   ========

     Certificates of Deposit of $100,000 or more totaled $34,030 and $32,574 at December 31, 2001 and2000, respectively.

9.   Other Borrowings

     Other borrowings include $308 and $1,891 of demand notes payable to the U.S. Treasury Department at December 31, 2001 and 2000, respectively. These notes are issued under the U.S. Treasury Department's program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. The Corporation has available a $5 million line of credit with an unaffiliated institution. Terms of the line are floating at 30 day LIBOR plus 180 basis points which equated to a rate of 3.91% at year end. The outstanding balance on the loan at year end 2001 was $710. At year end 2001, the Bank had remaining borrowing capacity with the FHLB of $161 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $76,421 and certain mortgage loans with a value of $162,619. Also, other borrowings include advances from the Federal Home Loan Bank (FHLB) at December 31, 2001, and 2000 as follows:

                                                     December 31,
              Interest Rate    Maturity          2001          2000
              ------------------------------------------------------
     Variable
              Overnight           Daily        $ 2,250       $ 1,450
                    (a)          3/1/10         10,000        10,000
                    (b)          1/3/11         10,000            --
                                               -------       --------
     Total borrowed funds                      $22,250       $11,450
                                                =======       =======

     (a) Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.16, the interest rate was 6.09% at December 31, 2001.
     (b) Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.20, the interest rate was 4.95% at December 31, 2001.

     Following are maturities of borrowed funds as of December 31, 2001:

                     2002        $ 3,268
                     2003             --
                     2004             --
                     2005             --
                     2006             --
               Thereafter        $20,000
                                 -------
     Total Borrowed Funds        $23,268
                                 =======

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
15
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

10.  Income Taxes

     The following is a summary of the tax provision:

                                                   2001         2000        1999
                                                -------       ------      ------
Current ..................................      $ 3,138       $1,535      $  849
Deferred .................................         (842)         269         611
                                                -------       ------      ------
Net provision for Income Taxes ...........      $ 2,296       $1,804      $1,460
                                                =======       ======      ======

     The applicable portion of the current year provision related to the gains on sales of available for sale securities is $94, $27, and $12 in 2001, 2000 and 1999, respectively.

     The components of the net deferred tax liability as of December 31, 2001 and 2000 are as follows:

                                                                 2001       2000
                                                               ------     ------
Deferred tax assets
   Allowance for loan losses .............................     $1,273     $1,110
   Post-retirement benefits ..............................        118         92
   Intangible ............................................        582        384
   Deferred compensation .................................        162        100
   Merger costs ..........................................         60         68
   Unrealized loss on securities available for sale ......         --         88
   Other .................................................         60         68
                                                               ------     ------
                                                                2,255      1,910
Deferred tax liabilities
   Premises and equipment ................................        354        393
   Vehicle leasing .......................................      3,771      4,176
   Unrealized gain on securities available for sale ......        488
   Other .................................................        135        100
                                                               ------     ------
                                                                4,748      4,669
                                                               ------     ------
Net deferred tax liability ...............................     $2,493     $2,759
                                                               ======     ======

     The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows:

                              2001       %     2000       %     1999       %
                            -------   ----  -------   -----  -------   -----
Tax at statutory rate ....  $2,994    34.0   $2,461    34.0   $2,062    34.0
Tax exempt income, net        (715)   (8.1)    (773)  (10.7)    (749)  (12.3)
Other ....................      17     0.2      116     1.6      147     2.4
                            ------    ----   ------   -----   ------   -----
Income tax provision .....  $2,296    26.1   $1,804    24.9   $1,460    24.1
                            ======    ====   ======   =====   ======   =====

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

     The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plan. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

method of SFAS No. 123, net income and earnings per share for 2001, 2000 and 1999 would have been adjusted to the pro forma amounts indicated below:

                                                   2001      2000      1999
                                                 ------    ------    ------
Net income                    As reported        $6,510    $5,433    $4,604
                                Pro forma        $6,471    $5,414    $4,541

Earnings Per Share-Basic      As reported        $ 1.78    $ 1.48    $ 1.26
                                Pro forma        $ 1.77    $ 1.48    $ 1.24

Earnings Per Share-Diluted    As reported        $ 1.78    $ 1.48    $ 1.26
                                Pro forma        $ 1.77    $ 1.48    $ 1.24

     For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants issued:

                               2001         2000          1999
                               ----         ----          ----
Dividend Yield                  4.9%         3.1%          3.5%
Volatility                     25.9%        24.8%         17.3%
Risk-free interest rates        2.2%         6.3%          6.0%
Expected option lives      6.0 years    5.7 years       6 years

     A summary of the status of the common stock plans, adjusted retroactively for the effects of stock splits, is presented below:

                                                               Weighted - average           Remaining
                                                      Shares       Exercise Price    Contractual Life
                                                      ------   ------------------    ----------------
Outstanding, at January 1, 1999 ..................        --             --
Granted ..........................................    18,250         $28.25              10 years
Exercised ........................................        --             --
Forfeited.........................................        --             --
Outstanding, at January 1, 2000 ..................     8,250          28.25               9 years
Granted ..........................................    29,250          19.98              10 years
Exercised ........................................        --             --
Forfeited.........................................        --             --
Outstanding, at December 31, 2000.................    47,500          23.12
Granted ..........................................    21,500          22.50              10 years
Exercised ........................................        --             --
Forfeited.........................................        --             --
                                                      ------         ------
Outstanding, at December 31, 2001.................    69,000         $22.93
                                                      ======         ======

                                                         2001           2000
                                                      -------         ------
Options exercisable ..............................     16,437          4,562
Fair value of options granted during the year.....    $  3.22         $ 5.14

Options outstanding at year-end 2001 were as follows:

                      Outstanding                      Exerciseable
               ----------------------------      -----------------------
                           Weighted Average                     Weighted
Range of                      Remaining                         Average
Exercise                     Contractual                        Exercise
Prices         Number            Life            Number          Price
--------       ------      ----------------      ------         --------
$18-$28        69,000          9 years           16,437         $24.57
               ======          =======           ======         ======

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
17
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

12.  Employee Benefit Plans

     The Bank provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan for 2001, based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $85. In 2000 and 1999, contributions to the plan were 9 percent of total compensation plus 5.7 percent of the compensation in excess of $76. The Corporation recognized expense of $308 in 2001, $462 in 2000, and $419 in 1999.

     In addition, the Bank sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Bank, in 2001, at 1% for every 1% contributed up to three percent then 0.5% for every 1% contributed up to four percent in total of the employee's compensation. Matching contributions in 2000 and 1999 were 0.25% for every 1% contributed up to 1% of the employee's compensation. The Bank's contributions were $187, $28, and $40 in 2001, 2000, and 1999, respectively.

     The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the change in the benefit obligation and funded status:

December 31                                        2001     2000     1999
                                                  -----    -----    -----
   Benefit obligation at beginning of year....    $ 501    $ 434    $ 463
      Interest cost ..........................       37       32       30
      Service cost ...........................       31       25       25
      Actual claim expense ...................      (22)     (31)     (26)
      Interest on claim expense ..............       --        1       --
      Actuarial (gain)/loss ..................       (9)      40      (58)
                                                  -----    -----    -----
   Benefit obligation at end of year .........    $ 538    $ 501    $ 434
                                                  =====    =====    =====

December 31                                        2001     2000     1999
                                                  -----    -----    -----
   Funded status of plan......................    $(538)   $(501)   $(434)
   Unrecognized actuarial (gain)/loss.........       37       46        5
   Unrecognized prior service cost............       --       --       --
   Unrecognized transition obligation ........       88       95      103
                                                  -----    -----    -----
   Accrued benefit cost.......................    $(413)   $(360)   $(326)
                                                  =====    =====    =====

December 31                                        2001     2000     1999
                                                  -----    -----    -----
   Net periodic post-retirement benefit cost:
      Service cost ...........................    $  31    $  25    $  25
      Interest cost ..........................       37       32       30
      Amortization of transition obligation
         over 21 years .......................        7        7        8
                                                  -----    -----    -----
                                                  $  75    $  64    $  63
                                                  =====    =====    =====

     The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 7.50% in 2001 and 2000. The health care cost trend rate used to measure the expected costs of benefits for 2001 is 8.0%, and 7.0% thereafter. A one percent increase in the health care trend rates would result in an increase of $79 in the benefit obligation of December 31, 2001, and would increase the service and interest costs by $13 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $63 and $10 in the benefit obligation and service and interest costs, respectively, at December 31, 2001. The presentation above for the years 2001, 2000 and 1999 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

13.  Related Party Transactions

     In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $7,888 on December 31, 2001 compared to $6,577 at December 31, 2000. During 2001, $15,899 of new loans were made and repayments totaled $14,588.

     Deposits from principal officers, directors and their affiliates at year-end 2001 and 2000 were $4,474 and $3,171.

     The Bank entered into an operating lease with a director of the Corporation for a one year term which can be renewed for one year. The annual lease payments of $11,400 were determined based on prevailing terms in the market area. All ongoing operating and general maintenance expenses are the responsibility of the director.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              18
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

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

     The table below summarizes the Corporation and Bank's regulatory capital levels:

                                                                              December 31,
Risk Based Capital                                       2001                                         2000
                                   ------------------------------------------------  -----------------------------------------------
                                   Regulatory   Ratio to      Minimum   Well         Regulatory  Ratio to     Minimum    Well
                                   Capital      Risk Assets   Required  Capitalized  Capital     Risk Assets  Required   Capitalized
                                   ------------------------------------------------  -----------------------------------------------
Tier 1
CNB Financial Corporation ........   $41,508       9.90%        4.0%       6.0%      $38,176         10.35%     4.0%       6.0%
County National Bank .............    38,877       9.35%        4.0%       6.0%       34,181          9.24%     4.0%       6.0%

Tier 1 + Tier 2 Capital
CNB Financial Corporation ........    45,603      10.87%        8.0%      10.0%       42,078         11.40%     8.0%      10.0%
County National Bank .............    42,972      10.33%        8.0%      10.0%       38,083         10.30%     8.0%      10.0%

Leverage
CNB Financial Corporation ........    41,508       7.16%        4.0%       5.0%       38,176          7.10%     4.0%       5.0%
County National Bank .............    38,877       6.75%        4.0%       5.0%       34,181          6.41%     4.0%       5.0%

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

     Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 2001, $5.8 million of undistributed earnings of the Bank was available for distribution to the Corporation as dividends, without prior regulatory approval.

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

15.  Financial Instruments with Off-balance Sheet Risk

     In the normal course of business, to meet the financing needs of its customers, the Bank enters into commitments involving financial instruments with off-balance sheet risks. Commitments to extend credit are agreements to lend to a customer at a future date, subject to the meeting of the contractual terms. These commitments generally have fixed expiration dates (less than one year), and require the payment of a fee. The Bank utilizes the same credit policies in making these obligations as it does for on-balance-sheet instruments. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers. However, since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. As of December 31, 2001, the

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
19
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

Bank had $13.0 million of unused credit card lines; $13.6 million of unfunded home equity lines of credit; $66.7 million in other outstanding loan commitments and $2.1 million in standby letters of credit. The fixed rate portion of total commitments is $10.8 million having interest rates ranging from 4.27% to 12.00%.

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

17.  Fair Value of Financial Instruments

     Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, other borrowings, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of off balance sheet items is not materially different from the nominal value.

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

                                        December 31, 2001            December 31, 2000
                                    ------------------------     ------------------------
                                     Carrying         Fair        Carrying       Fair
                                      Amount          Value        Amount        Value
                                    --------       ----------    ---------    -----------
ASSETS
Cash and short-term assets .......  $  19,391       $  19,391     $  17,973    $  17,973
Securities .......................    152,757         152,757       136,250      136,250
Net loans ........................    362,110         374,471       332,034      353,975
FHLB and Federal Reserve stock          1,932           1,932         3,025        3,025
Accrued interest receivable ......      3,569           3,569         4,079        4,079

LIABILITIES
Deposits .........................   (506,640)       (510,695)     (485,217)    (490,682)
Other borrowings .................    (23,268)        (23,268)      (13,341)     (13,341)
Accrued interest payable .........     (1,679)         (1,679)       (1,945)      (1,945)

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              20
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

18.  Parent Company Only Financial Information

CONDENSED BALANCE SHEETS                                       December 31,
                                                           ------------------
ASSETS                                                        2001       2000
                                                           -------    -------
   Cash ................................................   $    72    $    88
   Investment in bank subsidiary .......................    52,268     48,532
   Investment in non-bank subsidiaries .................     3,236      2,697
   Other assets ........................................       896        911
                                                           -------    -------
      TOTAL ASSETS .....................................   $56,472    $52,228
                                                           =======    =======

LIABILITIES
   Income taxes payable ................................   $   (21)   $   (12)
   Deferred tax liability ..............................        (3)        (1)
   Other liabilities ...................................     1,602      1,038
      TOTAL LIABILITIES ................................     1,578      1,025
      TOTAL SHAREHOLDERS' EQUITY .......................    54,894     51,203
                                                           -------    -------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......   $56,472    $52,228
                                                           =======    =======

CONDENSED STATEMENTS OF INCOME                                          Year ended December 31,
                                                                     --------------------------
INCOME                                                                 2001       2000       1999
                                                                     ------     ------     ------
   Dividends from:
      Bank subsidiary ...........................................    $3,555     $2,309     $2,544
      Non bank subsidiaries .....................................        --        770        750
      Securities available for sale .............................        --         --         35
   Other ........................................................       116        131         62
                                                                     ------     ------     ------
         TOTAL INCOME ...........................................     3,671      3,210      3,391
                                                                     ------     ------     ------
EXPENSES ........................................................      (190)      (187)      (220)
                                                                     ------     ------     ------
   INCOME BEFORE INCOME TAXES AND EQUITY
    IN DISTRIBUTED NET INCOME OF SUBSIDIARY .....................     3,481      3,023      3,171
      Applicable income tax (obligation) benefit ................        22         19         50
   Equity in undistributed net income of bank subsidiary              2,751      3,006      1,919
   (Distributions in excess of)/equity in undistributed
      net income of non-bank subsidiaries .......................       256       (615)      (536)
                                                                     ------     ------     ------
         NET INCOME .............................................    $6,510     $5,433     $4,604
                                                                     ======     ======     ======


CONDENSED STATEMENTS OF CASH FLOWS                                      Year ended December 31,
                                                                    -----------------------------
Cash flows from operating activities:                                  2001       2000       1999
                                                                    -------    -------    -------
Net income ......................................................   $ 6,510    $ 5,433    $ 4,604
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Equity in undistributed net income of bank subsidiary ........    (2,751)    (3,006)    (1,919)
   Equity in undistributed net income of non-bank subsidiaries ..      (256)       615        536
   (Increase) Decrease in other assets ..........................        15         15       (919)
   Increase (Decrease) in other liabilities .....................       553         11        957
                                                                    -------    -------    -------
   Net cash provided by operating activities ....................     4,071      3,068      3,259
                                                                    -------    -------    -------

Cash flows from investing activities:
Capital transfer to subsidiary ..................................      (144)        --         --
Purchase of securities available for sale .......................        --         --       (119)
                                                                    -------    -------    -------
   Net cash used in investing activities ........................      (144)        --       (119)

Cash flows from financing activities:
Dividends paid ..................................................    (3,410)    (3,080)    (2,897)
Net treasury stock activity .....................................      (533)        48       (579)
                                                                    -------    -------    -------
   Net cash used in financing activities ........................    (3,943)    (3,032)    (3,476)
Net increase (decrease) .........................................       (16)        36      (336)
Cash beginning of year ..........................................        88         52        388
                                                                    -------    -------    -------
Cash end of year ................................................   $    72    $    88    $    52
                                                                    =======    =======    =======

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
21
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             Notes to Consolidated Financial Statements (continued)
--------------------------------------------------------------------------------

19.  Other Comprehensive Income (Loss)

     Other comprehensive income (loss) components and related taxes were as follows:

                                                    2001     2000      1999
                                                  ------   ------   -------
Unrealized holding gains and losses on
   available for sale securities ..............   $1,979   $1,825   $(4,295)
Cumulative effect of securities transferred ...       --        7        --
Less reclassification adjustments for gains and
   losses later recognized in income ..........      276       76        36
                                                  ------   ------   -------
Net unrealized gains and losses ...............    1,703    1,756    (4,331)
Tax effect ....................................      579      597    (1,472)
                                                  ------   ------   -------
Other comprehensive income (loss) .............   $1,124   $1,159   $ 2,859
                                                  ======   ======   =======

20.  Quarterly Financial Data (Unaudited)

     The unaudited quarterly results of operations for the years ended December 2001 and2000 are as follows (in thousands, except per share data):

                                                                  Quarters Ended
                                                      2001                                   2000
                                  ---------------------------------------   -----------------------------------------
                                  March 31   June 30   Sept. 30    Dec.31   March 31   June 30    Sept. 30    Dec.31
                                  ---------------------------------------   -----------------------------------------
Total interest income .........   $10,339    $10,304    $10,220    $9,946    $9,916    $10,171    $10,271    $10,288
Net interest income ...........     5,195      5,323      5,445     5,699     5,234      5,248      5,153      5,177
Provision for loan losses .....       270        270        270       270       180        207        210        210
Non-interest income ...........     1,157      1,219      1,676     1,546       965      1,154      1,124      1,238
Non-interest expense ..........     4,270      4,302      4,489     4,313     4,332      4,335      4,224      4,358
Net income ....................     1,382      1,503      1,735     1,890     1,247      1,393      1,393      1,400
Net income per share, basic ...      0.38       0.41       0.47      0.52      0.34       0.38       0.38       0.38
Net income per share, diluted..      0.38       0.41       0.47      0.52      0.34       0.38       0.38       0.38

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              22
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         Report of Independent Auditors
--------------------------------------------------------------------------------

Board of Directors and Shareholders
CNB Financial Corporation
Clearfield, PA

We have audited the accompanying consolidated statement of condition of CNB Financial Corporation as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The 1999 financial statements were audited by other auditors, whose report dated February 15, 2000 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2001 and 2000, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                      /s/ Crowe, Chizek and Company LLP
                                      ------------------------------------------
                                          Crowe, Chizek and Company LLP

Cleveland, Ohio
February 7, 2002

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
23
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Statistical Information
--------------------------------------------------------------------------------

Quarterly Share Data

     The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2001, the approximate number of shareholders of record of the Corporation's common stock was 1,800.


Price Range of Common Stock                                   Cash Dividends Paid
                                 2001             2000
                             High      Low    High      Low                                   2001     2000
                           ---------------  ---------------                                  -----    -----
First Quarter ..........   $18.50   $14.75  $25.00   $18.75   First Quarter .............    $0.23    $0.21
Second Quarter..........    21.00    16.25   21.00    16.25   Second Quarter ............     0.23     0.21
Third Quarter...........    20.00    17.50   20.00    16.50   Third Quarter .............     0.23     0.21
Fourth Quarter..........    23.50    18.50   16.75    14.50   Fourth Quarter ............     0.24     0.21
                                                                                             -----    -----
                                                                                             $0.93    $0.84

Trust and Asset Management Division
 Funds under Management(Market Value)

($'s in thousands)                                       2001         2000
                                                     --------     --------
Personal Trusts, Estates and Agency Accounts ....    $194,884     $183,860
Corporate Accounts ..............................      11,747       10,612
                                                     --------     --------
Total ...........................................    $206,631     $194,472
                                                     ========     ========

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              24
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Selected Financial Data
--------------------------------------------------------------------------------

                                                                Year Ended December 31
(dollars in thousands, except per share data)                                     2001
   Interest Income                                              ----------------------
    Loans including fees ......................................        $ 31,323
    Deposits with banks .......................................             169
    Federal funds sold ........................................             434
    Investment securities:
      U.S. treasury securities ................................           1,113
      Securities of U.S. government agencies and corporations .           2,862
      Obligations of states and political subdivisions ........           1,526
      Other securities ........................................           3,382
                                                                       --------
    Total interest and dividend income ........................          40,809

Interest expense
    Deposits ..................................................          17,971
    Other borrowing ...........................................           1,176
                                                                       --------
    Total interest expense ....................................          19,147

Net interest income ...........................................          21,662
Provision for loan losses .....................................           1,080
                                                                       --------
Net interest income after provision for loan losses ...........          20,582

Non-interest income ...........................................           5,598
Non-interest expenses .........................................          17,374
Income before taxes ...........................................           8,806

Applicable income taxes .......................................           2,296
      Net income ..............................................        $  6,510

Per share data

    Basic .....................................................        $   1.78
    Fully diluted .............................................        $   1.78
    Dividends declared ........................................        $   0.93
    Book value per share at year end ..........................        $  15.08

 At end of period
    Total assets ..............................................        $592,794
    Securities ................................................         152,757
    Loans, net of unearned discount ...........................         386,173
    Allowance for loan losses .................................           4,095
    Deposits ..................................................         506,640
    Shareholders' equity ......................................          54,894

Key ratios
    Return on average assets ..................................            1.11%
    Return on average equity ..................................           12.15%
    Loan to deposit ratio .....................................           75.41%
    Dividend payout ratio .....................................           52.38%
    Average equity to average assets ratio ....................            9.17%

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
25
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              Five Year Comparison
--------------------------------------------------------------------------------

         2000              1999              1998              1997
     --------          --------          --------          --------
     $ 32,075          $ 27,990          $ 25,166          $ 23,209
          137                60                12                 1
           67               386               369               271

        1,378               989             1,134             1,366
        2,706             2,383             2,503             1,663
        1,813             1,888             1,414             1,307
        2,470             1,557               694               634
     --------          --------          --------          --------
       40,646            35,253            31,292            28,451

       18,660            15,579            13,714            12,459
        1,174               981               934               430
     --------          --------          --------          --------
       19,834            16,560            14,648            12,889

       20,812            18,693            16,644            15,562
          807               643               707               931
     --------          --------          --------          --------
       20,005            18,050            15,937            14,631

        4,481             3,675             3,172             2,749
       17,249            15,661            12,231            11,037
     --------          --------          --------          --------
        7,237             6,064             6,878             6,343

        1,804             1,460             1,835             1,648
     --------          --------          --------          --------
     $  5,433          $  4,604          $  5,043          $  4,695
     ========          ========          ========          ========

     $   1.48          $   1.26          $   1.37          $   1.27
     $   1.48          $   1.25          $   1.37          $   1.27
     $   0.84          $   0.80          $   0.72          $   0.68
     $  13.96          $  13.00          $  13.41          $  12.65

     $555,365          $561,162          $468,917          $403,779
      136,250           143,563           113,675            83,571
      366,156           362,764           311,141           286,113
        3,879             3,890             3,314             3,062
      485,217           500,751           398,082           345,760
       51,203            47,643            49,372            46,606

         0.97%             0.91%             1.18%             1.23%
        10.80%             9.50%            10.43%            10.44%
        74.66%            71.67%            76.94%            81.86%
        56.69%            62.92%            51.32%            51.76%
         9.01%             9.59%            11.31%            11.81%

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              26
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

GENERAL

     The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation ("the Corporation") is presented to provide insight into management's assessment of financial results. The Corporation's subsidiary County National Bank ("the Bank") provides financial services to individuals and businesses within the Bank's market area made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. County National Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"). The financial condition and results of operations are not intended to be indicative of future performance. The Corporation's subsidiary, CNB Investment Corporation, is incorporated in Wilmington, DE. CNB Investment Corporation maintains investments in debt and equity securities. County Reinsurance Company, a subsidiary, is a Corporation of Arizona. County Reinsurance Company provides credit life and disability for customers of County National Bank. Management's discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

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

     On September 24, 1999, the Bank acquired four full service offices in north central PA from an unaffiliated institution. The offices are located in the communities of Johnsonburg and Ridgway in Elk County and Bradford and Kane in McKean County. The purchase included $21.7 million in loans, $116.2 million in deposits and certain fixed assets associated with the offices. All locations continue to operate as full service branches of the Bank. This purchase and the previously discussed purchase of the Punxsutawney office are referred to hereafter as the Acquisitions .

     On August 18, 1999, the Corporation acquired The First National Bank of Spangler ("Spangler") located in Northern Cambria, PA. The merger, which was accounted for as a pooling of interests, was affected by issuing 237,500 shares of CNB Financial Corporation common stock in exchange for 100% of the outstanding shares of Spangler. After consummation of the merger, Spangler was merged into County National Bank. The merger included $23.0 million in loans, $29.0 million in deposits, $4.6 million in capital and other assets and liabilities. All historical financial information has been restated to reflect the merger.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
27
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

FINANCIAL CONDITION

     The following table presents ending balances ($'s in millions), growth (reduction) and the percentage change during the past two years:

                                  2001      Increase      %       2000      Increase      %        1999
                                 Balance   (Decrease)   Change   Balance   (Decrease)   Change   Balance
                                 -----------------------------------------------------------------------
Total assets                      $592.8     $37.4       6.7      $555.4     (5.9)       (1.0)    $561.2
Total loans, net                   382.1      19.8       5.5       362.3      3.4         0.9      358.9
Total securities                   152.8      16.5      12.1       136.3     (4.4)       (3.1)     140.7
Total deposits                     506.6      21.4       4.4       485.2    (15.6)       (3.1)     500.8
Total shareholders' equity          54.9       3.7       7.2        51.2      3.6         7.4       47.6

     The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

     The increase in assets during 2001 was attributed to a Corporate wide focus on retail checking accounts. In addition to retail checking accounts, we have continued to improve and enhance our commercial relationships. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents totaled $19,391,000 at December 31, 2001 compared to $17,973,000 on December 31, 2000. The fluctuation is not significant as this section of the balance sheet has been in this range most of the year.

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

SECURITIES

     Securities increased 12.1% since December 31, 2000. A large part of the increase resulted from purchasing $10 million of corporate notes using borrowings from the Federal Home Loan Bank of Pittsburgh. Both the borrowing and the notes were of similar maturities. Also, adding to the increase was a change in the fair market valuation of the bond portfolio. In a declining interest rate environment, bond prices generally increase. This increase gave the Corporation an increase in unrealized gain of $1,710,000. The Corporation generally buys into the market over time and does not attempt to "time" its transactions. In doing this the highs and lows of the market are averaged into the portfolio and minimizes the overall effect of different rate environments.

     A shift in the portfolio occurred during 2001 with the investment mix shifting from US treasury and municipal securities to agency CMOs and corporate notes. The Corporation invested in longer bonds with current payments as deposit growth continued to be strong throughout much of the year.

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

LOANS

     The Corporation's loan volume was strong during the last six months of 2001. Our lending is focused in the west central Pennsylvania market and consists principally of retail lending, which includes single family residential mortgages and other consumer lending, and also commercial lending primarily to locally owned small businesses. We expect loan demand to remain steady over the next several quarters in these and other market areas of the Bank.

     Contributing to the growth in loans was an increase of $19.5 million in commercial loans. These loans are not concentrated in one area nor were they in a single industry. The Corporation also experienced a 23.8% growth in commercial mortgages as we continue to expand our presence within the market area.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              28
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

LOAN CONCENTRATION

     The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2001, no concentration exists within our commercial or real estate loan portfolio as related to concentration of 10% of the total loans. Residential real estate lending continues to be the largest component of the loan portfolio.

LOAN QUALITY

     The Corporation has established written lending policies and procedures that require underwriting standards, loan documentation, and credit analysis standards to be met prior to funding a loan. Subsequent to the funding of a loan, ongoing review of credits is required. Credit reviews are performed annually on a minimum of 60% of the commercial loan portfolio by an outsourced loan review partner. See "Allowance for Loan and Lease Losses" for further discussion of credit review procedures.

     The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

at December 31,                                      2001         2000       1999
                                                   --------    ---------   ---------
Nonperforming assets:
   Non-accrual loans                               $  1,174    $    652    $    862
   Accrual loans greater than
      89 days past due                                  432       1,136         886
   Foreclosed assets held for sale                      361         783         394
                                                   --------    --------    --------
Total nonperforming assets                         $  1,967    $  2,571    $  2,142
                                                   ========    ========    ========
Total loans, net of unearned income                $386,173    $366,156    $362,764
Nonperforming loans as a percent of loans, net         0.42%       0.49%       0.48%

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

     The table below shows activity within the allowance account over the past three years:

Allowance for Loan and Lease Losses
 ($'s in thousands)                       Years Ended December 31,
                                     -----------------------------------
                                       2001         2000         1999
                                     --------     --------     --------
Balance at beginning of Period       $  3,879     $  3,890     $  3,314
Charge-offs:
   Commercial and financial                38          144           59
   Commercial mortgages                   162            3           30
   Residential mortgages                   87           12           54
   Installment                            494          413          380
   Lease receivables                      234          395           93
                                     --------     --------     --------
                                        1,015          967          616
Recoveries:
   Commercial and financial                 1           17           79
   Commercial mortgages                     4            3            1
   Residential mortgages                    8           --            4
   Installment                             83           95          103
   Lease receivables                       55           34            6
                                     --------     --------     --------
                                          151          149          193
                                     --------     --------     --------
      Net charge-offs:                   (864)        (818)        (423)

Provision for possible loan losses      1,080          807          999
                                     --------     --------     --------
Balance at end-of-period             $  4,095     $  3,879     $  3,890
                                     ========     ========     ========
Loans, net of unearned               $386,173     $366,156     $362,764
Allowance to net loans                   1.06%        1.06%        1.07%
Specific allocation                      0.73%        0.60%        0.58%
Unallocated                              0.33%        0.46%        0.49%

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
29
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

     The adequacy of the allowance for loan and lease losses is subject to a formal analysis by the credit administrator of the Bank. As part of the formal analysis, delinquencies and losses are monitored monthly. The loan portfolio is divided into several categories in order to better analyze the entire pool. First is a selection of "watch" loans that is given a specific reserve. The remaining loans are pooled, by category, into these segments:

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

     The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan and Lease Losses

Balance at end of period      2001      2000
                             ------   ------
Commercial and financial     $1,066   $  706
Commercial mortgages            466      303
Residential mortgages           560      508
Installment                     519      473
Lease receivables               212      221
Unallocated                   1,272    1,668
                             ------   ------
Total                        $4,095   $3,879
                             ======   ======

     The results for the previous two years indicate higher allocations required for specific pools. This result is based on two main factors. First, the growth of our portfolio requires larger dollars to cover similar credit risks. Secondly, economic factors both in our market area and nationwide have lead to trends of increased charge-offs in recent years. The Bank did experience an increase in net charge-offs for 2001 when compared to 2000 and 1999. The unallocated allowance is determined based on management's knowledge of the portfolio, recent trends within the industry, historical trends reviewed monthly, and the local economy. Also, management utilizes peer group data surveying a group of similarly sized organizations which develop current information for comparative purposes.

     Most significantly consumer charge-offs remain high as the national trend is towards higher delinquencies and more personal bankruptcies. We are experiencing an increase in charge-offs in the lease area as this portfolio ages. The allowance for loan and lease losses is deemed to be adequate to absorb probable losses in the portfolio at December 31, 2001.

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

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              30
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

     The Corporation experienced an increase of 4.4% in deposits during 2001. Per the table below, growth was in the low cost deposit categories. These are the types focused on during 2001 in various promotions. The following table reflects the Corporation's deposits by category (in thousands):

                                         2001       2000        1999
                                       --------   --------    --------
Checking, Non-Interest Bearing         $ 60,241   $ 52,757    $ 54,891
Checking, Interest Bearing              132,177    116,730     121,614
Savings Accounts                         79,301     72,940      73,006
Certificates of Deposit                 234,921    242,790     251,240
                                       --------   --------    --------
                                       $506,640   $485,217    $500,751
                                       ========   ========    ========

SHAREHOLDERS' EQUITY

     The Corporation's capital provided the strong base for our profitable growth. Total shareholders' equity increased 7.2% in 2001. The increase was the result of an increase of $1,124,000 in accumulated other comprehensive income which represents an increase in unrealized gain in available-for-sale securities, net of taxes. The remainder of the growth is a result of earnings net of dividends.

     With 100% of the securities classified as available-for-sale, this portion of the balance sheet is more sensitive to the change in market value of securities. In 2001, interest rates declined resulting in increased valuations in the available-for-sale category of securities. The status of the investment markets do not affect the Corporation's equity position for regulatory capital standards as discussed below.

     The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established "risk-based" capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 10.87% as of December 31, 2001 is well above the minimum standard of 8%. The Tier 1 capital ratio of 9.90% also is above the regulatory minimum of 4%. The leverage ratio, 7.16%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation's capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

     Liquidity measures an organizations' ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 7 of the accompanying financial statements provide analysis of the Corporation's cash and cash equivalents and the sources and uses of liquidity. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $183 million with only $22 million outstanding at year end 2001. Management feels the Corporation's current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2001

OVERVIEW OF THE INCOME STATEMENT

     In 2001, net income was $6,510,000 an increase of 19.8% compared to 2000 net income of $5,433,000. The increase is a combination of increased net interest income and non-interest income with virtually no change in non-interest expense.

     Net income prior to merger and acquisition costs and amortization of intangible assets and goodwill for 2001 was $7.6 million compared to $6.7 million for 2000. The increase indicates an improvement in 2001 of 14.6% over 2000. The major reason for the increase is the net interest income which increased $850,000 or 4.1% over 2000. Also the net interest margin was unchanged in 2001 on growth of average earning assets of $21.1 million to $537,523,000, an increase of 4.1%.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
31
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

INTEREST INCOME AND EXPENSE

     Net interest income totaled $21,662,000 for 2001, an increase of 4.1% over 2000. Continued growth in loans along with reduced funding costs has been the primary factor in this increase. This was also aided by the large growth of investments during 2001. Total interest income for 2001 increased by $163,000 or 0.4% while interest expense decreased by $687,000 or 3.5% when compared to 2000. The Corporation has placed an emphasis on increasing lower cost transactional deposit accounts. The cost of funds declined 30 basis points from 4.40% in 2000 to 4.10% in 2001.

     The Corporation recorded a provision for loan and lease losses of $1,080,000 for 2001 compared to $807,000 for 2000. The increase in provision is a result of a higher level of net charge-offs during 2001 coupled with the other factors discussed previously in the loan section of this discussion.

NON-INTEREST INCOME

     Non-interest income increased $1,117,000 or 24.9% in 2001 compared to 2000. The service charges on deposit accounts is the main source of the increase. The change in service charge income for 2001 was an increase of $621,000 or 27.2% over 2000. The overall growth in deposit customers accounts for the growth in this area. Also, trust income is up $91,000 or 9.8% over 2000 mainly due to growth in trust assets of $12,159,000 or 6.3%.

     The Corporation owns equity securities of various entities that are carried at their current fair market value. During 2001, the gains realized from the sale of securities totaled $276,000 compared to $79,000 in 2000. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

NON-INTEREST EXPENSE

     The costs associated with operating the Corporation rose by 0.7% to $17,374,000 during 2001 compared to 2000. These costs include but are not limited to salaries, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The Corporation focused on non-interest expenses throughout much of 2000 and2001 to maximize efficiencies through growth and automation. The minimal increase is due to process efficiencies that were implemented in the fourth quarter of 2000.

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

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              32
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

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

     The Corporation owns equity securities of various entities that are carried at their current fair market value. During 2000, the gains (losses) realized from these securities totaled $100,000 compared to $(25,000) in 1999. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

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

RETURN ON EQUITY

     The return on average shareholder's equity ("ROE") for 2001 was 12.15% compared to 10.80% and 9.50% for 2000 and 1999 respectively. The increase in 2001 can be attributed primarily to the Corporation's efforts to become more efficient and profitable after the growth in 1999. The ROE exclusive of the amortization expense for recorded intangible assets was 14.39% compared to 13.23% in 2000. Management anticipates increases in the ROE during 2002 as earnings are expected to continue improving.

RETURN ON ASSETS

     The Corporation's return on average assets ("ROA") was 1.11% in 2001 up from 0.97% in 2000 and 0.91% recorded in 1999. Increased ROA can be attributed to growing net interest income as well as increased non-interest income.

FEDERAL INCOME TAX EXPENSE

     Federal income taxes increased to $2,296,000 in 2001 compared to $1,804,000 in 2000. This increase year to date can be attributed to the Corporation's higher taxable income during the period. The effective tax rates were 26.1%, 24.9% and 24.1% for 2001, 2000 and 1999, respectively. We anticipate the effective tax rate to maintain these levels as our tax exempt income remains stable.

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

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
33
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2001 was -19.28% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was -4.48% at December 31, 2000.

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

     The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2001 and 2000:

                                      2001       2000
                                    --------   --------
Static 1-Yr. Cumulative Gap         (19.28%)    (4.48%)
Earnings Simulation
   -200 bps vs. Stable Rate          10.62%     13.42%
   +200 bps vs. Stable Rate         (16.05%)   (16.00%)

     The interest rate sensitivity position at December 31, 2001 was liability sensitive in the short-term and asset sensitive for periods longer than one year. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              34
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations
--------------------------------------------------------------------------------

FUTURE OUTLOOK

     Management's focus for 2002 is to continue to increase our retail business. This will enable us to better control our cost of funds and create higher returns for our shareholders through increased profitability. Our strategy began in the first quarter of 2001 by aggressively seeking new checking customers. We will continue a similar direct marketing approach throughout 2002. Other strategies will be implemented throughout the year to encourage consumer loan growth. Management continues to be encouraged by the growth in markets served by the Bank. In addition to deposits, the traditional funding source for the Corporation, we will continue to manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings. These opportunities will be evaluated and used when possible to enhance earnings throughout 2002.

     Loan growth was good during the last six months of 2001. A concerted effort to sure up our pricing based on risk has resulted in increased loan yields compared to the overall decline in market interest rates. Management believes that the rate of loan growth will be moderate in 2002 and expects the loan to deposit ratio to remain constant throughout 2002.

     Enhancing non-interest income and controlling non-interest expense are important factors in the success of the Corporation and is measured in the financial services industry by the efficiency ratio, calculated according to the following: non-interest expense (less amortization of intangibles) as a percentage of fully taxable net interest income and non-interest income (net of provision for ALLL and non-recurring income). For the year December 31, 2001, the efficiency ratio was 54.6% compared to 57.2% for 2000 and 58.4% for 1999.

     The efficiency ratio was positively impacted by increased non-interest income resulting from more customers. Management will continue its emphasis on this area during 2002 with a goal of improved efficiency along with improved non-interest income.

     The interest rate environment will continue to play an important role in the future earnings of the Corporation. The net interest margin in 2001 held steady compared to 2000 even with the dramatic drop in interest rates. However, overall net interest income continues to increase due to growth in interest earning assets. Management will closely monitor the net interest margin in 2002 as much of the earnings of the Corporation are derived from interest.

     Management concentrates on return on average equity and earnings per share evaluations, plus other methods, to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 2002.

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

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
35
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               Board of Directors
--------------------------------------------------------------------------------

CNB FINANCIAL CORPORATION AND COUNTY NATIONAL BANK

William R. Owens
Chairman of the Board
Retired, Formerly Vice President, Secretary and
Treasurer, CNB Financial Corporation and President
& Chief Executive Officer, County National Bank

Robert E. Brown
Vice President, E. M. Brown, Inc.
(Coal Producer)

William F. Falger
President and Chief Executive Officer,
CNB Financial Corporation;
President and Chief Executive Officer,
County National Bank

William A. Franson
Executive Vice President and Secretary,
CNB Financial Corporation;
Executive Vice President & Cashier, Chief
Operating Officer, County National Bank

Richard D. Gathagan
Principal, Gathagan Investment Company, LLP
(Diversified Investments)

James J. Leitzinger
President, Leitzinger Realty (Real Estate
Investments)

Dennis L. Merrey
Retired, Formerly President,
Clearfield Powdered Metals, Inc.(Manufacturer)

James P. Moore
Retired, Formerly President & Chief Executive
Officer, CNB Financial Corporation and Chairman of the Board, County National Bank

Robert C. Penoyer
President, Penoyer Contracting Co., Inc. (Contractor)

Jeffrey S. Powell
President, J.J. Powell, Inc.
(Petroleum Distributor)

James B. Ryan
Retired, Formerly Vice President of Sales, Marketing,
Windfall Products, Inc. (Manufacturer)

Peter F. Smith
Attorney at Law

Joseph L. Waroquier, Sr.
Retired, Formerly President,
Waroquier Coal Company (Coal Producer)

DIRECTORS EMERITUS
L. E. Soult, Jr.

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              36
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    Officers
--------------------------------------------------------------------------------

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

Donald E. Shawley
Senior Vice President & Senior Trust Officer

TRUST & ASSET MANAGEMENT SERVICES

Donald E. Shawley
Senior Vice President & Senior Trust Officer

Calvin R. Thomas, Jr.
Vice President, Trust Officer

Andrew J. Woolridge
Investment Officer

Lisa A. Fredette
Trust Officer

Glenn R. Pentz
Trust Officer

Vickie L. Pingie
Assistant Trust Officer

LENDING OPERATIONS

Robin L. Hay
Vice President, Community Banking

Stanley G. Kaizer
Vice President, Community Banking, DuBois

William J. Mills
Vice President, Community Banking, St. Marys

Richard L. Sloppy
Vice President, Community Banking

Joseph H. Yaros
Vice President, Community Banking, Bradford

Duane P. Shifter
Vice President, Downtown Office, Clearfield

Christopher L. Stott
Vice President, Mortgage Lending

David W. Ogden
Assistant Vice President, Credit Administration

Ruth Anne Ryan
Assistant Vice President, Dealer Center

Michael C. Sutika
Assistant Vice President, Community Banking

Eric P. Schmader
Community Banking, Ridgway

Richard L. Bannon
Credit Administration Officer

Denise J. Greene
Banking Officer, Community Banking, Clearfield

Paul A. McDermott
Banking Officer, Community Banking, Philipsburg

Larry A. Putt
Banking Officer, Community Banking, Clearfield

Gregory R. Williams
Banking Officer, Community Banking, Clearfield

Christopher N. Norris
Collection Officer

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
37
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    Officers
--------------------------------------------------------------------------------

BRANCH DIVISION

Jacqueline A. Hynd
Vice President, Office Administration

Jeffrey A. Herr
Vice President,
Presqueisle Street Office, Philipsburg

Beatrice H. Wittman
Assistant Vice President,
Regional Banking

Mary A. Baker
Assistant Vice President,
Northern Cambria Office

Rodger L. Read
Assistant Vice President, Madera Office and
Osceola Mills Office

Deborah M. Young
Assistant Vice President,
Washington Street Office and BiLo Office,
St. Marys

Patricia D. Arlington
Community Office Manager,
Bradford Washington Street Office

Dawn M. Gier
Community Office Manager,
Johnsonburg Office

Kathy J. McKinney
Community Office Manager,
Houtzdale Office

Francine M. Papa
Community Office Manager,
Ridgway Office

Jo Ellen Potter
Community Office Manager,
Plaza Office, Philipsburg

Douglas M. Shaffer
Community Office Manager, Punxsutawney Office

Susan J. Shimmel
Community Office Manager,
Old Town Road Office, Clearfield

Jennifer A. Smith
Community Office Manager,
Bradford Main Street Office

Steven C. Tunall
Community Office Manager, Kane Office

ADMINISTRATIVE SERVICES

Mary Ann Conaway
Vice President, Human Resources

Helen G. Kolar
Vice President, Marketing & Sales

Rachel E. Larson
Vice President, Operations

Edward H. Proud
Vice President, Information Systems

Thomas J. Ammerman, Jr.
Bank Security Officer

Donna J. Collins
Compliance Officer

Susan B. Kurtz
Customer Service Officer

Duane B. Luzier
Network Administration Officer

C. Glenn Myers
Controller & Assistant Financial Officer

Dennis J. Sloppy
Information Systems Officer

Brenda L. Terry
Banking Officer

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
                                                                              38
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Shareholder Information
--------------------------------------------------------------------------------

ANNUAL MEETING

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 16, 2002 at 2:00 p.m. at the Corporation's Headquarters in Clearfield, PA.

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
     (814) 765-9621

FORM  10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

     CNB Financial Corporation
     1 S. Second Street
     P.O. Box 42
     Clearfield, PA 16830
     ATTN: Shareholder Relations

QUARTERLY SHARE DATA

For information regarding the Corporation's quarterly share data, please refer to page 24 in the 2001 Annual Report Financial Section.

MARKET MAKERS

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

     Ferris Baker Watts, Inc.
     6 Bird Cage Walk
     Hollidaysburg, PA 16648
     (800) 343-5149

     Hopper Soliday & Co., Inc.
     1703 Oregon Pike
     P.O. Box 4548
     Lancaster, PA 17604-4548
     (800) 456-9234

     F. J. Morrissey & Co.
     1700 Market Street, Suite  1420
     Philadelphia, PA 19103
     (800) 842-8928

     Parker Hunter, Inc.
     484 Jeffers Street
     P.O. Box 1105
     DuBois, PA 15801
     (800) 238-0067

     Ryan, Beck & Co.
     401 City Avenue Suite 902
     Bala Cynwyd, PA 19004-1122
     (800) 223-8969

CORPORATE PROFILE

County National Bank, a subsidiary of CNB Financial Corporation, is a leader in providing integrated financial solutions, which creates value for both consumers and businesses. These solutions consist of a family of products and services developed to support the evolving needs of our customers from traditional to innovative. For over 136 years, we have prided ourselves in building long-term customer relationships by being reliable and competitively priced.

Being a regional independent community bank in North Central Pennsylvania, we have approximately 238 employees who make our customer service more responsive, reliable and empathetic. In addition, we offer a variety of delivery channels, which includes 20 full-service offices, telephone banking (1- 888-641-6554), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800- 492-3221).

                                  [LOGO] FDIC

--------------------------------------------------------------------------------
                   CNB Financial Corporation and Subsidiaries
                               2001 Annual Report
39
--------------------------------------------------------------------------------