Form 10-K, Exhibit 13
period 2002-12-31
CNB FINANCIAL CORP/PA
filed 2003-03-28
CIK 736772

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data)                                                           DECEMBER 31
                                                                                   ----------------------------
                                                                                           2002            2001
                                                                                   ------------    ------------
ASSETS
Cash and due from banks ........................................................   $     16,748    $     17,350
Interest bearing deposits with other banks .....................................          5,779           2,041
                                                                                   ------------    ------------
   CASH AND CASH EQUIVALENTS ...................................................         22,527          19,391
Securities available for sale ..................................................        185,025         152,757
Loans held for sale ............................................................          3,924           5,334
Loans and leases ...............................................................        421,507         388,455
   Less: unearned discount .....................................................          1,143           2,282
   Less: allowance for loan and lease losses ...................................          5,036           4,095
                                                                                   ------------    ------------
   NET LOANS ...................................................................        415,328         382,078
Federal Home Loan Bank and Federal Reserve Stock ...............................          3,388           1,932
Premises and equipment, net ....................................................         12,129          12,485
Accrued interest and other assets ..............................................         13,603           6,052
Mortgage servicing rights ......................................................            512             368
Goodwill .......................................................................         10,821          10,821
Other intangible assets ........................................................          1,261           1,576
                                                                                   ------------    ------------
   TOTAL ASSETS ................................................................   $    668,518    $    592,794
                                                                                   ============    ============

LIABILITIES
Deposits:
   Non-interest bearing deposits ...............................................   $     56,010    $     60,241
   Interest bearing deposits ...................................................        489,127         446,399
                                                                                   ------------    ------------
   TOTAL DEPOSITS ..............................................................        545,137         506,640
Short-term borrowings ..........................................................          2,000             308
Federal Home Loan Bank advances ................................................         40,000          22,250
Accrued interest and other liabilities .........................................          9,348           7,992
Long-term debt .................................................................             --             710
Trust preferred securities .....................................................         10,000              --
                                                                                   ------------    ------------
   TOTAL LIABILITIES ...........................................................        606,485         537,900
                                                                                   ------------    ------------

SHAREHOLDERS' EQUITY
Common stock $1.00 par value for 2002 and 2001
Authorized 10,000,000 shares for 2002 and 2001
Issued 3,693,500 shares for 2002 and 2001 ......................................          3,694           3,694
Additional paid in capital .....................................................          3,747           3,753
Retained earnings ..............................................................         52,065          47,731
Treasury stock, at cost (46,245 shares for 2002 and 53,568 shares for 2001) ....           (974)         (1,236)
Accumulated other comprehensive income .........................................          3,501             952
                                                                                   ------------    ------------

   TOTAL SHAREHOLDERS' EQUITY ..................................................         62,033          54,894
                                                                                   ------------    ------------

   TOTAL LIABILITIES & SHAREHOLDERS' EQUITY ....................................   $    668,518    $    592,794
                                                                                   ============    ============

        The accompanying notes are an integral part of these statements.

                 CNB FINANCIAL CORPORATION AND SUBSIDIARIES 5 2002 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)                               YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------
                                                                  2002            2001           2000
                                                          ------------    ------------   ------------
INTEREST AND DIVIDEND INCOME
Loans including fees ..................................   $     30,294    $     31,323   $     32,075
Deposits with banks ...................................             84             169            137
Federal funds sold ....................................            267             434             67
Securities:
   Taxable ............................................          6,507           6,788          5,990
   Tax-exempt .........................................          2,136           1,526          1,813
   Dividends ..........................................            448             569            564
                                                          ------------    ------------   ------------
   TOTAL INTEREST AND DIVIDEND INCOME .................         39,736          40,809         40,646

INTEREST EXPENSE
Deposits ..............................................         12,908          17,971         18,660
Federal Home Loan Bank advances and other debt ........          2,016           1,176          1,174
Trust preferred securities ............................            277              --             --
                                                          ------------    ------------   ------------
   TOTAL INTEREST EXPENSE .............................         15,201          19,147         19,834
                                                          ------------    ------------   ------------
   Net interest income ................................         24,535          21,662         20,812
   Provision for loan losses ..........................          1,800           1,080            807
                                                          ------------    ------------   ------------
   Net interest income after provision for loan
    losses.............................................         22,735          20,582         20,005

NON-INTEREST INCOME
Trust & asset management fees .........................            910           1,015            924
Service charges - deposit accounts ....................          3,360           2,900          2,279
Other service charges and fees ........................            476             525            604
Net security gains ....................................             (7)            276             79
Net gain on sale of loans .............................            247              45             53
Other .................................................          1,052             837            542
                                                          ------------    ------------   ------------
   TOTAL NON-INTEREST INCOME ..........................          6,038           5,598          4,481

NON-INTEREST EXPENSES
Salaries ..............................................          6,670           6,151          6,185
Employee benefits .....................................          2,060           2,027          2,263
Net occupancy expense of premises .....................          2,397           2,439          2,392
Data processing .......................................          1,492           1,261          1,207
Goodwill amortization .................................             --           1,438          1,438
Intangible amortization ...............................            452             385            414
Director's fees .......................................            675             346            156
Other .................................................          3,561           3,327          3,194
                                                          ------------    ------------   ------------
   TOTAL NON-INTEREST EXPENSES ........................         17,307          17,374         17,249
                                                          ------------    ------------   ------------
Income before income taxes ............................         11,466           8,806          7,237
Applicable income taxes ...............................          2,800           2,296          1,804
                                                          ------------    ------------   ------------
Net income ............................................   $      8,666    $      6,510   $      5,433
                                                          ============    ============   ============

EARNINGS PER SHARE
Basic .................................................   $       2.38    $       1.78   $       1.48
Diluted ...............................................   $       2.38    $       1.78   $       1.48

        The accompanying notes are an integral part of these statements.

                 CNB FINANCIAL CORPORATION AND SUBSIDIARIES 6 2002 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)                                                            YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
                                                                       2002            2001            2000
                                                               ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................................   $      8,666    $      6,510    $      5,433
Adjustments to reconcile net income to
 net cash provided by operations:
   Provision for loan losses ...............................          1,800           1,080             807
   Depreciation and amortization ...........................          1,577           3,006           2,951
   Amortization, accretion and deferred loan fees ..........           (148)           (520)           (477)
   Deferred taxes ..........................................         (1,640)           (434)            269
   Security (gains) losses .................................              7            (276)            (79)
   Gain on sale of loans ...................................           (247)            (45)            (53)
   Net losses (gains) on dispositions of acquired property..            (12)            (16)              4
   Proceeds from sales of loans ............................         34,086          27,728           9,461
   Origination of loans for sale ...........................        (32,428)        (30,524)         (9,521)
Changes in:
   Interest receivable and other assets ....................         (8,234)            438            (386)
   Interest payable and other liabilities ..................          1,674           2,249          (1,280)
                                                               ------------    ------------    ------------
Net cash from operating activities .........................          5,101           9,196           7,129

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities, prepayments and calls of:
     Securities held to maturity ...........................             --              --             310
     Securities available for sale .........................         45,543          49,698          23,541
   Proceeds from sales of securities available for sale ....          1,258          19,081           7,483
   Purchase of securities available for sale ...............        (75,754)        (83,513)        (25,200)
   Loan origination and payments, net ......................        (34,351)        (20,160)         (3,593)
   (Purchase) of Federal Reserve Bank Stock and
    Federal Home Loan Bank Stock ...........................         (1,483)             --            (150)
   Net, purchase of premises and equipment .................           (769)           (863)         (1,050)
   Proceeds from the sale of foreclosed assets .............            438             572             264
                                                               ------------    ------------    ------------
Net cash from investing activities .........................        (65,118)        (35,185)          1,605

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net change in:
     Checking, money market and savings accounts ...........        (12,028)         29,199          (7,084)
     Certificates of deposit ...............................         50,525          (7,776)         (8,450)
     Treasury stock ........................................            256            (533)             48
   Cash dividends paid .....................................         (4,332)         (3,410)         (3,080)
   Advances from other borrowings ..........................         20,000          10,710          10,000
   Advances from trust preferred securities ................         10,000              --              --
   Repayments of other borrowings ..........................             --              --          (5,000)
   Net advances (repayments) from federal funds purchased ..         (1,268)           (783)          1,591
                                                               ------------    ------------    ------------
Net cash from financing activities .........................         63,153          27,407         (11,975)
                                                               ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents .......          3,136           1,418          (3,241)
Cash and cash equivalents at beginning of year .............         19,391          17,973          21,214
                                                               ------------    ------------    ------------
Cash and cash equivalents at end of period .................   $     22,527    $     19,391    $     17,973
                                                               ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest ..............................................   $     15,505    $     19,533    $     19,773
     Income taxes ..........................................          3,730           2,670           1,600

SUPPLEMENTAL NON CASH DISCLOSURES:
   Transfers from securities held to maturity to
    securities available for sale ..........................   $         --    $         --    $      3,431
   Transfers to other real estate owned ....................   $        277    $        166    $        627

        The accompanying notes are an integral part of these statements.

                 CNB FINANCIAL CORPORATION AND SUBSIDIARIES 7 2002 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(in thousands, except per share data)

                                                                                                       ACCUMULATED
                                                                 ADDITIONAL                               OTHER        TOTAL
                                                       COMMON      PAID-IN      RETAINED   TREASURY   COMPREHENSIVE  SHAREHOLDERS'
                                                       STOCK       CAPITAL      EARNINGS     STOCK        INCOME        EQUITY
                                                     -----------------------------------------------------------------------------
Balance January 1, 2000 ..........................   $   3,694    $   3,717    $  42,278   $    (715) $      (1,331) $      47,643
   Comprehensive income:
     Net income for 2000 .........................                                 5,433                                     5,433
   Other comprehensive income:
     Cumulative effect of securities
      transferred, net ...........................                                                                7              7
     Net change in unrealized losses
      on available for sale securities,
      net of taxes of $900 and adjustment
      for after tax gains of $52 .................                                                            1,152          1,152
                                                                                                                     -------------
     Total comprehensive income ..................                                                                           6,592
                                                                                                                     -------------
     Treasury stock:
       Reissue (2,329 shares) ....................                       25                       23                            48
     Cash dividends declared
       ($0.84 per share) .........................                                (3,080)                                   (3,080)
                                                     -----------------------------------------------------------------------------

Balance December 31, 2000 ........................       3,694        3,742       44,631        (692)          (172)        51,203
   Comprehensive income:
     Net income for 2001 .........................                                 6,510                                     6,510
   Other comprehensive income:
     Net change in unrealized gains
      on available for sale securities,
      net of taxes of $577 and adjustment
      for after tax gains of $182 ................                                                            1,124          1,124
                                                                                                                     -------------
     Total comprehensive income ..................                                                                           7,634
                                                                                                                     -------------
     Treasury stock:
       Purchase (38,725 shares) ..................                                              (770)                         (770)
       Reissue (12,044 shares) ...................                       11                      226                           237
     Cash dividends declared
       ($0.93 per share) .........................                                (3,410)                                   (3,410)
                                                     -----------------------------------------------------------------------------
Balance December 31, 2001 ........................       3,694        3,753       47,731      (1,236)           952         54,894
   COMPREHENSIVE INCOME:
     Net income for 2002 .........................                                 8,666                                     8,666
   OTHER COMPREHENSIVE INCOME:
     Net change in unrealized gains
      on available for sale securities,
      net of taxes of $1,313 and adjustment
      for after tax losses of ($5) ...............                                                            2,549          2,549
                                                                                                                     -------------
     Total comprehensive income ..................                                                                          11,215
                                                                                                                     -------------
     TREASURY STOCK:
       Purchase (16,156 shares) ..................                                              (380)                         (380)
       Reissue (23,479 shares) ...................                       (6)                     642                           636
     Cash dividends declared
       ($1.18 per share) .........................                                (4,332)                                   (4,332)
                                                     -----------------------------------------------------------------------------
Balance December 31, 2002 ........................   $   3,694   $    3,747    $  52,065   $    (974) $       3,501  $      62,033
                                                     =============================================================================

        The accompanying notes are an integral part of these statements.

                 CNB FINANCIAL CORPORATION AND SUBSIDIARIES 8 2002 ANNUAL REPORT

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

OPERATING SEGMENTS:
        FAS No. 131 requires disclosures about an enterprise's operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Corporation's chief decision makers monitor the revenue streams of the various Corporation's products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, the Corporation's business activities are currently confined to one segment which is community banking.

SECURITIES:
        When purchased, securities are classified as held to maturity, trading or available for sale. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of tax, on securities classified as available for sale are recorded as other comprehensive income. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading.
        The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for the amortization of premiums and the accretion of discounts over the period through contractual maturity or, in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Such amortization is included in interest income from securities. Securities are written down to fair value when a decline in fair value is not temporary. Gains and losses on securities sold is based on the specific identification method.

LOANS:
        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.
        Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

                 CNB FINANCIAL CORPORATION AND SUBSIDIARIES 9 2002 ANNUAL REPORT

        All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

DIRECT LEASE FINANCING:
        Financing of equipment, principally consisting of automobiles, is provided to customers under lease arrangements accounted for as direct financing leases. These leases are reported in loans as a net amount, consisting of the aggregate of lease payments receivable and estimated residual values, less unearned income. Income is recognized in a manner which results in an approximate level yield over the lease term.

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

FORECLOSED ASSETS:
        Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

BANK OWNED LIFE INSURANCE:
        The Corporaton has purchased life insurance policies on certain officers. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

GOODWILL AND OTHER INTANGIBLE ASSETS:
        Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on January 1, 2002, the Corporation ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. The effect on net income of ceasing goodwill amortization in 2002 was $950.
        Other intangible assets consist of acquired customer relationship intangible assets arising from the purchase of customer lists. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which is 10 years.

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

MORTGAGE SERVICING RIGHTS (MSR's):
        Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized MSR's are reported

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 10 2002 ANNUAL REPORT in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized MSR's are evaluated for impairment based on the fair value of those rights. The MSR's recognized were $280 in 2002 and $203 in 2001.

TREASURY STOCK:
        The purchase of the Corporation's common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

STOCK COMPENSATION:
        The Corporation has a common stock plan for key employees and independent directors. The Stock Incentive Plan, which is administered by a committee of the Board of Directors, provides for 250,000 shares of common stock in the form of qualified options, nonqualified options, stock appreciation rights or restrictive stock. For key employees, the plan vesting schedule is one-fourth of granted options per year beginning one year after the grant date with 100% vested on the fourth anniversary. For independent directors, the vesting schedule is one-third of granted options per year beginning one year after the grant date with 100% vested on the third anniversary.
        The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plan. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, net income and earnings per share for 2002, 2001 and 2000 would have been adjusted to the pro forma amounts indicated below:

                                                                  2002           2001           2000
                                                          ------------   ------------   ------------
Net income                          As reported           $      8,666   $      6,510   $      5,433
                Pro forma  compensation expense                     22             39             19
                                                          ------------   ------------   ------------
                                      Pro forma           $      8,644   $      6,471   $      5,414

Earnings Per Share-Basic            As reported           $       2.38   $       1.78   $       1.48
                                      Pro forma           $       2.37   $       1.77   $       1.48

Earnings Per Share - Diluted        As reported           $       2.38   $       1.78   $       1.48
                                      Pro forma           $       2.37   $       1.77   $       1.48

        For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants issued:

                                       2002        2001        2000
                                   --------    --------    --------
Dividend Yield                          4.6%        4.9%        3.1%
Volatility                             13.2%       25.9%       24.8%
Risk-free interest rates                1.2%        2.2%        6.3%
Expected option lives             6.0 years   6.0 years   5.7 years

        A summary of the status of the common stock incentive plan, adjusted retroactively for the effects of stock splits, is presented below:

                                                                                    REMAINING
                                                            WEIGHTED - AVERAGE    CONTRACTUAL
                                                    SHARES      EXERCISE PRICE           LIFE
                                                    ------  ------------------   ------------
Outstanding, at January 1, 2000 .............       18,250  $            28.25        7 years
Granted .....................................       29,250               19.98        8 years
Exercised ...................................           --                  --
Forfeited ...................................           --                  --
                                                    ------  ------------------
Outstanding, at December 31, 2000 ...........       47,500               23.12
Granted .....................................       21,500               22.50        9 years
Exercised ...................................           --                  --
Forfeited ...................................           --                  --
                                                    ------  ------------------
Outstanding, at December 31, 2001 ...........       69,000               22.93
Granted .....................................       22,250               33.25       10 years
Exercised ...................................         (250)              23.50
Forfeited ...................................           --                  --
                                                    ------  ------------------
Outstanding, at December 31, 2002 ...........       91,000  $            25.41
                                                    ======  ==================

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 11 2002 ANNUAL REPORT

                                                           2002         2001         2000
                                                     ----------   ----------   ----------
Options exercisable ..............................       35,083       16,437        4,562
Fair value of options granted during the year ....   $     1.47   $     3.22   $     5.14
Number of authorized shares remaining ............      159,000      181,000      202,500

Options outstanding at year-end 2002 were as follows:

                                                   OUTSTANDING                 EXERCISEABLE
                                           --------------------------   --------------------------
                                                     WEIGHTED AVERAGE                  WEIGHTED
RANGE OF                                                 REMAINING                     AVERAGE
EXERCISE                                                CONTRACTUAL                    EXERCISE
PRICES                                     NUMBER          LIFE         NUMBER          PRICE
---------------                            ------    ----------------   ------       -------------
$18.50 - $33.25                            91,000           8.5 years   35,083       $       23.64
                                           ======    ================   ======       =============

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

RESTRICTIONS ON CASH:
        The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 2002 and 2001, was $50, which was maintained in vault cash.

NEW ACCOUNTING STANDARDS:
        New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Corporation's financial condition or results of operations.

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

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 12 2002 ANNUAL REPORT

2.      EARNINGS PER SHARE

        Earnings per share (EPS) is calculated on the weighted average number of common shares outstanding during the year. Currently a dual presentation of basic and diluted EPS is required. The computation of basic and diluted EPS is shown below (in thousands, except per share data):

                                                           YEARS ENDED DECEMBER 31
                                                     ------------------------------------
                                                           2002         2001         2000
                                                     ----------   ----------   ----------
Net income applicable to common stock ............   $    8,666   $    6,510   $    5,433
Weighted-average common shares outstanding .......        3,638        3,661        3,665
                                                     ----------   ----------   ----------
Basic earnings per share .........................   $     2.38   $     1.78   $     1.48
                                                     ==========   ==========   ==========
Net income applicable to common stock ............   $    8,666   $    6,510   $    5,433
                                                     ----------   ----------   ----------
Weighted-average common shares outstanding .......        3,638        3,661        3,665
Dilutive effects of assumed
 exercise of stock options ........................          10            3           --
                                                     ----------   ----------   ----------
Total weighted-average common
 shares and equivalents ..........................        3,648        3,664        3,665
                                                     ----------   ----------   ----------
Diluted earnings per share .......................   $     2.38   $     1.78   $     1.48
                                                     ==========   ==========   ==========

        Stock options for 18 and 27 shares of common stock were not considered in computing diluted earnings per common share for 2002 and 2001 because they were antidilutive.

3.      SECURITIES

        Securities at December 31, 2002 and 2001 were as follows:

                                                   DECEMBER 31, 2002                               December 31, 2001
                                     ---------------------------------------------   ---------------------------------------------
                                                       UNREALIZED                                      Unrealized
                                     AMORTIZED   ---------------------      FAIR     Amortized   ---------------------      Fair
                                        COST       GAINS       LOSSES      VALUE        Cost       Gains       Losses      Value
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Securities available for sale:
 U.S. Treasury ....................  $  10,169   $     145   $      --   $  10,314   $  14,046   $     263   $      (1)  $  14,308
 U.S. Government agencies
  and corporations ................     26,109         431          (8)     26,532      24,073         503          (7)     24,569
 Obligations of States and
  Political Subdivisions ..........     47,322       2,520        (105)     49,737      25,450         478        (175)     25,753
 Mortgage-backed securities .......     44,622         950         (24)     45,548      39,073         238        (308)     39,003
 Corporate notes and bonds ........     42,819       2,000        (476)     44,343      40,563         967        (514)     41,016
 Marketable equity securities .....      8,680         280        (409)      8,551       8,115          97        (104)      8,108
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total securities available for sale  $ 179,721   $   6,326   $  (1,022)  $ 185,025   $ 151,320   $   2,546   $  (1,109)  $ 152,757
                                     =========   =========   =========   =========   =========   =========   =========   =========

        On December 31, 2002 securities carried at $31,945 were pledged to secure public deposits and for other purposes as provided by law.
        The following is a schedule of the contractual maturity of investments excluding equity securities, at December 31, 2002:

                                                AVAILABLE FOR SALE
                                           AMORTIZED COST   FAIR VALUE
                                           --------------   ----------
1 year or less .........................   $       30,509   $   30,852
1 year-5 years .........................           38,186       39,615
5 years-10 years .......................           18,051       19,779
After 10 years .........................           39,673       40,680
                                           --------------   ----------
                                                  126,419      130,926
                                           --------------   ----------

Mortgage-backed securities .............           44,622       45,548
                                           --------------   ----------
   Total securities ....................   $      171,041   $  176,474
                                           ==============   ==========

        Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 13 2002 ANNUAL REPORT

        Information pertaining to security sales is as follows:

                             PROCEEDS   GROSS GAINS   GROSS LOSSES
                             --------   -----------   ------------
                2002         $  1,258   $        13   $         20
                2001           19,089           371             95
                2000            7,483           176             97

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

4.      LOANS

        Total Loans at December 31, 2002 and 2001 are summarized as follows:

                                                           2002         2001
                                                     ----------   ----------
Commercial, Financial and Agricultural ...........   $  130,121   $   98,745
Residential Mortgage .............................      143,569      154,115
Commercial Mortgage ..............................       97,928       73,904
Installment ......................................       36,289       39,442
Lease Receivables ................................       13,600       22,249
                                                     ----------   ----------
                                                     $  421,507   $  388,455
                                                     ==========   ==========

        Lease receivables at December 31, 2002 and 2001 are summarized as follows:

                                                           2002         2001
                                                     ----------   ----------
Lease payment receivable .........................   $    5,212   $    8,991
Estimated residual values ........................        8,388       13,258
                                                     ----------   ----------
Gross lease receivables ..........................       13,600       22,249
Less unearned income .............................       (1,143)      (2,281)
                                                     ----------   ----------
Net lease receivables ............................   $   12,457   $   19,968
                                                     ==========   ==========

        At December 31, 2002 and 2001, net unamortized loan costs of $699 and $721, respectively, have been included in the carrying value of loans.
        The Bank's outstanding loans and related unfunded commitments are primarily concentrated within Central Pennsylvania. The Bank attempts to limit concentrations within specific industries by utilizing dollar limitations to single industries or customers, and by entering into participation agreements with third parties. Collateral requirements are established based on management's assessment of the customer.
        Deposit accounts that have overdrawn their current balance, overdrafts, are reclassified to loans. Overdrafts included in loans are $973 in 2002 and $2,583 in 2001.

        Nonperforming loans were as follows:

                                                                 2002       2001
                                                             --------   --------
        Loans past due over 90 days still on accrual .....   $  1,106   $    432
        Nonaccrual loans .................................   $  1,830   $  1,174

        Nonperforming loans include all (or almost all) impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment. No loans were determined to be impaired at December 31, 2002 and 2001, nor were any loans during the years then ended.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 14 2002 ANNUAL REPORT

5.      ALLOWANCE FOR LOAN AND LEASE LOSSES

        Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows:

                                                    2002       2001       2000
                                                --------   --------   --------
Balance, Beginning of Year ..................   $  4,095   $  3,879   $  3,890
Charge-offs .................................     (1,064)    (1,015)      (967)
Recoveries ..................................        205        151        149
                                                --------   --------   --------
   Net Charge-offs ..........................       (859)      (864)      (818)
Provision for Loan and Lease Losses .........      1,800      1,080        807
                                                --------   --------   --------
Balance, End of Year ........................   $  5,036   $  4,095   $  3,879
                                                ========   ========   ========

6.      SECONDARY MORTGAGE MARKET ACTIVITIES

        Activity for capitalized mortgage servicing rights was as follows:

                                                        2002      2001
                                                     -------   -------
Servicing rights:
   Beginning of year .............................   $   368   $   256
   Additions .....................................       280       203
   Amortized to expense ..........................      (136)      (91)
                                                     -------   -------
   End of year ...................................   $   512   $   368
                                                     =======   =======

No valuation allowance is deemed necessary as of December 31, 2002 and 2001.

7.      PREMISES AND EQUIPMENT

        The following summarizes Premises and Equipment at December 31:

                                                             2002       2001
                                                         --------   --------
Land .................................................   $  1,650   $  1,650
Premises and Leasehold Improvements ..................     11,365     11,080
Furniture and Equipment ..............................      8,455      7,955
                                                         --------   --------
                                                           21,470     20,685
Less Accumulated Depreciation and Amortization .......     (9,341)    (8,200)
                                                         --------   --------
 Premises and Equipment, Net .........................   $ 12,129   $ 12,485
                                                         ========   ========

        Depreciation on Premises and Equipment amounted to $1,125 in 2002, $1,183 in 2001, $1,099 in 2000.
        The Corporation is committed under four noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2002 are as follows:

                            2003               $   145
                            2004                   113
                            2005                   113
                            2006                   113
                            2007                   115
                            Thereafter             640
                                               -------
                                               $ 1,239
                                               =======

        Rental expense, net of rental income, charged to occupancy expense for 2002, 2001, and 2000 was $87, $111 and $141, respectively.

8.      GOODWILL AND INTANGIBLE ASSETS

        The change in the carrying amount of goodwill for the year is as follows:

Balance as of January 1, 2002             $  10,821
Acquired during the period ...........           --
                                          ---------
Balance as of December 31, 2002 ......    $  10,821
                                          =========

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 15 2002 ANNUAL REPORT

        Goodwill is no longer amortized starting in 2002. The effect of not amortizing goodwill is summarized as follows:

                                            2002       2001      2000
                                        --------   --------   -------
Reported net income .................   $  8,666   $  6,510   $ 5,433
Add back: goodwill amortization,
 net of taxes .......................         --        950       950
                                        --------   --------   -------
Adjusted net income .................   $  8,666   $  7,460   $ 6,383
                                        ========   ========   =======

Basic earnings per share:
   Reported net income ..............   $   2.38   $   1.78   $  1.48
   Goodwill amortization ............         --       0.26      0.26
                                        --------   --------   -------
   Adjusted net income ..............   $   2.38  $    2.04   $  1.74
                                        ========   ========   =======

Diluted earnings per share:
   Reported net income ..............   $   2.38   $   1.78   $  1.48
   Goodwill amortization ............         --       0.26      0.26
                                        --------   --------   -------
   Adjusted net income ..............   $   2.38   $   2.04   $  1.74
                                        ========   ========   =======
ACQUIRED INTANGIBLE ASSETS

Amortized intangible assets:
   Other intangibles ................   $  3,152
   Accumulated amortization .........     (1,891)
                                        --------
      Net ...........................   $  1,261
                                        ========

Aggregate amortization expense:
   2002 .............................   $    315

Estimated amortization expense:
   2003 .............................   $    315
   2004 .............................        315
   2005 .............................        315
   2006 .............................        316

9.      DEPOSITS

        The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31:

                                                           2002
                                                      ---------
Time Deposits Maturing:
        2003 ......................................   $  60,887
        2004 ......................................      37,788
        2005 ......................................      80,654
        2006 ......................................      63,701
        2007 ......................................      41,482
        Thereafter ................................         934
                                                      ---------
        ...........................................   $ 285,446
                                                      =========

        Certificates of Deposit of $100,000 or more totaled $62,983 and $34,030 at December 31, 2002 and 2001, respectively.

10.     OTHER BORROWINGS

        Other borrowings include $2,000 and $308 of demand notes payable to the U.S. Treasury Department at December 31, 2002 and 2001, respectively. These notes are issued under the U.S. Treasury Department's program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. The Corporation has available a $5 million line of credit with an unaffiliated institution. Terms of the line are floating at 30 day LIBOR plus 180 basis points. The outstanding balance on the loan at year end 2002 was $0. At year end 2002, the Bank had remaining borrowing capacity with the FHLB of $146 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $79,081

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 16 2002 ANNUAL REPORT and certain mortgage loans with a value of $162,573. Also, other borrowings include advances from the Federal Home Loan Bank (FHLB) at December 31, 2002, and 2001 as follows:

                                                        DECEMBER 31,
                     Interest Rate   Maturity        2002         2001
                     -------------------------------------------------
        Variable
                         Overnight      Daily    $     --    $   2,250
                               (a)     3/1/10      10,000       10,000
                               (b)     1/3/11      10,000       10,000
                               (c)    1/24/12      20,000           --
                                                 --------    ---------
        Total borrowed funds                     $ 40,000    $  22,250
                                                 ========    =========

        (a) FHLB has option to float the interest rate based on the 3 month LIBOR +.16, the interest rate was 6.09% at December 31, 2002.
        (b) Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.20, the interest rate was 4.95% at December 31, 2002.
        (c) Interest rate is fixed for two years at which time FHLB will convert it to a floating interest rate based on the 3 month LIBOR + .18 if the 3 month LIBOR is equal to or greater than 8.0%, the interest rate was 4.52% as of December 31, 2002.

        Trust Preferred Securities - The Corporation issued $10,000 of floating rate obligated mandatory redeemable securities through a special purpose entity as part of a pooled offering. The rate is determined quarterly and floats based on the 3 month LIBOR plus 3.45% and was 4.85% as of December 31, 2002. The Corporation may redeem them, in whole or in part, at face value after June 26, 2007. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issue costs of $301 have been capitalized and are being amortized through the first call date.

        Following are maturities of borrowed funds as of December 31, 2002:

                        2003        $  2,000
                        2004              --
                        2005              --
                        2006              --
                        2007              --
                  Thereafter          50,000
                                    --------
        Total Borrowed Funds        $ 52,000
                                    ========

11.     INCOME TAXES

        The following is a summary of the tax provision:

                                                 2002       2001       2000
                                             --------   --------   --------
Current ..................................   $  4,166   $  3,138   $  1,535
Deferred .................................     (1,366)      (842)       269
                                             --------   --------   --------
Net provision for Income Taxes ...........   $  2,800   $  2,296   $  1,804
                                             ========   ========   ========

        The applicable portion of the current year provision related to the gains on sales of available for sale securities is $(2), $94, and $27 in 2002, 2001 and 2000, respectively.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 17 2002 ANNUAL REPORT

        The components of the net deferred tax liability as of December 31, 2002 and 2001 are as follows:

                                                              2002       2001
                                                          --------   --------
Deferred tax assets
   Allowance for loan losses ..........................   $  1,712   $  1,273
   Post-retirement benefits ...........................        145        118
   Intangible .........................................        292        582
   Deferred compensation ..............................        283        162
   Merger costs .......................................         52         60
   Other ..............................................         80         60
                                                          --------   --------
                                                             2,564      2,255
Deferred tax liabilities
   Premises and equipment .............................        362        354
   Vehicle leasing ....................................      2,667      3,771
   Unrealized gain on securities available for sale ...      1,803        488
   Other ..............................................        174        135
                                                          --------   --------
                                                             5,006      4,748
                                                          --------   --------
Net deferred tax liability ............................   $  2,442   $  2,493
                                                          ========   ========

        The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows:

                                  2002        %         2001        %         2000       %
                            ----------   ------   ----------   ------   ----------   ------
Tax at statutory rate ...   $    3,898     34.0   $    2,994     34.0   $    2,461     34.0
Tax exempt income, net ..         (959)    (8.4)        (715)    (8.1)        (773)   (10.7)
Other ...................         (139)    (1.2)          17      0.2          116      1.6
                            ----------   ------   ----------   ------   ----------   ------
Income tax provision ....   $    2,800     24.4   $    2,296     26.1   $    1,804     24.9
                            ==========   ======   ==========   ======   ==========   ======

12.     EMPLOYEE BENEFIT PLANS

        The Bank provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan for 2002 and 2001, based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $85. In 2000, contributions to the plan were 9 percent of total compensation plus 5.7 percent of the compensation in excess of $76. The Corporation recognized expense of $340 in 2002, $308 in 2001, and $402 in 2000.
        In addition, the Bank sponsors a contributory defined contribution
Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Bank, in 2002 and 2001, at 1% for every 1% contributed up to three percent then 0.5% for every 1% contributed up to four percent in total of the employee's compensation. Matching contributions in 2000 were 0.25% for every 1% contributed up to 1% of the employee's compensation. The Bank's contributions were $169, $187, and $28 in 2002, 2001, and 2000, respectively.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 18 2002 ANNUAL REPORT

        The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the change in the benefit obligation and funded status:

DECEMBER 31                                                      2002       2001       2000
                                                             --------   --------   --------
  Benefit obligation at beginning of year ................   $    538   $    501   $    434
     Interest cost ......................................          40         37         32
     Service cost ........................................         32         31         25
     Actual claim expense ................................        (14)       (22)       (31)
     Interest on claim expense ...........................         --         --          1
     Actuarial (gain)/loss ...............................         41         (9)        40
                                                             --------   --------   --------
  Benefit obligation at end of year ......................   $    637   $    538   $    501
                                                             ========   ========   ========

DECEMBER 31                                                      2002       2001       2000
                                                             --------   --------   --------
  Funded status of plan                                      $   (637)  $   (538)  $   (501)
  Unrecognized actuarial (gain)/loss                               77         37         46
  Unrecognized prior service cost                                  --         --         --
  Unrecognized transition obligation                               81         88         95
                                                             --------   --------   --------
  Accrued benefit cost                                       $   (479)  $   (413)  $   (360)
                                                             ========   ========   ========

DECEMBER 31                                                      2002       2001       2000
                                                             --------   --------   --------
  Net periodic post-retirement benefit cost:
     Service cost                                            $     32   $     31   $     25
     Interest cost                                                 40         37         32
     Amortization of transition obligation over 21 years            7          7          7
                                                             --------   --------   --------
                                                             $     79   $     75   $     64
                                                             ========   ========   ========

        The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 7.00% in 2002 and 7.50% in 2001. The health care cost trend rate used to measure the expected costs of benefits for 2003 is 8.00%, and 7.00% thereafter. A one percent increase in the health care trend rates would result in an increase of $88 in the benefit obligation of December 31, 2002, and would increase the service and interest costs by $14 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $80 and $12 in the benefit obligation and service and interest costs, respectively, at December 31, 2002. The presentation above for the years 2002, 2001 and 2000 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

13.     RELATED PARTY TRANSACTIONS

        In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $3,981 on December 31, 2002 compared to $7,888 at December 31, 2001. During 2002, $10,700 of new loans were made and repayments totaled $10,430.
        Deposits from principal officers, directors and their affiliates at year-end 2002 and 2001 were $2,817 and $4,474.

14.     CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action.
        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2002 and 2001, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 19 2002 ANNUAL REPORT

        Actual and required capital amounts (in millions) and ratios are presented below at year-end:

                                                                                         To be Well
                                                                                     Capitalized Under
                                                               For Capital           Prompt Corrective
                                            Actual          Adequacy Purposes        Action Provisions
                                       Amount    Ratio       Amount       Ratio      Amount      Ratio
                                      --------   -----    ------------   ------    ----------   -------
2002
Total Capital to risk
weighted assets
   Consolidated                       $ 51,396   10.82%   $     38,000      8.0%   $   47,500      10.0%
   Bank                               $ 54,589   11.67%   $     37,436      8.0%   $   46,795      10.0%
Tier 1 (Core) Capital to risk
weighted assets
   Consolidated                       $ 46,360    9.76%   $     19,000      4.0%   $   28,500       6.0%
   Bank                               $ 49,553   10.59%   $     18,720      4.0%   $   28,077       6.0%
Tier 1 (Core) Capital to
average assets
   Consolidated                       $ 46,360    7.01%   $     26,454      4.0%   $   33,068       5.0%
   Bank                               $ 49,553    7.70%   $     25,751      4.0%   $   32,189       5.0%

                                                                                         To be Well
                                                                                     Capitalized Under
                                                               For Capital           Prompt Corrective
                                            Actual          Adequacy Purposes        Action Provisions
                                       Amount    Ratio       Amount       Ratio      Amount      Ratio
                                      --------   -----    ------------   ------    ----------   -------
2001
Total Capital to risk
weighted assets
   Consolidated                       $ 45,603   10.87%   $     33,549      8.0%   $   41,937      10.0%
   Bank                               $ 42,972   10.33%   $     33,273      8.0%   $   41,591      10.0%
Tier 1 (Core) Capital to risk
weighted assets
   Consolidated                       $ 41,508    9.90%   $     16,775      4.0%   $   25,162       6.0%
   Bank                               $ 38,877    9.35%   $     16,636      4.0%   $   24,954       6.0%
Tier 1 (Core) Capital to
average assets
   Consolidated                       $ 41,508    7.16%   $     23,204      4.0%   $   29,005       5.0%
   Bank                               $ 38,877    6.75%   $     23,030      4.0%   $   28,789       5.0%

        Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 2002, $5.6 million of undistributed earnings of the Bank was available for distribution to the Corporation as dividends, without prior regulatory approval.

15.     OFF-BALANCE SHEET ACTIVITIES

        Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 20 2002 ANNUAL REPORT

        The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

                                   2002                2001
                             ----------------   -----------------
                             FIXED   VARIABLE    Fixed   Variable
                              RATE     RATE      Rate      Rate
                             -----   --------   ------   --------
Commitments to make loans    $ 9.3   $   56.1   $ 10.8   $   55.9
Unused lines of credit and
 letters of credit              --       33.9       --       28.7

        Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 3.42% to 12.00% and maturities ranging from 3 months to 20 years.

16.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, other borrowings, and variable rate loans, deposits or borrowings that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of off balance sheet items is not materially different from the nominal value.
        While these estimates of fair value are based on management's judgment of the most appropriate factors as of the balance sheet date, there is no assurance that the estimated fair values would have been realized if the assets had been disposed of or the liabilities settled at that date, since market values may differ depending on various circumstances. The estimated fair values would also not apply to subsequent dates.
        In addition, other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the above disclosures. Also, non-financial instruments typically not recognized on the balance sheet may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposits, the earnings potential of trust accounts, the trained workforce, customer goodwill and similar items.

                                                        DECEMBER 31, 2002        December 31, 2001
                                                    -----------------------   -----------------------
                                                     CARRYING       FAIR       Carrying       Fair
                                                      AMOUNT        VALUE       Amount        Value
                                                    ----------   ----------   ----------   ----------
ASSETS
Cash and short-term assets                          $   22,527   $   22,527   $   19,391   $   19,391
Securities                                             184,964      184,964      152,757      152,757
Net loans                                              402,871      423,137      362,110      374,471
Federal Home Loan Bank and Federal Reserve stock         3,588        3,588        1,932        1,932
Accrued interest receivable                              3,905        3,905        3,569        3,569

LIABILITIES
Deposits                                              (545,137)    (554,189)    (506,640)    (510,695)
Other borrowings                                       (52,000)     (52,843)     (23,268)     (23,268)
Accrued interest payable                                (1,650)      (1,650)      (1,679)      (1,679)

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 21 2002 ANNUAL REPORT

17.     PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                               DECEMBER 31,
                                                             2002          2001
                                                         --------      --------
ASSETS
 Cash ..............................................     $    113      $     72
 Investment in bank subsidiary .....................       65,281        52,268
 Investment in non-bank subsidiaries ...............        5,769         3,236
 Other assets ......................................        1,159           896
                                                         --------      --------
   TOTAL ASSETS ....................................     $ 72,322      $ 56,472
                                                         ========      ========

LIABILITIES
 Income taxes payable ..............................     $   (140)     $    (21)
 Deferred tax liability ............................            9            (3)
 Trust preferred securities ........................       10,000            --
 Other liabilities .................................          420         1,602
                                                         --------      --------
   TOTAL LIABILITIES ...............................       10,289         1,578
   TOTAL SHAREHOLDERS' EQUITY ......................       62,033        54,894
                                                         --------      --------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......     $ 72,322      $ 56,472
                                                         ========      ========

CONDENSED STATEMENTS OF INCOME

                                                                    YEAR ENDED DECEMBER 31,
                                                                   2002        2001        2000
                                                               --------    --------    --------
INCOME
 Dividends from:
   Bank subsidiary .........................................   $  5,958    $  3,555    $  2,309
   Non bank subsidiaries ...................................         --          --         770
 Other .....................................................        130         116         131
                                                               --------    --------    --------
      TOTAL INCOME .........................................      6,088       3,671       3,210
                                                               --------    --------    --------
 EXPENSES ..................................................       (543)       (190)       (187)
                                                               --------    --------    --------
 INCOME BEFORE INCOME TAXES AND EQUITY
   IN DISTRIBUTED NET INCOME OF SUBSIDIARY .................      5,545       3,481       3,023
    Applicable income tax (obligation) benefit .............       128          22          19
    Equity in undistributed net income of bank subsidiary ..     2,841       2,751       3,006
    (Distributions in excess of)/equity in undistributed
     net income of non-bank subsidiaries ...................       152         256        (615)
                                                               --------    --------    --------
      NET INCOME ...........................................   $  8,666    $  6,510    $  5,433
                                                               ========    ========    ========

CONDENSED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31,
                                                                   2002        2001        2000
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................................  $   8,666   $   6,510   $   5,433
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Equity in undistributed net income of bank subsidiary .....     (2,841)     (2,751)     (3,006)
 Equity in undistributed net income of non-bank subsidiaries       (152)       (256)        615
 (Increase) Decrease in other assets .......................       (263)         15          15
 Increase (Decrease) in other liabilities ..................     (1,284)        553          11
                                                              ---------   ---------   ---------
 Net cash provided by operating activities .................      4,126       4,071       3,068
                                                               --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital transfer to subsidiaries ...........................    (10,009)       (144)         --
                                                               --------    --------    --------
 Net cash used in investing activities .....................    (10,009)       (144)         --

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid .............................................     (4,332)     (3,410)     (3,080)
Net treasury stock activity ................................        256        (533)         48
Advances from trust preferred securities ...................     10,000          --          --
                                                               --------    --------    --------
 Net cash used in financing activities .....................      5,924      (3,943)     (3,032)
Net increase (decrease) in cash ............................         41         (16)         36
Cash beginning of year .....................................         72          88          52
                                                               --------    --------    --------
Cash end of year ...........................................   $    113    $     72    $     88
                                                               ========    ========    ========

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 22 2002 ANNUAL REPORT

18.     OTHER COMPREHENSIVE INCOME (LOSS)

        Other comprehensive income (loss) components and related taxes were as follows:

                                                     2002       2001      2000
                                                  -------    -------   -------
Unrealized holding gains and losses on
 available for sale securities ................   $ 3,853    $ 1,979   $ 1,825
Cumulative effect of securities transferred ...        --         --         7
Less reclassification adjustments for gains and
 losses later recognized in income ............        (7)       276        76
                                                  -------    -------   -------
Net unrealized gains and losses ...............     3,860      1,703     1,756
Tax effect ....................................     1,311        579       597
                                                  -------    -------   -------
Other comprehensive income (loss) .............   $ 2,549    $ 1,124   $ 1,159
                                                  =======    =======   =======

19.     QUARTERLY FINANCIAL DATA (UNAUDITED)

        The unaudited quarterly results of operations for the years ended December 2002 and 2001 are as follows (in thousands, except per share data):

                                                                             QUARTERS ENDED
                                                              2002                                        2001
                                           MARCH 31    JUNE 30   SEPT. 30    DEC. 31   March 31    June 30   Sept. 30    Dec. 31
                                           --------   --------   --------   --------   --------   --------   --------   --------
Total interest income ..................   $  9,695   $  9,967   $ 10,051   $ 10,023   $ 10,339   $ 10,304   $ 10,220   $  9,946
Net interest income ....................      5,699      6,040      6,352      6,444      5,195      5,323      5,445      5,699
Provision for loan losses ..............        360        360        540        540        270        270        270        270
Non-interest income ....................      1,436      1,559      1,524      1,519      1,157      1,219      1,676      1,546
Non-interest expense ...................      4,277      4,300      4,364      4,366      4,270      4,302      4,489      4,313
Net income .............................      1,858      2,165      2,288      2,355      1,382      1,503      1,735      1,890
Net income per share, basic ............       0.51       0.60       0.63       0.65       0.38       0.41       0.47       0.52
Net income per share, diluted ..........       0.51       0.59       0.63       0.64       0.38       0.41       0.47       0.52

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 23 2002 ANNUAL REPORT

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
CNB Financial Corporation
Clearfield, PA

We have audited the accompanying consolidated statement of condition of CNB Financial Corporation as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2002 and 2001, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1, during 2002 the Company adopted new accounting guidance for goodwill and intangible assets.

                                           /s/ Crowe, Chizek and Company LLP
                                               Crowe, Chizek and Company LLP

Cleveland, Ohio
February 4, 2003

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 24 2002 ANNUAL REPORT

SELECTED FINANCIAL DATA

                                                                     YEAR ENDED
                                                                     DECEMBER 31
                                                                            2002
                                                                     -----------
(dollars in thousands, except per share data)
   Interest Income
      Loans including fees .........................................  $  30,294
      Deposits with banks ..........................................         84
      Federal funds sold ...........................................        267
      Investment securities:
          U.S. treasury securities .................................        528
          Securities of U.S. government agencies and corporations ..      3,140
          Obligations of states and political subdivisions .........      2,136
          Other securities .........................................      3,287
                                                                      ---------
      Total interest and dividend income ...........................     39,736

   Interest expense
      Deposits .....................................................     12,908
      Other borrowings .............................................      2,293
                                                                      ---------
      Total interest expense .......................................     15,201

   Net interest income .............................................     24,535
   Provision for loan losses .......................................      1,800
                                                                      ---------
   Net interest income after provision
    for loan losses ................................................     22,735

   Non-interest income .............................................      6,038
   Non-interest expenses ...........................................     17,307
                                                                      ---------
   Income before taxes .............................................     11,466

   Applicable income taxes .........................................      2,800
                                                                      ---------
          Net income ...............................................  $   8,666
                                                                      =========

Per share data
      Basic ........................................................  $    2.38
      Fully diluted ................................................  $    2.38
      Dividends declared ...........................................  $    1.18
      Book value per share at year end .............................  $   17.01

   At end of period
      Total assets .................................................  $ 668,518
      Securities ...................................................    184,964
      Loans, net of unearned discount ..............................    420,364
      Allowance for loan losses ....................................      5,036
      Deposits .....................................................    545,137
      Shareholders' equity .........................................     62,033

Key ratios
      Return on average assets .....................................       1.35%
      Return on average equity .....................................      14.83%
      Loan to deposit ratio ........................................      76.19%
      Dividend payout ratio ........................................      49.58%
      Average equity to average assets ratio .......................       9.07%

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 25 2002 ANNUAL REPORT

FIVE YEAR COMPARISON

                                                                                YEAR ENDED DECEMBER 31
                                                                                2001              2000
                                                                      --------------    --------------
(dollars in thousands, except per share data)
   Interest Income
      Loans including fees .........................................  $       31,323    $       32,075
      Deposits with banks ..........................................             169               137
      Federal funds sold ...........................................             434                67
      Investment securities:
          U.S. treasury securities .................................           1,113             1,378
          Securities of U.S. government agencies and corporations ..           2,862             2,706
          Obligations of states and political subdivisions .........           1,526             1,813
          Other securities .........................................           3,382             2,470
                                                                      --------------    --------------
      Total interest and dividend income ...........................          40,809            40,646

   Interest expense
      Deposits .....................................................          17,971            18,660
      Other borrowings .............................................           1,176             1,174
                                                                      --------------    --------------
      Total interest expense .......................................          19,147            19,834

   Net interest income .............................................          21,662            20,812
   Provision for loan losses .......................................           1,080               807
                                                                      --------------    --------------
   Net interest income after provision
    for loan losses ................................................          20,582            20,005

   Non-interest income .............................................           5,598             4,481
   Non-interest expenses ...........................................          17,374            17,249
                                                                      --------------    --------------
   Income before taxes .............................................           8,806             7,237

   Applicable income taxes .........................................           2,296             1,804
                                                                      --------------    --------------
          Net income ...............................................  $        6,510    $        5,433
                                                                      ==============    ==============

Per share data
      Basic ........................................................  $         1.78    $         1.48
      Fully diluted ................................................  $         1.78    $         1.48
      Dividends declared ...........................................  $         0.93    $         0.84
      Book value per share at year end .............................  $        15.08    $        13.96

   At end of period
      Total assets .................................................  $      592,794    $      555,365
      Securities ...................................................         152,757           136,250
      Loans, net of unearned discount ..............................         386,173           366,156
      Allowance for loan losses ....................................           4,095             3,879
      Deposits .....................................................         506,640           485,217
      Shareholders' equity .........................................          54,894            51,203

Key ratios
      Return on average assets .....................................            1.11%             0.97%
      Return on average equity .....................................           12.15%            10.80%
      Loan to deposit ratio ........................................           75.41%            74.66%
      Dividend payout ratio ........................................           52.38%            56.69%
      Average equity to average assets ratio .......................            9.17%             9.01%

                                                                                YEAR ENDED DECEMBER 31
                                                                                1999              1998
                                                                      --------------    --------------
(dollars in thousands, except per share data)
   Interest Income
      Loans including fees .........................................  $       27,990    $       25,166
      Deposits with banks ..........................................              60                12
      Federal funds sold ...........................................             386               369
      Investment securities:
          U.S. treasury securities .................................             989             1,134
          Securities of U.S. government agencies and corporations ..           2,383             2,503
          Obligations of states and political subdivisions .........           1,888             1,414
          Other securities .........................................           1,557               694
                                                                      --------------    --------------
      Total interest and dividend income ...........................          35,253            31,292

   Interest expense
      Deposits .....................................................          15,579            13,714
      Other borrowings .............................................             981               934
                                                                      --------------    --------------
      Total interest expense .......................................          16,560            14,648

   Net interest income .............................................          18,693            16,644
   Provision for loan losses .......................................             643               707
                                                                      --------------    --------------
   Net interest income after provision
    for loan losses ................................................          18,050            15,937

   Non-interest income .............................................           3,675             3,172
   Non-interest expenses ...........................................          15,661            12,231
                                                                      --------------    --------------
   Income before taxes .............................................           6,064             6,878

   Applicable income taxes .........................................           1,460             1,835
                                                                      --------------    --------------
          Net income ...............................................  $        4,604    $        5,043
                                                                      ==============    ==============

Per share data
      Basic ........................................................  $         1.26    $         1.37
      Fully diluted ................................................  $         1.25    $         1.37
      Dividends declared ...........................................  $         0.80    $         0.72
      Book value per share at year end .............................  $        13.00    $        13.41

   At end of period
      Total assets .................................................  $      561,162    $      468,917
      Securities ...................................................         143,563           113,675
      Loans, net of unearned discount ..............................         362,764           311,141
      Allowance for loan losses ....................................           3,890             3,314
      Deposits .....................................................         500,751           398,082
      Shareholders' equity .........................................          47,643            49,372

Key ratios
      Return on average assets .....................................            0.91%             1.18%
      Return on average equity .....................................            9.50%            10.43%
      Loan to deposit ratio ........................................           71.67%            76.94%
      Dividend payout ratio ........................................           62.92%            51.32%
      Average equity to average assets ratio .......................            9.59%            11.31%

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 26 2002 ANNUAL REPORT

STATISTICAL INFORMATION

QUARTERLY SHARE DATA

        The following table sets forth, for the periods indicated, the quarterly high and low bid price of stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2002, the approximate number of shareholders of record of the Corporation's common stock was 2,300.

PRICE RANGE OF COMMON STOCK
                                 2002                  2001
                             HIGH      LOW          High     Low
                          ----------------      ----------------
First Quarter ......      $ 26.00 $  21.52      $  18.50 $ 14.75
Second Quarter .....        26.20    23.00         21.00   16.25
Third Quarter ......        25.65    23.25         20.00   17.50
Fourth Quarter .....        34.00    24.50         23.50   18.50

CASH DIVIDENDS PAID

                            2002    2001
                          ------  ------
First Quarter ......      $ 0.25  $ 0.23
Second Quarter .....        0.25    0.23
Third Quarter ......        0.26    0.23
Fourth Quarter .....        0.42    0.24
                          ------  ------
                          $ 1.18  $ 0.93

TRUST AND ASSET MANAGEMENT DIVISION
  FUNDS UNDER MANAGEMENT (MARKET VALUE)

($'s in thousands)                                           2002           2001
                                                     ------------   ------------
Personal Trusts, Estates and Agency Accounts .....   $    171,739   $    194,884
Corporate Accounts ...............................          6,980         11,747
                                                     ------------   ------------
Total ............................................   $    178,719   $    206,631
                                                     ============   ============

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 27 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the "Corporation") is presented to provide insight into management's assessment of financial results. The Corporation's subsidiary County National Bank (the "Bank") provides financial services to individuals and businesses within the Bank's market area made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. County National Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"). The financial condition and results of operations are not intended to be indicative of future performance. The Corporation's subsidiary, CNB Investment Corporation, is incorporated in Delaware. CNB Investment Corporation maintains investments in debt and equity securities. County Reinsurance Company, a subsidiary, is a Corporation of Arizona. County Reinsurance Company provides credit life and disability for customers of County National Bank. Management's discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.
        Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk, including interest rate, credit, and liquidity risk. These risks are controlled through policies and procedures established throughout the Corporation.
        Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor and manage interest rate risk.
        Credit risk represents the possibility that a customer may not perform in accordance to contractual terms. Credit risk results from loans with customers and the purchase of securities. The Corporation's primary credit risk is in the loan portfolio. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio.
        Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives.

FINANCIAL CONDITION

        The following table presents ending balances ($'s in millions), growth (reduction) and the percentage change during the past two years:

                                   2002     INCREASE       %       2001     INCREASE     %        2000
                                 BALANCE   (DECREASE)    CHANGE   BALANCE  (DECREASE)  CHANGE    BALANCE
                                ------------------------------------------------------------------------
Total assets                    $  668.5   $     75.7      12.8  $  592.8  $     37.4     6.7   $  555.4
Total loans, net                   415.3         33.3       8.7     382.1        19.8     5.5      362.3
Total securities                   185.0         32.2      21.1     152.8        16.5    12.1      136.3
Total deposits                     545.1         38.5       7.6     506.6        21.4     4.4      485.2
Total shareholders' equity          62.0          7.1      13.0      54.9         3.7     7.2       51.2

        The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

        The increase in assets during 2002 was primarily the result of continued growth in customer deposits. In addition, a loan production office was created to service commercial customers in Blair, Centre, Cambria and surrounding counties. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents totaled $22,527,000 at December 31, 2002 compared to $19,391,000 on December 31, 2001. The cash and equivalents has various fluctuations based on timing during the month. The year end balance is slightly higher than normal but is not considered unreasonable.
        We believe the liquidity needs of the Corporation are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the securities and loan portfolios that matures within one year. These sources of funds will enable the Corporation to meet cash obligations and off-balance sheet commitments as they come due.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 28 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SECURITIES

        Securities increased 21.1% since December 31, 2001. A large part of the increase resulted from purchasing $20 million of state and municipal bonds in the first quarter of 2002, using borrowings at a favorable net interest margin from the Federal Home Loan Bank of Pittsburgh. The borrowing has a fixed rate of interest for two years and then may convert to floating at 3 month LIBOR +0.18 if the 3 month LIBOR rate is equal to or greater than 8.0%. The 3 month LIBOR at December 31, 2002 was 1.38%. The notes had maturities ranging from 2016 to 2020 years with call dates from 2006 to 2013 years. Also, adding to the increase was a change in the fair market valuation of the bond portfolio. In a declining interest rate environment, bond prices generally increase. This increase gave the Corporation an increase in unrealized gains of $3,867,000. The Corporation generally buys into the market over time and does not attempt to "time" its transactions. In doing this the highs and lows of the market are averaged into the portfolio and attempts to minimize the overall effect of different rate environments.
        The portfolio mix stayed fairly consistent to the prior year with the exception of the state and municipal obligations. The $20 million leverage in medium to long term maturity bonds in early 2002 was the majority of the increase. The Corporation can utilize the tax free income to assist in reducing its overall tax costs since the tax benefits from the Bank's vehicle leasing operation are virtually gone for 2002 and later years.
        We monitor the earnings performance and the effectiveness of the liquidity of the investment portfolio on a regular basis through Asset/Liability Committee ("ALCO") meetings. The ALCO also reviews and manages interest rate risk for the Corporation. Through active balance sheet management and analysis of the investment securities portfolio, we maintain a sufficient level of liquidity to satisfy depositor requirements and various credit needs of our customers.

LOANS

        The Corporation's loan volume was strong during 2002. Our lending is focused in the west central Pennsylvania market and consists principally of retail lending, which includes single family residential mortgages and other consumer lending, and also commercial lending primarily to locally owned small businesses. We expect loan demand to remain steady over the next several quarters in these and other market areas of the Bank.

        Contributing to the growth in loans was an increase of $31.4 million in commercial loans and $24.0 million in commercial mortgages. These loans are not concentrated in one area nor were they in a single industry. The previously mentioned loan production office has accounted for $15.5 million of the increase. We anticipate that a similar growth for this office will occur during 2003. The remaining increase was from within our market area as we continue to strengthen our niche in the small business arena. The increases helped to offset the continued unwinding of our leased auto portfolio. In June 2002, the Bank decided to discontinue leasing as the auto manufacturers began to offer incentives to purchase new cars at 0% financing, causing us to be uncompetitive. Our lease portfolio has declined $8.6 million or 38.9% since December 31, 2001.

LOAN CONCENTRATION

        The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2002, no concentration exists within our commercial or real estate loan portfolio as related to a concentration of 10% of the total loans. Residential real estate lending continues to be the largest component of the loan portfolio.

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

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 29 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

AT DECEMBER 31,                                      2002       2001       2000
                                                ---------  ---------  ---------
Nonperforming assets:
 Non-accrual loans                              $   1,830  $   1,174  $     652
 Accrual loans greater than
  89 days past due                                  1,106        432      1,136
 Foreclosed assets held for sale                      212        361        783
                                                ---------  ---------  ---------
Total nonperforming assets                      $   3,148  $   1,967  $   2,571
                                                =========  =========  =========
Total loans, net of unearned income             $ 420,364  $ 386,173  $ 366,156
Nonperforming loans as a percent of loans, net       0.75%      0.51%      0.70%

ALLOWANCE FOR LOAN AND LEASE LOSSES

        The allowance for loan and lease losses is established by provisions for losses in the loan and lease portfolio. These provisions are charged against current income. Loans deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.
        The table below shows activity within the allowance account over the past three years:

ALLOWANCE FOR LOAN AND LEASE LOSSES
($'s in thousands)                                  YEARS ENDED DECEMBER 31,
                                                     2002       2001       2000
                                                ---------  ---------  ---------
Balance at beginning of Period                  $   4,095  $   3,879  $   3,890
Charge-offs:
   Commercial and financial                           152         38        144
   Commercial mortgages                                82        162          3
   Residential mortgages                              127         87         12
   Installment                                        468        494        413
   Lease receivables                                  235        234        395
                                                ---------  ---------  ---------
                                                    1,064      1,015        967
Recoveries:
   Commercial and financial                             1          1         17
   Commercial mortgages                                52          4          3
   Residential mortgages                               --          8         --
   Installment                                         87         83         95
   Lease receivables                                   65         55         34
                                                ---------  ---------  ---------
                                                      205        151        149
                                                ---------  ---------  ---------
           Net charge-offs:                          (859)      (864)      (818)
Provision for loan losses                           1,800      1,080        807
                                                ---------  ---------  ---------
Balance at end-of-period                        $   5,036  $   4,095  $   3,879
                                                =========  =========  =========
Loans, net of unearned                          $ 420,364  $ 386,173  $ 366,156
Allowance to net loans                               1.20%      1.06%      1.06%

        The adequacy of the allowance for loan and lease losses is subject to a formal analysis by the credit administrator of the Bank. As part of the formal analysis, delinquencies and losses are monitored monthly. The loan portfolio is divided into several categories in order to better analyze the entire pool. First is a selection of criticized loans that is given a specific reserve. The remaining loans are pooled, by category, into these segments:
Reviewed
        .  Commercial and financial
        .  Commercial mortgages
Homogeneous
        .  Residential real estate
        .  Installment
        .  Lease receivables

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 30 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The reviewed loan pools are further segregated into three categories: substandard, doubtful and unclassified. Historical loss factors are calculated for each pool based on the previous eight quarters of experience. The homogeneous pools are evaluated by analyzing the historical loss factors from the most previous quarter end and the two most recent year ends. The historical loss factors for both the reviewed and homogeneous pools are adjusted based on these six qualitative factors:
        .  Levels of and trends in delinquencies and non-accruals
        .  Trends in volume and terms of loans
        .  Effects of any changes in lending policies and procedures
        .  Experience, ability and depth of management
        .  National and local economic trends and conditions
        .  Concentrations of credit
        The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

BALANCE AT END OF PERIOD                             2002       2001
                                                ---------  ---------
Commercial and industrial                       $   2,311  $   1,547
Commercial mortgages                                1,053        676
Residential mortgages                                 802        812
Installment                                           638        753
Lease receivables                                     232        307
                                                ---------  ---------
Total                                           $   5,036  $   4,095
                                                =========  =========

        The results for the previous two years indicate higher allocations required for specific pools. This result is based on two main factors. First, the growth of our commercial loan and commercial mortgage portfolios require larger dollars to cover the associated credit risks. Secondly, economic factors both in our market area and nationwide have lead to trends of increased charge-offs in recent years.
        With the growth of our commercial portfolios along with the unfavorable economic conditions, the Bank began to increase the allocation to loan loss reserve. This increase occurred during the third quarter and continued in the fourth quarter. The increase resulted in a $540,000 provision in the 3rd and 4th quarters as compared to $360,000 in each of the first two quarters of 2002. Management has continued this provision into the first quarter of 2003 and continues to closely monitor the loss potential within the portfolio. Management feels that the allowance provides the Corporation with adequate coverage for the credit risk associated with the increase in its commercial portfolios.
        The Bank's experience in net charge-offs for 2002 when compared to 2001 and 2000 was relatively unchanged. Management utilizes peer group data surveying a group of similarly sized organizations to develop current information for comparative purposes. The allowance for loan and lease losses is deemed to be adequate to absorb probable incurred losses in the portfolio at December 31, 2002.

FUNDING SOURCES

        The Corporation considers deposits, short-term borrowings, and term debt when evaluating funding sources. Traditional deposits continue to be the most significant source of funds. In addition, term borrowings from FHLB are used to meet short-term funding needs not met by deposit growth. Management plans to maintain access to short-term and long-term FHLB borrowings as an additional funding source.
        The Corporation experienced an increase of 7.6% in deposits during 2002. Per the table below, growth was in the certificate of deposit accounts. With lower interest rates and a weak economy, customers are searching for insured deposits paying a reasonable rate of interest. We had two promotional CDs during 2002 which were very successful. First, a product over four years guaranteeing automatic rate increases every twelve months. Second, a CD allowing no penalty withdrawals and add-ons to principal during the period of the CD. Both products have been very successful and have allowed our customers flexibility in their investments at a competitive price for the Bank.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 31 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table reflects the Corporation's deposits by category (in thousands):

                                                     2002       2001       2000
                                                ---------  ---------  ---------
Checking, Non-Interest Bearing                  $  56,010  $  60,241  $  52,757
Checking, Interest Bearing                        128,309    132,177    116,730
Savings Accounts                                   75,372     79,301     72,940
Certificates of Deposit                           285,446    234,921    242,790
                                                ---------  ---------  ---------
                                                $ 545,137  $ 506,640  $ 485,217
                                                =========  =========  =========

SHAREHOLDERS' EQUITY

        The Corporation's capital provided the strong base for our profitable growth. Total shareholders' equity increased 13.0% in 2002. The increase was the result of an increase of $2,549,000 in accumulated other comprehensive income which represents an increase in unrealized gain in available-for-sale securities, net of taxes. The remainder of the growth is a result of retained earnings and a reduction in the treasury stock held.
        With 100% of the securities classified as available-for-sale, this portion of the balance sheet is more sensitive to the change in market value of securities. In 2002, interest rates declined resulting in increased valuations in the available-for-sale category of securities. The status of the investment markets do not affect the Corporation's equity position for regulatory capital standards as discussed below.
        The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established "risk-based" capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 10.82% as of December 31, 2002 is well above the minimum standard of 8%. The Tier 1 capital ratio of 9.76% also is above the regulatory minimum of 4%. The leverage ratio, 7.01%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation's capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

        Liquidity measures an organizations' ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 7 of the accompanying financial statements provide analysis of the Corporation's cash and cash equivalents and the sources and uses of liquidity. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $186 million with only $40 million outstanding at year end 2002. Management feels the Corporation's current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2002

OVERVIEW OF THE INCOME STATEMENT

        In 2002, net income was $8,666,000 an increase of 33.1% compared to 2001 net income of $6,510,000. The increase in earnings is the result of enhanced net interest income from the utilization of increased earning assets and an increased net interest margin as well as a recent accounting rule change regarding the expensing of goodwill from branch purchases. The net interest income increased $2.9 million or 13% over 2001. The Corporation's net interest margin increased in 2002 which, coupled with a higher level of average earning assets, resulted in increased net interest income.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 32 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTEREST INCOME AND EXPENSE

        Net interest income totaled $24,535,000 for 2002, an increase of 13.3% over 2001. Continued growth in average earning assets has been the primary factor in this increase along with an increased net interest margin. Total interest income for 2002 decreased by $1,073,000 or (2.6)% while interest expense decreased by $3,946,000 or (20.6)% when compared to 2001. The Corporation's tax equivalent net interest margin in 2002 was 4.29%, up 11 basis points from 4.18% in 2001. The main cause of the increased net interest margin is the reduction in cost of funds. Cost of funds in 2002 declined to 2.91% from 4.10% in 2001 or a 29% reduction. This reduction was aided by an overall decline in interest rates as well as management's efforts in deposit pricing over the past three years.
        The Corporation recorded a provision for loan and lease losses of $1,800,000 for 2002 compared to $1,080,000 for 2001. The increase in provision is a result of a change in the volume of the commercial loan portfolios as discussed in the Allocation of the Allowance for Loan and Lease Losses section.

NON-INTEREST INCOME

        Non-interest income increased $440,000 or 7.9% in 2002 compared to 2001. The service charges on deposit accounts is the main source of the increase. The change for 2002 was an increase of $460,000 or 15.9%. This area continues to show increases resulting from an increased number of accounts and an overdraft payment program which allows customers to manage their financing in a more efficient manner. In addition, the Corporation's net gain on sale of loans increased $202,000 or 449% over 2001. This increase was caused by an above average wave of refinances caused by the lower interest rates in 2002.
        The Corporation owns equity securities of various entities that are carried at their current fair market value. During 2002, the losses realized from these securities totalled $(7,000) compared to a $276,000 gain in 2001. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

NON-INTEREST EXPENSE

        The costs associated with operating the Corporation declined by 0.4% to $17,307,000 during 2002 compared to 2001. These costs include but are not limited to salaries, benefits, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The primary factor in the decrease is the discontinuance of amortization expense associated with goodwill. This previously discussed accounting rule change saved the Corporation $1,438,000 in amortization expense in 2002. Under this rule, the goodwill is tested for impairment. The testing was performed as of implementation of the accounting rules, showing that there was no impairment of the goodwill and thus no write down occurred during 2002.
        The reduction of amortization expense was offset by increases in salaries, data processing and other expenses. Salaries increased $519,000 or 8.4% due to the opening of the loan production office, increased staff in the credit administration area and the normal increases caused by individual increases in salaries. Data processing increased due to the implementation of a new customer platform system that automates customer account opening and loan documentation. This system allows the Bank to serve customers more efficiently and automates the opening of accounts on the accounting system.
        The Bank signed an agreement to build a facility in Bradford, PA. This location will replace the Washington Street location in Bradford. The estimated total cost of this project is $700,000. The project is expected to be completed in late summer 2003 with minimal effect on annual operating expenses.

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

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 33 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTEREST INCOME AND EXPENSE

        Net interest income totaled $21,662,000 for 2001, an increase of 4.1% over 2000. Continued growth in loans along with reduced funding costs has been the primary factor in this increase. This was also aided by the large growth of investments during 2001. Total interest income for 2001 increased by $163,000 or 0.4% while interest expense decreased by $687,000 or 3.5% when compared to 2000. The Corporation has placed an emphasis on increasing lower cost transactional deposit accounts. The cost of funds declined 30 basis points from 4.40% in 2000 to 4.10% in 2001.
        The Corporation recorded a provision for loan and lease losses of $1,080,000 for 2001 compared to $807,000 for 2000. The increase in provision is a result of a higher level of net charge-offs during 2001.

NON-INTEREST INCOME

        Non-interest income increased $1,117,000 or 24.9% in 2001 compared to 2000. The service charges on deposit accounts is the main source of the increase. The change in service charge income for 2001 was an increase of $621,000 or 27.2% over 2000. The overall growth in deposit customers accounts for the growth in this area. Also, trust income is up $91,000 or 9.8% over 2000 mainly due to growth in trust assets of $12,159,000 or 6.3%.
        The Corporation owns equity securities of various entities that are carried at their current fair market value. During 2001, the gains realized from the sale of securities totalled $276,000 compared to $79,000 in 2000. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation's liquidity position is analyzed.

NON-INTEREST EXPENSE

        The costs associated with operating the Corporation rose by 0.7% to $17,374,000 during 2001 compared to 2000. These costs include but are not limited to salaries, benefits, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The Corporation focused on non-interest expenses throughout much of 2000 and 2001 to maximize efficiencies through growth and automation. The minimal increase is due to process efficiencies that were implemented in the fourth quarter of 2000.

RETURN ON EQUITY

        The return on average shareholder's equity ("ROE") for 2002 was 14.83% compared to 12.15% and 10.80% for 2001 and 2000 respectively. The increase in 2002 can be attributed primarily to the Corporation's efforts to become more efficient and profitable as the growth in earning assets continue.

RETURN ON ASSETS

        The Corporation's return on average assets ("ROA") was 1.35% in 2002 up from 1.11% in 2001 and 0.97% recorded in 2000. Increased ROA can be attributed to growing net interest income as well as the elimination of amortization expense associated with goodwill.

FEDERAL INCOME TAX EXPENSE

        Federal income taxes increased to $2,800,000 in 2002 compared to $2,296,000 in 2001. This increase year to date can be attributed to the Corporation's higher taxable income during the period. The effective tax rates were 24.4%, 26.1% and 24.9% for 2002, 2001 and 2000, respectively.

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

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 34 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2002 was 11.85% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was -19.28% at December 31, 2001.
        Fixed rate securities, loans and CDs are included in the gap repricing based on time remaining until maturity. Mortgage prepayments are included in the time frame in which they are expected to be received.
        Certain shortcomings are inherent in the method of analysis presented in Static Gap. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features, like annual and lifetime rate caps, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. Finally, the ability of certain borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase.

EARNINGS SIMULATION: This model forecasts the projected change in net income resulting from an increase or decrease in the level of interest rates. The model assumes a one time shock of plus or minus 200 basis points or 2%.
        The model makes various assumptions about cash flows and reinvestments of these cash flows in the different rate environments. Generally, repayments, maturities and calls are assumed to be reinvested in like instruments and no significant change in the balance sheet mix is assumed. Actual results could differ significantly from these estimates which would produce significant differences in the calculated projected change in income. The limits stated above do not necessarily represent measures that would be taken by management in order to stabilize income results. The instruments on the balance sheet do react at different speeds to various changes in interest rates as discussed under Static Gap. In addition, there are strategies available to management that minimize the decline in income caused by a rapid rise in interest rates.
        The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2002 and 2001:

                                                     2002      2001
                                                ---------  --------
Static 1-Yr. Cumulative Gap                         11.85%   (19.28%)
                                                ---------  --------
Earnings Simulation
   -200 bps vs. Stable Rate                         (2.24%)    10.62%
   +200 bps vs. Stable Rate                         (6.08%)   (16.05%)

        The interest rate sensitivity position at December 31, 2002 was asset sensitive in the short-term. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 35 2002 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUTURE OUTLOOK

        Management's focus for 2003 is to continue to increase our retail business. This will enable us to better control our cost of funds and create higher returns for our shareholders through increased profitability. Our strategy began in the first quarter of 2001 by aggressively seeking new checking customers. We will continue a similar direct marketing approach throughout 2003, focusing on both deposits and loans. The Corporation will begin offering alternative investments in the form of annuities in 2003. These investments will be sold throughout the Bank's branch network utilizing bank personnel who have obtained the necessary licensing and product training. Other strategies will be implemented throughout the year to encourage consumer loan growth. Management continues to be encouraged by the growth in markets served by the Bank. In addition to deposits, the traditional funding source for the Corporation, we will continue to manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings. These opportunities will be evaluated and used when possible to enhance earnings throughout 2003.
        Loan growth was strong during 2002. A concerted effort to manage our pricing based on credit risk has resulted in increased loan yields compared to the overall decline in market interest rates. Management believes that the rate of loan growth will be moderate to low in 2003 and expects the loan to deposit ratio to remain constant throughout 2003.
        Enhancing non-interest income and controlling non-interest expense are important factors in the success of the Corporation and is measured in the financial services industry by the efficiency ratio, calculated according to the following: non-interest expense (less amortization of intangibles) as a percentage of fully taxable net interest income and non-interest income (net of provision for ALLL and non-recurring income). For the year December 31, 2002, the efficiency ratio was 51.9% compared to 54.6% for 2001 and 57.2% for 2000.
        The efficiency ratio was positively impacted by increased service charges on deposit accounts resulting from more customers. Management will continue its emphasis on this area during 2003 with a goal of improved efficiency along with improved non-interest income.
        The interest rate environment will continue to play an important role in the future earnings of the Corporation. The net interest margin in 2002 improved compared to 2001 even with the dramatic drop in interest rates. Also, overall net interest income continues to increase due to growth in interest earning assets. Management will closely monitor the net interest margin in 2003 as much of the earnings of the Corporation continue to be derived from interest income.
        Management concentrates on return on average equity and earnings per share evaluations, plus other methods to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 2003.

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

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 36 2002 ANNUAL REPORT

BOARD OF DIRECTORS

        CNB FINANCIAL CORPORATION AND COUNTY NATIONAL BANK

        William R. Owens
        Chairman of the Board
        Retired, Formerly Vice President, Secretary and Treasurer, CNB Financial Corporation and President & Chief Executive Officer, County National Bank

        Robert E. Brown
        Vice President, E. M. Brown, Inc. (Coal Producer, Auto Dealer and Concrete Supplier)

        William F. Falger
        President and Chief Executive Officer, CNB Financial Corporation; President and Chief Executive Officer, County National Bank

        William A. Franson
        Secretary, CNB Financial Corporation;
        Executive Vice President & Cashier, Chief Operating Officer, County National Bank

        James J. Leitzinger
        Retired, Formerly President, Leitzinger Realty (Real Estate Investments)

        Dennis L. Merrey
        Retired, Formerly President, Clearfield Powdered Metals, Inc. (Manufacturer)

        James P. Moore
        Retired, Formerly President & Chief Executive Officer, CNB Financial Corporation and Chairman of the Board, County National Bank

        Robert C. Penoyer
        Retired, Formerly President, Penoyer Contracting Co., Inc. (Contractor)

        Jeffrey S. Powell
        President, J.J. Powell, Inc. (Petroleum Distributor)

        James B. Ryan
        Retired, Formerly Vice President of Sales, Marketing, Windfall Products, Inc. (Manufacturer)

        Peter F. Smith
        Attorney at Law

        Joseph L. Waroquier, Sr.
        Retired, Formerly President, Waroquier Coal Company (Coal Producer)

        DIRECTORS EMERITUS
        L. E. Soult, Jr.

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 37 2002 ANNUAL REPORT

OFFICERS

        CORPORATE OFFICERS

        William F. Falger
        President & Chief Executive Officer

        William A. Franson
        Secretary

        Joseph B. Bower, Jr.
        Treasurer

        EXECUTIVE OFFICERS

        William F. Falger
        President & Chief Executive Officer

        William A. Franson
        Executive Vice President & Cashier, Chief
        Operating Officer

        Joseph B. Bower, Jr.
        Executive Vice President & Chief Financial Officer

        Mark D. Breakey
        Senior Vice President & Senior Loan Officer

        Donald E. Shawley
        Senior Vice President & Senior Trust Officer

        TRUST & ASSET MANAGEMENT SERVICES

        Donald E. Shawley
        Senior Vice President & Senior Trust Officer

        Calvin R. Thomas, Jr.
        Vice President, Trust Officer

        Andrew J. Woolridge
        Investment Officer

        Jane M. Gnan
        Assistant Trust Officer

        Glenn R. Pentz
        Trust Officer

        Vickie L. Pingie
        Assistant Trust Officer

        LENDING DIVISION

        Robert S. Berezansky
        Vice President, Corporate Lending

        Robin L. Hay
        Vice President, Community Banking

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

        Joseph H. Yaros
        Vice President, Community Banking, Bradford

        Duane P. Shifter
        Vice President, Downtown Office, Clearfield

        Christopher L. Stott
        Vice President, Mortgage Lending

        David W. Ogden
        Assistant Vice President, Credit Administration

        Rodger L. Read
        Assistant Vice President, Dealer Center

        Eric P. Schmader
        Community Banking, Ridgway

        Richard L. Bannon
        Credit Administration Officer

        Christopher N. Norris
        Collection Officer

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 38 2002 ANNUAL REPORT

OFFICERS

        BRANCH DIVISION

        Michael C. Sutika
        Vice President, Branch Administration

        Jeffrey A. Herr
        Vice President,
        Presqueisle Street Office, Philipsburg

        Mary A. Baker
        Assistant Vice President,
        Northern Cambria Office

        Deborah M. Young
        Assistant Vice President,
        Washington Street and BiLo Offices,
        St. Marys

        Denise J. Greene
        Community Office Manager,
        DuBois Office

        Paul A. McDermott
        Banking Officer, Community Banking, Clearfield

        Kathy J. McKinney
        Community Office Manager,
        Houtzdale and Madera Offices

        Francine M. Papa
        Community Office Manager,
        Ridgway Office

        Jo Ellen Potter
        Community Office Manager,
        Osceola Mills Office

        Larry A. Putt
        Community Office Manager,
        Industrial Park Road, Clearfield

        Douglas M. Shaffer
        Community Office Manager, Punxsutawney Office

        Susan J. Shimmel
        Community Office Manager,
        Old Town Road Office, Clearfield

        Steven C. Tunall
        Community Office Manager, Kane Office

        Gregory R. Williams
        Banking Officer, Community Banking, Clearfield

        ADMINISTRATIVE SERVICES

        Mary Ann Conaway
        Vice President, Human Resources

        Helen G. Kolar
        Vice President, Marketing & Sales

        Rachel E. Larson
        Vice President, Operations

        Edward H. Proud
        Vice President, Information Systems

        Ruth Anne Ryan-Catalano
        Assistant Vice President, Insurance & Annuities

        Thomas J. Ammerman, Jr.
        Bank Security Officer

        Donna J. Collins
        Compliance Officer

        Susan B. Kurtz
        Customer Service Officer

        Duane B. Luzier
        Network Administration Officer

        Dennis J. Sloppy
        Information Systems Officer

        Richard L. Greslick, Jr.
        Banking Officer & Controller

        Brenda L. Terry
        Banking Officer

        Tammy C. Wagner
        Banking Officer

        Susan M. Warrick
        Operations Officer

                CNB FINANCIAL CORPORATION AND SUBSIDIARIES 39 2002 ANNUAL REPORT

SHAREHOLDER INFORMATION

        ANNUAL MEETING

        The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 15, 2003 at 2:00 p.m. at the Corporation's Headquarters in Clearfield, PA.

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

                County National Bank
                1 S. Second Street
                P.O. Box 42
                Clearfield, PA 16830
                (814) 765-9621

        FORM 10-K

        Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

                CNB Financial Corporation
                1 S. Second Street
                P.O. Box 42
                Clearfield, PA 16830
                ATTN: Shareholder Relations

        QUARTERLY SHARE DATA

        For information regarding the Corporation's quarterly share data, please refer to page 23 in the 2002 Annual Report Financial Section.

        MARKET MAKERS

        The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

            Ferris Baker Watts, Inc.
            6 Bird Cage Walk
            Hollidaysburg, PA 16648
            (800)343-5149

            Hopper Soliday & Co., Inc.
            1703 Oregon Pike
            P.O. Box 4548
            Lancaster, PA 17604-4548
            (800) 456-9234

            F. J. Morrissey & Co.
            1700 Market Street, Suite 1420
            Philadelphia, PA 19103
            (800) 842-8928

            Parker Hunter, Inc.
            484 Jeffers Street
            P.O. Box 1105
            DuBois, PA 15801
            (800) 238-0067

            Ryan, Beck & Co.
            401 City Avenue Suite 902
            Bala Cynwyd, PA 19004-1122
            (800) 223-8969

        CORPORATE PROFILE

        County National Bank, a subsidiary of CNB Financial Corporation, is a leader in providing integrated financial solutions, which creates value for both consumers and businesses. These solutions consist of a family of products and services developed to support the evolving needs of our customers from traditional to innovative. For over 137 years, we have prided ourselves in building long-term customer relationships by being reliable and competitively priced.

        Being a regional independent community bank in North Central Pennsylvania, we have approximately 240 employees who make our customer service more responsive, reliable and empathetic. In addition, we offer a variety of delivery channels, which includes 20 full-service offices, telephone banking (1-888-641-6554), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-3221).

[LOGO OF FDIC]