Form 10-K, Exhibit 13
period 2003-12-31
CNB FINANCIAL CORP/PA
filed 2004-03-15
CIK 736772

Annual Report 2003

[GRAPHIC APPEARS HERE]

Hometown Banking. Hometown People.

[GRAPHIC APPEARS HERE]

FINANCIAL CORPORATION

COUNTY NATIONAL BANK

Table of Contents

1	Consolidated Financial Highlights

2	Message to Shareholders

5	Consolidated Statements of Condition

6	Consolidated Statements of Income

7	Consolidated Statements of Cash Flows

8	Consolidated Statements of Changes in Shareholders’ Equity

9	Notes to Consolidated Financial Statements

25	Report of Independent Auditors

26	Selected Financial Data – Five Year Comparison

28	Statistical Information

29	Management Discussion and Analysis

39	Executive Management and Board of Directors

40	Officers

Inside Back Cover: Shareholder Information

County National Bank Financial Corporation Annual Report 2003

Consolidated Financial Highlights

(in thousands, except per share data)	2003	2002	% Change
For The Year
Interest Income	$37,586	$39,736	(5.4)%
Interest Expense	13,400	15,201	(11.8)%
Net Interest Income	24,186	24,535	(1.4)%
Non-interest Income	7,136	6,038	18.2%
Non-interest Expense	17,925	17,307	3.6%
Net Income	9,057	8,666	4.5%
Return on:
Average Assets	1.31%	1.35%	(3.0)%
Average Equity	14.79%	14.83%	(0.3)%
At Year End
Assets	$701,752	$668,828	4.9%
Loans, net of unearned	458,249	420,364	9.0%
Deposits	575,438	545,137	5.6%
Shareholders’ Equity	66,447	62,033	7.1%
Trust Assets Under Management (at market value)	200,485	178,719	12.2%
Per Share Data
Net Income, diluted	$2.46	$2.38	3.4%
Dividends	1.18	1.18	—%
Book Value	18.18	17.01	6.9%
Market Value	42.08	33.00	27.5%

Hometown Banking. Hometown People.	page 1

Message to Shareholders

[GRAPHIC]

To Our Shareholders, Customers & Friends:

We are pleased to report that CNB Financial Corporation achieved a solid year of performance in 2003. The Corporation’s net income rose to a record level of $9.1 million representing a 4.5% increase over 2002. This growth rate of earnings closely matched our growth in assets of 4.9% yielding year-end total assets of $701.8 million. While our rate of growth in earnings and assets slowed somewhat in 2003, we are pleased with the results in a year that proved to be challenging on several fronts. The most dominant trend in the past year affecting our Corporation was the continued low interest rate environment with interest rates reaching forty year historic lows. The second trend was the sluggish regional and national economy, which has negatively affected many households and businesses in the communities we serve. We believe we effectively met these challenges and are pleased to share the results of our performance with you.

Our earnings growth in 2003 was primarily driven by growth in non-interest income, which increased by $1.1 million or 18.2% while net interest income declined by $349 thousand or 1.4%. The growth in non-interest income resulted from continued growth in fee income from both deposits and loans as well as newly created revenue from annuity sales and income from bank owned life insurance. Non-interest income growth was also positively impacted with realized security gains of $270 thousand and the gain on sale of loans of $557 thousand both amounts up significantly from the prior year. We remain focused on continuing to grow non-interest income from ongoing operations as we face the challenge of increasing net interest income in a period of tightening spreads between earning asset yields and interest costs. Earning asset yields continued to decline in 2003 to 5.96% from 6.63% while our cost of funds declined to 2.40% from 2.91%.

Our ability to grow earnings in 2003 was favorably impacted by a relatively small increase in non-interest expenses of $618 thousand or 3.6% over 2002. We are proud of the ability to control operating costs, which resulted in an efficiency ratio of 52.9% for the year. This ratio provides a measurement of the proportion of regular operating revenue that is utilized to offset operating costs. Our Corporation’s ratio compares very favorably to our peer average of 62.0%. In addition to the limited growth in operating expenses, we also experienced a reduction in expense for our provision for loan and lease losses of $265 thousand.

page 2	County National Bank Financial Corporation Annual Report 2003

Message to Shareholders

Maintaining asset quality remains a high priority and in 2003, we experienced a decline in net loan losses of $52 thousand to a total of $807 thousand. This loss level represents 0.17% of average loans for the year compared to 0.21% in 2002. A second measure of asset quality is the level of non-performing assets, which totaled $3.4 million at year-end 2003, which compares to $2.9 million at year-end 2002. This amount of non-performing assets, representing 0.49% of total assets, remains at a favorable level when compared to financial institutions of similar size, which have a median ratio of 0.65%. Finally, total delinquent loans at year-end were 1.75% of total loans down from 2.12% at year-end 2002. We remain committed to preserving our asset quality and believe that our performance reflects that commitment.

[GRAPHIC]

As a result of our financial performance we were able to achieve a return on average assets (ROAA) during 2003 of 1.31% and a return on average equity (ROAE) of 14.8%. Both of these measurements compare very favorably to our peers of comparable asset size, which had a median ROAA of 1.10% and a median ROAE of 12.7% during the past year. By consistently achieving these strong rates of return, we are able to provide a high level of shareholder value. This was clearly evident as our stock price at year end reached $42.08, up from $33.00 at the prior year end. This price appreciation when coupled with a dividend of $1.18 per share yielded a total shareholder return of 31.1% for the year. With our growth in market capitalization, our Corporation became one of the largest 3,000 publicly traded companies in the United States during the past year resulting in our inclusion on the Russell 2000 Index. This event has yielded higher visibility to our stock as well as a higher level of trading activity.

[GRAPHIC]

Hometown Banking. Hometown People.	page 3

Message to Shareholders

In order to grow and expand our opportunities we have initiated two new ventures. The first was establishing a business lending office in Johnstown, Pennsylvania in order to develop new business banking relationships in a region not served by our branch network. The office opened in May 2002 and by year end 2003 had originated $48.2 million in loans. Late in 2003, we opened a second business lending office in Warren, Pennsylvania which will focus on banking relationships in the Warren and Jamestown, New York regions. We will be converting this office to a full service branch in the second half of 2004. In addition, during the past year we relocated one of our two Bradford, Pennsylvania offices to a newly constructed facility in a more strategically located site in that community. During the coming year we will continue to explore for future expansion opportunities while using our existing network of offices to increase our market share.

[GRAPHIC]

The Board of Directors, management and staff at CNB Financial Corporation are steadfastly committed to the achievement of our primary strategic goal of providing the level of financial performance, yielding the appropriate rate of return to our shareholders, in order to maintain our long-term independence. We strongly believe that our record of performance is fulfilling this goal.

[GRAPHIC]

/s/ WILLIAM F. FALGER

William F. Falger
President and Chief Executive Officer

page 4	County National Bank Financial Corporation Annual Report 2003

Consolidated Statements of Condition

	December 31
(in thousands, except share data)	2003	2002
Assets
Cash and due from banks	$15,239	$16,748
Interest bearing deposits with other banks	5,742	5,779

CASH AND CASH EQUIVALENTS	20,981	22,527
Securities available for sale	175,903	185,025
Loans held for sale	3,099	3,924
Loans and leases	458,660	421,507
Less: unearned discount	411	1,143
Less: allowance for loan and lease losses	5,764	5,036

NET LOANS	452,485	415,328
Federal Home Loan Bank and Federal Reserve Stock	5,032	3,388
Premises and equipment, net	12,934	12,129
Bank owned life insurance	12,682	6,194
Mortgage servicing rights	481	512
Goodwill	10,821	10,821
Other intangible assets	946	1,261
Accrued interest and other assets	6,388	7,719

TOTAL ASSETS	$701,752	$668,828

Liabilities
Deposits:
Non-interest bearing deposits	$63,297	$56,010
Interest bearing deposits	512,141	489,127

TOTAL DEPOSITS	575,438	545,137
Short-term borrowings	1,313	2,000
Federal Home Loan Bank advances	40,000	40,000
Accrued interest and other liabilities	8,244	9,348
Subordinated debentures	10,310	10,310

TOTAL LIABILITIES	635,305	606,795

Shareholders’ Equity
Common stock $1.00 par value for 2003 and 2002
Authorized 10,000,000 shares for 2003 and 2002
Issued 3,693,500 shares for 2003 and 2002	3,694	3,694
Additional paid in capital	4,123	3,747
Retained earnings	56,787	52,065
Treasury stock, at cost (37,554 shares for 2003 and 46,245 shares for 2002)	(1,309)	(974)
Accumulated other comprehensive income	3,152	3,501

TOTAL SHAREHOLDERS’ EQUITY	66,447	62,033

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$701,752	$668,828

The accompanying notes are an integral part of these statements.

Hometown Banking. Hometown People.	page 5

Consolidated Statements of Income

	Year ended December 31,
(in thousands, except per share data)	2003	2002	2001
Interest and Dividend Income
Loans including fees	$30,328	$30,294	$31,323
Deposits with banks	44	84	169
Federal funds sold	180	267	434
Securities:
Taxable	4,457	6,507	6,788
Tax-exempt	2,178	2,136	1,526
Dividends	399	448	569

TOTAL INTEREST AND DIVIDEND INCOME	37,586	39,736	40,809
Interest Expense
Deposits	10,882	12,908	17,971
Federal Home Loan Bank advances and other debt	2,047	2,016	1,176
Subordinated debentures	471	277	—

TOTAL INTEREST EXPENSE	13,400	15,201	19,147

Net interest income	24,186	24,535	21,662
Provision for loan losses	1,535	1,800	1,080

Net interest income after provision for loan losses	22,651	22,735	20,582
Non-interest Income
Trust & asset management fees	1,001	910	1,015
Service charges - deposit accounts	3,457	3,360	2,900
Other service charges and fees	511	476	525
Net security gains (losses)	270	(7)	276
Net gain on sale of loans	557	247	45
Other	1,340	1,052	837

TOTAL NON-INTEREST INCOME	7,136	6,038	5,598
Non-interest Expenses
Salaries	6,733	6,670	6,151
Employee benefits	2,573	2,060	2,027
Net occupancy expense of premises	2,400	2,397	2,439
Data processing	1,411	1,492	1,261
Goodwill amortization	—	—	1,438
Intangible amortization	517	452	385
Director’s fees	578	675	346
Other	3,713	3,561	3,327

TOTAL NON-INTEREST EXPENSES	17,925	17,307	17,374

Income before income taxes	11,862	11,466	8,806
Applicable income taxes	2,805	2,800	2,296

Net income	$9,057	$8,666	$6,510

EARNINGS PER SHARE
Basic	$2.48	$2.38	$1.78
Diluted	$2.46	$2.38	$1.78

The accompanying notes are an integral part of these statements.

page 6	County National Bank Financial Corporation Annual Report 2003

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2003	2002	2001
Cash Flows from Operating Activities:
Net income	$9,057	$8,666	$6,510
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	1,535	1,800	1,080
Depreciation and amortization	1,668	1,577	3,006
Amortization, accretion and deferred loan fees	525	(148)	(520)
Deferred taxes	(181)	(1,640)	(434)
Security (gains) losses	(270)	7	(276)
Gain on sale of loans	(557)	(247)	(45)
Net losses (gains) on dispositions of acquired property	(28)	(12)	(16)
Proceeds from sales of loans	42,411	34,086	27,728
Origination of loans for sale	(41,029)	(32,428)	(30,524)
Changes in:
Interest receivable and other assets	(238)	(2,100)	513
Interest payable and other liabilities	(742)	1,674	2,249

Net cash from operating activities	12,151	11,235	9,271
Cash Flows from Investing Activities:
Proceeds from maturities, prepayments and calls of:
Securities available for sale	73,351	45,543	49,698
Proceeds from sales of securities available for sale	10,608	1,258	19,081
Purchase of securities available for sale	(76,243)	(75,754)	(83,513)
Loan origination and payments, net	(38,071)	(34,351)	(20,160)
Purchase of Bank Owned Life Insurance	(6,488)	(6,194)	—
Purchase of Federal Reserve Bank Stock and Federal Home Loan Bank Stock	(433)	(1,483)	—
Net, purchase of premises and equipment	(1,956)	(769)	(863)
Proceeds from the sale of foreclosed assets	215	498	497

Net cash from investing activities	(39,017)	(71,252)	(35,260)
Cash Flows from Financing Activities:
Net change in:
Checking, money market and savings accounts	8,987	(12,028)	29,199
Certificates of deposit	21,314	50,525	(7,776)
Purchase treasury stock	(1,014)	(380)	(770)
Proceeds from the sale of treasury stock	1,055	636	237
Cash dividends paid	(4,335)	(4,332)	(3,410)
Advances from other borrowings	—	20,000	10,710
Advances from subordinated debentures	—	10,000	—
Net advances (repayments) from short-term borrowings	(687)	(1,268)	(783)

Net cash from financing activities	25,320	63,153	27,407

Net increase (decrease) in cash and cash equivalents	(1,546)	3,136	1,418
Cash and cash equivalents at beginning of year	22,527	19,391	17,973

Cash and cash equivalents at end of period	$20,981	$22,527	$19,391

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$12,971	$15,505	$19,533
Income taxes	3,530	3,730	2,670
Supplemental non cash disclosures:
Transfers to other real estate owned	$257	$344	$393

The accompanying notes are an integral part of these statements.

Hometown Banking. Hometown People.	page 7

Consolidated Statements of Changes in Shareholders’ Equity

(in thousands, except per share data)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance January 1, 2001	$3,694	$3,742	$44,631	$(692)	$(172)	$51,203
Comprehensive income:
Net income for 2001			6,510			6,510
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $579 and adjustment for after tax gains of $182					1,124	1,124

Total comprehensive income						7,634

Treasury stock:
Purchase (38,725 shares)				(770)		(770)
Reissue (12,044 shares)		11		226		237
Cash dividends declared ($0.93 per share)			(3,410)			(3,410)

Balance December 31, 2001	3,694	3,753	47,731	(1,236)	952	54,894
Comprehensive income:
Net income for 2002			8,666			8,666
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $1,313 and adjustment for after tax losses of ($5)					2,549	2,549

Total comprehensive income						11,215

Treasury stock:
Purchase (16,156 shares)				(380)		(380)
Reissue (23,479 shares)		(6)		642		636
Cash dividends declared ($1.18 per share)			(4,332)			(4,332)

Balance December 31, 2002	3,694	3,747	52,065	(974)	3,501	62,033
Comprehensive income:
Net income for 2003			9,057			9,057
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $180 and adjustment for after tax gains of $176					(349)	(349)

Total comprehensive income						8,708

Treasury stock:
Purchase (24,468 shares)				(1,014)		(1,014)
Reissue (33,480 shares)		376		679		1,055
Cash dividends declared ($1.18 per share)			(4,335)			(4,335)

Balance December 31, 2003	$3,694	$4,123	$56,787	$(1,309)	$3,152	$66,447

The accompanying notes are an integral part of these statements.

page 8	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unless otherwise indicated, amounts are in thousands, except per share data.

Business and Organization:

CNB Financial Corporation (the “Corporation”), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the “Bank”). The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation is also subject to examination by Federal regulators. The Corporation’s market area is in the central region of the state of Pennsylvania.

Basis of Financial Presentation:

The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, County National Bank, CNB Investment Corporation, County Reinsurance Company and CNB Insurance Agency. These statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

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

Operating Segments:

FAS No. 131 requires disclosures about an enterprise’s operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Corporation’s chief decision makers monitor the revenue streams of the various Corporation’s products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, the Corporation’s business activities are currently confined to one segment which is community banking.

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

Hometown Banking. Hometown People.	page 9

Notes to Consolidated Financial Statements (continued)

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

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is computed principally by the straight line method with useful lives ranging from 3-39 years. Amortization of leasehold improvements is computed using the straight-line method over useful lives of the leasehold improvements or the term of the lease, whichever is shorter. Maintenance, repairs and minor renewals are charged to expense as incurred.

Foreclosed Assets:

Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Bank Owned Life Insurance:

The Corporation has purchased life insurance policies on certain officers. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

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

Other intangible assets consist of acquired customer relationship intangible assets arising from the purchase of customer lists. They are initially measured at fair value and then are amortized on a straight line basis over their estimated useful lives, which is 10 years.

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

page 10	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements (continued)

Mortgage Servicing Rights (MSR’s):

Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized MSR’s are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized MSR’s are evaluated for impairment based on the fair value of those rights. The MSR’s recognized were $170 in 2003 and $280 in 2002.

Treasury Stock:

The purchase of the Corporation’s common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Stock Compensation:

The Corporation has a common stock plan for key employees and independent directors. The Stock Incentive Plan, which is administered by a committee of the Board of Directors, provides for up to 250,000 shares of common stock in the form of qualified options, nonqualified options, stock appreciation rights or restrictive stock. For key employees, the plan vesting schedule is one-fourth of granted options per year beginning one year after the grant date with 100% vested on the fourth anniversary. For independent directors, the vesting schedule is one-third of granted options per year beginning one year after the grant date with 100% vested on the third anniversary.

The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock plan. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based on the fair values at the grant dates for awards, consistent with the method of SFAS No. 123, net income and earnings per share for 2003, 2002 and 2001 would have been adjusted to the pro forma amounts indicated below:

	2003	2002	2001
Net income As reported	$9,057	$8,666	$6,510
Pro forma compensation expense	31	22	39

Pro forma	$9,026	$8,644	$6,471
Earnings Per Share-Basic As reported	$2.48	$2.38	$1.78
Pro forma	$2.48	$2.37	$1.77
Earnings Per Share - Diluted As reported	$2.46	$2.38	$1.78
Pro forma	$2.46	$2.37	$1.77

For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants issued:

	2003	2002	2001
Dividend yield	3.0%	4.6%	4.9%
Expected stock price volatility	5.1%	13.2%	25.9%
Risk-free interest rates	3.4%	1.2%	2.2%
Expected option lives	6.0 years	6.0 years	6.0 years

Comprehensive Income:

The Corporation presents comprehensive income as part of the Statement of Changes in Shareholders’ Equity. Other comprehensive income (losses) are comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio.

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

Hometown Banking. Hometown People.	page 11

Notes to Consolidated Financial Statements (continued)

Restrictions on Cash:

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 2003 and 2002, was $50, which was maintained in vault cash.

New Accounting Standards:

During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. FASB Statement 132 (revised 2003) requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. Adoption of the new standards did not materially affect the Corporation’s operating results or financial condition.

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

Earnings per share (EPS) is calculated on the weighted average number of common shares outstanding during the year. Currently a dual presentation of basic and diluted EPS is required. The computation of basic and diluted EPS is shown below (in thousands, except per share data):

	Years Ended December 31
	2003	2002	2001
Net income	$9,057	$8,666	$6,510
Weighted-average common shares outstanding	3,646	3,638	3,661

Basic earnings per share	$2.48	$2.38	$1.78

Net income	$9,057	$8,666	$6,510

Weighted-average common shares outstanding	3,646	3,638	3,661
Dilutive effects of assumed exercise of stock options	30	10	3

Total weighted-average common shares and equivalents	3,676	3,648	3,664

Diluted earnings per share	$2.46	$2.38	$1.78

Stock options for 23 and 18 shares of common stock were not considered in computing diluted earnings per common share for 2003 and 2002 because they were antidilutive.

page 12	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements (continued)

3.	SECURITIES

Securities at December 31, 2003 and 2002 were as follows:

	December 31, 2003				December 31, 2002
	Amortized Cost	Unrealized		Fair Value	Amortized Cost	Unrealized		Fair Value
		Gains	Losses			Gains	Losses
Securities available for sale:
U.S. Treasury	$13,282	$62	$(6)	$13,338	$10,169	$145	$—	$10,314
U.S. Government agencies and corporations	30,312	162	(35)	30,439	26,109	431	(8)	26,532
Obligations of States and Political Subdivisions	45,401	3,294	—	48,695	47,322	2,520	(105)	49,737
Mortgage-backed securities	40,197	508	(62)	40,643	44,622	950	(24)	45,548
Corporate notes and bonds	32,974	1,876	(217)	34,633	42,819	2,000	(476)	44,343
Marketable equity securities	8,962	558	(1,365)	8,155	8,680	280	(409)	8,551

Total securities available for sale	$171,128	$6,460	$(1,685)	$175,903	$179,721	$6,326	$(1,022)	$185,025

At year end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year end 2003 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasuries	—	—	$3,001	$(6)	$3,001	$(6)
U.S. Gov’t Agencies & Corps	—	—	6,026	(35)	6,026	(35)
States & Political Subdivisions	—	—	—	—	—	—
Mortgage-Backed Sec.	$224	$(1)	7,534	(61)	7,758	(62)
Corporate Notes	—	—	7,682	(217)	7,682	(217)
Marketable Equities	—	—	5,646	(1,365)	5,646	(1,365)

	$224	$(1)	$29,889	$(1,684)	$30,113	$(1,685)

The unrealized losses are a result of changes in the overall interest rate environment and are temporary in nature. No losses have arisen as a result of credit quality.

On December 31, 2003 securities carried at $36,099 were pledged to secure public deposits and for other purposes as provided by law.

The following is a schedule of the contractual maturity of investments excluding equity securities, at December 31, 2003:

Available for Sale Fair Value
1 year or less	$23,207
1 year-5 years	43,773
5 years-10 years	19,729
After 10 years	40,396

127,105

Mortgage-backed securities	40,643

Total securities	$167,748

Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

Hometown Banking. Hometown People.	page 13

Notes to Consolidated Financial Statements (continued)

Information pertaining to security sales is as follows:

	Proceeds	Gross Gains	Gross Losses
2003	$10,608	$306	$36
2002	1,258	13	20
2001	19,081	371	95

4.	LOANS

Total Loans at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Commercial, Financial and Agricultural	$168,794	$130,121
Residential Mortgage	141,720	143,569
Commercial Mortgage	110,951	97,928
Installment	30,910	36,289
Lease Receivables	6,285	13,600

	$458,660	$421,507

Lease receivables at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Lease payment receivable	$2,328	$5,212
Estimated residual values	3,957	8,388

Gross lease receivables	6,285	13,600
Less unearned income	(411)	(1,143)

Net lease receivables	$5,874	$12,457

At December 31, 2003 and 2002, net unamortized loan costs of $621 and $699, respectively, have been included in the carrying value of loans.

The Bank’s outstanding loans and related unfunded commitments are primarily concentrated within Central Pennsylvania. The Bank attempts to limit concentrations within specific industries by utilizing dollar limitations to single industries or customers, and by entering into participation agreements with third parties. Collateral requirements are established based on management’s assessment of the customer.

Deposit accounts that have overdrawn their current balance, overdrafts, are reclassified to loans. Overdrafts included in loans are $597 in 2003 and $973 in 2002.

Impaired loans were as follows:

	2003	2002
Year-end loans with no allocated allowance for loan losses	$653	$—
Year-end loans with allocated allowance for loan losses	769	—

Total	$1,422	$—

Amount of the allowance for loan losses allocated	$35	$—

	2003	2002	2001
Average of impaired loans during the year	$1,434	$—	$—
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—

page 14	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements (continued)

Nonperforming loans were as follows:

	2003	2002
Loans past due over 90 days still on accrual	$1,076	$1,106
Nonaccrual loans	$1,873	$1,830

Nonperforming loans include all (or almost all) impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

5.	ALLOWANCE FOR LOAN AND LEASE LOSSES

Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows:

	2003	2002	2001
Balance, Beginning of Year	$5,036	$4,095	$3,879
Charge-offs	(924)	(1,064)	(1,015)
Recoveries	117	205	151

Net Charge-offs	(807)	(859)	(864)
Provision for Loan and Lease Losses	1,535	1,800	1,080

Balance, End of Year	$5,764	$5,036	$4,095

6.	SECONDARY MORTGAGE MARKET ACTIVITIES

Activity for capitalized mortgage servicing rights was as follows:

	2003	2002
Servicing rights:
Beginning of year	$512	$368
Additions	170	280
Amortized to expense	(201)	(136)

End of year	$481	$512

No valuation allowance is deemed necessary as of December 31, 2003 and 2002.

7.	PREMISES AND EQUIPMENT

The following summarizes Premises and Equipment at December 31:

	2003	2002
Land	$1,644	$1,650
Premises and Leasehold Improvements	12,114	11,365
Furniture and Equipment	9,668	8,455

	23,426	21,470
Less Accumulated Depreciation and Amortization	10,492	9,341

Premises and Equipment, Net	$12,934	$12,129

Depreciation on Premises and Equipment amounted to $1,151 in 2003, $1,125 in 2002 and $1,183 in 2001.

The Corporation is committed under five noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2003 are as follows:

2004	$152
2005	152
2006	148
2007	145
2008	149
Thereafter	1,469

$2,215

Hometown Banking. Hometown People.	page 15

Notes to Consolidated Financial Statements (continued)

Rental expense, net of rental income, charged to occupancy expense for 2003, 2002, and 2001 was $217, $211 and $111, respectively.

8.	FORECLOSED ASSETS

Foreclosed real estate is reported net of a valuation allowance. Activity was as follows:

	2003	2002	2001
Beginning of year	$497	$649	$783
Additions	257	344	393
Direct write-downs	—	(10)	(46)
Sales	(187)	(486)	(481)

End of year	$567	$497	$649

9.	GOODWILL AND INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the year is as follows:

Balance as of January 1, 2003	$10,821
Acquired during the period	—

Balance as of December 31, 2003	$10,821

Goodwill is no longer amortized starting in 2002. The effect of not amortizing goodwill is summarized as follows:

	2003	2002	2001
Reported net income	$9,057	$8,666	$6,510
Add back: goodwill amortization, net of taxes	—	—	950

Adjusted net income	$9,057	$8,666	$7,460

Basic earnings per share:
Reported net income	$2.48	$2.38	$1.78
Goodwill amortization	—	—	0.26

Adjusted net income	$2.48	$2.38	$2.04

Diluted earnings per share:
Reported net income	$2.46	$2.38	$1.78
Goodwill amortization	—	—	0.26

Adjusted net income	$2.46	$2.38	$2.04

Acquired Intangible Assets
Amortized intangible assets:
Other intangibles	$3,152	$3,152
Accumulated amortization	(2,206)	(1,891)

Net	$946	$1,261

Aggregate amortization expense	$315	$315	$315
Estimated amortization expense:
2004	$315
2005	315
2006	316

page 16	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements (continued)

10.	DEPOSITS

The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31:

2003
Time Deposits Maturing:
2004	$105,102
2005	87,321
2006	60,313
2007	41,741
2008	6,414
Thereafter	5,870

$306,761

Certificates of Deposit of $100,000 or more totaled $83,507 and $62,983 at December 31, 2003 and 2002, respectively.

11.	BORROWINGS

Borrowings include $1,313 and $2,000 of demand notes payable to the U.S. Treasury Department at December 31, 2003 and 2002, respectively. These notes are issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. The Corporation has available a $5 million line of credit with an unaffiliated institution. Terms of the line are floating at 30 day LIBOR plus 180 basis points. The outstanding balance on the loan at year end 2003 and 2002 was $0.

At year end 2003, the Bank had remaining borrowing capacity with the FHLB of $130 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $75,317 and certain mortgage loans with a value of $147,567. Borrowings from the Federal Home Loan Bank (FHLB) at December 31, 2003, and 2002 are as follows:

		December 31,
Interest Rate	Maturity	2003	2002
Overnight	Daily	$—	$—
(a)	3/1/10	10,000	10,000
(b)	1/3/11	10,000	10,000
(c)	1/24/12	20,000	20,000

Total borrowed funds		$40,000	$40,000

(a)	FHLB has option to float the interest rate based on the 3 month LIBOR +.16, the interest rate was 6.09% at December 31, 2003.

(b)	Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.20, the interest rate was 4.95% at December 31, 2003.

(c)	Interest rate is fixed for two years at which time FHLB will convert it to a floating interest rate based on the 3 month LIBOR + .18 if the 3 month LIBOR is equal to or greater than 8.0%, the interest rate was 4.52% as of December 31, 2003.

Subordinated Debentures and Trust Preferred Securities:

A trust formed by the Corporation issued $10,000 of floating rate trust preferred securities in 2002 as part of a pooled offering of such securities. The interest rate is determined quarterly and floats based on the 3 month LIBOR plus 3.45% and was 4.62% at December 31, 2003. The Corporation may redeem them, in whole or in part, at face value after June 26, 2007. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The subordinated debentures must be redeemed no later than 2032.

Hometown Banking. Hometown People.	page 17

Notes to Consolidated Financial Statements (continued)

Prior to 2003, the trust was consolidated in the Corporation’s financial statements, with the trust preferred securities issued by the trust reported in liabilities as “trust preferred securities” and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trust is no longer consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trust, as these are no longer eliminated in consolidation. The effect of adopting the new accounting guidance is an increase of $310, which represents the Corporation’s investment in the Trust.

Following are maturities of borrowed funds as of December 31, 2003:

2004	$1,313
2005	—
2006	—
2007	—
2008	—
Thereafter	50,310

Total Borrowed Funds	$51,623

12.	INCOME TAXES

The following is a summary of the tax provision:

	2003	2002	2001
Current	$4,094	$4,166	$3,138
Deferred	(1,289)	(1,366)	(842)

Net provision for Income Taxes	$2,805	$2,800	$2,296

The applicable portion of the current year provision related to the gains on sales of available for sale securities is $95, $(2), and $94 in 2003, 2002 and 2001, respectively.

The components of the net deferred tax liability as of December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets
Allowance for loan losses	$2,017	$1,712
Post-retirement benefits	181	145
Intangible	2	292
Deferred compensation	477	283
Merger costs	46	52
Other	89	80

	2,812	2,564
Deferred tax liabilities
Premises and equipment	520	362
Vehicle leasing	1,474	2,667
Unrealized gain on securities available for sale	1,623	1,803
Loan servicing rights	168	174

	3,785	5,006

Net deferred tax liability	$973	$2,442

page 18	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements (continued)

The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows:

	2003	%	2002	%	2001	%
Tax at statutory rate	$4,152	35.0	$3,898	34.0	$2,994	34.0
Tax exempt income, net	(1,007)	(8.5)	(959)	(8.4)	(715)	(8.1)
Bank owned life insurance	(171)	(1.5)	—	—	—	—
Other	(169)	(1.4)	(139)	(1.2)	17	0.2

Income tax provision	$2,805	23.6	$2,800	24.4	$2,296	26.1

13.	EMPLOYEE BENEFIT PLANS

The Bank provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Bank for one year. Contributions to the plan for 2003, 2002 and 2001 based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $87. The Corporation recognized expense of $325 in 2003, $340 in 2002, and $308 in 2001.

In addition, the Bank sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Bank, in 2003, 2002 and 2001, at 1% for every 1% contributed up to three percent then 0.5% for every 1% contributed up to four percent in total of the employee’s compensation. The Bank’s contributions were $171, $169, and $187 in 2003, 2002, and 2001, respectively.

The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the change in the benefit obligation and funded status:

December 31	2003	2002	2001
Benefit obligation at beginning of year	$637	$538	$501
Interest cost	45	40	37
Service cost	37	32	31
Actual claim expense	(35)	(14)	(22)
Interest on claim expense	(1)	—	—
Actuarial (gain)/loss	(29)	41	(9)

Benefit obligation at end of year	$654	$637	$538

December 31	2003	2002	2001
Funded status of plan	$(654)	$(637)	$(538)
Unrecognized actuarial (gain)/loss	48	77	37
Unrecognized prior service cost	—	—	—
Unrecognized transition obligation	73	81	88

Accrued benefit cost	$(533)	$(479)	$(413)

December 31	2003	2002	2001
Net periodic post-retirement benefit cost:
Service cost	$38	$32	$31
Interest cost	44	40	37
Amortization of transition obligation over 21 years	8	7	7

	$90	$79	$75

The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 6.5% in 2003, 7.00% in 2002 and 7.50% in 2001. The health care cost trend rate used to measure the expected costs of benefits for 2004 is 8.00%, 7.00% for 2005, 6% for 2006 and 5% thereafter. A one percent increase in the health care trend rates would result in an increase of $71 in the benefit obligation of December 31, 2003, and would increase the service and interest costs by $11 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $62 and $9 in the benefit obligation and service and interest costs, respectively, at December 31, 2003. The presentation above for the years 2003, 2002 and 2001 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

Hometown Banking. Hometown People.	page 19

Notes to Consolidated Financial Statements (continued)

14.	STOCK OPTIONS

A summary of the status of the common stock incentive plan, adjusted retroactively for the effects of stock splits, is presented below:

	Shares	Weighted - average Exercise Price	Remaining Contractual Life
Outstanding, at January 1, 2001	47,250	$23.12	7 years
Granted	21,500	22.50	8 years
Exercised	—	—
Forfeited	—	—

Outstanding, at December 31, 2001	68,750	22.93
Granted	22,250	33.25	9 years
Exercised	(250)	23.50
Forfeited	—	—

Outstanding, at December 31, 2002	90,750	25.41
Granted	22,500	43.84	10 years
Exercised	(19,230)	23.83
Forfeited	(832)	22.48

Outstanding, at December 31, 2003	93,188	$24.39

	2003	2002	2001
Options exercisable	40,985	35,083	16,437
Fair value of options granted during the year	$1.39	$1.47	$3.22
Number of authorized shares remaining	137,332	159,000	181,000

Options outstanding at year-end 2003 were as follows:

Range of Exercise Prices	Outstanding		Exerciseable
	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price
$18.50 - 43.84	93,438	8.3 years	40,985	$24.39

15.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $3,619 on December 31, 2003 compared to $3,981 at December 31, 2002. During 2003, $18,341 of new loans were made and repayments totaled $18,703.

Deposits from principal officers, directors and their affiliates at year-end 2003 and 2002 were $1,720 and $2,817.

16.	CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2003 and 2002, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

page 20	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements (continued)

Actual and required capital amounts (in millions) and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2003
Total Capital to risk weighted assets
Consolidated	$67,244	13.08%	$41,183	8.0%	$51,479	10.0%
Bank	$53,415	10.68%	$40,016	8.0%	$50,003	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$61,480	11.96%	$20,592	4.0%	$30,887	6.0%
Bank	$47,651	9.53%	$20,001	4.0%	$30,002	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$61,480	8.93%	$27,549	4.0%	$34,436	5.0%
Bank	$47,651	7.03%	$27,114	4.0%	$33,892	5.0%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2002
Total Capital to risk weighted assets
Consolidated	$61,396	12.93%	$38,000	8.0%	$47,500	10.0%
Bank	$54,589	11.67%	$37,436	8.0%	$46,795	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$56,360	11.87%	$19,000	4.0%	$28,500	6.0%
Bank	$49,553	10.59%	$18,720	4.0%	$28,077	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$56,360	8.52%	$26,454	4.0%	$33,068	5.0%
Bank	$49,553	7.70%	$25,751	4.0%	$32,189	5.0%

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank’s retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 2003, $1.4 million of undistributed earnings of the Bank was available for distribution to the Corporation as dividends, without prior regulatory approval.

17.	OFF-BALANCE SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions

Hometown Banking. Hometown People.	page 21

Notes to Consolidated Financial Statements (continued)

established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

	2003		2002
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$14.3	$67.1	$9.3	$56.1
Unused lines of credit and letters of credit	—	36.5	—	33.9

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 2.67% to 12.00% and maturities ranging from 3 months to 20 years.

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

While these estimates of fair value are based on management’s judgment of the most appropriate factors as of the balance sheet date, there is no assurance that the estimated fair values would have been realized if the assets had been disposed of or the liabilities settled at that date, since market values may differ depending on various circumstances. The estimated fair values would also not apply to subsequent dates.

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

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ASSETS
Cash and short-term assets	$20,981	$20,981	$22,527	$22,527
Securities	175,903	175,903	185,025	184,964
Net loans	446,611	459,029	402,871	423,137
Federal Home Loan Bank and Federal Reserve stock	5,032	5,032	3,588	3,588
Accrued interest receivable	3,541	3,541	3,905	3,905
LIABILITIES
Deposits	(575,438)	(581,593)	(545,137)	(554,189)
Borrowings	(51,623)	(53,889)	(52,310)	(53,153)
Accrued interest payable	(1,606)	(1,606)	(1,650)	(1,650)

page 22	County National Bank Financial Corporation Annual Report 2003

Notes to Consolidated Financial Statements (continued)

19.	PARENT COMPANY ONLY FINANCIAL INFORMATION

	December 31,
	2003	2002
CONDENSED BALANCE SHEETS
ASSETS
Cash	$21	$113
Investment in bank subsidiary	62,619	65,281
Investment in non-bank subsidiaries	13,009	5,769
Other assets	1,091	1,159

TOTAL ASSETS	$76,740	$72,322

LIABILITIES
Income taxes payable	$(194)	$(140)
Deferred tax liability	9	9
Subordinated debt	10,310	10,310
Other liabilities	168	110

TOTAL LIABILITIES	10,293	10,289
TOTAL SHAREHOLDERS’ EQUITY	66,447	62,033

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$76,740	$72,322

	Year ended December 31,
	2003	2002	2001
CONDENSED STATEMENTS OF INCOME
INCOME
Dividends from:
Bank subsidiary	$10,379	$5,958	$3,555
Non bank subsidiaries	200	—	—
Other	126	130	116

TOTAL INCOME	10,705	6,088	3,671

EXPENSES	(697)	(543)	(190)

INCOME BEFORE INCOME TAXES AND EQUITY IN DISTRIBUTED NET INCOME OF SUBSIDIARY	10,008	5,545	3,481
Applicable income tax (obligation) benefit	194	128	22
Equity in undistributed net income of bank subsidiary	(1,502)	2,841	2,751
Equity in undistributed net income of non-bank subsidiaries	357	152	256

NET INCOME	$9,057	$8,666	$6,510

	Year ended December 31,
	2003	2002	2001
CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$9,057	$8,666	$6,510
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	1,502	(2,841)	(2,751)
Equity in undistributed net income of non-bank subsidiaries	(357)	(152)	(256)
(Increase) Decrease in other assets	68	(263)	15
Increase (Decrease) in other liabilities	4	(1,284)	553

Net cash provided by operating activities	10,274	4,126	4,071

Cash flows from investing activities:
Capital transfer to subsidiaries	(6,072)	(10,319)	(144)

Net cash used in investing activities	(6,072)	(10,319)	(144)
Cash flows from financing activities:
Dividends paid	(4,335)	(4,332)	(3,410)
Net treasury stock activity	41	256	(533)
Advances from subordinated debentures	—	10,310	—

Net cash used in financing activities	(4,294)	6,234	(3,943)
Net increase (decrease) in cash	(92)	41	(16)
Cash beginning of year	113	72	88

Cash end of year	$21	$113	$72

Hometown Banking. Hometown People.	page 23

Notes to Consolidated Financial Statements (continued)

20.	OTHER COMPREHENSIVE INCOME (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2003	2002	2001
Unrealized holding gains and losses on available for sale securities	$(259)	$3,853	$1,979
Less reclassification adjustments for gains and losses later recognized in income	270	(7)	276

Net unrealized gains and losses	(529)	3,860	1,703
Tax effect	(180)	1,311	579

Other comprehensive income (loss)	$(349)	$2,549	$1,124

21.	QUARTERLY FINANCIAL DATA (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 2003 and 2002 are as follows (in thousands, except per share data):

	Quarters Ended
	2003				2002
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
Total interest income	$9,591	$9,514	$9,296	$9,185	$9,695	$9,967	$10,051	$10,023
Net interest income	6,198	6,119	5,926	5,943	5,699	6,040	6,352	6,444
Provision for loan losses	540	540	200	255	360	360	540	540
Non-interest income	1,599	1,809	1,895	1,833	1,436	1,559	1,524	1,519
Non-interest expense	4,555	4,373	4,514	4,483	4,277	4,300	4,364	4,366
Net income	2,009	2,284	2,380	2,384	1,858	2,165	2,288	2,355
Net income per share, basic	0.55	0.62	0.65	0.65	0.51	0.60	0.63	0.65
Net income per share, diluted	0.55	0.62	0.65	0.65	0.51	0.59	0.63	0.64

page 24	County National Bank Financial Corporation Annual Report 2003

Report of Independent Auditors

[GRAPHIC]

Board of Directors and Shareholders

CNB Financial Corporation

Clearfield, PA

We have audited the accompanying consolidated statement of condition of CNB Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Cleveland, Ohio

January 14, 2004

Hometown Banking. Hometown People.	page 25

Selected Financial Data

Year Ended December 31 2003
(dollars in thousands, except per share data)
Interest Income
Loans including fees	$30,328
Deposits with banks	44
Federal funds sold	180
Investment securities:
U.S. treasury securities	311
Securities of U.S. government agencies and corporations	2,081
Obligations of states and political subdivisions	2,259
Other securities	2,383

Total interest and dividend income	37,586
Interest expense
Deposits	10,882
Other borrowings	2,518

Total interest expense	13,400
Net interest income	24,186
Provision for loan losses	1,535

Net interest income after provision for loan losses	22,651
Non-interest income	7,136
Non-interest expenses	17,925

Income before taxes	11,862
Applicable income taxes	2,805

Net income	$9,057

Per share data
Basic	$2.48
Fully diluted	$2.46
Dividends declared	$1.18
Book value per share at year end	$18.18
At end of period
Total assets	$701,752
Securities	175,903
Loans, net of unearned discount	458,249
Allowance for loan losses	5,764
Deposits	575,438
Shareholders’ equity	66,447
Key ratios
Return on average assets	1.31%
Return on average equity	14.79%
Loan to deposit ratio	78.63%
Dividend payout ratio	47.86%
Average equity to average assets ratio	8.87%

page 26	County National Bank Financial Corporation Annual Report 2003.

Five Year Comparison

2002	2001	2000	1999

$ 30,294	$31,323	$32,075	$27,990
84	169	137	60
267	434	67	386

528	1,113	1,378	989
3,140	2,862	2,706	2,383
2,136	1,526	1,813	1,888
3,287	3,382	2,470	1,557

39,736	40,809	40,646	35,253

12,908	17,971	18,660	15,579
2,293	1,176	1,174	981

15,201	19,147	19,834	16,560
24,535	21,662	20,812	18,693
1,800	1,080	807	643

22,735	20,582	20,005	18,050
6,038	5,598	4,481	3,675
17,307	17,374	17,249	15,661

11,466	8,806	7,237	6,064
2,800	2,296	1,804	1,460

$ 8,666	$6,510	$5,433	$4,604

$2.38	$1.48	$1.26	$1.37
$2.38	$1.48	$1.25	$1.37
$1.18	$0.84	$0.80	$0.72
$17.01	$13.96	$13.00	$13.41

$668,518	$592,794	$555,365	$561,162
185,025	152,757	136,250	143,563
420,364	386,173	366,156	362,764
5,036	4,095	3,879	3,890
545,137	506,640	485,217	500,751
62,033	54,894	51,203	47,643

1.35%	1.11%	0.97%	0.91%
14.83%	12.15%	10.80%	9.50%
76.19%	75.41%	74.66%	71.67%
49.58%	52.38%	56.69%	62.92%
9.07%	9.17%	9.01%	9.59%

Hometown Banking. Hometown People.	page 27

Statistical Information

Quarterly Share Data

The following table sets forth, for the periods indicated, the quarterly high and low bid price of the Corporation’s common stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2003, the approximate number of shareholders of record of the Corporation’s common stock was 2,300.

Price Range of Common Stock					Cash Dividends Paid
	2003		2002
	High	Low	High	Low		2003	2002
First Quarter	$46.19	$31.90	$26.00	$21.52	First Quarter	$0.28	$0.25
Second Quarter	46.73	40.75	26.20	23.00	Second Quarter	0.28	0.25
Third Quarter	48.35	41.82	25.65	23.25	Third Quarter	0.30	0.26
Fourth Quarter	47.50	39.00	34.00	24.50	Fourth Quarter	0.32	0.42

						$1.18	$1.18

Trust and Asset Management Division Funds under Management (Market Value)

($’s in thousands)	2003	2002
Personal Trusts, Estates and Agency Accounts	$188,731	$171,739
Corporate Accounts	11,754	6,980

Total	$200,485	$178,719

page 28	County National Bank Financial Corporation Annual Report 2003

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

GENERAL

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the “Corporation”) is presented to provide insight into management’s assessment of financial results. The Corporation’s subsidiary County National Bank (the “Bank”) provides financial services to individuals and businesses within the Bank’s market area made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. County National Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (“OCC”). The financial condition and results of operations are not intended to be indicative of future performance. The Corporation’s subsidiary, CNB Investment Corporation, is incorporated in Delaware. CNB Investment Corporation maintains investments in debt and equity securities. County Reinsurance Company, a subsidiary, is a Corporation of Arizona. County Reinsurance Company provides credit life and disability for customers of County National Bank. Finally, CNB Insurance Agency, incorporated in Pennsylvania, provides for the sale of nonproprietary annuities and other insurance products. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

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

Credit risk represents the possibility that a customer may not perform in accordance to contractual terms. Credit risk results from loans with customers and the purchase of securities. The Corporation’s primary credit risk is in the loan portfolio. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives.

FINANCIAL CONDITION

The following table presents ending balances ($’s in millions), growth (reduction) and the percentage change during the past two years:

	2003 Balance	Increase (Decrease)	% Change	2002 Balance	Increase (Decrease)	% Change	2001 Balance
Total assets	$701.8	$32.9	4.9	$668.8	$75.7	12.8	$592.8
Total loans, net	452.5	37.2	9.0	415.3	33.3	8.7	382.1
Total securities	175.9	(9.1)	(4.9)	185.0	32.2	21.1	152.8
Total deposits	575.4	30.3	5.6	545.1	38.5	7.6	506.6
Total shareholders’ equity	66.4	4.4	7.1	62.0	7.1	13.0	54.9

The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

The increase in assets during 2003 was primarily the result of continued growth in the loan portfolio. This growth occurred in the commercial loan area. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $21.0 million at December 31, 2003 compared to $22.5 million on December 31, 2002. The cash and equivalents has various fluctuations based on timing during the month. The year end balance is considered reasonable to support the expected funding needs in the short term.

Hometown Banking. Hometown People.	page 29

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

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

SECURITIES

Securities decreased 4.9% since December 31, 2002. A large part of the decrease resulted from maturities of corporate bonds and principal payments from mortgage backed securities. These proceeds were not reinvested in the securities portfolio as they were needed to fund higher yielding loans. As previously mentioned, securities are considered as part of the liquidity planning for any funding needs. The Corporation generally buys into the market over time and does not attempt to “time” its transactions. In doing this, the highs and lows of the market are averaged into the portfolio attempting to minimize the overall effect of different rate environments.

The portfolio mix stayed fairly consistent to the prior year with the exception of the corporate notes and bonds discussed above.

We monitor the earnings performance and the effectiveness of the liquidity of the securities portfolio on a regular basis through Asset/Liability Committee (“ALCO”) meetings. The ALCO also reviews and manages interest rate risk for the Corporation. Through active balance sheet management and analysis of the securities portfolio, we maintain a sufficient level of liquidity to satisfy depositor requirements and various credit needs of our customers.

LOANS

The Corporation’s loan volume was strong throughout 2003. Our lending is focused in the west central Pennsylvania market and consists principally of commercial and retail lending, which includes single family residential mortgages and other consumer loans. A shift in the loan portfolio from retail to commercial has occurred during the last two years. The Bank has focused on commercial business through the addition of several lenders and a credit analysis staff. Retail loan growth has been hampered by the current low interest rate environment and customer preference for fixed-rate loans which we do not believe represent attractive investments, as well as the competitive nature of auto loans.

Contributing to the growth in loans was an increase of $38.7 million in commercial loans and $13.0 million in commercial mortgages. These loans are not concentrated in one area nor were they in a single industry. The loan production office, operating primarily in Blair, Centre, Cambria and surrounding communities, has accounted for $32.7 million of the increase. The remaining increase was from within our market area as we continue to strengthen our niche in the business arena. The increases helped to offset the continued paydown of our leased auto portfolio. Our lease portfolio has declined $7.3 million or 53.8% since December 31, 2002.

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2003, no concentration exists within our commercial or real estate loan portfolio as related to a concentration of 10% of the total loans.

LOAN QUALITY

The Corporation has established written lending policies and procedures that require underwriting standards, loan documentation, and credit analysis standards to be met prior to funding a loan. Subsequent to the funding of a loan, ongoing review of credits is required. Credit reviews are performed annually on a minimum of 60% of the commercial loan portfolio by an outsourced loan review partner. See “Allowance for Loan and Lease Losses” for further discussion of credit review procedures.

page 30	County National Bank Financial Corporation Annual Report 2003

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

at December 31,	2003	2002	2001
Nonperforming assets:
Non-accrual loans	$1,873	$1,830	$1,174
Accrual loans greater than 89 days past due	1,076	1,106	432
Foreclosed assets held for sale	567	497	649

Total nonperforming assets	$3,516	$3,433	$2,255

Total loans, net of unearned income	$458,249	$420,364	$386,173
Nonperforming loans as a percent of loans, net	0.64%	0.70%	0.42%

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is established by provisions for losses in the loan and lease portfolio. These provisions are charged against current income. Loans deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.

The table below shows activity within the allowance account over the past three years:

Allowance for Loan and Lease Losses

($’s in thousands)	Years Ended December 31,
	2003	2002	2001
Balance at beginning of Period	$5,036	$4,095	$3,879
Charge-offs:
Commercial and financial	19	152	38
Commercial mortgages	174	82	162
Residential mortgages	109	127	87
Installment	511	468	494
Lease receivables	111	235	234

	924	1,064	1,015
Recoveries:
Commercial and financial	1	1	1
Commercial mortgages	2	52	4
Residential mortgages	—	—	8
Installment	80	87	83
Lease receivables	34	65	55

	117	205	151

Net charge-offs:	(807)	(859)	(864)
Provision for loan losses	1,535	1,800	1,080

Balance at end-of-period	$5,764	$5,036	$4,095

Loans, net of unearned	$458,249	$420,364	$386,173
Allowance to net loans	1.26%	1.20%	1.06%

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

Reviewed

•	Commercial and financial

•	Commercial mortgages

Hometown Banking. Hometown People.	page 31

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Homogeneous

•	Residential real estate

•	Installment

•	Lease receivables

The reviewed loan pools are further segregated into three categories: substandard, doubtful and unclassified. Historical loss factors are calculated for each pool based on the previous eight quarters of experience. The homogeneous pools are evaluated by analyzing the historical loss factors from the most previous quarter end and the two most recent year ends. The historical loss factors for both the reviewed and homogeneous pools are adjusted based on these six qualitative factors:

•	Levels of and trends in delinquencies and non-accruals

•	Trends in volume and terms of loans

•	Effects of any changes in lending policies and procedures

•	Experience, ability and depth of management

•	National and local economic trends and conditions

•	Concentrations of credit

The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan and Lease Losses

Balance at end of period	2003	2002
Commercial and industrial	$2,472	$1,777
Commercial mortgages	1,342	810
Residential mortgages	700	617
Installment	497	490
Lease receivables	79	178
Unallocated	674	1,164

Total	$5,764	$5,036

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

With the growth of our commercial portfolios along with the unfavorable economic conditions, the Bank began to increase the allocation to loan loss reserve. This increase occurred during the third quarter of 2002 and continued thru the second quarter of 2003, at which time the Corporation determined that the loss history was not unfavorable and deemed that the coverage level was adequate. Management feels that the allowance provides the Corporation with adequate coverage for the credit risk associated with the increase in its commercial portfolios.

The Bank’s experience in net charge-offs for 2003 when compared to 2002 and 2001 was relatively unchanged in total dollars. However, as a percentage of outstanding loans, there has been a reduction in charge-offs with 2003 at 0.18% compared to 0.20% in 2002 and 0.22% in 2001. The allowance for loan and lease losses is deemed to be adequate to absorb probable incurred losses in the portfolio at December 31, 2003.

BANK OWNED LIFE INSURANCE

The Corporation purchased Bank Owned Life Insurance (BOLI) during 2002 of $6.0 million to assist in offsetting increased benefit costs. In 2003, another $6.0 million was purchased for the same purpose. Benefit costs increased 24.9% during the year of which BOLI income covered 95% of these costs before tax. The policies are covering the executive officers and a select group of officers with the Bank being named as the beneficiary.

page 32	County National Bank Financial Corporation Annual Report 2003

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

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

The Corporation experienced an increase of 5.6% in deposits during 2003. Per the table below, growth was in the certificate of deposit accounts. With lower interest rates, customers are searching for insured deposits paying a reasonable rate of interest. A successful offer during the year was a CD allowing no penalty withdrawals and add-ons to principal during the period of the CD. This allows our customers flexibility in their investments at a competitive price for the Bank. One potential risk for the Bank is that these accounts can reprice immediately if customers so choose. However, the history of these accounts have shown minimal activity as to withdrawals in the portfolio. The following table reflects the Corporation’s deposits by category (in thousands):

	2003	2002	2001
Checking, Non-Interest Bearing	$63,297	$56,010	$60,241
Checking, Interest Bearing	128,909	128,309	132,177
Savings Accounts	76,472	75,372	79,301
Certificates of Deposit	306,760	285,446	234,921

	$575,438	$545,137	$506,640

SHAREHOLDERS’ EQUITY

The Corporation’s capital provided the strong base for our profitable growth. Total shareholders’ equity increased 7.1% in 2003. The increase was the result of an increase of retained earnings.

The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established “risk-based” capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 13.08% as of December 31, 2003 is well above the minimum standard of 8%. The Tier 1 capital ratio of 11.96% also is above the regulatory minimum of 4%. The leverage ratio, 8.93%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation‘s capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

Liquidity measures an organizations’ ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 7 of the accompanying financial statements provide analysis of the Corporation’s cash and cash equivalents and the sources and uses of cash. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $170 million with only $40 million outstanding at year end 2003. Management feels the Corporation’s current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2003

OVERVIEW OF THE INCOME STATEMENT

In 2003, net income was $9,057,000 an increase of 4.5% compared to 2002 net income of $8,666,000. The increase in earnings is the result of enhanced noninterest income, which increased $1,098,000 over 2002.

INTEREST INCOME AND EXPENSE

Net interest income totaled $24,186,000 for 2003, a decrease of (1.4)% compared to 2002. The decline in the net interest income stems primarily from a reduced tax equivalent net interest margin which was 4.04% in 2003 compared to 4.29% in 2002.

Hometown Banking. Hometown People.	page 33

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Total interest income for 2003 decreased by $2,150,000 or (5.4)% while interest expense decreased by $1,801,000 or (11.8)% when compared to 2002. The main cause of the decreased net interest margin is the more significant drop in the yield on earning assets. Our cost of funds are virtually as low as possible under the current rate environment while assets continued to price downward.

The Corporation recorded a provision for loan and lease losses of $1,535,000 for 2003 compared to $1,800,000 for 2002. The decrease in provision is a result of the relatively low level of charge-offs that the Bank has experienced over the past 3 years. The provision has given the Bank a 1.26% coverage of loans compared to 1.20% in 2002.

NON-INTEREST INCOME

Non-interest income increased 18.2% over 2003 providing the Corporation with its growth in earnings for the year. All areas had increases. The gain on sale of loans increased 97.6% or $241,000. This was driven by refinancings of residential mortgages to take advantage of lower interest rates. Also, the Corporation began selling fixed annuities in 2003 and earned $259,000. Finally, security gains increased $277,000 over 2002. The gains are comparable to gains taken in 2001. Two sales were responsible for the majority of the gains. First, a corporate bond that had suffered a downgraded rating was sold at a profit of $151,000. Second, several equity securities were sold to take advantage of some high value positions.

NON-INTEREST EXPENSE

The costs associated with operating the Corporation increased by 3.6% to $17,925,000 during 2003 compared to 2002. These costs include but are not limited to salaries, benefits, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The primary factor in the increase is the cost of employee benefits. These costs increased $513,000 or 24.9% over 2002. A new supplemental retirement plan was established in 2003 to provide retirement benefits to key employees at an increase cost of $429,000. This cost was offset by income from an investment utilized to fund increasing benefit costs (see Bank Owned Life Insurance). This investment earned the Corporation $488,000 of tax free earnings.

YEAR ENDED DECEMBER 31, 2002

OVERVIEW OF THE INCOME STATEMENT

In 2002, net income was $8,666,000 an increase of 33.1% compared to 2001 net income of $6,510,000. The increase in earnings is the result of enhanced net interest income from the utilization of increased earning assets and an increased net interest margin as well as a recent accounting rule change regarding the expensing of goodwill from branch purchases. The net interest income increased $2.9 million or 13% over 2001. The Corporation’s net interest margin increased in 2002 which, coupled with a higher level of average earning assets, resulted in increased net interest income.

INTEREST INCOME AND EXPENSE

Net interest income totaled $24,535,000 for 2002, an increase of 13.3% over 2001. Continued growth in average earning assets has been the primary factor in this increase along with an increased net interest margin. Total interest income for 2002 decreased by $1,073,000 or (2.6)% while interest expense decreased by $3,946,000 or (20.6)% when compared to 2001. The Corporation’s tax equivalent net interest margin in 2002 was 4.29%, up 11 basis points from 4.18% in 2001. The main cause of the increased net interest margin is the reduction in cost of funds. Cost of funds in 2002 declined to 2.91% from 4.10% in 2001 or a 29% reduction. This reduction was aided by an overall decline in interest rates as well as management’s efforts in deposit pricing over the past three years.

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

page 34	County National Bank Financial Corporation Annual Report 2003

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

in a more efficient manner. In addition, the Corporation’s net gain on sale of loans increased $202,000 or 449% over 2001. This increase was caused by an above average wave of refinances caused by the lower interest rates in 2002.

The Corporation owns equity securities of various entities that are carried at their current fair market value. During 2002, the losses realized from these securities totalled $(7,000) compared to a $276,000 gain in 2001. It is intended that sales will be realized on this portfolio from time to time during the year as each investment and the Corporation’s liquidity position is analyzed.

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

RETURN ON EQUITY

The return on average shareholder’s equity (“ROE”) for 2003 was 14.79% compared to 14.83% and 12.15% for 2002 and 2001 respectively. The decrease in 2003 can be attributed primarily to the Corporation’s growth in equity year over year.

RETURN ON ASSETS

The Corporation’s return on average assets (“ROA”) was 1.31% in 2003 down from 1.35% in 2002 and 1.11% recorded in 2001. Decreased ROA can be attributed to the growth in assets outpacing the growth in earnings.

FEDERAL INCOME TAX EXPENSE

Federal income taxes increased to $2,805,000 in 2003 compared to $2,800,000 in 2002. The effective tax rates were 23.6%, 24.4% and 26.1% for 2003, 2002 and 2001, respectively.

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. As a financial institution, the Corporation is primarily sensitive to the interest rate risk component. Changes in interest rates will affect the levels of income and expense recorded on a large portion of the Bank’s assets and liabilities. Additionally, such fluctuations in interest rates will impact the market value of all interest sensitive assets. The Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to control exposure to interest rate fluctuations. The primary goal established by this policy is to increase total income within acceptable risk limits.

The Corporation monitors interest rate risk through the use of two models: earnings simulation and static gap. Each model standing alone has limitations, however taken together they represent a reasonable view of the Corporation’s interest rate risk position.

Hometown Banking. Hometown People.	page 35

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2003 was 10.78% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was 11.85% at December 31, 2002.

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

The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2003 and 2002:

	2003	2002
Static 1-Yr. Cumulative Gap	10.78%	11.85%
Earnings Simulation
- 200 bps vs. Stable Rate	(7.35)%	(2.24%)
+200 bps vs. Stable Rate	(5.62)%	(6.08%)

The interest rate sensitivity position at December 31, 2003 was asset sensitive in the short-term. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

FUTURE OUTLOOK

Management’s focus for 2004 is to increase our consumer loan portfolio. This will enable us to grow our net interest margin and create higher returns for our shareholders through increased profitability. A couple of new home equity products have been scheduled for sale in the first quarter of 2004. These products have been developed to fill needs that our customers have been asking for. The Corporation began offering alternative investments in the form of annuities in 2003. 2004 will be the first full year of sales. Expectations for this product are about 4% of non-interest income with further growth in years to follow. The Corporation is looking

page 36	County National Bank Financial Corporation Annual Report 2003

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

in to furthering its insurance offerings in the future. Management continues to be encouraged by the growth in markets served by the Bank. In addition to deposits, the traditional funding source for the Corporation, we will continue to manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings.

Loan growth was strong during 2003. A concerted effort to manage our pricing based on credit risk has resulted in loan yields that are in the top 75% of our peer group. Management believes that the rate of loan growth will be strong again in 2004.

Enhancing non-interest income and controlling non-interest expense are important factors in the success of the Corporation and is measured in the financial services industry by the efficiency ratio, calculated according to the following: non-interest expense (less amortization of intangibles) as a percentage of fully taxable net interest income and non-interest income (net of provision for ALLL and non-recurring income). For the year December 31, 2003, the efficiency ratio was 52.9% compared to 51.9% for 2002 and 54.6% for 2001. Mortgage refinancings are expected to slow dramatically in 2004. Income for the upcoming year is budgeted to be down 75% from 2003, having a negative impact of non-interest income.

The interest rate environment will continue to play an important role in the future earnings of the Corporation. The net interest margin in 2003 declined compared to 2002 as a result of a drop in yield on earning assets. Management will closely monitor the net interest margin in 2004 as much of the earnings of the Corporation continue to be derived from interest income. To assist the net interest margin, the previously mentioned consumer loan focus should provide higher yields overall. Funding for expected loan growth may come from the investment portfolio which again will shift assets to a higher yielding product.

Management concentrates on return on average equity and earnings per share evaluations, plus other methods to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 2004.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2003, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Payments Due In
(In thousands)	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity		$268,678	$—	$—	$—	$268,678
Certificates of deposits	10	105,102	147,634	48,155	5,870	306,671
Borrowed funds	11	1,313	—	—	—	1,313
Long-term debt	11	—	—	—	40,000	40,000
Operating fees	7	152	300	294	1,469	2,215
Subordinated debentures		—	—	—	10,310	10,310

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for facilities.

The Corporation also has obligations under its postretirement plan as described in Note 12 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation reserves the right to terminate the postretirement benefit plan at any time.

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon. Further discussion of these commitments is included in Note 17 to the consolidated financial statements.

Hometown Banking. Hometown People.	page 37

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

APPLICATIONS OF CRITICAL ACCOUNTING POLICIES

The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quaoted market prices or are provided by other third party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies followed by the Corporation are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the determination of the allowance for loan losses and the valuation of mortgage servicing assets to be critical accounting policies.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements above which are not historical fact are forward looking statements that involve risks and uncertainties, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in the Corporation’s Securities and Exchange Commission filings.

page 38	County National Bank Financial Corporation Annual Report 2003

Executive Management and Board of Directors

CORPORATE OFFICERS

William F. Falger
President & Chief Executive Officer

Joseph B. Bower, Jr.
Secretary and Treasurer

EXECUTIVE OFFICERS

William F. Falger	Richard L. Sloppy
President & Chief Executive Officer	Senior Vice President & Senior Loan Officer

Joseph B. Bower, Jr.	Donald E. Shawley
Executive Vice President, Chief Operating Officer & Chief Financial Officer	Senior Vice President & Senior Trust Officer

Mark D. Breakey
Senior Vice President & Credit Risk Manager

BOARD OF DIRECTORS
CNB FINANCIAL CORPORATION AND COUNTY NATIONAL BANK

William R. Owens	William F. Falger	Robert C. Penoyer
Chairman of the Board Retired, Formerly Vice President, Secretary and Treasurer, CNB Financial Corporation and President & Chief Executive Officer, County National Bank	President and Chief Executive Officer, CNB Financial Corporation; President and Chief Executive Officer, County National Bank	Retired, Formerly President, Penoyer Contracting Co., Inc. (Contractor)

Robert E. Brown	James J. Leitzinger	Deborah Dick Pontzer
Vice President, E. M. Brown, Inc. (Coal Producer, Auto Dealer and Concrete Supplier)	Retired, Formerly President, Leitzinger Realty (Real Estate Investments)	Director of Outreach Services, University of Pittsburgh, Bradford Campus

Joseph B. Bower, Jr.	Dennis L. Merrey	Jeffrey S. Powell
(County National Bank only) Secretary and Treasurer, CNB Financial Corporation; Executive Vice President, Chief Operating Officer and Chief Financial Officer, County National Bank

Retired, Formerly President, Clearfield Powdered Metals, Inc. (Manufacturer)

James P. Moore

Retired, Formerly President & Chief Executive Officer, CNB Financial Corporation and Chairman of the Board, County National Bank

President, J.J. Powell, Inc. (Petroleum Distributor) James B. Ryan Retired, Formerly Vice President of Sales, Marketing, Windfall Products, Inc. (Manufacturer)

Peter F. Smith
Attorney at Law

DIRECTOR EMERITUS
L. E. Soult, Jr.

Hometown Banking. Hometown People.	page 39

Officers

ADMINISTRATIVE

Mary Ann Conaway	Edward H. Proud	Leanne D. Kassab	Richard L. Greslick, Jr.
Vice President, Human	Vice President, Information	Marketing Officer	Banking Officer & Controller
Resources	Systems
		Susan B. Kurtz	Brenda L. Terry
Helen G. Kolar	Thomas J. Ammerman, Jr.	Customer Service Officer	Banking Officer
Vice President, Marketing & Sales	Bank Security Officer
		Dennis J. Sloppy	Susan M. Warrick
	Donna J. Collins	Information Systems Officer	Operations Officer
Rachel E. Larson	Compliance Officer
Vice President, Operations

BRANCH DIVISION

Michael C. Sutika	Mary A. Baker	Kathy J. McKinney	Susan J. Shimmel
Vice President, Retail Banking, Branch Administration	Assistant Vice President, Northern Cambria Office	Community Office Manager, Houtzdale and Madera Offices	Community Office Manager, Old Town Road Office, Clearfield

Ruth Anne Ryan-Catalano	Deborah M. Young	Francine M. Papa
Assistant Vice President, Regional Branch Administration, Insurance & Annuities	Assistant Vice President, Washington Street and BiLo Offices, St. Marys	Community Office Manager, Ridgway Office	Steven C. Tunall Community Office Manager, Kane Office
		Larry A. Putt	Gregory R. Williams
Vickie L. Pingie		Community Office Manager,	Banking Officer, Community
Assistant Vice President, Regional Branch Administration,	Denise J. Greene Community Office Manager, DuBois Office	Industrial Park Road, Clearfield	Banking, Clearfield
Bradford Main Street Office		Mary Ann Roney
Banking Officer, Bradford

Jeffrey A. Herr	Paul A. McDermott	Douglas M. Shaffer
Vice President, Presqueisle Street Office, Philipsburg	Banking Officer, Community Banking, Clearfield	Community Office Manager, Punxsutawney Office

LENDING DIVISION

Robert S. Berezansky	William J. Mills	Duane P. Shifter	David W. Ogden
Vice President, Corporate Lending	Vice President, Commercial Banking, St. Marys	Vice President, Downtown Office, Clearfield	Assistant Vice President, Credit Administration

James M. Baker	Charles C. Shrader	Christopher L. Stott	Rodger L. Read
Vice President, Commercial Banking, DuBois	Vice President, Commercial Banking, Warren	Vice President, Mortgage Lending	Assistant Vice President, Dealer Center

Robin L. Hay	Joseph H. Yaros	Kristen L. Howard	Richard L. Bannon
Vice President, Commercial Banking	Vice President, Commercial Banking Bradford	Assistant Vice President, Commercial Banking, Warren	Credit Administration Officer

Christopher N. Norris
Collection Officer

Tammy C. Wagner
Staff Commercial Lender

TRUST & ASSET MANAGEMENT

Donald E. Shawley	Calvin R. Thomas, Jr.	Jane M. Gnan
Senior Vice President & Senior Trust Officer	Vice President, Trust Officer	Assistant Trust Officer
	Andrew J. Woolridge	Glenn R. Pentz
	Investment Officer	Trust Officer

page 40	County National Bank Financial Corporation Annual Report 2003

Shareholder Information

ANNUAL MEETING

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 20, 2004 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

CORPORATE ADDRESS

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

STOCK TRANSFER AGENT & REGISTRAR

County National Bank

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

FORM 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

QUARTERLY SHARE DATA

For information regarding the Corporation’s quarterly share data, please refer to page 28 in the 2003 Annual Report Financial Section.

MARKET MAKERS

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Ferris Baker Watts, Inc.

6 Bird Cage Walk

Hollidaysburg, PA 16648

(800) 343-5149

E. E. Powell & Company, Inc.

1100 Gulf Tower

Pittsburgh, PA 15219

(412) 391-4594

Parker Hunter, Inc.

484 Jeffers Street

P.O. Box 1105

DuBois, PA 15801

(800) 238-0067

F. J. Morrissey & Co.

1700 Market Street, Suite 1420

Philadelphia, PA 19103

(800) 842-8928

Ryan, Beck & Co.

401 City Avenue Suite 902

Bala Cynwyd, PA 19004-1122

(800) 223-8969

CORPORATE PROFILE

County National Bank, a subsidiary of CNB Financial Corporation, is a leader in providing integrated financial solutions, which creates value for both consumers and businesses. These solutions consist of a family of products and services developed to support the evolving needs of our customers from traditional to innovative. For over 138 years, we have prided ourselves in building long-term customer relationships by being reliable and competitively priced.

Being a regional independent community bank in North Central Pennsylvania, we have approximately 240 employees who make our customer service more responsive and reliable. We strive to be more customer-driven than our competitors.

Hometown banking has always been our philosophy. Hometown people who are equipped to make quick decisions while, at the same time, make our customers feel ‘welcome’ is where it all begins. With another component of our hometown philosophy, community involvement, the Bank has played an integral role in all of our communities by contributing financial, in-kind and volunteer assistance to nonprofit organizations that enhance the quality of life and promote public interest.

In addition, CNB continues to rank technology as vital in executing our personal, quality service strategy by maintaining the latest data processing and information systems. We offer a variety of delivery channels, which includes 20 full-service offices, 16 ATMs, 2 loan production offices, telephone banking (1-888-641-6554), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-3221).

The common stock of the Corporation trades over-the-counter on the NASDAQ under the symbol CCNE.

[GRAPHIC]

Hometown Banking. Hometown People.

[GRAPHIC]

1 South Second Street

P.O. Box 42

Clearfield, PA 16830

800-492-3221

www.bankcnb.com