Form 10-K, Exhibit 13
period 2004-12-31
CNB FINANCIAL CORP/PA
filed 2005-03-15
CIK 736772

2004 Annual Report

CNB

FINANCIAL CORPORATION

COUNTY NATIONAL BANK

Hometown Banking. Hometown People.

Table of Contents

1	Consolidated Financial Highlights

2	Message to Shareholders

5	Consolidated Statements of Financial Condition

6	Consolidated Statements of Income

7	Consolidated Statements of Cash Flows

8	Consolidated Statements of Changes in Shareholders’ Equity

9	Notes to Consolidated Financial Statements

27	Report of Independent Registered Public Accounting Firm on Financial Statements

28	Statistical Information

29	Selected Financial Data - Five Year Comparison

31	Management’s Discussion and Analysis of Financial Condition and Results of Operation

41	Executive Management and Board of Directors

42	Officers

43	Shareholder Information

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Consolidated Financial Highlights

(in thousands, except per share data)	2004	2003	% Change
For The Year
Interest Income	$37,473	$37,586	(0.3)%
Interest Expense	13,128	13,400	(2.0)%
Net Interest Income	24,345	24,186	0.7%
Non-interest Income	5,622	7,136	(21.2)%
Non-interest Expense	19,332	17,925	7.8%
Net Income	7,871	9,057	(13.1)%
Operating Earnings*	8,781	9,057	(3.0)%

Net Income Return on:
Average Assets	1.11%	1.31%	(15.3)%
Average Equity	12.04%	14.79%	(18.6)%

Operating Earnings Return on:
Average Assets	1.24%	1.31%	(5.3)%
Average Equity	13.43%	14.79%	(9.2)%

At Year End
Assets	$725,217	$701,752	3.3%
Loans, net of unearned	481,937	458,249	5.2%
Deposits	596,905	575,438	3.7%
Shareholders’ Equity	68,710	66,447	3.4%
Trust Assets Under Management (at market value)	192,361	200,485	(4.1)%

Per Share Data
Net Income, diluted	$0.86	$0.98	(13.1)%
Dividends	0.52	0.47	10.6%
Book Value	7.54	7.27	3.7%
Market Value	15.27	16.83	(9.3)%

*	2004 Operating Earnings amount is shown before effect of $910 (after tax) non-cash charge due to write-down of other-than-temporary impaired security.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Message to Shareholders

To Our Shareholders, Customers & Friends:

The year of 2004 proved to be one of accomplishment and challenge for our Corporation. The Corporation’s assets grew by 3.4% during the year primarily driven by an increase in loans outstanding of 5.2% as the regional economy of west central Pennsylvania continued a relatively slow rebound. Our strategy during the past year was to remain somewhat conservative in our approach to loan and deposit growth given the continued low interest rate environment. Deposits grew by $21.5 million or 3.7%, which along with capital growth funded our increased assets.

While assets grew modestly during the year, net income as reported under Generally Accepted Accounting Principles in the United States (GAAP) declined by $1.2 million or 13.1%. The principal reason for this decline was a noncash after tax accounting charge of $910 thousand or $0.10 per share resulting from the write-down of perpetual preferred stock of Fannie Mae, a government sponsored entity, held in the Corporation’s available for sale securities portfolio. The value of this preferred stock is closely related to the level of interest rates for investments maturing in two years and due to the extended period of low rates, we revalued this asset based on a conservative approach to the current interpretation of accounting principles.

Excluding the effect of the noncash accounting related charge, our net income for 2004 on a non-GAAP operating basis was $8.8 million representing a decline of 3% from 2003. The principal reason for this decline was the increase of 8.4% in non-interest expenses. One key expense that increased was salary and benefit costs resulting from a change in staff levels and the rising cost of health benefits. We added personnel during the year to staff our Warren Loan Production Office and also in our Main Office to provide administrative support for our continuing growth and to assist in handling additional regulatory requirements. We also incurred higher legal expenses during the year related to action we initiated to protect our trademark from infringement by a newly formed bank using a similar name. We successfully prevailed in this legal action and fully absorbed the related cost in 2004. This was a necessary but unanticipated additional expense.

While the actions of the Federal Reserve created higher short term interest rates in the latter part of the year, the overall level of rates remained at historically low levels for most of 2004. This resulted in us experiencing a nominal growth in net interest income. While longer-term interest rates remained low, our volume of mortgages originated and sold declined significantly from the historically high level experienced in 2003 resulting in lower income from loan sales. The result was that our non-interest income, excluding the $910 thousand non-cash after tax charge discussed above, experienced a small decline.

I am pleased to report that our asset quality remains at a very high level and continues to strengthen. During 2004, we experienced net loan losses of $979 thousand representing 0.21% of average loans, which is consistent with 0.18% in 2003 and 0.21% in 2002 and favorable in comparison to our peer group. Another critical measurement of asset quality is non performing assets which are loans greater than ninety days past due and assets acquired through foreclosure. At year end, our

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Message to Shareholders

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Message to Shareholders

non performing assets totaled $2.7 million down from $3.2 million at year end 2003. This level of non performing assets as a percentage of total assets was 0.37% at year-end 2004 which compared very favorably to 0.53% for financial institutions of comparable asset size. Finally, total delinquent loans at year-end were 0.95% of total loans down from 1.75% at year-end 2003 and 2.12% at year-end 2002. Maintaining strong asset quality remains a core value at our institution.

Our overall financial performance measured by non-GAAP operating earnings yielded a return on average assets of 1.24% and a return on average equity of 13.43%. Our operating earnings showed good growth in the latter half of the year and we are anticipating this trend to carry forward in 2005. In April 2004, the Corporation declared a two and one half for one stock split in order to provide a lower market price per share and encourage trading activity. In July 2004, our stock no longer was included in the Russell 2000 Index due to the effect of the annual reconstitution of the index which resulted in institutional and mutual fund holders of our stock liquidating their positions with a resulting stock price decline. Since July, the market value increased from $13.57 per share to $15.27 at year-end, an increase of 12.5%. Also during 2004, the Corporation paid dividends totaling $0.518 per share which represented an increase of 9.7% over 2003 and using our current quarterly dividend of $0.13 per share our dividend yield is approximately 3.4%. We remain dedicated to delivering a solid level of financial performance in order to provide continuing value to our shareholders.

As we move forward in 2005, we will be focused on continued growth and expansion of our banking franchise. We will open a full service banking facility in Warren, Pennsylvania in order to expand our presence in that region which we have served by a Loan Production Office since late in 2003. We anticipate further expansion in 2005 by entering one or more new communities with loan production offices. We are also focused on increasing market share in our existing branch network by the continued enhancement and delivery of our products and services.

In closing, the Board of Directors, management and staff are proud to provide this report to you as we look forward to an exciting and rewarding year in 2005.

/s/ William F. Falger
William F. Falger
President and Chief Executive Officer

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Consolidated Statements of Financial Condition

	December 31
(in thousands, except share data)	2004	2003
Assets
Cash and due from banks	$14,296	$15,239
Interest bearing deposits with other banks	15,616	5,742

CASH AND CASH EQUIVALENTS	29,912	20,981
Securities available for sale	164,202	175,903
Loans held for sale	3,499	3,099
Loans and leases	482,048	458,660
Less: unearned discount	111	411
Less: allowance for loan and lease losses	5,585	5,764

NET LOANS	476,352	452,485
Federal Home Loan Bank and Federal Reserve Stock	4,792	5,032
Premises and equipment, net	13,761	12,934
Bank owned life insurance	13,182	12,682
Mortgage servicing rights	411	481
Goodwill	10,821	10,821
Other intangible assets	630	946
Accrued interest and other assets	7,655	6,388

TOTAL ASSETS	$725,217	$701,752

Liabilities
Deposits:
Non-interest bearing deposits	$71,968	$63,297
Interest bearing deposits	524,937	512,141

TOTAL DEPOSITS	596,905	575,438
Short-term borrowings	2,000	1,313
Federal Home Loan Bank advances	40,000	40,000
Accrued interest and other liabilities	7,292	8,244
Subordinated debentures	10,310	10,310

TOTAL LIABILITIES	656,507	635,305

Shareholders’ Equity
Common stock $1.00 par value
Authorized 10,000,000 shares
Issued 9,233,750 shares for 2004 and 3,693,500 for 2003	9,234	3,694
Additional paid in capital	4,243	4,123
Retained earnings	54,347	56,787
Treasury stock, at cost (123,240 shares for 2004 and 37,554 shares for 2003)	(1,796)	(1,309)
Accumulated other comprehensive income	2,682	3,152

TOTAL SHAREHOLDERS’ EQUITY	68,710	66,447

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$725,217	$701,752

The accompanying notes are an integral part of these statements.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Consolidated Statements of Income

	Year ended December 31,
(in thousands, except per share data)	2004	2003	2002
Interest and Dividend Income
Loans including fees	$31,005	$30,328	$30,294
Deposits with banks	117	44	84
Federal funds sold	120	180	267
Securities:
Taxable	3,746	4,457	6,507
Tax-exempt	2,008	2,178	2,136
Dividends	477	399	448

TOTAL INTEREST AND DIVIDEND INCOME	37,473	37,586	39,736

Interest Expense
Deposits	10,551	10,882	12,908
Federal Home Loan Bank advances and other debt	2,075	2,047	2,016
Subordinated debentures	502	471	277

TOTAL INTEREST EXPENSE	13,128	13,400	15,201

Net interest income	24,345	24,186	24,535
Provision for loan losses	800	1,535	1,800

Net interest income after provision for loan losses	23,545	22,651	22,735

Non-interest Income
Trust and asset management fees	1,005	1,001	910
Service charges - deposit accounts	3,988	3,457	3,360
Other service charges and fees	469	511	476
Net security gains (losses)	313	270	(7)
Loss on other-than-temporarily impaired securities	(1,400)	—	—
Net gain on sale of loans	162	557	247
Other	1,085	1,340	1,052

TOTAL NON-INTEREST INCOME	5,622	7,136	6,038

Non-interest Expenses
Salaries	6,996	6,733	6,670
Employee benefits	2,995	2,573	2,060
Net occupancy expense of premises	2,607	2,400	2,397
Data processing	1,443	1,411	1,492
State and local taxes	839	771	457
Intangible amortization	509	517	452
Directors fees	332	578	675
Other	3,611	2,942	3,104

TOTAL NON-INTEREST EXPENSES	19,332	17,925	17,307

Income before income taxes	9,835	11,862	11,466
Income tax expense	1,964	2,805	2,800

Net income	$7,871	$9,057	$8,666

EARNINGS PER SHARE
Basic	$0.86	$0.99	$0.95
Diluted	$0.86	$0.98	$0.95

The accompanying notes are an integral part of these statements.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$7,871	$9,057	$8,666
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	800	1,535	1,800
Depreciation and amortization	1,764	1,668	1,577
Amortization, accretion and deferred loan fees	49	525	(148)
Deferred taxes	(735)	(1,289)	(1,366)
Security (gains) losses	(313)	(270)	7
Loss on other-than-temporarily impaired securities	1,400	—	—
Gain on sale of loans	(162)	(557)	(247)
Net losses (gains) on dispositions of acquired property	(68)	(28)	(12)
Proceeds from sales of loans	14,481	42,411	34,086
Origination of loans for sale	(14,719)	(41,029)	(32,428)
Increase in bank owned life insurance	(500)	(488)	(194)
Changes in:
Interest receivable and other assets	(1,850)	(238)	(2,100)
Interest payable and other liabilities	(39)	366	1,400

Net cash provided by operating activities	7,979	11,663	11,041
Cash Flows from Investing Activities:
Proceeds from maturities, prepayments and calls of:
Securities available for sale	42,090	73,351	45,543
Proceeds from sales of securities available for sale	6,805	10,608	1,258
Purchase of securities available for sale	(39,573)	(76,243)	(75,754)
Loan origination and payments, net	(24,073)	(38,071)	(34,351)
Purchase of bank owned life insurance	—	(6,000)	(6,000)
Redemption (Purchase) of Federal Reserve Bank Stock and Federal Home Loan Bank Stock	240	(433)	(1,483)
Net, purchase of premises and equipment	(2,082)	(1,956)	(769)
Proceeds from the sale of foreclosed assets	529	215	498

Net cash used in investing activities	(16,064)	(38,529)	(71,058)
Cash Flows from Financing Activities:
Net change in:
Checking, money market and savings accounts	8,165	8,987	(12,028)
Certificates of deposit	13,302	21,314	50,525
Purchase treasury stock	(1,261)	(1,014)	(380)
Proceeds from the sale of treasury stock	894	1,055	636
Cash dividends paid	(4,771)	(4,335)	(4,332)
Advances from other borrowings	—	—	20,000
Issuance of subordinated debentures	—	—	10,000
Net advances (repayments) from short-term borrowings	687	(687)	(1,268)

Net cash provided by financing activities	17,016	25,320	63,153

Net increase (decrease) in cash and cash equivalents	8,931	(1,546)	3,136
Cash and cash equivalents at beginning of period	20,981	22,527	19,391

Cash and cash equivalents at end of period	$29,912	$20,981	$22,527

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$12,568	$12,971	$15,505
Income taxes	2,932	3,530	3,730
Supplemental non cash disclosures:
Transfers to other real estate owned	$1,005	$257	$277

The accompanying notes are an integral part of these statements.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Consolidated Statements of Changes in Shareholders’ Equity

(in thousands, except per share data)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance January 1, 2002	$3,694	$3,753	$47,731	$(1,236)	$952	$54,894
Comprehensive income:
Net income for 2002			8,666			8,666
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $1,311 and adjustment for after tax losses of ( $5)					2,549	2,549

Total comprehensive income						11,215

Treasury stock:
Purchase (16,156 shares)				(380)		(380)
Reissue (23,479 shares)		(6)		642		636
Cash dividends declared ($0.47 per share)			(4,332)			(4,332)

Balance December 31, 2002	3,694	3,747	52,065	(974)	3,501	62,033
Comprehensive income:
Net income for 2003			9,057			9,057
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $180 and adjustment for after tax gains of $176					(349)	(349)

Total comprehensive income						8,708

Treasury stock:
Purchase (24,468 shares)				(1,014)		(1,014)
Reissue (33,480 shares)		376		679		1,055
Cash dividends declared ($0.47 per share)			(4,335)			(4,335)

Balance December 31, 2003	3,694	4,123	56,787	(1,309)	3,152	66,447
Comprehensive income:
Net income for 2004			7,871			7,871
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $178 and adjustment for after tax losses of $707					(470)	(470)

Total comprehensive income						7,401

2 1/2 for 1 stock split (5,540,250 shares)	5,540		(5,540)
Treasury stock:
Purchase (91,848 shares)				(1,261)		(1,261)
Reissue (62,493 shares)		120		774		894
Cash dividends declared ($0.52 per share)			(4,771)			(4,771)

Balance December 31, 2004	$9,234	$4,243	$54,347	$(1,796)	$2,682	$68,710

The accompanying notes are an integral part of these statements.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unless otherwise indicated, amounts are in thousands, except per share data.

Business and Organization:

CNB Financial Corporation (the “Corporation”), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the “Bank”). In addition, the Bank provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans as well as a full range of wealth management services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation and the Bank are subject to examination by Federal regulators. The Corporation’s market area is in the central region of the state of Pennsylvania.

Basis of Financial Presentation:

The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, County National Bank, CNB Investment Corporation, County Reinsurance Company and CNB Insurance Agency. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

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

Operating Segments:

Statement of Financial Accounting Standards (“FAS”) No.131 requires disclosures about an enterprise’s operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Corporation’s chief decision makers monitor the revenue streams of the various Corporation’s products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, the Corporation’s business activities are currently confined to one segment which is community banking.

Securities:

When purchased, securities are classified as held to maturity, trading or available for sale. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of deferred tax, on securities classified as available for sale are recorded as other comprehensive income. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading or held to maturity.

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

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

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

Management determines the adequacy of the allowance based on historical patterns of charge-offs and recoveries, information about specific borrower situations, industry experience, and other qualitative factors relevant to the collectability of the loan portfolio. While management believes that the allowance is adequate to absorb probable loan losses incurred at the balance sheet date, future adjustments may be necessary due to circumstances that differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

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

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is computed principally by the straight line method. In general, useful lives range from 3 to 39 years with lives for furniture, fixtures and equipment ranging from 3 to 10 years and lives of buildings and building improvements ranging from 15 to 39 years. Amortization of leasehold improvements is computed using the straight-line method over useful lives of the leasehold improvements or the term of the lease, whichever is shorter. Maintenance, repairs and minor renewals are charged to expense as incurred.

Foreclosed Assets:

Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Bank Owned Life Insurance:

The Corporation owns insurance on the lives of a certain group of key employees. The cash surrender value of these policies, or the amount that can be realized, is included on the consolidated statements of financial condition and any increase in cash surrender value is recorded as non-interest income on the consolidated statements of income.

Goodwill and Other Intangible Assets:

Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of acquired customer relationship intangible assets arising from the purchase of customer lists. They are initially measured at fair value and then are amortized over their estimated useful lives, which is 10 years.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

Advertising Costs:

Advertising costs are generally expensed as incurred.

Income Taxes:

The Corporation files a consolidated U. S. income tax return that includes all subsidiaries except County Reinsurance Company which files a separate return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates. Income tax expense is the total of the current year income tax due or refundable and the changes in deferred tax assets and liabilities.

Mortgage Servicing Rights (MSR’s):

Servicing rights represent the allocated value of retained servicing rights on loans sold and the cost of purchased rights. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to loan type and investor. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Treasury Stock:

The purchase of the Corporation’s common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Stock Compensation:

The Corporation has a stock incentive plan for key employees and independent directors. The Stock Incentive Plan, which is administered by a committee of the Board of Directors, provides for up to 625,000 shares of common stock in the form of qualified options, nonqualified options, stock appreciation rights or restricted stock. For key employees, the plan vesting schedule is one-fourth of granted options per year beginning one year after the grant date with 100% vested on the fourth anniversary. For independent directors, the vesting schedule is one-third of granted options per year beginning one year after the grant date with 100% vested on the third anniversary.

The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock incentive plan. Accordingly, no compensation expense has been recognized for the plan. Had compensation cost for the plan been determined based on the fair values at the grant dates for awards, consistent with the method of FAS No. 123, net income and earnings per share for 2004, 2003 and 2002 would have been adjusted to the pro forma amounts indicated below:

		2004	2003	2002
Net income	As reported	$7,871	$9,057	$8,666
	Pro forma compensation expense	146	180	111

	Pro forma	$7,725	$8,877	$8,555
Earnings Per Share-Basic	As reported	$0.86	$0.99	$0.95
	Pro forma	$0.85	$0.97	$0.94
Earnings Per Share - Diluted	As reported	$0.86	$0.98	$0.95
	Pro forma	$0.84	$0.97	$0.94

For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants issued:

	2004	2003	2002
Dividend yield	3.4%	2.8%	4.6%
Expected stock price volatility	23.5%	23.6%	24.5%
Risk-free interest rates	3.8%	3.4%	3.0%
Expected option lives	6.0 years	6.0 years	6.0 years

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

Comprehensive Income:

The Corporation presents comprehensive income as part of the Statement of Changes in Shareholders’ Equity. Other comprehensive income (losses) are comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio.

Earnings per Share:

Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average number of shares outstanding increased by the number of shares that would be issued assuming the exercise of stock options. Earnings and dividends per share are restated to reflect a 2 1/2 for 1 stock split which occurred during 2004.

Cash and Cash Equivalents:

For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, interest bearing deposits with other banks, and Federal funds sold.

Restrictions on Cash:

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the year ended December 31, 2004 and 2003, was $50, which was maintained in vault cash.

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 123 (Revised 2004), Share-Based Payment. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123 (Revised 2004) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Corporation will adopt FAS No. 123 (Revised 2004) on July 1, 2005 and is currently evaluating the impact the adoption of the standard will have on the Corporation’s results of operations.

In December 2003, the American Institute of Certified Public Accountants issued SOP 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” SOP 03-3 applies to a loan that is acquired where it is probable, at acquisition, that a transferee will be unable to collect all contractually required payments receivable. SOP 03-3 requires the recognition, as accretable yield, the excess of all cash flows expected at acquisition over the investor’s initial investment in the loan as interest income on a level-yield basis over the life of the loan. The amount by which the loan’s contractually required payments exceed the amount of its expected cash flows at acquisition may not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Early adoption is permitted. SOP 03-3 is not expected to have a material impact on the consolidated financial statements of the Corporation.

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

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the dilutive effect of potential common shares issuable under stock options. For the years ended December 31, 2004, 2003 and 2002, options to purchase 58,918, 56,250 and 45,625 shares of common stock, respectively, were not considered

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

in computing diluted earnings per common share because they were anti-dilutive. Earnings per share calculations for all prior periods presented were restated to reflect a 2 1/2 for 1 stock split for shares owned and recorded on April 21, 2004. The computation of basic and diluted EPS is shown below (in thousands, except per share data):

	Years Ended December 31
	2004	2003	2002
Net income	$7,871	$9,057	$8,666

Weighted-average common shares outstanding (basic)	9,131	9,115	9,095
Effect of stock options	57	75	25

Weighted-average common shares outstanding (diluted)	9,188	9,190	9,120

Earnings per share:
Basic	$0.86	$0.99	$0.95
Diluted	$0.86	$0.98	$0.95

3.	SECURITIES

Securities at December 31, 2004 and 2003 were as follows:

	December 31, 2004				December 31, 2003
	Amortized Cost	Unrealized		Fair Value	Amortized Cost	Unrealized		Fair Value
		Gains	Losses			Gains	Losses
Securities available for sale:
U.S. Treasury	$13,096	$—	$(85)	$13,011	$13,282	$62	$(6)	$13,338
U.S. Government agencies and corporations	30,563	—	(303)	30,260	30,312	162	(35)	30,439
Obligations of States and Political Subdivisions	41,712	2,567	—	44,279	45,401	3,294	—	48,695
Mortgage-backed securities	40,489	241	(50)	40,680	40,197	508	(62)	40,643
Corporate notes and bonds	26,404	1,558	(97)	27,865	32,974	1,876	(217)	34,633
Marketable equity securities	7,811	665	(369)	8,107	8,962	558	(1,365)	8,155

Total securities available for sale	$160,075	$5,031	$(904)	$164,202	$171,128	$6,460	$(1,685)	$175,903

At year end 2004 and 2003, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

2004	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$11,023	$(74)	$1,988	$(11)	$13,011	$(85)
U.S. Gov’t Agencies & Corps	23,282	(243)	5,977	(60)	29,259	(303)
Mortgage-Backed Sec.	11,429	(42)	2,544	(8)	13,973	(50)
Corporate Notes and Bonds	500	(7)	3,779	(90)	4,279	(97)
Marketable Equity Securities	81	(18)	1,676	(351)	1,757	(369)

	$46,315	$(384)	$15,964	$(520)	$62,279	$(904)

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

2003	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$3,001	$(6)	$—	$—	$3,001	$(6)
U.S. Gov’t Agencies & Corps	4,061	(19)	1,984	(16)	6,045	(35)
Mortgage-Backed Sec.	6,648	(61)	1,111	(1)	7,759	(62)
Corporate Notes and Bonds	—	—	7,775	(217)	7,775	(217)
Marketable Equity Securities	194	(3)	5,451	(1,362)	5,645	(1,365)

	$13,904	$(89)	$16,321	$(1,596)	$30,225	$(1,685)

The Corporation evaluates securities for other-than-temporary impairment on a quarterly basis, or more frequently when economic or market conditions warrant such an evaluation. Consideration is given to the length of time and the extent to which fair value has been less than cost, the financial condition and near term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and results of reviews of the issuer’s financial condition. The following comments relate to those securities which have been in a continuous unrealized loss position for more than twelve months.

Included in the $520 of unrealized losses at December 31, 2004 on investment securities that have been in continuous unrealized loss positions for 12 months or more is approximately $270 of unrealized losses on investments in preferred stock issuances of Fannie Mae and Freddie Mac. This amount is considered temporary in nature as the market values of these investments recovered to their adjusted carrying value shortly after year-end.

Unrealized losses on other securities were not individually significant and were considered to be temporary in nature.

On December 31, 2004 and 2003, securities carried at $44,579 and $36,099, respectively, were pledged to secure public deposits and for other purposes as provided by law.

The following is a schedule of the contractual maturity of securities available-for-sale excluding equity securities, at December 31, 2004:

Available for Sale Fair Value
1 year or less	$23,348
1 year-5 years	34,529
5 years-10 years	18,624
After 10 years	38,914

115,415

Mortgage-backed securities	40,680

Total securities	$156,095

Collateralized mortgage obligations and other asset-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

Information pertaining to security sales is as follows:

	Proceeds	Gross Gains	Gross Losses
2004	$6,805	$339	$26
2003	$10,608	$306	$36
2002	$1,258	$13	$20

The tax benefit (provision) related to these net realized gains and losses was $(106), $(95) and $2, respectively.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

4.	LOANS

Total Loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Commercial, Financial and Agricultural	$187,261	$168,794
Residential Mortgage	149,621	141,720
Commercial Mortgage	115,566	110,951
Installment	27,526	30,910
Lease Receivables	2,074	6,285

	$482,048	$458,660

Lease receivables at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Lease payment receivable	$748	$2,328
Estimated residual values	1,326	3,957

Gross lease receivables	2,074	6,285
Less unearned income	(111)	(411)

Net lease receivables	$1,963	$5,874

At December 31, 2004 and 2003, net unamortized loan costs of $283 and $377, respectively, have been included in the carrying value of loans.

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

Deposit accounts that have overdrawn their current balance, known as overdrafts, are reclassified to loans. Overdrafts included in year-end loans are $2,928 in 2004 and $597 in 2003.

Impaired loans were as follows:

	2004	2003
Year-end loans with no allocated allowance for loan losses	$825	$653
Year-end loans with allocated allowance for loan losses	1,421	769

Total	$2,246	$1,422

Amount of the allowance for loan losses allocated	$309	$35

	2004	2003	2002
Average impaired loans outstanding during the year	$2,272	$1,434	$—
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—

Nonperforming loans were as follows:

	2004	2003
Loans past due over 90 days still on accrual	$177	$1,076
Nonaccrual loans	$1,683	$1,873

Nonperforming loans include all (or almost all) impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

5. ALLOWANCE FOR LOAN AND LEASE LOSSES

Transactions in the Allowance for Loan and Lease Losses for the three years ended December 31 were as follows:

	2004	2003	2002
Balance, Beginning of Year	$5,764	$5,036	$4,095
Charge-offs	(1,099)	(924)	(1,064)
Recoveries	120	117	205

Net Charge-offs	(979)	(807)	(859)
Provision for Loan and Lease Losses	800	1,535	1,800

Balance, End of Year	$5,585	$5,764	$5,036

6.	SECONDARY MORTGAGE MARKET ACTIVITIES

The following summarizes secondary mortgage market activities for each year:

	2004	2003	2002
Activity during the year:
Loans originated for resale, Net of principal pay downs	$11,724	$39,306	$30,854
Proceeds from sales of loans held for sale	11,866	39,819	31,068
Net gains on sales of loans held for sale	142	513	214
Loan servicing fees, net	186	204	333
Total loans serviced for others	69,240	68,784	55,925

Activity for capitalized mortgage servicing rights was as follows:

	2004	2003	2002
Servicing rights:
Beginning of year	$481	$512	368
Additions	124	170	280
Amortized to expense	(194)	(201)	(136)

End of year	$411	$481	512

No valuation allowance is deemed necessary as of December 31, 2004, 2003 or 2002.

7.	PREMISES AND EQUIPMENT

The following summarizes Premises and Equipment at December 31:

	2004	2003
Land	$2,223	$1,644
Premises and Leasehold Improvements	12,897	12,114
Furniture and Equipment	10,331	9,668

	25,451	23,426
Less Accumulated Depreciation and Amortization	11,690	10,492

Premises and Equipment, Net	$13,761	$12,934

Depreciation on Premises and Equipment amounted to $1,255 in 2004, $1,151 in 2003 and $1,125 in 2002.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

The Corporation is committed under four noncancellable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2004 are as follows:

2005	$114
2006	109
2007	107
2008	110
2009	110
Thereafter	1,349

$1,899

Rental expense, net of rental income, charged to occupancy expense for 2004, 2003, and 2002 was $209, $217 and $211, respectively.

8.	FORECLOSED ASSETS

Foreclosed real estate is reported net of a valuation allowance. Activity was as follows:

	2004	2003	2002
Beginning of year	$286	$212	$394
Additions	1,005	257	277
Direct write-downs	(40)	—	(10)
Sales	(421)	(183)	(449)

End of year	$830	$286	$212

9.	GOODWILL AND INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the year is as follows:

	2004	2003
Beginning of year	$10,821	$10,821
Acquired during the period	—	—

End of year	$10,821	$10,821

Acquired Intangible Assets

	2004	2003	2002
Amortized intangible assets:
Other intangibles	$3,152	$3,152	$3,152
Accumulated amortization	(2,522)	(2,206)	(1,891)

Net	$630	$946	$1,261

Aggregate amortization expense	$316	$315	$315
Estimated amortization expense:
2005	$315
2006	$315

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

10.	DEPOSITS

The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31:

2004
Time Deposits Maturing:
2005	$152,151
2006	58,330
2007	71,489
2008	8,904
2009	20,784
Thereafter	8,404

$320,062

Certificates of Deposit of $100 thousand or more totaled $93,065 and $83,507 at December 31, 2004 and 2003, respectively.

11.	BORROWINGS

Borrowings include $2,000 and $1,313 of demand notes payable to the U.S. Treasury Department at December 31, 2004 and 2003, respectively. These notes are issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. The Corporation has available a $5 million line of credit with an unaffiliated institution. Terms of the line are floating at 30 day LIBOR plus 180 basis points. The outstanding balance on the loan at year end 2004 and 2003 was $0.

At year end 2004, the Bank had remaining borrowing capacity with the Federal Home Loan Bank (FHLB) of $129 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $71,138 and certain mortgage loans with a balance of $149,357. Borrowings from the FHLB at December 31, 2004, and 2003 are as follows:

		December 31,
Interest Rate	Maturity	2004	2003
(a)	3/1/10	$10,000	$10,000
(b)	1/3/11	10,000	10,000
(c)	1/24/12	20,000	20,000

Total borrowed funds		$40,000	$40,000

(a)	FHLB has option to float the interest rate based on the 3 month LIBOR +.16, the interest rate was 6.09% at December 31, 2004.

(b)	Interest rate is fixed for one year at which time FHLB has option to float the interest rate based on the 3 month LIBOR +.20, the interest rate was 4.95% at December 31, 2004.

(c)	Interest rate is fixed for two years at which time FHLB will convert it to a floating interest rate based on the 3 month LIBOR+.18 if the 3 month LIBOR is equal to or greater than 8.0%, the interest rate was 4.52% as of December 31, 2004.

Subordinated Debentures and Trust Preferred Securities:

A trust formed by the Corporation issued $10,000 of floating rate trust preferred securities in 2002 as part of a pooled offering of such securities. The interest rate is determined quarterly and floats based on the 3 month LIBOR plus 3.45% and was 6.00% at December 31, 2004. The Corporation may redeem the debentures, in whole or in part, at face value after June 26, 2007. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The subordinated debentures must be redeemed no later than 2032.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

Under FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trust, as these are not eliminated in consolidation.

Following are maturities of borrowed funds as of December 31, 2004:

2005	$2,000
2006	—
2007	—
2008	—
2009	—
Thereafter	$50,310

Total Borrowed Funds	$52,310

12.	INCOME TAXES

The following is a summary of the tax provision:

	2004	2003	2002
Current	$2,699	$4,094	$4,166
Deferred	(735)	(1,289)	(1,366)

Net provision for Income Taxes	$1,964	$2,805	$2,800

The components of the net deferred tax liability as of December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets
Allowance for loan losses	$1,955	$2,017
Deferred compensation	618	477
Impaired security valuation	490	—
Post-retirement benefits	212	181
Merger costs	38	46
Intangibles	—	2
Other	90	89

	3,403	2,812
Deferred tax liabilities
Unrealized gain on securities available for sale	1,444	1,623
Premises and equipment	598	520
Vehicle leasing	574	1,474
Intangibles - section 197	297	—
Prepaid expenses	146	—
Intangibles - mortgage servicing rights	144	168
Deferred loan fees/costs	113	—
Other	146	—

	3,462	3,785

Net deferred tax liability	$(59)	$(973)

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

The reconciliation of income tax attributable to continuing operations at the Federal statutory tax rates to income tax expense is as follows:

	2004	%	2003	%	2002	%
Tax at statutory rate	$3,443	35.0	$4,152	35.0	$3,898	34.0
Tax exempt income, net	(1,004)	(10.2)	(1,007)	(8.5)	(959)	(8.4)
Bank owned life insurance	(175)	(1.8)	(171)	(1.5)	—	—
Other	(300)	(3.0)	(169)	(1.4)	(139)	(1.2)

Income tax provision	$1,964	20.0	$2,805	23.6	$2,800	24.4

13.	EMPLOYEE BENEFIT PLANS

The Corporation provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Corporation for one year. Contributions to the plan for 2004, 2003 and 2002 based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $88. The Corporation recognized expense of $375 in 2004, $325 in 2003, and $340 in 2002.

In addition, the Corporation sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Corporation, in 2004, 2003 and 2002, at 1% for every 1% contributed up to three percent then 0.5% for every 1% contributed up to four percent in total of the employee’s compensation. The Corporation’s contributions were $148, $171, and $169 in 2004, 2003, and 2002, respectively.

During 2003, the Corporation adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain executives to compensate those executive participants in the Corporation’s retirement plan whose benefits are limited by compensation limitations under current tax law. The SERP is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the SERP are payable from the general assets of the Corporation. At December 31, 2004 and 2003, obligations of $857 and $429, respectively, were included in other liabilities for this plan. Expense related to this plan was $428 and $429 in 2004 and 2003.

During 2003, the Corporation established a Survivor Benefit Plan (the Plan) for the benefit of outside directors. The purpose of the plan is to provide life insurance benefits to beneficiaries of the Corporation’s board of directors who at the time of their death are participants in the plan. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. At December 31, 2004 and 2003, obligations of $226 and $103, respectively, were included in other liabilities for this plan. Expense related to this plan was $123 and $103 in 2004 and 2003.

The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the change in the benefit obligation and funded status:

December 31	2004	2003	2002
Benefit obligation at beginning of year	$654	$637	$538
Interest cost	42	45	40
Service cost	34	37	32
Actual claim expense	(10)	(35)	(14)
Interest on claim expense	—	(1)	—
Actuarial (gain)/loss	(140)	(29)	41

Benefit obligation at end of year	$580	$654	$637

December 31	2004	2003	2002
Funded status of plan	(580)	$(654)	$(637)
Unrecognized actuarial (gain)/loss	(92)	48	77
Unrecognized prior service cost		—	—
Unrecognized transition obligation	66	73	81

Accrued benefit cost	$(606)	$(533)	$(479)

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

December 31	2004	2003	2002
Net periodic post-retirement benefit cost:
Service cost	$34	$37	$32
Interest cost	42	45	40
Amortization of transition obligation over 21 years	7	8	7

	$83	$90	$79

The weighted average discount rate used to calculate net periodic benefit cost and the accrued post-retirement liability was 6.0% in 2004, 6.5% in 2003 and 7.0% in 2002. The health care cost trend rate used to measure the expected costs of benefits for 2005 is 7.0%, 6.0% for 2006, and 5% for 2007 and thereafter. A one percent increase in the health care trend rates would result in an increase of $70 in the benefit obligation of December 31, 2004, and would increase the service and interest costs by $11 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $69 and $10 in the benefit obligation and service and interest costs, respectively, at December 31, 2004. The presentation above for the years 2004, 2003 and 2002 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

14.	DEFERRED COMPENSATION PLANS

Deferred compensation plans cover all directors and certain officers. Under the plans, the Corporation pays each participant, or their beneficiary, the amount of fees or compensation deferred plus gains or net of losses over a maximum period of 10 years, beginning with the individuals termination of service. A liability is accrued for the obligation under these plans. The expense incurred for deferred compensation for 2004, 2003 and 2002 was $39, $308 and $394, respectively, resulting in a deferred compensation liability of $908 and $933 as of year-end 2004 and 2003, respectively.

15.	STOCK OPTIONS

A summary of the status of the common stock incentive plan, adjusted retroactively for the effects of stock splits, is presented below:

	Shares	Weighted - average Exercise Price	Remaining Contractual Life
Outstanding, at January 1, 2002	171,568	$9.17	7 years
Granted	55,625	13.30	8 years
Exercised	(625)	9.50
Forfeited	(1,455)	8.77

Outstanding, at December 31, 2002	225,113	10.20
Granted	56,250	17.54	9 years
Exercised	(48,077)	9.53
Forfeited	(313)	9.50

Outstanding, at December 31, 2003	232,973	12.08
Granted	54,250	16.04	10 years
Exercised	(11,017)	8.70
Forfeited	—	—

Outstanding, at December 31, 2004	276,206	$13.02

	2004	2003	2002
Options exercisable at year-end	155,183	123,347	96,140
Fair value of options granted during the year	$2.69	$3.20	$2.00
Number of authorized shares remaining	289,075	343,325	399,262

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

Options outstanding at year-end 2004 were as follows:

	Outstanding		Exerciseable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price
$7.40 - $17.54	276,206	7.9 years	155,183	$11.04

16.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $11,047 on December 31, 2004 compared to $3,619 at December 31, 2003. During 2004, $45,871 of new loans were made and repayments totaled $38,443.

Deposits from principal officers, directors and their affiliates at year-end 2004 and 2003 were $2,040 and $1,720.

17.	CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2004 and 2003, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

Actual and required capital amounts (in thousands) and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2004
Total Capital to risk weighted assets
Consolidated	$70,062	12.75%	$43,940	8.0%	$54,926	10.0%
Bank	$57,119	10.65%	$42,909	8.0%	$53,636	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$64,345	11.71%	$21,970	4.0%	$32,955	6.0%
Bank	$51,534	9.61%	$21,454	4.0%	$32,182	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$64,345	9.19%	$28,014	4.0%	$35,018	5.0%
Bank	$51,534	7.44%	$27,709	4.0%	$34,637	5.0%

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2003
Total Capital to risk weighted assets
Consolidated	$67,244	13.08%	$41,183	8.0%	$51,479	10.0%
Bank	$53,415	10.68%	$40,016	8.0%	$50,003	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$61,480	11.96%	$20,592	4.0%	$30,887	6.0%
Bank	$47,651	9.53%	$20,001	4.0%	$30,002	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$61,480	8.93%	$27,549	4.0%	$34,436	5.0%
Bank	$47,651	7.03%	$27,114	4.0%	$33,892	5.0%

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank’s retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the periods under regulatory accounting principles. As of December 31, 2004, $1.1 million of undistributed earnings of the Bank was available for distribution to the Corporation as dividends, without prior regulatory approval.

18.	OFF-BALANCE SHEET ACTIVITIES

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2004		2003
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$11,108	$69,421	$14,249	$67,160
Unused lines of credit and
letters of credit	—	47,034	—	36,498

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 2.67% to 12.00% and maturities ranging from 3 months to 20 years.

19.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, other borrowings, and variable rate loans, deposits or borrowings that reprice frequently

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

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

In addition, other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the disclosures. Also, non-financial instruments typically not recognized on the balance sheet may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposits, the earnings potential of trust accounts, the trained workforce, customer goodwill and similar items.

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ASSETS
Cash and short-term assets	$29,912	$29,912	$20,981	$20,981
Securities	164,202	164,202	175,903	175,903
Net loans	476,352	468,659	446,611	459,029
Federal Home Loan Bank and Federal Reserve stock	4,792	4,792	5,032	5,032
Accrued interest receivable	3,381	3,381	3,541	3,541

LIABILITIES
Deposits	$(596,905)	$(596,052)	$(575,438)	$(581,593)
Borrowings	(52,310)	(55,949)	(51,623)	(53,889)
Accrued interest payable	(1,676)	(1,676)	(1,606)	(1,606)

20.	PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Cash	$98	$21
Investment in bank subsidiary	64,791	62,619
Investment in non-bank subsidiaries	13,764	13,009
Other assets	1,017	1,091

TOTAL ASSETS	$79,670	$76,740

LIABILITIES
Income taxes payable	$(262)	$(194)
Deferred tax liability	25	9
Subordinated debt	10,310	10,310
Other liabilities	887	168

TOTAL LIABILITIES	10,960	10,293
TOTAL SHAREHOLDERS’ EQUITY	68,710	66,447

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$79,670	$76,740

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

CONDENSED STATEMENTS OF INCOME

	Year ended December 31,
	2004	2003	2002
INCOME
Dividends from:
Bank subsidiary	$4,982	$10,379	$5,958
Non bank subsidiaries	—	200	—
Other	120	126	130

TOTAL INCOME	5,102	10,705	6,088

EXPENSES	(824)	(697)	(543)

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	4,278	10,008	5,545
Income tax benefit	246	194	128
Equity in undistributed net income of bank subsidiary	2,702	(1,502)	2,841
Equity in undistributed net income of non-bank subsidiaries	645	357	152

NET INCOME	$7,871	$9,057	$8,666

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income	$7,871	$9,057	$8,666
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(2,702)	1,502	(2,841)
Equity in undistributed net income of non-bank subsidiaries	(645)	(357)	(152)
(Increase) Decrease in other assets	74	68	(263)
Increase (Decrease) in other liabilities	(33)	4	(1,284)

Net cash provided by operating activities	4,565	10,274	4,126

Cash flows from investing activities:
Capital transfer to subsidiaries	—	(6,072)	(10,319)

Net cash used in investing activities	—	(6,072)	(10,319)
Cash flows from financing activities:
Dividends paid	(4,771)	(4,335)	(4,332)
Purchase of treasury stock	(1,261)	(1,014)	(380)
Proceeds from sale of treasury stock	894	1,055	636
Net advance from subsidiary	700	—	—
Advances from subordinated debentures	—	—	10,310
Other financing activities	(50)	—	—

Net cash (used in) provided by financing activities	(4,488)	(4,294)	6,234

Net increase (decrease) in cash	77	(92)	41
Cash beginning of year	21	113	72

Cash end of year	$98	$21	$113

21.	OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2004	2003	2002
Unrealized holding gains and losses on available for sale securities	$(1,735)	$(259)	$3,853
Less reclassification adjustments for gains and losses later recognized in income	(1,087)	270	(7)

Net unrealized gains and losses	(648)	(529)	3,860
Tax effect	(178)	(180)	1,311

Other comprehensive income (loss)	$(470)	$(349)	$2,549

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Notes to Consolidated Financial Statements, cont.

22.	QUARTERLY FINANCIAL DATA (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 2004 and 2003 are as follows (in thousands, except per share data):

	Quarters Ended
	2004				2003
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
Total interest income	$9,236	$9,267	$9,317	$9,653	$9,591	$9,514	$9,296	$9,185
Net interest income	5,980	6,045	6,066	6,254	6,198	6,119	5,926	5,943
Provision for loan losses	300	300	200	—	540	540	200	255
Non-interest income	1,710	1,552	1,717	643	1,599	1,809	1,895	1,833
Non-interest expense	4,824	4,622	4,961	4,925	4,555	4,373	4,514	4,483
Net income	2,015	2,015	2,032	1,809	2,009	2,284	2,380	2,384
Net income per share, basic	0.22	0.22	0.22	0.20	0.22	0.25	0.26	0.26
Net income per share, diluted	0.22	0.22	0.22	0.20	0.22	0.25	0.26	0.25

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Report of Independent Registered

Public Accounting Firm on Financial Statements

Board of Directors and Shareholders

CNB Financial Corporation

Clearfield, PA

We have audited the accompanying consolidated balance sheets of CNB Financial Corporation as of December 31, 2004 and 2003, and the related statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Cleveland, Ohio

February 25, 2005

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Statistical Information

Quarterly Share Data

The following table sets forth, for the periods indicated, the quarterly high and low bid price of the Corporation’s common stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2004, the approximate number of shareholders of record of the Corporation’s common stock was 2,600.

Price Range of Common Stock

	2004		2003
	High	Low	High	Low
First Quarter	$17.73	$14.46	$18.48	$12.76
Second Quarter	17.90	13.29	18.69	16.30
Third Quarter	15.43	13.30	19.34	16.73
Fourth Quarter	16.40	14.70	19.00	15.60

Cash Dividends Paid

	2004	2003
First Quarter	$0.13	$0.11
Second Quarter	0.13	0.11
Third Quarter	0.13	0.12
Fourth Quarter	0.13	0.13

	$0.52	$0.47

Trust and Asset Management Division Funds under Management (Market Value)

($’s in thousands)	2004	2003
Personal Trusts, Estates and Agency Accounts	$181,296	$188,731
Corporate Accounts	11,065	11,754

Total	$192,361	$200,485

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Selected Financial Data

(dollars in thousands, except per share data)	Year Ended December 31 2004
Interest Income
Loans including fees	$31,005
Deposits with banks	117
Federal funds sold	120
Investment securities:
U.S. treasury securities	259
Securities of U.S. government agencies and corporations	1,998
Obligations of states and political subdivisions	2,008
Other securities	1,966

Total interest and dividend income	37,473
Interest expense
Deposits	10,551
Other borrowings	2,577

Total interest expense	13,128
Net interest income	24,345
Provision for loan losses	800

Net interest income after provision for loan losses	23,545
Non-interest income	5,622
Non-interest expenses	19,332

Income before taxes	9,835
Applicable income taxes	1,964

Net income	$7,871

Per share data
Basic	$0.86
Fully diluted	$0.86
Dividends declared	$0.52
Book value per share at year end	$7.54
At end of period
Total assets	$725,217
Securities	164,202
Loans, net of unearned discount	481,937
Allowance for loan losses	5,585
Deposits	596,905
Shareholders’ equity	68,710
Key ratios
Return on average assets	1.11%
Return on average equity	12.04%
Loan to deposit ratio	79.80%
Dividend payout ratio	60.61%
Average equity to average assets ratio	9.20%

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Five Year Comparison

2003	2002	2001	2000

$30,328	$30,294	$31,323	$32,075
44	84	169	137
180	267	434	67

311	528	1,113	1,378
2,081	3,140	2,862	2,706
2,259	2,136	1,526	1,813
2,383	3,287	3,382	2,470

37,586	39,736	40,809	40,646
10,882	12,908	17,971	18,660

2,518	2,293	1,176	1,174

13,400	15,201	19,147	19,834
24,186	24,535	21,662	20,812
1,535	1,800	1,080	807

22,651	22,735	20,582	20,005
7,136	6,038	5,598	4,481
17,925	17,307	17,374	17,249

11,862	11,466	8,806	7,237
2,805	2,800	2,296	1,804

$9,057	$8,666	$6,510	$5,433

$0.99	$0.95	$0.71	$0.59
$0.98	$0.95	$0.71	$0.59
$0.47	$0.47	$0.34	$0.32
$7.27	$6.80	$5.58	$5.20

$701,752	$668,518	$592,794	$555,365
175,903	185,025	152,757	136,250
458,249	420,364	386,173	366,156
5,764	5,036	4,095	3,879
575,438	545,137	506,640	485,217
66,447	62,033	54,894	51,203

1.31%	1.35%	1.11%	0.97%
14.79%	14.83%	12.15%	10.80%
78.63%	76.19%	75.41%	74.66%
47.86%	49.58%	52.38%	56.69%
8.87%	9.07%	9.17%	9.01%

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

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

FINANCIAL CONDITION

The following table presents ending balances ($’s in millions), growth (reduction) and the percentage change during the past two years:

	2004 Balance	Increase (Decrease)	% Change	2003 Balance	Increase (Decrease)	% Change	2002 Balance
Total assets	$725.2	$23.4	3.3	$701.8	$32.9	4.9	$668.8
Total loans, net	476.4	23.9	5.3	452.5	37.2	9.0	415.3
Total securities	164.2	(11.7)	(6.7)	175.9	(9.1)	(4.9)	185.0
Total deposits	596.9	21.5	3.7	575.4	30.3	5.6	545.1
Total shareholders’ equity	68.7	2.3	3.5	66.4	4.4	7.1	62.0

The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

The increase in assets during 2004 was primarily the result of continued growth in the loan portfolio. This growth occurred in the commercial loan area. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $29.9 million at December 31, 2004 compared to $21.0 million on December 31, 2003. The cash and equivalents has various fluctuations based on timing during the month. The year end balance is considered reasonable to support the expected funding needs in the short term.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

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

SECURITIES

Securities decreased 6.7% since December 31, 2003. A large part of the decrease resulted from maturities of corporate bonds and principal payments from corporate mortgage backed securities. These proceeds were not reinvested in the securities portfolio as they were needed to fund the growth that occurred in the loan portfolio. As previously mentioned, securities are considered as part of the liquidity planning for any funding needs. The Corporation generally buys into the market over time and does not attempt to “time” its transactions. In doing this, the highs and lows of the market are averaged into the portfolio attempting to minimize the overall effect of different rate environments.

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

LOANS

The Corporation’s loan volume was strong throughout 2004. Our lending is focused in the west central Pennsylvania market and consists principally of commercial and retail lending, which includes single family residential mortgages and other consumer loans. During the 4th quarter of 2003, the Bank established a loan production office in Warren, Pennsylvania which had grown to over $11.3 million dollars in total loans by the end of 2004. In addition, the Bank has focused on commercial business through the addition of several lenders and a credit analysis staff. This focus on experienced lenders coupled with quality credit analysis and review has led to solid growth in the commercial portfolio with improved asset quality. Retail loan growth has been improved with our marketing efforts related to home equity loans. This product has become the loan of choice for homeowers whenever they have borrowing needs. The increase in residential mortgages of $7.9 million is almost entirely from home equity loans and lines.

Contributing to the growth in loans was an increase of $18.5 million in commercial loans and $4.6 million in commercial mortgages. These loans are not concentrated in one area nor were they in a single industry. The increases helped to offset the anticipated continued paydown of our leased auto portfolio.

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2004, no concentration exists within our commercial or real estate loan portfolio as related to a concentration of 10% of the total loans.

LOAN QUALITY

The Corporation has established written lending policies and procedures that require underwriting standards, loan documentation, and credit analysis standards to be met prior to funding a loan. Subsequent to the funding of a loan, ongoing review of credits is required. Credit reviews are performed annually on a minimum of 60% of the commercial loan portfolio by an outsourced loan review partner. In addition, classified assets, past due loans and nonaccrual loans are reviewed by the loan review partner semiannually and monthly by our credit administration staff. See “Allowance for Loan and Lease Losses” for further discussion of credit review procedures.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

at December 31,	2004	2003	2002
Nonperforming assets:
Non-accrual loans	$1,683	$1,873	$1,830
Accrual loans greater than 89 days past due	177	1,076	1,106

Total nonperforming loans	1,860	2,949	2,936
Other real estate owned	830	286	212

Total nonperforming assets	$2,690	$3,235	$3,148

Total loans, net of unearned income	$481,937	$458,249	$420,364
Nonperforming loans as a percent of loans, net	0.39%	0.64%	0.70%
Total assets	$725,217	$701,752	$668,518
Nonperforming assets as a percent of total assets	0.37%	0.46%	0.47%

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is established by provisions for losses in the loan and lease portfolio as well as overdrafts in deposit accounts. These provisions are charged against current income. Loans, leases and overdrafts deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.

The table below shows activity within the allowance account over the past three years:

Allowance for Loan and Lease Losses

	Years Ended December 31,
($’s in thousands)	2004	2003	2002
Balance at beginning of Period	$5,764	$5,036	$4,095
Charge-offs:
Commercial and financial	51	19	152
Commercial mortgages	226	174	82
Residential mortgages	147	109	127
Installment	409	511	468
Lease receivables	30	111	235
Overdraft deposit accounts	236	—	—

	1,099	924	1,064
Recoveries:
Commercial and financial	1	1	1
Commercial mortgages	13	2	52
Residential mortgages	20	—	—
Installment	56	80	87
Lease receivables	9	34	65
Overdraft deposit accounts	21	—	—

	120	117	205

Net charge-offs:	(979)	(807)	(859)
Provision for loan losses	800	1,535	1,800

Balance at end-of-period	$5,585	$5,764	$5,036

Loans, net of unearned	$481,937	$458,249	$420,364
Allowance to net loans	1.16%	1.26%	1.20%

The adequacy of the allowance for loan and lease losses is subject to a formal analysis by the credit administrator of the Bank. As part of the formal analysis, delinquencies and losses are monitored monthly. The loan portfolio is divided into several

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

categories in order to better analyze the entire pool. First is a selection of criticized loans that is given a specific reserve. The remaining loans are pooled, by category, into these segments:

Reviewed

•	Commercial and financial

•	Commercial mortgages

Homogeneous

•	Residential real estate

•	Installment

•	Lease receivables

•	Credit cards

•	Overdrafts

The reviewed loan pools are further segregated into three categories: substandard, doubtful and unclassified. Historical loss factors are calculated for each pool excluding overdrafts based on the previous eight quarters of experience. The homogeneous pools are evaluated by analyzing the historical loss factors from the most previous quarter end and the two most recent year ends. The historical loss factors for both the reviewed and homogeneous pools are adjusted based on these six qualitative factors:

•	Levels of and trends in delinquencies, non-accruals and classified loans

•	Trends in volume and terms of loans

•	Effects of any changes in lending policies and procedures

•	Experience, ability and depth of management

•	National and local economic trends and conditions

•	Concentrations of credit

The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan and Lease Losses

Balance at end of period	2004	2003
Commercial and industrial	$2,396	$2,472
Commercial mortgages	1,505	1,342
Residential mortgages	895	700
Installment	384	422
Lease receivables	20	79
Credit cards	62	75
Overdraft deposit accounts	308	—
Unallocated	15	674

Total	$5,585	$5,764

The results for the two years indicate higher allocations required for specific pools. This result is based on two main factors. First, the growth of our commercial loan and commercial mortgage portfolios require larger dollars to cover the associated credit risks. Secondly, economic factors both in our market area and nationwide have lead to trends of increased charge-offs in recent years.

With the growth of our commercial portfolios along with the unfavorable economic conditions, the Bank increased the allocation to loan loss reserve. This increase occurred through the first two quarters of 2003, at which time the Corporation determined that the loss history was not unfavorable and deemed that the coverage level was adequate. Management feels that the improved credit quality and low chargeoff history over the past twelve months will create a decrease in the Allowance for Loan and Lease Losses as a percentage of total loans.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Bank’s experience in net charge-offs for 2004 when compared to 2003 and 2002 was relatively unchanged in total dollars. However, as a percentage of outstanding loans, there has been a reduction in charge-offs with 2004 at 0.20% compared to 0.18% in 2003 and 0.20% in 2002. The allowance for loan and lease losses is deemed to be adequate to absorb probable incurred losses in the portfolio at December 31, 2004.

BANK OWNED LIFE INSURANCE

The Corporation purchased $6.0 million of Bank Owned Life Insurance (BOLI) in both 2002 and 2003. The policies cover executive officers and a select group of other employees with the Bank being named as beneficiary. Earnings from the BOLI assist the Corporation in offsetting its benefit costs which have increased approximately 45% between 2002 and 2004.

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

The Corporation experienced an increase of 3.7% in deposits during 2004. Per the table below, growth was in the certificate of deposit accounts. With lower interest rates, customers are searching for insured deposits paying a reasonable rate of interest. A successful offer during the year was a CD allowing no penalty withdrawals and add-ons to principal during the period of the CD. This allows our customers flexibility in their investments at a competitive price for the Bank. One potential risk for the Bank is that these accounts can reprice immediately if customers so choose. However, the history of these accounts have shown minimal activity as to withdrawals in the portfolio. The following table reflects the Corporation’s deposits by category (in thousands):

	2004	2003	2002
Checking, Non-Interest Bearing	$71,968	$63,297	$56,010
Checking, Interest Bearing	130,989	128,909	128,309
Savings Accounts	73,886	76,472	75,372
Certificates of Deposit	320,062	306,760	285,446

	$596,905	$575,438	$545,137

SHAREHOLDERS’ EQUITY

The Corporation’s capital provided the strong base for our profitable growth. Total shareholders’ equity increased 3.5% in 2004. The increase occurred from the earnings in excess of dividends paid of $3.1 million.

The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established “risk-based” capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 12.75% as of December 31, 2004 is well above the minimum standard of 8%. The Tier 1 capital ratio of 11.71% also is above the regulatory minimum of 4%. The leverage ratio, 9.19%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation’s capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

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

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $169 million with only $40 million outstanding at year end 2004. Management feels the Corporation’s current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2004

OVERVIEW OF THE INCOME STATEMENT

In 2004, net income was $7,871,000 which is a decrease of 13.1% compared to 2003 net income of $9,057,000. The decrease in earnings is the result of a one time non-cash charge for impairment of a security. The impairment, net of tax, of $910,000 was based on generally accepted accounting principles and does not reflect management’s expectation for the long term value of this investment grade security.

Operating earnings, net of the impairment charge, were $8,781,000 or a decrease in earnings of 3.0% compared to 2003. The decrease in earnings was primarily the reduction in the net interest margin of 9 bps. When applied to our average earning assets for 2004, this reduction of margin from 2003 equates to a loss of $586,000 in net interest income.

INTEREST INCOME AND EXPENSE

Net interest income totaled $24,345,000 for 2004, an increase of 0.7% compared to 2003. The increase in the net interest income stems from an improved level of average earning assets. The increase in average earning assets was $21,415,000. Total interest income for 2004 decreased by $113,000 or (0.3)% while interest expense decreased by $272,000 or (2.0)% when compared to 2003. The main cause of the decreased net interest margin is the more significant drop in the yield on earning assets. Our cost of funds have reached the low end under the current rate environment while assets are just reaching the bottom of the rate cycle.

The Corporation recorded a provision for loan and lease losses of $800,000 for 2004 compared to $1,535,000 for 2003. The decrease in provision is a result of the relatively low level of charge-offs that the Bank has experienced over the past 3 years. Also, the overall credit quality of existing assets continues to show improvement as discussed in the Loan Quality and Allowance for Loan and Lease Losses sections. The provision has given the Bank a 1.16% coverage of loans compared to 1.26% in 2003.

NON-INTEREST INCOME

Total non-interest income was negatively affected by a $1,400,000 before tax non-cash charge for write-down of an other-than-temporarily impaired security. Non-interest income excluding this one time non-cash charge showed a modest decrease of (1.6)% over 2003. The primary factor driving the decrease was a reduction in gain on sale of loans in 2004 compared to 2003. The volume of new and refinanced mortgage generation declined significantly in 2004. This was a direct result in the stabilization of interest rates during the year when compared to the steadily dropping rate scenario in 2003.

NON-INTEREST EXPENSE

The costs associated with operating the Corporation increased by 7.8% to $19,332,000 during 2004 compared to 2003. These costs include but are not limited to salaries, benefits, supplies, data processing expenses, insurance, occupancy, and amortization expenses. The primary factor in the increase is employee related costs which increased $685,000 or 7.4% over 2003. Driving this increase were the Corporation’s health care costs which increased approximately $363,000 as compared to 2003. The remainder is from additional personnel who were hired in late 2003 to staff the Warren Loan Production office and normal compensation increases that occur throughout each year.

The Bank signed a letter of intent to purchase a new office in Warren, PA. This office will provide full service banking and house our existing loan production staff. The estimated total cost of this project is $1,250,000. The building is expected to be completed by the fourth quarter of 2005. The cost associated will cause a slight increase in the annual occupancy expense along with additional employee costs as we staff the office.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

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

RETURN ON EQUITY

The return on average shareholder’s equity (“ROE”) for 2004 was 12.04% compared to 14.79% and 14.83% for 2003 and 2002 respectively. The decrease in 2004 can be attributed to the non-cash charge for impairment as previously discussed. ROE was 13.43% for 2004 excluding the effects of the $910,000 non-cash charge for impairment of a security.

RETURN ON ASSETS

The Corporation’s return on average assets (“ROA”) was 1.11%, 1.24% on an operating basis, in 2004 down from 1.31% in 2003 and 1.35% recorded in 2002. Decreased ROA can be attributed to the growth in assets outpacing the growth in earnings including the effects of the non-cash charge for impairment as previously discussed.

FEDERAL INCOME TAX EXPENSE

Federal income taxes decreased to $1,964,000 in 2004 compared to $2,805,000 in 2003. The effective tax rates were 19.9%, 23.6% and 24.4% for 2004, 2003 and 2002, respectively.

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

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

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2004 was 7.72% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was 10.78% at December 31, 2003.

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

The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2004 and 2003:

	2004	2003
Static 1-Yr. Cumulative Gap	7.72%	10.78%
Earnings Simulation
- 200 bps vs. Stable Rate	6.90%	(7.35)%
+200 bps vs. Stable Rate	(3.53)%	(5.62)%

The interest rate sensitivity position at December 31, 2004 was asset sensitive in the short-term. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

FUTURE OUTLOOK

Management’s focus for 2005 is to maintain a favorable cost of funds. During analysis showing CNB versus our peer group, it was noted that we compare well in all other areas. Management will approach this focus from all aspects including acquiring more demand deposit accounts and lowering the cost of funds for our certificates of deposit.

In 2004, the Bank began offering wealth management services. In just six months, the program has more than $5.2 million under management. Earnings from this program are expected to eclipse 5% of non-interest income in 2005. Management continues to be encouraged by the growth in market areas served by the Bank. In addition to deposits, the traditional funding source for the Corporation, we will continue to manage potential earning enhancement opportunities using other borrowings with the Federal Home Loan Bank of Pittsburgh. There are certain interest rate environments that allow for pricing opportunities from such borrowings.

Loan growth was moderate during 2004. Expectations for 2005 is projected moderate growth while continuing to improve overall credit quality. While the main focus for 2005 is cost of funds, the Bank will continue to use a loan pricing approach that projects a return on investment for each proposal. This discipline has given the Bank profitable growth in its loan portfolio.

During 2002, the Bank established a loan production office (LPO) in Johnstown, Pennsylvania and in 2003, another LPO was established in Warren, Pennsylvania. By the end of 2004, the Johnstown and Warren LPO’s have grown to $62.2 million and $11.3 million, respectively, in total loans. During 2005, the Bank may develop additional LPO’s as a low cost profitable means to enter new markets.

Non-interest income should be enhanced in several areas including improved mortgage sale income, trust fees, and as previously mentioned, wealth management fees. A known area of increased costs will be the personnel and occupancy costs related to the 2005 opening of a full-service branch in Warren, Pennsylvania. As mentioned above, the Bank successfully entered the Warren market in 2003 with a LPO and earnings from this venture will help the Corporation offset the cost of the new full-service branch.

The interest rate environment always plays an important role in the future earnings of the Corporation. The net interest margin in 2004 declined compared to 2003 as a result of a drop in yield on earning assets. Management will closely monitor the net interest margin in 2005 as much of the earnings of the Corporation continue to be derived from interest income. To assist the net interest margin, the previously mentioned consumer loan focus should provide higher yields overall. Funding for expected loan growth may come from the investment portfolio which again will shift assets to a higher yielding product.

Management concentrates on return on average equity and earnings per share evaluations, plus other methods to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 2005.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2004, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

			Payments Due In
(In thousands)	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity		$276,843	$—	$—	$—	$276,843
Certificates of deposits	10	152,151	129,819	29,688	8,404	320,062
Borrowed funds	11	2,000	—	—	—	2,000
Long-term debt	11	—	—	—	40,000	40,000
Operating fees	7	120	326	110	1,349	1,905
Subordinated debentures		—	—	—	10,310	10,310

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for facilities.

The Corporation also has obligations under its postretirement plan as described in Note 13 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The Corporation reserves the right to terminate the postretirement benefit plan at any time.

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon. Further discussion of these commitments is included in Note 18 to the consolidated financial statements.

APPLICATIONS OF CRITICAL ACCOUNTING POLICIES

The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies followed by the Corporation are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the determination of the allowance for loan losses, fair value of securities and the valuation of mortgage servicing assets to be critical accounting policies.

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

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Executive Management and Board of Directors

CORPORATE OFFICERS

William F. Falger

President & Chief Executive Officer

Joseph B. Bower, Jr.

Secretary and Treasurer

EXECUTIVE OFFICERS

William F. Falger

President & Chief Executive Officer

Joseph B. Bower, Jr.

Executive Vice President & Chief Operating Officer

Mark D. Breakey

Senior Vice President & Credit Risk Manager

Richard L. Sloppy

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

Vice President, E. M. Brown, Inc. (Coal Producer, Auto Dealer and Concrete Supplier)

Joseph B. Bower, Jr. (County National Bank only)

Secretary and Treasurer, CNB Financial Corporation; Executive Vice President, and Chief Operating Officer, County National Bank

William F. Falger

President and Chief Executive Officer, CNB Financial Corporation; President and Chief Executive Officer, County National Bank

James J. Leitzinger

Retired, Formerly President, Leitzinger Realty (Real Estate Investments)

Michael F. Lezzer

President, Lezzer Holdings, Inc. (Lumber and Building Supplies Retailer)

Dennis L. Merrey

Retired, Formerly President, Clearfield Powdered Metals, Inc. (Manufacturer)

James P. Moore

Retired, Formerly President & Chief Executive Officer, CNB Financial Corporation and Chairman of the Board, County National Bank

Deborah Dick Pontzer

Director of Outreach Services, University of Pittsburgh, Bradford Campus

Jeffrey S. Powell

President, J.J. Powell, Inc. (Petroleum Distributor)

James B. Ryan

Retired, Formerly Vice President of Sales, Marketing, Windfall Products, Inc. (Manufacturer)

Peter F. Smith

Attorney at Law

DIRECTOR EMERITUS

L. E. Soult, Jr.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Officers

ADMINISTRATIVE SERVICES

Mary Ann Conaway

Vice President, Human Resources

Charles R. Guarino

Vice President, Chief Financial Officer

Helen G. Kolar

Vice President, Marketing & Sales

Rachel E. Larson

Vice President, Operations

Edward H. Proud

Vice President, Information Systems

Thomas J. Ammerman, Jr.

Bank Security Officer

Donna J. Collins

Compliance Officer

Leanne D. Kassab

Marketing Officer

Susan B. Kurtz

Customer Service Officer

Dennis J. Sloppy

Information Systems Officer

Richard L. Greslick, Jr.

Banking Officer & Controller

Brenda L. Terry

Banking Officer

Carolyn B. Smeal

Operations Officer

Susan M. Warrick

Operations Officer

BRANCH DIVISION

Michael C. Sutika

Vice President, Retail Banking, Branch Administration

Ruth Anne Ryan-Catalano

Assistant Vice President, Regional Branch Administration

Vickie L. Baker

Assistant Vice President, Regional Branch Administration, Bradford Main Street Office

Mary A. Baker

Assistant Vice President, Northern Cambria Office

Deborah M. Young

Assistant Vice President, Washington Street and BiLo Offices, St. Marys

Denise J. Greene

Community Office Manager, DuBois Office

Paul A. McDermott

Banking Officer, Community Banking, Clearfield

Francine M. Papa

Community Office Manager, Ridgway Office

Larry A. Putt

Community Office Manager, Industrial Park Road, Clearfield

Mary Ann Roney

Banking Officer, Bradford

Douglas M. Shaffer

Community Office Manager, Punxsutawney Office

Susan J. Shimmel

Community Office Manager, Old Town Road Office, Clearfield

Steven C. Tunall

Community Office Manager, Kane Office

Gregory R. Williams

Banking Officer, Community Banking, Clearfield

LENDING DIVISION

Robert S. Berezansky

Vice President, Corporate Lending

James M. Baker

Vice President, Commercial Banking, DuBois

Robin L. Hay

Vice President, Commercial Banking

Jeffrey A. Herr

Vice President, Commercial Banking, Philipsburg

William J. Mills

Vice President, Commercial Banking, St. Marys

Charles C. Shrader

Vice President, Commercial Banking, Warren

Joseph H. Yaros

Vice President, Commercial Banking Bradford

Duane P. Shifter

Vice President, Downtown Office, Clearfield

Christopher L. Stott

Vice President, Mortgage Lending

Kristen L. Howard

Assistant Vice President, Commercial Banking, Warren

David W. Ogden

Assistant Vice President, Credit Administration

Rodger L. Read

Assistant Vice President, Dealer Center

Richard L. Bannon

Credit Administration Officer

Christopher N. Norris

Collection Officer

Tammy C. Wagner

Staff Commercial Lender

TRUST & ASSET MANAGEMENT SERVICES

Calvin R. Thomas, Jr.

Vice President, Trust Officer

Jane M. Gnan

Assistant Trust Officer

Glenn R. Pentz

Trust Officer

WEALTH MANAGEMENT SERVICES

Georgia A. Gertz

Vice President, Wealth Management

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

Shareholder Information

ANNUAL MEETING

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 19, 2005 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

CORPORATE ADDRESS

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

STOCK TRANSFER AGENT & REGISTRAR

County National Bank

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

FORM 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

QUARTERLY SHARE DATA

For information regarding the Corporation’s quarterly share data, please refer to page 28 in the 2004 Annual Report Financial Section.

MARKET MAKERS

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Ferris Baker Watts, Inc.

6 Bird Cage Walk

Hollidaysburg, PA 16648

(800) 343-5149

E. E. Powell & Company, Inc.

1100 Gulf Tower

Pittsburgh, PA 15219

(412) 391-4594

Parker Hunter, Inc.

484 Jeffers Street

P.O. Box 1105

DuBois, PA 15801

(800) 238-0067

F. J. Morrissey & Co.

1700 Market Street, Ste 1420

Philadelphia, PA 19103

(800) 842-8928

Ryan, Beck & Co.

401 City Avenue Ste 902

Bala Cynwyd, PA 19004-1122

(800) 223-8969

CORPORATE PROFILE

County National Bank, a subsidiary of CNB Financial Corporation, is a leader in providing integrated financial solutions, which creates value for both consumers and businesses. These solutions consist of a family of products and services developed to support the evolving needs of our customers from traditional to innovative. For nearly 140 years, we have prided ourselves in building long-term customer relationships by being reliable and competitively priced.

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

In addition, CNB continues to rank technology as vital in executing our personal, quality service strategy by maintaining the latest data processing and information systems. We offer a variety of delivery channels, which includes 20 full-service offices, 17 ATMs, 2 loan production offices, telephone banking (1-888-641-6554), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-3221).

The common stock of the Corporation trades over-the-counter on the NASDAQ under the symbol CCNE.

CNB FINANCIAL CORPORATION AND SUBSIDIARIES	2004 ANNUAL REPORT

CNB®
FINANCIAL CORPORATION
COUNTY NATIONAL BANK

1 South Second Street
P.O. Box 42
Clearfield, PA 16830
800-492-3221
www.bankcnb.com