Form 10-K, Exhibit 13
period 2005-12-31
CNB FINANCIAL CORP/PA
filed 2006-03-15
CIK 736772

Exhibit 13

CNB Financial Corporation

2005 ANNUAL REPORT

CNB FINANCIAL CORPORATION
COUNTY NATIONAL BANK

TABLE OF CONTENTS

Consolidated Financial Highlights	1

Message to Shareholders	2

Consolidated Statements of Financial Condition	5

Consolidated Statements of Income	6

Consolidated Statements of Cash Flows	7

Consolidated Statements of Changes in Shareholders’ Equity	8

Notes to Consolidated Financial Statements	9

Management’s Report on Internal Control Over Financial Reporting	27

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	28

Report of Independent Registered Public Accounting Firm	29

Statistical Information	30

Selected Financial Data - Five Year Comparison	31

Management’s Discussion and Analysis of Financial Condition and Results of Operations	32

Applications of Critical Accounting Policies	41

Executive Management and Board of Directors	42

Officers	43

Shareholder Information	45

CNB Financial Corporation 2005 Annual Report

CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	2005	2004	% Change
For The Year
Interest Income	$41,884	$37,473	11.8%
Interest Expense	15,955	13,128	21.5%
Net Interest Income	25,929	24,345	6.5%
Non-interest Income	7,339	5,622	30.5%
Non-interest Expense	20,358	19,332	5.3%
Net Income	9,138	7,871	16.1%
Operating Earnings*	9,294	8,781	5.8%
Net Income Return on:
Average Assets	1.23%	1.11%	10.8%
Average Equity	13.42%	12.04%	11.5%
Operating Earnings Return on:
Average Assets	1.25%	1.24%	0.8%
Average Equity	13.65%	13.43%	1.6%
At Year End
Assets	$764,018	$725,217	5.4%
Loans, net of unearned	510,613	481,937	6.0%
Deposits	618,503	596,905	3.6%
Shareholders’ Equity	69,968	68,710	1.8%
Trust Assets Under Management (at market value)	179,738	192,361	(6.6)%
Per Share Data
Net Income, diluted	$1.00	$0.86	16.3%
Dividends	0.55	0.52	5.8%
Book Value	7.76	7.54	2.9%
Market Value	14.11	15.27	(7.6)%

*	Operating Earnings amount is shown before the effect of after tax non-cash charges due to write downs of other-than-temporarily impaired securities of $156 in 2005 and $910 in 2004.

1 CNB Financial Corporation 2005 Annual Report

MESSAGE TO SHAREHOLDERS

To Our Shareholders, Customers & Friends:

The year of 2005 was very rewarding for CNB Financial Corporation as net income reached a record level of $9.14 million representing a 16.1% increase over the prior year. The operating earnings grew to $9.29 million from $8.78 million for a 5.8% increase. We are proud of this performance and pleased to present this report.

Our earnings growth was driven by a combination of increased net interest income and non-interest income. The growth in net interest income of $1.6 million or 6.5% resulted from a higher level of earning assets that was primarily the result of loans outstanding which grew at a rate of 6.0% during the year. We continue to execute our strategy of focusing on lending to small and medium sized businesses within our markets supplemented by meeting the borrowing needs of consumers. Commercial loans and commercial real estate loans outstanding at year end 2005 were $329.5 million representing 64.5% of total loans outstanding.

Our non-interest income also showed strong growth during 2005 increasing by $1.7 million or 30.5%. This was a result of increases in several categories including service charges and fees, income from bank owned life insurance and wealth management income. In addition, there was a significant decline of $1.2 million in the losses taken for other-than-temporarily impaired securities. Excluding this item, our non-interest income from core areas increased by $0.6 million or 7.9%. We are particularly pleased with the revenue generated by our wealth management operations, which yielded over $0.5 million up 156% over the prior year. Offsetting some of the growth were declines in income from trust and asset management and the sale of loans.

As we continue to grow, we experience increases in our costs of operation; however, these costs continue to be well controlled increasing 5.3% during 2005. These costs primarily include salaries and benefits, data processing and occupancy expense. For 2005, our total non-interest expense was 2.66% of total assets with this ratio unchanged from the prior year. In addition, this ratio compares favorably to the 3.03% level of our peer institutions. We have initiated several long term strategic growth initiatives which will cause our operating costs to continue to increase. However, we believe these increasing costs will be more than offset over the long-term by related revenues from the continued earning asset growth generated by these initiatives.

We are maintaining a strong emphasis on asset quality as demonstrated by several key performance indicators. During 2005 our net charge-offs of loans were $765 thousand representing 0.15% of year-end loans down from 0.21% in 2004 and 0.18% in 2003. Our level of nonperforming assets consisting of loans greater than ninety days past due, non-accrual loans and assets acquired through foreclosure declined to $2.1 million from $2.7 million in 2004 for a reduction of 21.6%. The level of nonperforming assets to total assets was 0.28% at year end 2005 which compares favorably to our level of 0.37% at year end 2004 and to our peer institutions ratio of 0.44%. Maintaining the quality of our assets remains a crucial element of our strategy of continued growth and expansion of our corporation.

Our overall financial performance in 2005 yielded a return on average assets of 1.23% and a return on average equity of 13.42%. In May 2005, we increased the dividend payable on our common stock which resulted in a total dividend per share of $0.55 paid in 2005 up from $0.52 per share paid in 2004 for an increase of 5.8%. Our stock traded in a fairly narrow range during the past year down somewhat from the prior year. This is indicative of a general trend in community and smaller regional bank stocks over the same period. We remain strongly committed to growing our corporation and delivering a solid level of financial performance in order to provide continuing value to our shareholders.

CNB Financial Corporation 2005 Annual Report 2

MESSAGE TO SHAREHOLDERS

3 CNB Financial Corporation 2005 Annual Report

MESSAGE TO SHAREHOLDERS

As we move forward into 2006, we will be focused on the execution of several strategies to expand our opportunities for future growth. First, in mid year we will open our full service office in Warren, Pennsylvania. For the past several years we have successfully operated a loan production office in this community and look forward to offering our full range of banking services from this new office. Secondly, we will expand the number of locations of our new subsidiary, Holiday Financial Services Corporation. This entity, formed in the third quarter of 2005, is a consumer loan company which we will expand from its current single location near Johnstown, Pennsylvania to multiple locations during 2006. We are optimistic that we can grow this entity into a materially productive subsidiary of our corporation.

During 2006 we will be opening the first offices of ERIEBANK, a newly formed division of our principal subsidiary, County National Bank. We are anticipating opening four new offices of ERIEBANK over the next two years to serve the Erie, Pennsylvania market. By expanding into Erie we are doubling our existing market and adding a significant opportunity for the growth of our corporation. This bank will be headed by David Zimmer, an Erie native and twenty year banking veteran, and be complemented by a Regional Board of Directors of Erie business and community leaders.

With these new initiatives and the continued expansion of market share in our current markets, we are confident about the future success of CNB Financial Corporation.

Finally, in December 2005 James P. Moore retired from our Board of Directors culminating his career spanning 54 years with our organization. This career included 50 years as an active employee rising to the position of Chairman and Chief Executive Officer and 21 years as a director. We sincerely appreciate Jim’s years of service and dedication and wish him many happy and healthy years of retirement.

William F. Falger President and Chief Executive Officer

CNB Financial Corporation 2005 Annual Report 4

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share data)	December 31
	2005	2004
Assets
Cash and due from banks	$19,146	$14,296
Interest bearing deposits with other banks	23,871	15,616

CASH AND CASH EQUIVALENTS	43,017	29,912
Securities available for sale	161,897	164,202
Loans held for sale	2,733	3,499
Loans and leases	511,042	482,048
Less: unearned discount	429	111
Less: allowance for loan losses	5,603	5,585

NET LOANS	505,010	476,352
FHLB, FRB, and other equity interests	4,789	4,792
Premises and equipment, net	13,912	13,761
Bank owned life insurance	13,797	13,182
Mortgage servicing rights	373	411
Goodwill	10,821	10,821
Other intangible assets	800	630
Accrued interest and other assets	6,869	7,655

TOTAL ASSETS	$764,018	$725,217

Liabilities
Deposits:
Non-interest bearing deposits	$80,874	$71,968
Interest bearing deposits	537,629	524,937

TOTAL DEPOSITS	618,503	596,905
Short-term borrowings	2,000	2,000
Federal Home Loan Bank advances	58,250	40,000
Accrued interest and other liabilities	4,987	7,292
Subordinated debentures	10,310	10,310

TOTAL LIABILITIES	694,050	656,507

Shareholders’ Equity
Common stock $1.00 par value Authorized 10,000,000 shares Issued 9,233,750 shares for 2005 and 2004	9,234	9,234
Additional paid in capital	4,160	4,243
Retained earnings	58,439	54,347
Treasury stock, at cost (209,596 shares for 2005 and 123,240 shares for 2004)	(3,031)	(1,796)
Accumulated other comprehensive income	1,166	2,682

TOTAL SHAREHOLDERS’ EQUITY	69,968	68,710

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$764,018	$725,217

The accompanying notes are an integral part of these statements.

5 CNB Financial Corporation 2005 Annual Report

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)	Year ended December 31,
	2005	2004	2003
Interest and Dividend Income
Loans including fees	$34,193	$31,005	$30,328
Deposits with banks	316	117	44
Federal funds sold	394	120	180
Securities:
Taxable	4,817	3,746	4,457
Tax-exempt	1,837	2,008	2,178
Dividends	327	477	399

TOTAL INTEREST AND DIVIDEND INCOME	41,884	37,473	37,586
Interest Expense
Deposits	12,633	10,551	10,882
Federal Home Loan Bank advances and other debt	2,637	2,075	2,047
Subordinated debentures	685	502	471

TOTAL INTEREST EXPENSE	15,955	13,128	13,400

Net interest income	25,929	24,345	24,186
Provision for loan losses	783	800	1,535

Net interest income after provision for loan losses	25,146	23,545	22,651
Non-interest Income
Trust and asset management fees	977	1,005	1,001
Service charges - deposit accounts	4,060	3,988	3,457
Other service charges and fees	512	469	511
Net security gains	322	313	270
Loss on other-than-temporarily impaired securities	(240)	(1,400)	—
Net gain on sale of loans	113	162	557
Bank owned life insurance	615	500	488
Wealth management	533	208	259
Other	447	377	593

TOTAL NON-INTEREST INCOME	7,339	5,622	7,136
Non-interest Expenses
Salaries	7,518	6,996	6,733
Employee benefits	2,970	2,995	2,573
Net occupancy expense	2,714	2,607	2,400
Data processing	1,641	1,443	1,411
State and local taxes	911	839	771
Intangible asset amortization	524	509	517
Directors fees	471	332	578
Other	3,609	3,611	2,942

TOTAL NON-INTEREST EXPENSES	20,358	19,332	17,925

Income before income taxes	12,127	9,835	11,862
Income tax expense	2,989	1,964	2,805

Net income	$9,138	$7,871	$9,057

EARNINGS PER SHARE
Basic	$1.01	$0.86	$0.99
Diluted	$1.00	$0.86	$0.98

The accompanying notes are an integral part of these statements.

CNB Financial Corporation 2005 Annual Report 6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net income	$9,138	$7,871	$9,057
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	783	800	1,535
Depreciation and amortization	1,856	1,764	1,668
Amortization, accretion and deferred loan fees	(39)	49	525
Deferred taxes	(674)	(735)	(1,289)
Security gains	(322)	(313)	(270)
Loss on other-than-temporarily impaired securities	240	1,400	—
Gain on sale of loans	(113)	(162)	(557)
Net (gains) losses on dispositions of acquired property	21	(68)	(28)
Proceeds from sales of loans	14,669	14,481	42,411
Origination of loans for sale	(13,945)	(14,719)	(41,029)
Increase in bank owned life insurance	(615)	(500)	(488)
Changes in:
Interest receivable and other assets	(460)	(1,850)	(238)
Interest payable and other liabilities	(811)	(39)	366

Net cash provided by operating activities	9,728	7,979	11,663
Cash Flows from Investing Activities:
Proceeds from maturities, prepayments and calls of:
Securities available for sale	40,438	42,090	73,351
Proceeds from sales of securities available for sale	8,038	6,805	10,608
Purchase of securities available for sale	(48,852)	(39,573)	(76,243)
Loan origination and payments, net	(29,055)	(24,073)	(38,071)
Purchase of bank owned life insurance	—	—	(6,000)
Redemption (Purchase) of FHLB, FRB and other equity interests	3	240	(433)
Net, purchase of premises and equipment	(1,761)	(2,082)	(1,956)
Proceeds from the sale of assets	1,082	529	215

Net cash used in investing activities	(30,107)	(16,064)	(38,529)
Cash Flows from Financing Activities:
Net change in:
Checking, money market and savings accounts	11,160	8,165	8,987
Certificates of deposit	10,438	13,302	21,314
Purchase treasury stock	(2,222)	(1,261)	(1,014)
Proceeds from the sale of treasury stock	832	798	597
Proceeds from the exercise of stock options	72	96	458
Cash dividends paid	(5,046)	(4,771)	(4,335)
Advances from long-term borrowings	18,250	—	—
Net change in short-term borrowings	—	687	(687)

Net cash provided by financing activities	33,484	17,016	25,320

Net increase (decrease) in cash and cash equivalents	13,105	8,931	(1,546)
Cash and cash equivalents at beginning of period	29,912	20,981	22,527

Cash and cash equivalents at end of period	$43,017	$29,912	$20,981

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$15,618	$12,568	$12,971
Income taxes	3,178	2,932	3,530
Supplemental non cash disclosures:
Transfers to other real estate owned	$80	$1,005	$257

The accompanying notes are an integral part of these statements.

7 CNB Financial Corporation 2005 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Share- holders’ Equity
Balance January 1, 2003	$3,694	$3,747	$52,065	$(974)	$3,501	$62,033
Comprehensive income:
Net income for 2003			9,057			9,057
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $180 and adjustment for after tax gains of $176					(349)	(349)

Total comprehensive income						8,708

Treasury stock:
Purchase (24,468 shares)				(1,014)		(1,014)
Reissue (33,480 shares)		376		679		1,055
Cash dividends declared ($0.47 per share)			(4,335)			(4,335)

Balance December 31, 2003	3,694	4,123	56,787	(1,309)	3,152	66,447
Comprehensive income:
Net income for 2004			7,871			7,871
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $178 and adjustment for after tax losses of $707					(470)	(470)

Total comprehensive income						7,401

2 1/2 for 1 stock split (5,540,250 shares)	5,540		(5,540)
Treasury stock:
Purchase (91,848 shares)				(1,261)		(1,261)
Reissue (62,493 shares)		120		774		894
Cash dividends declared ($0.52 per share)			(4,771)			(4,771)

Balance December 31, 2004	9,234	4,243	54,347	(1,796)	2,682	68,710
Comprehensive income:
Net income for 2005			9,138			9,138
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $820 and adjustment for after tax gains of $53					(1,516)	(1,516)

Total comprehensive income						7,622

Treasury stock:
Purchase (150,027 shares)				(2,222)		(2,222)
Reissue (63,671 shares)		(83)		987		904
Cash dividends declared ($0.55 per share)			(5,046)			(5,046)

Balance December 31, 2005	$9,234	$4,160	$58,439	$(3,031)	$1,166	$69,968

The accompanying notes are an integral part of these statements.

CNB Financial Corporation 2005 Annual Report 8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unless otherwise indicated, amounts are in thousands, except per share data.

Business and Organization:

CNB Financial Corporation (the “Corporation”), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, County National Bank (the “Bank”) which also began doing business as ERIEBANK during 2005 in the Erie, Pennsylvania market area. In addition, the Bank provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans as well as a full range of wealth management services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Corporation and the Bank are subject to examination by Federal regulators. The Corporation’s market area is primarily concentrated in the central region of the state of Pennsylvania.

Basis of Financial Presentation:

The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, County National Bank, CNB Investment Corporation, CNB Securities Corporation, Holiday Financial Services Corporation, County Reinsurance Company and CNB Insurance Agency. These statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates:

To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, mortgage servicing rights and fair values of financial instruments are particularly subject to change.

Operating Segments:

Statement of Financial Accounting Standards (“FAS”) No. 131 requires disclosures about an enterprise’s operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Corporation’s chief decision makers monitor the revenue streams of the various Corporation’s products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, the Corporation’s business activities are currently confined to one segment which is community banking.

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

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for the amortization of premiums and the accretion of discounts over the period through contractual maturity or, in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Such amortization is included in interest income from securities. Gains and losses on securities sold are based on the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

9 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Loans Held for Sale:

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market as determined by outstanding committments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

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

Allowance for Loan Losses:

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loans which are deemed to be uncollectible are charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance account.

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

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and accordingly, they are not separately identified for impairment disclosures. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Federal Home Loan Bank (FHLB) Stock:

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment. Because this stock is viewed as long term investment, impairment is based on ultimate recovery of par value.

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

CNB Financial Corporation 2005 Annual Report 10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and Other Intangible Assets:

Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of acquired customer relationship intangible assets arising from the purchase of customer lists on branch acquisitions and a customer relationship intangible related to our consumer discount finance company. They are initially measured at fair value and then are amortized over their useful lives which range from 5 to 10 years.

Long-term Assets:

Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments:

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

Mortgage Servicing Rights (MSR’s):

Servicing rights represent the allocated value of retained servicing rights on loans sold and the cost of purchased rights. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

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

The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its common stock incentive plan. Accordingly, no compensation expense has been recognized for the plan. Had compensation cost for the plan been determined based on the fair values at the grant dates for awards, consistent with the method of FAS No. 123, net income and earnings per share for 2005, 2004 and 2003 would have been adjusted to the pro forma amounts indicated below:

		2005	2004	2003
Net income, as reported		$9,138	$7,871	$9,057
Pro forma compensation expense, net of tax		197	74	81

Pro forma net income		$8,941	$7,797	$8,976

Earnings Per Share-Basic	As reported	$1.01	$0.86	$0.99
	Pro forma	$0.98	$0.85	$0.98
Earnings Per Share - Diluted	As reported	$1.00	$0.86	$0.98
	Pro forma	$0.98	$0.85	$0.98

11 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2005, the Corporation opted to accelerate the vesting of all unvested options with an exercise price greater than $15.00, the closing price of the Corporations common stock on the NASDAQ on May 10, 2005. As a result of the acceleration, all unvested shares granted in 2003 and 2004 became immediately exercisable resulting in the significant increase in pro forma compensation expense for the year ended December 31, 2005 as compared to prior periods and noted in the preceding table.

For purposes of the pro forma calculations above, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions as of the grant date.

There were no stock option grants during 2005.

	2004	2003
Dividend yield	3.4%	2.8%
Expected stock price volatility	23.5%	23.6%
Risk-free interest rates	3.8%	3.4%
Expected option lives	6.0 years	6.0 years

Comprehensive Income:

The Corporation presents comprehensive income as part of the Statement of Changes in Shareholders’ Equity. Other comprehensive income (loss) is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio.

Earnings per Share:

Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is determined by dividing net income by the weighted average number of shares outstanding increased by the number of shares that would be issued assuming the exercise of stock options. Earnings and dividends per share for 2003 are restated to reflect a 2 1/2 for 1 stock split which occurred during 2004.

Cash and Cash Equivalents:

For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, interest bearing deposits with other banks, and Federal funds sold. Net cash flows are reported for customer loan and deposit transactions and borrowings with original maturities of 90 days or less.

Restrictions on Cash:

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in vault cash. The average amount of these reserve balances for the year ended December 31, 2005 and 2004, was $50, which was maintained in vault cash.

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS No. 123R). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

The Company will adopt FAS No. 123R on January 1, 2006. The Company will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123R will require the Company to record approximately $11 of stock compensation expense in the year ended December 31, 2006 related to unvested outstanding options at December 31, 2005. The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on January 1, 2006.

In June 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the

CNB Financial Corporation 2005 Annual Report 12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

change the cumulative effect of changing to the new accounting principle. FAS No.154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods. The provisions of FAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

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

2. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the dilutive effect of potential common shares issuable under stock options. For the years ended December 31, 2005, 2004 and 2003, options to purchase 110,500, 58,918, and 56,250 shares of common stock, respectively, were not considered in computing diluted earnings per common share because they were anti-dilutive. Earnings per share calculations for 2003 were restated to reflect a 2 1/2 for 1 stock split for shares owned and recorded on April 21, 2004. The computation of basic and diluted EPS is shown below (in thousands, except per share data):

	Years Ended December 31
	2005	2004	2003
Net income	$9,138	$7,871	$9,057

Weighted-average common shares outstanding (basic)	9,085	9,131	9,115
Effect of stock options	30	57	75

Weighted-average common shares outstanding (diluted)	9,115	9,188	9,190

Earnings per share:
Basic	$1.01	$0.86	$0.99
Diluted	$1.00	$0.86	$0.98

3. SECURITIES

Securities at December 31, 2005 and 2004 were as follows:

	December 31, 2005				December 31, 2004
	Amortized Cost	Unrealized		Fair Value	Amortized Cost	Unrealized		Fair Value
		Gains	Losses			Gains	Losses
Securities available for sale:
U.S. Treasury	$11,961	$—	$(111)	$11,850	$13,096	$—	$(85)	$13,011
U.S. Government agencies and corporations	31,378	6	(415)	30,969	30,563	—	(303)	30,260
Obligations of States and Political Subdivisions	39,352	1,340	(20)	40,672	41,712	2,567	—	44,279
Mortgage-backed	39,907	71	(551)	39,427	40,489	241	(50)	40,680
Corporate notes and bonds	29,820	815	(187)	30,448	26,404	1,558	(97)	27,865
Marketable equities	7,688	986	(143)	8,531	7,811	665	(369)	8,107

Total securities available for sale	$160,106	$3,218	$(1,427)	$161,897	$160,075	$5,031	$(904)	$164,202

At year end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

13 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with unrealized losses at year-end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

2005	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$4,940	$(39)	$5,935	$(72)	$10,875	$(111)
U.S. Gov’t Agencies & Corps	11,056	(127)	16,198	(288)	27,254	(415)
States & Political Subdivisions	3,268	(16)	705	(4)	3,973	(20)
Mortgage-Backed	19,548	(356)	9,789	(195)	29,337	(551)
Corporate Notes and Bonds	8,906	(70)	4,258	(117)	13,164	(187)
Marketable Equities	1,036	(43)	1,390	(100)	2,426	(143)

	$48,754	$(651)	$38,275	$(776)	$87,029	$(1,427)

2004	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$11,023	$(74)	$1,988	$(11)	$13,011	$(85)
U.S. Gov’t Agencies & Corps	23,282	(243)	5,977	(60)	29,259	(303)
Mortgage-Backed	11,429	(42)	2,544	(8)	13,973	(50)
Corporate Notes and Bonds	500	(7)	3,779	(90)	4,279	(97)
Marketable Equities	81	(18)	1,676	(351)	1,757	(369)

	$46,315	$(384)	$15,964	$(520)	$62,279	$(904)

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

Included in the $776 of unrealized losses at December 31, 2005 on investment securities that have been in a continuous unrealized loss position for 12 months or more are $676 of unrealized losses on debt securities. Management does not believe any of the individual unrealized losses on debt securities represents an other-than-temporary impairment since these losses are primarily attributable to changes in interest rates and the Corporation has both the intent and ability to hold the debt securities to maturity.

Unrealized losses on equity securities, which compromise the remainder of the $776 and amount to $100, were not individually significant and also considered to be temporary in nature.

During 2005 and 2004, the Corporation recognized impairment losses of $240 and $1,400 before tax, respectively, on government sponsored preferred securities that were determined to be other-than-temporarily impaired because management did not believe the securities would recover to the Corporation’s cost basis in a reasonable period of time.

On December 31, 2005 and 2004, securities carried at $80,436 and $44,579, respectively, were pledged to secure public deposits and for other purposes as provided by law.

CNB Financial Corporation 2005 Annual Report 14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a schedule of the contractual maturity of securities available-for-sale excluding equity securities, at December 31, 2005:

Available for Sale Fair Value
1 year or less	$22,948
1 year-5 years	40,649
5 years-10 years	10,937
After 10 years	39,405

113,939
Mortgage-backed securities	39,427

Total securities	$153,366

Mortgage-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

Information pertaining to security sales is as follows:

	Proceeds	Gross Gains	Gross Losses
2005	$8,038	$387	$65
2004	$6,805	$339	$26
2003	$10,608	$306	$36

The tax provision related to these net realized gains was $113, $109 and $95, respectively.

4. LOANS

Total Loans at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Commercial, Financial and Agricultural	$194,044	$187,261
Residential Mortgage	153,130	149,621
Commercial Mortgage	135,417	115,566
Installment	27,840	27,526
Lease Receivables	611	2,074

	$511,042	$482,048

Lease receivables at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Lease payment receivable	$198	$748
Estimated residual values	413	1,326

Gross lease receivables	611	2,074
Less unearned income	(25)	(111)

Net lease receivables	$586	$1,963

At December 31, 2005 and 2004, net unamortized loan costs of $226 and $283, respectively, have been included in the carrying value of loans.

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

15 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deposit accounts that have overdrawn their current balance, known as overdrafts, are reclassified to loans. Overdrafts included in year-end loans are $2,278 in 2005 and $2,928 in 2004.

Impaired loans were as follows:

	2005	2004
Year-end loans with no allocated allowance for loan losses	$788	$825
Year-end loans with allocated allowance for loan losses	886	1,421

Total	$1,674	$2,246

Amount of the allowance for loan losses allocated	$446	$309

	2005	2004	2003
Average impaired loans outstanding during the year	$1,939	$2,272	$1,434
Interest income recognized during impairment	—	—	—
Cash-basis interest income recognized	—	—	—

Nonperforming loans were as follows:

	2005	2004
Loans past due over 90 days still on accrual	$462	$177
Nonaccrual loans	$1,561	$1,683

Nonperforming loans include all (or almost all) impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

5. ALLOWANCE FOR LOAN LOSSES

Transactions in the Allowance for Loan Losses for the three years ended December 31 were as follows:

	2005	2004	2003
Balance, Beginning of Year	$5,585	$5,764	$5,036
Charge-offs	(975)	(1,099)	(924)
Recoveries	210	120	117

Net Charge-offs	(765)	(979)	(807)
Provision for Loan Losses	783	800	1,535

Balance, End of Year	$5,603	$5,585	$5,764

6. SECONDARY MORTGAGE MARKET ACTIVITIES

The following summarizes secondary mortgage market activities for each year:

	2005	2004	2003
Activity during the year:
Loans originated for resale, Net of principal pay downs	$11,868	$11,724	$39,306
Proceeds from sales of loans held for sale	$12,308	$11,866	$39,819
Net gains on sales of loans held for sale	$95	$142	$513
Loan servicing fees, net	$225	$186	$204
Total loans serviced for others	$73,088	$69,240	$68,784

CNB Financial Corporation 2005 Annual Report 16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for capitalized mortgage servicing rights was as follows:

	2005	2004	2003
Servicing rights:
Beginning of year	$411	$481	$512
Additions	155	124	170
Amortized to expense	(193)	(194)	(201)

End of year	$373	$411	$481

No valuation allowance is deemed necessary as of December 31, 2005, 2004 or 2003.

7. PREMISES AND EQUIPMENT

The following summarizes Premises and Equipment at December 31:

	2005	2004
Land	$2,248	$2,223
Premises and Leasehold Improvements	13,697	12,897
Furniture and Equipment	10,720	10,331

	26,665	25,451
Less Accumulated Depreciation and Amortization	12,753	11,690

Premises and Equipment, Net	$13,912	$13,761

Depreciation on Premises and Equipment amounted to $1,333 in 2005, $1,255 in 2004, and $1,151 in 2003.

The Corporation is committed under four noncancelable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2005 are as follows:

2006	$119
2007	117
2008	110
2009	110
2010	90
Thereafter	1,259

$1,805

Rental expense, net of rental income, charged to occupancy expense for 2005, 2004, and 2003 was $190, $209, and $217, respectively.

8. FORECLOSED ASSETS

Foreclosed real estate is reported net of a valuation allowance. Activity was as follows:

	2005	2004	2003
Beginning of year	$830	$286	$212
Additions	80	1,005	257
Direct write-downs	—	(40)	—
Sales	(825)	(421)	(183)

End of year	$85	$830	$286

17 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. GOODWILL AND INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the year is as follows:

	2005	2004
Beginning of year	$10,821	$10,821
Acquired during the period	—	—

End of year	$10,821	$10,821

	2005	2004	2003
Acquired Intangible Assets
Amortized intangibles	$3,152	$3,152	$3,152
Intangible assets acquired during year	500	—	—
Accumulated amortization	(2,852)	(2,522)	(2,206)

Net	$800	$630	$946

Aggregate amortization expense	$330	$316	$315

In November of 2005, the Corporation acquired the assets of a consumer discount and finance company which the Corporation operates as Holiday Financial Services Corporation. The purchase price was $2,408 for the performing loans and customers of the business. The purchase resulted in the Corporation recording a $500 customer relationship intangible.

Estimated amortization expense for each of the next five years:

2006	$415
2007	$100
2008	$100
2009	$100
2010	$85

10. DEPOSITS

The following table reflects time certificates of deposit and IRA accounts included in total deposits and their remaining maturities at December 31:

2005
Time Deposits Maturing:
2006	$100,845
2007	56,572
2008	130,646
2009	22,074
2010	12,120
Thereafter	8,243

$330,500

Certificates of Deposit of $100 thousand or more totaled $99,542, and $93,065 at December 31, 2005 and 2004, respectively.

11. BORROWINGS

Borrowings include $2,000 of demand notes payable to the U.S. Treasury Department at December 31, 2005 and 2004. These notes are issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank. The Corporation has available a $5 million line of credit with an unaffiliated institution. Terms of the line are floating at 30 day LIBOR plus 180 basis points. The outstanding balance on the loan at year end 2005 and 2004 was $0.

CNB Financial Corporation 2005 Annual Report 18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At year end 2005, the Bank had remaining borrowing capacity with the Federal Home Loan Bank (FHLB) of $105 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $78,782 and certain mortgage loans with a balance of $150,816. Borrowings from the FHLB at December 31, 2005, and 2004 are as follows:

		December 31,
Interest Rate	Maturity	2005	2004
(a)	05/03/06	$1,250
(b)	11/03/06	1,750
(c)	05/03/07	2,250
(d)	05/05/08	4,000
(e)	05/04/09	4,500
(f)	03/01/10	10,000	$10,000
(g)	05/03/10	4,500	—
(h)	01/03/11	10,000	10,000
(i)	01/24/12	20,000	20,000

Total FHLB Borrowings		$58,250	$40,000

(a), (b), (c), (d), (e), (g) - Items (a) through (e) and (g) are fixed rate borrowings at interest rates of 3.69%, 3.83%, 4.00%, 4.14%, 4.35% and 4.43%, respectively.

(f) FHLB has option to float the interest rate based on the 3 month LIBOR +.16%, the interest rate was 6.09% at December 31, 2005 and 2004.

(h) Interest rate was fixed for one year after which time the FHLB has option to float the interest rate based on the 3 month LIBOR +.20%. The interest rate was 4.95% at December 31, 2005 and 2004.

(i) Interest rate was fixed for two years after which time FHLB converted to a floating interest rate based on the 3 month LIBOR +.18% if the 3 month LIBOR is equal to or greater than 8.0%. The interest rate was 4.52% as of December 31, 2005 and 2004.

The terms of the above borrowings are interest only payments with principal due at maturity.

Subordinated Debentures:

A trust formed by the Corporation issued $10,000 of floating rate trust preferred securities in 2002 as part of a pooled offering of such securities. The interest rate is determined quarterly and floats based on the 3 month LIBOR plus 3.45% and was 7.97% at December 31, 2005 and 6.00% at December 31, 2004. The Corporation may redeem the debentures, in whole or in part, at face value after June 26, 2007. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The subordinated debentures must be redeemed no later than 2032.

Under FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trust, as these are not eliminated in consolidation.

Following are maturities of all borrowed funds as of December 31, 2005:

2006	$5,000
2007	2,250
2008	4,000
2009	4,500
2010	14,500
Thereafter	40,310

Total Borrowed Funds	$70,560

19 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. INCOME TAXES

The following is a summary of income tax expense:

	2005	2004	2003
Current	3,663	$2,699	$4,094
Deferred	(674)	(735)	(1,289)

Income tax expense	2,989	$1,964	$2,805

The components of the net deferred tax asset (liability) as of December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$1,961	$1,955
Deferred compensation	757	618
Impaired security valuation	574	490
Post-retirement benefits	237	212
Merger costs	30	38
Other	180	90

	3,739	3,403
Deferred tax liabilities
Unrealized gain on securities available for sale	624	1,444
Premises and equipment	514	598
Intangibles - section 197	593	297
Vehicle leasing	164	574
Prepaid expenses	116	146
Intangibles - mortgage servicing rights	130	144
Deferred loan fees/costs	50	113
Other	113	146

	2,304	3,462

Net deferred tax asset (liability)	$1,435	$(59)

The reconciliation of income tax attributable to pre-tax income at the Federal statutory tax rates to income tax expense is as follows:

	2005	%	2004	%	2003	%
Tax at statutory rate	$4,244	35.0	$3,443	35.0	$4,152	35.0
Tax exempt income, net	(881)	(7.3)	(1,004)	(10.2)	(1,007)	(8.5)
Bank owned life insurance	(215)	(1.8)	(175)	(1.8)	(171)	(1.5)
Other	(159)	(1.3)	(300)	(3.0)	(169)	(1.4)

Income tax expense	2,989	24.6	$1,964	20.0	$2,805	23.6

13. EMPLOYEE BENEFIT PLANS

The Corporation provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Corporation for one year. Contributions to the plan for 2005, 2004 and 2003 based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $90. The Corporation recognized expense of $377 in 2005, $375 in 2004, and $325 in 2003.

In addition, the Corporation sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Corporation, in 2005,

CNB Financial Corporation 2005 Annual Report 20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2004 and 2003, at 100% for every 1% contributed up to three percent then 50% for every 1% contributed up to four percent in total of the employee’s compensation. The Corporation’s contributions were $176, $148, and $171 in 2005, 2004, and 2003, respectively.

During 2003, the Corporation adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain executives to compensate those executive participants in the Corporation’s retirement plan whose benefits are limited by compensation limitations under current tax law. The SERP is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the SERP are payable from the general assets of the Corporation. At December 31, 2005 and 2004, obligations of $1,218 and $857, respectively, were included in other liabilities for this plan. Expense related to this plan were $405 in 2005, $428 in 2004 and $429 in 2003.

During 2003, the Corporation established a Survivor Benefit Plan (the Plan) for the benefit of outside directors. The purpose of the plan is to provide life insurance benefits to beneficiaries of the Corporation’s board of directors who at the time of their death are participants in the plan. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. At December 31, 2005 and 2004, obligations of $328 and $226, respectively, were included in other liabilities for this plan. Expenses related to this plan were $103 in 2005, $123 in 2004 and $103 in 2003.

The Corporation provides certain health care benefits for retired employees and their qualifying dependents. The following table sets forth the change in the benefit obligation and funded status:

December 31	2005	2004	2003
Benefit obligation at beginning of year	$580	$654	$637
Interest cost	34	42	45
Service cost	31	34	37
Actual claim expense	(16)	(10)	(35)
Interest on claim expense	—	—	(1)
Actuarial (gain)/loss	(30)	(140)	(29)

Benefit obligation at end of year	$599	$580	$654

December 31	2005	2004	2003
Funded status of plan	$(599)	$(580)	$(654)
Unrecognized actuarial (gain)/loss	(121)	(92)	48
Unrecognized transition obligation	59	66	73

Accrued benefit cost	$(661)	$(606)	$(533)

December 31	2005	2004	2003
Net periodic post-retirement benefit cost:
Service cost	$31	$34	$37
Interest cost	34	42	45
Amortization of transition obligation over 21 years	6	7	8

	$71	$83	$90

The weighted average discount rate used to calculate net periodic benefit cost was 6.0% in 2005, 6.0% in 2004 and 6.5% in 2003. The weighted average rate used to calculate accrued benefit obligations was 6.0% in 2005, 6.0% in 2004 and 6.5% in 2003. The health care cost trend rate used to measure the expected costs of benefits for 2006 is 7.0%, 6.0% for 2007, and 5% for 2008 and thereafter. A one percent increase in the health care trend rates would result in an increase of $86 in the benefit obligation of December 31, 2005, and would increase the service and interest costs by $12 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $74 and $10 in the benefit obligation and service and interest costs, respectively, at December 31, 2005. The presentation above for the years 2005, 2004 and 2003 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

14. DEFERRED COMPENSATION PLANS

Deferred compensation plans cover all directors and certain officers. Under the plans, the Corporation pays each participant, or their beneficiary, the amount of fees or compensation deferred plus gains or net of losses over a maximum period of 10 years,

21 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

beginning with the individuals termination of service. A liability is accrued for the obligation under these plans. The expense incurred for deferred compensation for 2005, 2004 and 2003 was $64, $39 and $308, respectively, resulting in a deferred compensation liability of $941 and $908 as of year-end 2005 and 2004, respectively.

15. STOCK OPTIONS

A summary of the status of the common stock incentive plan, adjusted retroactively for the effects of stock splits, is presented below:

	Stock Options	Weighted - average Exercise Price
Outstanding, at January 1, 2003	225,113	$10.20
Granted	56,250	17.54
Exercised	(48,077)	9.53
Forfeited	(313)	9.50

Outstanding, at December 31, 2003	232,973	12.08
Granted	54,250	16.04
Exercised	(11,017)	8.70
Forfeited	—	—

Outstanding, at December 31, 2004	276,206	13.02
Granted	—	—
Exercised	(7,850)	9.10
Forfeited	(313)	9.50

Outstanding, at December 31, 2005	268,043	$13.14

	2005	2004	2003
Options exercisable at year-end	259,135	155,183	123,347
Fair value of options granted during the year	—	$2.69	$3.20
Number of authorized stock options remaining to grant	289,388	289,075	343,325

Options outstanding at year-end 2005 were as follows:

	Outstanding		Exerciseable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price
$ 7.40 - 9.50	82,269	5.5 years	82,269	$8.54
11.30 - 13.30	75,274	6.2 years	66,366	12.71
16.04 - 17.54	110,500	8.5 years	110,500	16.80

	268,043		259,135

16. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $10,713 on December 31, 2005 compared to $11,047 at December 31, 2004. During 2005, $57,186 of new loans were made and repayments totaled $57,520.

Deposits from principal officers, directors and their affiliates at year-end 2005 and 2004 were $2,940 and $2,040.

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

CNB Financial Corporation 2005 Annual Report 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no events or conditions since this notification that management believes have changed the Bank’s category.

Actual and required capital amounts (in thousands) and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total Capital to risk weighted assets
Consolidated	$73,606	12.76%	$46,156	8.0%	N/A
Bank	$57,952	10.31%	$44,962	8.0%	$56,203	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$67,629	11.72%	$23,078	4.0%	N/A
Bank	$52,168	9.28%	$22,481	4.0%	$33,722	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$67,629	9.18%	$29,455	4.0%	N/A
Bank	$52,168	7.19%	$29,005	4.0%	$36,257	5.0%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2004
Total Capital to risk weighted assets
Consolidated	$70,062	12.75%	$43,940	8.0%	N/A
Bank	$57,119	10.65%	$42,909	8.0%	$53,636	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$64,345	11.71%	$21,970	4.0%	N/A
Bank	$51,534	9.61%	$21,454	4.0%	$32,182	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$64,345	9.19%	$28,014	4.0%	N/A
Bank	$51,534	7.44%	$27,709	4.0%	$34,637	5.0%

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Dividends payable by the Bank to the Corporation without prior approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank’s retained net profits for the preceding two calendar years plus retained net profits up to the dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends

23 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

declared. As of December 31, 2005, $3.0 million of undistributed earnings of the Bank was available for distribution to the Corporation as dividends, without prior regulatory approval.

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2005		2004
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$8,522	$99,185	$11,108	$69,421
Unused lines of credit	—	33,056	—	36,513
Standby letters of credit	—	13,971	—	10,521

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at December 31, 2005 have interest rates ranging from 3.50% to 12.00% and maturities ranging from 3 months to 20 years.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, other borrowings, and variable rate loans, deposits or borrowings that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of off balance sheet items is not material.

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

CNB Financial Corporation 2005 Annual Report 24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ASSETS
Cash and cash equivalents	$43,017	$43,017	$29,912	$29,912
Securities available for sale	161,897	161,897	164,202	164,202
Loans held for sale	2,733	2,733	3,499	3,499
Net loans	505,010	493,167	476,352	468,659
FHLB, FRB and other equity interests	4,789	4,789	4,792	4,792
Accrued interest receivable	3,871	3,871	3,381	3,381

LIABILITIES
Deposits	$(618,503)	$(596,558)	$(596,905)	$(596,052)
Borrowings	(70,560)	(72,290)	(52,310)	(55,949)
Accrued interest payable	(2,023)	(2,023)	(1,686)	(1,686)

20. PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Cash	$942	$98
Investment in bank subsidiary	56,571	64,791
Investment in non-bank subsidiaries	21,629	13,764
Other assets	1,251	1,279

TOTAL ASSETS	$80,393	$79,932

LIABILITIES
Deferred tax liability	$26	$25
Subordinated debentures	10,310	10,310
Other liabilities	89	887

TOTAL LIABILITIES	10,425	11,222
TOTAL SHAREHOLDERS’ EQUITY	69,968	68,710

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$80,393	$79,932

CONDENSED STATEMENTS OF INCOME

	Year ended December 31,
	2005	2004	2003
INCOME
Dividends from:
Bank subsidiary	$15,849	$4,982	$10,379
Non bank subsidiaries	3,125	—	200
Other	118	120	126

TOTAL INCOME	19,092	5,102	10,705
EXPENSES	(1,014)	(824)	(697)

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	18.078	4,278	10,008
Income tax benefit	305	246	194
Equity in undistributed net income of bank subsidiary	(7,063)	2,702	(1,502)
Equity in undistributed net income of non-bank subsidiaries	(2,182)	645	357

NET INCOME	$9,138	$7,871	$9,057

25 CNB Financial Corporation 2005 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$9,138	$7,871	$9,057
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	7,063	(2,702)	1,502
Equity in undistributed net income of non-bank subsidiaries	2,182	(645)	(357)
Decrease in other assets	30	74	68
Increase (Decrease) in other liabilities	1	(33)	4

Net cash provided by operating activities	18,414	4,565	10,274

Cash flows from investing activities:
Capital transfer to subsidiaries	(10,406)	—	(6,072)

Net cash used in investing activities	(10,406)	—	(6,072)
Cash flows from financing activities:
Dividends paid	(5,046)	(4,771)	(4,335)
Purchase of treasury stock	(2,222)	(1,261)	(1,014)
Proceeds from sale of treasury stock	904	894	1,055
Net advance (to) from subsidiary	(800)	700	—
Other financing activities	—	(50)	—

Net cash used in financing activities	(7,164)	(4,488)	(4,294)

Net increase (decrease) in cash	844	77	(92)
Cash beginning of year	98	21	113

Cash end of year	$942	$98	$21

21. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive loss components and related taxes were as follows:

	2005	2004	2003
Unrealized holding losses on available for sale securities	$(2,254)	$(1,735)	$(259)
Less reclassification adjustment due to recognition of other-than-temporary impairment of securities	(240)	(1,400)	—
Less reclassification adjustment for gains and losses recognized in income	322	313	270

Net unrealized losses	(2,336)	(648)	(529)
Tax effect	(820)	(178)	(180)

Other comprehensive loss	$(1,516)	$(470)	$(349)

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 2005 and 2004 are as follows (in thousands, except per share data):

	Quarters Ended
	2005				2004
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
Total interest and dividend income	$9,796	$10,317	$10,676	$11,095	$9,236	$9,267	$9,317	$9,653
Net interest income	6,266	6,515	6,525	6,623	5,980	6,045	6,066	6,254
Provision for loan losses	167	172	207	237	300	300	200	—
Non-interest income	1,576	1,730	1,907	2,126	1,710	1,552	1,717	643
Non-interest expense	5,110	4,913	5,159	5,176	4,824	4,622	4,961	4,925
Net income	2,047	2,344	2,285	2,462	2,015	2,015	2,032	1,809
Net income per share, basic	0.22	0.26	0.25	0.28	0.22	0.22	0.22	0.20
Net income per share, diluted	0.22	0.26	0.25	0.27	0.22	0.22	0.22	0.20

CNB Financial Corporation 2005 Annual Report 26

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities and Exchange Act of 1934. The Corporation’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

The Corporation’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2005.

The Corporation’s independent registered public accounting firm has issued their report on management’s assessment of the Corporation’s internal control over financial reporting. That report follows under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

William F. Falger	Joseph B. Bower, Jr.
President and Chief Executive Officer	Treasurer

Date: February 15, 2006	Date: February 15, 2006

27 CNB Financial Corporation 2005 Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that CNB Financial Corporation (the “Corporation”) maintained effective internal control over financial reporting as of December 31, 2005, based on Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). CNB Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that CNB Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, CNB Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of CNB Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2005 and our report dated February 15, 2006 expressed an unqualified opinion on those consolidated financial statements.

Crowe Chizek and Company LLC

Cleveland, Ohio

February 15, 2006

CNB Financial Corporation 2005 Annual Report 28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

CNB Financial Corporation

Clearfield, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of CNB Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the CNB Financial Corporation’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2006 expressed an unqualified opinion thereon.

Crowe Chizek and Company LLC

Cleveland, Ohio

February 15, 2006

29 CNB Financial Corporation 2005 Annual Report

STATISTICAL INFORMATION

Quarterly Share Data

The following table sets forth, for the periods indicated, the quarterly high and low bid price of the Corporation’s common stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2005, the approximate number of shareholders of record of the Corporation’s common stock was 2,700.

Price Range of Common Stock

	2005		2004
	High	Low	High	Low
First Quarter	$15.98	$14.77	$17.73	$14.46
Second Quarter	16.08	14.80	17.90	13.29
Third Quarter	15.69	14.18	15.43	13.30
Fourth Quarter	15.15	13.30	16.40	14.70

Cash Dividends Paid

	2005	2004
First Quarter	$0.13	$0.13
Second Quarter	0.14	0.13
Third Quarter	0.14	0.13
Fourth Quarter	0.14	0.13

	$0.55	$0.52

Trust and Asset Management Division Funds under Management (Market Value)

($’s in thousands)	2005	2004
Personal Trusts, Estates and Agency Accounts	$177,959	$181,296
Corporate Accounts	1,779	11,065

Total	$179,738	$192,361

CNB Financial Corporation 2005 Annual Report 30

SELECTED FINANCIAL DATA

FIVE YEAR COMPARISON

(dollars in thousands, except per share data)	Year Ended December 31 2005	2004	2003	2002	2001
Interest Income
Loans including fees	$34,193	$31,005	$30,328	$30,294	$31,323
Deposits with banks	316	117	44	84	169
Federal funds sold	394	120	180	267	434
Investment securities:
U.S. treasury securities	297	259	311	528	1,113
Securities of U.S. government agencies and corporations	2,410	1,998	2,081	3,140	2,862
Obligations of states and political subdivisions	1,837	2,008	2,178	2,136	1,526
Other securities	2,437	1,966	2,464	3,287	3,382

Total interest and dividend income	41,884	37,473	37,586	39,736	40,809
Interest expense
Deposits	12,633	10,551	10,882	12,908	17,971
Other borrowings	3,322	2,577	2,518	2,293	1,176

Total interest expense	15,955	13,128	13,400	15,201	19,147
Net interest income	25,929	24,345	24,186	24,535	21,662
Provision for loan losses	783	800	1,535	1,800	1,080

Net interest income after provision for loan losses	25,146	23,545	22,651	22,735	20,582
Non-interest income	7,339	5,622	7,136	6,038	5,598
Non-interest expenses	20,358	19,332	17,925	17,307	17,374

Income before income taxes	12,127	9,835	11,862	11,466	8,806
Income tax expense	2,989	1,964	2,805	2,800	2,296

Net income	$9,138	$7,871	$9,057	$8,666	$6,510

Per share data
Basic	$1.01	$0.86	$0.99	$0.95	$0.71
Fully diluted	$1.00	$0.86	$0.98	$0.95	$0.71
Dividends declared	$0.55	$0.52	$0.47	$0.47	$0.34
Book value per share at year end	$7.76	$7.54	$7.27	$6.80	$5.58
At end of period
Total assets	$764,018	$725,217	$701,752	$668,518	$592,794
Securities	161,897	164,202	175,903	185,025	152,757
Loans, net of unearned discount	510,613	481,937	458,249	420,364	386,173
Allowance for loan losses	5,603	5,585	5,764	5,036	4,095
Deposits	618,503	596,905	575,438	545,137	506,640
Shareholders’ equity	69,968	68,710	66,447	62,033	54,894
Key ratios
Return on average assets	1.23%	1.11%	1.31%	1.35%	1.11%
Return on average equity	13.42%	12.04%	14.79%	14.83%	12.15%
Loan to deposit ratio	81.65%	79.80%	78.63%	76.19%	75.41%
Dividend payout ratio	55.22%	60.61%	47.86%	49.58%	52.38%
Average equity to average assets ratio	9.18%	9.20%	8.87%	9.07%	9.17%

31 CNB Financial Corporation 2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the “Corporation”) is presented to provide insight into management’s assessment of financial results. The Corporation’s subsidiary County National Bank (the “Bank”) provides financial services to individuals and businesses within the Bank’s market area which is primarily made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. During 2005 the Bank entered the northwestern Pennsylvania county of Erie and began doing business as ERIEBANK. The Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (“OCC”). The financial condition and results of operations are not intended to be indicative of future performance. Two of the Corporation’s subsidiaries, CNB Investment Corporation and CNB Securities Corporation, are incorporated in Delaware and currently maintain investments in debt and equity securities. County Reinsurance Company, also a subsidiary, is a Corporation of Arizona, and provides credit life and disability for customers of County National Bank. CNB Insurance Agency, incorporated in Pennsylvania, provides for the sale of nonproprietary annuities and other insurance products. Finally, Holiday Financial Services Corporation was formed in the fourth quarter of 2005 to facilitate the Corporation’s entry into the consumer discount loan and finance business. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

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

FINANCIAL CONDITION

The following table presents ending balances ($’s in millions), growth (reduction) and the percentage change during the past two years:

	2005 Balance	Increase (Decrease)	% Change	2004 Balance	Increase (Decrease)	% Change	2003 Balance
Total assets	$764.0	$38.8	5.4	$725.2	$23.4	3.3	$701.8
Total loans, net	505.0	28.6	6.0	476.4	23.9	5.3	452.5
Total securities	161.9	(2.3)	(1.4)	164.2	(11.7)	(6.7)	175.9
Total deposits	618.5	21.6	3.6	596.9	21.5	3.7	575.4
Total shareholders’ equity	70.0	1.3	1.8	68.7	2.3	3.5	66.4

The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

The increase in assets during 2005 was almost entirely the result of continued growth in the loan portfolio. This growth occurred in the commercial loan area and was primarily the result of increases in our commercial mortgage portfolio. The specific effects to each area are described in the following sections.

CNB Financial Corporation 2005 Annual Report 32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $43.0 million at December 31, 2005 compared to $29.9 million on December 31, 2004. The cash and equivalents has various fluctuations based on timing during the month. The year end balance is considered reasonable to support the expected funding needs in the short term.

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

SECURITIES

Securities decreased 1.4% since December 31, 2004. A large part of the decrease resulted from maturities of municipal and treasury securities. These proceeds were not reinvested in the securities portfolio as they were needed to fund the growth that occurred in the loan portfolio. As previously mentioned, securities are considered as part of the liquidity planning for funding needs and the Corporation plans to use normal investment run-off during 2006 to fund anticipated loan growth. This strategy will essentially shift dollars from lower yielding investments into higher yielding loan products thus not growing the Corporation’s total assets.

The Corporation generally buys into the market over time and does not attempt to “time” its transactions. In doing this, the highs and lows of the market are averaged into the portfolio attempting to minimize the overall effect of different rate environments. The portfolio mix has remained relatively consistent and the Corporation’s overall investment strategy has not changed from the prior year.

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

LOANS

The Corporation’s loan volume was strong throughout 2005. Our lending is focused in the west central Pennsylvania market and consists principally of commercial and retail lending, which includes single family residential mortgages and other consumer loans. During the 3rd quarter of 2005, the Bank established a loan production office in Erie, Pennsylvania which had grown to about $4 million dollars in total loans by the end of 2005. Our focus on experienced lenders coupled with quality credit analysis and review has led to 8.8% growth in the commercial portfolio with the majority of the growth, 6.6%, being collateralized with a mortgage. Retail loan growth has been flat as this portfolio grew only 1.9% over the year. The majority of the growth continues to come from the traditional home equity loan portfolio. Our home equity products consist of lines of credit and term loans.

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2005, no concentration exists within our commercial or real estate loan portfolio as related to a concentration of 10% of the total loans.

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

33 CNB Financial Corporation 2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

	2005	2004	2003
at December 31,
Nonperforming assets:
Non-accrual loans	$1,561	$1,683	$1,873
Accrual loans greater than 89 days past due	462	177	1,076

Total nonperforming loans	2,023	1,860	2,949
Other real estate owned	85	830	286

Total nonperforming assets	$2,108	$2,690	$3,235

Total loans, net of unearned income	$510,613	$481,937	$458,249
Nonperforming loans as a percent of loans, net	0.40%	0.39%	0.64%
Total assets	$764,018	$725,217	$701,752
Nonperforming assets as a percent of total assets	0.28%	0.37%	0.46%

Management continues to closely monitor nonperforming assets. As noted in the table above, this focus resulted in a favorable decrease in the ratio of nonperforming assets to total assets which decreased from 0.46% in 2003 to 0.28% in 2005.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established by provisions for losses in the loan and lease portfolio as well as overdrafts in deposit accounts. These provisions are charged against current income. Loans, leases and overdrafts deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.

The table below shows activity within the allowance account over the past three years:

Allowance for Loan Losses

($’s in thousands)

	Years Ended December 31,
	2005	2004	2003
Balance at beginning of Period Charge-offs:	$5,585	$5,764	$5,036
Commercial, financial, and agricultural	16	51	19
Commercial mortgages	135	226	174
Residential mortgages	152	147	109
Installment	372	409	511
Lease receivables	—	30	111
Overdraft deposit accounts	300	236	—

	975	1,099	924
Recoveries:
Commercial, financial, and agricultural	1	1	1
Commercial mortgages	18	13	2
Residential mortgages	—	20	—
Installment	99	56	80
Lease receivables	1	9	34
Overdraft deposit accounts	91	21	—

	210	120	117

Net charge-offs:	(765)	(979)	(807)
Provision for loan losses	783	800	1,535

Balance at end-of-period	$5,603	$5,585	$5,764

Loans, net of unearned	$510,613	$481,937	$458,249
Allowance to net loans	1.10%	1.16%	1.26%

CNB Financial Corporation 2005 Annual Report 34

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The adequacy of the allowance for loan losses is subject to a formal analysis by the credit administrator of the Bank. As part of the formal analysis, delinquencies and losses are monitored monthly. The loan portfolio is divided into several categories in order to better analyze the entire pool. First is a selection of criticized loans that is given a specific reserve. The remaining loans are pooled, by category, into these segments:

Reviewed

•	Commercial, financial, and agricultural

•	Commercial mortgages

Homogeneous

•	Residential real estate

•	Installment

•	Lease receivables

•	Credit cards

•	Overdrafts

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

The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan Losses

	2005	2004
Balance at end of period
Commercial and industrial	$2,365	$2,396
Commercial mortgages	1,827	1,505
Residential mortgages	607	895
Installment	426	384
Lease receivables	16	20
Credit cards	60	62
Overdraft deposit accounts	261	308
Unallocated	41	15

Total	$5,603	$5,585

The allowance coverage of net loans has decreased slightly over the past two years. However, through the analysis methodology described above, the current coverage is considered appropriate and adequate based on the Corporation’s current risk profile, relatively low level of charge-offs over the past twelve months, and improved level of nonperforming assets. The adequacy of the allowance for loan and lease losses is subject to a formal analysis by an independent loan review analyst, as well as our internal Credit Administrator, and is deemed adequate to absorb probable incurred losses in the portfolio as of December 31, 2005.

The Bank’s experience in net charge-offs for 2005 when compared to 2004 and 2003 was relatively unchanged in total dollars. However, as a percentage of year-end outstanding loans, there has been a reduction in charge-offs with 2005 at 0.15% compared to 0.20% in 2004 and 0.18% in 2003.

35 CNB Financial Corporation 2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BANK OWNED LIFE INSURANCE

During 2003 and prior years, the Corporation purchased $12.0 million of Bank Owned Life Insurance (BOLI). The policies cover executive officers and a select group of other employees with the Bank being named as beneficiary. Earnings from the BOLI assist the Corporation in offsetting its benefit costs which have increased approximately 15% between 2003 and 2005.

FUNDING SOURCES

Although the Corporation considers short-term borrowings and long term debt when evaluating funding sources, traditional deposits continue to be the main focus for funding. As noted in the table below, traditional deposits increased only 3.6% during 2005. This growth was primarily focused in checking accounts and was part of an overall corporate strategy to manage our cost of funds by shifting more dollars into lower interest bearing deposits such as our checking products. The Corporation plans to continue this strategy throughout 2006.

The Corporation utilizes term borrowings from the Federal Home Loan Bank (FHLB) to meet funding needs not accommodated by deposit growth and other traditional funding sources. As discussed in the loans section of this analysis, the Corporation experienced demand for its commercial loan products during 2005. This new loan growth outpaced the Corporation’s deposit growth and, as a result, management accessed $19,500,000 in FHLB borrowings to fund certain new loans. The terms of these new borrowings are detailed at Note 11 to the consolidated financial statements. Management plans to maintain access to short and long-term FHLB borrowings as an available funding source when deemed appropriate.

On January 3, 2005, the Bank introduced a new internal sweep product which offers our commercial customers an attractive rate while providing the Corporation with funding which had previously been swept off the balance sheet. At December 31, 2005 this new product added approximately $28,700,000 to the Corporation’s interest bearing deposit balances.

	% Change 2005 vs. 2004	2005	2004	2003
Checking, Non-Interest Bearing	12.4%	$80,874	$71,968	$63,297
Checking, Interest Bearing	8.1%	141,646	130,989	128,909
Savings Accounts	(11.4%)	65,483	73,886	76,472
Certificates of Deposit	3.3%	330,500	320,062	306,760

	3.6%	$618,503	$596,905	$575,438

SHAREHOLDERS’ EQUITY

The Corporation’s capital continues to provide a base for profitable growth. Total shareholders’ equity increased $1,258,000 or 1.8% during 2005 as the Corporation earned $9,138,000 and declared dividends of $5,046,000 resulting in a dividend payout ratio of 55.2% of net income. This growth was offset by an increase in treasury stock and a decline in the securities market value as discussed below.

During 2005, the Corporation continued to repurchase shares of its own stock under a publicly announced plan. This strategy is the primary reason for the net increase in treasury stock of 86,356 shares or $1,235,000 since December 31, 2004.

The securities in the Corporation’s portfolio are classified as available for sale making the Corporation’s balance sheet more sensitive to the changing market value of investments. The Federal Open Market Committee raised the federal discount rate by 200 basis points during the year ended December 31, 2005. This situation affected the market value of various securities in the Corporation’s portfolio and caused a decrease in accumulated other comprehensive income, included in shareholder’s equity, of $1,516,000 since December 31, 2004.

The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established “risk-based” capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 12.76% as of December 31, 2005 is well above the minimum standard of 8%. The Tier 1 capital ratio of 11.72% also is above the regulatory minimum of 4%. The leverage ratio, 9.18%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation’s capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

CNB Financial Corporation 2005 Annual Report 36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

Liquidity measures an organizations’ ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 7 of the accompanying financial statements provide analysis of the Corporation’s cash and cash equivalents and the sources and uses of cash. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a borrowing line of $163 million with only $58.3 million outstanding at year end 2005. Management feels the Corporation’s current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2005

OVERVIEW OF THE INCOME STATEMENT

During 2005, management applied various strategies to increase earnings in an environment where yield spreads narrowed as the yield curve went from flat to inverted. These strategies paid off as the Corporation experienced record annual earnings as GAAP basis net income increased approximately 16.1% from $7.9 million in 2004 to $9.1 million in 2005. During the same time period operating earnings, as adjusted for after-tax non-cash charges for other-than-temporarily impaired securities of $910,000 in 2004 and $156,000 in 2005, increased approximately 5.8% from $8.8 million in 2004 to $9.3 million in 2005. Although non-interest expenses increased approximately $1 million as a result of our continued growth, the Corporation was able to achieve the above-mentioned higher earnings through increased average earning assets and an improved net interest margin as well as higher levels of non-interest income.

INTEREST INCOME AND EXPENSE

Net interest income increased $1,584,000 from $24,345,000 in 2004 to $25,929,000 in 2005, an increase of 6.5%. This increase is primarily the result of an increasing level of average earning assets combined with an improved net interest margin. In 2005 the Corporation’s average earning assets increased approximately $36 million from $651,054,000 during 2004 to $687,025,000 during 2005, while the net interest margin increased from 3.74% to 3.82% over the same time period.

PROVISION FOR LOAN LOSSES

The Corporation recorded a provision for loan losses of $783,000 in 2005 compared to $800,000 during 2004. The Corporation has experienced a consistent and relatively low level of charge-offs over the past 3 years. In addition, based on managements detailed evaluation of problem loans, criticized assets, charge-offs and the overall effects of the economy in our markets, it appears that the credit quality of our existing assets has improved slightly and management believes the 2005 provision is reasonable and adequate. Although our provision in 2005 has resulted in a slight decrease in the allowance for loan and lease losses as a percent of total loans, management believes the allowance provides coverage of our current loan balances and is adequate to absorb probable incurred losses in our portfolio as of December 31, 2005.

NON-INTEREST INCOME

Total non-interest income in both 2005 and 2004 was negatively effected by non-cash charges for writedowns of other-than-temporarily impaired securities which before tax amounted to $240,000 in 2005 and $1,400,000 in 2004. However, excluding the effects of these non-cash charges, the Corporation grew its non-interest income in 2005 by $557,000, or 7.9%, as compared to 2004. The primary driver for this increase was improved wealth management fees which accounted for $325,000 (or 58.3%) of the $557,000 increase. During 2004, the Corporation hired a full-time wealth manager and in the second half of the year began to focus on growing this line of business. The results for 2005 reflect a full year of this improved focus on wealth management products and services and management plans to continue this focus throughout 2006. A second and less significant source of our improved non-interest income was higher earnings on bank owned life insurance which accounted for $115,000 (or 20.6%) of the $557,000 increase.

NON-INTEREST EXPENSE

Non-interest expense increased by 5.3% to $20,358,000 in 2005 compared to $19,332,000 for 2004. The majority (approximately 70%) of the increase was a result of the Corporation increasing costs for salaries as well as technology. Like many growing entities, the Corporation is faced with increasing employee related costs to attract and retain quality personnel to support its growth. Likewise, current investments in technology and technology-related costs are also considered to be critical

37 CNB Financial Corporation 2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

to the future success of the Corporation. As such, the Corporation will strive to manage expenses while recognizing some such as increasing costs for salaries, occupancy, outside services and technology are simply the result of continued growth. As mentioned in the future outlook section of this analysis, the Corporation is beginning the process of expanding its banking franchise into the Erie, Pennsylvania market. The Corporation realizes that expenses related to this new venture may outpace related revenues in the near term but believes the long-term growth potential is more than worth the near term cost.

One of the tools the Corporation uses to monitor expenses is the efficiency ratio, calculated according to the following: non interest expense (less amortization of intangibles) as a percentage of fully tax equivalent net interest income and non interest income (less non recurring income). For the year ended December 31, 2005, the Corporation’s efficiency ratio was 57.17% compared to 57.47% for the same period of 2004.

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

RETURN ON EQUITY

The Corporation’s return on average equity (“ROE”) improved to 13.42 from the 12.04 recorded in 2004. ROAA for both years was negatively affected by non-cash charges for other-than-temporarily impaired securities which after-tax amounted to

CNB Financial Corporation 2005 Annual Report 38

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$156,000 in 2005 and $910,000 in 2004. ROE on an operating earnings basis (before the effects of the above-mentioned non-cash charges) amounted to 13.65 for 2005 and 13.43 for 2004.

RETURN ON ASSETS

The Corporation’s return on average assets (“ROAA”) improved to 1.23% from the 1.11% recorded in 2004. ROAA for both years was negatively affected by non-cash charges for other-than-temporarily impaired securities which after-tax amounted to $156,000 in 2005 and $910,000 in 2004. ROAA on an operating earnings basis (before the effects of the above-mentioned non-cash charges) amounted to 1.25% for 2005 and 1.24% for 2004.

FEDERAL INCOME TAX EXPENSE

Federal income taxes increased to $2,989,000 in 2005 compared to $1,964,000 in 2004. The effective tax rates were 24.6%, 20.0% and 23.6% for 2005, 2004 and 2003, respectively. The effective tax rate for the periods differed from the federal statutory rate of 35.0% principally as a result of tax exempt income from securities and loans as well as earnings from bank owned life insurance.

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

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2005 was 2.84% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was 7.72% at December 31, 2004.

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

39 CNB Financial Corporation 2005 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2005 and 2004:

	2005	2004
Static 1-Yr. Cumulative Gap	2.84%	7.72%
Earnings Simulation
- 200 bps vs. Stable Rate	4.65%	6.90%
+200 bps vs. Stable Rate	(2.66)%	(3.53)%

The interest rate sensitivity position at December 31, 2005 was asset sensitive in the short-term. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

FUTURE OUTLOOK

In August of 2005, the Bank established a loan production office in Erie, Pennsylvania. Management’s intent was to begin offering commercial loan service to businesses located within Erie and Erie County. In 2006, we will open several offices throughout the area and begin operations doing business as ERIEBANK. Erie, along with our traditional market areas, should provide the Bank with good loan growth in 2006.

The Corporation anticipates using normal runoff of the investment portfolio along with some small growth in deposits to fund expected loan growth. This strategy is intended to provide a better net interest margin as we increase the yield on earning assets. The Corporation intends to manage the investments to a level that will provide improved earnings but still maintain appropriate levels of liquidity within the balance sheet. Management believes this strategy will improve overall earnings but will slow the growth in assets as we will not aggressively seek outside funding. Our current forecast projects minimal growth in total assets.

Non-interest income should be enhanced in several areas including improved trust fees and wealth management fees. A known area of increased costs will be the personnel and occupancy costs related to the 2006 opening of a full-service branch in Warren, Pennsylvania as well as the new offices in Erie and three new offices for our consumer finance venture, Holiday Financial Services Corporation. While noninterest costs are expected to increase with the opening of these offices, they should provide a growth in earning assets to help offset these costs into the future.

Management concentrates on return on average equity and earnings per share evaluations, plus other methods to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through 2006.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2005, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Note Reference	Payments Due In				Total
(In thousands)		One Year or Less	One to Three Years	Three to Five Years	Over Five Years
Deposits without a stated maturity		$288,003	$—	$—	$—	$288,003
Certificates of deposits	10	100,845	187,218	34,194	8,243	330,500
Borrowed funds	11	2,000	—	—	—	2,000
Long-term debt	11	3,000	6,250	19,000	30,000	58,250
Operating fees	7	119	227	200	1,259	1,805
Subordinated debentures	11	—	—	—	10,310	10,310

CNB Financial Corporation 2005 Annual Report 40

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

APPLICATIONS OF CRITICAL ACCOUNTING POLICIES

The Corporation’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

The most significant accounting policies followed by the Corporation are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the determination of the allowance for loan losses and fair value of securities to be critical accounting policies.

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

41 CNB Financial Corporation 2005 Annual Report

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

Senior Vice President & Senior Trust

Officer

BOARD OF DIRECTORS

CNB FINANCIAL CORPORATION AND COUNTY NATIONAL BANK

William R. Owens

Chairman of the Board

Retired, Formerly Vice President,

Secretary and Treasurer, CNB

Financial Corporation and President &

Chief Executive Officer, County

National Bank

Robert E. Brown

Vice President, E. M. Brown, Inc.

(Coal Producer, Auto Dealer and

Concrete Supplier)

Joseph B. Bower, Jr.

Secretary and Treasurer, CNB

Financial Corporation;

Executive Vice President, and Chief

Operating Officer, County National

Bank

William F. Falger

President and Chief Executive Officer,

CNB Financial Corporation;

President and Chief Executive Officer,

County National Bank

James J. Leitzinger

Retired, Formerly President, Leitzinger

Realty (Real Estate Investments)

Michael F. Lezzer

President, Lezzer Holdings, Inc.

(Lumber and Building Supplies

Retailer)

Dennis L. Merrey

Retired, Formerly President,

Clearfield Powdered Metals, Inc.

(Manufacturer)

Robert W. Montler

President & Chief Executive Officer,

Lee Industries and Keystone Process

Equipment (Manufacturers)

Deborah Dick Pontzer

Economic Development and

Workforce Specialist, Office of

Congressman John E. Peterson

Jeffrey S. Powell

President, J.J. Powell, Inc. (Petroleum

Distributor)

James B. Ryan

Retired, Formerly Vice President of

Sales, Marketing, Windfall Products,

Inc. (Manufacturer)

Peter F. Smith

Attorney at Law

DIRECTOR EMERITUS

L. E. Soult, Jr.

CNB Financial Corporation 2005 Annual Report 42

OFFICERS

ADMINISTRATIVE SERVICES

Mary Ann Conaway

Vice President, Human Resources

Charles R. Guarino

Vice President, Chief Financial

Officer

Helen G. Kolar

Vice President, Marketing & Sales

Rachel E. Larson

Vice President, Operations

Edward H. Proud

Vice President, Information Systems

Thomas J. Ammerman, Jr.

Bank Security Officer

Donna J. Collins

Compliance Officer

Richard L. Greslick, Jr.

Controller

Thomas W. Grice

Network Administration Officer

Leanne D. Kassab

Marketing Officer

Susan B. Kurtz

Customer Service Officer

Dennis J. Sloppy

Information Systems Officer

Brenda L. Terry

Banking Officer

Carolyn B. Smeal

Operations Officer

BJ Sterndale

Training Officer

Susan M. Warrick

Operations Officer

BRANCH DIVISION

Michael C. Sutika

Vice President, Retail Banking

Ruth Anne Ryan-Catalano

Assistant Vice President, Regional Branch

Administration, Downtown Office, Clearfield

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

Banking Officer, Community Banking,

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

Michael E. Haines

Vice President, Commercial Banking,

St. Marys

Robin L. Hay

Vice President, Commercial Banking

Jeffrey A. Herr

Vice President, Commercial Banking,

Philipsburg

William J. Mills

Vice President, Commercial Banking,

St. Marys

Charles C. Shrader

Vice President, Commercial Banking, Warren

Joseph H. Yaros

Vice President, Commercial Banking

Bradford

Duane P. Shifter

Vice President, Downtown Office, Clearfield

Christopher L. Stott

Vice President, Mortgage Lending

Kristen L. Howard

Assistant Vice President, Commercial

Banking, Warren

David W. Ogden

Vice President, Credit Administration

Rodger L. Read

Assistant Vice President, Dealer Center

Richard L. Bannon

Credit Administration Officer

Gregory M. Dixon

Credit Administration Officer

Tammy C. Wagner

Staff Commercial Lender

43 CNB Financial Corporation 2005 Annual Report

OFFICERS

TRUST & ASSET MANAGEMENT SERVICES

Calvin R. Thomas, Jr.

Vice President, Trust Officer

Jane M. Gnan

Assistant Trust Officer

Glenn R. Pentz

Trust Officer

WEALTH MANAGEMENT SERVICES

Craig C. Ball

Vice President, Wealth Management

Natalie R. Barnett

Financial Consultant, Wealth Management

ERIEBANK, A DIVISION OF COUNTY NATIONAL BANK

David J. Zimmer

President

Scott O. Calhoun

Vice President

HOLIDAY FINANCIAL SERVICES CORPORATION

Dennis J. Weakland

Vice President

Robert R. Antesberger

Vice President

CNB Financial Corporation 2005 Annual Report 44

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 18, 2006 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

CORPORATE ADDRESS

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

STOCK TRANSFER AGENT & REGISTRAR

County National Bank

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

FORM 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

QUARTERLY SHARE DATA

For information regarding the Corporation’s quarterly share data, please refer to page 30 in the 2005 Annual Report Financial Section.

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

HEADLINE

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

In addition, CNB continues to rank technology as vital in executing our personal, quality service strategy by maintaining the latest data processing and information systems. We offer a variety of delivery channels, which includes 20 full-service offices, 18 ATMs, 2 loan production offices, telephone banking (1-888-641-6554), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-3221).

Newly formed, ERIEBANK, headquartered in Erie, Pennsylvania, is a division of County National Bank. Presently, it is a loan production office with plans for expansion of three full service offices within two years. The primary focus of this bank is to service small to medium sized businesses and the individual owners and executives in those companies.

The common stock of the Corporation trades over-the-counter on the NASDAQ under the symbol CCNE.

45 CNB Financial Corporation 2005 Annual Report

NOTES

CNB Financial Corporation 2005 Annual Report 46

County National Bank Financial Corporation
1 South Second Street • P.O. Box 42 • Clearfield, PA 16830 • 800-492-3221
www.bankcnb.com