Form 10-K, Exhibit 13
period 2006-12-31
CNB FINANCIAL CORP/PA
filed 2007-03-15
CIK 736772

Exhibit 13

TABLE OF CONTENTS

Consolidated Financial Highlights	1

Message to Shareholders	2

Consolidated Statements of Financial Condition	5

Consolidated Statements of Income	6

Consolidated Statements of Cash Flows	7

Consolidated Statements of Changes in Shareholders’ Equity	8

Notes to Consolidated Financial Statements	9

Management’s Report on Internal Control Over Financial Reporting	28

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	29

Report of Independent Registered Public Accounting Firm	30

Statistical Information	31

Selected Financial Data - Five Year Comparison	33

Management’s Discussion and Analysis of Financial Condition and Results of Operations	35

Applications of Critical Accounting Policies	44

Executive Management and Board of Directors	45

Officers	46

Shareholder Information	48

CNB Financial Corporation & Subsidiaries 2006 Annual Report

CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	2006	2005	% Change
For The Year
Interest Income	$49,149	$41,884	17.3%
Interest Expense	20,853	15,955	30.7%
Net Interest Income	28,296	25,929	9.1%
Non-interest Income	8,158	7,145	14.2%
Non-interest Expense	22,111	20,164	9.7%
Net Income	9,622	9,138	5.3%
Net Income Return on:
Average Assets	1.26%	1.23%	2.4%
Average Equity	13.51%	13.42%	0.7%
At Year End
Assets	$780,850	$764,018	2.2%
Loans, net of unearned	547,020	510,613	7.1%
Deposits	631,322	618,503	2.1%
Shareholders’ Equity	72,279	69,968	3.3%
Trust Assets Under Management (at market value)	206,899	179,738	15.1%
Per Share Data
Net Income, diluted	$1.07	$1.00	7.0%
Dividends	0.57	0.55	3.6%
Book Value	8.15	7.76	5.0%
Market Value	14.18	14.11	0.5%

1 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

MESSAGE TO SHAREHOLDERS

To Our Shareholders, Customers & Friends:

We are pleased to report that 2006 was a successful year for CNB Financial Corporation as net income achieved a record level of $9.62 million representing a 5.3% increase from 2005.

Our earnings growth was the result of increases in both net interest income and non-interest income of 9.1% and 14.2% respectively. The increase in net interest income was driven primarily by the growth in loans outstanding which increased by $36.4 million or 7.1% during the year. This growth was the result of our expansion into the Erie and Warren, Pennsylvania markets coupled with the growth from the opening of three new offices of Holiday Financial Services, our consumer finance subsidiary. The increase in non-interest income resulted from increased fee income from both loans and deposits, increased income from trust and asset management fees and revenue from bank owned life insurance.

While both interest and non-interest income grew during 2006, we also experienced an increased level of non-interest expenses during the year. This was a result of increases in normal operating expenses such as salaries and benefits, occupancy expense and data processing expense which were significantly impacted with the addition of the two new banking offices and the three new consumer finance company offices during the year. The net result was an increase of $1.9 million or 9.7% in non-interest expense when compared to the prior year.

As we continue executing our growth strategy, we will be adding two new full service banking offices in the Erie market during 2007 as well as adding up to three new offices of Holiday Financial Services in other communities within west central Pennsylvania. This continued expansion into new markets will create additional opportunities to grow our earning assets resulting in corresponding revenue growth into the future.

We are also pleased to report that we have been able to maintain our asset quality as measured by several key performance indicators. First, our net loan losses for the year were $888 thousand representing 0.16% of year end loans compared to 0.15% in 2005 and 0.21% in 2004. Secondly, our level of nonperforming assets consisting of loans greater than ninety days past due, non-accrual loans and assets acquired through foreclosure were $1.9 million compared to $2.1 at year end 2005. Our nonperforming assets as a percentage of total assets at year end 2006 were 0.25% which compares favorably to our peer institutions ratio of 0.47%. We remain committed to maintaining sound asset quality in order to continue to provide the consistent level of earnings performance our Corporation has produced.

Our overall financial performance in 2006 yielded a return on average assets of 1.26% and a return on average equity of 13.51%. Our return on assets compares very favorably to the median of 1.06% for all bank holding companies in the United States between $500 million and $1 billion in assets. With this level of earnings performance, we increased our quarterly dividend in the fourth quarter to $0.15 resulting in total dividends paid for the year of $0.57 compared to $0.55 in 2005 for an annual increase of 3.6%. Also, during the year, we continued to repurchase shares of our stock with the net result that the number of shares outstanding declined by 160 thousand. We will continue to repurchase shares as deemed appropriate in the coming year.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 2

MESSAGE TO SHAREHOLDERS

ASSET GROWTH (in thousands)	DEPOSIT GROWTH (in thousands)

EARNINGS PER SHARE (fully diluted)	DIVIDENDS PAID PER SHARE

3 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

MESSAGE TO SHAREHOLDERS

As previously announced, the charter of our banking subsidiary was converted from a national charter to a Pennsylvania state charter effective on December 28, 2006. With this change our banking subsidiary assumed the name CNB Bank with its operating division in Erie, Pennsylvania maintaining its trade name of ERIEBANK. With this charter conversion, our Corporation will experience a significant annual reduction in examination fees which will quickly offset the costs of the conversion. This change has resulted in minimal impact on our customers primarily resulting in our previously established brand identity as “CNB”.

During 2007, we are looking forward to the opening of two new full service banking offices in order to expand our presence in the Erie, Pennsylvania market. We have been very encouraged with the acceptance of our ERIEBANK division in this market and believe we will be accelerating our rate of growth with the addition of these offices. Also, during the coming year, we are planning the addition of three new offices of Holiday Financial Services in the communities of Bradford, Ridgway and Bellefonte, Pennsylvania resulting in a total of seven offices. We are experiencing good growth in this subsidiary and are optimistic about its ability to produce meaningful earnings for our Corporation.

In closing, the Board of Directors, management and staff are proud to present this report to you as we look forward to an exciting and rewarding year in 2007.

William F. Falger President and Chief Executive Officer

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 4

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share data)	December 31
	2006	2005
Assets
Cash and due from banks	$18,530	$19,146
Interest bearing deposits with other banks	7,021	23,871

CASH AND CASH EQUIVALENTS	25,551	43,017
Securities available for sale	156,696	161,897
Loans held for sale	2,420	2,733
Loans and leases	547,946	511,042
Less: unearned discount	926	429
Less: allowance for loan losses	6,086	5,603

NET LOANS	540,934	505,010
FHLB, FRB, and other equity interests	5,321	4,789
Premises and equipment, net	16,237	13,912
Bank owned life insurance	14,484	13,797
Mortgage servicing rights	446	373
Goodwill	10,821	10,821
Other intangible assets	385	800
Accrued interest and other assets	7,555	6,869

TOTAL ASSETS	$780,850	$764,018

Liabilities
Deposits:
Non-interest bearing deposits	$82,574	$80,874
Interest bearing deposits	548,748	537,629

TOTAL DEPOSITS	631,322	618,503
Treasury, tax and loan borrowings	2,000	2,000
FHLB and other borrowings	57,885	58,250
Accrued interest and other liabilities	7,054	4,987
Subordinated debentures	10,310	10,310

TOTAL LIABILITIES	708,571	694,050

Shareholders’ Equity
Common stock $0 par value in 2006 and $1 par value in 2005
Authorized 50,000,000 shares
Issued 9,233,750 shares for 2006 and 2005	—	9,234
Additional paid in capital	13,250	4,160
Retained earnings	62,957	58,439
Treasury stock, at cost (369,546 shares for 2006 and 209,596 shares for 2005)	(5,271)	(3,031)
Accumulated other comprehensive income	1,343	1,166

TOTAL SHAREHOLDERS’ EQUITY	72,279	69,968

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$780,850	$764,018

The accompanying notes are an integral part of these statements.

5 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)	Year ended December 31,
	2006	2005	2004
Interest and Dividend Income
Loans including fees	$40,475	$34,193	$31,005
Deposits with banks	437	316	117
Federal funds sold	293	394	120
Securities:
Taxable	5,876	4,817	3,746
Tax-exempt	1,706	1,837	2,008
Dividends	362	327	477

TOTAL INTEREST AND DIVIDEND INCOME	49,149	41,884	37,473
Interest Expense
Deposits	17,106	12,633	10,551
Federal Home Loan Bank advances and other debt	2,881	2,637	2,075
Subordinated debentures	866	685	502

TOTAL INTEREST EXPENSE	20,853	15,955	13,128

Net interest income	28,296	25,929	24,345
Provision for loan losses	1,371	783	800

Net interest income after provision for loan losses	26,925	25,146	23,545
Non-interest Income
Trust and asset management fees	1,077	977	1,005
Service charges - deposit accounts	4,160	4,060	3,988
Other service charges and fees	644	512	469
Net security gains	338	322	313
Loss on other-than-temporarily impaired securities	—	(240)	(1,400)
Mortgage banking income	145	76	92
Bank owned life insurance	687	615	500
Wealth management	519	533	208
Other	588	290	254

TOTAL NON-INTEREST INCOME	8,158	7,145	5,429
Non-interest Expenses
Salaries	8,106	7,052	6,402
Employee benefits	2,947	2,970	2,995
Net occupancy expense	2,854	2,714	2,607
Data processing	2,010	1,641	1,443
State and local taxes	962	911	839
Legal, professional and examination fees	704	737	811
Intangible asset amortization	415	330	316
Directors fees and benefits	395	471	332
Other	3,718	3,338	3,394

TOTAL NON-INTEREST EXPENSES	22,111	20,164	19,139

Income before income taxes	12,972	12,127	9,835
Income tax expense	3,350	2,989	1,964

Net income	$9,622	$9,138	$7,871

EARNINGS PER SHARE
Basic	$1.08	$1.01	$0.86
Diluted	$1.07	$1.00	$0.86

The accompanying notes are an integral part of these statements.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities:
Net income	$9,622	$9,138	$7,871
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	1,371	783	800
Depreciation and amortization	1,882	1,856	1,764
Amortization, accretion and deferred loan fees	(457)	(39)	49
Deferred taxes	(150)	(674)	(735)
Security gains	(338)	(322)	(313)
Loss on other-than-temporarily impaired securities	—	240	1,400
Gain on sale of loans	(73)	(113)	(162)
Net (gains) losses on dispositions of acquired property	(57)	21	(68)
Proceeds from sales of loans	12,369	14,669	14,481
Origination of loans for sale	(12,246)	(13,945)	(14,719)
Increase in bank owned life insurance	(687)	(615)	(500)
Stock based compensation expense	60	—	—
Changes in:
Interest receivable and other assets	(590)	(460)	(1,850)
Interest payable and other liabilities	2,219	(811)	(39)

Net cash provided by operating activities	12,925	9,728	7,979
Cash Flows from Investing Activities:
Proceeds from maturities, prepayments and calls of:
Securities available for sale	43,349	40,438	42,090
Proceeds from sales of securities available for sale	105	8,038	6,805
Purchase of securities available for sale	(37,757)	(48,852)	(39,573)
Loan origination and payments, net	(37,070)	(29,055)	(24,073)
(Purchase) Redemption of FHLB, FRB and other equity interests	(532)	3	240
Net, purchase of premises and equipment	(3,602)	(1,761)	(2,082)
Proceeds from the sale of assets	210	1,082	529

Net cash used in investing activities	(35,297)	(30,107)	(16,064)
Cash Flows from Financing Activities:
Net change in:
Checking, money market and savings accounts	(12,587)	11,160	8,165
Certificates of deposit	25,406	10,438	13,302
Purchase treasury stock	(3,367)	(2,222)	(1,261)
Proceeds from the sale of treasury stock	923	832	798
Proceeds from the exercise of stock options	—	72	96
Cash dividends paid	(5,104)	(5,046)	(4,771)
Advances from long-term borrowings	10,000	18,250	—
Repayments on long-term borrowings	(13,000)	—	—
Net change in short-term borrowings	2,635	—	687

Net cash provided by financing activities	4,906	33,484	17,016

Net increase (decrease) in cash and cash equivalents	(17,466)	13,105	8,931
Cash and cash equivalents at beginning of period	43,017	29,912	20,981

Cash and cash equivalents at end of period	$25,551	$43,017	$29,912

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$20,581	$15,618	$12,568
Income taxes	3,964	3,178	2,932
Supplemental non cash disclosures:
Transfers to other real estate owned	$249	$80	$1,005

The accompanying notes are an integral part of these statements.

7 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

Years ended December 31, 2006, 2005 and 2004

(in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Share- holders’ Equity
Balance January 1, 2004	$3,694	$4,123	$56,787	$(1,309)	$3,152	$66,447
Comprehensive income:
Net income for 2004			7,871			7,871
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $178 and adjustment for after tax losses of $ 707					(470)	(470)

Total comprehensive income						7,401

2 1/2 for 1 stock split (5,540,250 shares)	5,540		(5,540)
Treasury stock:
Purchase (91,848 shares)				(1,261)		(1,261)
Reissue (62,493 shares)		120		774		894
Cash dividends declared ($0.52 per share)			(4,771)			(4,771)

Balance December 31, 2004	9,234	4,243	54,347	(1,796)	2,682	68,710
Comprehensive income:
Net income for 2005			9,138			9,138
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $820 and adjustment for after tax gains of $ 53					(1,516)	(1,516)

Total comprehensive income						7,622

Treasury stock:
Purchase (150,027 shares)				(2,222)		(2,222)
Reissue (63,671 shares)		(83)		987		904
Cash dividends declared ($0.55 per share)			(5,046)			(5,046)

Balance December 31, 2005	9,234	4,160	58,439	(3,031)	1,166	69,968
Comprehensive income:
Net income for 2006			9,622			9,622
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $65 and adjustment for after tax gains of $ 220					112	112

Total comprehensive income						9,734

Reclassification adjustment for conversion to no par stock	(9,234)	9,234
Adjustment to initially apply FAS No. 158, net of tax					65	65
Restricted stock award grants (14,654 shares)		(198)		198
Stock based compensation expense		60				60
Treasury stock:
Purchase (240,763 shares)				(3,367)		(3,367)
Reissue (66,159 shares)		(6)		929		923
Cash dividends declared ($0.57 per share)			(5,104)			(5,104)

Balance December 31, 2006		$13,250	$62,957	$(5,271)	$1,343	$72,279

The accompanying notes are an integral part of these statements.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unless otherwise indicated, amounts are in thousands, except per share data.

Business and Organization:

CNB Financial Corporation (the “Corporation”), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, CNB Bank (the “Bank”) which also began doing business as ERIEBANK during 2005 in the Erie, Pennsylvania market area. In addition, the Bank provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans as well as a full range of wealth management services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. In addition to the Bank, the Corporation also entered the consumer discount loan and finance business in the latter part of 2005 with its wholly owned subsidiary, Holiday Financial Services Corporation. The Corporation and its subsidiaries are subject to examination by federal and state regulators. The Corporation’s market area is primarily concentrated in the central region of the state of Pennsylvania.

Basis of Financial Presentation:

The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, CNB Bank, CNB Securities Corporation, Holiday Financial Services Corporation, County Reinsurance Company and CNB Insurance Agency. These statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

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

Operating Segments:

Statement of Financial Accounting Standards (“FAS”) No.131 requires disclosures about an enterprise’s operating segments. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Corporation’s chief decision makers monitor the revenue streams of the various Corporation’s products and services, the segments that could be separated from the Corporation’s primary business of community banking are not material based on revenue, net income, or total assets. Accordingly, all of the Corporation’s financial service operations are considered by management to be combined in one reportable operating segment.

Securities:

When purchased, securities are classified as held to maturity, trading or available for sale. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of deferred tax, on securities classified as available for sale are recorded as other comprehensive income. Unrealized gains and losses on securities classified as trading are included in other income. Management has not classified any debt or equity securities as trading or held to maturity.

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

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

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

9 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of the mortgage loan sold is reduced by the cost allocation to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

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

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Advertising Costs:

Advertising costs are generally expensed as incurred and amounted to $525, $405 and $390 for 2006, 2005 and 2004, respectively.

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

Mortgage Servicing Rights (MSR’s):

Servicing rights represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Treasury Stock:

The purchase of the Corporation’s common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Equity

On April 18, 2006, the shareholders of the Corporation voted to increase the aggregate number of authorized common shares from 10,000,000 to 50,000,000 as well as approve the change from $1.00 par value to no par stock. The changes had no effect on the dollar amount of total shareholders’ equity and simply resulted in a reclassification between the common stock and additional paid in capital.

Stock-Based Compensation:

The Corporation has a stock incentive plan for key employees and independent directors. The Stock Incentive Plan, which is administered by a committee of the Board of Directors, provides for up to 625,000 shares of common stock in the form of qualified options, nonqualified options, stock appreciation rights or restricted stock. For key employees, the plan vesting schedule is one-fourth of granted stock-based awards per year beginning one year after the grant date with 100% vested on the fourth anniversary. For independent directors, the vesting schedule is one-third of granted stock-based awards per year beginning one year after the grant date with 100% vested on the third anniversary.

During 2005, the Corporation opted to accelerate the vesting of all unvested options with an exercise price greater than $15.00, the closing price of the Corporation’s common stock on the NASDAQ on May 10, 2005. As a result of the acceleration all unvested shares granted in 2003 and 2004 became immediately exercisable.

Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards (“FAS”) No. 123 (R), Share-based Payment, using the modified prospective transition method. Accordingly, the Corporation has recorded stock-based employee compensation cost using the fair value method starting in 2006.

Stock Options:

For 2006, the adoption of FAS No. 123 (R) resulted in a reduction of income before income taxes of $18 and a reduction in net income of $12 as a result of stock options. Due to the insignificance of the amount, there was no measurable effect on basic and diluted earnings per share in 2006.

11 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to January 1, 2006, compensation expense for stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the years ending December 31.

	2005	2004
Net income as reported	$9,138	$7,871
Deduct: Stock-based compensation expense determined under fair value based method	197	74

Pro forma net income	$8,941	$7,797

Basic earnings per share as reported	$1.01	$0.86
Pro forma basic earnings per share	$0.98	$0.85
Diluted earnings per share as reported	$1.00	$0.86
Pro forma diluted earnings per share	$0.98	$0.85

The fair value of each option award was estimated on the date of grant using a closed form option valuation (Black-Scholes) model that used the weighted average assuptions in the following table:

2004
Risk-free interest rate	3.8%
Expected term	6.0 years
Expected stock price volatility	23.5%
Dividend yield	3.4%

No stock options were granted during the years ended December 31, 2006 and 2005.

Restricted Stock Awards:

During 2006, the Executive Compensation and Personnel Committee of the Board of Directors granted a total of 14,654 shares of restricted common stock to certain key employees and all independent directors of the Corporation. Compensation expense for the restricted stock awards is recognized over the requisite service period based on the fair value of the shares at the date of grant. Unearned restricted stock awards are recorded as a reduction of shareholders’ equity until earned. Compensation expense resulting from these restricted stock awards was approximately $42 for the year ended December 31, 2006. There was no compensation expense related to restricted stock awards in prior periods.

Comprehensive Income:

The Corporation presents comprehensive income as part of the Statement of Changes in Shareholders’ Equity. Other comprehensive income (loss) consists of unrealized holding gains (losses) on the available for sale securities portfolio.

Earnings per Share:

Basic earnings per share is determined by dividing net income by the weighted average number of shares outstanding. Restricted stock awards are considered outstanding as they become earned. Diluted earnings per share is determined by dividing net income by the weighted average number of shares outstanding increased by the number of shares that would be issued assuming the exercise of stock options as well as the dilutive effects of restricted stock awards.

Cash and Cash Equivalents:

For purposes of the consolidated statement of cash flows, the Corporation defines cash and cash equivalents as cash and due from banks, interest bearing deposits with other banks, and Federal funds sold. Net cash flows are reported for customer loan and deposit transactions and borrowings with original maturities of 90 days or less.

Restrictions on Cash:

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in vault cash. The average amount of these non-interest bearing reserve balances for the year ended December 31, 2006 and 2005, was $50, which was maintained in vault cash.

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value remeasurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not expect the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Corporation has not completed its evaluation of the impact of the adoption of this standard.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Corporation does not believe the adoption of this issue will have a material impact on the financial statements.

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

2. EARNINGS PER SHARE

The computation of basic and diluted EPS is shown below (in thousands, except per share data). For the years ended December 31, 2006 and 2005, options to purchase 110,500 shares of common stock were not considered in computing diluted earnings per common share because they were anti-dilutive. For the year ended December 31, 2004, 58,918 shares under option were considered anti-dilutive.

13 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31
	2006	2005	2004
Basic earnings per share computation:
Net income	$9,622	$9,138	$7,871

Gross weighted-average shares outstanding	8,960	9,085	9,131
Less: Average unearned restricted stock	10	—	—

Net weighted-average shares outstanding	8,950	9,085	9,131

Basic earnings per share:	$1.08	$1.01	$0.86

	Years Ended December 31
	2006	2005	2004
Diluted earnings per share computation:
Net Income	$9,622	$9,138	$7,871

Weighted average shares outstanding for basic earnings per share	8,950	9,085	9,131
Add: Dilutive effects of assumed exercises of stock options	24	30	57

Weighted average shares and potentially dilutive shares	8,974	9,115	9,188

Diluted earnings per share	$1.07	$1.00	$0.86

3. SECURITIES

Securities at December 31, 2006 and 2005 were as follows:

	December 31, 2006				December 31, 2005
	Amortized	Unrealized		Fair	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Securities available for sale:
U.S. Treasury	$10,965	$10	$(35)	$10,940	$11,961	$—	$(111)	$11,850
U.S. Government sponsored entities	24,272	3	(248)	24,027	31,378	6	(415)	30,969
Obligations of States and
Political Subdivisions	35,046	1,016	(20)	36,042	39,352	1,340	(20)	40,672
Mortgage-backed	44,030	41	(444)	43,627	39,907	71	(551)	39,427
Corporate notes and bonds	31,124	634	(38)	31,720	29,820	815	(187)	30,448
Marketable equities	9,291	1,126	(77)	10,340	7,688	986	(143)	8,531

Total securities available for sale	$154,728	$2,830	$(862)	$156,696	$160,106	$3,218	$(1,427)	$161,897

At year end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government sponsored entities, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

2006	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$2,969	$(6)	$4,963	$(29)	$7,932	$(35)
U.S. Gov’t Sponsored Entities	7,574	(22)	14,262	(226)	21,836	(248)
States & Political Subdivisions	1,650	(6)	1,542	(14)	3,192	(20)
Mortgage-Backed	16,723	(50)	20,550	(394)	37,273	(444)
Corporate Notes and Bonds	1,661	(4)	10,419	(34)	12,080	(38)
Marketable Equities	178	(5)	773	(72)	951	(77)

	$30,755	$(93)	$52,509	$(769)	$83,264	$(862)

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2005	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$4,940	$(39)	$5,935	$(72)	$10,875	$(111)
U.S. Gov’t Sponsored Entities	11,056	(127)	16,198	(288)	27,254	(415)
States & Political Subdivisions	3,268	(16)	705	(4)	3,973	(20)
Mortgage-Backed	19,548	(356)	9,789	(195)	29,337	(551)
Corporate Notes and Bonds	8,906	(70)	4,258	(117)	13,164	(187)
Marketable Equities	1,036	(43)	1,390	(100)	2,426	(143)

	$48,754	$(651)	$38,275	$(776)	$87,029	$(1,427)

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

Included in the $769 of unrealized losses at December 31, 2006 on securities that have been in a continuous unrealized loss position for 12 months or more are $697 of unrealized losses on debt securities. Management does not believe any of the individual unrealized losses on debt securities represents an other-than-temporary impairment since these losses are primarily attributable to changes in interest rates and the Corporation has both the intent and ability to hold the debt securities for the forseeable future.

Unrealized losses on equity securities, which comprise the remainder of the $769 and amount to $72, were not individually significant and are also considered to be temporary in nature.

During 2005 and 2004, the Corporation recognized impairment losses of $240 and $1,400 before tax, respectively, on preferred stock issued by U.S. Government sponsored entities that were determined to be other-than-temporarily impaired. Management did not believe the securities would recover to the Corporation’s cost basis in a reasonable period of time.

On December 31, 2006 and 2005, securities carried at $75,876 and $80,436, respectively, were pledged to secure public deposits and for other purposes as provided by law.

The following is a schedule of the contractual maturity of securities available-for-sale excluding equity securities, at December 31, 2006:

Available for Sale Fair Value
1 year or less	$25,194
1 year-5 years	31,171
5 years-10 years	11,300
After 10 years	35,064

102,729
Mortgage-backed securities	43,627

Total securities	$146,356

Mortgage-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

Information pertaining to security transactions is as follows:

	Proceeds	Gross Gains	Gross Losses
2006	$105	$343	$5
2005	$8,038	$387	$65
2004	$6,805	$339	$26

The tax provision related to these net realized gains was $118, $113 and $109, respectively.

15 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the first quarter of 2006, the issuer of a financial institution equity security held in the Corporation’s available-for-sale portfolio was acquired by another financial institution. As a result of the acquisition, the Corporation received 1.994 shares of the acquiring entities stock in exchange for each share of the equity security that it held. Following current accounting guidance in FAS No. 153, Exchanges of Nonmonetary Assets, the Corporation recorded a $341 realized gain as a result of the difference between its basis in the equity security it held and the fair market value of the shares it received at the date of the exchange.

4. LOANS

Total Loans at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Commercial, Financial and Agricultural	$214,804	$194,044
Residential Mortgage	160,159	153,130
Commercial Mortgage	143,453	135,417
Installment	29,411	27,840
Lease Receivables	119	611

	$547,946	$511,042

Lease receivables at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Lease payment receivable	$29	$198
Estimated residual values	90	413

Gross lease receivables	119	611
Less unearned income	(3)	(25)

Net lease receivables	$116	$586

At December 31, 2006 and 2005, net unamortized loan costs and fees of $(43) and $(69) respectively, have been included in the carrying value of loans.

The Bank’s outstanding loans and related unfunded commitments are primarily concentrated within Central and Western Pennsylvania. The Bank attempts to limit concentrations within specific industries by utilizing dollar limitations to single industries or customers, and by entering into participation agreements with third parties. Collateral requirements are established based on management’s assessment of the customer.

Deposit accounts that have overdrawn their current balance, known as overdrafts, are reclassified to loans. Overdrafts included in year-end loans are $465 in 2006 and $2,278 in 2005.

Impaired loans were as follows:

	2006	2005
Year-end loans with no allocated allowance for loan losses	$1,360	$788
Year-end loans with allocated allowance for loan losses	1,581	886

Total	$2,941	$1,674

Amount of the allowance for loan losses allocated	$653	$446

	2006	2005	2004
Average impaired loans outstanding during the year	$2,681	$1,939	$2,272

Interest income recognized during impairment and cash basis interest income recognized was not material in any year presented.Nonperforming loans were as follows:

	2006	2005
Loans past due over 90 days still on accrual	$128	$462
Nonaccrual loans	$1,619	$1,561

Nonperforming loans include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. ALLOWANCE FOR LOAN LOSSES

Transactions in the Allowance for Loan Losses for the three years ended December 31 were as follows:

	2006	2005	2004
Balance, Beginning of Year	$5,603	$5,585	$5,764
Charge-offs	(1,091)	(975)	(1,099)
Recoveries	203	210	120

Net Charge-offs	(888)	(765)	(979)
Provision for Loan Losses	1,371	783	800

Balance, End of Year	$6,086	$5,603	$5,585

6. SECONDARY MORTGAGE MARKET ACTIVITIES

The following summarizes secondary mortgage market activities for each year:

	2006	2005	2004
Activity during the year:
Loans originated for resale, Net of principal pay downs	$10,047	$11,868	$11,724
Proceeds from sales of loans held for sale	10,222	12,308	11,866
Net gains on sales of loans held for sale	56	95	142
Loan servicing fees	277	263	256
Total loans serviced for others	$75,982	$73,088	$69,240

Activity for capitalized mortgage servicing rights was as follows:

	2006	2005	2004
Servicing rights:
Beginning of year	$373	$411	$481
Additions	263	155	124
Amortized to expense	(190)	(193)	(194)

End of year	$446	$373	$411

No valuation allowance is deemed necessary as of December 31, 2006, 2005 or 2004.

7. PREMISES AND EQUIPMENT

The following summarizes Premises and Equipment at December 31:

	2006	2005
Land	$3,120	$2,248
Premises and Leasehold Improvements	15,135	13,697
Furniture and Equipment	11,991	10,720

	30,246	26,665
Less: Accumulated Depreciation	14,009	12,753

Premises and Equipment, Net	$16,237	$13,912

Depreciation on Premises and Equipment amounted to $1,277 in 2006, $1,333 in 2005, and $1,255 in 2004.

The Corporation is committed under nine noncancelable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2006 are as follows:

2007	$245
2008	283
2009	251
2010	227
2011	223
Thereafter	1,979

$3,208

17 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rental expense, net of rental income, charged to occupancy expense for 2006, 2005, and 2004 was $242, $190, and $209, respectively.

8. FORECLOSED ASSETS

Foreclosed real estate is reported net of a valuation allowance. Activity was as follows:

	2006	2005	2004
Beginning of year	$85	$830	$286
Additions	249	80	1,005
Direct write-downs	—	—	(40)
Sales	(153)	(825)	(421)

End of year	$181	$85	$830

9. GOODWILL AND INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the year is as follows:

	2006	2005
Beginning of year	$10,821	$10,821
Acquired during the period	—	—

End of year	$10,821	$10,821

	2006	2005	2004
Acquired Intangible Assets
Amortized intangibles	$3,652	$3,152	$3,152
Intangible assets acquired during year	—	500	—
Accumulated amortization	(3,267)	(2,852)	(2,522)

Net	$385	$800	$630

Aggregate amortization expense	$415	$330	$316

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

10. DEPOSITS

The following table reflects time certificates of deposit accounts included in total deposits and their remaining maturities at December 31:

2006
Time Deposits Maturing:
2007	$61,957
2008	135,630
2009	104,879
2010	21,046
2011	27,337
Thereafter	5,057

$355,906

Certificates of deposit of $100 thousand or more totaled $124,501, and $99,542 at December 31, 2006 and 2005, respectively.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. BORROWINGS

Borrowings include $2,000 of demand notes payable to the U.S. Treasury Department at December 31, 2006 and 2005. These notes are issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.

The Corporation has available two $5 million lines of credit with unaffiliated institutions. Terms of the lines are floating at 30 day LIBOR plus 180 basis points. The outstanding balance on the lines at year end 2006 and 2005 was $0.

FHLB Borrowings:

At year end 2006, the Bank had remaining borrowing capacity with the Federal Home Loan Bank (FHLB) of $137 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $82,742 and certain mortgage loans with a balance of $160,434. Borrowings from the FHLB at December 31, 2006, and 2005 are as follows:

		December 31,
Interest Rate	Maturity	2006	2005
(a)	FHLB Open Repo	$2,635	—
(b)	05/03/06	—	$1,250
(c)	11/03/06	—	1,750
(d)	05/03/07	2,250	2,250
(e)	05/05/08	4,000	4,000
(f)	05/04/09	4,500	4,500
(g)	03/01/10	10,000	10,000
(h)	05/03/10	4,500	4,500
(i)	01/03/11	—	10,000
(j)	01/24/12	20,000	20,000

Total FHLB Borrowings		$47,885	$58,250

(a) - FHLB Open Repo plus lines of credit are alternatives to overnight Federal Funds from the Federal Reserve. Interest rates typically track the current Federal Fund rates. The interest rate at December 31, 2006 was 5.43%.

(b), (c), (d), (e) (f), (h) - Items (b) through (e) and (h) are fixed rate borrowings at interest rates of 3.69%, 3.83%, 4.00%, 4.14%, 4.35% and 4.43%, respectively.

(g) FHLB has option to float the interest rate based on the 3 month LIBOR +.16%, the interest rate was 6.09% at December 31, 2006 and 2005.

(i) Interest rate was fixed for one year after which time the FHLB has option to float the interest rate based on the 3 month LIBOR +.20%. The interest rate was 4.95% at December 31, 2005.

(j) Interest rate was fixed for two years after which time FHLB converted to a floating interest rate based on the 3 month LIBOR +.18% if the 3 month LIBOR is equal to or greater than 8.0%. The interest rate was 4.52% as of December 31, 2006 and 2005.

The terms of the borrowings (b) through (j) are interest only payments with principal due at maturity.

Other Borrowings:

On June 30, 2006, the Bank entered into a borrowing transaction with an unaffiliated institution. The proceeds of this borrowing were $10,000 and as part of the transaction the Bank pledged certain agency securities which had a carrying amount of $10,863 at December 31, 2006. The borrowing has a maturity date of June 30, 2016 and a fixed interest rate of 4.79%. The borrowing is callable by the issuer on June 30, 2007 and at the end of each quarter thereafter until maturity.

Subordinated Debentures:

A trust formed by the Corporation issued $10,000 of floating rate trust preferred securities in 2002 as part of a pooled offering of such securities. The interest rate is determined quarterly and floats based on the 3 month LIBOR plus 3.45% and was 8.81% at December 31, 2006 and 7.97% at December 31, 2005. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The subordinated debentures must be redeemed no later than 2032. The Corporation may redeem the debentures, in whole or in part, at face value after June 26, 2007.

19 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trust, as these are not eliminated in consolidation.

Maturity Schedule of All Borrowed Funds

Following are maturities of all borrowed funds as of December 31, 2006:

2007	$6,885
2008	4,000
2009	4,500
2010	14,500
2011	—
Thereafter	40,310

Total Borrowed Funds	$70,195

12. INCOME TAXES

The following is a summary of income tax expense:

	2006	2005	2004
Current	$3,500	$3,663	$2,699
Deferred	(150)	(674)	(735)

Income tax expense	$3,350	$2,989	$1,964

The components of the net deferred tax asset (liability) as of December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred tax assets
Allowance for loan losses	$2,130	$1,961
Deferred compensation	847	757
Impaired security valuation	574	574
Post-retirement benefits	222	237
Merger costs	22	30
Other	244	180

	4,039	3,739
Deferred tax liabilities
Unrealized gain on securities available for sale	689	624
Premises and equipment	454	514
Intangibles - section 197	868	593
Vehicle leasing	5	164
Prepaid expenses	129	116
Intangibles - mortgage servicing rights	156	130
Deferred loan fees/costs	52	50
Other	201	113

	2,554	2,304

Net deferred tax asset (liability)	$1,485	$1,435

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of income tax attributable to pre-tax income at the Federal statutory tax rates to income tax expense is as follows:

	2006	%	2005	%	2004	%
Tax at statutory rate	$4,540	35.0	$4,244	35.0	$3,443	35.0
Tax exempt income, net	(778)	(6.0)	(881)	(7.3)	(1,004)	(10.2)
Bank owned life insurance	(241)	(1.9)	(215)	(1.8)	(175)	(1.8)
Other	(171)	(1.3)	(159)	(1.3)	(300)	(3.0)

Income tax expense	$3,350	25.8	$2,989	24.6	$1,964	20.0

13. EMPLOYEE BENEFIT PLANS

The Corporation provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Corporation for one year. Contributions to the plan for 2006, 2005 and 2004 based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $94. The Corporation recognized expense of $422 in 2006, $377 in 2005, and $375 in 2004.

In addition, the Corporation sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Corporation, in 2006, 2005 and 2004, at 100% for every 1% contributed up to three percent then 50% for every 1% contributed up to four percent in total of the employee’s compensation. The Corporation’s contributions were $242, $176, and $148 in 2006, 2005, and 2004, respectively.

During 2003, the Corporation adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain executives to compensate those executive participants in the Corporation’s retirement plan whose benefits are limited by compensation limitations under current tax law. The SERP is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the SERP are payable from the general assets of the Corporation. At December 31, 2006 and 2005, obligations of $1,399 and $1,218, respectively, were included in other liabilities for this plan. Expenses related to this plan were $192 in 2006, $405 in 2005 and $428 in 2004.

During 2003, the Corporation established a Survivor Benefit Plan (the Plan) for the benefit of outside directors. The purpose of the plan is to provide life insurance benefits to beneficiaries of the Corporation’s board of directors who at the time of their death are participants in the plan. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. At December 31, 2006 and 2005, obligations of $446 and $328, respectively, were included in other liabilities for this plan. Expenses related to this plan were $118 in 2006, $103 in 2005 and $123 in 2004.

The Corporation has a post retirement benefits plan which provides certain health care benefits for retired employees and their qualifying dependents. In September 2006, the Financial Accounting Standards Board (FASB) issued FAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007.

The adoption of FAS No. 158 had the following affect on individual line items in the 2006 consolidated balance sheet:

	Before Adoption of FAS No. 158	Adjustments	After Adoption of FAS No. 158
Accrued postretirement liability	$(707)	$100	$(607)
Deferred income taxes	1,520	(35)	1,485
Accumulated other comprehensive income	(1,278)	(65)	(1,343)

The following illustrates amounts recognized in accumulated other comprehensive income at December 31, 2006 as a result of adopting FAS 158:

Net unrecognized actuarial gain	$(151)
Unrecognized transition obligation	51

$(100)

21 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the change in the benefit obligation and funded staus of the plan:

December 31	2006	2005	2004
Benefit obligation at beginning of year	$599	$580	$654
Interest cost	35	34	42
Service cost	33	31	34
Actual claim expense	(27)	(16)	(10)
Actuarial (gain)/loss	(33)	(30)	(140)

Benefit obligation at end of year	$607	$599	$580

December 31	2006	2005	2004
Funded status of plan	$(607)	$(599)	$(580)
Unrecognized actuarial (gain)/loss	—	(121)	(92)
Unrecognized transition obligation	—	59	66

Accrued benefit cost	$(607)	$(661)	$(606)

December 31	2006	2005	2004
Net periodic post-retirement benefit cost:
Service cost	$33	$31	$34
Interest cost	35	34	42
Amortization of transition obligation over 21 years	5	6	7

	$73	$71	$83

The weighted average discount rate used to calculate net periodic benefit cost was 6.0% in 2006, 2005 and 2004. The weighted average rate used to calculate accrued benefit obligations was 6.0% in 2006, 2005 and 2004. The health care cost trend rate used to measure the expected costs of benefits for 2007 is 7.0%, 6.0% for 2008, and 5% for 2009 and thereafter. A one percent increase in the health care trend rates would result in an increase of $83 in the benefit obligation of December 31, 2006, and would increase the service and interest costs by $12 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $70 and $10 in the benefit obligation and service and interest costs, respectively, at December 31, 2006. The presentation above for the years 2006, 2005 and 2004 reflects a policy which grants eligibility to these benefits to employees at least 60 years of age with 30 years of service.

14. DEFERRED COMPENSATION PLANS

Deferred compensation plans cover all directors and certain officers. Under the plans, the Corporation pays each participant, or their beneficiary, the amount of fees or compensation deferred plus gains or net of losses over a maximum period of 10 years, beginning with the individuals termination of service. A liability is accrued for the obligation under these plans. The expense incurred for deferred compensation for 2006, 2005 and 2004 was $82, $218 and $7, respectively, resulting in a deferred compensation liability of $975 and $941 as of year-end 2006 and 2005, respectively.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. STOCK-BASED COMPENSATION

Stock Options:

A summary of the status of the stock options, adjusted retroactively for the effects of stock splits, is presented below:

	Stock Options	Weighted-average Exercise Price
Outstanding, at January 1, 2004	232,973	$12.08
Granted	54,250	16.04
Exercised	(11,017)	8.70
Forfeited	—	—

Outstanding, at December 31, 2004	276,206	13.02
Granted	—	—
Exercised	(7,850)	9.10
Forfeited	(313)	9.50

Outstanding, at December 31, 2005	268,043	$13.14
Granted	—	—
Exercised	—	—
Forfeited	(625)	9.50

Outstanding, at December 31, 2006	267,418	$13.15

	2006	2005	2004
Options exercisable at year-end	267,418	259,135	155,183
Fair value of options granted during the year	—	—	$2.69
Number of authorized stock-based awards remaining to grant	275,359	289,388	289,075

Options outstanding at year-end 2006 were as follows:

	Outstanding		Exerciseable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price
$ 7.40 - 9.50	81,644	4.5 years	81,644	$8.53
11.30 - 13.30	75,274	5.2 years	75,274	12.78
16.04 - 17.54	110,500	7.5 years	110,500	16.80

	267,418		267,418

The aggregate intrinsic value of all options outstanding and exercisable at December 31, 2006 was $566,633.

Additional information related to the stock option plan during each year follows:

	2006	2005	2004
Intrinsic value of options exercised	$—	$47	$136
Cash received from option exercises	—	71	95

As of December 31, 2006, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

23 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Awards:

A summary of changes in nonvested restricted stock awards for the year follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2006	—	$—
Granted	14,654	13.81
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2006	14,654	$13.81

As of December 31, 2006, there was $160 of total unrecognized compensation cost related to nonvested shares granted under the Plan. Compensation expense for restricted stock awards was $42 in 2006.

16. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $10,838 on December 31, 2006 compared to $10,713 at December 31, 2005. During 2006, $5,127 of new loans were made and repayments totaled $5,002.

Deposits from principal officers, directors and their affiliates at year-end 2006 and 2005 were $5,221 and $2,940.

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

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2006 and 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no events or conditions since this notification that management believes have changed the Bank’s category.

Actual and required capital amounts and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2006
Total Capital to risk weighted assets
Consolidated	$76,332	12.75%	$47,900	8.0%	NA
Bank	$62,594	10.69%	$46,826	8.0%	$58,533	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$70,070	11.70%	$23,950	4.0%	NA
Bank	$56,279	9.61%	$23,413	4.0%	$35,120	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$70,070	9.22%	$30,386	4.0%	NA
Bank	$56,279	7.47%	$30,119	4.0%	$37,649	5.0%

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total Capital to risk weighted assets
Consolidated	$73,606	12.76%	$46,156	8.0%	N/A
Bank	$57,952	10.31%	$44,962	8.0%	$56,203	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$67,629	11.72%	$23,078	4.0%	N/A
Bank	$52,168	9.28%	$22,481	4.0%	$33,722	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$67,629	9.18%	$29,455	4.0%	N/A
Bank	$52,168	7.19%	$29,005	4.0%	$36,257	5.0%

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 2006, approximately $30.9 million of accumulated net earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval, subject to regulatory capital requirements above.

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2006		2005
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$8,963	$111,827	$8,522	$99,185
Unused lines of credit	—	35,295	—	33,056
Standby letters of credit	—	16,517	—	13,971

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at December 31, 2006 have interest rates ranging from 4.20% to 16.00% and maturities ranging from 3 months to 20 years.

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

25 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ASSETS
Cash and cash equivalents	$25,551	$25,551	$43,017	$43,017
Securities available for sale	156,696	156,696	161,897	161,897
Loans held for sale	2,420	2,577	2,733	2,493
Net loans	540,934	573,288	505,010	493,167
FHLB, FRB and other equity interests	5,321	5,321	4,789	4,789
Accrued interest receivable	4,281	4,281	3,871	3,871

LIABILITIES
Deposits	$(631,322)	$(649,399)	$(618,503)	$(596,558)
Borrowings	(70,195)	(82,146)	(70,560)	(72,290)
Accrued interest payable	(2,295)	(2,295)	(2,023)	(2,023)

20. PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Cash	$57	$942
Investment in bank subsidiary	60,660	56,571
Investment in non-bank subsidiaries	21,933	21,629
Other assets	1,321	1,251

TOTAL ASSETS	$83,971	$80,393

LIABILITIES
Deferred tax liability	$29	$26
Subordinated debentures	10,310	10,310
Other liabilities	1,353	89

TOTAL LIABILITIES	11,692	10,425
TOTAL SHAREHOLDERS’ EQUITY	72,279	69,968

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$83,971	$80,393

CONDENSED STATEMENTS OF INCOME

	Year ended December 31,
	2006	2005	2004
INCOME
Dividends from:
Bank subsidiary	$5,495	$15,849	$4,982
Non bank subsidiaries	811	3,125	—
Other	82	118	120

TOTAL INCOME	6,388	19,092	5,102
EXPENSES	(1,141)	(1,014)	(824)

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
INCOME OF SUBSIDIARIES	5,247	18,078	4,278
Income tax benefit	360	305	246
Equity in undistributed net income of bank subsidiary	3,803	(7,063)	2,702
Equity in undistributed net income of non-bank subsidiaries	212	(2,182)	645

NET INCOME	$9,622	$9,138	$7,871

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$9,622	$9,138	$7,871
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(3,803)	7,063	(2,702)
Equity in undistributed net income of non-bank subsidiaries	(212)	2,182	(645)
Decrease (Increase) in other assets	(69)	30	74
Increase (Decrease) in other liabilities	125	1	(33)

Net cash provided by operating activities	5,663	18,414	4,565

Cash flows from investing activities:
Capital transfer to subsidiaries	(200)	(10,406)	—

Net cash used in investing activities	(200)	(10,406)	—
Cash flows from financing activities:
Dividends paid	(5,104)	(5,046)	(4,771)
Purchase of treasury stock	(3,367)	(2,222)	(1,261)
Proceeds from sale of treasury stock	923	904	894
Net advance (to) from subsidiary	1,200	(800)	700
Other financing activities	—	—	(50)

Net cash used in financing activities	(6,348)	(7,164)	(4,488)

Net increase (decrease) in cash	(885)	844	77
Cash beginning of year	942	98	21

Cash end of year	$57	$942	$98

21. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2006	2005	2004
Unrealized holding gains (losses) on available for sale securities	$515	$(2,254)	$(1,735)
Less reclassification adjustment due to recognition of other-than-temporary impairment of securities	—	(240)	(1,400)
Less reclassification adjustment for gains and losses recognized in income	338	322	313

Net unrealized gains (losses)	177	(2,336)	(648)
Tax effect	65	(820)	(178)

Other comprehensive income (loss)	$112	$(1,516)	$(470)

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 2006 and 2005 are as follows (in thousands, except per share data):

	Quarters Ended
	2006				2005
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
Total interest and dividend income	$11,508	$12,295	$12,424	$12,922	$9,796	$10,317	$10,676	$11,095
Net interest income	6,822	7,176	7,006	7,292	6,266	6,515	6,525	6,623
Provision for loan losses	365	390	324	292	167	172	207	237
Non-interest income	2,163	1,933	2,020	2,042	1,526	1,682	1,861	2,076
Non-interest expense	5,442	5,515	5,515	5,639	5,060	4,865	5,113	5,126
Net income	2,431	2,335	2,343	2,513	2,047	2,344	2,285	2,462
Net income per share, basic	0.27	0.27	0.26	0.28	0.22	0.26	0.25	0.28
Net income per share, diluted	0.27	0.26	0.26	0.28	0.22	0.26	0.25	0.27

27 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER

\FINANCIAL REPORTING

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

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2006.

The Corporation’s independent registered public accounting firm has issued their report on management’s assessment of the Corporation’s internal control over financial reporting. That report follows under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

William F. Falger	Charles R. Guarino
President and Chief Executive Officer	Treasurer and Principal Financial Officer

Date: February 28, 2007	Date: February 28, 2007

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that CNB Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. CNB Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that CNB Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, CNB Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of CNB Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2006 and our report dated February 28, 2007 expressed an unqualified opinion on those consolidated financial statements.

Crowe Chizek and Company LLC

Cleveland, Ohio

February 28, 2007

29 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

CNB Financial Corporation

Clearfield, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of CNB Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the CNB Financial Corporation’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2007 expressed an unqualified opinion thereon.

Crowe Chizek and Company LLC

Cleveland, Ohio

February 28, 2007

30 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

STATISTICAL INFORMATION

Quarterly Share Data

The following table sets forth, for the periods indicated, the quarterly high and low bid price of the Corporation’s common stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2006, the approximate number of shareholders of record of the Corporation’s common stock was 2,600.

Price Range of Common Stock

	2006		2005
	High	Low	High	Low
First Quarter	$14.49	$13.25	$15.98	$14.77
Second Quarter	14.20	13.40	16.08	14.80
Third Quarter	14.36	13.65	15.69	14.18
Fourth Quarter	14.25	13.73	15.15	13.30

Cash Dividends Paid

	2006	2005
First Quarter	$0.14	$0.13
Second Quarter	0.14	0.14
Third Quarter	0.14	0.14
Fourth Quarter	0.15	0.14

	$0.57	$0.55

31 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

STATISTICAL INFORMATION

Total Return Performance

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
CNB Financial Corporation	100.00	151.07	198.10	185.95	178.19	186.48
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL NASDAQ Bank Index	100.00	102.85	132.76	152.16	147.52	165.62

Source : SNL Financial LC, Charlottesville, VA	(434)977-1600
© 2007	www.snl.com

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 32

SELECTED FINANCIAL DATA

Year Ended December 31
(dollars in thousands, except per share data)	2006
Interest Income
Loans including fees	$40,475
Deposits with banks	437
Federal funds sold	293
Investment securities:
U.S. treasury securities	430
Securities of U.S. government agencies and corporations	3,026
Obligations of states and political subdivisions	1,706
Other securities	2,782

Total interest and dividend income	49,149
Interest expense
Deposits	17,106
Other borrowings	3,747

Total interest expense	20,853
Net interest income	28,296
Provision for loan losses	1,371

Net interest income after provision for loan losses	26,925
Non-interest income	8,158
Non-interest expenses	22,111

Income before income taxes	12,972
Income tax expense	3,350

Net income	$9,622

Per share data
Basic	$1.08
Fully diluted	$1.07
Dividends declared	$0.57
Book value per share at year end	$8.15
At end of period
Total assets	$780,850
Securities	156,696
Loans, net of unearned discount	547,020
Allowance for loan losses	6,086
Deposits	631,322
Shareholders’ equity	72,279
Key ratios
Return on average assets	1.26%
Return on average equity	13.51%
Loan to deposit ratio	85.68%
Dividend payout ratio	53.05%
Average equity to average assets ratio	9.31%

33 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

FIVE YEAR COMPARISON

2005	2004	2003	2002
$34,193	$31,005	$30,328	$30,294
316	117	44	84
394	120	180	267
297	259	311	528
2,410	1,998	2,081	3,140
1,837	2,008	2,178	2,136
2,437	1,966	2,464	3,287

41,884	37,473	37,586	39,736
12,633	10,551	10,882	12,908
3,322	2,577	2,518	2,293

15,955	13,128	13,400	15,201
25,929	24,345	24,186	24,535
783	800	1,535	1,800

25,146	23,545	22,651	22,735
7,145	5,429	7,136	6,038
20,164	19,139	17,925	17,307

12,127	9,835	11,862	11,466
2,989	1,964	2,805	2,800

$9,138	$7,871	$9,057	$8,666

$1.01	$0.86	$0.99	$0.95
$1.00	$0.86	$0.98	$0.95
$0.55	$0.52	$0.47	$0.47
$7.76	$7.54	$7.27	$6.80
$764,018	$725,217	$701,752	$668,518
161,897	164,202	175,903	185,025
510,613	481,937	458,249	420,364
5,603	5,585	5,764	5,036
618,503	596,905	575,438	545,137
69,968	68,710	66,447	62,033
1.23%	1.11%	1.31%	1.35%
13.42%	12.04%	14.79%	14.83%
81.65%	79.80%	78.63%	76.19%
55.22%	60.61%	47.86%	49.58%
9.18%	9.20%	8.87%	9.07%

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 34

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the “Corporation”) is presented to provide insight into management’s assessment of financial results. The Corporation’s subsidiary CNB Bank (the “Bank”) provides financial services to individuals and businesses within the Bank’s market area which is primarily made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. During 2005 the Bank entered the northwestern Pennsylvania county of Erie and began doing business as ERIEBANK. The Bank is subject to regulation, supervision and examination by the Pennsylvania State Department of Banking as well as the Federal Deposit Insurance Company. The financial condition and results of operations are not intended to be indicative of future performance. One of the Corporation’s subsidiaries, CNB Securities Corporation, is incorporated in Delaware and currently maintains investments in debt and equity securities. County Reinsurance Company, also a subsidiary, is a Corporation of Arizona, and provides credit life and disability for customers of CNB Bank. CNB Insurance Agency, incorporated in Pennsylvania, provides for the sale of nonproprietary annuities and other insurance products. Finally, Holiday Financial Services Corporation was formed in the fourth quarter of 2005 to facilitate the Corporation’s entry into the consumer discount loan and finance business. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

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

FINANCIAL CONDITION

The following table presents ending balances ($’s in millions), growth (reduction) and the percentage change during the past two years:

	2006 Balance	Increase (Decrease)	% Change	2005 Balance	Increase (Decrease)	% Change	2004 Balance
Total assets	$780.9	$16.9	2.2	$764.0	$38.8	5.4	$725.2
Total loans, net	540.9	35.9	7.1	505.0	28.6	6.0	476.4
Total securities	156.7	(5.2)	(3.2)	161.9	(2.3)	(1.4)	164.2
Total deposits	631.3	12.8	2.1	618.5	21.6	3.6	596.9
Total shareholders’ equity	72.3	2.3	3.3	70.0	1.3	1.9	68.7

The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

The increase in assets during 2006 was almost entirely the result of continued growth in the loan portfolio. This growth occurred in the commercial loan area and was primarily the result of increases in our commercial loan portfolio. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $25.6 million at December 31, 2006 compared to $43.0 million on December 31, 2005. No liquidity issues were caused by this reduction in cash which was primarily used to fund planned loan growth during 2006. The year end balance is considered reasonable to support the expected funding needs in the short term.

35 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

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

SECURITIES

Securities decreased 3.2% since December 31, 2005. A large part of the decrease resulted from maturities of municipal and U.S. government agency securities. These proceeds were not reinvested in the securities portfolio as they were needed to fund the growth that occurred in the loan portfolio. As previously mentioned, securities are considered as part of the liquidity planning for funding needs and the Corporation used normal investment run-off during 2006 to fund loan growth. This strategy essentially shifted dollars from lower yielding investments into higher yielding loan products thus increasing the yield on earning assets while managing our investment portfolio to a level that we believe still maintains adequate levels of liquidity within the balance sheet.

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

LOANS

The Corporation’s loan volume was strong throughout 2006. Our lending is focused in the west central Pennsylvania market and consists principally of commercial and retail lending, which includes single family residential mortgages and other consumer loans.

At December 31, 2006, the Corporation had $547.0 million in loans outstanding, net of unearned discount, an increase of $36.4 million (or 7.1%) since December 31, 2005. As detailed in the following table, the increase was primarily the result of demand for our commercial loan products including commercial mortgages. The Corporation sees commercial lending as its competitive advantage and continues to focus on this area by hiring and retaining experienced loan officers and supporting them with quality credit analysis. During the third quarter of 2005 the Corporation opened a loan production office (LPO) in Erie, Pennsylvania as part of the previously mentioned ERIEBANK project. During the third quarter of 2006, the Corporation opened its first full-service ERIEBANK branch. At December 31, 2006, the ERIEBANK venture had generated $25.4 million in loans outstanding.

Total loans, net of unearned, at December 31, 2006 and 2005 are summarized as follows ($ in thousands):

	2006	2005
Commercial, Financial and Agricultural	$214,804	$194,044
Residential Mortgage	160,159	153,130
Commercial Mortgage	143,453	135,417
Installment	28,488	27,436
Lease Receivables	116	586

	$547,020	$510,613

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2006, no concentration exists within our commercial or real estate loan portfolio as related to a concentration of 10% of the total loans.

LOAN QUALITY

The Corporation has established written lending policies and procedures that require underwriting standards, loan documentation, and credit analysis standards to be met prior to funding a loan. Subsequent to the funding of a loan, ongoing review of credits is required. Credit reviews are performed annually on a minimum of 60% of the commercial loan portfolio by an outsourced loan review partner. In addition, classified assets, past due loans and nonaccrual loans are reviewed by the loan review partner semiannually and monthly by our credit administration staff. See “Allowance for Loan Losses” for further discussion of credit review procedures.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

	2006	2005	2004
at December 31,
Nonperforming assets:
Non-accrual loans	$1,619	$1,561	$1,683
Accrual loans greater than 89 days past due	128	462	177

Total nonperforming loans	1,747	2,023	1,860
Other real estate owned	181	85	830

Total nonperforming assets	$1,928	$2,108	$2,690

Total loans, net of unearned income	$547,020	$510,613	$481,937
Nonperforming loans as a percent of loans, net	0.32%	0.40%	0.39%
Total assets	$780,850	$764,018	$725,217
Nonperforming assets as a percent of total assets	0.25%	0.28%	0.37%

Management continues to closely monitor nonperforming loans. As noted in the table above, this focus resulted in a favorable decrease in the ratio of nonperforming loans to total net loans which decreased from 0.40% in 2005 to 0.32% in 2006.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established by provisions for losses in the loan portfolio as well as overdrafts in deposit accounts. These provisions are charged against current income. Loans, leases and overdrafts deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.

The table below shows activity within the allowance account over the past three years:

Allowance for Loan Losses

($’s in thousands)

	Years Ended December 31,
	2006	2005	2004
Balance at beginning of Period Charge-offs:	$5,603	$5,585	$5,764
Commercial, financial, and agricultural	—	16	51
Commercial mortgages	144	135	226
Residential mortgages	203	152	147
Installment	451	372	409
Lease receivables	21	—	30
Overdraft deposit accounts	272	300	236

	1,091	975	1,099
Recoveries:
Commercial, financial, and agricultural	3	1	1
Commercial mortgages	3	18	13
Residential mortgages	4	—	20
Installment	89	99	56
Lease receivables	11	1	9
Overdraft deposit accounts	93	91	21

	203	210	120

Net charge-offs:	(888)	(765)	(979)
Provision for loan losses	1,371	783	800

Balance at end-of-period	$6,086	$5,603	$5,585

Loans, net of unearned	$547,020	$510,613	$481,937
Allowance to net loans	1.11%	1.10%	1.16%

37 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

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

Reviewed

• Commercial, financial, and agricultural

• Commercial mortgages

Homogeneous

• Residential real estate

• Installment

• Lease receivables

• Credit cards

• Overdrafts

The reviewed loan pools are further segregated into four categories: special mention, substandard, doubtful and unclassified. Historical loss factors are calculated for each pool excluding overdrafts based on the previous eight quarters of experience. The homogeneous pools are evaluated by analyzing the historical loss factors from the most previous quarter end and the two most recent year ends. The historical loss factors for both the reviewed and homogeneous pools are adjusted based on these six qualitative factors:

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

• Experience, ability and depth of management

• National and local economic trends and conditions

• Concentrations of credit

The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan Losses

	2006	2005
Balance at end of period
Commercial and industrial	$2,553	$2,365
Commercial mortgages	2,066	1,827
Residential mortgages	646	607
Installment	549	426
Lease receivables	2	16
Credit cards	66	60
Overdraft deposit accounts	199	261
Unallocated	5	41

Total	$6,086	$5,603

As noted in the Loan Quality section of this analysis, both the level of nonperforming loans and nonperforming assets has improved slightly since December 31, 2005. However, over the same time period, the coverage percentage of the allowance to net loans has remained relatively constant increasing by only one basis point from 1.10% at December 31, 2005 to 1.11% at December 31, 2006.

Prudent business practices dictate that the level of the allowance, as well as corresponding charges to the provision for loan losses, should be commensurate with identified areas of risk within the loan portfolio and the attendant risks inherent therein. The quality of the credit risk management function and the overall administration of this vital segment of the Corporation’s assets are critical to the ongoing success of the Corporation.

The previously mentioned analysis considered numerous historical and other factors to analyze the adequacy of the allowance and current period charges against the provision for loan losses. Management paid special attention to a section of the analysis that compared and plotted the actual level of the allowance against the aggregate amount of loans adversely

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 38

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

classified in order to compute the estimated potential losses associated with those loans. By noting the “spread” at the present time, as well as prior periods, management can determine the current adequacy of the allowance as well as evaluate trends that may be developing. The volume and composition of the Corporation’s loan portfolio continue to reflect growth in commercial credits including commercial real estate loans. As mentioned in the Loans section of this analysis, management considers commercial lending a competitive advantage and continues to focus on this area as part of its strategic growth initiatives. However, management must also consider the fact that the inherent risk is more pronounced in these types of credits and is also driven by the economic environment of its market areas.

During the year ended December 31, 2006 the Corporation increased its provision for loan losses and allowance as compared to the same period in 2005. This increase was deemed necessary based on the evaluation described above and included consideration of two new ventures as well as other factors which did not exist in 2005. First, the Corporation entered the Erie, Pennsylvania market and began doing business as ERIEBANK. The fact that this is a new market along with a heavy emphasis on commercial loans was considered and certain factors were adjusted that increased the provision and allowance in the current year based on the growth of our ERIEBANK loan portfolio. Secondly, the Corporation entered the consumer finance and discount loan industry during the fourth quarter of 2005 with the formation of Holiday Financial Services Corporation. During 2006, the Corporation began to grow a portfolio of consumer finance and discount loans with different risk characteristics than its consumer loan portfolio in its banking subsidiary. Although this loan portfolio is not currently significant in terms of the overall loan portfolio, it was nevertheless considered in our analysis resulting in increases in our provision during the year ended December 31, 2006. Lastly, our analysis considered the effects on our customers of the rising cost of doing business as a result of general increases in production costs and rising interest rates as compared to 2005.

Based on the methodology described above, management believes that the charges to the provision are reasonable for the periods presented and the allowance is adequate to absorb probable incurred losses in the loan portfolio at December 31, 2006.

BANK OWNED LIFE INSURANCE

During 2003 and prior years, the Corporation purchased $12.0 million of Bank Owned Life Insurance (BOLI). The policies cover executive officers and a select group of other employees with the Bank being named as beneficiary. Earnings from the BOLI assist the Corporation in offsetting its benefit costs.

FUNDING SOURCES

Although the Corporation considers short-term borrowings and long term debt when evaluating funding sources, traditional deposits continue to be the main focus for funding. As noted in the table below, traditional deposits increased only 2.1% during 2006. As detailed in the table below, this growth was primarily focused in checking accounts and certificates of deposit which increased 7.7% over 2005. The growth in certificates of deposit was entirely the result of a 36 month CD product which allows no penalty withdrawals and add-ons to principal during the term of the CD. The growth of this product was expected and planned for since it allows our customers flexibility in their investments at an attractive rate while providing the Corporation with a competitively priced funding source.

The Corporation utilizes term borrowings from the Federal Home Loan Bank (FHLB) and other non-affiliated institutions to meet funding needs not accommodated by deposit growth and other traditional funding sources. The terms of these borrowings are detailed at Note 11 to the consolidated financial statements. Management plans to maintain access to short and long-term borrowings as an available funding source when deemed appropriate.

On January 3, 2005, the Bank introduced a new internal sweep product which offers our commercial customers an attractive rate while providing the Corporation with funding which had previously been swept off the balance sheet. At December 31, 2006 this new product added approximately $38.5 million to the Corporation’s interest bearing deposit balances.

($ in thousands)	% Change 2006 vs. 2005	2006	2005	2004
Checking, Non-Interest Bearing	2.1%	$82,574	$80,874	$71,968
Checking, Interest Bearing	(0.8%)	140,490	141,646	130,989
Savings Accounts	(20.1%)	52,352	65,483	73,886
Certificates of Deposit	7.7%	355,906	330,500	320,062

	2.1%	$631,322	$618,503	$596,905

39 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SHAREHOLDERS’ EQUITY

The Corporation’s capital continues to provide a base for profitable growth. Total shareholders’ equity increased $2.3 million or 3.3% during 2006 as the Corporation earned $9.6 million and declared dividends of $5.1 million resulting in a dividend payout ratio of 53.0% of net income. This growth was offset by an increase in treasury stock as discussed below.

During 2006, the Corporation continued to repurchase shares of its own stock under a publicly announced plan. This strategy is the primary reason for the net increase in treasury stock of 159,950 shares or $2.2 million since December 31, 2005.

The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established “risk-based” capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The total risk-based capital ratio of 12.75% as of December 31, 2006 is well above the minimum standard of 8%. The Tier 1 capital ratio of 11.70% also is above the regulatory minimum of 4%. The leverage ratio, 9.22%, was also above the minimum standard of 4%. The Corporation is deemed to be well capitalized under regulatory industry standards as the noted ratios are above the regulatory requirements of 10%, 6% and 5%, respectively. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation’s capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

Liquidity measures an organizations’ ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 7 of the accompanying financial statements provide analysis of the Corporation’s cash and cash equivalents and the sources and uses of cash. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a total borrowing line of approximately $182 million with only $47.9 million outstanding at year end 2006. Management feels the Corporation’s current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2006

OVERVIEW OF THE INCOME STATEMENT

During 2006, management continued to apply various strategies to continue increasing earnings in an environment where the yield curve remained in a sustained inversion. These strategies paid off as the Corporation experienced record annual earnings as net income increased approximately 5.3% from $9.1 million in 2005 to $9.6 million in 2006. Although non-interest expenses increased approximately $1.9 million as a result of our continued growth, the Corporation was able to achieve the above-mentioned higher earnings through increased average earning assets and an improved net interest margin as well as higher levels of non-interest income.

INTEREST INCOME AND EXPENSE

Net interest income increased $2.4 million from $25.9 million in 2005 to $28.3 million in 2006, an increase of 9.1%. This increase is primarily the result of an increasing level of average earning assets combined with an improved net interest margin. In 2006 the Corporation’s average earning assets increased approximately $21 million from $687 million during 2005 to $708 million during 2006, while the net interest margin increased from 3.97% to 4.17% over the same time period.

PROVISION FOR LOAN LOSSES

The Corporation recorded a provision for loan losses of approximately $1.4 million in 2006 compared to $783 thousand during 2005. As discussed in more detail in the Allowance for Loan Losses section of this analysis, Management believes the increased provision in the current year is necessary to provide adequate coverage of its current loan balances based on its most recent analysis.

NON-INTEREST INCOME

Total non-interest income for 2005 was negatively effected by a non-cash charge for a writedown of an other-than-temporarily impaired security which before tax amounted to $240 thousand. However, excluding the effects of this prior year

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

non-cash charge, the Corporation grew its non-interest income in 2006 by $773 thousand, or 10.5%, as compared to 2005. The primary reason for the increase over the prior year were improved trust and asset management fees as well as service charges and fees. A positive enhancement to our “other” non-interest income line has been revenue from increased transactions on our VISA check card product which accounted for the majority of the increase in the “other” category as it increased by $298 thousand over the same period in 2005. During 2007, the Bank is introducing a new points reward program which it believes will increase VISA check card transaction volume in 2007 and beyond.

NON-INTEREST EXPENSE

Non-interest expense increased by 9.7% to $22.1 million in 2006 compared to $20.2 million in 2005. The majority (approximately 80%) of the increase was a result of the Corporation’s increasing costs for salaries and wages, occupancy costs and technology related expenditures. Like many growing entities, the Corporation is faced with increasing employee related costs in order to support its growth. Although the average cost per FTE (full-time equivalent) has remained relatively constant over the past year, the total FTE’s have increased by 27 from 229 at December 31, 2005 to 256 at December 31, 2006

As mentioned in the future outlook section of this analysis, the Corporation is beginning the process of expanding its banking franchise into the Erie, Pennsylvania market and has opened three new offices of its consumer finance subsidiary Holiday Financial Services Corporation. During 2007, we plan to begin building ERIEBANK branches and open additional offices of Holiday Financial Services Corporation. The Corporation realizes that expenses related to these new ventures may outpace related revenues in the near term but believes the long-term growth potential is more than worth the near term cost. As such, the Corporation will strive to manage expenses while recognizing some, such as increasing costs for salaries, occupancy, outside services and technology, are the result of continued growth.

YEAR ENDED DECEMBER 31, 2005

OVERVIEW OF THE INCOME STATEMENT

During 2005, management applied various strategies to increase earnings in an environment where yield spreads narrowed as the yield curve went from flat to inverted. These strategies paid off as the Corporation experienced record annual earnings as GAAP basis net income increased approximately 16.1% from $7.9 million in 2004 to $9.1 million in 2005. During the same time period operating earnings, as adjusted for after-tax non-cash charges for other-than-temporarily impaired securities of $910 thousand in 2004 and $156 thousand in 2005, increased approximately 5.8% from $8.8 million in 2004 to $9.3 million in 2005. Although non-interest expenses increased approximately $1 million as a result of our continued growth, the Corporation was able to achieve the above-mentioned higher earnings through increased average earning assets and an improved net interest margin as well as higher levels of non-interest income.

INTEREST INCOME AND EXPENSE

Net interest income increased $1.6 million from $24.3 million in 2004 to $25.9 million in 2005, an increase of 6.5%. This increase is primarily the result of an increasing level of average earning assets combined with an improved net interest margin. In 2005 the Corporation’s average earning assets increased approximately $36 million from $651 million during 2004 to $687 million during 2005, while the net interest margin increased from 3.74% to 3.82% over the same time period.

PROVISION FOR LOAN LOSSES

The Corporation recorded a provision for loan losses of $783 thousand in 2005 compared to $800 thousand during 2004. The Corporation has experienced a consistent and relatively low level of charge-offs over the past 3 years. In addition, based on managements detailed evaluation of problem loans, criticized assets, charge-offs and the overall effects of the economy in our markets, it appears that the credit quality of our existing assets has improved slightly and management believes the 2005 provision is reasonable and adequate. Although our provision in 2005 has resulted in a slight decrease in the allowance for loan and lease losses as a percent of total loans, management believes the allowance provides coverage of our current loan balances and is adequate to absorb probable incurred losses in our portfolio as of December 31, 2005.

NON-INTEREST INCOME

Total non-interest income in both 2005 and 2004 was negatively effected by non-cash charges for writedowns of other-than-temporarily impaired securities which before tax amounted to $240 thousand in 2005 and $1.4 million in 2004. However, excluding the effects of these non-cash charges, the Corporation grew its non-interest income in 2005 by $556 thousand, or 8.1%, as compared to 2004. The primary driver for this increase was improved wealth management fees which accounted for $325 thousand (or 58.5%) of the $556 thousand increase. During 2004, the Corporation hired a full-time

41 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

wealth manager and in the second half of the year began to focus on growing this line of business. The results for 2005 reflect a full year of this improved focus on wealth management products and services and management plans to continue this focus throughout 2006. A second and less significant source of our improved non-interest income was higher earnings on bank owned life insurance which accounted for $115 thousand (or 20.7%) of the $556 thousand increase.

NON-INTEREST EXPENSE

Non-interest expense increased by 5.4% to $20.2 million in 2005 compared to $19.1 million for 2004. The majority (approximately 83%) of the increase was a result of the Corporation increasing costs for salaries as well as technology. Like many growing entities, the Corporation is faced with increasing employee related costs to attract and retain quality personnel to support its growth. Likewise, current investments in technology and technology-related costs are also considered to be critical to the future success of the Corporation. As such, the Corporation will strive to manage expenses while recognizing some such as increasing costs for salaries, occupancy, outside services and technology are simply the result of continued growth. As mentioned in the future outlook section of this analysis, the Corporation is beginning the process of expanding its banking franchise into the Erie, Pennsylvania market. The Corporation realizes that expenses related to this new venture may outpace related revenues in the near term but believes the long-term growth potential is more than worth the near term cost.

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

FEDERAL INCOME TAX EXPENSE

Federal income taxes were $3.4 million in 2006 compared to $3.0 million in 2005. The effective tax rates were 25.8%, 24.6% and 20.0% for 2006, 2005 and 2004, respectively. The effective tax rate for the periods differed from the federal statutory rate of 35.0% principally as a result of tax exempt income from securities and loans as well as earnings from bank owned life insurance.

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

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2006 was (2.59)% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was 2.84% at December 31, 2005.

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

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2006 and 2005:

	2006	2005
Static 1-Yr. Cumulative Gap	(2.59)%	2.84%
Earnings Simulation
- 200 bps vs. Stable Rate	5.16%	4.65%
+200 bps vs. Stable Rate	(2.77)%	(2.66)%

The interest rate sensitivity position at December 31, 2006 was liability sensitive in the short-term. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

FUTURE OUTLOOK

During 2005, the Bank established a loan production office in Erie, Pennsylvania in order to begin offering commercial loan service to businesses located within Erie and Erie County. During the third quarter of 2006, management opened its first full service branch in the Erie market at a temporary location and has begun the process of growing the ERIEBANK franchise. In 2007, we plan to build three full service branches in Erie. While our business plan is to focus on commercial business and their owners, we will now offer a full service approach to high net worth individuals through our private banking group. Management believes that our ERIEBANK division, along with our traditional CNB Bank market areas, should provide the Bank with favorable loan growth during 2007.

In the fourth quarter of 2005, the Corporation formed a new subsidiary and entered the consumer discount loan and finance business as Holiday Financial Services Corporation. In 2006 we opened three new offices in the communities of Hollidaysburg, Northern Cambria and Clearfield, Pennsylvania. Three additional offices are slated for 2007 which will bring our total to seven by the end of the third quarter. Although the consumer discount loan business is relatively new to the Corporation, management is making the necessary investments in experienced personnel and technology which we believe will facilitate the growth of Holiday Financial Services into a successful and profitable subsidiary of the Corporation in future years.

The interest rate environment will continue to play an important rule in the future earnings of the Corporation. Our net interest margin improved in 2006 compared to 2005 even with the sustained inverted yield curve which negatively affected the earnings of many financial institutions. In addition to our improved net interest margin, we continue to grow earnings assets which has increased our net interest income and improved profitability. Management will closely monitor our net interest margin in 2007, as well as continue to apply a disciplined approach to managing our balance sheet, as the majority of the earnings of the Corporation continue to be derived from interest income.

Non-interest income should be enhanced in several areas including improved service charge and fee income as we enter new markets and grow transaction accounts. A known area of increased non-interest expenses will be the personnel, occupancy and technology costs related to the previously mentioned growth plans for our ERIEBANK division and Holiday Financial Services Corporation. While non-interest costs are expected to increase with the growth of these new ventures, they should provide growth in earning assets as well as enhanced non-interest income to more than offset these costs in 2008 and beyond.

Management concentrates on return on average equity and earnings per share evaluations, plus other methods to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is positioned to enhance performance of normal operations through the remainder of 2007.

43 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2006, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

		Payments Due In
(In thousands)	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity		$275,416	$—	$—	$—	$275,416
Certificates of deposits	10	61,957	240,509	48,383	5,057	355,906
Treasury, tax and loan borrowings	11	2,000	—	—	—	2,000
FHLB and other borrowings	11	4,885	8,500	14,500	30,000	57,885
Operating fees	7	245	534	450	1,979	3,208
Subordinated debentures	11	—	—	—	10,310	10,310

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

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 44

EXECUTIVE MANAGEMENT AND BOARD OF DIRECTORS

Corporate Officers, CNB Financial Corporation

William F. Falger

President & Chief Executive Officer

Joseph B. Bower, Jr.

Secretary

Charles R. Guarino

Treasurer & Principal Financial Officer

Executive Officers, CNB Bank

William F. Falger

President & Chief Executive Officer

Joseph B. Bower, Jr.

Executive Vice President & Chief

Operating Officer

Mark D. Breakey

Senior Vice President & Credit Risk

Manager

Richard L. Sloppy

Senior Vice President & Senior Loan

Officer

Donald E. Shawley

Senior Vice President & Senior Trust

Officer

Board of Directors

CNB Financial Corporation and CNB Bank

William R. Owens

Chairman of the Board

Retired, Formerly Vice President,

Secretary and Treasurer, CNB Financial

Corporation and President & Chief

Executive Officer, CNB Bank

Joseph B. Bower, Jr.

Secretary, CNB Financial Corporation;

Executive Vice President, and Chief

Operating Officer, CNB Bank

Robert E. Brown

Vice President, E. M. Brown, Inc. (Coal

Producer, Auto Dealer and Concrete

Supplier)

William F. Falger

President and Chief Executive Officer,

CNB Financial Corporation;

President and Chief Executive Officer,

CNB Bank

James J. Leitzinger

Retired, Formerly President, Leitzinger

Realty (Real Estate Investments)

Michael F. Lezzer

President, Lezzer Holdings, Inc.

(Lumber and Building Supplies

Retailer)

Dennis L. Merrey

Retired, Formerly President, Clearfield

Powdered Metals, Inc. (Manufacturer)

Robert W. Montler

President & Chief Executive Officer,

Lee Industries and Keystone Process

Equipment (Manufacturers)

Deborah Dick Pontzer

Economic Development and Workforce

Specialist, Office of Congressman

John E. Peterson

Jeffrey S. Powell

President, J.J. Powell, Inc. (Petroleum

Distributor)

Charles H. Reams

President, C.H. Reams & Associates,

Inc. (Insurance)

James B. Ryan

Retired, Formerly Vice President of

Sales, Marketing, Windfall Products,

Inc. (Manufacturer)

Peter F. Smith

Attorney at Law

DIRECTOR EMERITUS

L. E. Soult, Jr.

45 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

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

Susan B. Kurtz

Customer Service Officer

Dennis J. Sloppy

Information Systems Officer

Carolyn B. Smeal

Operations Officer

BJ Sterndale

Training Officer

Brenda L. Terry

Banking Officer

Susan M. Warrick

Operations Officer

Branch Division

Michael C. Sutika

Vice President, Retail Banking

Vickie L. Baker

Assistant Vice President, Regional Branch

Administration, Bradford Main Street

Office

Ruth Anne Ryan-Catalano

Assistant Vice President, Regional Branch

Administration, Downtown Office,

Clearfield

Mary A. Baker

Assistant Vice President, Northern

Cambria Office

Deborah M. Young

Assistant Vice President, Washington

Street Office, St. Marys

Denise J. Greene

Community Office Manager,

DuBois Office

Paul A. McDermott

Banking Officer, Community Banking,

Clearfield

Francine M. Papa

Community Office Manager,

Ridgway Office

Larry A. Putt

Banking Officer, Community Banking,

Clearfield

Mary Ann Roney

Banking Officer, Bradford

Douglas M. Shaffer

Community Office Manager, Punxsutawney

Office

Susan J. Shimmel

Community Office Manager,

Old Town Road Office, Clearfield

Gregory R. Williams

Banking Officer, Community Banking,

Clearfield

Lending Division

James M. Baker

Vice President, Commercial Banking,

DuBois

Robert S. Berezansky

Vice President, Corporate Lending

Michael E. Haines

Vice President, Commercial Banking,

St. Marys

Robin L. Hay

Vice President, Commercial Banking

Jeffrey A. Herr

Vice President, Commercial Banking,

Philipsburg

William J. Mills

Vice President, Commercial Banking,

St. Marys

Charles C. Shrader

Vice President, Commercial Banking,

Warren

Joseph H. Yaros

Vice President, Commercial Banking

Bradford

David W. Ogden

Vice President, Credit Administration

Duane P. Shifter

Vice President, Downtown Office,

Clearfield

Christopher L. Stott

Vice President, Mortgage Lending

Kristen L. Howard

Assistant Vice President, Commercial

Banking, Warren

Richard L. Bannon

Credit Administration Officer

Gregory M. Dixon

Credit Administration Officer

Steven C. Tunall

Community Banking Officer, Kane

Tammy C. Wagner

Staff Commercial Lender

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 46

OFFICERS

Trust & Asset Management Services

Calvin R. Thomas, Jr.

Vice President, Trust Officer

Jane M. Gnan

Assistant Trust Officer

Glenn R. Pentz

Trust Officer

Wealth Management Services

Craig C. Ball

Vice President, Wealth Management

Natalie R. Barnett

Financial Consultant,

Wealth Management

Holiday Financial Services Corporation

Dennis J. Weakland

Vice President

Robert R. Antesberger

Vice President

ERIEBANK, a Division of CNB Bank

David J. Zimmer

President

Donald W. Damon

Senior Vice President

William L. DeLuca, Jr.

Senior Vice President

Scott O. Calhoun

Vice President

James E. Zbach

Vice President, Wealth Management

Kelly S. Buck

Community Office Manager, Peach Street

Office

ERIEBANK Regional Board of Directors

Harry E. Brown

Vice President, Specialty Bar Products,

EBC Industries (Manufacturing)

Gary L. Clark

Vice President, Chief Financial Officer and

Chief Administrative Officer, Snap-tite, Inc.

(Manufacturing)

Thomas L. Doolin

President, New Age Business Solutions,

LLC (Consulting)

Thomas Kennedy

President, Professional Development

Associates, Inc. (Real estate developer)

Charles H. Reams

President, C. H. Reams & Associates, Inc.

(Insurance)

James E. Spoden

Esquire, MacDonald Illig Jones & Britton,

LLP (Law office)

47 | CNB Financial Corporation & Subsidiaries | 2006 Annual Report

SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 17, 2007 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

Corporate Address

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Stock Transfer Agent &

Registrar

CNB Bank

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Form 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

Quarterly Share Data

For information regarding the Corporation’s quarterly share data, please refer to page 31 in the 2006 Annual Report Financial Section.

Market Makers

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Ferris Baker Watts, Inc.

6 Bird Cage Walk

Hollidaysburg, PA 16648

(800) 343-5149

Ryan, Beck & Co.

401 City Avenue Ste 902

Bala Cynwyd, PA 19004

(800) 223-8969

Boenning & Scattergood, Inc.

1700 Market Street, Ste 1420

Philadelphia, PA 19103

(800) 842-8928

Janny Montgomery Scott

484 Jeffers Street

DuBois, PA 15801

(800) 238-0067

Corporate Profile

CNB Bank, a subsidiary of CNB Financial Corporation, is a leader in providing integrated financial solutions, which creates value for both consumers and businesses. These solutions consist of a family of products and services developed to support the evolving needs of our customers from traditional to innovative. For 142 years, we have prided ourselves in building long-term customer relationships by being reliable and competitively priced.

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

In addition, CNB continues to rank technology as vital in executing our personal, quality service strategy by maintaining the latest data processing and information systems. We offer a variety of delivery channels, which includes 21 full-service offices, 19 ATMs, 1 loan production office, telephone banking (1-888-641-6554), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-3221).

ERIEBANK, headquartered in Erie, Pennsylvania, is a division of CNB Bank. Presently, there are two temporary locations which house our commercial, retail and Private Banking divisons with plans for expansion for three full service offices in 2007.

Another subsidiary of CNB Financial Corporation, Holiday Financial Services, a consumer loan company, was formed in November, 2005 and currently has four conveniently located offices in Hollidaysburg, Northern Cambria, Clearfield and Sidman, Pennsylvania. Our plans for expansion in 2007 include three additional offices in north central Pennsylvania.

The common stock of the Corporation trades over-the-counter on the NASDAQ under the symbol CCNE.

CNB Financial Corporation & Subsidiaries | 2006 Annual Report | 48

CNB FINANCIAL CORPORATION
1 SOUTH SECOND STREET
P.O. BOX 42
CLEARFIELD, PA 16830
800-492-3221
WWW.BANKCNB.COM