Form 10-K, Exhibit 13
period 2007-12-31
CNB FINANCIAL CORP/PA
filed 2008-03-14
CIK 736772

Exhibit 13.1

TABLE OF CONTENTS

1	Consolidated Financial Highlights

2	Message to Shareholders

5	Consolidated Statements of Financial Condition

6	Consolidated Statements of Income

7	Consolidated Statements of Cash Flows

8	Consolidated Statements of Changes in Shareholders’ Equity

9	Notes to Consolidated Financial Statements

29	Management’s Report on Internal Control Over Financial
Reporting

30	Report of Independent Registered Public Accounting Firm

31	Statistical Information

33	Selected Financial Data - Five Year Comparison

35	Management’s Discussion and Analysis of Financial Condition
and Results of Operations

44	Applications of Critical Accounting Policies

45	Executive Management and Board of Directors

46	Officers

48	Shareholder Information

2007 Annual Report
CNB Financial Corporation & Subsidiaries

CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	2007	2006	% Change
For The Year

Interest Income	$53,933	$48,872	10.4%
Interest Expense	22,922	20,853	9.9%
Net Interest Income	31,011	28,019	10.7%
Non-interest Income	8,189	8,435	(2.9%)
Non-interest Expense	25,273	22,111	14.3%
Net Income	9,134	9,622	(5.1%)
Operating Earnings*	9,719	9,622	1.0%

Net Income Return on:
Average Assets	1.12%	1.26%	(11.1%)
Average Equity	12.82%	13.51%	(5.1%)

At Year End

Assets	$856,308	$780,850	9.7%
Loans, net of unearned	599,688	547,020	9.6%
Deposits	659,157	631,322	4.4%
Shareholders’ Equity	69,283	72,279	(4.1%)
Trust Assets Under Management
(at market value)	231,335	206,899	11.8%

Per Share Data

Net Income, diluted	$1.05	$1.07	(1.9%)
Dividends	0.62	0.57	8.8%
Book Value	8.10	8.15	(0.6%)
Market Value	13.55	14.18	(4.4%)

*2007 operating earnings amount is shown before effect of $585 (after tax) non-cash charge due to write-down of an other-than-temporarily impaired security.

1
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MESSAGE TO SHAREHOLDERS

To Our Shareholders, Customers & Friends:

The year of 2007 was an exciting and productive year for CNB Financial Corporation as we enjoyed significant asset growth primarily resulting from our expansion activities. During the year we opened two new ERIEBANK offices and three Holiday Financial Services offices. Activity generated from these new locations coupled with growth in existing markets resulted in asset growth of 9.7% with a year-end total of $856.3 million. This asset growth was reflective of our increase in loans of 9.6% yielding total year end loans of $599.7 million.

For the banking sector as a whole, 2007 was an eventful year with the collapse of the housing markets driven in part by the Subprime Mortgage debacle and the resulting actions by the Federal Reserve to lower interest rates. While our markets and Corporation were not directly impacted by the Subprime issue, we did however experience a noncash impairment change to earnings of $585 thousand (after tax) due to the write-down of preferred stock of Fannie Mae resulting from the fallout in the housing sector.

For the year, our net income as stated under Generally Accepted Accounting Principles (GAAP) declined by 5.1% to $9.1 million while fully diluted earnings per share declined by 1.9% to $1.05. However, excluding the impairment change our operating earnings increased 1.0% to $9.7 million. Our ability to grow operating earnings was in large measure driven by an improvement in our net interest margin. While the financial services industry in general has experienced a narrowing of interest margins, our margin increased to 4.27% in 2007 compared to 4.17% in 2006 and is significantly better than our competitors and peers. We have been able to achieve this level of performance by placing a strong emphasis on a disciplined approach to both loan and deposit pricing.

Loan quality during 2007 demonstrated some deterioration but key measurements remain at relatively low levels. First, our net loan losses for the year totaled $825 thousand representing 0.14% of year end loans compared to 0.16% in 2006 and 0.15% in 2005. Secondly, our level of nonperforming loans consisting of loans greater than 90 days past due and nonaccrual loans totaled $2.37 million at year-end 2007 compared to $1.75 million at year end 2006. Even with this increase the ratio of nonperforming loans to total loans of 0.40% compares very favorably to our peer institutions ratio of 0.88%. In order to prudently manage for potential future loan losses we increased our Allowance for Loan Losses to $6.8 million at year-end 2007 from $6.1 million at year-end 2006.

Our overall financial performance in 2007 yielded a return on average assets of 1.12% and a return on average equity of 12.82%. Our return on assets compares very favorably to the median of 0.96% for all bank holding companies in the United States between $500 million and $1 billion

2
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MESSAGE TO SHAREHOLDERS

3
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MESSAGE TO SHAREHOLDERS

in assets. With this level of earnings performance, we increased our total dividend paid in 2007 to $0.62 per share from $0.57 per share in 2006 for an increase of 8.8%. Also during the year, we repurchased shares of our stock resulting in a net decline of 310 thousand shares outstanding.

With the opening in 2007 of our two full service offices of ERIEBANK and three Holiday Financial Services offices, we are experiencing the rate of growth anticipated from these expansion activities. We continue to be very optimistic that this rate of growth will not only continue but increase as we look forward to the opening of two additional offices of ERIEBANK in 2008 and one additional office of Holiday Financial Services. In addition, we believe we will enhance our growth during 2008 with our introduction of Private Banking throughout our markets complimented with a new unique checking account product to be offered across our branch network. In the lending area we remain focused on serving the needs of small and mid-sized businesses provided by the most knowledgeable and experienced bankers in each of our markets. During 2008 we anticipate continued strong loan growth as we execute this strategy.

In closing, the Board of Directors, management, and staff are proud to present this report to you as we look forward to another rewarding year in 2008.

William F. Falger

President and Chief Executive Officer

4
2007 Annual Report
CNB Financial Corporation & Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share data)	December 31
Assets	2007	2006
Cash and due from banks	$23,540	$18,638
Interest bearing deposits with other banks	5,772	6,906
Federal funds sold	773	7

CASH AND CASH EQUIVALENTS	30,085	25,551
Securities available for sale	162,643	156,696
Loans held for sale	1,745	2,420
Loans	603,541	547,946
Less: unearned discount	3,853	926
Less: allowance for loan losses	6,773	6,086

NET LOANS	592,915	540,934
FHLB, FRB, and other equity interests	5,834	5,321
Premises and equipment, net	19,780	16,237
Bank owned life insurance	15,099	14,484
Mortgage servicing rights	457	446
Goodwill	10,821	10,821
Other intangible assets	285	385
Accrued interest and other assets	16,644	7,555

TOTAL ASSETS	$856,308	$780,850

Liabilities
Deposits:
Non-interest bearing deposits	$90,994	$82,574
Interest bearing deposits	568,163	548,748

TOTAL DEPOSITS	659,157	631,322
Treasury, tax and loan borrowings	2,000	2,000
FHLB and other borrowings	98,000	57,885
Subordinated debentures	20,620	10,310
Accrued interest and other liabilities	7,248	7,054

TOTAL LIABILITIES	787,025	708,571

Shareholders’ Equity
Common stock $0 par value
Authorized 50,000,000 shares
Issued 9,233,750 shares for 2007 and 2006	—	—
Additional paid in capital	13,058	13,250
Retained earnings	66,696	62,957
Treasury stock, at cost (679,948 shares for 2007 and 369,546 shares for 2006)	(9,947)	(5,271)
Accumulated other comprehensive (loss) income	(524)	1,343

TOTAL SHAREHOLDERS’ EQUITY	69,283	72,279

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$856,308	$780,850

The accompanying notes are an integral part of these statements.

5
2007 Annual Report
CNB Financial Corporation & Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)	Year ended December 31,
	2007	2006	2005
Interest and Dividend Income
Loans including fees	$44,559	$40,198	$33,931
Deposits with banks	445	437	316
Federal funds sold	381	293	394
Securities:
Taxable	6,669	5,876	4,817
Tax-exempt	1,457	1,706	1,837
Dividends	422	362	327

TOTAL INTEREST AND DIVIDEND INCOME	53,933	48,872	41,622

Interest Expense
Deposits	18,087	17,106	12,633
Federal Home Loan Bank advances and other debt	3,510	2,881	2,637
Subordinated debentures	1,325	866	685

TOTAL INTEREST EXPENSE	22,922	20,853	15,955

Net interest income	31,011	28,019	25,667
Provision for loan losses	1,512	1,371	783

Net interest income after provision for loan losses	29,499	26,648	24,884

Non-interest Income
Trust and asset management fees	1,128	1,077	977
Service charges - deposit accounts	4,250	4,160	4,060
Other service charges and fees	1,045	644	512
Net security gains	501	338	322
Loss on other-than-temporarily impaired securities	(900)	—	(240)
Mortgage banking income	347	406	321
Bank owned life insurance	615	687	615
Wealth management	622	519	533
Other	581	604	307

TOTAL NON-INTEREST INCOME	8,189	8,435	7,407

Non-interest Expenses
Salaries	9,207	8,106	7,052
Employee benefits	3,987	2,947	2,970
Net occupancy expense	3,271	2,854	2,714
Data processing	2,075	2,010	1,641
State and local taxes	1,019	962	911
Legal, professional and examination fees	722	704	737
Advertising	680	529	405
Intangible asset amortization	100	415	330
Directors fees and benefits	381	395	471
Other	3,831	3,189	2,933

TOTAL NON-INTEREST EXPENSES	25,273	22,111	20,164

Income before income taxes	12,415	12,972	12,127
Income tax expense	3,281	3,350	2,989

Net income	$9,134	$9,622	$9,138

EARNINGS PER SHARE
Basic	$1.05	$1.08	$1.01
Diluted	$1.05	$1.07	$1.00

The accompanying notes are an integral part of these statements.

6
2007 Annual Report
CNB Financial Corporation & Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net income	$9,134	$9,622	$9,138
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	1,512	1,371	783
Depreciation and amortization	1,721	1,882	1,856
Amortization, accretion and deferred loan fees	(638)	(457)	(39)
Deferred taxes	(272)	(150)	(674)
Security gains	(501)	(338)	(322)
Loss on other-than-temporarily impaired securities	900	—	240
Gain on sale of mortgage loans	(242)	(319)	(251)
Net (gains) losses on dispositions of acquired property	(92)	(57)	21
Proceeds from sales of loans	11,518	12,615	14,807
Origination of loans for sale	(10,792)	(12,246)	(13,945)
Increase in bank owned life insurance	(615)	(687)	(615)
Stock based compensation expense	94	60	—
Changes in:
Interest receivable and other assets	(663)	(590)	(460)
Interest payable and other liabilities	1,583	2,219	(811)

Net cash provided by operating activities	12,647	12,925	9,728
Cash Flows from Investing Activities:
Proceeds from maturities, prepayments and calls of: Securities available for sale	49,848	43,349	40,438
Proceeds from sales of securities available for sale	3,944	105	8,038
Purchase of securities available for sale	(70,814)	(37,757)	(48,852)
Loan origination and payments, net	(53,515)	(37,070)	(29,055)
(Purchase) redemption of FHLB, FRB and other equity interests	(513)	(532)	3
Purchase of premises and equipment	(4,984)	(3,602)	(1,761)
Proceeds from the sale of assets	328	210	1,082

Net cash used in investing activities	(75,706)	(35,297)	(30,107)
Cash Flows from Financing Activities:
Net change in:
Checking, money market and savings accounts	41,133	(12,587)	11,160
Certificates of deposit	(13,298)	25,406	10,438
Purchase treasury stock	(6,115)	(3,367)	(2,222)
Proceeds from the sale of treasury stock	1,074	923	832
Proceeds from the exercise of stock options	79	—	72
Cash dividends paid	(5,395)	(5,104)	(5,046)
Proceeds from long-term borrowings	65,000	10,000	18,250
Repayments on long-term borrowings	(22,250)	(13,000)	—
Issue of subordinated debentures	20,000	—	—
Repayment of subordinated debentures	(10,000)	—	—
Net change in short-term borrowings	(2,635)	2,635	—

Net cash provided by financing activities	67,593	4,906	33,484

Net increase (decrease) in cash and cash equivalents	4,534	(17,466)	13,105
Cash and cash equivalents at beginning of period	25,551	43,017	29,912

Cash and cash equivalents at end of period	$30,085	$25,551	$43,017

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$22,999	$20,581	$15,618
Income taxes	3,360	3,964	3,178
Supplemental non cash disclosures:
Transfers from loans to other real estate owned	$571	$249	$80
Sales of securities, proceeds not settled	7,781	—	—

The accompanying notes are an integral part of these statements.

7
2007 Annual Report
CNB Financial Corporation & Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2007, 2006 and 2005 (in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Share- holders’ Equity

Balance January 1, 2005	$9,234	$4,243	$54,347	$(1,796)	$2,682	$68,710
Comprehensive income:
Net income for 2005			9,138			9,138
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of ($820) and adjustment for after tax realized gains of $53					(1,516)	(1,516)

Total comprehensive income						7,622

Treasury stock:
Purchase (150,027 shares)				(2,222)		(2,222)
Reissue (63,671 shares)		(83)		987		904
Cash dividends declared ($0.55 per share)			(5,046)			(5,046)

Balance December 31, 2005	9,234	4,160	58,439	(3,031)	1,166	69,968
Comprehensive income:
Net income for 2006			9,622			9,622
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $65 and adjustment for after tax realized gains of $220					112	112

Total comprehensive income						9,734

Reclassification adjustment for conversion to no par stock	(9,234)	9,234
Adjustment to initially apply FAS No. 158, net of tax					65	65
Restricted stock award grants (14,654 shares)		(198)		198
Stock based compensation expense		60				60
Treasury stock:
Purchase (240,763 shares)				(3,367)		(3,367)
Reissue (66,159 shares)		(6)		929		923
Cash dividends declared ($0.57 per share)			(5,104)			(5,104)

Balance December 31, 2006		13,250	62,957	(5,271)	1,343	72,279
Comprehensive income:
Net income for 2007			9,134			9,134
Other comprehensive loss:
Net change in unrealized gains on available for sale securities, net of taxes of ($1,045) and adjustment for after tax realized losses of $259					(1,940)	(1,940)
Change in actuarial gain, net of amortization and tax effects for post employment health care plan					73	73

Total other comprehensive loss						(1,867)

Total comprehensive income						7,267

Restricted stock award grants (11,929 shares)		(179)		179
Exercise of 8,750 stock options		(52)		131		79
Stock based compensation expense		94				94
Treasury stock:
Purchase (406,695 shares)				(6,115)		(6,115)
Reissue (75,613 shares)		(55)		1,129		1,074
Cash dividends declared ($0.62 per share)			(5,395)			(5,395)

Balance December 31, 2007		$13,058	$66,696	$(9,947)	$(524)	$69,283

The accompanying notes are an integral part of these statements.

8
2007 Annual Report
CNB Financial Corporation & Subsidiaries

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

Basis of Financial Presentation:

The financial statements are consolidated to include the accounts of the Corporation and its subsidiaries, CNB Bank, CNB Securities Corporation, Holiday Financial Services Corporation (“Holiday”), County Reinsurance Company and CNB Insurance Agency. These statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

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

Operating Segments:

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

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

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for the amortization of premiums and the accretion of discounts over the period through contractual maturity or, in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Such amortization is included in interest income from securities. Gains and losses on securities sold are recorded on the trade date and based on the specific identification method.

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

9
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Loans Held for Sale:

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of the mortgage loan sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

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

Foreclosed Assets:

Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Bank Owned Life Insurance:

The Corporation has purchased life insurance policies on certain key executives. Upon adoption of EITF 06-5, which is discussed further below, bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-5, the Corporation recorded owned life insurance at its cash surrender value.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-

10
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4 (Accounting for Purchases of Life Insurance). This pronouncement requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the pronouncement requires disclosure when there are contractual restrictions on the Corporation’s ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 had no significant impact on the Corporation’s financial condition or results of operation.

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

Advertising Costs:

Advertising costs are generally expensed as incurred and amounted to $680, $529, and $405 for 2007, 2006 and 2005, respectively.

Mortgage Servicing Rights (MSR’s):

Servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Corporation adopted SFAS No. 156 on January 1, 2007, and for sales of mortgage loans beginning in 2007, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Corporation compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Corporation later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with mortgage banking income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income statement as mortgage banking income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $285, $277 and $263 for the years ended December 31, 2007, 2006 and 2005. Late fees and ancillary fees related to loan servicing are not material.

11
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Prior to January 1, 2006, compensation expense for stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ending December 31, 2005, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the year ending December 31, 2005:

Net income as reported	$9,138
Deduct: Stock-based compensation expense determined under fair value based method	197

Pro forma net income	$8,941

Basic earnings per share as reported	$1.01
Pro forma basic earnings per share	$0.98

Diluted earnings per share as reported	$1.00
Pro forma diluted earnings per share	$0.98

No stock options were granted during the years ended December 31, 2007 and 2006.

Restricted Stock Awards:

During 2007 and 2006, the Executive Compensation and Personnel Committee of the Board of Directors granted a total of 11,929 and 14,654 shares, respectively, of restricted common stock to certain key employees and all independent directors of the Corporation. Compensation expense for the restricted stock awards is recognized over the requisite service period based on the fair value of the shares at the date of grant. Unearned restricted stock awards are recorded as a reduction of shareholders’ equity until earned. Compensation expense resulting from these restricted stock awards was $94 and $42 for the years ended December 31, 2007 and 2006, respectively. There was no compensation expense related to restricted stock awards in 2005.

Comprehensive Income:

The Corporation presents comprehensive income as part of the Statement of Changes in Shareholders’ Equity. Other comprehensive income (loss) consists of unrealized holding gains (losses) on the available for sale securities portfolio and changes in the unrecognized actuarial gain and transition obligation related to the Corporation’s post retirement benefits plan.

12
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes:

The Corporation files a consolidated U. S. income tax return that includes all subsidiaries except County Reinsurance Company which files a separate return. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

The Corporation adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Corporation’s financial statements.

The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans:

Employee 401(k) and defined contribution retirement expense is the amount of contributions. Deferred compensation and supplemental retirement plan expenses allocate the benefits over years of service.

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

Restrictions on Cash:

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in vault cash. The average amount of these non-interest bearing reserve balances for the year ended December 31, 2007 and 2006, was $50, which was maintained in vault cash.

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

Adoption of New Accounting Standards:

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS No. 155), which permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that otherwise would require bifurcation. Additionally, SFAS No. 155 clarifies the accounting guidance for beneficial interests in securitizations. Under SFAS No. 155, all beneficial interests in a securitization will require an assessment in accordance with SFAS No. 133 to determine if an embedded derivative exists within the instrument. In January 2007, the FASB issued Derivatives Implementation Group Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets (DIG Issue B40). DIG Issue B40 provides an exemption from the embedded derivative test of paragraph 13(b) of SFAS No. 133 for instruments that would otherwise require bifurcation if the test is met solely because of a prepayment feature included within the securitized interest and

13
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

prepayment is not controlled by the security holder. SFAS No. 155 and DIG Issue B40 are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 and DIG Issue B40 did not have a material impact on the Corporation’s consolidated financial position or results of operations.

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The impact of adoption was not material.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Corporation on January 1, 2008. The Corporation adopted Statement No. 159 as of January 1, 2008 for its holdings of preferred securities from the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. The after tax impact of adopting this standard, which reduces beginning retained earnings by $146, will be shown as a cumulative effect adjustment.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Corporation does not expect the impact of this standard to be material.

2. Earnings Per Share

The computation of basic and diluted EPS is shown below (in thousands, except per share data). For the years ended December 31, 2007, 2006 and 2005, options to purchase 110,500 shares of common stock were not considered in computing diluted earnings per common share because they were anti-dilutive.

	Years Ended December 31
	2007	2006	2005
Basic earnings per share computation:
Net income	$9,134	$9,622	$9,138

Gross weighted-average shares outstanding	8,693	8,960	9,085
Less: Average unearned restricted stock	18	10	—

Net weighted-average shares outstanding	8,675	8,950	9,085

Basic earnings per share	$1.05	$1.08	$1.01

	Years Ended December 31
	2007	2006	2005
Diluted earnings per share computation:
Net Income	$9,134	$9,622	$9,138

Weighted average shares outstanding for basic earnings per share	8,675	8,950	9,085
Add: Dilutive effects of assumed exercises of stock options	23	24	30

Weighted average shares and potentially dilutive shares	8,698	8,974	9,115

Diluted earnings per share	$1.05	$1.07	$1.00

14
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Securities

Securities at December 31, 2007 and 2006 were as follows:

	December 31, 2007				December 31, 2006
	Amortized	Unrealized		Fair	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Securities available for sale:
U.S. Treasury	$ 10,955	$ 125	$ —	$ 11,080	$ 10,965	$ 10	$ (35)	$ 10,940
U.S. Government sponsored entities	26,261	112	(28)	26,345	24,272	3	(248)	24,027
Obligations of States and Political Subdivisions	27,300	664	(46)	27,918	35,046	1,016	(20)	36,042
Mortgage-backed	55,924	266	(326)	55,864	44,030	41	(444)	43,627
Corporate notes and bonds	33,889	215	(1,208)	32,896	31,124	634	(38)	31,720
Marketable equities	9,331	69	(860)	8,540	9,291	1,126	(77)	10,340

Total securities available for sale	$163,660	$1,451	$(2,468)	$162,643	$154,728	$2,830	$(862)	$156,696

At year end 2007 and 2006, there were no holdings of securities of any one issuer, other than the U.S. Government sponsored entities, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

2007	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$—	$—	$—	$—	$—	$—
U.S. Gov’t Sponsored Entities	1,005	(1)	4,468	(27)	5,473	(28)
States & Political Subdivisions	4,906	(36)	1,047	(10)	5,953	(46)
Mortgage-Backed	7,780	(186)	13,217	(140)	20,997	(326)
Corporate Notes and Bonds	15,934	(742)	8,452	(466)	24,386	(1,208)
Marketable Equities	2,275	(545)	1,024	(315)	3,299	(860)

	$31,900	$(1,510)	$28,208	$(958)	$60,108	$(2,468)

2006	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury	$2,969	$(6)	$4,963	$(29)	$7,932	$(35)
U.S. Gov’t Sponsored Entities	7,574	(22)	14,262	(226)	21,836	(248)
States & Political Subdivisions	1,650	(6)	1,542	(14)	3,192	(20)
Mortgage-Backed	16,723	(50)	20,550	(394)	37,273	(444)
Corporate Notes and Bonds	1,661	(4)	10,419	(34)	12,080	(38)
Marketable Equities	178	(5)	773	(72)	951	(77)

	$30,755	$(93)	$52,509	$(769)	$83,264	$(862)

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

Included in the $958 of unrealized losses at December 31, 2007 on securities that have been in a continuous unrealized loss position for 12 months or more are $643 of unrealized losses on debt securities. Management does not

15
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

believe any of the individual unrealized losses on debt securities represents an other-than-temporary impairment since these losses are primarily attributable to changes in interest rates and the Corporation has both the intent and ability to hold the debt securities for the foreseeable future.

Unrealized losses on equity securities comprise the remainder of the $958 and amount to $315. Management does not believe any of the individual unrealized losses on equity securities represents an other-than-temporary impairment based on ongoing monitoring of financial information published by the investee and since the Corporation has both the intent and ability to hold the equity securities for the foreseeable future.

The Corporation’s equity securities include floating rate preferred stock issued by Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC). For the year ended December 31, 2007, the Corporation recognized a $900,000 pre-tax charge for other-than-temporary decline in fair value of its FNMA securities since management did not believe that the securities would recover in value within a reasonable amount of time as a result of additional preferred stock that FNMA introduced to the capital markets in the fourth quarter of 2007. For the year ended December 31, 2005, the Corporation recognized a $240,000 pre-tax charge for other-than-temporary decline in fair value of its FHLMC securities. As required by SFAS 115, when a decline in fair value below cost is deemed to be other-than-temporary, the unrealized loss must be recognized as a charge to earnings.

On December 31, 2007 and 2006, securities carried at $121,822 and $75,876, respectively, were pledged to secure public deposits and for other purposes as provided by law.

The following is a schedule of the contractual maturity of securities available-for-sale, excluding equity securities, at December 31, 2007:

Available for Sale Fair Value
1 year or less	$12,247
1 year-5 years	29,735
5 years-10 years	23,386
After 10 years	32,871

98,239

Mortgage-backed securities	55,864

Total debt securities	$154,103

Mortgage-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

Information pertaining to security transactions is as follows:

	Proceeds	Gross Gains	Gross Losses
2007	$11,725	$538	$37
2006	$105	$343	$5
2005	$8,038	$387	$65

The tax provision related to these net realized gains was $175, $118 and $113, respectively.

2007 proceeds from sale includes a $7,781 receivable from brokers for securities sold on December 28, 2007 that settled on January 3, 2008. Net gains related to this transaction was $259.

During the first quarter of 2006, the issuer of a financial institution equity security held in the Corporation’s available-for-sale portfolio was acquired by another financial institution. As a result of the acquisition, the Corporation received 1.994 shares of the acquiring entity’s stock in exchange for each share of the equity security that it held. Following current accounting guidance in FAS No. 153, Exchanges of Nonmonetary Assets, the Corporation recorded a $341 realized gain as a result of the difference between its basis in the equity security it held and the fair market value of the shares it received at the date of the exchange.

4. Loans

Total Loans at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Commercial, Financial and Agricultural	$218,839	$214,804
Residential Mortgage	176,470	160,159
Commercial Mortgage	160,585	143,453
Consumer and Other	47,647	29,530

	$603,541	$547,946

16
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2007 and 2006, net unamortized loan costs and fees of $(56) and $(43) respectively, have been included in the carrying value of loans.

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

Deposit accounts that have overdrawn their current balance, known as overdrafts, are reclassified to loans. Overdrafts included in year-end loans are $1,188 in 2007 and $465 in 2006.

Impaired loans were as follows:

	2007	2006
Year-end loans with no allocated allowance for loan losses	$1,231	$1,360
Year-end loans with allocated allowance for loan losses	3,434	1,581

Total	$4,665	$2,941

Amount of the allowance for loan losses allocated	$985	$653

	2007	2006	2005
Average impaired loans outstanding during the year	$3,820	$2,681	$1,939

Interest income recognized during impairment and cash basis interest income recognized was not material in any year presented.

Nonaccrual loans and loans past 90 days still on accrual were as follows:

	2007	2006
Loans past due over 90 days still on accrual	$395	$128
Nonaccrual loans	$1,979	$1,619

Nonaccrual loans and loans past 90 days still on accrual include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

5. Allowance for Loan Losses

Transactions in the Allowance for Loan Losses for the three years ended December 31 were as follows:

	2007	2006	2005
Balance, Beginning of Year	$6,086	$5,603	$5,585
Charge-offs	(1,010)	(1,091)	(975)
Recoveries	185	203	210

Net Charge-offs	(825)	(888)	(765)
Provision for Loan Losses	1,512	1,371	783

Balance, End of Year	$6,773	$6,086	$5,603

6. Secondary Mortgage Market Activities

The following summarizes secondary mortgage market activities for each year:

	2007	2006	2005
Activity during the year:
Loans originated for resale,
Net of principal pay downs	$8,066	$10,047	$11,868
Proceeds from sales of loans held for sale	9,115	10,222	12,308
Net gains on sales of loans held for sale	242	319	251
Loan servicing fees	285	277	263

Total loans serviced for others	$77,201	$75,982	$73,088

17
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for capitalized mortgage servicing rights was as follows:

	2007	2006	2005
Servicing rights:
Beginning of year	$446	$373	$411
Additions	191	263	155
Amortized to expense	(180)	(190)	(193)

End of year	$457	$446	$373

No valuation allowance is deemed necessary as of December 31, 2007, 2006 or 2005.

7. Premises and Equipment

The following summarizes Premises and Equipment at December 31:

	2007	2006
Land	$3,120	$3,120
Premises and Leasehold Improvements	18,317	15,135
Furniture and Equipment	12,900	11,991
Construction In Progress	895	—

	35,232	30,246
Less: Accumulated Depreciation	15,452	14,009

Premises and Equipment, Net	$19,780	$16,237

Depreciation on Premises and Equipment amounted to $1,441 in 2007, $1,277 in 2006 and $1,333 in 2005.

As of December 31, 2007, the Corporation had $1,758 in outstanding construction commitments.

The Corporation is committed under twelve noncancelable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2007 are as follows:

2008	$348
2009	294
2010	250
2011	244
2012	210
Thereafter	1,792

$3,138

Rental expense, net of rental income, charged to occupancy expense for 2007, 2006, and 2005 was $247, $242 and $190, respectively.

8. Foreclosed Assets

Foreclosed real estate is reported net of a valuation allowance. Activity was as follows:

	2007	2006	2005
Beginning of year	$181	$85	$830
Additions	571	249	80
Sales	(236)	(153)	(825)

End of year	$516	$181	$85

9. Goodwill and Intangible Assets

The change in the carrying amount of goodwill for the year is as follows:

	2007	2006
Beginning of year	$10,821	$10,821
Acquired during the period	—	—

End of year	$10,821	$10,821

18
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2007	2006	2005
Amortized intangibles	$3,652	$3,652	$3,152
Intangible assets acquired during year	—	—	500
Accumulated amortization	(3,367)	(3,267)	(2,852)

Net	$285	$385	$800

Aggregate amortization expense	$100	$415	$330

In November of 2005, the Corporation acquired the assets of a consumer discount and finance company which the Corporation operates as Holiday Financial Services Corporation. The purchase price was $2,408 for the performing loans and customers of the business. The purchase resulted in the Corporation recording a $500 customer relationship intangible which is being amortized on the straight line method over five years.

Estimated amortization expense for each of the next three years:

2008	$100
2009	$100
2010	$85

10. Deposits

The following table reflects time certificates of deposit accounts included in total deposits and their remaining maturities at December 31:

Time Deposits Maturing:	2007
2008	$136,263
2009	92,130
2010	58,595
2011	26,119
2012	26,725
Thereafter	2,776

$342,608

Certificates of deposit of $100 thousand or more totaled $109,798 and $124,501 at December 31, 2007 and 2006, respectively.

11. Borrowings

Borrowings include $2,000 of demand notes payable to the U.S. Treasury Department at December 31, 2007 and 2006. These notes are issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.

The Corporation has available two $5 million lines of credit with unaffiliated institutions. Terms of the lines are floating at 30 day LIBOR plus 180 basis points. The outstanding balance on the lines at year end 2007 and 2006 was $0.

FHLB Borrowings:

At year end 2007, the Bank had remaining borrowing capacity with the Federal Home Loan Bank (FHLB) of $136 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $52,133 and

19
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

certain mortgage loans with a balance of $166,478. Borrowings from the FHLB at December 31, 2007 and 2006 are as follows:

		December 31,
Interest Rate	Maturity	2007	2006

( a )	FHLB Open Repo	$—	$2,635
( b )	05/03/07	—	2,250
( c )	05/05/08	4,000	4,000
( d )	05/04/09	4,500	4,500
( e )	03/01/10	—	10,000
( f )	05/03/10	4,500	4,500
( g )	01/24/12	20,000	20,000
( h )	03/22/12	10,000	—
( i )	06/01/17	10,000	—
( j )	08/07/17	5,000	—
( k )	08/07/17	5,000	—
( l )	08/07/17	10,000	—
(m)	10/10/17	10,000	—

Total FHLB Borrowings		$83,000	$47,885

(a) - FHLB Open Repo plus lines of credit are alternatives to overnight Federal Funds from the Federal Reserve. Interest rates typically track the current Federal Fund rates. The interest rate at December 31, 2006 was 5.43%.

(b), (c), (d), (f), (h) - Fixed rate borrowings at interest rates of 4.00%, 4.14%, 4.35%, 4.43%, and 5.63%, respectively. (e) - FHLB had the option to float the interest rate based on the 3 month LIBOR + 0.16%. The interest rate was 6.09% at December 31, 2006. Due to favorable movements in interest rates, the Corporation repaid this loan without penalty and replaced it with a five year loan at a fixed rate of 5.63%.

(g) - Interest rate was fixed for two years after which FHLB converted to a floating interest rate based on the 3 month LIBOR + 0.18% if the 3 month LIBOR is equal to or greater than 8.0%. The interest rate was 4.52% as of December 31, 2007 and 2006.

(i) - Interest rate is fixed at 4.60% until June 2009 after which time FHLB has the option to convert to a floating interest rate based on the 3 month LIBOR + 0.16%.

(j) - Interest rate is fixed at 4.02% until February 2008 after which time FHLB has the option to convert to a floating rate based on the 3 month LIBOR + 0.11%.

(k) - Interest rate is fixed at 4.10% until August 2008 after which time FHLB has the option to convert to a floating rate based on the 3 month LIBOR + 0.11%.

(l) - Interest rate is fixed at 4.47% until August 2010 after which time FHLB has the option to convert to a floating rate based on the 3 month LIBOR + 0.11%.

(m) - Interest rate is fixed at 3.97% until October 2009 after which time FHLB has the option to convert to a floating rate based on the 3 month LIBOR + 0.10%.

The terms of the borrowings (b) through (m) are interest only payments with principal due at maturity.

Other Borrowings:

On March 20, 2007, the Bank entered into a borrowing transaction with an unaffiliated institution. The proceeds of this borrowing were $10,000 and as part of the transaction the Bank pledged certain U.S. Government Sponsored Entity securities which had a carrying amount of $11,536 at December 31, 2007. The borrowing has a maturity date of March 20, 2017 and a variable interest rate of 3 month LIBOR minus 1.0% through March 20, 2008, at which time the interest rate becomes fixed as defined. The borrowing is callable by the issuer at the end of each quarter until maturity. The interest rate at December 31, 2007 was 3.93%. The Bank had a $10,000 borrowing with this same institution as of December 31, 2006. The borrowing had a fixed interest rate of 4.79% and a maturity date of June 30, 2016. The borrowing was callable at the end of each quarter beginning June 30, 2007 until maturity. During 2007, the borrowing was called.

In August 2007, Holiday entered into an unsecured line of credit facility with an unaffiliated institution having a maximum borrowing capacity of $10,000. Each separate borrowing under the facility bears interest at a floating rate determined at the time of the borrowing, as defined in the agreement, and matures in August 2008. As of December 31, 2007, Holiday had two separate borrowings of $2,500 outstanding under the agreement at interest rates of 6.14% and 5.72%.

Subordinated Debentures:

A trust formed by the Corporation issued $10,000 of floating rate trust preferred securities in 2002 as part of a pooled offering of such securities. The interest rate was determined quarterly and floats based on the 3 month LIBOR

20
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

plus 3.45% and was 8.81% at December 31, 2006. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the trust. The subordinated debentures must be redeemed no later than 2032. The Corporation redeemed the debentures at face value on June 26, 2007.

In 2007, the Corporation issued two additional $10,000 floating rate trust preferred securities as part of a pooled offering of such securities. The interest rate on each offering is determined quarterly and floats based on the 3 month LIBOR plus 1.55% and was 6.54% at December 31, 2007. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The subordinated debentures must be redeemed no later than 2037. The Corporation may redeem the debentures, in whole or in part, at face value after June 15, 2012 for the first offering and September 15, 2012 for the second offering.

Under FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trust, as these are not eliminated in consolidation.

Maturity Schedule of All Borrowed Funds

Following are maturities of all borrowed funds as of December 31, 2007:

2008	$11,000
2009	4,500
2010	4,500
2011	—
2012	30,000
Thereafter	70,620

Total Borrowed Funds	$120,620

12. Income Taxes

The following is a summary of income tax expense:

	2007	2006	2005
Current	$3,553	$3,500	$3,663
Deferred	(272)	(150)	(674)

Income tax expense	$3,281	$3,350	$2,989

The components of the net deferred tax asset as of December 31, 2007 and 2006 are as follows:
	2007	2006
Deferred tax assets
Unrealized loss on securities available for sale	$356	$—
Allowance for loan losses	2,371	2,130
Deferred compensation	948	847
Impaired security valuation	889	574
Post-retirement benefits	364	222
Merger costs	14	22
Deferred loan fees/costs	20	—
Other	9	244

	4,971	4,039

Deferred tax liabilities
Unrealized gain on securities available for sale	—	689
Premises and equipment	443	454
Intangibles - section 197	1,253	868
Prepaid expenses	163	129
Intangibles - mortgage servicing rights	160	156
Deferred loan fees/costs	—	52
Other	189	206

	2,208	2,554

Net deferred tax asset	$2,763	$1,485

21
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of income tax attributable to pre-tax income at the Federal statutory tax rates to income tax expense is as follows:

	2007	%	2006	%	2005	%
Tax at statutory rate	$4,345	35.0	$4,540	35.0	$4,244	35.0
Tax exempt income, net	(715)	(5.8)	(778)	(6.0)	(881)	(7.3)
Bank owned life insurance	(215)	(1.7)	(241)	(1.9)	(215)	(1.8)
Other	(134)	(1.1)	(171)	(1.3)	(159)	(1.3)

Income tax expense	$3,281	26.4	$3,350	25.8	$2,989	24.6

The Corporation has no unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. The Corporation does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

No amounts for interest and penalties were recorded in the income statement for the year ended December 31, 2007 and no amounts are accrued for interest and penalties at December 31, 2007.

The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Pennsylvania. The Corporation is no longer subject to examination by taxing authorities for years before 2004. Tax years 2004 through 2006 remain open to examination.

13. Employee Benefit Plans

The Corporation provides a defined contribution retirement plan that covers all active officers and employees twenty-one years of age or older, employed by the Corporation for one year. Contributions to the plan for 2007, 2006 and 2005 based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $94. The Corporation recognized expense of $460 in 2007, $422 in 2006, and $377 in 2005.

In addition, the Corporation sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Corporation at 100% for every 1% contributed up to three percent then 50% for every 1% contributed up to four percent in total of the employee's compensation. The Corporation's contributions were $273, $242, and $176, in 2007, 2006, and 2005, respectively.

During 2003, the Corporation adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain executives to compensate those executive participants in the Corporation’s retirement plan whose benefits are limited by compensation limitations under current tax law. The SERP is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the SERP are payable from the general assets of the Corporation. At December 31, 2007 and 2006, obligations of $1,585 and $1,399, respectively, were included in other liabilities for this plan. Expenses related to this plan were $229 in 2007, $192 in 2006, and $405 in 2005.

During 2003, the Corporation established a Survivor Benefit Plan (the Plan) for the benefit of outside directors. The purpose of the plan is to provide life insurance benefits to beneficiaries of the Corporation’s directors who at the time of their death are participants in the plan. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. At December 31, 2007 and 2006, obligations of $491 and $446, respectively, were included in other liabilities for this plan. Expenses related to this plan were $45 in 2007, $118 in 2006, and $103 in 2005.

The Corporation has an unfunded post retirement benefits plan which provides certain health care benefits for retired employees who have reached the age of 60 and retired with 30 years of service. Benefits are provided for these retired employees and their qualifying dependents from the age of 60 through the age of 65. The Corporation uses a December 31 measurement date for this plan.

The following table sets forth the change in the benefit obligation and funded status of the plan:

December 31	2007	2006	2005
Benefit obligation at beginning of year	$607	$599	$580
Interest cost	36	35	34
Service cost	34	33	31
Actual claim expense	(17)	(27)	(16)
Actuarial (gain)/loss	(109)	(33)	(30)

Benefit obligation at end of year	$551	$607	$599

22
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31	2007	2006	2005
Funded status of plan	$(551)	$(607)	$(599)
Unrecognized actuarial (gain)/loss	—	—	(121)
Unrecognized transition obligation	—	—	59

Accrued benefit cost	$(551)	$(607)	$(661)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:
	2007	2006
Net actuarial gain/(loss)	$256	$151
Transition obligation	(44)	(51)

	212	100
Tax effect	(74)	(35)

	$138	$65

The accumulated benefit obligation was $551 and $607 at December 31, 2007 and 2006, respectively.

The following table sets forth the components of net periodic benefit cost and other amounts recognized in other comprehensive income:

	2007	2006	2005
Service cost	$34	$33	$31
Interest cost	36	35	34
Net amortization of transition obligation and actuarial gain	3	5	6

Net periodic benefit cost	73	73	71
Net (gain) loss	(109)	—	—
Amortization of gain	4	—	—
Amortization of transition obligation	(7)	—	—

Total recognized in other comprehensive income	(112)	—	—

Total recognized in net periodic benefit cost and other comprehensive income	$(39)	$73	$71

The estimated net gain and transition obligation that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are ($8) and $7, respectively.

The weighted average discount rate used to calculate net periodic benefit cost was 6.0% in 2007, 2006 and 2005. The weighted average rate used to calculate accrued benefit obligations was 6.25% in 2007 and 6.0% in 2006 and 2005. The health care cost trend rate used to measure the expected costs of benefits for 2008 is 7.0%, 6.0% for 2009, and 5.0% for 2010 and thereafter. A one percent increase in the health care trend rates would result in an increase of $73 in the benefit obligation as of December 31, 2007, and would increase the service and interest costs by $11 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $63 and $9 in the benefit obligation and service and interest costs, respectively, at December 31, 2007.

14. Deferred Compensation Plans

Deferred compensation plans cover all directors and certain officers. Under the plans, the Corporation pays each participant, or their beneficiary, the amount of fees or compensation deferred plus gains or net of losses over a maximum period of 10 years, beginning with the individuals termination of service. A liability is accrued for the obligation under these plans. The expense incurred for deferred compensation for 2007, 2006 and 2005 was $59, $82, and $218, respectively, resulting in a deferred compensation liability of $986 and $975 as of year-end 2007 and 2006, respectively.

23
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Stock-Based Compensation

Stock Options:

A summary of the status of the stock options, adjusted retroactively for the effects of stock splits, is presented below:

	Stock Options	Weighted-average Exercise Price
Outstanding, at January 1, 2007	267,418	$13.15
Granted	—	—
Exercised	8,750	9.08
Forfeited	—	—

Outstanding, at December 31, 2007	258,668	$13.28

Options exercisable at year-end	258,668
Fair value of options granted during the year	—
Number of authorized stock-based awards remaining to grant.	263,430

Options outstanding at year-end 2007 were as follows:

	Outstanding		Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price
$ 7.40 - 9.50	73,519	3.5 years	73,519	$8.49
11.30 - 13.30	74,649	4.2 years	74,649	12.79
16.04 - 17.54	110,500	6.5 years	110,500	16.80

	258,668		258,668

The aggregate intrinsic value of all options outstanding and exercisable at December 31, 2007 was $428,649 and $566,633 at December 31, 2006.

Additional information related to the stock option plan follows:

	2007	2006	2005
Intrinsic value of options exercised	$41	—	$47
Cash received from option exercises	79	—	71

As of December 31, 2007, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

Restricted Stock Awards:

A summary of changes in nonvested restricted stock awards follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2007	14,654	$13.81
Granted	11,929	14.39
Vested	(3,895)	13.81
Forfeited	—	—

Nonvested at December 31, 2007	22,688	$14.12

As of December 31, 2007 and 2006, there was $238 and $160, respectively, of total unrecognized compensation cost related to nonvested shares granted under the Plan. The fair value of shares vesting during 2007 was $56. No shares vested prior to 2007. Compensation expense for restricted stock awards was $94 in 2007 and $42 in 2006.

16. Related Party Transactions

The Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $8,929 on December 31, 2007 compared to $10,838 at December 31, 2006. During 2007, $1,287 of new loans were made and repayments totaled $3,196.

Deposits from principal officers, directors and their affiliates at year-end 2007 and 2006 were $3,410 and $5,221.

24
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Capital Requirements and Restrictions on Retained Earnings

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2007, the Corporation and Bank meet all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2007 and 2006, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no events or conditions since this notification that management believes have changed the Bank’s category.

Actual and required capital amounts and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2007
Total Capital to risk weighted assets
Consolidated	$85,342	12.91%	$52,884	8.0%	NA
Bank	$65,405	10.22%	$51,193	8.0%	$63,991	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$78,569	11.89%	$26,432	4.0%	NA
Bank	$59,021	9.22%	$25,596	4.0%	$38,394	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$78,569	9.74%	$32,267	4.0%	NA
Bank	$59,021	7.20%	$32,719	4.0%	$40,989	5.0%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2006
Total Capital to risk weighted assets
Consolidated	$76,332	12.75%	$47,900	8.0%	NA
Bank	$62,594	10.69%	$46,826	8.0%	$58,533	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$70,070	11.70%	$23,950	4.0%	NA
Bank	$56,279	9.61%	$23,413	4.0%	$35,120	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$70,070	9.22%	$30,386	4.0%	NA
Bank	$56,279	7.47%	$30,119	4.0%	$37,649	5.0%

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 2007, approximately $34.0 million of accumulated net earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval, subject to regulatory capital requirements above.

25
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end:

	2007		2006
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$13,975	$113,136	$8,963	$111,827
Unused lines of credit	—	41,886	—	35,295
Standby letters of credit	—	11,067	—	16,517

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at December 31, 2007 and 2006 have interest rates ranging from 4.20% to 16.00% and maturities ranging from 3 months to 20 years.

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

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
ASSETS
Cash and cash equivalents	$30,085	$30,085	$25,551	$25,551
Securities available for sale	162,643	162,643	156,696	156,696
Loans held for sale	1,745	1,782	2,420	2,577
Net loans	592,915	619,065	540,934	573,288
FHLB, FRB and other equity interests	5,834	5,834	5,321	5,321
Accrued interest receivable	4,349	4,349	4,281	4,281

LIABILITIES
Deposits	$(659,157)	$(630,531)	$(631,322)	$(649,399)
Borrowings	(120,620)	(123,636)	(70,195)	(82,146)
Accrued interest payable	(2,218)	(2,218)	(2,295)	(2,295)

26
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Parent Company Only Financial Information

CONDENSED BALANCE SHEETS	December 31,
ASSETS	2007	2006
Cash	$2,351	$57
Investment in bank subsidiary	62,448	60,660
Investment in non-bank subsidiaries	23,936	21,933
Other assets	1,343	1,321

TOTAL ASSETS	$90,078	$83,971

LIABILITIES
Deferred tax liability	$31	$29
Subordinated debentures	20,620	10,310
Other liabilities	144	1,353

TOTAL LIABILITIES	20,795	11,692
TOTAL SHAREHOLDERS’ EQUITY	69,283	72,279

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$90,078	$83,971

CONDENSED STATEMENTS OF INCOME	Year ended December 31,
INCOME	2007	2006	2005
Dividends from:
Bank subsidiary	$6,229	$5,495	$15,849
Non bank subsidiaries	—	811	3,125
Other	172	82	118

TOTAL INCOME	6,401	6,388	19,092
EXPENSES	(1,622)	(1,141)	(1,014)

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	4,779	5,247	18,078
Income tax benefit	493	360	305
Equity in undistributed net income of bank subsidiary	2,865	3,803	(7,063)
Equity in undistributed net income of non-bank subsidiaries	997	212	(2,182)

NET INCOME	$9,134	$9,622	$9,138

CONDENSED STATEMENTS OF CASH FLOWS	Year ended December 31,
Cash flows from operating activities:	2007	2006	2005
Net income	$9,134	$9,622	$9,138
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(2,865)	(3,803)	7,063
Equity in undistributed net income of non-bank subsidiaries	(997)	(212)	2,182
Decrease (Increase) in other assets	(22)	(69)	30
Increase in other liabilities	1	125	1

Net cash provided by operating activities	5,251	5,663	18,414

Cash flows from investing activities:
Capital transfer to subsidiaries	(2,020)	(200)	(10,406)
Return of capital from subsidiary	310	—	—

Net cash used in investing activities	(1,710)	(200)	(10,406)
Cash flows from financing activities:
Dividends paid	(5,395)	(5,104)	(5,046)
Purchase of treasury stock	(6,115)	(3,367)	(2,222)
Proceeds from sale of treasury stock and option exercises	1,153	923	904
Net advance (to) from subsidiary	(1,200)	1,200	(800)
Issue of subordinated debentures	20,620	—	—
Repayment of subordinated debentures	(10,310)	—	—

Net cash used in financing activities	(1,247)	(6,348)	(7,164)

Net increase (decrease) in cash	2,294	(885)	844
Cash beginning of year	57	942	98

Cash end of year	$2,351	$57	$942

27
2007 Annual Report
CNB Financial Corporation & Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related tax effects were as follows:

	2007	2006	2005
Unrealized holding gains (losses) on available for sale securities	$(3,384)	$515	$(2,254)
Less reclassification adjustment due to recognition of other-than-temporary impairment of securities	(900)	—	(240)
Less reclassification adjustment for gains and losses recognized in income	501	338	322

Net unrealized gains (losses)	(2,985)	177	(2,336)
Tax effect	(1,045)	65	(820)

Net-of-tax amount	(1,940)	112	(1,516)

Actuarial gain on postemployment health care plan	109	—	—
Net amortization of transition obligation and actuarial gain	3	—	—

Net unrealized gain on postretirement benefits plan	112	—	—
Tax effect	(39)	—	—

Net-of-tax amount	73	—	—

Other comprehensive income (loss)	$(1,867)	$112	$(1,516)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of tax:

	Balance at 12/31/06	Current Period Change	Balance at 12/31/07
Unrealized gains (losses) on securities available for sale	$1,278	$(1,940)	$(662)
Unrealized gains on postretirement benefits plan	65	73	138

Total	$1,343	$(1,867)	$(524)

22. Quarterly Financial Data (Unaudited)

The unaudited quarterly results of operations for the years ended December 2007 and 2006 are as follows (in thousands, except per share data):

	Quarters Ended
	2007				2006
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
Total interest and dividend income	$12,612	$13,353	$13,945	$14,023	$11,508	$12,295	$12,355	$12,714
Net interest income	7,050	7,561	8,028	8,372	6,822	7,176	6,937	7,084
Provision for loan losses	126	442	335	609	365	390	324	292
Non-interest income	1,915	2,141	2,083	2,050	2,163	1,933	2,089	2,250
Non-interest expense	6,259	6,020	6,443	6,551	5,442	5,515	5,515	5,639
Net income	1,921	2,382	2,410	2,421	2,431	2,335	2,343	2,513
Net income per share, basic	0.22	0.27	0.28	0.28	0.27	0.27	0.26	0.28
Net income per share, diluted	0.22	0.27	0.28	0.28	0.27	0.26	0.26	0.28

28
2007 Annual Report
CNB Financial Corporation & Subsidiaries

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

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2007. The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report which follows.

William F. Falger	Charles R. Guarino.
President and Chief Executive Officer	Treasurer and Principal Financial Officer

Date: March 14, 2008	Date: March 14, 2008

29
2007 Annual Report
CNB Financial Corporation & Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated statements of financial condition of CNB Financial Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2007. We also have audited CNB Financial Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). CNB Financial Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, CNB Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Crowe Chizek and Company LLC

Cleveland, Ohio

March 14, 2008

30
2007 Annual Report
CNB Financial Corporation & Subsidiaries

STATISTICAL INFORMATION

Quarterly Share Data

The following table sets forth, for the periods indicated, the quarterly high and low bid price of the Corporation’s common stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2007, the approximate number of shareholders of record of the Corporation’s common stock was 2,730.

Price Range of Common Stock
	2007		2006
	High	Low	High	Low
First Quarter	$15.15	$13.90	$14.49	$13.25
Second Quarter	14.50	13.70	14.20	13.40
Third Quarter	14.40	12.06	14.36	13.65
Fourth Quarter	14.39	12.93	14.25	13.73

Cash Dividends Paid
	2007	2006
First Quarter	$0.15	$0.14
Second Quarter	0.15	0.14
Third Quarter	0.16	0.14
Fourth Quarter	0.16	0.15

	$0.62	$0.57

31
2007 Annual Report
CNB Financial Corporation & Subsidiaries

STATISTICAL INFORMATION

Total Return Performance

Index	Period Ending
	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
CNB Financial Corporation	100.00	131.13	123.09	117.95	123.44	123.37
NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60
SNL Bank NASDAQ Index	100.00	129.08	147.94	143.43	161.02	126.42

Source : SNL Financial LC, Charlottesville, VA	(434) 977-1600
© 2007	www.snl.com

32
2007 Annual Report
CNB Financial Corporation & Subsidiaries

SELECTED FINANCIAL DATA

Year Ended December 31
(dollars in thousands, except per share data)	2007
Interest Income
Loans including fees	$44,559
Deposits with banks	445
Federal funds sold	381
Investment securities:
Taxable	6,669
Tax-exempt	1,457
Dividends	422

Total interest and dividend income	53,933

Interest expense
Deposits	18,087
Other borrowings	4,835

Total interest expense	22,922

Net interest income	31,011
Provision for loan losses	1,512

Net interest income after provision for loan losses	29,499

Non-interest income	8,189
Non-interest expenses	25,273

Income before income taxes	12,415

Income tax expense	3,281

Net income	$9,134

Per share data
Basic	$1.05
Fully diluted	$1.05
Dividends declared	$0.62
Book value per share at year end	$8.10

At end of period
Total assets	$856,308
Securities	162,643
Loans, net of unearned discount	599,688
Allowance for loan losses	6,773
Deposits	659,157
Shareholders’ equity	69,283

Key ratios
Return on average assets	1.12%
Return on average equity	12.82%
Loan to deposit ratio	90.98%
Dividend payout ratio	59.05%
Average equity to average assets ratio	8.65%

33
2007 Annual Report
CNB Financial Corporation & Subsidiaries

FIVE YEAR COMPARISON

2006	2005	2004	2003
$40,198	$33,931	$31,005	$30,328
437	316	117	44
293	394	120	180

5,876	4,817	3,746	4,457
1,706	1,837	2,008	2,178
362	327	477	399

48,872	41,622	37,473	37,586

17,106	12,633	10,551	10,882
3,747	3,322	2,577	2,518

20,853	15,955	13,128	13,400

28,019	25,667	24,345	24,186
1,371	783	800	1,535

26,648	24,884	23,545	22,651

8,435	7,407	5,429	7,136
22,111	20,164	19,139	17,925

12,972	12,127	9,835	11,862

3,350	2,989	1,964	2,805

$9,622	$9,138	$7,871	$9,057

$1.08	$1.01	$0.86	$0.99
$1.07	$1.00	$0.86	$0.98
$0.57	$0.55	$0.52	$0.47
$8.15	$7.76	$7.54	$7.27

$780,850	$764,018	$725,217	$701,752
156,696	161,897	164,202	175,903
547,020	510,613	481,937	458,249
6,086	5,603	5,585	5,764
631,322	618,503	596,905	575,438
72,279	69,968	68,710	66,447

1.26%	1.23%	1.11%	1.31%
13.51%	13.42%	12.04%	14.79%
86.65%	82.56%	80.74%	79.81%
53.05%	55.22%	60.61%	47.86%
9.31%	9.18%	9.20%	8.87%

34
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the “Corporation”) is presented to provide insight into management’s assessment of financial results. The Corporation’s subsidiary CNB Bank (the “Bank”) provides financial services to individuals and businesses within the Bank’s market area which is primarily made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. During 2005 the Bank entered the northwestern Pennsylvania county of Erie and began doing business as ERIEBANK. The Bank is subject to regulation, supervision and examination by the Pennsylvania State Department of Banking as well as the Federal Deposit Insurance Corporation. The financial condition and results of operations are not intended to be indicative of future performance. One of the Corporation’s subsidiaries, CNB Securities Corporation, is incorporated in Delaware and currently maintains investments in debt and equity securities. County Reinsurance Company, also a subsidiary, is a Corporation of Arizona, and provides credit life and disability for customers of CNB Bank. CNB Insurance Agency, incorporated in Pennsylvania, provides for the sale of nonproprietary annuities and other insurance products. Finally, Holiday Financial Services Corporation (“Holiday’) was formed in the fourth quarter of 2005 to facilitate the Corporation’s entry into the consumer discount loan and finance business. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

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

GENERAL OVERVIEW

During 2005, the Bank established a loan production office in Erie, Pennsylvania in order to begin offering commercial loan service to businesses located within Erie and Erie County. Management operated from temporary store locations during 2005 and 2006 and in the third quarter of 2007 opened its first new full service financial services store in Erie’s west side. Another store was opened in the fourth quarter of 2007. We are currently constructing a third which is expected to be completed in the second quarter of 2008 with plans to start construction on a fourth store to be opened near the end of 2008. Management believes that our ERIEBANK division, along with our traditional CNB Bank market areas, should provide the Bank with sustained loan and deposit growth during 2008.

In the fourth quarter of 2005, the Corporation formed a new subsidiary and entered the consumer discount loan and finance business as Holiday Financial Services Corporation. In 2006, we opened three new offices in the communities of Hollidaysburg, Northern Cambria and Clearfield, Pennsylvania. Three additional offices in the communities of Bellefonte, Ridgway and Bradford, Pennsylvania were opened in 2007 bringing our total to seven. In 2008 we are planning to open another office which will service our new ERIEBANK market area. Although the consumer discount loan business is relatively new to the Corporation, management is making the necessary investments in experienced personnel and technology which we believe will facilitate the growth of Holiday Financial Services into a successful and profitable subsidiary of the Corporation.

While non-interest costs are expected to increase with the growth of the Corporation’s banking and consumer discount loan franchises, these new ventures will provide growth in earning assets as well as enhanced non-interest income which we believe will more than offset these costs in 2008 and beyond. As such, the Corporation made the necessary investments in infrastructure and personnel over the past two years knowing that earnings were reduced in the near term due to costs increasing faster than related revenues.

The interest rate environment will continue to play an important role in the future earnings of the Corporation. Our net interest margin remained strong in 2007 even with the period of yield curve inversion which negatively affected the earnings of many financial institutions. Recent actions of the Federal Reserve have resulted in decreases in short term interest rates and the shift to a more normalized yield curve which has benefited the Corporation primarily by reducing

35
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

its cost of funds. Management will closely monitor our net interest margin in 2008, as well as continue to apply a disciplined approach to managing our balance sheet, as the majority of the earnings of the Corporation continue to be derived from interest income. Due to our continued growth, non-interest income should be enhanced in several areas including service charges and fees as well as improved wealth management income. While our business plan continues to focus on commercial lending, we now offer a full service approach to servicing the needs of high net worth individuals through our Private Banking groups in both our CNB Bank and ERIEBANK franchises.

Management concentrates on return on average equity and earnings per share evaluations, plus other methods to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is well positioned to enhance earnings through the remainder of 2008.

FINANCIAL CONDITION

The following table presents ending balances ($’s in millions), growth (reduction) and the percentage change during the past two years:

	2007 Balance	Increase (Decrease)	% Change	2006 Balance	Increase (Decrease)	% Change	2005 Balance
Total assets	$856.3	$75.4	9.7	$780.9	$16.9	2.2	$764.0
Total loans, net	592.9	52.0	9.6	540.9	35.9	7.1	505.0
Total securities	162.6	5.9	3.8	156.7	(5.2)	(3.2)	161.9
Total deposits	659.2	27.9	4.4	631.3	12.8	2.1	618.5
Total shareholders’ equity	69.3	(3.0)	(4.1)	72.3	2.3	3.3	70.0

The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

The increase in assets during 2007 was primarily the result of continued growth in the loan portfolio. The majority of this growth occurred in the commercial mortgage, residential mortgage and consumer loan areas as a result of increases in the commercial and residential mortgage loan portfolio of CNB Bank as well as consumer loans written by our discount loan and finance subsidiary, Holiday. The Corporation’s deposit growth did not keep pace with this loan growth. As such, the Corporation accessed alternative funding sources including the Federal Home Loan Bank and an issuance of floating rate trust preferred securities. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $30.1 million at December 31, 2007 compared to $25.6 million at December 31, 2006. Cash and cash equivalents will fluctuate based on the timing and amount of liquidity events that occur in the normal course of business. The year end balance is considered reasonable to support the expected funding needs in the short term.

We believe the liquidity needs of the Corporation are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, and the portion of the securities and loan portfolios that mature within one year. These sources of funds will enable the Corporation to meet cash obligations and off-balance sheet commitments as they come due.

SECURITIES

Securities increased 3.8% since December 31, 2006. The increase is primarily the result of purchases of structured collateralized mortgage obligations and U.S. Government Agency Securities. During 2006, management used normal investment run-off to fund loan growth and in 2007, the portfolio was managed at a level we believe maintains adequate levels of liquidity within the balance sheet.

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

36
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS

The Corporation’s loan volume was strong throughout 2007. Our lending is focused in the west central Pennsylvania market and consists principally of commercial and retail lending, which includes single family residential mortgages and other consumer loans.

At December 31, 2007, the Corporation had $599.7 million in loans outstanding, net of unearned discount, an increase of $52.7 million (or 9.6%) since December 31, 2006. As detailed in the following table, the increase was primarily the result of three factors. First was increasing demand for our commercial and residential mortgage products. The Corporation views commercial lending as its competitive advantage and continues to focus on this area by hiring and retaining experienced loan officers and supporting them with quality credit analysis. In addition, the Corporation ran two successful home equity loan promotions during 2007 which were the primary reason for the growth in residential mortgages of $14.9 million or 9.3%. Finally, the growth of our consumer discount loan and finance company, Holiday Financial Services Corporation, was the primary reason for the growth in consumer loans of $16.6 million or 58.2% since December 31, 2006.

The Corporation expects increasing loan demand throughout 2008 with the growth of our ERIEBANK division and Holiday Financial Services Corporation.

Total loans, net of unearned, at December 31, 2007 and 2006 are summarized as follows ($ in thousands):

	2007	2006
Commercial, Financial and Agricultural	$218,839	$214,804
Residential Mortgage	176,470	160,159
Commercial Mortgage	160,585	143,453
Consumer	43,794	28,604

	$599,688	$547,020

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2007, no concentration exists within our commercial or real estate loan portfolio as related to a concentration of 10% of the total loans.

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

The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

at December 31,	2007	2006	2005
Nonperforming assets:
Non-accrual loans	$1,979	$1,619	$1,561
Accrual loans greater than 89 days past due	395	128	462

Total nonperforming loans	2,374	1,747	2,023
Other real estate owned	516	181	85

Total nonperforming assets	$2,890	$1,928	$2,108

Total loans, net of unearned income	$599,688	$547,020	$510,613
Nonperforming loans as a percent of loans, net	0.40%	0.32%	0.40%
Total assets	$856,308	$780,850	$764,018
Nonperforming assets as a percent of total assets	0.34%	0.25%	0.28%

Management continues to closely monitor nonperforming loans. Although the ratio of nonperforming loans to total net loans increased from 0.32% in 2006 to 0.40% in 2007, management does not believe the increase to be a result of deterioration in underwriting or credit analysis processes, but more a result of overall economic conditions regionally as well as nationally. The Corporation’s nonperforming loans to total loans ratio continues to be favorable compared to peer institutions.

37
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established by provisions for losses in the loan portfolio as well as overdrafts in deposit accounts. These provisions are charged against current income. Loans, leases and overdrafts deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.

The table below shows activity within the allowance account over the past three years:

Allowance for Loan Losses

($’s in thousands)	Years Ended December 31,
	2007	2006	2005
Balance at beginning of Period	$6,086	$5,603	$5,585
Charge-offs:
Commercial, financial, and agricultural	—	—	16
Commercial mortgages	67	144	135
Residential mortgages	180	203	152
Consumer	417	472	372
Overdraft deposit accounts	346	272	300

	1,010	1,091	975
Recoveries:
Commercial, financial, and agricultural	—	3	1
Commercial mortgages	—	3	18
Residential mortgages	12	4	—
Consumer	91	100	100
Overdraft deposit accounts	82	93	91

	185	203	210

Net charge-offs:	(825)	(888)	(765)

Provision for loan losses	1,512	1,371	783

Balance at end-of-period	$6,773	$6,086	$5,603

Loans, net of unearned	$599,688	$547,020	$510,613

Allowance to net loans	1.13%	1.11%	1.10%

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

38
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan Losses

Balance at end of period	2007	2006
Commercial and industrial	$2,253	$2,553
Commercial mortgages	1,915	2,066
Installment	1,196	551
Residential mortgages	1,012	646
Credit cards	91	66
Overdraft deposit accounts	306	199
Unallocated	—	5

Total	$6,773	$6,086

As noted in the Loan Quality section of this analysis, both the level of nonperforming loans and nonperforming assets have increased slightly since December 31, 2006. As a result, over the same time period, the coverage percentage of the allowance to net loans increased by two basis points from 1.11% at December 31, 2006 to 1.13% at December 31, 2007.

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

The previously mentioned analysis considered numerous historical and other factors to analyze the adequacy of the allowance and current period charges against the provision for loan losses. Management paid special attention to a section of the analysis that compared and plotted the actual level of the allowance against the aggregate amount of loans adversely classified in order to compute the estimated probable losses associated with those loans. By noting the “spread” at the present time, as well as prior periods, management can determine the current adequacy of the allowance as well as evaluate trends that may be developing. The volume and composition of the Corporation’s loan portfolio continue to reflect growth in commercial credits including commercial real estate loans. As mentioned in the Loans section of this analysis, management considers commercial lending a competitive advantage and continues to focus on this area as part of its strategic growth initiatives. However, management must also consider the fact that the inherent risk is more pronounced in these types of credits and is also driven by the economic environment of its market areas.

During the year ended December 31, 2007 the Corporation increased its provision for loan losses and allowance as compared to the same period in 2006. This increase was deemed necessary based on the evaluation described above and included consideration of the Corporation’s two new ventures. First, ERIEBANK is a relatively new market that has had a heavy emphasis on commercial lending. This was considered and certain factors were adjusted that increased the provision and allowance in the current year based on the growth of our ERIEBANK loan portfolio. Secondly, with the formation of Holiday Financial Services Corporation, the Corporation began growing a portfolio of consumer finance and discount loans with different risk characteristics than its consumer loan portfolio in its banking subsidiary throughout 2007 and 2006. Although this loan portfolio is not currently significant in terms of the overall loan portfolio, it was nevertheless considered in our analysis resulting in increases in our provision during the year ended December 31, 2007. Lastly, our analysis considered the effects on our customers of the rising cost of doing business as a result of general increases in production costs, including energy and fuel costs, as compared to 2006.

Based on the methodology described above, management believes that the charges to the provision are reasonable for the periods presented and the allowance is adequate to absorb probable incurred losses in the loan portfolio at December 31, 2007.

PREMISES AND EQUIPMENT

Premises and equipment increased $3.5 million (or 21.8%) since December 31, 2006. This increase is entirely the result of growth initiatives with the Corporation’s ERIEBANK division. As mentioned in the General Overview section of the analysis, the Corporation built and opened two new ERIEBANK stores during 2007. Two additional stores are planned for completion in 2008. As such, future increases to premises and equipment are forthcoming. The three new Holiday offices opened in 2007 are leased locations and did not factor significantly into the increase in premises and equipment.

39
2007 Annual Report
CNB Financial Corporation & Subsidiaries

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

ACCRUED INTEREST AND OTHER ASSETS

Accrued interest and other assets totaled $16.6 million at December 31, 2007, compared to $7.6 million at December 31, 2006. This increase is almost entirely attributable to recording a receivable for proceeds from principal and interest of $7.9 million at December 31, 2007 from one of the Corporation’s investment custodians. The Corporation sold five investment securities in late December 2007 and the settlement did not occur until early January 2008.

FUNDING SOURCES

Although the Corporation considers short-term borrowings and long term debt when evaluating funding sources, traditional deposits continue to be the main focus for funding. As noted in the table below, traditional deposits increased 4.4% during 2007 primarily as a result of growth in our interest bearing and non-interest bearing demand deposits.

($ in thousands)	% Change 2007 vs. 2006	2007	2006	2005
Checking, Non-Interest Bearing	10.2%	$90,994	$82,574	$80,874
Checking, Interest Bearing	21.9%	171,216	140,490	141,646
Savings Accounts	3.8%	54,339	52,352	65,483
Certificates of Deposit	(3.7%)	342,608	355,906	330,500

	4.4%	$659,157	$631,322	$618,503

Periodically, the Corporation utilizes term borrowings from the Federal Home Loan Bank (FHLB) and other non-affiliated institutions. The terms of these borrowings are detailed at Note 11 to the consolidated financial statements. Due to the favorable interest rates and terms offered by FHLB throughout 2007, the Corporation borrowed $50 million in order to meet funding needs not accommodated by traditional deposit growth. Management plans to maintain access to short and long-term borrowings as an available funding source when deemed appropriate.

In 2007, Holiday entered into a $10 million line of credit facility with an unaffiliated institution in order to fund loan growth. At December 31, 2007, Holiday has borrowed $5 million under this agreement.

On April 5, 2007, CNB Capital Trust II, a trust formed by the Corporation, issued $10.0 million in trust-preferred securities in a pooled offering. The interest rate is determined quarterly and floats based on the 3-month LIBOR plus 1.55%. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering. These debentures represent the sole asset of the trust and must be redeemed no later than 2037. The Corporation used the proceeds to fund loan growth as well as repurchase shares of its own stock as discussed below in the Shareholders’ Equity section of this analysis. An additional $10.0 million in trust-preferred securities was issued on June 25, 2007 by CNB Capital Trust III. The terms and structure of the transaction were exactly the same as the April 5th issuance, however, the proceeds were used to liquidate similar trust-preferred securities issued in 2002 which floated on the 3-month LIBOR plus 3.45%.

SHAREHOLDERS’ EQUITY

The Corporation’s capital continues to provide a base for profitable growth. Total shareholders’ equity was $69.3 million at December 31, 2007 compared to $72.3 million at December 31, 2006, a decrease of approximately $3.0 million. The reason for the decrease in equity was primarily the result of an increase in treasury stock of $4.7 million during 2007 as the Corporation continued to repurchase shares of its own stock under a publicly announced plan. The majority of the increase was the result of a private purchase of 304,220 shares from another financial institution which occurred in the second quarter of 2007.

The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established “risk-based” capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The Corporation’s total risk-based capital ratio of 12.91% as of December 31, 2007 is well above the minimum standard of 8%. The Tier 1 capital ratio of 11.89% also is above the regulatory minimum of 4%. The leverage ratio, 9.74%, was also above the minimum standard of 4%. The Bank’s total risk-based capital ratio of 10.22% as of December 31, 2007 is well above the minimum

40
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

standard of 8%. The Bank’s Tier 1 capital ratio of 9.22% also is above the regulatory minimum of 4%. The Bank’s leverage ratio, 7.20%, was also above the minimum standard of 4%. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation’s capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its strategic decision making process.

LIQUIDITY

Liquidity measures an organizations’ ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 7 of the accompanying financial statements provide analysis of the Corporation’s cash and cash equivalents and the sources and uses of cash. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB. This relationship provides the Bank with a total borrowing line of approximately $219 million with only $83 million outstanding at year end 2007. Management feels the Corporation’s current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2007

OVERVIEW OF THE INCOME STATEMENT

During 2007, management applied various strategies to maximize earnings in an environment where the yield curve was flat or inverted for the first part of the year and steepened as a result of actual and projected decreases in short-term interest rates the latter part of the year. The Corporation’s net income decreased 5.1% from $9.6 million in 2006 to $9.1 million in 2007, resulting in basic and diluted earnings per share of $1.05.

INTEREST INCOME AND EXPENSE

Net interest income increased $3.0 million from $28.0 million in 2006 to $31.0 million in 2007, an increase of 10.7%. This increase is primarily the result of an increasing level of average earning assets combined with an improved net interest margin. In 2007 the Corporation’s average earning assets increased approximately $43 million from $708 million during 2006 to $751 million during 2007, while the net interest margin increased from 4.17% to 4.27% over the same time period. During 2007, decreases in short-term interest rates resulted in a slight decrease in our overall cost of funds while disciplined loan pricing increased our yield on earning assets from 7.11% for the year ending December 31, 2006 to 7.32% for the year ending December 31, 2007.

PROVISION FOR LOAN LOSSES

The Corporation recorded a provision for loan losses of approximately $1.5 million in 2007 compared to $1.4 million during 2006. As discussed in more detail in the Allowance for Loan Losses section of this analysis, management believes the charges to the provision in the current year are appropriate and the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio.

NON-INTEREST INCOME

Total non-interest income for 2007 was negatively affected by a non-cash charge for a writedown of an other-than-temporarily impaired security which before tax amounted to $900 thousand. However, excluding the effects of this non-cash charge, as well as net security gains of $501 thousand in 2007 and $338 thousand in 2006, the Corporation grew its non-interest income in 2007 by $491 thousand, or 6.1%, as compared to 2006. The reasons for the increase over the prior year were higher service charges on deposit accounts as well as increases in other miscellaneous service charges and fees. While increases in charges on deposit accounts were primarily related to growth in the number of accounts serviced by our banking franchise, a significant portion of the increase in “other” service charges and fees is attributable to various income items, such as insurance commissions, resulting from the growth of our consumer loan and finance subsidiary, Holiday. In addition, wealth management fees increased $103 thousand, or 19.8%, from 2006 to 2007, primarily as a result of the Corporation’s expansion of its wealth management services.

NON-INTEREST EXPENSE

Non-interest expense increased by 14.3% to $25.3 million in 2007 compared to $22.1 million in 2006. The majority (approximately 81%) of the increase was a result of the Corporation’s increasing costs for salaries, benefits, and occupancy related expenditures. Like many growing entities, the Corporation is faced with increasing employee related costs in order to support its growth. Although the average cost per FTE (full-time equivalent) has increased in line with industry standards, the total FTE’s have increased by 16 from 256 at December 31, 2006 to 272 at December 31, 2007

As mentioned in the General Overview section of this analysis, the Corporation is continuing the process of expanding its banking franchise into the Erie, Pennsylvania market and has opened three new offices of its consumer

41
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

finance subsidiary Holiday Financial Services Corporation. During 2008, we plan to complete construction of two ERIEBANK financial services stores and open an additional office of Holiday which will service our ERIEBANK market area. As such, non-interest expenses are expected to increase in 2008 in line with the Corporation’s continued growth.

YEAR ENDED DECEMBER 31, 2006

OVERVIEW OF THE INCOME STATEMENT

During 2006, management continued to apply various strategies to increase earnings in an environment where the yield curve remained in a sustained inversion. These strategies paid off as the Corporation experienced record annual earnings as net income increased approximately 5.3% from $9.1 million in 2005 to $9.6 million in 2006. Although non-interest expenses increased approximately $1.9 million as a result of our continued growth, the Corporation was able to achieve the above mentioned higher earnings through increased average earning assets and an improved net interest margin as well as higher levels of non-interest income.

INTEREST INCOME AND EXPENSE

Net interest income increased $2.3 million from $25.7 million in 2005 to $28.0 million in 2006, an increase of 9.2%. This increase is primarily the result of an increasing level of average earning assets combined with an improved net interest margin. In 2006 the Corporation’s average earning assets increased approximately $21 million from $687 million during 2005 to $708 million during 2006, while the net interest margin increased from 3.97% to 4.17% over the same time period.

PROVISION FOR LOAN LOSSES

The Corporation recorded a provision for loan losses of approximately $1.4 million in 2006 compared to $783 thousand during 2005, primarily a result of continued loan growth.

NON-INTEREST INCOME

Total non-interest income for 2005 was negatively effected by a non-cash charge for a writedown of an other-than-temporarily impaired security which before tax amounted to $240 thousand. However, excluding the effects of this prior year non-cash charge and security gains for both years, the Corporation grew its non-interest income in 2006 by $772 thousand, or 10.5%, as compared to 2005. The primary reason for the increase over the prior year were improved trust and asset management fees as well as service charges and fees. A positive enhancement to our “other” non-interest income line has been revenue from increased transactions on our VISA check card product which accounted for the majority of the increase in the “other” category as it increased by $298 thousand over the same period in 2005.

NON-INTEREST EXPENSE

Non-interest expense increased by 9.7% to $22.1 million in 2006 compared to $20.2 million in 2005. The majority (approximately 80%) of the increase was a result of the Corporation’s increasing costs for salaries and wages, occupancy costs and technology related expenditures. Like many growing entities, the Corporation is faced with increasing employee related costs in order to support its growth. Although the average cost per FTE (full-time equivalent) remained relatively constant over the past year, the total FTE’s have increased by 27 from 229 at December 31, 2005 to 256 at December 31, 2006.

As mentioned in the General Overview section of this analysis, the Corporation is beginning the process of expanding its banking franchise into the Erie, Pennsylvania market and has opened three new offices of its consumer finance subsidiary Holiday Financial Services Corporation. The Corporation realizes that expenses related to these new ventures may outpace related revenues in the near term but believes the long-term growth potential is more than worth the near term cost. As such, the Corporation will strive to manage expenses while recognizing some, such as increasing costs for salaries, occupancy, outside services and technology, are the result of continued growth.

FEDERAL INCOME TAX EXPENSE

Federal income taxes were $3.3 million in 2007 compared to $3.4 million in 2006 and $3.0 million in 2005. The effective tax rates were 26.4%, 25.8%, and 24.6% for 2007, 2006 and 2005, respectively. The effective tax rate for the periods differed from the federal statutory rate of 35.0% principally as a result of tax exempt income from securities and loans as well as earnings from bank owned life insurance. The increase in the effective tax rate is attributable to the decline in tax exempt interest income.

42
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2007 was 1.38% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was (2.59%) at December 31, 2006.

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

The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2007 and 2006:

	2007	2006
Static 1-Yr. Cumulative Gap	1.38%	(2.59)%
Earnings Simulation
- 200 bps vs. Stable Rate	6.55%	5.16%
+200 bps vs. Stable Rate	(2.65)%	(2.77)%

The interest rate sensitivity position at December 31, 2007 was asset sensitive in the short-term. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest affects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

43
2007 Annual Report
CNB Financial Corporation & Subsidiaries

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Contractual Obligations: The following table presents, as of December 31, 2007, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

(In thousands)		Payments Due In
	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity		$316,549	$—	$—	$—	$316,549
Certificates of deposits	10	136,263	150,725	52,844	2,776	342,608
Treasury, tax and loan borrowings	11	2,000	—	—	—	2,000
FHLB and other borrowings	11	9,000	9,000	30,000	50,000	98,000
Operating leases	7	348	544	454	1,792	3,138
Subordinated debentures	11	—	—	—	20,620	20,620

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for facilities.

The Corporation also has obligations under its postretirement plan for health care and supplemental executive retirement plan as described in Note 13 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The supplemental executive retirement plan allocates expenses over the participant’s service period. The Corporation reserves the right to terminate these plans at any time.

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

44
2007 Annual Report
CNB Financial Corporation & Subsidiaries

EXECUTIVE MANAGEMENT AND BOARD OF DIRECTORS

Corporate Officers, CNB Financial Corporation

William F. Falger
President & Chief Executive Officer

Joseph B. Bower, Jr.
Secretary

Charles R. Guarino
Treasurer & Principal Financial Officer

Executive Officers, CNB Bank

William F. Falger	Charles R. Guarino
President & Chief Executive Officer	Vice President & Chief Financial Officer

Joseph B. Bower, Jr.	Richard L. Sloppy
Executive Vice President & Chief Operating Officer	Executive Vice President & Chief Lending Officer

Mark D. Breakey
Executive Vice President & Chief Credit Officer

Board of Directors
CNB Financial Corporation and CNB Bank

Dennis L. Merrey

Chairman of the Board

Retired, Formerly President,

Clearfield Powdered Metals, Inc.

(Manufacturer)

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

President, C.H. Reams &

Associates, Inc. (Insurance)

James B. Ryan

Retired, Formerly Vice President of Sales, Marketing, Windfall Products, Inc. (Manufacturer)

Peter F. Smith

Attorney at Law

DIRECTOR EMERITUS

L. E. Soult, Jr.

45
2007 Annual Report
CNB Financial Corporation & Subsidiaries

OFFICERS

Administrative Services

Mary Ann Conaway

Vice President, Human Resources

Richard L. Greslick, Jr.

Vice President, Operations

Helen G. Kolar

Vice President, Marketing & Sales

Edward H. Proud

Vice President, Information Systems

Thomas J. Ammerman, Jr.

Assistant Vice President/Security

Donna J. Collins

Assistant Vice President/Compliance

Susan M. Warrick

Assistant Vice President/Operations

Brian W. Wingard

Assistant Vice President/Controller

Carol J. Cossick

Assistant Controller

Thomas W. Grice

Network Administration Officer

Leanne D. Kassab

Marketing Officer

Susan B. Kurtz

Customer Service Officer

Dennis J. Sloppy Information Systems Officer Carolyn B. Smeal Operations Officer BJ Sterndale Training Officer Brenda L. Terry Banking Officer

Branch Division

Vickie L. Baker

Assistant Vice President,

Regional Branch Administration,

Bradford Main Street Office

Ruth Anne Ryan-Catalano

Assistant Vice President,

Regional Branch Administration,

Industrial Park Road Office, Clearfield

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

Charles C. Shrader

Vice President, Commercial Banking,

Community Office Manager

Warren

Gregory R. Williams

Banking Officer, Community Banking, Clearfield

Lending Division

Robert S. Berezansky

Senior Vice President, Corporate Lending

James M. Baker

Vice President, Commercial Banking,

DuBois

Michael E. Haines

Vice President, Commercial Banking,

St. Marys

Robin L. Hay

Vice President, Commercial Banking

Jeffrey A. Herr

Vice President, Commercial Banking,

Philipsburg

William J. Mills

Vice President, Commercial Banking,

St. Marys

Charles C. Shrader

Vice President, Commercial Banking,

Warren

Joseph H. Yaros

Vice President, Commercial Banking

Bradford

David W. Ogden

Vice President, Credit Administration

Duane P. Shifter

Vice President, Downtown Office,

Clearfield

Christopher L. Stott

Vice President, Mortgage Lending

Michael C. Sutika

Vice President, Commercial Banking

Gregory M. Dixon

Assistant Vice President/Credit Administration

Richard L. Bannon

Credit Administration Officer

Steven C. Tunall

Commercial Banking, Kane

Theresa L. Swanson

Banking Officer, Warren

46
2007 Annual Report
CNB Financial Corporation & Subsidiaries

OFFICERS

Trust & Asset Management Services		Wealth Management Services

Donald E. Shawley Senior Vice President & Senior Trust Officer Calvin R. Thomas, Jr. Vice President, Trust Officer	Jane M. Gnan Assistant Trust Officer Glenn R. Pentz Trust Officer	Craig C. Ball Vice President, Wealth Management	Natalie R. Barnett Financial Consultant, Wealth Management

ERIEBANK, a Division of CNB Bank

David J. Zimmer President Donald W. Damon Senior Vice President William L. DeLuca, Jr. Senior Vice President Scott O. Calhoun Vice President	William J. Vitron, Jr. Vice President, Wealth Management Kelly S. Buck Community Office Manager, Downtown Office Carla M. LaBoda Community Office Manager, Asbury Road Office	Heidi E. Bemiss Community Office Manager, Summit Towne Center Paul D. Sallie Commercial Lending Officer

ERIEBANK Regional Board of Directors

Joseph B. Bower, Jr.

Secretary, CNB Financial Corporation;

Executive Vice President, and Chief

Operating Officer, CNB Bank

Mark D. Breakey

Executive Vice President & Chief

Credit Officer

Harry E. Brown

Vice President, Specialty Bar

Products, EBC Industries

(Manufacturing)

Gary L. Clark

Vice President, Chief Financial Officer and Chief Administrative Officer,

Snap-tite, Inc.

(Manufacturing)

Thomas L. Doolin

President, New Age Business

Solutions, LLC (Consulting)

William F. Falger

President and Chief Executive

Officer, CNB Financial Corporation;

President and Chief Executive

Officer, CNB Bank

Thomas Kennedy

President, Professional Development

Associates, Inc. (Real estate

developer)

Charles H. Reams

President, C. H. Reams & Associates,

Inc. (Insurance)

James E. Spoden

Esquire, MacDonald Illig Jones &

Britton, LLP (Law office)

Holiday Financial Services Corporation, a Subsidiary of CNB Financial Corporation

Board of Directors & Corporate Officers Joseph B. Bower, Jr. Director & President Charles R. Guarino Director & Treasurer	Richard L. Greslick, Jr. Director & Secretary	Administrative Services Dennis J. Weakland Senior Vice President Joseph P. Strouse Vice President, Community Office Manager

CNB Securities Corporation, a Subsidiary of CNB Financial Corporation, Wilmington, DE

Board of Directors Charles R. Guarino Glenn R. Pentz Donald R. McLamb, Jr. Wilmington Trust SP Services, Inc.	Corporate Officers Richard L. Greslick, Jr. President Donald R. McLamb, Jr. Treasurer, Wilmington Trust SP Services, Inc.	Elizabeth F. Bothner Secretary, Wilmington Trust SP Services, Inc.

47
2007 Annual Report
CNB Financial Corporation & Subsidiaries

SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 15, 2008 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

Corporate Address

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Stock Transfer Agent & Registrar

CNB Bank

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Form 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

Quarterly Share Data

For information regarding the Corporation’s quarterly share data, please refer to page 32 in the 2007 Annual Report Financial Section.

Market Makers

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Ferris Baker Watts, Inc.	Boenning & Scattergood, Inc.
6 Bird Cage Walk	1700 Market Street
Hollidaysburg, PA 16648	Ste 1420
(800) 343-5149	Philadelphia, PA 19103
(800) 842-8928

Ryan, Beck & Co.	Janny Montgomery Scott
401 City Avenue Ste 902	484 Jeffers Street
Bala Cynwyd, PA 19004	DuBois,PA 15801
(800) 223-8969	(800) 238-0067

Corporate Profile

CNB Financial Corporation is a leader in providing integrated financial solutions which creates value for both consumers and businesses. These solutions encompass checking, savings, time and deposit accounts, Private Banking, loans and lines of credit (real estate, commercial, industrial, residential and consumer), credit cards, cash and wealth management, online banking, electronic check deposit, merchant credit card processing, on-site banker, accounts receivable handling, ACH origination and payroll processing. In addition, the Corporation provides trust services, retirement plans and other employee benefit plans.

CNB Bank

A subsidiary of CNB Financial Corporation, CNB is a regional independent community bank in North Central Pennsylvania with approximately 290 employees who make customer service more responsive and reliable. For 143 years, the Bank strives to be more customer-driven than its competitors thus building long-term customer relationships by being reliable and competitively priced.

CNB continually seeks innovative ways to execute a personal, quality customer service strategy and prides itself for being first-to-market many of these innovations. To satisfy customers’ financial needs and expectations, it offers a variety of delivery channels, which includes 21 full-service offices, 19 ATMs, 1 loan production office, telephone banking (1-888-641-6554), Internet banking (www.bankcnb.com), mobile banking and a centralized customer service center (1-800-492-3221).

ERIEBANK

Headquartered in Erie, Pennsylvania, ERIEBANK is a division of CNB Bank. Presently, there are three locations which house its commercial, retail and Private Banking divisions. There are expansion plans for two more full service offices in 2008.

Holiday Financial Services

Another subsidiary of CNB Financial Corporation, Holiday Financial Services, a consumer loan company, was formed in November, 2005 and currently has seven conveniently located offices in Bellefonte, Bradford, Clearfield, Hollidaysburg, Northern Cambria, Ridgway and Sidman, Pennsylvania. Plans for expansion in 2008 include an additional office in Erie, Pennsylvania.

The common stock of the Corporation trades on the NASDAQ National Market under the symbol CCNE.

48
2007 Annual Report
CNB Financial Corporation & Subsidiaries

CNB FINANCIAL CORPORATION

1 SOUTH SECOND STREET

P.O. BOX 42

CLEARFIELD, PA 16830

800-492-3221

WWW.BANKCNB.COM