Form 10-K, Exhibit 13
period 2008-12-31
CNB FINANCIAL CORP/PA
filed 2009-03-13
CIK 736772

Exhibit 13.1

CNB FINANCIAL CORPORATION 2008 ANNUAL REPORT

CNB FINANCIAL CORPORATION

Consolidated Financial Highlights    1

Message to Shareholders    2

Consolidated Statements of Financial Condition    5

Consolidated Statements of Income    6

Consolidated Statements of Cash Flows    7

Consolidated Statements of Changes in Shareholders’ Equity    8

Notes to Consolidated Financial Statements    9

Management’s Report on Internal Control Over Financial Reporting    33

Report of Independent Registered Public Accounting Firm    34

Statistical Information    35

Selected Financial Data - Five Year Comparison    37

Management’s Discussion and Analysis of Financial Condition and Results of Operation    39

Executive Management and Board of Directors    49

Officers    50

Shareholder Information    52

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |   ANNUAL REPORT 2008

(in thousands, except per share data)

		2008	2007	% Change
For The Year
	Interest Income	$57,183	$53,933	6.0%
	Interest Expense	20,583	22,922	(10.2%)
	Net Interest Income	36,600	31,011	18.0%
	Non-interest Income	2,490	8,189	(69.6%)
	Non-interest Expense	28,801	25,273	14.0%
	Net Income	5,235	9,134	(42.7%)
	Operating Earnings*	7,811	9,719	(19.6%)

	Net Income Return on:
	Average Assets	0.55%	1.12%	(50.9%)
	Average Equity	7.88%	12.82%	(38.5%)

At Year End
	Assets	$1,016,518	$858,700	18.4%
	Loans, net of unearned	671,556	599,688	12.0%
	Deposits	814,596	659,157	23.6%
	Shareholders’ Equity	62,467	69,283	(9.8%)
	Trust Assets Under Management
	(at market value)	179,223	231,335	(22.5%)

Per Share Data
	Net Income, diluted	$0.61	$1.05	(41.9%)
	Dividends	0.645	0.62	4.0%
	Book Value	7.27	8.10	(10.2%)
	Market Value	11.19	13.55	(17.4%)

*2008 and 2007 operating earnings amounts are shown before effect of $2,576 and $585 (after tax) non-cash charges due to write-downs of other-than-temporarily impaired securities.

1  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

To Our Shareholders, Customers & Friends:

The year of 2008 was one of historic significance for CNB Financial Corporation, our country and the world. For our corporation, it was a year when we reached the milestone of $1 billion in assets. For our country, and the world, it was a year of extreme financial turmoil and the beginning of a significant recession, the effects of which will likely be felt for some time.

The achievement of our year end asset total was driven by deposit growth of 23.6% which in large part was the result of our expansion into the Erie and Warren, Pennsylvania markets. In Erie, we completed the build out of our four-branch presence of ERIEBANK with the opening of our principal office on Interchange Road and our Harborcreek office in the eastern suburbs. In Warren, we have begun to experience strong deposit growth primarily resulting from inflows from customers of larger regional banks with branches in the market. An important aspect of our deposit growth is that it was driven in large measure by increases in checking and savings balances. The growth of these core deposits is reflective of our focus on building solid, long-term customer relationships.

Coupled with our deposit growth was an increase in loans outstanding of 12.0% for the year. This growth occurred across our three major loan segments with consumer loans increasing 23.1%, residential mortgages 19.0%, and commercial loans 7.4%. Our consumer loan growth was significantly impacted by our growth in the Erie market and general increase in our other markets.

With our deposit increases exceeding our loan growth during the year by $83.6 million, we deployed the excess funding in our investment portfolio. This resulted in our holdings of United States treasury and agency obligations increasing by $14.2 million, government guaranteed mortgage-backed securities increasing by $49.4 million, and the obligations of state and municipal entities increasing by $26.5 million. These portfolios increases were partially offset by a decrease in our holdings of corporate debt and other securities of $14.7 million.

For the year, our net income as stated under Generally Accepted Accounting Principles (GAAP) was $5.2 million compared to $9.1 million in 2007. Our earnings were negatively impacted by other-than-temporary impairment charges associated with certain corporate investments which had an after tax impact of $2.6 million. Excluding these changes our net income from operations would have been $7.8 million. Our earnings were also affected by a higher provision for loan losses of $3.8 million compared to $1.5 million in 2007. This increased provision was the result of our higher level of loans outstanding and the uncertainty regarding the impact of the economic downtown on our loan quality.

Our loan quality showed some deterioration during 2008 but remains strong as reflected by key measurements. Net charge-offs for the year totaled $1.8 million, compared to $825 thousand in 2007, representing 0.28% of average loans outstanding. Also, our level of nonperforming loans consisting of loans greater than 90 days past due and nonaccrual loans totaled $3.6 million at year end 2008, compared to $2.4 million at year end 2007, which

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |   2

MESSAGE TO SHAREHOLDERS

$625 $675 $725 $775 $825 $875 $925 $975 $1,025
04 $725,217
05 $764,018
06 $780,850
07 $858,700
08 $1,016,518

ASSET GROWTH
(in thousands)

$500 $540 $580 $620 $660 $700 $740 $780 $820
04 $596,905
05 $618,503
06 $631,322
07 $659,157
08 $814,596

DEPOSIT GROWTH
(in thousands)

$0.46 $0.54 $0.62 $0.70 $0.78 $0.86 $0.94 $1.02 $1.10
04 $0.86
05 $1.00
06 $1.07
07 $1.05
08 $0.61

EARNINGS PER SHARE
(fully diluted)

$0.42 $0.45 $0.48 $0.51 $0.54 $0.57 $0.60 $0.63 $0.66
04 $0.52
05 $0.55
06 $0.57
07 $0.62
08 $0.645

DIVIDENDS PAID PER SHARE

3 | CNB FINANCIAL CORPORATION & SUBSIDIARIES | ANNUAL REPORT 2008

represents a ratio of 0.53% to total loans outstanding. And finally, total loan delinquency, loans past due by 30 or more days, stood at 0.82% compared to 1.04% at year end 2007. We continue to compare very favorably in all three measurements with our peers. Maintaining this level of loan quality will be challenging in 2009 with increasing unemployment affecting consumers and declining revenues affecting businesses. We will be working diligently to assist our borrowers in order to meet these challenges.

Since approximately September 2008, our country has been severely impacted by the meltdown of major financial institutions which has resulted in the onset of a major recession. The federal government has taken unprecedented action to inject funding into our financial system and is now attempting to stimulate the economy with various spending programs. The US Treasury has offered a capital purchase program as a part of the plan in order to inject additional capital into the banking system. As stated in a previous release, CNB chose not to participate in the program as the requirements imposed by the government were deemed to not be in the best interest of the shareholders. Instead the Corporation may seek alternative private equity to accomplish its future objectives of growth and expansion.

CNB Financial Corporation, as well as most community banks, did not engage in the types of activities which have led our nation into its current state of affairs. Unfortunately, we have suffered to a degree from the actions of the major banks and Wall Street firms. However, we remain a strongly capitalized and profitable institution capable of paying an appropriate level of dividends to our shareholders. We are also fully committed to meeting the credit needs of the individuals and businesses in the communities we serve. We firmly believe that as our country and region recover economically, CNB Financial Corporation will be favorably positioned to profit from the opportunities that will be available to us.

William F. Falger

President and Chief Executive Officer

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |   4

(in thousands, except share data)	December 31
	2008	2007

Assets
Cash and due from banks	$28,414	$23,540
Interest bearing deposits with other banks	2,783	2,125
Federal funds sold	59	773

CASH AND CASH EQUIVALENTS	31,256	26,438
Interest bearing time deposits with other banks	6,515	3,498
Securities available for sale	237,289	162,792
Trading securities	892	–
Loans held for sale	3,332	1,745
Loans	676,152	603,541
Less: unearned discount	4,596	3,853
Less: allowance for loan losses	8,719	6,773

NET LOANS	662,837	592,915
FHLB and other equity interests	5,815	5,834
Premises and equipment, net	23,578	19,780
Bank owned life insurance	15,720	15,099
Mortgage servicing rights	552	457
Goodwill	10,821	10,821
Other intangible assets	185	285
Accrued interest and other assets	17,726	19,036

TOTAL ASSETS	$1,016,518	$858,700

Liabilities
Deposits:
Non-interest bearing deposits	$97,999	$90,994
Interest bearing deposits	716,597	568,163

TOTAL DEPOSITS	814,596	659,157
Treasury, tax and loan borrowings	719	2,000
FHLB and other borrowings	107,478	98,000
Subordinated debentures	20,620	20,620
Accrued interest and other liabilities	10,638	9,640

TOTAL LIABILITIES	954,051	789,417

Shareholders’ Equity
Common stock $0 par value
Authorized 50,000,000 shares
Issued 9,233,750 shares for 2008 and 2007	-	–
Additional paid in capital	12,913	13,058
Retained earnings	65,890	66,696
Treasury stock, at cost (637,694 shares for 2008 and 679,948 shares for 2007)	(9,332)	(9,947)
Accumulated other comprehensive loss	(7,004)	(524)

TOTAL SHAREHOLDERS’ EQUITY	62,467	69,283

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$1,016,518	$858,700

The accompanying notes are an integral part of these statements.

5  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

(in thousands, except per share data)	Year ended December 31,
	2008	2007	2006
Interest and Dividend Income
Loans including fees	$47,355	$44,559	$40,198
Deposits with banks	377	445	437
Federal funds sold	394	381	293
Securities:
Taxable	7,419	6,669	5,876
Tax-exempt	1,414	1,457	1,706
Dividends	224	422	362

TOTAL INTEREST AND DIVIDEND INCOME	57,183	53,933	48,872

Interest Expense
Deposits	14,956	18,087	17,106
Federal Home Loan Bank advances and other debt	4,609	3,510	2,881
Subordinated debentures	1,018	1,325	866

TOTAL INTEREST EXPENSE	20,583	22,922	20,853

Net interest income	36,600	31,011	28,019
Provision for loan losses	3,787	1,512	1,371

Net interest income after provision for loan losses	32,813	29,499	26,648

Non-interest Income
Trust and asset management fees	1,161	1,128	1,077
Service charges - deposit accounts	4,335	4,250	4,160
Other service charges and fees	1,405	1,045	644
Net realized gains on securities available for sale	117	501	338
Net realized losses from sales of securities for which fair value was elected	(602)	–	–
Net unrealized losses on securities for which fair value was elected	(2,471)	–	–
Loss on other-than-temporarily impaired securities	(3,963)	(900)	–
Mortgage banking income	447	347	406
Bank owned life insurance	621	615	687
Wealth management	724	622	519
Other	716	581	604

TOTAL NON-INTEREST INCOME	2,490	8,189	8,435

Non-interest Expenses
Salaries	10,376	9,207	8,106
Employee benefits	4,404	3,987	2,947
Net occupancy expense	3,856	3,271	2,854
Data processing	2,453	2,075	2,010
State and local taxes	1,113	1,019	962
Legal, professional and examination fees	798	722	704
Advertising	792	680	529
Insurance	639	228	247
Intangible asset amortization	100	100	415
Directors fees and benefits	683	381	395
Other	3,587	3,603	2,942

TOTAL NON-INTEREST EXPENSES	28,801	25,273	22,111

Income before income taxes	6,502	12,415	12,972
Income tax expense	1,267	3,281	3,350

Net income	$5,235	$9,134	$9,622

EARNINGS PER SHARE
Basic	$0.61	$1.05	$1.08
Diluted	$0.61	$1.05	$1.07

The accompanying notes are an integral part of these statements.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  6

(in thousands)	Year ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net income	$5,235	$9,134	$9,622
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	3,787	1,512	1,371
Depreciation and amortization	1,881	1,721	1,882
Amortization, accretion and deferred loan fees and costs	543	(638)	(457)
Deferred taxes	(1,319)	(272)	(150)
Net realized gains on securities available for sale	(117)	(501)	(338)
Net realized and unrealized losses on securities for which fair value was elected	3,073	–	–
Loss on other-than-temporarily impaired securities	3,963	900	–
Gain on sale of loans	(331)	(242)	(319)
Net gains on dispositions of premises and equipment and foreclosed assets	(66)	(92)	(57)
Proceeds from sales of loans	12,532	11,518	12,615
Origination of loans for sale	(14,057)	(10,792)	(12,246)
Increase in bank owned life insurance	(621)	(615)	(687)
Stock based compensation expense	147	94	60
Changes in:
Accrued interest receivable and other assets	(1,178)	(663)	(590)
Accrued interest payable and other liabilities	82	1,583	2,219

Net cash provided by operating activities	13,554	12,647	12,925

Cash Flows from Investing Activities:
Net (increase) decrease in interest bearing time deposits with other banks	(3,017)	799	–
Proceeds from maturities, prepayments and calls of securities	64,092	49,848	43,349
Proceeds from sales of securities	17,423	3,953	247
Purchase of securities	(166,057)	(70,814)	(37,757)
Loan origination and payments, net	(74,512)	(53,515)	(37,070)
Redemption (purchase) of FHLB and other equity interests	19	(513)	(532)
Purchase of premises and equipment	(5,405)	(4,984)	(3,602)
Proceeds from the sale of premises and equipment and foreclosed assets	287	328	210

Net cash used in investing activities	(167,170)	(74,898)	(35,155)

Cash Flows from Financing Activities:
Net change in:
Checking, money market and savings accounts	154,405	41,133	(12,587)
Certificates of deposit	1,034	(13,298)	25,406
Purchase of treasury stock	(659)	(6,115)	(3,367)
Proceeds from the sale of treasury stock	982	1,074	923
Proceeds from the exercise of stock options	–	79	–
Cash dividends paid	(5,525)	(5,395)	(5,104)
Proceeds from long-term borrowings	8,500	65,000	10,000
Repayments on long-term borrowings	(4,022)	(22,250)	(13,000)
Issue of subordinated debentures	–	20,000	–
Repayment of subordinated debentures	–	(10,000)	–
Net change in short-term borrowings	3,719	(2,635)	2,635

Net cash provided by financing activities	158,434	67,593	4,906

Net increase (decrease) in cash and cash equivalents	4,818	5,342	(17,324)
Cash and cash equivalents at beginning of period	26,438	21,096	38,420

Cash and cash equivalents at end of period	$31,256	$26,438	$21,096

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$20,679	$22,999	$20,581
Income taxes	3,968	3,360	3,964
Supplemental non cash disclosures:
Transfers to other real estate owned	$375	$571	$249
Sales of securities, proceeds not settled	–	7,781	–
Grant of restricted stock awards from treasury stock	177	179	198
Adoption of FASB Statement No. 159, transfer of securities available for sale to trading securities	7,018	–	–

The accompanying notes are an integral part of these statements.

7  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Years ended December 31, 2008, 2007 and 2006 (in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Share- holders’ Equity
Balance January 1, 2006	$9,234	$4,160	$58,439	$(3,031)	$1,166	$69,968
Comprehensive income:
Net income for 2006			9,622			9,622
Other comprehensive income:
Net change in unrealized gains on available for sale securities, net of taxes of $65					112	112

Total comprehensive income						9,734

Reclassification adjustment for conversion to no par stock	(9,234)	9,234
Adjustment to initially apply FAS No. 158, net of tax					65	65
Restricted stock award grants (14,654 shares)		(198)		198
Stock based compensation expense		60				60
Treasury stock:
Purchase (240,763 shares)				(3,367)		(3,367)
Reissue (66,159 shares)		(6)		929		923
Cash dividends declared ($0.57 per share)			(5,104)			(5,104)

Balance December 31, 2006		13,250	62,957	(5,271)	1,343	72,279
Comprehensive income:
Net income for 2007			9,134			9,134
Other comprehensive loss:
Net change in unrealized gains on available for sale securities, net of taxes of ($1,045)					(1,940)	(1,940)
Change in actuarial gain, net of amortization and tax effects for post employment health care plan, net of tax of $39					73	73

Total other comprehensive loss						(1,867)

Total comprehensive income						7,267
Restricted stock award grants (11,929 shares)		(179)		179
Exercise of 8,750 stock options		(52)		131		79
Stock based compensation expense		94				94
Treasury stock:
Purchase (406,695 shares)				(6,115)		(6,115)
Reissue (75,613 shares)		(55)		1,129		1,074
Cash dividends declared ($0.62 per share)			(5,395)			(5,395)

Balance December 31, 2007		13,058	66,696	(9,947)	(524)	69,283
Adjustment to initially apply SFAS No. 159, net of tax (Note 1)			(516)		516
Comprehensive loss:
Net income for 2008			5,235			5,235
Other comprehensive loss:
Net change in unrealized losses on available for sale securities, net of taxes of ($3,464)					(6,434)	(6,434)
Change in actuarial gain, net of amortization and tax effects for post employment health care plan, net of tax of $53					98	98
Change in fair value of interest rate swap agreement designated as a cash flow hedge, net of tax of ($355)					(660)	(660)

Total other comprehensive loss						(6,996)

Total comprehensive loss						(1,761)

Restricted stock award grants (12,433 shares)		(177)		177
Stock based compensation expense		147				147
Treasury stock:
Purchase (47,469 shares)				(659)		(659)
Reissue (77,290 shares)		(115)		1,097		982
Cash dividends declared ($0.645 per share)			(5,525)			(5,525)

Balance December 31, 2008		$12,913	$65,890	$(9,332)	$(7,004)	$62,467

The accompanying notes are an integral part of these statements.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  8

1. Summary of Significant Accounting Policies

Unless otherwise indicated, amounts are in thousands, except per share data.

Business and Organization:

CNB Financial Corporation (the “Corporation”), is headquartered in Clearfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, CNB Bank (the “Bank”) which also began doing business as ERIEBANK during 2005 in the Erie, Pennsylvania market area. In addition, the Bank provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans as well as a full range of wealth management services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. In addition to the Bank, the Corporation also entered the consumer discount loan and finance business in 2005 with its wholly owned subsidiary, Holiday Financial Services Corporation. The Corporation and its subsidiaries are subject to examination by federal and state regulators. The Corporation’s market area is primarily concentrated in the central and northwest regions of the state of Pennsylvania.

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

Securities:

When purchased, securities are classified as held to maturity, trading or available for sale. Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are carried at amortized cost. Debt or equity securities are classified as trading when purchased principally for the purpose of selling them in the near term, or when FASB Statement No. 159 has been elected. Trading securities are recorded at fair value with changes in fair value included in earnings in non-interest income. Available for sale securities are those securities not classified as held to maturity or trading and are carried at their fair market value. Unrealized gains and losses, net of deferred tax, on securities classified as available for sale are recorded as other comprehensive income. Management has not classified any debt or equity securities as held to maturity.

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

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, unearned interest, deferred loan fees and costs, and an allowance for loan losses.

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

9  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

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

Concentration of Credit Risk:

Most of the Corporation’s business activity is with customers located within the state of Pennsylvania. Therefore, the Corporation’s exposure to credit risk is significantly affected by changes in Pennsylvania’s economy.

Loans Held for Sale:

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

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

As of December 31, 2008, the Corporation holds $4,593 of stock in FHLB. In December 2008, FHLB announced that due largely to a decline in the fair value of a segment of its mortgage-backed securities portfolio, it had suspended payment of dividends on the stock and made a decision to no longer purchase “excess stock” from its members. The Corporation’s stock is not transferable and can only be redeemed by FHLB. Further deterioration in the financial condition of FHLB may lead management to a conclusion that the cost of Corporation’s stock in FHLB is not recoverable, which would result in a charge to earnings for impairment of the Corporation’s holdings of this stock. The amount of such a charge, if any, cannot be estimated at this time.

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

Bank Owned Life Insurance:

The Corporation has purchased life insurance policies on certain key executives. In accordance with EITF 06-05, bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  10

Goodwill and Other Intangible Assets:

Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of a customer relationship intangible related to Holiday. It was initially measured at fair value and then amortized over its useful life of 5 years.

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

Derivatives:

Derivative financial instruments are recognized as assets or liabilities at fair value. The Corporation has an interest rate swap agreement, which is used as part of its asset liability management to help manage interest rate risk. The Corporation does not use derivatives for trading purposes.

At the inception of a derivative contract, the Corporation designates the derivative as one of three types based on the Corporation’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

The Corporation formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions, at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Corporation also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Corporation discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.

Advertising Costs:

Advertising costs are generally expensed as incurred and amounted to $792, $680, and $529, for 2008, 2007 and 2006, respectively.

Mortgage Servicing Rights (MSR’s):

Servicing rights are recognized separately when they are acquired through sales of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage

11  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

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

Servicing fee income, which is reported on the income statement as mortgage banking income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $290, $285, and $277 for the years ended December 31, 2008, 2007 and 2006. Late fees and ancillary fees related to loan servicing are not material.

Treasury Stock:

The purchase of the Corporation’s common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a first-in-first-out basis.

Equity

On April 18, 2006, the shareholders of the Corporation voted to increase the aggregate number of authorized shares from 10,000,000 to 50,000,000 as well as approve the change from $1.00 par value to no par stock. The changes had no effect on the dollar amount of total shareholders’ equity and resulted in a reclassification between common stock and additional paid in capital.

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

No stock options were granted during the years ended December 31, 2008, 2007 and 2006.

Restricted Stock Awards:

During 2008, 2007 and 2006, the Executive Compensation and Personnel Committee of the Board of Directors granted a total of 12,433, 11,929 and 14,654 shares, respectively, of restricted common stock to certain key employees and all independent directors of the Corporation. Compensation expense for the restricted stock awards is recognized over the requisite service period based on the fair value of the shares at the date of grant on a straight-line basis. Unearned restricted stock awards are recorded as a reduction of shareholders’ equity until earned. Compensation expense resulting from these restricted stock awards was $147, $94 and $60 for the years ended December 31, 2008, 2007 and 2006, respectively.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  12

Comprehensive Income:

The Corporation presents comprehensive income as part of the Statement of Changes in Shareholders’ Equity. Other comprehensive income (loss) consists of unrealized holding gains (losses) on the available for sale securities portfolio, changes in the unrecognized actuarial gain and transition obligation related to the Corporation’s post retirement benefits plan, and changes in the fair value of the Corporation’s interest rate swap.

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

The Corporation adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Corporation’s financial statements.

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

Restrictions on Cash:

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in vault cash. The average amount of these non-interest bearing reserve balances for the year ended December 31, 2008 and 2007, was $50, which was maintained in vault cash.

Loss Contingencies:

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.

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

Adoption of New Accounting Standards:

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair

13  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material. In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active. This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective for the Corporation on January 1, 2008. As of January 1, 2008, the Corporation elected the fair value option for certain investment securities with a carrying value of $7,018, which included a net unrealized loss of $793. As a result of Adopting Statement No. 159, the after tax effect of the net unrealized loss was removed from accumulated other comprehensive income which increased this balance by $516. The offset was recorded as a reduction to retained earnings as a cumulative effect adjustment.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue was effective for fiscal years beginning after December 15, 2007. The impact of adoption was not material.

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of adoption was not material.

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations” (“FAS 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Corporation’s results of operations or financial position.

In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Corporation’s adoption of FAS 160 did not have a significant impact on its results of operations or financial position.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133” (“FAS 161”), which amends and expands the disclosure requirements of FAS No. 133 for derivative instruments and hedging activities. FAS 161 requires qualitative disclosure about objectives and strategies for using derivative and hedging instruments, quantitative disclosures about fair value amounts of the instruments and gains and losses on such instruments, as well as disclosures about credit-risk features in derivative agreements. FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this standard did not have a material effect on the Corporation’s results of operations or financial position.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  14

2. Earnings Per Share

The computation of basic and diluted EPS is shown below (in thousands, except per share data). For the year ended December 31, 2008, options to purchase 166,125 shares of common stock and for the years ended December 31, 2007 and 2006, options to purchase 110,500 shares of common stock were not considered in computing diluted earnings per common share because they were anti-dilutive. For the years ended December 31, 2008 and 2007, 22,541 and 11,603 average unearned restricted stock awards were not considered in computing diluted earnings per share because they were anti-dilutive.

	Years Ended December 31
	2008	2007	2006

Basic earnings per share computation:
Net income	$5,235	$9,134	$9,622

Gross weighted-average shares outstanding	8,570	8,693	8,960
Less: Average unearned restricted stock	23	18	10

Net weighted-average shares outstanding	8,547	8,675	8,950

Basic earnings per share	$0.61	$1.05	$1.08

	Years Ended December 31
	2008	2007	2006

Diluted earnings per share computation:
Net Income	$5,235	$9,134	$9,622

Weighted average shares outstanding for basic earnings per share	8,547	8,675	8,950
Add: Dilutive effects of assumed exercises of stock options	19	23	24

Weighted average shares and potentially dilutive shares	8,566	8,698	8,974

Diluted earnings per share	$0.61	$1.05	$1.07

3. Securities

Securities available for sale at December 31, 2008 and 2007 were as follows:

	December 31, 2008				December 31, 2007
	Amortized	Unrealized		Fair	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Securities available for sale:
U.S. Treasury	$10,059	$257	$-	$10,316	$10,955	$125	$–	$11,080
U.S. Government sponsored entities	40,779	486	(1)	41,264	26,261	112	(28)	26,345
Obligations of States and Political Subdivisions	54,467	667	(719)	54,415	27,300	664	(46)	27,918
Mortgage-backed	109,530	580	(4,830)	105,280	55,924	266	(326)	55,864
Corporate notes and bonds	30,908	68	(6,597)	24,379	33,889	215	(1,208)	32,896
Other securities	1,670	–	(35)	1,635	9,480	69	(860)	8,689

Total securities available for sale	$247,413	$2,058	$(12,182)	$237,289	$163,809	$1,451	$(2,468)	$162,792

At year end 2008 and 2007, there were no holdings of securities of any one issuer, other than the U.S. Government sponsored entities, in an amount greater than 10% of shareholders’ equity.

At December 31, 2008, securities accounted for under the fair value option of FASB Statement No. 159 and as a result are classified as trading consisted of $31 of floating rate preferred stock of the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association, and $861 of corporate equity securities.

15  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Securities with unrealized losses at year-end 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

2008	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Treasury	$-	$-	$-	$-	$-	$-
U.S. Gov’t Sponsored Entities	468	(1)	-	-	468	(1)
States & Political Subdivisions	18,217	(599)	3,894	(120)	22,111	(719)
Mortgage-Backed	35,996	(1,755)	10,134	(3,075)	46,130	(4,830)
Corporate Notes and Bonds	3,410	(636)	17,685	(5,961)	21,095	(6,597)
Other Securities	1,134	(35)	-	-	1,134	(35)

	$59,225	$(3,026)	$31,713	$(9,156)	$90,938	$(12,182)

2007	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Treasury	$–	$–	$–	$–	$–	$–
U.S. Gov’t Sponsored Entities	1,005	(1)	4,468	(27)	5,473	(28)
States & Political Subdivisions	4,906	(36)	1,047	(10)	5,953	(46)
Mortgage-Backed	7,780	(186)	13,217	(140)	20,997	(326)
Corporate Notes and Bonds	15,934	(742)	8,452	(466)	24,386	(1,208)
Other Securities	2,275	(545)	1,024	(315)	3,299	(860)

	$31,900	$(1,510)	$28,208	$(958)	$60,108	$(2,468)

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

At December 31, 2008, approximately 33% of the total unrealized losses relate to structured trust preferred securities, primarily from issuers in the financial services industry. At December 31, 2008, the pooled trust preferred securities did not trade in an active, open market with readily observable prices and therefore were classified within Level 3 of the valuation hierarchy. The fair value of these securities have been calculated using a discounted cash flow model and market liquidity premium as permitted by FSP 157-3. With the current market conditions, the assumptions used to determine the fair value of Level 3 securities has greater subjectivity due to the lack of observable market transactions. The fair value of these securities have declined due to the fact that subsequent offerings of similar securities pay a higher market rate of return. This higher rate of return reflects the increased credit and liquidity risks in the marketplace. There is no indication of any significant deterioration of the creditworthiness of the underlying entities of the various trust preferred pools. Except as described below, based on management’s evaluation of the pooled trust preferred securities, the present value of the projected cash flows is sufficient for full re-payment of the amortized cost of the securities and, therefore it is believed the decline in fair value is temporary due to current market conditions. However, without recovery of these securities, other-than-temporary impairments may occur in future periods.

The remainder of the unrealized losses is attributable to changes in interest rates, and the Corporation has both the intent and ability to hold the debt securities for the foreseeable future. As a result, except as described below, management does not believe any of the individual unrealized losses on debt securities represents an other-than-temporary impairment.

The Corporation holds a subordinated corporate bond issued by Lehman Brothers Holdings (“Lehman”). On September 15, 2008, Lehman declared bankruptcy resulting in a significant decline in the market value of the Lehman bond below cost. Management of the Corporation has deemed the decline to be other-than-temporary and, accordingly, recognized a charge to earnings for the full amortized cost basis of the security of $1,963 or $1,276, net of tax. In addition, the Corporation holds a pooled trust preferred security issued by US Capital Funding VI, and management has deemed the decline in fair value of this security to be other-than-temporary. As a result, a charge to earnings for the full amortized cost basis of $2,000, or $1,300, net of tax was recognized.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  16

The Corporation’s other securities include floating rate preferred stock issued by Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC). For the year ended December 31, 2007, the Corporation recognized a $900 pre-tax charge for other-than-temporary decline in fair value of its FNMA securities since management did not believe that the securities would recover in value within a reasonable amount of time as a result of additional preferred stock that FNMA introduced to the capital markets in the fourth quarter of 2007. This security is being carried at fair value under FASB Statement No. 159 effective January 1, 2008.

On December 31, 2008 and 2007, securities carried at $113,847 and $121,822, respectively, were pledged to secure public deposits and for other purposes as provided by law.

The following is a schedule of the contractual maturity of securities available-for-sale, excluding equity securities, at December 31, 2008:

Available for Sale Fair Value

1 year or less	$17,791
1 year-5 years	44,062
5 years-10 years	31,971
After 10 years	36,550

130,374

Mortgage-backed securities	105,280

Total debt securities	$235,654

Mortgage-backed securities are not due at a single date; periodic payments are received based on the payment patterns of the underlying collateral.

Information pertaining to security transactions is as follows:

	Proceeds	Gross Gains	Gross Losses

2008	$6,495	$135	$18
2007	$11,734	$538	$37
2006	$247	$343	$5

The tax provision related to these net realized gains was $41, $175, and $118, respectively.

During 2008, the Corporation sold securities carried at fair value under FASB Statement No. 159. Proceeds were $3,147 resulting in gross losses of $602.

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

4. Loans

Total Loans at December 31, 2008 and 2007 are summarized as follows:

	2008	2007

Commercial, Industrial and Agricultural	$228,000	$218,839
Residential Mortgage	210,080	176,470
Commercial Mortgage	179,420	160,585
Consumer and Other	58,652	47,647

	$676,152	$603,541

At December 31, 2008 and 2007, net unamortized loan costs and fees of $(605) and $(177) respectively, have been included in the carrying value of loans.

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

17  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Deposit accounts that have overdrawn their current balance, known as overdrafts, are reclassified to loans. Overdrafts included in year-end loans are $859 in 2008 and $1,188 in 2007.

Impaired loans were as follows:

	2008	2007

Year-end loans with no allocated allowance for loan losses	$-	$–
Year-end loans with allocated allowance for loan losses	4,850	3,434

Total	$4,850	$3,434

Amount of the allowance for loan losses allocated	$1,628	$985

	2008	2007	2006

Average impaired loans outstanding during the year	$5,086	$3,680	$2,617

Interest income recognized during impairment and cash basis interest income recognized was not material in any year presented.

Nonaccrual loans and loans past 90 days still on accrual were as follows:

	2008	2007

Loans past due over 90 days still on accrual	$533	$395
Nonaccrual loans	$3,046	$1,979

Nonaccrual loans and loans past 90 days still on accrual include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

5. Allowance for Loan Losses

Transactions in the Allowance for Loan Losses for the three years ended December 31 were as follows:

	2008	2007	2006

Balance, Beginning of Year	$6,773	$6,086	$5,603
Charge-offs	(2,044)	(1,010)	(1,091)
Recoveries	203	185	203

Net Charge-offs	(1,841)	(825)	(888)
Provision for Loan Losses	3,787	1,512	1,371

Balance, End of Year	$8,719	$6,773	$6,086

6. Secondary Mortgage Market Activities

The following summarizes secondary market mortgage activities for each year:

	2008	2007	2006

Activity during the year:
Loans originated for resale,
Net of principal pay downs	$13,473	$8,066	$10,047
Proceeds from sales of loans held for sale	12,532	9,115	10,222
Net gains on sales of loans held for sale	331	242	319
Loan servicing fees	290	285	277

Total loans serviced for others	$80,014	$77,201	$75,982

Activity for capitalized mortgage servicing rights was as follows:

	2008	2007	2006

Servicing rights:
Beginning of year	$457	$446	$373
Additions	269	191	263
Amortized to expense	(174)	(180)	(190)

End of year	$552	$457	$446

No valuation allowance is deemed necessary as of December 31, 2008, 2007 or 2006.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  18

7. Premises and Equipment

The following summarizes Premises and Equipment at December 31:

	2008	2007

Land	$3,927	$3,120
Premises and Leasehold Improvements	21,187	18,317
Furniture and Equipment	15,327	12,900
Construction In Progress	106	895

	40,547	35,232
Less: Accumulated Depreciation	16,969	15,452

Premises and Equipment, Net	$23,578	$19,780

Depreciation on Premises and Equipment amounted to $1,607 in 2008, $1,441 in 2007, and $1,277 in 2006.

The Corporation is committed under twelve noncancelable operating leases for facilities with initial or remaining terms in excess of one year. The minimum annual rental commitments under these leases at December 31, 2008 are as follows:

2009	$308
2010	263
2011	245
2012	210
2013	147
Thereafter	1,645

$2,818

Rental expense, net of rental income, charged to occupancy expense for 2008, 2007, and 2006, was $345, $247, and $242, respectively.

8. Foreclosed Assets

Foreclosed real estate is reported net of a valuation allowance. Activity was as follows:

	2008	2007	2006

Beginning of year	$516	$181	$85
Additions	375	571	249
Sales	(220)	(236)	(153)

End of year	$671	$516	$181

Expenses related to foreclosed assets include:

	2008	2007	2006

Net loss (gain) on sale	$(66)	$(74)	$(57)
Operating expenses, net of rental income	90	155	96

	$24	$81	$39

9. Goodwill and Intangible Assets

The change in the carrying amount of goodwill for the year is as follows:

	2008	2007

Beginning of year	$10,821	$10,821
Acquired during the period	-	–

End of year	$10,821	$10,821

19  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Acquired Intangible Assets

Acquired intangible assets were as follows at year end:

	2008	2007	2006

Amortized intangibles	$3,652	$3,652	$3,652
Intangible assets acquired during year	-	–	–
Accumulated amortization	(3,467)	(3,367)	(3,267)

Net	$185	$285	$385

Aggregate amortization expense	$100	$100	$415

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

Estimated amortization expense for each of the next two years:

2009	$100
2010	$85

10. Deposits

The following table reflects time certificates of deposit accounts included in total deposits and their remaining maturities at December 31:

Time Deposits Maturing:	2008
2008	$79,255
2009	37,286
2010	168,755
2011	28,626
2012	25,054
Thereafter	4,667

$343,643

Certificates of deposit of $100 thousand or more totaled $110,849 and $109,798 at December 31, 2008 and 2007, respectively.

11. Borrowings

Borrowings include $719 and $2,000 of demand notes payable to the U.S. Treasury Department at December 31, 2008 and 2007, respectively. These notes are issued under the U.S. Treasury Department’s program of investing the treasury tax and loan account balances in interest bearing demand notes insured by depository institutions. These notes bear interest at a rate of .25 percent less than the average Federal funds rate as computed by the Federal Reserve Bank.

The Corporation has available one $5 million line of credit with an unaffiliated institution, with a floating rate of 30 day LIBOR plus 180 basis points (3.24% at December 31, 2008). The outstanding balance on the line was $5,000 at December 31, 2008 and $0 at December 31, 2007.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  20

FHLB Borrowings:

At year end 2008, the Bank had remaining borrowing capacity with the Federal Home Loan Bank (FHLB) of $170 million. Borrowings with the FHLB are secured by a blanket pledge of selected securities in the amount of $70,389 and certain loans with a balance of $218,606. Borrowings from the FHLB at December 31, 2008 and 2007 are as follows:

		December 31,
Interest Rate	Maturity	2008	2007

(a)	05/05/08	$–	$4,000
(b)	05/04/09	4,500	4,500
(c)	05/03/10	4,500	4,500
(d)	01/24/12	20,000	20,000
(e)	03/22/12	10,000	10,000
(f)	06/01/17	10,000	10,000
(g)	08/07/17	5,000	5,000
(h)	08/07/17	5,000	5,000
(i)	08/07/17	10,000	10,000
(j)	10/10/17	10,000	10,000
(k)	07/07/23	700	–
(l)	09/05/23	2,778	–

Total FHLB Borrowings		$82,478	$83,000

(a), (b), (c), (e), (k) - Fixed rate borrowings at interest rates of 4.14%, 4.35%, 4.43%, 5.63% and 4.72%, respectively.

(d) - Interest rate was fixed for two years after which FHLB converted to a floating interest rate based on the 3 month LIBOR + 0.18% if the 3 month LIBOR is equal to or greater than 8.0%. The interest rate was 4.52% as of December 31, 2008 and 2007.

(f) - Interest rate is fixed at 4.60% until June 2009 after which time FHLB has the option to convert to a floating interest rate based on the 3 month LIBOR + 0.16%.

(g) - Interest rate was fixed at 4.02% until February 2008 after which time FHLB has the option to convert to a floating interest rate based on the 3 month LIBOR + 0.11%. The interest rate was 4.02% as of December 31, 2008.

(h) - Interest rate was fixed at 4.10% until August 2008 after which time FHLB has the option to convert to a floating interest rate based on the 3 month LIBOR + 0.11%. The interest rate was 4.10% as of December 31, 2008.

(i) - Interest rate is fixed at 4.47% until August 2010 after which time FHLB has the option to convert to a floating interest rate based on the 3 month LIBOR + 0.11%.

(j) - Interest rate is fixed at 3.97% until October 2009 after which time FHLB has the option to convert to a floating interest rate based on the 3 month LIBOR + 0.10%.

(l) - Fixed rate borrowing at an interest rate of 4.31%, with monthly principal and interest payments and a balloon payment due at maturity.

The terms of the borrowings (a) through (k) are interest only payments with principal due at maturity.

Other Borrowings:

On March 20, 2007, the Bank entered into a borrowing transaction with an unaffiliated institution. The proceeds of this borrowing were $10,000 and as part of the transaction the Bank pledged certain securities which had a carrying amount of $13,086 at December 31, 2008. The borrowing has a maturity date of March 20, 2017 and a variable interest rate of 3 month LIBOR minus 1.0% through March 20, 2008, at which time the interest rate became fixed as defined until March 2009. The borrowing is callable by the issuer at the end of each quarter until maturity. The interest rate at December 31, 2008 was 4.50%. In March 2009, the interest rate increases to 4.65% until March 2010 when it increases to 5.25% through the term of the borrowing.

In August 2008, Holiday entered into an unsecured line of credit facility with an unaffiliated institution having a maximum borrowing capacity of $15,000. Each separate borrowing under the facility bears interest at a floating rate determined at the time of the borrowing, as defined in the agreement, and matures in August 2009. As of December 31, 2008, Holiday had three separate borrowings of $2,500 outstanding under the agreement at an interest rate of 5.08% until April 2009 and one borrowing of $2,500 at an interest rate of 2.29% until January 2009. As of December 31, 2007, Holiday had two separate borrowings of $2,500 outstanding under a prior agreement with the same unaffiliated institution at interest rates of 6.14% and 5.72%.

21  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Subordinated Debentures:

In 2007, the Corporation issued two $10,000 floating rate trust preferred securities as part of a pooled offering of such securities. The interest rate on each offering is determined quarterly and floats based on the 3 month LIBOR plus 1.55% and was 3.55% and 6.54% at December 31, 2008 and 2007, respectively. The Corporation issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole assets of the trusts. The subordinated debentures must be redeemed no later than 2037. The Corporation may redeem the debentures, in whole or in part, at face value after June 15, 2012 for the first offering and September 15, 2012 for the second offering.

Under FASB Interpretation No. 46, as revised in December 2003, the trusts are not consolidated with the Corporation. Accordingly, the Corporation does not report the securities issued by the trusts as liabilities, and instead reports as liabilities the subordinated debentures issued by the Corporation and held by the trusts, as these are not eliminated in consolidation.

Maturity Schedule of All Borrowed Funds

Following are maturities of all borrowed funds as of December 31, 2008:

2009	$20,310
2010	4,595
2011	99
2012	30,104
2013	108
Thereafter	73,601

Total Borrowed Funds	$128,817

12. Interest Rate Swap

During the third quarter of 2008, the Corporation entered into an interest rate swap agreement with a five year term as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the interest rate swap agreement.

The interest rate swap has a notional amount of $10 million as of December 31, 2008 and was designated as a cash flow hedge of certain subordinated debentures. The interest rate swap was determined to be fully effective throughout 2008. As such, no amount of ineffectiveness has been included in consolidated net income. Therefore, the aggregate fair value of the swap is recorded in other liabilities with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedge no longer be considered effective. The Corporation expects the hedge to remain fully effective during the remaining term of the swap.

At December 31, 2008, the interest rate swap’s fair value of $1,015 was included in other liabilities. At December 31, 2008, the variable rate on the subordinated debt was 3.55% (3 month LIBOR plus 155 basis points) and the Corporation was paying 5.84% (4.29% fixed rate plus 155 basis points).

Interest expense recorded on this swap transaction totaled $47 during 2008 and is reported as a component of interest expense on subordinated debentures. At December 31, 2008, the Corporation expected $229 of the unrealized loss to be reclassified as an increase to interest expense during 2009.

13. Income Taxes

The following is a summary of income tax expense:

	2008	2007	2006

Current	$2,586	$3,553	$3,500
Deferred	(1,319)	(272)	(150)

Income tax expense	$1,267	$3,281	$3,350

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  22

The components of the net deferred tax asset as of December 31, 2008 and 2007 are as follows:

	2008	2007

Deferred tax assets
Unrealized loss on securities available for sale	$3,543	$356
Allowance for loan losses	3,052	2,371
Deferred compensation	1,123	948
Impaired security valuation	2,058	889
Post-retirement benefits	348	364
Unrealized loss on interest rate swap	355	–
Merger costs	6	14
Deferred loan fees/costs	120	20
Other	216	9

	10,821	4,971

Deferred tax liabilities
Premises and equipment	985	443
Intangibles - section 197	1,639	1,253
Prepaid expenses	135	163
Intangibles - mortgage servicing rights	193	160
Other	21	189

	2,973	2,208

Net deferred tax asset	$7,848	$2,763

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through a carry back to taxable income in prior years, future reversals of existing taxable temporary differences and future taxable income.

The reconciliation of income tax attributable to pre-tax income at the Federal statutory tax rates to income tax expense is as follows:

	2008	%	2007	%	2006	%

Tax at statutory rate	$2,276	35.0	$4,345	35.0	$4,540	35.0
Tax exempt income, net	(766)	(11.8)	(715)	(5.8)	(778)	(6.0)
Bank owned life insurance	(218)	(3.4)	(215)	(1.7)	(241)	(1.9)
Other	(25)	(0.3)	(134)	(1.1)	(171)	(1.3)

Income tax expense	$1,267	19.5	$3,281	26.4	$3,350	25.8

At December 31, 2008 and 2007, the Corporation has no unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. The Corporation does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

The Corporation recognizes interest and/or penalties related to income tax matters as part of income tax expense. At December 31, 2008 and 2007, there were no amounts accrued for interest and/or penalties.

The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Pennsylvania. The Corporation is no longer subject to examination by taxing authorities for years before 2005. Tax years 2005 through 2007 remain open to examination. The Corporation’s 2006 federal tax return is presently under examination. Management does not anticipate that the federal examination will result in an unfavorable material change to its financial position.

14. Employee Benefit Plans

The Corporation provided a defined contribution retirement plan that covered all active officers and employees twenty-one years of age or older, employed by the Corporation for one year. Contributions to the plan for 2007 and 2006, based on compensation as defined, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $94. The Corporation recognized expense of $460 in 2007 and $422 in 2006. This plan was frozen in 2008.

In addition, the Corporation sponsors a contributory defined contribution Section 401(k) plan in which substantially all employees participate. The plan permits employees to make pre-tax contributions which are matched by the Corporation at 100% for every 1%

23  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

contributed up to three percent then 50% for every 1% contributed up to four percent in total of the employee’s compensation. The Corporation’s contributions were $314, $273, and $242 in 2008, 2007, and 2006, respectively. In 2008, the Corporation added a profit sharing component to this plan. Profit sharing contributions, based on current year compensation, are 6 percent of total compensation plus 5.7 percent of the compensation in excess of $98. The Corporation recognized profit sharing expense of $595 in 2008.

During 2003, the Corporation adopted a non-qualified supplemental executive retirement plan (“SERP”) for certain executives to compensate those executive participants in the Corporation’s retirement plan whose benefits are limited by compensation limitations under current tax law. The SERP is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the SERP are payable from the general assets of the Corporation. At December 31, 2008 and 2007, obligations of $2,196 and $1,585, respectively, were included in other liabilities for this plan. Expenses related to this plan were $655 in 2008, $229 in 2007, and $192 in 2006.

During 2003, the Corporation established a Survivor Benefit Plan for the benefit of outside directors. The purpose of the plan is to provide life insurance benefits to beneficiaries of the Corporation’s directors who at the time of their death are participants in the plan. The plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the plan are payable from the general assets of the Corporation. At December 31, 2008 and 2007, obligations of $538 and $491, respectively, were included in other liabilities for this plan. Expenses related to this plan were $47 in 2008, $45 in 2007, and $118 in 2006.

The Corporation has an unfunded post retirement benefits plan which provides certain health care benefits for retired employees who have reached the age of 60 and retired with 30 years of service. Benefits are provided for these retired employees and their qualifying dependents from the age of 60 through the age of 65. The Corporation uses a December 31 measurement date for this plan.

The following table sets forth the change in the benefit obligation and funded status of the plan:

December 31	2008	2007	2006

Benefit obligation at beginning of year	$551	$607	$599
Interest cost	34	36	35
Service cost	31	34	33
Actual claim expense	(8)	(17)	(27)
Actuarial (gain)/loss	(152)	(109)	(33)

Benefit obligation at end of year	$456	$551	$607

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	2008	2007

Net actuarial gain/(loss)	$400	$256
Transition obligation	(37)	(44)

	363	212
Tax effect	(127)	(74)

	$236	$138

The accumulated benefit obligation was $456 and $551 at December 31, 2008 and 2007, respectively.

The following table sets forth the components of net periodic benefit cost and other amounts recognized in other comprehensive income:

	2008	2007	2006

Service cost	$31	$34	$33
Interest cost	34	36	35
Net amortization of transition obligation and actuarial gain	(1)	3	5

Net periodic benefit cost	64	73	73

Net (gain) loss	(152)	(109)	–
Amortization of gain	8	4	–
Amortization of transition obligation	(7)	(7)	–

Total recognized in other comprehensive income	(151)	(112)	–

Total recognized in net periodic benefit cost and other comprehensive income	$(87)	$(39)	$73

The estimated net gain and transition obligation that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are ($14) and $7, respectively.

The weighted average discount rate used to calculate net periodic benefit cost was 6.25% in 2008 and 6.0% in 2007 and 2006. The weighted average rate used to calculate accrued benefit obligations was 5.75% in 2008, 6.25% in 2007, and 6.0% in 2006. The health care

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  24

cost trend rate used to measure the expected costs of benefits for 2009 is 6.0% and is 5.0% for 2010 and thereafter. A one percent increase in the health care trend rates would result in an increase of $64 in the benefit obligation as of December 31, 2008, and would increase the service and interest costs by $10 in future periods. A similar one percent decrease in health care trend rates would result in a decrease of $54 and $8 in the benefit obligation and service and interest costs, respectively, at December 31, 2008.

15. Deferred Compensation Plans

Deferred compensation plans cover all directors and certain officers. Under the plans, the Corporation pays each participant, or their beneficiary, the amount of fees or compensation deferred plus gains or net of losses over a maximum period of 10 years, beginning with the individual’s termination of service. A liability is accrued for the obligation under these plans. A summary of changes in the deferred compensation plan liability follows:

	2008	2007	2006

Balance, January 1	$986	$975	$941
Deferrals, dividends, and changes in fair value recorded as an expense (benefit)	(44)	59	82
Deferred compensation payments	(48)	(48)	(48)

Balance, December 31	$894	$986	$975

16. Stock-Based Compensation

Stock Options:

A summary of the status of the stock options, adjusted retroactively for the effects of stock splits, is presented below:

	Stock Weighted-average
	Options	Exercise Price

Outstanding, at January 1, 2008	258,668	$13.28
Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding, at December 31, 2008	258,668	$13.28

Options exercisable at year-end	258,668
Fair value of options granted during the year	-
Number of authorized stock-based awards available for grant	251,972

Options outstanding at year-end 2008 were as follows:

	Outstanding		Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price

$ 7.40 - 9.50	73,519	2.5 years	73,519	$8.49
11.30 - 13.30	74,649	3.2 years	74,649	12.79
16.04 - 17.54	110,500	5.5 years	110,500	16.80

	258,668		258,668

The aggregate intrinsic value of all options outstanding and exercisable at December 31, 2008 was $198,435 and $428,649 at December 31, 2007.

Additional information related to the stock option plan follows:

	2008	2007	2006

Intrinsic value of options exercised	-	$41	–
Cash received from option exercises	-	79	–

As of December 31, 2008, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

25  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Restricted Stock Awards:

A summary of changes in nonvested restricted stock awards follows:

	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2008	22,688	$14.12
Granted	12,433	13.91
Vested	(7,924)	14.08
Forfeited	–	–

Nonvested at December 31, 2008	27,197	$14.03

As of December 31, 2008 and 2007, there was $264 and $238, respectively, of total unrecognized compensation cost related to nonvested shares granted under the Plan. The fair value of shares vesting during 2008 and 2007 was $112 and $56, respectively. No shares vested prior to 2007. Compensation expense for restricted stock awards was $147 in 2008, $94 in 2007, and $42 in 2006.

17. Related Party Transactions

The Bank has transactions, including loans, with its officers, directors and their affiliated companies. The aggregate of such loans totaled $18,425 on December 31, 2008 compared to $8,929 at December 31, 2007. During 2008, $4,928 of new loans were made, $7,227 was added due to a change in the composition of related parties and repayments totaled $2,659.

Deposits from principal officers, directors and their affiliates at year-end 2008 and 2007 were $3,492 and $3,410.

18. Capital Requirements and Restrictions on Retained Earnings

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2008, the Corporation and Bank meet all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2008 and 2007, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no events or conditions since this notification that management believes have changed the Bank’s category.

Actual and required capital amounts and ratios are presented below at year-end:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2008
Total Capital to risk weighted assets
Consolidated	$87,590	12.00%	$58,405	8.0%	NA
Bank	$77,326	11.06%	$55,916	8.0%	$69,895	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$78,872	10.80%	$29,202	4.0%	NA
Bank	$69,555	9.95%	$27,958	4.0%	$41,937	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$78,872	8.40%	$37,540	4.0%	NA
Bank	$69,555	7.15%	$38,899	4.0%	$48,624	5.0%

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  26

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2007
Total Capital to risk weighted assets
Consolidated	$85,342	12.91%	$52,884	8.0%	NA
Bank	$65,405	10.22%	$51,193	8.0%	$63,991	10.0%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$78,569	11.89%	$26,432	4.0%	NA
Bank	$59,021	9.22%	$25,596	4.0%	$38,394	6.0%
Tier 1 (Core) Capital to average assets
Consolidated	$78,569	9.74%	$32,267	4.0%	NA
Bank	$59,021	7.20%	$32,719	4.0%	$40,989	5.0%

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 2008, approximately $7.4 million of accumulated net earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Corporation as dividends without prior regulatory approval, subject to regulatory capital requirements above.

19. Off Balance Sheet Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off balance sheet risk was as follows at year end:

	2008		2007
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate

Commitments to make loans	$19,631	$139,820	$13,975	$113,136
Unused lines of credit	-	45,690	–	41,886
Standby letters of credit	-	11,260	–	11,067

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments at December 31, 2008 have interest rates ranging from 3.57% to 16.00% and maturities ranging from 3 months to 20 years. The fixed rate loan commitments at December 31, 2007 have interest rates ranging from 4.20% to 16.00% and maturities ranging from 3 months to 20 years.

20. Fair Value

Statement No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

27  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

The fair values of trading securities and securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Trust Preferred Securities which are issued by financial institutions and insurance companies and grouped with mortgage backed securities and corporate notes and bonds were historically priced using Level 2 inputs. The decline in the level of observable inputs and market activity in this class of investments by the measurement date has been significant and resulted in unreliable external pricing. Broker pricing and bid/ask spreads, when available, vary widely. The once active market has become comparatively inactive. As such, these investments are now priced using Level 3 inputs.

The Corporation engaged a third party consultant who has developed an internal model for pricing these securities. Information such as historical and current performance of the underlying collateral, deferral/default rates, collateral coverage ratios, break in yield calculations, cash flow projections, liquidity and credit premiums required by a market participant, and financial trend analysis with respect to the individual issuing financial institutions and insurance companies are utilized in determining individual security valuations. Due to current market conditions as well as the limited trading activity of these securities, the market value of the securities is highly sensitive to assumption changes and market volatility.

Our derivative instrument is an interest rate swap that trades in liquid markets. As such, significant fair value inputs can generally be verified and do not typically involve significant management judgments (Level 2 inputs).

The fair value of impaired loans is determined using the fair value of collateral for collateral dependent loans and the estimated present value of future cash flows for non-collateral dependent loans. The Corporation uses appraisals prepared by valuation specialists and other available data such as comparable sales and industry data to estimate the fair value of collateral and present value of future cash flows (Level 2 inputs).

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:
Securities available for sale	$27,007	$202,885	$7,397
Trading securities	892
Liabilities
Interest rate swap		(1,015)

The table below presents a reconciliation and income statement classification of gains and losses for all securities available for sale measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

Beginning balance, January 1, 2008	$1,526
Total gains or losses (realized/unrealized)
Included in earnings	(2,000)
Included in other comprehensive loss	(2,770)
Purchases, issuances, and settlements	3,494
Transfers in and/or out of Level 3	7,147

Ending balance, December 31, 2008	$7,397

The unrealized loss reported in earnings for the year ended December 31, 2008 for Level 3 assets that are still held at December 31, 2008 relates to a pooled trust preferred security deemed to be other-than-temporarily impaired (Note 3).

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  28

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at December 31, 2008 Using
	Quoted Prices in Active Markets for Identical Assets (Level One)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:
Impaired loans			$3,222

Loans held for sale and mortgage servicing rights are carried at the lower of cost or fair value. There was no valuation allowance for loans held for sale or mortgage servicing rights as of December 31, 2008, and no charges included in earnings were reported for the year then ended.

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $4,850, with a valuation allowance of $1,628, resulting in an additional provision-for loan losses of $1,292 for 2008.

Fair Value of Financial Instruments

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, other borrowings, and variable rate loans, deposits or borrowings that reprice frequently and fully. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. It is not practical to determine the fair value of FHLB stock and other equity interests due to restrictions placed on the transferability of these instruments. The fair value of off balance sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of off balance sheet items is not material.

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

29  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

ASSETS
Cash and cash equivalents	$31,256	$31,256	$26,438	$26,438
Interest bearing time deposits with other banks	6,515	6,515	3,498	3,498
Securities available for sale	237,289	237,289	162,792	162,792
Trading securities	892	892	–	–
Loans held for sale	3,332	3,332	1,745	1,782
Net loans	662,837	682,741	592,915	619,065
FHLB and other equity interests	5,815	N/A	5,834	N/A
Accrued interest receivable	4,470	4,470	4,349	4,349

LIABILITIES
Deposits	$(814,596)	$(816,456)	$(659,157)	$(630,531)
Borrowings	(128,817)	(135,760)	(120,620)	(123,636)
Interest rate swap	(1,015)	(1,015)	–	–
Accrued interest payable	(2,107)	(2,107)	(2,218)	(2,218)

21. Parent Company Only Financial Information

CONDENSED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Cash	$1,003	$2,351
Trading securities	100	–
Investment in bank subsidiary	66,972	62,448
Investment in non-bank subsidiaries	21,106	23,936
Deferred tax asset	320	–
Other assets	1,262	1,343

TOTAL ASSETS	$90,763	$90,078

LIABILITIES
Deferred tax liability	$-	$31
Other borrowings	6,500	–
Subordinated debentures	20,620	20,620
Other liabilities	1,176	144

TOTAL LIABILITIES	28,296	20,795
TOTAL SHAREHOLDERS’ EQUITY	62,467	69,283

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$90,763	$90,078

CONDENSED STATEMENTS OF INCOME

	Year ended December 31,
	2008	2007	2006
INCOME
Dividends from:
Bank subsidiary	$1,027	$6,229	$5,495
Non bank subsidiaries	1,800	–	811
Other	127	172	82

TOTAL INCOME	2,954	6,401	6,388

EXPENSES	(1,391)	(1,622)	(1,141)

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	1,563	4,779	5,247
Income tax benefit	438	493	360
Equity in undistributed net income of bank subsidiary	5,719	2,865	3,803
Equity in undistributed net income (loss) of non-bank subsidiaries	(2,485)	997	212

NET INCOME	$5,235	$9,134	$9,622

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  30

CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net income	$5,235	$9,134	$9,622
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(5,719)	(2,865)	(3,803)
Equity in undistributed net income (loss) of non-bank subsidiaries	2,485	(997)	(212)
Decrease (increase) in other assets	81	(22)	(69)
Increase in other liabilities	172	1	125

Net cash provided by operating activities	2,254	5,251	5,663

Cash flows from investing activities:
Capital transfer to subsidiaries	(4,800)	(2,020)	(200)
Purchase of securities	(100)	–	–
Return of capital from subsidiary	-	310	–

Net cash used in investing activities	(4,900)	(1,710)	(200)

Cash flows from financing activities:
Dividends paid	(5,525)	(5,395)	(5,104)
Purchase of treasury stock	(659)	(6,115)	(3,367)
Proceeds from sale of treasury stock and option exercises	982	1,153	923
Proceeds from long-term borrowings	5,000	–	–
Net advance (to) from subsidiary	1,500	(1,200)	1,200
Issue of subordinated debentures	-	20,620	–
Repayment of subordinated debentures	-	(10,310)	–

Net cash provided by (used in) financing activities	1,298	(1,247)	(6,348)

Net increase (decrease) in cash	(1,348)	2,294	(885)
Cash beginning of year	2,351	57	942

Cash end of year	$1,003	$2,351	$57

22. Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related tax effects were as follows:

	2008	2007	2006

Unrealized holding gains (losses) on available for sale securities	$(13,746)	$(3,384)	$515
Less reclassification adjustment due to recognition of other-than-temporary impairment of securities	(3,963)	(900)	–
Less reclassification adjustment for gains and losses recognized in income	117	501	338

Net unrealized gains (losses)	(9,900)	(2,985)	177
Tax effect	(3,466)	(1,045)	65

Net-of-tax amount	(6,434)	(1,940)	112

Actuarial gain on post employment health care plan	152	109	–
Net amortization of transition obligation and actuarial gain	(1)	3	–

Net unrealized gain on postretirement benefits plan	151	112	–
Tax effect	(53)	(39)	–

Net-of-tax amount	98	73	–

Unrealized loss on interest rate swap	(1,015)	–	–
Tax effect	355	–	–

Net of tax amount	(660)	–	–

Other comprehensive income (loss)	$(6,996)	$(1,867)	$112

31  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

The following is a summary of the accumulated other comprehensive income (loss) balances, net of tax:

	Balance at 12/31/07	Cumulative Effect Adjustment	Current Period Change	Balance at 12/31/08

Unrealized gains (losses) on securities available for sale	$(662)	$516	$(6,434)	$(6,580)
Unrealized gains on postretirement benefits plan	138	–	98	236
Unrealized loss on interest rate swap	–	–	(660)	(660)

Total	$(524)	$516	$(6,996)	$(7,004)

23. Quarterly Financial Data (Unaudited)

The unaudited quarterly results of operations for the years ended December 2008 and 2007 are as follows (in thousands, except per share data):

	Quarters Ended
	2008				2007
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31

Total interest and dividend income	$14,030	$13,923	$14,472	$14,758	$12,540	$13,282	$13,945	$14,166
Net interest income	9,042	8,999	9,140	9,419	6,978	7,490	8,028	8,515
Provision for loan losses	509	756	716	1,806	126	442	335	609
Non-interest income	1,546	1,850	(864)	(42)	1,987	2,212	2,083	1,907
Non-interest expense	7,353	7,106	7,283	7,059	6,259	6,020	6,443	6,551
Net income	2,002	2,176	372	685	1,921	2,382	2,410	2,421
Net income per share, basic	0.23	0.26	0.04	0.08	0.22	0.27	0.28	0.28
Net income per share, diluted	0.23	0.26	0.04	0.08	0.22	0.27	0.28	0.28

During the quarter ended December 31, 2008, management recorded a charge to earnings for other-than-temporary impairment of its investment in a pooled trust preferred security issued by US Capital Funding VI for its full amortized cost basis in the amount of $2,000, or $1,300, net of tax. In addition, a provision for loan losses in the amount of $1,806 was recorded during the quarter ended December 31, 2008 as a result of increases in net charge-offs specifically in the consumer discount area as well as increases in nonperforming loans.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  32

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

Management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2008. The effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their report which follows.

William F. Falger	Charles R. Guarino
President and Chief Executive Officer	Treasurer and Principal Financial Officer

Date: March 13, 2009	Date: March 13, 2009

33  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Board of Directors and Shareholders

CNB Financial Corporation

Clearfield, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of CNB Financial Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2008. We also have audited CNB Financial Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). CNB Financial Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Financial Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, CNB Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

March 13, 2009

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  34

Quarterly Share Data

The following table sets forth, for the periods indicated, the quarterly high and low bid price of the Corporation’s common stock as reported through the National Quotation Bureau and actual cash dividends paid per share. The stock is traded on the NASDAQ Stock Market under the symbol, CCNE. As of December 31, 2008, the approximate number of shareholders of record of the Corporation’s common stock was 2,700.

Price Range of Common Stock

	2008		2007
	High	Low	High	Low

First Quarter	$14.20	$13.04	$15.15	$13.90
Second Quarter	14.25	13.23	14.50	13.70
Third Quarter	14.19	10.25	14.40	12.06
Fourth Quarter	12.80	8.60	14.39	12.93

Cash Dividends Paid

	2008	2007

First Quarter	$0.16	$0.15
Second Quarter	0.16	0.15
Third Quarter	0.16	0.16
Fourth Quarter	0.165	0.16

	$0.645	$0.62

35  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Total Return Performance

Source : SNL Financial LC, Charlottesville, VA	(434) 977-1600
© 2009	www.snl.com

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  36

(dollars in thousands, except per share data)	Year Ended December 31 2008

Interest Income
Loans including fees	$47,355
Deposits with banks	377
Federal funds sold	394
Investment securities:
Taxable	7,419
Tax-exempt	1,414
Dividends	224

Total interest and dividend income	57,183
Interest expense
Deposits	14,956
Other borrowings	5,627

Total interest expense	20,583

Net interest income	36,600
Provision for loan losses	3,787

Net interest income after provision for loan losses	32,813

Non-interest income	2,490
Non-interest expenses	28,801

Income before income taxes	6,502

Income tax expense	1,267

Net income	$5,235

Per share data
Basic	$0.61
Fully diluted	$0.61
Dividends declared	$0.645
Book value per share at year end	$7.27

At end of period
Total assets	$1,016,518
Securities	238,181
Loans, net of unearned discount	671,556
Allowance for loan losses	8,719
Deposits	814,596
Shareholders’ equity	62,467

Key ratios
Return on average assets	0.55%
Return on average equity	7.88%
Loan to deposit ratio	82.44%
Dividend payout ratio	105.53%
Average equity to average assets ratio	7.00%

37  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

2007	2006	2005	2004

$44,559	$40,198	$33,931	$31,005
445	437	316	117
381	293	394	120

6,669	5,876	4,817	3,746
1,457	1,706	1,837	2,008
422	362	327	477

53,933	48,872	41,622	37,473

18,087	17,106	12,633	10,551
4,835	3,747	3,322	2,577

22,922	20,853	15,955	13,128

31,011	28,019	25,667	24,345
1,512	1,371	783	800

29,499	26,648	24,884	23,545

8,189	8,435	7,407	5,429
25,273	22,111	20,164	19,139

12,415	12,972	12,127	9,835

3,281	3,350	2,989	1,964

$9,134	$9,622	$9,138	$7,871

$1.05	$1.08	$1.01	$0.86
$1.05	$1.07	$1.00	$0.86
$0.62	$0.57	$0.55	$0.52
$8.10	$8.15	$7.76	$7.54

$858,700	$780,850	$764,018	$725,217
162,792	156,696	161,897	164,202
599,688	547,020	510,613	481,937
6,773	6,086	5,603	5,585
659,157	631,322	618,503	596,905
69,283	72,279	69,968	68,710

1.12%	1.26%	1.23%	1.11%
12.82%	13.51%	13.42%	12.04%
90.98%	86.65%	82.56%	80.74%
59.05%	53.05%	55.22%	60.61%
8.65%	9.31%	9.18%	9.20%

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  38

The following discussion and analysis of the consolidated financial statements of CNB Financial Corporation (the “Corporation”) is presented to provide insight into management’s assessment of financial results. The Corporation’s subsidiary CNB Bank (the “Bank”) provides financial services to individuals and businesses within the Bank’s market area which is primarily made up of the west central Pennsylvania counties of Cambria, Clearfield, Centre, Elk, Jefferson and McKean. During 2005 the Bank entered the northwestern Pennsylvania county of Erie and began doing business as ERIEBANK. The Bank is subject to regulation, supervision and examination by the Pennsylvania State Department of Banking as well as the Federal Deposit Insurance Corporation. The financial condition and results of operations are not intended to be indicative of future performance. One of the Corporation’s subsidiaries, CNB Securities Corporation, is incorporated in Delaware and currently maintains investments in debt and equity securities. County Reinsurance Company, also a subsidiary, is a Corporation of Arizona, and provides credit life and disability for customers of CNB Bank. CNB Insurance Agency, incorporated in Pennsylvania, provides for the sale of nonproprietary annuities and other insurance products. Finally, Holiday Financial Services Corporation (“Holiday’) was formed in 2005 to facilitate the Corporation’s entry into the consumer discount loan and finance business. Management’s discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes.

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

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include contingent funding alternatives.

GENERAL OVERVIEW

The Corporation continued the growth of its ERIEBANK franchise in 2007 by opening two full service financial stores in the Erie, Pennsylvania market. During 2008, ERIEBANK completed two additional full service stores of which one also serves as our ERIEBANK division headquarters. In addition, the Corporation also established a loan production office in Meadville, Pennsylvania during the third quarter of 2008 with plans to develop this location to a full service store at a future date. Management believes that our ERIEBANK division, along with our traditional CNB Bank market areas, should provide the Bank with sustained loan and deposit growth during 2009.

During 2007, the Corporation continued with the expansion of Holiday Financial Services Corporation by opening three additional offices in the communities of Bellefonte, Ridgway and Bradford, Pennsylvania. In the second quarter of 2008, the Corporation opened another office which services our ERIEBANK market area, bringing our total to eight. Although the consumer discount loan business is relatively new to the Corporation, management has made the necessary investments in experienced personnel and technology which has facilitated the growth of Holiday Financial Services into a successful and profitable subsidiary of the Corporation.

While non-interest costs are expected to increase with the growth of the Corporation’s banking and consumer discount loan franchises, these new ventures continue to provide growth in earning assets as well as enhanced non-interest income which we believe will more than offset these costs in 2009 and beyond. In addition, during 2008 the Corporation began an extensive cost management study covering all areas of non-interest expense. Cost savings as a result of this study will begin to be recognized in 2009 with benefits continuing into subsequent years.

The vast majority of the earnings of the Corporation continue to be derived from interest income. Our net interest margin remained strong in 2008 as we effectively managed our yield on earning assets while at the same time actions of the Federal Reserve resulted in significant decreases in short term interest rates which benefited the Corporation by reducing its cost of funds. Although we expect to see some slight compression of our net interest margin in 2009 as a result of the current and projected yield curve, management will continue to apply a disciplined approach to managing our balance sheet in these uncertain times. We have taken measures such as instituting rate floors on our commercial lines of credit and home equity lines as a result of the historic lows on various key interest rates such as the Prime Rate and 3-month LIBOR. Due to our continued growth, non-interest income should be enhanced in several areas including service charges and other fees. In addition, mortgage banking income is expected to increase in 2009 due to an expanded volume of refinancing activity resulting from projected historically low borrowing rates. While our business plan continues to focus on commercial lending, we now offer a full service approach to servicing the needs of high net worth individuals through our Private Banking groups in both our CNB Bank and ERIEBANK franchises.

39  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Management concentrates on return on average equity and earnings per share evaluations, plus other methods to measure and direct the performance of the Corporation. While past results are not an indication of future earnings, we feel the Corporation is well positioned to enhance earnings through the remainder of 2009.

FINANCIAL CONDITION

The following table presents ending balances ($’s in millions), growth (reduction) and the percentage change during the past two years:

	2008 Balance	Balance (Decrease)	% Change	2007 Balance	Balance (Decrease)	% Change	2006 Balance

Total assets	$1,016.5	$157.8	18.4	$858.7	$77.8	10.0	$780.9
Total loans, net	662.8	69.9	11.8	592.9	52.0	9.6	540.9
Total securities	238.2	75.4	46.3	162.8	5.9	3.8	156.9
Total deposits	814.6	155.4	23.6	659.2	27.9	4.4	631.3
Total shareholders’ equity	62.5	(6.8)	(9.8)	69.3	(3.0)	(4.1)	72.3

The above table is referenced for the discussion in this section of the report.

OVERVIEW OF BALANCE SHEET

The increase in assets of 18.4% during 2008 was primarily the result of continued growth in the loan and investment portfolios. The majority of the loan growth occurred in the residential mortgage and consumer loan areas as a result of our focus on private banking and increased penetration in the existing markets of Holiday. Although the Corporation’s loan growth was notable at 11.8%, its deposit growth was even more significant as total deposits grew by $155.4 million (or 23.6%) during 2008. As such, the Corporation purchased additional available for sale securities. The specific effects to each area are described in the following sections.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents totaled $31.3 million at December 31, 2008 compared to $26.4 million at December 31, 2007. Cash and cash equivalents will fluctuate based on the timing and amount of liquidity events that occur in the normal course of business. The year end balance is considered reasonable to support the expected funding needs in the short term.

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

SECURITIES

Securities increased 46.3% since December 31, 2007. The increase is primarily the result of purchases of structured collateralized mortgage obligations from excess deposit growth not reinvested in loans. All of these structured collateralized mortgage obligations were issued by government sponsored entities. Management believes the investment portfolio was managed at a level that maintains adequate levels of liquidity within the balance sheet.

At December 31, 2008, the Corporation’s structured pooled trust preferred securities did not trade in an active, open market with readily observable prices and therefore were classified within Level 3 of the valuation hierarchy. The fair value of these securities has been calculated using a discounted cash flow model and market liquidity premium as permitted by FSP 157-3. With the current market conditions, the assumptions used to determine the fair value of Level 3 securities has greater subjectivity due to the lack of observable market transactions. The fair value of these securities have declined due to the fact that subsequent offerings of similar securities pay a higher market rate of return. This higher rate of return reflects the increased credit and liquidity risks in the marketplace.

When the structured pooled trust preferred securities were purchased, they were considered to be investment grade based on ratings assigned by Moody’s. As a result of liquidity disruptions within the credit markets and the generally distressed conditions within the financial services industry, Moody’s has downgraded the rating of these securities since they were purchased by the Corporation. As of December 31, 2008, the Corporation held four structured pooled trust preferred securities rated Baa2 by Moody’s having an amortized cost of $6,090 and fair value of $2,655, as well as one structured pooled trust preferred security rated Aa2 by Moody’s having an amortized cost of $990 and fair value of $425.

Except as described in Note 3 to the consolidated financial statements, based on management’s evaluation of the structured pooled trust preferred securities, the present value of the projected cash flows is sufficient for full re-payment of the amortized cost of the securities and, therefore it is believed the decline in fair value is temporary due to current market conditions. However, without recovery of these securities, other-than-temporary impairments may occur in future periods.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  40

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

LOANS

The Corporation’s loan volume was strong throughout 2008. Our lending is focused in the west central and northwest Pennsylvania markets and consists principally of commercial and retail lending, which includes single family residential mortgages and other consumer loans.

At December 31, 2008, the Corporation had $671.6 million in loans outstanding, net of unearned discount, an increase of $71.9 million (or 12.0%) since December 31, 2007. As detailed in the following table, the increase was primarily the result of three factors. First was increasing demand for our commercial and residential mortgage products. The Corporation views commercial lending as its competitive advantage and continues to focus on this area by hiring and retaining experienced loan officers and supporting them with quality credit analysis. In addition, the Corporation grew its Private Banking division in its CNB and ERIEBANK franchises which services high net worth individuals and was the primary reason for the growth in residential mortgages of $33.6 million or 19.0%. Finally, the growth of our consumer discount loan and finance company, Holiday Financial Services Corporation, was the primary reason for the growth in consumer loans of $10.3 million or 23.4% since December 31, 2007.

The Corporation expects moderately increasing loan demand throughout 2009 primarily as a result of the continued growth of our ERIEBANK division.

Total loans, net of unearned, at December 31, 2008 and 2007 are summarized as follows ($ in thousands):

	2008	2007
Commercial, Industrial and Agricultural	$228,000	$218,839
Residential Mortgage	210,080	176,470
Commercial Mortgage	179,420	160,585
Consumer	54,056	43,794

	$671,556	$599,688

LOAN CONCENTRATION

The Corporation monitors loan concentrations by individual industries in order to track potential risk exposures resulting from industry related downturns. At December 31, 2008, no concentration exists within our commercial or real estate loan portfolio that exceeds 10% of the total loans.

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

The following table sets forth information concerning loan delinquency and other non-performing assets ($ in thousands):

at December 31,	2008	2007	2006
Nonperforming assets:
Non-accrual loans	$3,046	$1,979	$1,619
Accrual loans greater than 89 days past due	533	395	128

Total nonperforming loans	3,579	2,374	1,747
Other real estate owned	671	516	181

Total nonperforming assets	$4,250	$2,890	$1,928

Total loans, net of unearned income	$671,556	$599,688	$547,020
Nonperforming loans as a percent of loans, net	0.53%	0.40%	0.32%
Total assets	$1,016,518	$858,700	$780,850
Nonperforming assets as a percent of total assets	0.42%	0.34%	0.25%

41  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Management continues to closely monitor nonperforming loans. Although the ratio of nonperforming loans to total net loans increased from 0.40% in 2007 to 0.53% in 2008, management does not believe the increase to be a result of deterioration in underwriting or credit analysis processes, but more a result of overall economic conditions regionally as well as nationally. The Corporation’s nonperforming loans to total loans ratio continues to be favorable compared to peer institutions.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established by provisions for losses in the loan portfolio as well as overdrafts in deposit accounts. These provisions are charged against current income. Loans and overdrafts deemed not collectible are charged-off against the allowance while any subsequent collections are recorded as recoveries and increase the allowance.

The table below shows activity within the allowance account over the past three years:

Allowance for Loan Losses

($’s in thousands)	Years Ended December 31,
	2008	2007	2006

Balance at beginning of Period	$6,773	$6,086	$5,603
Charge-offs:
Commercial, financial, and agricultural	33	39	–
Commercial mortgages	178	28	144
Residential mortgages	330	180	203
Consumer	1,169	417	472
Overdraft deposit accounts	334	346	272

	2,044	1,010	1,091
Recoveries:
Commercial, financial, and agricultural	2	–	3
Commercial mortgages	–	–	3
Residential mortgages	6	12	4
Consumer	84	91	100
Overdraft deposit accounts	111	82	93

	203	185	203

Net charge-offs:	(1,841)	(825)	(888)

Provision for loan losses	3,787	1,512	1,371

Balance at end-of-period	$8,719	$6,773	$6,086

Loans, net of unearned	$671,556	$599,688	$547,020

Allowance to net loans	1.30%	1.13%	1.11%

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

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  42

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

The methodology described above was created using the experience of our credit administrator, guidance from the regulatory agencies, expertise of our loan review partner, and discussions with our peers. The resulting factors are applied to the pool balances in order to estimate the inherent risk of loss within each pool. The results of these procedures are listed in the following chart:

Allocation of the Allowance for Loan Losses

Balance at end of period	2008	2007

Commercial mortgages	$2,836	$1,915
Commercial, financial, and agricultural	2,660	2,253
Installment	1,589	1,196
Residential mortgages	1,273	1,012
Credit cards	82	91
Overdraft deposit accounts	279	306

Total	$8,719	$6,773

As noted in the Loan Quality section of this analysis, both the level of nonperforming loans and nonperforming assets have increased since December 31, 2007. As a result, over the same time period, the allowance for loan losses as a percentage of net loans increased by seventeen basis points from 1.13% at December 31, 2007 to 1.30% at December 31, 2008.

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

During the year ended December 31, 2008 the Corporation increased its provision for loan losses and allowance as compared to the same period in 2007. This increase was a result of increases in net charge-offs specifically in the consumer discount area, as well as growth in loans outstanding and nonperforming loans from December 31, 2007 to December 31, 2008. Due to the continued growth of Holiday Financial Services, the Corporation has begun to grow a more significant portfolio of consumer finance and discount loans with different risk characteristics than its consumer loan portfolio in its banking subsidiary. Holiday originates small balance unsecured loans and secured loans, primarily collateralized by automobiles and equipment, to borrowers with higher credit risk characteristics than are typical in its bank consumer loan portfolio. Although such loans only represent 2.8% of the Corporation’s total outstanding loans at December 31, 2008, the growth in this higher credit risk portfolio was considered, resulting in increases to our provision and allowance for the year ended December 31, 2008.

Nonperforming loans and net charge-offs have increased during 2008, primarily as a result of the effect of rising costs and the overall challenging economic environment on certain borrowers. Based on the methodology described above, management believes that the charges to the provision are reasonable for the periods presented and allowance for loan losses are reasonable and adequate to absorb probable incurred losses in its portfolio at December 31, 2008.

PREMISES AND EQUIPMENT

Premises and equipment increased $3.8 million (or 19.2%) since December 31, 2007. This increase is primarily the result of growth initiatives with the Corporation’s ERIEBANK division. As mentioned in the General Overview section of the analysis, the Corporation built and opened two new ERIEBANK stores during 2008. The new Holiday office opened in 2008 is a leased location and did not factor significantly into the increase in premises and equipment.

43  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

BANK OWNED LIFE INSURANCE

During 2003 and prior years, the Corporation purchased $12.0 million of Bank Owned Life Insurance (BOLI). The policies cover executive officers and a select group of other employees with the Bank being named as beneficiary. Earnings from the BOLI assist the Corporation in offsetting its benefit costs.

FUNDING SOURCES

Although the Corporation considers short-term borrowings and long term debt when evaluating funding sources, traditional deposits continue to be the main focus for funding. As noted in the table below, traditional deposits increased 23.6% during 2008 primarily as a result of growth in our interest bearing demand deposits and savings accounts.

($ in thousands)	% Change 2008 vs. 2007	2008	2007	2006

Checking, Non-Interest Bearing	7.7%	$97,999	$90,994	$82,574
Checking, Interest Bearing	37.6%	235,611	171,216	140,490
Savings Accounts	152.8%	137,344	54,339	52,352
Certificates of Deposit	0.3%	343,642	342,608	355,906

	23.6%	$814,596	$659,157	$631,322

During 2008, the Corporation introduced a new checking product with an extremely competitive rate in its CNB Bank and ERIEBANK markets which contributed to the growth in interest bearing demand deposits. In addition, the Corporation experienced approximately $43 million in growth of its prime money sweep product as a result of new and expanded business relationships. Savings account deposit growth has occurred primarily as a result of the Corporation’s expansion of customer relationships in its Erie and Warren, Pennsylvania market areas.

Periodically, the Corporation utilizes term borrowings from the Federal Home Loan Bank (FHLB) and other lenders to meet funding obligations or match fund certain loan assets. The terms of these borrowings are detailed at Note 11 to the consolidated financial statements. During 2008, the Corporation entered into two term borrowings with the FHLB. The first borrowing was $700,000 at a fixed rate of 4.72%, with quarterly interest only payments until maturity in July 2023. The second borrowing was $2,800,000 at a fixed rate of 4.31%, with monthly principal and interest payments and a balloon payment due at maturity in September 2023.

During the third quarter of 2008, the Corporation drew $5 million on an available line of credit with an unaffiliated institution. Monthly interest payments are required at a rate of 1 month LIBOR plus 1.80%. In addition, in order to fund continued loan growth. Holiday Financial Services Corporation expanded its available borrowings on a line of credit from an unaffiliated financial institution from $5 million at December 31, 2007 to $10 million at December 31, 2008. Management plans to maintain access to short and long-term borrowings as an available funding source when deemed appropriate.

On August 1, 2008, the Corporation entered into an interest rate swap agreement with PNC Bank, N.A. in connection with its subordinated debentures. The agreement has the effect of converting the variable interest rate on $10 million of the outstanding balance to a fixed rate of 5.84% beginning with the interest rate reset date on September 15, 2008. The interest rate swap is considered a derivative financial instrument, and the Corporation has elected cash flow hedge accounting under FASB Statement No. 133, as amended. As a result, to the extent that the interest rate hedge is effective, any changes in fair value of the agreement will be reported as a component of shareholders’ equity.

SHAREHOLDERS’ EQUITY

The Corporation’s capital continues to provide a base for profitable growth. Total shareholders’ equity was $62.5 million at December 31, 2008 compared to $69.3 million at December 31, 2007, a decrease of $6.8 million. This decrease was primarily the result of the decline in fair value of the Corporation’s investment portfolio, and an unrealized loss on the Corporation’s interest rate swap. Dividends during the year were slightly more than the Corporation’s net income which contributed to the decline in shareholders’ equity.

The Corporation has complied with the standards of capital adequacy mandated by the banking industry. Bank regulators have established “risk-based” capital requirements designed to measure capital adequacy. Risk-based capital ratios reflect the relative risks of various assets banks hold in their portfolios. A weight category of either 0% (lowest risk assets), 20%, 50%, or 100% (highest risk assets), is assigned to each asset on the balance sheet. The Corporation’s total risk-based capital ratio of 12.00% as of December 31, 2008 is well above the minimum standard of 8%. The Tier 1 capital ratio of 10.80% also is above the regulatory minimum of 4%. The leverage ratio, 8.40%, was also above the minimum standard of 4%. The Bank’s total risk-based capital ratio of 11.06% as of December 31, 2008 is well above the minimum standard of 8%. The Bank’s Tier 1 capital ratio of 9.95% also is above the regulatory minimum of 4%. The Bank’s leverage ratio, 7.15%, was also above the minimum standard of 4%. The ratios provide quantitative data demonstrating the strength and future opportunities for use of the Corporation’s capital base. An evaluation of risk-based capital ratios and the capital position of the Corporation is a part of its budgeting and strategic planning process.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  44

LIQUIDITY

Liquidity measures an organizations’ ability to meet cash obligations as they come due. The Consolidated Statements of Cash Flows presented on page 7 of the accompanying financial statements provide analysis of the Corporation’s cash and cash equivalents and the sources and uses of cash. Additionally, the portion of the loan portfolio that matures within one year and maturities within one year in the investment portfolio are considered part of the liquid assets. Liquidity is monitored by the ALCO which establishes and monitors ranges of acceptable liquidity. Also, the Bank is a member of FHLB which provides the Bank with a total borrowing line of approximately $252 million with only $82 million outstanding at year end 2008. Management feels the Corporation’s current liquidity position is acceptable.

YEAR ENDED DECEMBER 31, 2008

OVERVIEW OF THE INCOME STATEMENT

The Corporation had net income of $5.2 million for 2008 compared to $9.1 million for 2007. The decrease in net income is attributable to losses on other-than-temporarily impaired securities, as well as realized and unrealized losses on securities for which fair value was elected. The earnings per diluted share decreased from $1.05 in 2007 to $0.61 in 2008. The return on assets and the return on equity for 2008 are 0.55% and 7.88% as compared to 1.12% and 12.82% for 2007.

INTEREST INCOME AND EXPENSE

Net interest income totaled $36.6 million in 2008, an increase of $5.6 million (or 18.0%) over 2007. Total interest and dividend income increased by $3.3 million (or 6.0%) as compared to 2007 as a result of growth in average earning assets. Total interest expense decreased $2.3 million (or 10.2%) as compared to 2007, primarily as a result of decreases in short-term interest rates initiated by the Federal Reserve in the latter part of 2007 and continuing through 2008. The Corporation’s average earning assets have grown by $110.5 million since December 31, 2007 while the yield has decreased by 60 basis points from 7.32% to 6.72%. The growth in average earning assets more than offset the decline in yield. Meanwhile, the cost of interest bearing liabilities decreased by 87 basis points which more than offset the increase in average interest bearing liabilities of $125.5 million.

PROVISION FOR LOAN LOSSES

The Corporation recorded a provision for loan losses of $3.8 million in 2008 compared to $1.5 million in 2007. As discussed in more detail in the Allowance for Loan Losses section of this analysis, the Corporation has experienced an increased level of charge-offs over the prior year even though net charge-offs as a percentage of average loans remains at a modest level in comparison to our peer group. However, because of the increase in net charge-offs and the increasing level of nonperforming loans, as well as management’s detailed evaluation of problem loans, criticized assets, and the overall effects of the economy in our markets, an increase in the provision was deemed necessary. Management believes the charges to the provision in the current year are appropriate and the allowance for loan losses is adequate to absorb probable incurred losses in our portfolio as of December 31, 2008.

NON-INTEREST INCOME

Other income decreased $5.7 million from $8.2 million in 2007 to $2.5 million in 2008. During 2008, the Corporation realized an other-than-temporary impairment charge of $1.96 million in connection with its holding of a subordinated corporate bond issued by Lehman Brothers Holdings and an impairment charge of $2.0 million in connection with its holding of a structured pooled trust preferred security. In addition, a substantial portion of the decrease is a result of the Corporation’s adoption of FASB Statement No. 159 for its equity portfolio as of January 1, 2008, which resulted in a pretax charge of $2.5 million for net unrealized losses and $0.6 million in realized losses on securities for which fair value was elected during the year ended December 31, 2008.

Excluding the effects of securities transactions, the Corporation’s other income increased $821 thousand (or 9.6%) in 2008 as a result of positive trends in other non interest income line items such as wealth management fees and service charges on deposits. However, the most significant increase occurred in the other service charges and fees line item which increased by $360 thousand as a result of growth in insurance commissions generated by Holiday Financial Services.

NON-INTEREST EXPENSE

Non-interest expense increased by 14.0% to $28.8 million in 2008 compared to $25.3 million in 2007. The majority (approximately 61%) of the increase was a result of the Corporation’s increasing costs for salaries, benefits, and occupancy related costs. Like many growing entities, the Corporation is faced with increasing employee related costs in order to support its growth. As of December 31, 2008, the Corporation had 286 full-time equivalent employees, compared to 272 full time equivalent employees at December 31, 2007, an increase of 5.1%. In addition, data processing expenses increased by $378 thousand (18.2%) as a result of the new ERIEBANK branches that were opened in 2008, as well as additional services that have been purchased from the Corporation’s core computer processor. In addition, the Corporation’s insurance premiums paid to the Federal Deposit Insurance Corporation (“FDIC”), included in the insurance expense line item, increased by $390 thousand as a result of the growth in the Corporation’s deposit base, increases in premium rates, and utilization of credits

45  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

which offset FDIC insurance premiums through early 2008. FDIC insurance premiums will be significantly higher in 2009 as a result of general increases in assessments as well as a special assessment of 20 basis points on all banks to restore the FDIC’s Deposit Insurance Fund to an acceptable level.

As mentioned in the General Overview section of this analysis, the Corporation is continuing the process of expanding its ERIEBANK division and will continue to grow its consumer finance loan subsidiary, Holiday Financial Services Corporation. Occupancy costs such as depreciation, maintenance, and utilities have increased with the completion of four ERIEBANK stores and the lease of four new Holiday locations in 2008 and 2007. Beginning in the latter part of 2008, management began conducting an extensive cost control study with savings expected to be realized in 2009 and subsequent years. As a result of this ongoing evaluation, the Corporation will strive to manage expenses while recognizing some, such as increasing costs for salaries, occupancy, outside services and technology, are the result of continued growth.

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

PROVISION FOR LOAN LOSSES

The Corporation recorded a provision for loan losses of $1.5 million in 2007 compared to $1.4 million during 2006, primarily a result of continued loan growth.

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

NON-INTEREST EXPENSE

Non-interest expense increased by 14.3% to $25.3 million in 2007 compared to $22.1 million in 2006. The majority (approximately 81%) of the increase was a result of the Corporation’s increasing costs for salaries, benefits, and occupancy related expenditures. Like many growing entities, the Corporation is faced with increasing employee related costs in order to support its growth. Although the average cost per FTE (full-time equivalent) has increased in line with industry standards, the total FTE’s have increased by 16 from 256 at December 31, 2006 to 272 at December 31, 2007.

INCOME TAX EXPENSE

Income taxes were $1.3 million in 2008 compared to $3.3 million in 2007 and $3.4 million in 2006. The effective tax rates were 19.5%, 26.4%, and 25.8%, for 2008, 2007 and 2006, respectively. The effective tax rate for the periods differed from the federal statutory rate of 35.0% principally as a result of tax exempt income from securities and loans as well as earnings from bank owned life insurance. The decrease in the effective tax rate is attributable to a higher percentage of tax-exempt income compared to pre-tax income, reducing the Corporation’s effective tax rate for 2008.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  46

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

STATIC GAP: Gap analysis is intended to provide an approximation of projected repricing of assets and liabilities at a point in time on the basis of stated maturities, prepayments, and scheduled interest rate adjustments within selected time intervals. A gap is defined as the difference between the principal amount of assets and liabilities which reprice within those time intervals. The cumulative one year gap at December 31, 2008 was 1.42% of total earning assets compared to policy guidelines of plus or minus 15.0%. The ratio was 1.38% at December 31, 2007.

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

The following table below summarizes the information from the interest rate risk measures reflecting rate sensitive assets to rate sensitive liabilities at December 31, 2008 and 2007:

	2008	2007

Static 1-Yr. Cumulative Gap	1.42%	1.38%
Earnings Simulation
- 200 bps vs. Stable Rate	6.28%	6.55%
+200 bps vs. Stable Rate	(10.59%)	(2.65%)

The interest rate sensitivity position at December 31, 2008 was asset sensitive in the short-term. Management measures the potential impact of significant changes in interest rates on both earnings and equity. By the use of computer generated models, the potential impact of these changes has been determined to be acceptable with modest effects on net income and equity given an interest rate shock of an increase or decrease in rates of 2.0%. We continue to monitor the interest rate sensitivity through the ALCO and use the data to make strategic decisions.

47  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The Corporation has various financial obligations, including contractual obligations and commitments, that may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2008, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

		Payments Due In
(In thousands)	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity		$470,953	$—	$—	$—	$470,953
Certificates of deposits	10	79,255	206,041	53,680	4,667	343,643
Treasury, tax and loan borrowings	11	719	—	—	—	719
FHLB and other borrowings	11	19,591	4,694	30,212	52,981	107,478
Operating leases	7	294	508	357	1,645	2,804
Subordinated debentures	11	—	—	—	20,620	20,620

The Corporation’s operating lease obligations represent short and long-term lease and rental payments for facilities.

The Corporation also has obligations under its postretirement plan for health care and supplemental executive retirement plan as described in Note 14 to the consolidated financial statements. The postretirement benefit payments represent actuarially determined future benefit payments to eligible plan participants. The supplemental executive retirement plan allocates expenses over the participant’s service period. The Corporation reserves the right to terminate these plans at any time.

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon. Further discussion of these commitments is included in Note 19 to the consolidated financial statements.

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

The most significant accounting policies used by the Corporation are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the determination of the allowance for loan losses and fair value of securities to be critical accounting policies.

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

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  48

Corporate Officers, CNB Financial Corporation

William F. Falger

President & Chief Executive Officer

Joseph B. Bower, Jr.

Secretary

Charles R. Guarino

Treasurer & Principal Financial Officer

Executive Officers, CNB Bank

William F. Falger	Charles R. Guarino
President & Chief Executive	Vice President & Chief Financial
Officer	Officer

Joseph B. Bower, Jr.	Richard L. Sloppy
Executive Vice President & Chief	Executive Vice President & Chief
Operating Officer	Lending Officer

Mark D. Breakey
Executive Vice President & Chief
Credit Officer

Board of Directors
CNB Financial Corporation and CNB Bank

Dennis L. Merrey

Chairman of the Board

Retired, Formerly President,

Clearfield Powdered Metals, Inc.

(Manufacturer)

Joseph B. Bower, Jr.

Secretary, CNB Financial

Corporation;

Executive Vice President, and

Chief Operating Officer, CNB

Bank

Robert E. Brown

Vice President, E. M. Brown, Inc.

(Reclamation, Auto Dealer and

Concrete Supplier)

William F. Falger

President and Chief Executive

Officer, CNB Financial

Corporation;

President and Chief Executive

Officer, CNB Bank

Michael F. Lezzer

President, Lezzer Holdings, Inc.

(Lumber and Building Supplies

Retailer)

Robert W. Montler

President & Chief Executive

Officer, Lee Industries and

Keystone Process Equipment

(Manufacturers)

William C. Polacek

President & Chief Executive

Officer, Johnstown Welding &

Fabrication Industries

(Manufacturer)

Deborah Dick Pontzer

Economic Development and

Workforce Specialist, Office of

Congressman Glenn Thompson

Jeffrey S. Powell

President, J.J. Powell, Inc.

(Petroleum Distributor)

Charles H. Reams

President, C.H. Reams &

Associates, Inc. (Insurance)

James B. Ryan

Retired, Formerly Vice President

of Sales, Marketing, Windfall

Products, Inc. (Manufacturer)

Peter F. Smith

Attorney at Law

DIRECTOR EMERITUS

L. E. Soult, Jr.

49  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

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

Leanne D. Kassab

Assistant Vice President/Marketing

Susan M. Warrick

Assistant Vice President/Operations

Brian W. Wingard

Assistant Vice President/Controller

Carol J. Cossick

Assistant Controller

Thomas W. Grice

Network Administration Officer

Shannon L. Irwin

Human Resources Officer

Paul A. McDermott

Banking Officer, Community Banking, Clearfield

Francine M. Papa

Community Office Manager, Ridgway Office

Larry A. Putt

Banking Officer, Community Banking, Clearfield

Mary Ann Roney

Banking Officer, Bradford

Douglas M. Shaffer

Community Office Manager, Punxsutawney Office

Susan B. Kurtz

Customer Service Officer

Dennis J. Sloppy

Information Systems Officer

Carolyn B. Smeal

Operations Officer

BJ Sterndale

Training Officer

Brenda L. Terry

Banking Officer

Susan J. Shimmel

Community Office Manager, Old Town Road Office, Clearfield

Theresa L. Swanson

Banking Officer, Warren

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

Vice President, Commercial Banking,

Warren

Joseph H. Yaros

Vice President, Commercial Banking Bradford

David W. Ogden

Vice President, Credit Administration

Christopher L. Stott

Vice President, Mortgage Lending

Michael C. Sutika

Vice President, Commercial Banking

Gregory M. Dixon

Assistant Vice President/Credit Administration

Richard L. Bannon Credit Administration Officer Jennifer L. Mowery Staff Commercial Lender Johnstown Steven C. Tunall Commercial Banking, Kane

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  50

Trust & Asset Management Services		Wealth Management Services

Calvin R. Thomas, Jr. Vice President, Trust Officer Jane M. Gnan Assistant Trust Officer	Glenn R. Pentz Trust Officer	Craig C. Ball Vice President, Wealth Management	Natalie R. Barnett Financial Consultant, Wealth Management

ERIEBANK, a Division of CNB Bank
David J. Zimmer President Donald W. Damon Senior Vice President Steven M. Cappellino Senior Vice President, Meadville Office William L. DeLuca, Jr. Senior Vice President	Scott O. Calhoun Vice President John M. Schulze Vice President William J. Vitron, Jr. Vice President, Wealth Management Kelly S. Buck Community Office Manager, Downtown Office

Carla M. LaBoda

Community Office Manager, Asbury Office

Heidi E. Bemiss

Community Office Manager, Harborcreek Office

Abby L. Mouyard

Community Office Manager, Main Office

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

Thomas Kennedy

President, Professional Development Associates, Inc. (Real estate developer)

Charles H. Reams

President, C. H. Reams & Associates, Inc. (Insurance)

James E. Spoden

Esquire, MacDonald Illig Jones & Britton, LLP (Law office)

Holiday Financial Services Corporation, a Subsidiary of CNB Financial Corporation

Board of Directors & Corporate Officers Joseph B. Bower, Jr. Director & President Charles R. Guarino Director & Treasurer Richard L. Greslick, Jr. Director & Secretary	Administrative Services Joseph P. Strouse Vice President Jonathan L. Holler Assistant Vice President

CNB Securities Corporation, a Subsidiary of CNB Financial Corporation, Wilmington, DE

Board of Directors Brian W. Wingard Glenn R. Pentz Donald R. McLamb, Jr. Wilmington Trust SP Services, Inc.	Corporate Officers Richard L. Greslick, Jr. President Donald R. McLamb, Jr. Treasurer, Wilmington Trust SP Services, Inc.	Elizabeth F. Bothner Secretary, Wilmington Trust SP Services, Inc.

51  |  CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 21, 2009 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

Corporate Address

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Stock Transfer Agent & Registrar

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

(908) 497-2300

Form 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

Quarterly Share Data

For information regarding the Corporation’s quarterly share data, please refer to page 35 in the 2008 Annual Report Financial Section.

Market Makers

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Boenning & Scattergood, Inc. 1700 Market Street, Ste 1420 Philadelphia, PA 19103 (800) 842-8928	Janney Montgomery Scott 484 Jeffers Street DuBois, PA 15801 (800) 238-0067

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

CNB Bank

A subsidiary of CNB Financial Corporation, CNB is a regional independent community bank in North Central Pennsylvania with approximately 303 employees who make customer service more responsive and reliable. For over 140 years, the Bank has strived to be more customer-driven than its competitors thus building long-term customer relationships by being reliable and competitively priced.

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

ERIEBANK

Headquartered in Erie, Pennsylvania, ERIEBANK is a division of CNB Bank. Presently, there are four full service locations which house its commercial, retail and Private Banking divisions. In addition, ERIEBANK currently operates a loan production office in Meadville, Pennsylvania with future plans to expand this location to a full service office.

Holiday Financial Services

Another subsidiary of CNB Financial Corporation, Holiday Financial Services, a consumer loan company, currently has eight conveniently located offices in Bellefonte, Bradford, Clearfield, Erie, Hollidaysburg, Northern Cambria, Ridgway and Sidman, Pennsylvania.

The common stock of the Corporation trades on the NASDAQ National Market under the symbol CCNE.

CNB FINANCIAL CORPORATION & SUBSIDIARIES  |  ANNUAL REPORT 2008  |  52

CNB Financial Corporation
1 South Second Street
P.O. Box 42
Clearfield, PA 16830
800-492-3221
www.bankcnb.com